Form 10-K405/A, Exhibit 13
period 1997-06-30
CASCADE FINANCIAL CORP
filed 1997-10-10
CIK 928911

                                         1997












                                    ANNUAL REPORT

[Logo]

[Logo]

                                  TABLE OF CONTENTS



              Message to Stockholders. . . . . . . . . . . . . . . . . .    2

              Five-Year Financial Highlights . . . . . . . . . . . . . .    3

              Business Strategy. . . . . . . . . . . . . . . . . . . . .    4

              Financial Condition and Results of Operations. . . . . . .    5

              Comparison of Operating Results. . . . . . . . . . . . . .    6

              Common Stock Information . . . . . . . . . . . . . . . . .    8

              Independent Auditors' Report . . . . . . . . . . . . . . .    9

              Corporate Information . . . . . . . . . . . . Inside Back Cover




                                  BOARD OF DIRECTORS

Frank M. McCord (1)
CHAIRMAN OF THE BOARD, CHIEF EXECUTIVE OFFICER

David W. Duce (3)
VICE CHAIRMAN, ATTORNEY, DUCE & BASTIAN

C. Fredrick Safstrom (1)
PRESIDENT, CHIEF OPERATING OFFICER

Robert G. Disotell
EXECUTIVE VICE PRESIDENT

Dennis R. Murphy, Ph.D. (2)
DEAN AND PROFESSOR OF ECONOMICS, WESTERN WASHINGTON UNIVERSITY

Joan M. Earl (2)
DEPUTY COUNTY EXECUTIVE, SNOHOMISH COUNTY

Gary L. Meisner (2)
PRESIDENT, CLEARVIEW MANAGEMENT, INC.

G. Brandt Westover (1)
VICE PRESIDENT, PAINE WEBBER, INC.

Ronald E.Thompson (1)
PRESIDENT, WRE COMMERCIAL & PROPERTY MANAGEMENT

Paull H. Shin, Ph.D. (3)
PROFESSOR OF HISTORY, SHORELINE COMMUNITY COLLEGE

Dwayne Lane (3)
PRESIDENT, DWAYNE LANE AUTO CENTERS

Henry M. Robinett (2)
VICE PRESIDENT, BOYDEN REALTY

David R. O'Connor (1)
CO-OWNER, MOBILE COUNTRY CLUB

(1) MEMBER OF THE EXECUTIVE COMMITTEE.
(2) MEMBER OF THE AUDIT AND FINANCE COMMITTEE.
(3) MEMBER OF THE PERSONNEL AND COMPENSATION COMMITTEE.

                           CASCADE BANK EXECUTIVE OFFICERS

Frank M. McCord
CHAIRMAN, CHIEF EXECUTIVE OFFICER

C. Fredrick Safstrom
PRESIDENT, CHIEF OPERATING OFFICER

J. Wesley Cochran
EXECUTIVE VICE PRESIDENT, BRANCH BANKING

Robert G. Disotell
EXECUTIVE VICE PRESIDENT, RETAIL LENDING

Steven R. Erickson
EXECUTIVE VICE PRESIDENT, INCOME PROPERTY AND CONSTRUCTION LENDING

David R. Little
EXECUTIVE VICE PRESIDENT, BUSINESS BANKING

James J. Palm
EXECUTIVE VICE PRESIDENT, WHOLESALE LENDING

Russell E. Rosendal
EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND SECRETARY/TREASURER

Vera E. Wildauer
SENIOR VICE PRESIDENT, MARKETING DIRECTOR

TO OUR STOCKHOLDERS, EMPLOYEES, AND CUSTOMERS:

This last year has been a very exciting one for our company. We made many changes to enhance stockholder value for the long term. And, in the coming months you will begin to see the results of these efforts as Cascade expands into a full service community bank.

Our merger with American First National Bank was completed in July 1997. While Cascade's balance sheet already grew by 10% during the year ended June 30, 1997, this merger increases the Bank's assets by an additional 19%. These two companies blend very complementary strengths - serving to build a powerful enterprise for customers, stockholders, and employees. American First National Bank specialized in commercial and consumer lending, while Cascade's historical strength is in mortgage lending. Together, we can offer a broader range of community banking services through more branch locations in Snohomish County.

Our strategy for the coming year will be to focus on these new products and services, with a special emphasis on serving the small business market. This will provide a higher rate of return while diversifying our loan portfolio.

For the second consecutive year, Cascade's checking accounts have received national recognition as being the best in our market place. In their May issue, MONEY MAGAZINE named Cascade Bank's Free Checking of the best values in the Puget Sound Region. And with recent additions of services like Visa-Registered Trademark- CheckCard and our 24-hour TellerPhone, Cascade is well-positioned to serve the banking needs of today's busy consumers.

The local Puget Sound economy continued its growth and our loan demand has been strong. Good quality, higher yielding loans have been added to our loan portfolio. During the year, the Bank's loan portfolio grew by 28% as many lower earning investments were replaced with higher earning loan products. These loans include a wide array of products, ranging from residential and consumer loans to those oriented to the business market. Because most of these loans have adjustable rates, our exposure to interest fluctuations has been reduced.

In 1996, Congress enacted legislation that resulted in comparable FDIC insurance premiums for the entire banking industry. As a result, Cascade recorded a charge of $1.2 million before taxes for the recapitalization of the Savings Association Insurance Fund (SAIF). The long term effect of this legislation, however, will be to increase Cascade's annual net earnings by at least $300,000.

Finally, we were especially pleased to declare our fifth consecutive 25% stock dividend during this past year.

We appreciate the commitment of our employees during the past year and believe our team is well qualified to provide outstanding customer service and improve shareholder value.

We are continually grateful for the support of our stockholders, directors, employees, and customers. Your referrals of new customers are extremely important and greatly appreciated. We look forward to an exciting year ahead and invite you to call us with your comments and suggestions.


[Picture]   Sincerely,                   [Picture]
            /s/ Frank M. McCord                          /s/ Fred Safstrom
            Frank M. McCord                              Fred Safstrom
            Chairman and Chief                           President and Chief
            Executive Officer                            Operating Officer
                                                                               2


FIVE-YEAR FINANCIAL HIGHLIGHTS
              DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS (UNAUDITED)

              June 30,                                                   1993          1994         1995       1996          1997

              AT YEAR END
              --------------------------------------------------------------------------------------------------------------------
              Assets                                                   $222,421      258,049     310,943      334,431     368,126

              Loans                                                     156,960      183,839     216,609      233,612     305,820

              Cash and securities                                        23,127       65,794      83,484       90,635      51,309

              Deposits                                                  166,143      181,131     199,938      218,063     244,795

              Stockholders' equity                                       14,367       16,369      19,282       20,810      22,558


              FOR THE YEAR
              --------------------------------------------------------------------------------------------------------------------
              Interest income                                            14,333       16,545      23,378       24,776      26,315

              Interest expense                                            9,329        9,142      13,933       16,563      17,388

              Net interest income                                         5,004        7,403       9,445        8,213       8,927

              Provision for (recovery of) loan losses                       100          495       (335)           --          --

              Net interest income after provision
              for loan losses                                             4,904        6,908       9,780        8,213       8,927

              Other income                                                6,411        5,135       2,478        2,226       1,410

              Other expense                                               8,975        9,006       7,879        7,004       8,512**

              Income before Federal income taxes                          2,340        3,037       4,379        3,435       1,825

              Federal income taxes                                          802        1,033       1,489        1,167         621

              Net income                                                  1,538        2,004       2,890        2,268       1,204**

              Per share earnings (primary)                                  .58          .73        1.03          .80         .42

              Weighted average number of shares
              outstanding (primary)                                   2,633,904    2,748,148   2,818,286    2,846,970   2,869,167


              FINANCIAL RATIOS
              --------------------------------------------------------------------------------------------------------------------
              Return on average assets                                     .77%          .85         .98          .71         .58

              Return on average equity                                    12.05        12.98       15.75        11.31        9.45

              Net interest margin                                          2.81         3.31        3.32*        2.68        2.63

              Allowance for loan losses to net loans                       1.93         1.86        1.36         1.29         .95

              Nonperforming assets to total assets                         3.80         2.66         .11          .34         .41


             * MARGIN FOR 1995 INCLUDES RECOVERY OF $2.1 MILLION OF DELINQUENT
               INTEREST. MARGIN WITHOUT THIS RECOVERY IS 2.59%
            ** INCLUDES THE ONETIME SAIF RECAPITALIZATION CHARGE OF $1.2
               MILLION. NET INCOME WITHOUT THIS CHARGE WAS $2.0 MILLION.

BUSINESS STRATEGY

Our business strategy is designed to increase long-term shareholder value. The critical elements of this strategy include:

     - Providing world class service to customers

     - Expanding commercial banking for small and mid-sized businesses

     - Increasing branch office locations

     - Maintaining strong credit quality

     - Improving operating efficiency

     - Reducing our exposure to interest rate risk

We are currently increasing our portfolio of business, consumer, multifamily, and construction loans that have relatively high margins. This asset growth will be funded by increasing deposit relationships with businesses and individuals. Cascade Bank provides a full array of deposit products to serve the needs of businesses and individuals through branches, ATM's, the EXCHANGE-Registered Trademark-/ACCEL-Registered Trademark- point-of-sale system, Cascade's TELLERPHONE banking system, and other electronic banking channels.

CONSUMER BANKING

Our consumer banking strategy is based on growth through aggressive marketing and increasing the number of account relationships with each customer we serve. A high priority will be increasing the number of checking accounts since this is the most important relationship for many customers and a source of low-cost deposits.

(DOLLARS IN THOUSANDS)

Balances Outstanding at June 30,              1995          1996          1997

Deposits                                 $ 199,938       218,063       244,795

One-to-four family home loans              157,518       159,749       181,841

Home equity loans                            3,553         6,792        17,580

Consumer installment loans                      --           507         9,745


BUSINESS BANKING

Our merger with American First National Bank provided a team of experienced commercial bankers. Additional business bankers have also been recruited to service the business banking needs of the geographic areas we serve. We believe there is a great opportunity to attract many new clients who want personal service and products tailored to their needs.

Cascade provides loans to businesses, developers, builders, owners and investors of residential and commercial real estate properties in the Puget Sound region.

(DOLLARS IN THOUSANDS)

Balances Outstanding at June 30,              1995          1996          1997

Construction loans                       22,708        28,277        31,314

Multifamily loans                        27,169        37,540        57,655

Commercial real estate loans             16,770        14,739        25,250

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

REVIEW OF FINANCIAL CONDITION

Total assets increased to $368.1 million at June 30, 1997, a 10% increase over 1996. Total loans increased by $72.2 million to $305.8 million from $233.6 at June 30, 1996 and $183.8 million at June 30, 1995. Most of this increase was due to portfolio originations of nonconforming residential loans, multifamily loans, home equity loans and loans on commercial real estate. Cash and securities decreased to $51.3 million from $90.6 million in 1996 and $83.5 million in 1995. Proceeds from the decrease in cash and securities were used to fund the increase in loans.

Management's long-term strategy is to increase commercial, multifamily, construction, and consumer loan portfolios. In addition, the bank is now actively marketing commercial business products and additional consumer loan products. Management will focus on marketing and expanding these product lines in the coming year.

Deposits increased to $244.8 million at June 30, 1997 compared with $218.1 million in 1996 and $199.9 million in 1995. Management seeks to fund asset growth principally through retail deposits from local communities. The introduction of business deposit accounts will provide a low cost funding source for commercial lending products while providing a full range of products and services for new business customers.

ASSET QUALITY

At June 30, 1997, nonperforming loans remained low at $759,000 compared with $373,000 in 1996 and $597,000 in 1995. Loans classified as substandard decreased from $6.5 million at June 30, 1995 to $1.4 million in 1996 and increased slightly to $1.5 million at June 30, 1997.

At June 30, 1997, real estate owned totaled $750,000 compared with $747,000 at June 30, 1995 and $150,000 in 1994. One property amounted to $421,000 or 56% of the 1997 total.

ASSET AND LIABILITY MANAGEMENT

Cascade Financial Corporation's principal objective is to achieve long-term profitability while limiting exposure to fluctuations in interest rates. The Corporation monitors its interest rate risk using several methodologies, principally financial modeling. A well-matched balance sheet will not benefit as much from falling interest rates compared to one with a substantial negative gap, but will not suffer as much from rising interest rates. Management intends to reduce risk where appropriate but accept a degree of risk when warranted by economic circumstances and internal risk tolerance.

The Corporation's asset and liability management strategy has resulted in a negative one-year gap as a percent of total assets of 23% at June 30, 1997 and 14% at June 30, 1996. There are numerous estimates and assumptions that significantly influence this calculation. The near term earnings exposure to rate maturity gaps is evaluated in the context of certain upward and downward interest rate changes occurring ratably over a twelve month period. At June 30, 1997, a 200 basis point increase in rates would increase forecasted net interest income by approximately 1%.

The Board of Directors set targets for allowable changes in net interest income, and net portfolio value. Management actively manages the actual asset and liability maturities by holding adjustable rate and balloon loans and selling fixed rate loans. By adjusting the pricing on consumer deposits, differing deposit maturities can be obtained to lengthen or shorten the repricing time on liabilities. Cascade Bank can also borrow funds from the Federal Home Loan Bank of Seattle (the "FHLB-Seattle") for periods of up to twenty years. At various times, management uses instruments such as interest rate swaps, interest rate cap agreements, and forward sale commitments to reduce the negative effect that rising rates could have on net interest income, or to lower the cost of long-term liabilities. Management, in conjunction with the Board of Directors, has established conservative policies and guidelines for the use of these off-balance sheet tools.

COMPARISON OF OPERATING RESULTS

INTEREST INCOME

Total interest income increased to $26.3 million for the year ended June 30, 1997 compared to $24.8 million in 1996 and $23.4 million in 1995. The principal reason for these increases was the higher average earning asset balance of $339.1 million in 1997 compared to $306.8 million in 1996 and $284.1 million in 1995.

Interest on loans increased by $2.6 million in 1997 and $1.3 million in 1996 from $18.4 million in 1995. This is the result of an increased average portfolio balance of $267.8 million in 1997, compared to $227.3 million in 1996 and $198.6 million in 1995. The yield on loans declined in 1997 to 8.20% from 8.65% in 1996 due to decreases in general market interest rates and accelerated payoffs of construction loans. Interest on securities, FHLB stock and interest-bearing deposits decreased to $4.1 million in 1997 from $5.1 million in 1996 and $5.0 million in 1995 as these lower yielding investments were replaced by higher yielding loans.

INTEREST EXPENSE

Interest expense increased by $825,000 to $17.4 million for the year ended June 30, 1997 compared with $16.6 million for 1996, and $13.9 million in 1995. The increase in 1997 resulted from a $27.3 million increases in the average balances of deposits and borrowings. The average cost of all liabilities decreased to 5.49% in 1997, compared to 5.68% in 1996 and 5.20% in 1995. Interest expense on deposits increased by $699,000 to $12.1 million in 1997
compared to  $11.4 million in 1996 and $9.1 million in 1995.     Management has
sought to fund asset growth with deposits since such funds lead to long-term customer relationships.

HEDGING ACTIVITIES

The Corporation uses off-balance sheet instruments, including interest rate exchange agreements ("swaps"), interest rate cap agreements and forward sales to manage interest rate exposures. Swap and cap agreements are designated either against specific loan portfolios or against short-term deposits.

The Corporation's hedging activities increased interest expense by $13,000 in 1997 compared to decreases of $54,000 and $42,000 during the years ended June 30, 1996 and 1995, respectively. During 1997 and 1996, the Corporation entered into interest rate cap agreements with notional values totaling $10 million and $5 million, respectively. The swaps were designated against certain loan and money market accounts. If the three month Libor exceeds 6%, the net interest received would be recorded as an increase to interest income on loans. These hedging activities decreased interest income by $88,000 in 1997 and by $3,000 in 1996. At June 30, 1997 and 1996, $8.5 million and $5 million in interest rate cap agreements were outstanding.

NET INTEREST INCOME

Net interest income for the year ended June 30, 1997 increased by $714,000 to $8.9 million compared with $8.2 million in 1996 and $9.4 million in 1995. The decrease in 1997 and 1996 resulted from a $2.1 million interest recovery in 1995 that was partially offset by an increase of $29.4 million in average earning assets in 1997 as compared to 1996 and an increase of $22.6 million in average earning assets in 1996 as compared to 1995. The interest rate margin decreased five basis points to 2.63% in 1997.

PROVISIONS FOR LOAN LOSSES

The Corporation's loan portfolio maintained its high credit quality in 1997 and 1996, so there were no additional provisions for loan losses during 1997 and 1996. There was a recovery of $335,000 in 1995 upon the repayment of a $5.1 million delinquent loan.

At June 30, 1997, 1996 and 1995, the Corporation's loan loss allowance totaled $2.9 million, $2.9 million and $3.0 million, respectively and was 1.0%, 1.3% and 1.4% respectively, of net loans.

The Corporation continues to monitor and modify the allowance for loan losses as economic conditions dictate. Although the Corporation maintains the allowance at levels that it considers to be adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts.

OTHER INCOME

Other income decreased by $816,000 to $1.4 million in 1997 compared to 1996 and by $1.1 million as compared to 1995. The principal reasons for the decline in 1997 as compared to 1996 were decreases in gains on sale of loans held-for-sale and mortgage-backed securities held for trading of $750,000, decreases in gains on sale of securities available-for-sale of $326,000 and a $150,000 restitution recovery in 1996 that did not occur in 1997. These decreases were partially offset by an increase of $419,000 in service charges. The decrease in 1996 as compared to 1995 resulted from decreases of $350,000 in gains on sale of loans held for sale and mortgage backed securities held for trading, gains on the sale of mortgage servicing rights of $238,000 and a decrease of $474,000 in restitution recovery in 1996. The reduction in gains on sales of loans and the increase in service charges occurred as a result of the Bank's emphasis, during the year, on the origination of portfolio lending products that increased the Bank's net loan and servicing portfolio's and led to an increase in service charge income.

A Wholesale Lending department was opened during the year and will enable the bank to increase originations of salable loans and increase mortgage banking gains. With residential loan portfolios at higher levels, the Bank's retail loan operations will be able to devote more time to the origination of salable loans that will help the bank to generate mortgage banking gains and fees.

OTHER EXPENSES

Other expenses increased by $1.5 million to $8.5 million in 1997 as compared to $7.0 million in 1996 and by $633,000 as compared to $7.9 million in 1995. The SAIF special assessment of $1.2 million accounted for most of the increase as compared to both years, but was partially offset by a decrease in federal deposit insurance premiums of $226,000. Salaries and employee benefits, marketing and other expenses increased, as anticipated in 1997, due to increased staffing levels and the introduction of new product lines and services. Expense increases for marketing, technology and product delivery systems, focusing on productivity and revenue enhancement, are anticipated as the Bank further develops its delivery systems for the new products and services introduced in 1997.

LIQUIDITY AND CAPITAL RESOURCES

Cascade is required to maintain minimum levels of liquid assets as defined by OTS regulations. This requirement, which may be varied at the direction of the OTS depending upon economic conditions and deposit flows, is based upon a percentage of deposits and short-term borrowings. The required ratio is currently 5.0%. The Bank's liquidity ratio was 5.1%, 7.2% and 9.0% at June 30, 1997, 1996 and 1995, respectively.

The Bank's most liquid assets are cash and cash equivalents, which include investments in highly liquid, short-term investments. The levels of these assets are dependent on the Bank's operating, financing and investing activities during any given period. At June 30, 1997 and 1996, cash and cash equivalents totaled $8.5 million and $8.6 million, respectively. The Bank's principal sources of funds, exclusive of operating activities, include proceeds from principal payments on loans and mortgage-backed securities and proceeds from the sale of loans.

The Bank has other significant sources of liquidity including FHLB-Seattle advances, reverse repurchase agreements, and loan sales. If needed, the Bank has additional borrowing ability with the FHLB-Seattle of $110 million at June 30, 1997, as well as abilities to borrow from primary dealers of United States government securities through reverse repurchase agreements. Under these agreements, the Bank collateralizes the borrowings, generally with mortgage backed securities or other investment securities. These borrowings are for short time periods, generally no more than sixty days. The Bank will utilize a particular source of funds based on comparative total costs and availability.

At June 30, 1997 the Bank had outstanding commitments to originate loans of $27.4 million. The Bank anticipates that it will have sufficient funds available to meet its current commitments principally through sales in the secondary market. At that same date, certificates of deposit that are scheduled to mature in one year or less totaled $143.3 million. Management believes that a significant portion of such deposits will remain with the Bank.

The following table summarizes the capital requirements and the Bank's capital position at June 30, 1997:

(DOLLARS IN THOUSANDS)                                              Percent of
                                                             Amount     Assets

Tangible capital                                           $ 22,821        6.2
Tangible capital requirement                                  5,526        1.5
                                                              -----        ---
Excess                                                       17,295        4.7

Core capital                                                 22,821        6.2
Core capital requirement                                     11.053        3.0
                                                             ------        ---
Excess                                                       11,768        3.2

Risk-based capital(a)                                        25,411      10.78
Risk-based capital requirement(a)                            18,844       8.00
                                                             ------       ----
Excess                                                        6,657       2.78

(a)  BASED ON TOTAL RISK-WEIGHTED ASSETS.

At June 30, 1997 the Corporation was a "well capitalized" institution under the prompt corrective action regulation of the OTS.


COMMON STOCK INFORMATION

The common stock of Cascade Financial Corporation is traded on the NASDAQ Stock Market under the symbol "CASB." As of September 1, 1997 there were approximately 1,600 stockholders of record.

The following table set forth market price and dividend information for the Corporation's common stock. Prices have been adjusted for stock splits.

FISCAL 1997                                                   High       Low
--------------------------------------------------------------------------------
First Quarter                                               $14.000     11.250

Second Quarter                                               14.000     10.500

Third Quarter                                                14.000     12.500

Fourth Quarter                                               16.750     11.500


FISCAL 1996
--------------------------------------------------------------------------------
First Quarter                                               $11.750     10.875

Second Quarter                                               11.500     10.500

Third Quarter                                                10.875     10.250

Fourth Quarter                                               13.750     10.250

In order to retain capital for operations and expansion, the Corporation does not expect to declare cash dividends on the common stock in the near future.

The Corporation's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, Cascade Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. See Note 11(b) of the Notes to Consolidated Financial Statements for information regarding limitations of the Bank's ability to pay dividends to the Corporation.

[L0GO] [LETTERHEAD]


                             INDEPENDENT AUDITORS' REPORT
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
The Board of Directors
Cascade Financial Corporation:

--------------------------------------------------------------------------------
We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and subsidiary (Corporation) as of June 30, 1996 and 1997, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year-period ended June 30, 1997. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Financial Corporation and subsidiary as of June 30, 1996 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1997, in conformity with generally accepted accounting principles.

As discussed in note 1 to the consolidated financial statements, effective July 1, 1995, the Corporation changed its method of accounting for impaired loans.


                                                      /s/ KPMG Peat Marwick LLP

Seattle, Washington
July 31, 1997

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                             CONSOLIDATED BALANCE SHEETS

                                June 30, 1996 and 1997

                                (Dollars in thousands)


----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------
                                                                                             1996                     1997
----------------------------------------------------------------------------------------------------------------------------------

                           ASSETS
Cash on hand and in banks                                                                $    3,627                    4,369
Interest-bearing deposits in other financial institutions                                     4,991                    4,109
Securities available-for-sale (notes 2 and 8)                                                72,076                   36,054
Loans held-for-sale, net (note 3)                                                             4,678                   11,133
Securities held-to-maturity (fair value of $9,437
    and $6,637) (note 2)                                                                      9,941                    6,777

Loans (note 3)                                                                              231,880                  297,577
Allowance for loan losses (note 3)                                                           (2,946)                  (2,890)
                                                                                         ----------------------------------------
    Loans, net                                                                              228,934                  294,687

Real estate owned                                                                               747                      750
Premises and equipment, net (note 4)                                                          6,087                    6,220
Accrued interest receivable and other assets
    (notes 2, 3 and 11)                                                                       3,350                    4,027
                                                                                         ----------------------------------------
                                                                                         $  334,431                  368,126
                                                                                         ----------------------------------------
                                                                                         ----------------------------------------
         LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits (notes 5 and 6)                                                                    218,063                  244,795
Federal Home Loan Bank advances (note 7)                                                     68,542                   74,659
Securities sold under agreements to repurchase (note 8)                                      20,450                   18,808
Advance payments by borrowers for taxes and insurance                                         1,207                    1,476
Accrued interest payable, expenses and other
    liabilities (note 5)                                                                      3,768                    4,323
Deferred Federal income taxes (note 9)                                                        1,591                    1,507
                                                                                         ----------------------------------------
                     Total liabilities                                                      313,621                  345,568
                                                                                         ----------------------------------------
                                                                                         ----------------------------------------
Stockholders' equity (note 10):
    Preferred stock, $.01 par value.  Authorized
         500,000 shares; no shares issued or outstanding                                         --                       --
    Common stock, $.01 par value.  Authorized 8,000,000
         shares;issued and outstanding 2,559,277 shares
         in 1996 and 2,570,416 shares in 1997                                                    26                       26
    Additional paid-in capital                                                                4,239                    4,317
    Retained earnings, substantially restricted                                              17,410                   18,614
    Unrealized loss on securities available-for-sale, net                                      (865)                    (399)
                                                                                         ----------------------------------------
                 Total stockholders' equity                                                  20,810                   22,558
Commitments and contingencies (notes 2, 3, 6, 10 and 14)
----------------------------------------------------------------------------------------------------------------------------------
                                                                                         $  334,431                  368,126

----------------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------------

         See accompanying notes to consolidated financial statements.

                          CASCADE FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                      CONSOLIDATED STATEMENTS OF OPERATIONS

                    Years ended June 30, 1995, 1996, and 1997

                 (Dollars in thousands, except per share amounts)

--------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------
                                                                         1995           1996           1997
--------------------------------------------------------------------------------------------------------------
Interest income:
   Loans (note 3)                                                    $   18,384         19,650         22,212
   Securities held-to-maturity                                            4,477          2,120            461
   Securities available-for-sale                                            213          2,571          3,182
   FHLB stock dividends                                                     182            264            317
   Interest-bearing deposits                                                122            171            143
                                                                     ----------------------------------------
       Total interest income                                             23,378         24,776         26,315
                                                                     ----------------------------------------
Interest expense:
   Deposits (notes 5 and 6)                                               9,133         11,391         12,090
   FHLB advances (note 7)                                                 3,196          3,937          4,183
   Securities sold under agreements to repurchase (note 8)                1,604          1,235          1,115
                                                                     ----------------------------------------
       Total interest expense                                            13,933         16,563         17,388
                                                                     ----------------------------------------
       Net interest income                                                9,445          8,213          8,927
Provision for (reversal of) loan losses (note 3)                           (335)            --             --
                                                                     ----------------------------------------
       Net interest income after provision for loan losses                9,780          8,213          8,927
                                                                     ----------------------------------------
Other income:
   Gain on sale of loans held-for-sale                                      422            506            283
   Gain (loss) on sale of mortgage-backed securities
       held-for-trading                                                      85            519             (8)
   Gain on sale of mortgage servicing rights                                238             --             --
   Service charges                                                          471            444            863
   Gain (loss) on sale of securities available-for-sale (note 2)           (104)           338             12
   Gain on sale of  real estate owned                                       240             24              3
   Restitution recovery (note 14)                                           624            150             --
   Other                                                                    502            245            257
                                                                     ----------------------------------------
       Total other income                                                 2,478          2,226          1,410
                                                                     ----------------------------------------

Other expenses:
   Salaries and employee benefits                                         3,801          3,568          3,740
   Occupancy                                                              1,352          1,186          1,187
   Federal deposit insurance premiums                                       471            515            289
   Data processing                                                          252            306            338
   Marketing                                                                333            198            320
   Restructuring charge                                                     332             --             --
   SAIF special assessment                                                   --             --          1,224
   Other                                                                  1,338          1,231          1,414
                                                                     ----------------------------------------
       Total other expenses                                               7,879          7,004          8,512
                                                                     ----------------------------------------
       Income before Federal income taxes                                 4,379          3,435          1,825
Federal income taxes (note 9)                                             1,489          1,167            621
                                                                     ----------------------------------------
       Net income                                                         2,890          2,268          1,204
                                                                     ----------------------------------------
                                                                     ----------------------------------------

Net income per common share, primary                                 $     1.03           0.80         0.42
Weighted average number of shares outstanding, primary                2,818,286      2,846,970      2,869,167
                                                                     ----------------------------------------
                                                                     ----------------------------------------

         See accompanying notes to consolidated financial statements.

                          CASCADE FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                  CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                    Years ended June 30, 1995, 1996, and 1997

                 (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------



                                                                       Additional                   Net         Total
                                                   Shares     Common      paid-in   Retained     Valuation      stock-
                                                               stock      capital   earnings      Reserve      holders'
                                                                                                    for         equity
                                                                                                 Securities
Balances at June 30, 1994, as previously
    reported                                    2,023,489      $  20        4,102     12,252             --      16,374

Five for four stock split effective June 27,
    1997, including $6 for fractional shares      513,383          6          (11)        --             --          (5)
                                                -----------------------------------------------------------------------
Balances at June 30, 1994                       2,536,872         26        4,091     12,252             --      16,369

Options exercised                                   5,788         --           41         --             --          41

Net income for the year ended June 30, 1995            --         --           --      2,890             --       2,890

Adjustment on available-for-sale securities            --         --           --         --            (18)        (18)
                                                -----------------------------------------------------------------------
Balances at June 30, 1995                       2,542,660         26        4,132     15,142            (18)     19,282

Options exercised                                  16,617         --          107         --             --         107

Net income for the year ended June 30, 1996            --         --           --      2,268             --       2,268

Adjustment on available-for-sale securities            --         --           --         --           (847)       (847)
                                                -----------------------------------------------------------------------
Balances at June 30, 1996                       2,559,277         26        4,239     17,410           (865)     20,810

Options exercised                                  11,139         --           78         --             --          78

Net income for the year ended June 30, 1997            --         --           --      1,204             --       1,204

Adjustment on available-for-sale securities            --         --           --         --            466         466
                                                -----------------------------------------------------------------------
Balances at June 30, 1997                       2,570,416         26        4,317     18,614           (399)     22,558


-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

           See accompanying notes to consolidated financial statements.

                          CASCADE FINANCIAL CORPORATION
                                 AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF CASH FLOWS

                    Years ended June 30, 1995, 1996, and 1997

                              (Dollars in thousands)

-----------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------

                                                                                          1995           1996           1997
-----------------------------------------------------------------------------------------------------------------------------

Cash flows from operating activities:
    Net income                                                                    $      2,890          2,268          1,204
    Adjustments to reconcile net income to net cash provided by (used in)
       Operating activities:
          Depreciation and amortization of premises and equipment                          600            553            508
          Other                                                                            (42)           (11)            (1)
          Amortization of retained servicing rights                                         64            148            202
          Provision for losses (recovery) on:
              Loans                                                                       (335)            --             --
              Real Estate                                                                   --             25             59
              Securities                                                                    (2)            --             --
          Additions to mortgage servicing rights                                          (307)          (553)          (315)
          Deferred loan fees, net of amortization                                          461             13            257
          Origination of loans held-for-sale                                           (34,180)       (55,921)       (57,273)
          Proceeds from sale of loans held-for-sale                                     28,998         25,462         33,406
          Proceeds from sale of mortgage-backed securities held-for-trading             10,708         32,849         17,367
          Proceeds from sale of mortgage servicing rights                                  241             --             --
          Net loss (gain) on sales of:
              Loans held-for-sale                                                         (422)          (506)            --
              Mortgage-backed securities held-for-trading                                  (85)          (519)            --
              Securities available-for-sale                                                 26           (338)           (12)
              Premises and equipment                                                       201             (5)             1
              Real estate owned                                                           (240)           (24)            --
              Mortgage loan servicing rights                                              (238)            --             --
          Federal Home Loan Bank stock dividend received                                  (182)          (264)          (317)
          Deferred Federal income taxes                                                  1,338            387           (323)
          Net change in accrued interest receivable and other assets over
              principal and interest payable on loans serviced for others and           (1,015)        (1,099)           (13)
              accrued expenses and other liabilities
                                                                                   ------------------------------------------
                  Net cash provided by (used in) operating activities                    8,479          2,465         (5,250)
                                                                                   ------------------------------------------

Cash flows from investing activities:

    Loans originated, net of principal repayments                                      (44,378)       (19,110)       (66,442)
    Purchases of mortgage-backed securities held-to maturity                           (25,740)            --             --
    Loans securitized for portfolio investments                                             --             --             52
    Principal repayments on mortgage-backed securities held-to-maturity                  9,560          9,452          3,164
    Principal repayments on securities available-for-sale                                   --          4,846          7,072
    Purchases of securities available-for-sale                                          (5,039)       (51,740)       (11,040)
    Proceeds from sales of securities available-for-sale                                11,000         32,455         41,080
    Proceeds from sales of real estate owned                                               755          1,776            343
    Additions to real estate owned                                                        (333)          (141)           (24)
    Purchases of premises and equipment                                                   (567)          (257)          (643)
    Proceeds from sales of premises and equipment, and other assets                         --              5             (1)
                                                                                   ------------------------------------------
                  Net cash used in investing activities                                (54,742)       (22,714)       (26,439)
                                                                                   ------------------------------------------
                  Subtotal, carried forward                                            (46,263)       (20,249)       (31,689)
                                                                                   ------------------------------------------


              See accompanying notes to consolidated financial statements.

                              (Dollars in thousands)


-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------
                                                                                     1995           1996           1997
-------------------------------------------------------------------------------------------------------------------------
                     Subtotal, brought forward                                  $ (46,263)       (20,249)       (31,689)
                                                                                ----------------------------------------
Cash flows from financing activities:
    Proceeds from issuance of common stock                                             37            100             73
    Net increase in deposits                                                       18,807         18,125         26,732
    Proceeds from Federal Home Loan Bank advances                                 100,800         83,133        144,400
    Repayment of Federal Home Loan Bank advances                                  (74,775)       (75,750)      (138,283)
    Net increase in securities sold under agreements to repurchase                  3,958         (2,835)        (1,642)
    Net increase (decrease) in advance payments by borrowers for taxes and
        insurance                                                                      (2)           332            269
                                                                               ----------------------------------------
                Net cash provided by financing activities                          48,825         23,105         31,549
                                                                               ----------------------------------------
                Net increase (decrease) in cash and cash equivalents                2,562          2,856           (140)
Cash and cash equivalents at beginning of year                                      3,200          5,762          8,618
                                                                               -----------------------------------------
Cash and cash equivalents at end of year                                            5,762          8,618          8,478
                                                                                ----------------------------------------
                                                                                ----------------------------------------
Supplemental disclosures of cash flow information -- cash paid during the year for:
        Interest                                                                   13,607         16,603         17,383
        Federal income taxes                                                           70            852          1,008
                                                                                ----------------------------------------
                                                                                ----------------------------------------
Supplemental schedule of noncash investing activities:
    Mortgage loans securitized into FHLMC participation certificates and held-
        for-trading and sold                                                       10,623         32,330         17,419
    Mortgage loans securitized into FHLMC participation certificates and held-
        for-investment                                                              4,769             --             --
    Securities reclassified from held-to-maturity to available-for-sale                --         50,503             --
    Net mortgage loans transferred to real estate owned                             1,675            740            321
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

              See accompanying notes to consolidated financial statements.

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENT

                            June 30, 1995, 1996, and 1997

                     (Dollars in thousands, except share amounts)


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    The accounting and financial reporting policies of Cascade Financial Corporation and subsidiary (the Corporation) conform to generally accepted accounting principles and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense during the reported periods. Actual results could differ from those estimates.

    Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of real estate owned, securities, and capitalized mortgage servicing rights. In connection with the determination of the allowances for loans and real estate owned, management obtains independent appraisals for significant properties.

    Management believes the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on these assets, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the western Washington region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans and real estate owned and the valuation of securities and capitalized mortgage servicing rights. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examination.

    All of the Corporation's loans are located in the Puget Sound region. At June 30, 1997, the Corporation's loans are principally secured by one-to-four-family residences (72%), multifamily residences (17%) and commercial real estate properties (8%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound region.

    Most loans originated by the Corporation are secured by real estate and are generally no more than 80% of the lesser of the appraised value or purchase price of the underlying property. The Corporation currently requires customers to obtain private mortgage insurance on all loans above an 80% loan-to-value ratio.

    The following is a description of the more significant policies, which the Corporation follows in preparing and presenting its consolidated financial statements.

    (A)  BASIS OF PRESENTATION

         The consolidated financial statements include the accounts of the Corporation, its subsidiary, Cascade Bank, (the Bank), and the Bank's subsidiary, Cascade Investment Services, Inc. The par value of common stock and additional paid-in capital of the Corporation have been restated to reflect the new par value of the holding company which became effective November 30, 1994. The formation of the holding company was treated in a manner similar to pooling-of-interest accounting.

    (B)  CASH EQUIVALENTS

         The Corporation considers all interest-bearing deposits and short-term highly liquid investment securities with an original maturity of three months or less to be cash equivalents.

    (C)  LOANS

         LOANS AND INTEREST INCOME

         Loans are stated at principal amounts outstanding, net of deferred loan fees and costs. Interest is accrued only if deemed collectible. Accrual of interest income is generally discontinued when a loan becomes 90 days past due and accrued interest amounts are reversed. Once interest has been paid to date or management considers the loan to be fully collectible, it is returned to accrual status. All loans on which interest is not being accrued are referred to as loans on nonaccrual status and are classified as impaired.

         Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         loans' yields over their contractual lives using the interest method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sales of loans.

         Loan commitment fees are deferred until loans are funded, at which time they are amortized into interest income using the interest method. If the commitment period expires, the fees are recognized as service charges.

         IMPAIRMENT OF LOANS AND ALLOWANCE FOR LOAN LOSSES

         The allowance for loan losses is maintained at a level sufficient to provide for losses based on management's evaluation of known and inherent risks in the loan portfolio. This evaluation includes analyses of the fair value of collateral securing selected loans, consideration of historical loss experience and management's projection of trends effecting credit quality. Interest income is normally recognized on the accrual basis; however, if the impaired loan is nonperforming, then interest income is recorded on the receipt of cash. The difference between interest income recognized on the accrual basis and cash basis is not significant.

         On July 1, 1995, the Corporation adopted Statement of Financial Accounting Standards ("SFAS") No. 114, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN", and the related SFAS No. 118, "ACCOUNTING BY CREDITORS FOR IMPAIRMENT OF A LOAN--INCOME RECOGNITION AND DISCLOSURES". There was no effect of adopting the Statements on 1996 results of operations or financial position because the allowance for losses established under the previous accounting policy continued to be appropriate following the accounting change. SFAS 114 is applicable to all loans except large groups of smaller-balance homogeneous loans that are collectively evaluated for impairment, loans measured at fair value or at the lower of cost or fair value, leases, and debt securities. The Statements require disclosures of impaired loans for which it is probable that the lender will be unable to collect all amounts due according to original contractual terms of the loan agreement, based on current information and events. SFAS 114 requires that the valuation of impaired loans be based on the present value of expected future cash flows discounted at the loan's effective interest rate, or as a practical expedient, at the loan's observable market price, or the fair value of the collateral if the loan is collateral dependent. Impaired loans are not all nonaccrual loans.

         The Corporation reviews all single family loans, all consumer loans and multi-family and commercial real estate loans with outstanding principal balances under $1.0 million for impairment as smaller balance homogeneous loan groups. The Corporation considers a loan to be impaired and disclosed under the requirements of SFAS 114 when it becomes nonaccrual, if it is a multi-family or commercial real estate loan less than 90 days delinquent and management believes that the borrower may be experiencing financial difficulty based on indicators such as an inconsistent payment pattern, payments 60 days delinquent, low debt coverage ratio, high loan-to-value ratio or if it is a restructured debt. Nonaccrual loans are those that are 90 days delinquent or deemed uncollectible. The Corporation bases the measurement of loan impairment for all loans on the fair value of the loan's underlying collateral. If the recorded investment of a loan exceeds the measure of impairment, the Corporation recognizes the impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses.

    (D)  SALES OF LOANS

         LOANS HELD-FOR-SALE

         Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans held-for-sale are carried at lower of cost or market value, determined on an aggregate basis. Market value is determined for loan pools with common interest rates using published quotes as of the close of business. Unrealized losses on such loans are included in gain on sale for loans held-for-sale. All loans are sold without recourse.


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         MORTGAGE-BACKED SECURITIES HELD-FOR-TRADING

         As part of its mortgage-banking activity, the Corporation securitizes certain loans originated for sale. Mortgage-backed securities ("MBS") that the Corporation holds for mortgage-banking purposes are accounted for as trading securities at the time of origination. These securities are carried at fair value, determined on an aggregate basis. Fair value is determined for securities using published quotes as of the close of business. Realized or unrealized gains or losses on such MBS are included in gain on sale of MBS held-for-trading.

         CAPITALIZED MORTGAGE LOAN SERVICING RIGHTS, LOAN SERVICING INCOME AND SALE OF LOAN SERVICING RIGHTS

         In May 1995, the FASB issued SFAS 122, "ACCOUNTING FOR MORTGAGE SERVICING RIGHTS, an amendment of SFAS 65". SFAS 122 requires corporations that acquire mortgage servicing rights ("MSR") through either the purchase or origination of mortgage loans and sells or securitizes those loans with servicing rights retained to allocate the total cost of the mortgage loans to the MSR and the loans (without the MSR) based on their relative fair values. The Statement also requires that corporations assess their MSR for impairment based on the fair value of those rights. The carrying value of the MSR is evaluated on a quarterly basis and any impairment is recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, the Corporation stratifies its MSR by various risk characteristics such as loan type, investor type, interest rate and origination date with appropriate prepayment assumptions for the various MSR pools. The MSR are included in other assets and are amortized as an offset to service charges in proportion to and over the period of estimated net servicing income. Management adopted this Statement effective July 1, 1994. As a result of this adoption net income was increased by $112 for the year ended June 30, 1995.

         At the time of loan sales, a gain or loss is recognized and a premium (excess mortgage servicing rights or "EMSR") is recorded based upon the present value of the difference between the contractual interest rates of the loans and the current market rate, reduced by normal servicing fees, over the estimated lives of the mortgage loans. Amortization of the EMSR is recorded as an addition to or reduction of service charges using the level-yield method over the contractual lives of such loans, with appropriate prepayment assumptions. The carrying value of the ESMR is evaluated as described above.

         Loan servicing generally consists of collecting mortgage payments and certain charges collected from borrowers such as late payment fees, maintaining escrow accounts, and disbursing payments to investors. Loan servicing income is recorded when earned and is recorded to service charges. Loan servicing costs are charged to expense as incurred.

         The Corporation sells loan servicing rights. Gains and losses from sales of loan servicing rights are calculated using the specific identification of the related carrying value.

    (E)  SECURITIES

         Debt and equity securities, including MBS, are classified as either trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value. Fair value is determined using published quotes as of the close of business with unrealized gains and losses reported in stockholders' equity, net of tax. Securities and MBS held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method which approximates the level yield method. The Corporation has the ability, and it is management's intention, to hold such securities until maturity.

         In November 1995, the FASB issued a special report related to the implementation of SFAS 115 that allowed companies a one-time reassessment and related reclassification from the held-to-maturity category to the available-for-sale category without adverse accounting consequences for the remainder of the portfolio. Accordingly, on December 31, 1995, the Corporation reclassified securities with an aggregate amortized cost


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         of $50,503 from the held-to-maturity category to the available-for-sale category, resulting in an increase in gross unrealized gains of $367 and gross unrealized losses of $294.

    (F)  ASSET AND LIABILITY MANAGEMENT ACTIVITIES

         The Corporation uses off-balance sheet instruments, including interest rate exchange agreements ("swaps"), interest rate cap agreements and forward sales to manage interest rate exposures. Swap and cap agreements are designated either against specific loan portfolios or against short-term deposits. The fair value of the swap and cap agreements are not reported on the balance sheet. The interest differential paid or received on the agreements is recorded as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for interest rate caps are deferred and amortized to interest income or expense over the term of the agreement.

         The Corporation uses mandatory and optional forward commitments to hedge loans held-for-sale and a portion of rate locked loan applications. To the extent the Corporation's hedging techniques are not effective, the Corporation may incur mark-to-market losses in its loans held-for-sale portfolio, thereby adversely affecting its results of operations. Realized gains or losses and unrealized losses on hedging operations are included in gain on sale of MBS held-for-trading. If at any time the off-balance sheet contract no longer qualifies for hedge accounting treatment, it is marked-to-market on a prospective basis.

    (G)  REAL ESTATE OWNED

         Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value less estimated costs to sell. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are established as valuation allowances and charged to operations in the period in which they are identified.

    (H)  PREMISES AND EQUIPMENT

         Premises and equipment are stated at cost. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements or terms of the related leases, whichever is shorter.

         In fiscal 1997, the Corporation adopted SFAS No. 121, "ACCOUNTING FOR THE IMPAIRMENT OF LONG-LIVED ASSETS AND FOR LONG-LIVED ASSETS TO BE DISPOSED OF". The Statement established accounting standards for the impairment of long-lived assets that either will be held and used in operations or that will be disposed of. The adoption did not have a material impact on the results of operations or financial condition of the Corporation.

    (I)  FEDERAL INCOME TAXES

         Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

    (J)  EARNINGS PER SHARE

         Primary earnings per share is computed based on the weighted average number of shares of common stock outstanding and common stock equivalents assumed outstanding during the year. Primary and fully diluted shares are approximately the same amount. Common stock equivalents consist of common stock options. Earnings per share figures have been restated to take into effect the stock split effected on June 27, 1997. In February 1997, the FASB issued SFAS No. 128, "EARNINGS PER SHARE", which standardizes the international calculation for earnings per share and required companies with complex capital structures that have publicly


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         held common stock or potential common stock to present both basic and diluted earnings per share on the face of the statement of operations. SFAS 128 becomes effective for periods ending after December 15, 1997. It is not anticipated that the adoption of this new accounting standard will have a material impact on the results of operations or financial position of the Corporation.

    (K)  RECLASSIFICATIONS

         Certain 1995 and 1996 balances have been reclassified to conform to the 1997 presentation.

    (L)  UNAUDITED QUARTERLY FINANCIAL DATA

         Quarterly financial data is included in "SELECTED CONSOLIDATED FINANCIAL AND OTHER DATA", in the Corporation's Annual Report on Form 10-K.

(2) SECURITIES

    A summary of securities at June 30 follows:

                                                  1996                                         1997
                               -----------------------------------------    -----------------------------------------
                                             Gross    Gross                               Gross    Gross
                               Amortized    unreal-  unreal-     Fair       Amortized     unreal-  unreal-     Fair
                               cost, net     ized     ized       value      cost, net      ized     ized       value
                                             gain    losses                                gain    losses
                               -----------------------------------------    -----------------------------------------
Securities available-for-sale:
    Mutual funds               $ 21,139        --        70       21,069       2,943        28        --        2,971
    FHLB stock                    4,014        --        --        4,014       4,332        --        --        4,332
    FHLMC                        28,025        --     1,065       26,960      23,467        --       587       22,880
    FNMA                          6,361        --        49        6,312          --        --        --           --
    SBA                          13,849        --       128       13,721       5,916        --        45        5,871
                               --------------------------------------------------------------------------------------
                                 73,388        --     1,312       72,076      36,658        28       632       36,054

Securities held-to-maturity:
    Mortgage-backed securities
      FHLMC                       9,941        --       504        9,437       6,777        --       140        6,637
                               --------------------------------------------------------------------------------------
                                  9,941        --       504        9,437       6,777        --       140        6,637

     As of June 30, 1996 and 1997, the Corporation was required to maintain 34,271 and 37,330 shares respectively, of $100 par value FHLB stock and it is carried at cost.

    Accrued interest receivable on securities and interest-bearing deposits was $250 and $100 at June 30, 1996, and 1997, respectively. Accrued interest receivable on mortgage-backed securities was $278, and $189 for the same periods.


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    Proceeds from the sale of securities available-for-sale and gross realized gains and losses, determined using the average cost method for mutual funds and the specific identification method for all other securities are summarized as follows:

                                          Proceeds       Gains      Losses
                                         ---------------------------------
         Securities available-for-sale:
              Year ended June 30, 1996
                   FHLMC - PC's         $  32,406          360          22
                                          ---------------------------------
                        Total              32,406          360          22
                                          ---------------------------------
                                          ---------------------------------

              Year ended June 30, 1997
                   Mutual Funds            22,000           64           4
                   FHLMC CMO's              7,143            9           1
                   SBA's                    5,903           --          32
                   FNMA MBS                 6,034           --          24
                                          ---------------------------------
                        Total              41,080           73          61
                                          ---------------------------------
                                          ---------------------------------

    The following table shows the contractual maturities of the Corporation's securities held-to-maturity at June 30, 1997:



                                  Within one   Over one     Over five    Over ten
                                     year       to five       to ten       years       Total
                                                 years         years
                                  ----------------------------------------------------------
    Amortized Cost
      FHLMC                         $   --       6,777           --          --        6,777
                                  ----------------------------------------------------------
         Total amortized cost           --       6,777           --          --        6,777
                                  ----------------------------------------------------------
                                  ----------------------------------------------------------

    Fair Value
      FHLMC                         $   --       6,637           --          --        6,637
                                  ----------------------------------------------------------
         Total fair value               --       6,637           --          --        6,637
                                  ----------------------------------------------------------
                                  ----------------------------------------------------------



                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    The following table shows the contractual maturities of the Corporation's securities available-for-sale at June 30, 1997.

                                   Within one   Over one     Over five   Over ten      Total
                                      year       to five       to ten      years
                                                  years         years      years
                                   ----------------------------------------------------------
    Amortized Cost
      FHLMC                         $   --       3,010           50      20,407       23,467
      SBA                               --          --           --       5,916        5,916
      Mutual Funds                   2,943          --           --          --        2,943
      FHLB Stock                     4,332          --           --          --        4,332
                                   ----------------------------------------------------------
         Total amortized cost        7,275       3,010           50      26,323       36,658
                                   ----------------------------------------------------------
                                   ----------------------------------------------------------

    Fair Value
      FHLMC                         $   --       2,951           50      19,879       22,880
      SBA                               --          --           --       5,871        5,871
      Mutual Funds                   2,971          --           --          --        2,971
      FHLB Stock                     4,332          --           --          --        4,332
                                   ----------------------------------------------------------
         Total fair value            7,303       2,951           50      25,750       36,054
                                   ----------------------------------------------------------
                                   ----------------------------------------------------------


    Mortgage-backed securities are allocated based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. Available-for-sale securities pledged as collateral to secure public deposits were $904 in 1996 and $891 in 1997. The Bank is required to hold securities to meet liquidity requirements as determined by federal banking regulations. The required ratio is currently 5.00%. The Bank's liquidity ratio was 7.20% and 5.01% at June 30, 1996 and 1997, respectively.


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES
    A summary of loans and loans held for sale at June 30 follows:

                                         1996           1997
                                     --------------------------
         Real estate mortgage:
           One-to-four family       $  159,749         181,841
           Multifamily                  37,540          57,655
           Commercial                   14,739          25,250
           Home equity                   6,792          17,580
           Installment                     507           9,745
         Real estate construction:
           One-to-four family           28,277          31,314
         Land loans                        194             606
                                     --------------------------
           Total loans                 247,798         323,991
         Loans in process               (9,082)        (12,865)
         Deferred loan fees, net        (2,158)         (2,416)
                                     --------------------------
                                       236,558         308,710
         Loans held for sale            (4,678)        (11,133)
                                     --------------------------
              Loans                    231,880         297,577
                                     --------------------------
                                     --------------------------
         Loans serviced for others   $  78,210          98,516

    Accrued interest on loans is $1,535 and $1,902, respectively, at June 30, 1996 and 1997.

    At June 30, 1997, the composition of the loan portfolio was as follows:

                                     Fixed Rate   Adjustable Rate
                                     ----------------------------
         Term to Maturity
           Less than one year       $   35,272            92,747
           1-3 years                    21,115            41,040
           3-5 years                    28,619            71,264
           5-10 years                    2,351             3,067
           10-20 years                   8,001                --
           Over 20 years                20,515                --

    Nonaccrual loans totaled $373 and $759, respectively at June 30, 1996 and 1997. If interest on these loans had been recognized, such income would have been $8 and $53, respectively for 1996 and 1997. In addition, at June 30, 1996 and 1997, the Corporation had restructured loans aggregating $4,150 and $0, respectively. During 1995, 1996, and 1997 $280, $330 and
    $36, respectively was recognized in interest income on these loans. Had these loans not been restructured and interest accrued at their original rates, the additional interest income would have been $148, $97 and $6, respectively for 1995, 1996 and 1997.

    At June 30, 1996 and 1997, respectively, loans totaling $1,599 and $1,957, were impaired of which $1,226 and $1,198 had allocated reserves of $300 and $300, respectively. The remaining $373 and $759 had no reserves allocated to them since the value of the impaired loans was equal to or exceeded the recorded investment. Of the


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    $1,599 and $1,957 of impaired loans, $373 and $759 were on nonaccrual status, $0 and $112 were under foreclosure and $1,226 and $1,198 were performing but judged to be impaired. The average balance of impaired loans during the years ended June 30, 1996 and 1997, respectively, was $1,680 and $2,199 and the Corporation recognized $156 and $140 of related interest income on such loans during the time within the year that such loans were impaired.

    At June 30, 1996 and 1997, the Corporation had outstanding commitments to fund loans with fixed interest rates totaling $5,200 and $12,128, respectively and loans with adjustable rates totaling $6,100 and $15,305, respectively.

    The Corporation has forward commitments to sell loans into the secondary market totaling $5,014, and $19,296 respectively, at June 30, 1996 and 1997.

    A summary of the allowance for losses on loans receivable follows:

                                                      Year ended June 30
                                                 ----------------------------
                                                   1995       1996      1997
                                                 ----------------------------
         Loans receivable:
           Balances at beginning of year        $  3,485     2,950      2,946
           Provision for loss                         --        --         --
           Reversal of prior provision for loss     (335)       --         --
           Recoveries                                 --        --          3
           Charge-offs                              (200)       (4)       (59)
                                                  ----------------------------
           Balances at end of year                 2,950     2,946      2,890
                                                  ----------------------------
                                                  ----------------------------

     SIGNIFICANT GAIN

     On August 12, 1994, a $5,100 loan was repaid and the Corporation recorded an after-tax gain of approximately $1,450. The components of the gain included deferred interest and reimbursement of legal expenses and other costs.

(4)  PREMISES AND EQUIPMENT

     A summary of premises and equipment follows:

                                                                 June 30
                                               Estimated    ------------------
                                              useful lives    1996       1997
                                              --------------------------------

         Land                                             $    713        713
         Buildings                             40 years      6,485      6,694
         Leasehold improvements               Lease term       425        494
         Furniture and equipment              2-10 years     3,578      3,927
         Automobiles                           3-4 years        19         21
                                                            ------------------
                                                            11,220     11,849
         Less accumulated depreciation and
           amortization                                      5,133      5,629
                                                            ------------------
                                                             6,087      6,220
                                                            ------------------
                                                            ------------------

    The Corporation took a one-time restructuring charge of $332 during the year ended June 30, 1995 due to a reduction in its mortgage banking activity. This restructuring charge included a write off of approximately $200 in premises and equipment.


                                                                    (Continued)

                            CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                     (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    (5)  DEPOSITS

         A summary of deposits follows:

                                                         June 30
                                                      --------------
                                                     1996                          1997
                                         Amount      Percent       Rate      Amount     Percent      Rate
-------------------------------------------------------------------------------------------------------------
         Checking accounts:
              Noninterest bearing      $    1,555     0.71                     2,615     1.07
              Interest bearing              8,038     3.69      1.70-2.03      8,246     3.37       1.75-2.00
              Money market
                deposit accounts           34,982     16.04     4.18-6.00      48,139    19.67      1.75-5.92
                                       ---------------------                ------------------
                                           44,575     20.44                    59,000    24.11
                                       ---------------------                ------------------
         Savings accounts                   7,922     3.63         3.08        8,133      3.32        3.00
                                       ---------------------                ------------------
         Time deposits by
          interest rate:
          3.00-3.99%                           32      0.01                      118      0.05
          4.00-4.99%                        8,648     3.97                     1,399      0.57
          5.00-5.99%                      117,089     53.70                  149,656     61.13
          6.00-6.99%                       36,939     16.94                   24,701     10.09
          7.00-7.99%                        2,389      1.10                    1,321      0.54
          8.00-8.99%                          469      0.21                      467      0.19
                                       ---------------------                ------------------
                                          165,566     75.93                  177,662     72.57
                                       ---------------------                ------------------
                                          218,063     100.00                 244,795    100.00
                                       ---------------------                ------------------
                                       ---------------------                ------------------


                                        Deposit
                    Weighted         accounts with       Accrued
                     average            balances         interest
                interest rate on       in excess        payable on
                    deposits          of $100,000        deposits

June 30, 1996        5.5%                38,682            436
June 30, 1997        5.5%                54,165            411

         A summary of interest expense on deposits follows:



                                                              Year ended June 30,
                                                       -------------------------------
                                                            1995     1996      1997
                                                       -------------------------------
              Checking accounts                      $     1,076     1,063     1,991
              Savings accounts and time deposits           8,057    10,328    10,099

                                                       -------------------------------
                                                           9,133    11,391    12,090
                                                       -------------------------------
                                                       -------------------------------


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         Maturities of time deposits are as follows:


                                                                       June 30
                                                                ----------------------
                                                                  1996         1997
                                                                ----------------------
                                        Years ending June 30:
                                             1997               $   123,400       --
                                             1998                    15,107   143,313
                                             1999                     8,657    14,576
                                             2000                    13,130    13,187
                                             2001                     5,164     5,121
                                             2002                       --      1,318
                                             Thereafter                 108       147
                                                                ----------------------
                                                                    165,566   177,662
                                                                ----------------------
                                                                ----------------------


         (6)  ASSET AND LIABILITY MANAGEMENT ACTIVITIES

         The Corporation has entered into interest rate swap and cap agreements with primary dealers, the Federal Home Loan Bank of Seattle ("FHLB") and other correspondent banks to manage interest rate risk or reduce deposit costs. Swap and cap agreements expose the Corporation to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Corporation is in a favorable position. The Corporation controls the credit risk associated with its swap and cap agreements through counterparty credit review and monitoring procedures. None of the Corporation's derivative instruments are what are termed leveraged derivative instruments.

         During the years ended June 30, 1996 and 1997, the Corporation entered into interest rate swaps with notional values totaling $0 and $8.5 million, respectively. The net difference between the interest received and paid on the interest rate swaps of $42, $49 and ($36), respectively for the years ended June 30, 1995, 1996 and 1997, is recorded as a decrease (increase) to interest expense on deposits or interest income on loans as appropriate.

         During 1996 and 1997, the Corporation entered into interest rate cap agreements with notional values totaling $5 million and $10 million, respectively. These agreements were designated against certain loans. If the three month Libor exceeds 6%, the net interest received would be recorded as an increase to interest income on loans.

         Interest rate cap agreements at June 30, 1996 and 1997 are summarized as follows:

                                                    ---------------------------
                                                        1996          1997
                                                    ---------------------------
                   Notional amount                    $5,000          $10,000
                   Weighted average maturity          24 months     24 months
                   Strike rate                          6.00%         6.00%
                   Three month Libor                    5.56%         5.75%
                   Payment terms                      Quarterly     Quarterly


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

     (7)  FHLB ADVANCES

          FHLB advances are summarized as follows:

                                                           June 30
                                             ----------------------------------
                                             1996                          1997
                                   -------------------------------   ---------------------------
                                                     Weighted                      Weighted
               Maturity date       Amount         average interest    Amount    average interest
                                                       rate                          rate
               ---------------------------------------------------------------------------------
               Year ended June 30:
               1997                $   52,383          5.87 %       $    --             -- %
               1998                    16,000          5.81          60,500           5.86
               1999                        --           --           14,000           5.94
               Thereafter                 159          7.67             159           7.67
                                   ----------------------------------------------------------
                                   $   68,542          5.86          74,659           5.88
                                   ----------------------------------------------------------
                                   ----------------------------------------------------------


          FHLB advances are collateralized by the investment in FHLB stock and otherwise unencumbered one-to-four family permanent mortgages equal to 120% of outstanding advances.

     (8)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND LINES OF CREDIT

          The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements) which are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets, and the securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are under the Corporation's control and are held by the Federal Home Loan Mortgage Corporation, nationally known government security dealers who are recognized as primary dealers by the Federal Reserve Board, or other investment banking firms approved by the Corporation's Board of Directors. Such agreements typically have maturities ranging from thirty to 89 days.

          Securities sold under agreements to repurchase the same securities consist of mortgage-backed securities summarized as follows:


                                                                  Underlying securities
                                                                 Book value,
                                                  Weighted-       including
                                  Balance      average interest    accrued          Market
                                outstanding        rate            interest          value
                               -------------------------------------------------------------
               June 30, 1996   $  20,450            5.44%          $21,266          $21,120
               June 30, 1997      18,808            5.63%           19,597           18,970


    A summary of outstanding agreements' activity follows:

                                            Year ended June 30
                                           --------------------
                                              1996     1997
                                           --------------------
         Maximum amount of outstanding
           agreements at any month-end    $  24,261     22,006
         Average amount of outstanding
           agreements during the year        21,432     19,948


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         The Corporation has a commitment of $2,000 from a regional commercial bank to purchase Federal funds on an unsecured basis subject to annual renewal.

         On June 28, 1996, the FASB issued SFAS No. 125, "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENT OF LIABILITIES", and established, among other things, new criteria for determining whether a transfer of financial assets in exchange for cash or other consideration should be accounted for as a sale or as a pledge of collateral in a secured borrowing. As issued, SFAS 125 is effective for all transfers and servicing of financial assets and extinguishment of liabilities occurring after December 31, 1996. In December 1996, the FASB issued SFAS 127, "DEFERRAL OF THE EFFECTIVE DATE OF CERTAIN PROVISIONS OF FSB STATEMENT NO. 125". SFAS 127 defers for one year the effective date of certain provisions of SFAS 125.
         The corporation will implement SFAS 125, as amended by SFAS 127 as required.

    (9)  FEDERAL INCOME TAXES

         Income tax expense includes the following components:

                                            Year ended June 30,
                                         ------------------------
                                          1995      1996     1997
                                         ------------------------
                         Current         $  151       780     944
                         Deferred         1,338       387    (323)
                                         ------------------------
                                          1,489     1,167     621
                                         ------------------------
                                         ------------------------

         Deferred Federal income taxes result from temporary differences in the recognition of income and expense for financial statement and income tax reporting purposes. The sources of these temporary differences and their tax effects follow:


                                                                                    Year ended June 30,
                                                                                 -------------------------
                                                                                  1995    1996      1997
                                                                                 -------------------------
         Premises and equipment                                                 $   --     (12)       (1)
         Loan fee income for financial statements recognized
          for tax purposes as loans are repaid                                     207     169      (217)
         Difference between provision for loan and securities losses taken
          for financial statements and bad debt deduction for tax purposes         863     141      (155)
         FHLB stock dividend and redemptions                                        61      90       108
         Deductible expenses previously recognized for financial statements        212      --        --
         Accrued expenses and mark-to-market adjustments                             8      22       (29)
         Prepaid expenses                                                          (13)    (23)      (29)
                                                                                 -------------------------
                                                                                 1,338     387      (323)
                                                                                 -------------------------
                                                                                 -------------------------


         The provision for Federal income tax expense approximates the amount computed by applying the "expected" Federal income tax rate of 34% to income before Federal income taxes.

         Under provision of the Internal Revenue Code, the Corporation is allowed a statutory bad debt deduction (based upon a percentage of taxable income before such deduction) for additions to tax bad debt reserves established for the purpose of absorbing losses on loans or property acquired through foreclosure. SFAS 109 provides that savings banks are not required to provide a deferred tax liability for additions to the tax bad debt reserve accumulated as of December 31, 1987, which amount for the Corporation is $473. This amount represents allocations of income to bad debt deductions for tax reporting purposes only. Reduction of amounts so allocated for purposes other than


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

         tax bad debt losses will create income for tax reporting purposes only, which will be subject to the then current corporate income tax rate.

         The following table presents major components of the net deferred tax liability resulting from differences between financial reporting and tax bases at June 30:

                                                              1996       1997
                                                            -------------------

              Deferred tax assets:
                   Securities available-for-sale           $   446        206
                   Loans                                        --        105
                   Other                                        --         22
                                                            -------------------
                        Gross deferred tax assets              446        333

              Deferred tax liabilities:
                   Loans                                       (51)        --
                   Deferred loan fees                         (993)      (776)
                   Premises and equipment                     (358)      (357)
                   FHLB stock                                 (599)      (707)
                   Other                                       (36)        --
                                                            -------------------
                        Gross deferred tax liabilities      (2,037)    (1,840)
                                                            -------------------
                   Net deferred tax liability               (1,591)    (1,507)
                                                            -------------------
                                                            -------------------

         A valuation allowance for deferred tax assets was not considered necessary at June 30, 1996 or 1997. Management believes that the Corporation will fully realize its total deferred income tax assets as of June 30, 1997 based upon its total deferred income tax liabilities and its current level of operating income.

    (10) RETAINED EARNINGS

         (a)  STOCK CONVERSION

              Concurrent with the 1992 stock conversion, the Bank established a liquidation account equal to its retained earnings as reflected in its March 31, 1992 statement of financial condition. The liquidation account is maintained for the benefit of eligible depositors who maintain eligible accounts in the Bank after the conversion. In the event of a complete liquidation of the Bank (and only in such an event), eligible depositors who continue to maintain eligible accounts shall be entitled to receive a distribution from the liquidation account before any liquidating distribution may be made with respect to common stock.

         (b)  RESTRICTIONS ON DIVIDENDS

              The Bank's liquidation account does not restrict the use or application of net worth except for the repurchase of stock and the payment of dividends. Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the aforementioned liquidation account or statutory capital requirements set by the Office of Thrift Supervision ("OTS").

         (c)  REGULATORY CAPITAL

              At June 30, 1996 banking regulations require institutions to have a minimum regulatory tangible and core (or leverage) capital equal to 1.5% and 3%, respectively, of adjusted total assets, and Tier 1 and total risk-based capital ("RBC") equal to 4% and 8%, respectively, of risk-weighted assets. The OTS has adopted a final rule adding an interest rate risk component to the RBC requirement although implementation of the regulation has been delayed. Management currently does not believe the interest rate risk rule will materially affect the Corporation's current business strategy when it is implemented.


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

              The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") instituted a risk-based assessment system that defined five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, a well-capitalized institution must have a Tier 1 RBC ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5%
              and not be subject to a capital directive order.   At June 30,
              1997, the Bank was in compliance with the regulatory requirements
              for well-capitalized institutions.   As of September 30, 1996,
              the most recent notification from the Office of Thrift Supervision categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the institution's category.



                                                                                                                Minimum to be
                                                     Actual                      Minimum for Capital        categorized as Well-
                                                                                  adequacy purposes           Capitalized under
                                                                                                              prompt corrective
                                                                                                              action provisions
                                          -----------------------------------------------------------------------------------------
                                               Amount     Ratio              Amount          Ratio         Amount          Ratio
                                          -----------------------------------------------------------------------------------------
June 30, 1996:
Total capital to risk-weighted assets (1)  $    23,700    13.70 %             13,843           8.00         17,304          10.00
Tier I capital to risk-weighted assets          21,530    12.44                  n/a            n/a         10,383           6.00
Tier I leverage to average assets               21,530     6.67                  n/a            n/a          8,358           5.00
Core capital to total assets                    21,530     6.42               10,055           3.00            n/a           n/a
Tangible capital to total assets                21,530     6.42                5,027           1.50            n/a           n/a

June 30, 1997:
Total capital to risk-weighted assets (1)       25,411    10.79               18,844           8.00         23,555          10.00
Tier I capital to risk-weighted assets          22,821     9.69                  n/a            n/a         14,133           6.00
Tier I leverage to average assets               22,821     6.50                  n/a            n/a         10,214           5.00
Core capital to total assets                    22,821     6.19               11,053           3.00            n/a            n/a
Tangible capital to total assets                22,821     6.19                5,526           1.50            n/a            n/a

   (1) The OTS requires institutions to maintain Tier I capital of not less than one-half of total capital.

         SFAS No. 129, "DISCLOSURE OF INFORMATION ABOUT CAPITAL STRUCTURE", issued in February 1997 and effective January 1, 1998, summarizes disclosure requirements pertaining to an entity's capital structure. SFAS No. 129 is a compilation of several previously issued standards and pronouncements, therefore, adoption of this standard is not expected to have a material effect on the Corporation's financial statements.


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    (11) MORTGAGE SERVICING RIGHTS
         A summary of capitalized mortgage servicing rights at June 30, 1996 and 1997 follows:

                                                June 30,
                                        1996                1997
                                      Mortgage            Mortgage
                                  servicing rights    servicing rights
                                 --------------------------------------
                                 --------------------------------------
Balance at beginning of year  $               243                 648
Additions                                     553                 315
Amortization                                  148                 202
Allowance for losses                           --                  --
                                 --------------------------------------
Balance at end of year                        648                 761
                                 --------------------------------------
                                 --------------------------------------

         There was no activity in the allowance for loss for the years ended June 30, 1995, 1996 and 1997.

    (12) EMPLOYEE BENEFIT PLANS

         (a)  SAVINGS PLAN

              The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all full-time employees. Under the plan, employee contributions are matched by the Corporation at a rate of 25% of the first five percent contributed. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. The Corporation contributed $27, $24 and $25 to the plan for the years ended June 30, 1995, 1996 and 1997, respectively.

         (b)  EMPLOYEE STOCK OWNERSHIP PLAN

              The Corporation established an employee stock ownership plan
              (ESOP) which became effective on July 1, 1992 for employees of the Corporation, the Bank, and its subsidiary who have at least one year of continuous service. The ESOP was initially funded by the Corporation for $117 which was used to purchase shares in the conversion. The Corporation pays all ESOP expenses. Shares purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the third year of service with an additional 20% vesting each year thereafter until 100% vesting after seven years. Allocations to individual participants accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the years ended June 30, 1995, 1996 and 1997, the Corporation contributed $75, $91 and $65, respectively to the ESOP, which is invested in Cascade Financial Corporation stock. Allocated and unallocated
              shares at June 30, 1997, were 92,942 and 0, respectively.   The
              Corporation has the right of first refusal to purchase the allocated shares of separated employees.

         (c)  EMPLOYEE STOCK PURCHASE PLAN

              The Corporation maintains an employee stock purchase plan, under the terms of which 97,656 shares of Common Stock have been authorized for issuance. The plan allows employees of the Corporation with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six month offering period, (January 1 and July 1 of each year), eligible employees who elect to participate are granted options to purchase a limited number of shares and unless the participant withdraws from the plan, the option is automatically exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering is determined by


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

              dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period.

         (d)  STOCK OPTIONS

              The Corporation maintains stock option plans pursuant to which an aggregate of shares of Common Stock have been authorized for issuance to certain key employees and directors of the Corporation and it subsidiaries upon exercise of stock options. The options granted under these plans are, in general, exercisable under a vesting schedule whereby all options become exercisable over seven years, and expire not more than ten years after the date of grant.

              All options granted have limited rights which enable a holder, upon a change in control of the Corporation, to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At June 30, 1996 and 1997, 139,751 and 206,952 shares respectively, were fully exercisable.

              In June 1997 the Corporation's stockholders approved the 1997 Stock Option Plan which authorized 143,750 shares. The terms and conditions of the 1997 Plan are materially the same as described above.

              In October 1995, the FASB issued SFAS 123, "ACCOUNTING FOR STOCK-BASED COMPENSATION". The statement requires expanded disclosures of stock-based compensation arrangements with employees and encourages (but does not require) application of the fair value recognition provisions in the statement. SFAS 123 does not rescind or interpret the existing accounting rules for employee stock-based arrangements. Companies may continue following those rules to recognize and measure compensation as outlined in Accounting Principles Board ("APB") Opinion 25, "ACCOUNTING FOR STOCK ISSUED TO EMPLOYEES" but they are now required to disclose the pro forma amounts of net income and earnings per share that would have been reported had the company elected to follow the fair value recognition provisions of SFAS
              123. Effective January 1, 1996, the Corporation adopted the disclosure requirements of SFAS 123, but has determined that it will continue to measure its employee stock-based compensation arrangements under the provisions of APB 25. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Corporation's compensation plan been determined consistent with SFAS 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                   Year Ended June 30,
                                       -----------------------------------------
                                          1995           1996            1997
                                       ----------      ----------     ----------

              Net income
                As reported            $    2,890          2,268         1,204
                Pro forma                   2,886          2,230         1,155
              Net income per common share
                Primary
                  As reported                1.03           0.80          0.42
                  Pro forma                  1.02           0.80          0.41

    The compensation expense included in the pro forma net income and earnings per share is not likely to be representative of the effect on reported net income for future years because options vest over several years and additional awards may be made.

    The fair value of options granted under the Corporation's stock option plan was $7.81, $7.53, and $6.60, respectively for the years ended June 30, 1995, 1996, and 1997. The fair value is estimated on the date of grant with the following weighted average assumptions used for 1995, 1996, and 1997: risk-free interest rate of 7.068%, 6.195% and 6.510%, expected lives of eight years, no expected cash dividends, and volatility factors of 24%.


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


    Changes in total options outstanding during 1995, 1996 and 1997 are as follows:

                                                           1995
                                           -------------------------------------
                                                              Weighted Average
                                           Shares Under      Exercise Price of
                                              Option             Option Shares
--------------------------------------------------------------------------------
Outstanding at beginning of year                  228,195                 5.59
Granted during year                                 4,270                15.99
Exercised during year                              (5,788)                6.83
Five-for-four stock split                          52,698
Forfeited during year                             (17,636)                4.61
--------------------------------------------------------------------------------
Outstanding at end of year                        261,739                 5.64
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                           1996
                                          --------------------------------------
                                                              Weighted Average
                                           Shares Under      Exercise Price of
                                              Option             Option Shares
--------------------------------------------------------------------------------
Outstanding at beginning of year                  261,739                 5.64
Granted during year                                35,789                16.36
Exercised during year                             (16,617)                5.49
Five-for-four stock split                          66,673
Forfeited during year                             (15,346)                7.84
--------------------------------------------------------------------------------
Outstanding at end of year                        332,238                 3.86
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                           1997
                                           -------------------------------------
                                                              Weighted Average
                                           Shares Under      Exercise Price of
                                              Option             Option Shares
--------------------------------------------------------------------------------
Outstanding at beginning of year                  332,238                 3.86
Granted during year                                13,458                14.03
Exercised during year                             (11,139)                6.39
Five-for-four stock split                          83,303
Forfeited during year                              (3,029)               10.06
--------------------------------------------------------------------------------
Outstanding at end of year                        414,831                 3.83
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Financial data pertaining to outstanding stock options were as follows:




                                                                   June 30, 1997
----------------------------------------------------------------------------------------------------------------------------------
                                                                      Weighted                                Weighted
                               Number of      Weighted Average          Average           Number of            Average
                               Option             Remaining            Exercise          Exercisable       Exercise Price
      Ranges of Exercises       Shares        Contractual Life        Price of             Option           of Exercisable
           Prices                                                       Option             Shares            Option Shares
                                                                       Shares
----------------------------------------------------------------------------------------------------------------------------------
             $1.97               227,553        5.3   years          $     1.97               136,532         $      1.97
           3.80-4.75             126,965        5.7                        3.92                66,904                3.80
         8.70-12.00               60,313        8.7                       10.64                 3,516                8.70
                              ----------------------------------------------------------------------------------------------------
                                 414,831        5.9   years          $     3.83               206,952         $      2.68
                              ----------------------------------------------------------------------------------------------------
                              ----------------------------------------------------------------------------------------------------



(13)     FAIR VALUE OF FINANCIAL INSTRUMENTS
    SFAS 107, "DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS", requires the Corporation to disclose estimated fair values for its financial instruments. The fair value estimates, methods and assumptions, set forth below for the Corporation's financial instruments, are made solely to comply with the requirements of SFAS 107 and should be read in conjunction with the financial statements and footnotes in this report. The fair value estimates are subjective in nature, involve uncertainties and matters of significant judgement and, therefore, are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The Corporation has not included certain material items in its disclosure, such as the value of the long-term relationships with the Corporation's lending and deposit customers since this is an intangible and not a financial instrument. Additionally, the estimates do not include any tax ramifications. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could materially affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Corporation. The following table presents a summary of the Corporation's financial instruments, as defined by SFAS 107:


                                                                      At June 30,1996             At June 30, 1997
                                                             -----------------------------    -------------------------
                                                                  Carrying      Estimated      Carrying      Estimated
                                                                    value      fair value        value       fair value
                                                             ----------------------------------------------------------
         Financial assets:
             Cash and short-term securities                  $       8,618          8,618          8,478          8,478
             Securities available-for-sale                          72,076         72,076         36,054         36,054
             Mortgage-backed securities                              9,941          9,437          6,777          6,637
             Loans, net                                            238,716        240,205        311,126        315,773
         Servicing rights                                              648            734            761            852

         Financial liabilities:
             Deposit accounts                                      218,063        218,238        244,795        245,150
             Borrowings                                             88,992         88,921         93,467         93,404
             Interest rate swaps/caps                                5,000          5,000         18,500         18,338


         CASH AND SHORT-TERM SECURITIES
         The carrying amount represents fair value.


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    SECURITIES

    Fair values are based on quoted market prices or dealer quotes.

    MORTGAGE-BACKED SECURITIES

    Fair values are based on quoted market prices or dealer quotes.

    LOANS, NET

    Fair values are estimated using current market interest rates to discount future cash flows for each of fifteen different loan segments. Interest rates used to discount the cash flows are based on U.S. Treasury yields or other market interest rates with appropriate spreads for each segment. The spread over the treasury yields or other market rates is used to account for liquidity, credit quality and higher servicing costs. Prepayment rates are based on expected future prepayment rates or where appropriate and available, market prepayment rates.

    SERVICING RIGHTS

    Fair values for mortgage servicing rights are based on quoted market prices discounted for costs to sell.

    DEPOSIT ACCOUNTS

    SFAS 107 states the fair value of deposits with no stated maturity, such as checking accounts, money market deposit accounts and savings accounts, equals the amount payable on demand. The fair value of certificates of deposits is calculated based on the discounted value of contractual cash flows. The discount rate is equal to the rate currently offered on similar products.

    BORROWINGS

    The fair value is calculated based on the discounted cash flow method, adjusted for market interest rates and terms to maturity.

    OFF-BALANCE SHEET FINANCIAL INSTRUMENTS

    Fair values are estimated using market interest rates to discount the future cash flows of the held-for-sale commitments, sale agreements, interest rate cap agreements and swaps. Commitments to originate portfolio loans are valued consistent with the method described above for loans receivable.

                                     LIMITATIONS

    These fair value disclosures are made solely to comply with the requirements of SFAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure the calculations do not represent the underlying value of the Corporation at June 30, 1996 and 1997. These amounts have not been updated since year-end; therefore, the valuations may have changed significantly since that point in time.

(14)     CONTINGENCIES

    The Corporation is a defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Corporation will not be materially adversely affected by the final outcome of these legal proceedings and that adequate provision has been made in the accompanying consolidated financial statements.

    At periodic intervals, the OTS and the Federal Deposit Insurance Corporation ("FDIC") routinely examine the Corporation's financial statements as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Corporation's financial statements be adjusted in accordance with their findings. A future examination by OTS or the FDIC could include a review of certain transactions or other amounts reported in the Corporation's 1996 financial statements. In view of the increasingly uncertain


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

    regulatory environment in which the Corporation operates, the extent, if any, to which a forthcoming regulatory examination may ultimately result in adjustments to the 1996 financial statements cannot presently be determined.

    On February 21, 1995, the United States Supreme Court refused to consider the United States Ninth Circuit Court of Appeals ruling upholding an OTS restitution order against the Corporation's former Chairman and Chief Executive Officer. As a result the Corporation recorded approximately $400 of after-tax income from the restitution order. The OTS has separately brought an enforcement action in relation to security provided by the former executive, and in March 1994, the United States District Court for the Western District of Washington entered a judgement requiring payment of approximately $280 to the Corporation by the former executive. During 1996, $150 of this amount was collected. Ultimate collection of the remaining amount will be recorded as income when received.

    On March 30, 1995, the United States District Court granted the Corporation's motion for summary judgement in a suit brought by the former executive against the Corporation and several current executive officers.

(15)     CONDENSED FINANCIAL INFORMATION OF CASCADE FINANCIAL CORPORATION

    Following are the condensed financial statements of Cascade Financial Corporation (Parent only) for the period indicated. The holding company was formed on November 30, 1994.

                                    BALANCE SHEET
                                       June 30,
--------------------------------------------------------------------------------
                                                       1996           1997
--------------------------------------------------------------------------------
Assets:
    Cash                                                 40             38
    Investment in subsidiary                        $20,714         22,481
    Other Assets                                         63             46
--------------------------------------------------------------------------------
                                                     20,817         22,565
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Liabilities and Stockholders' Equity:
    Other Liabilities                                     7              7
    Stockholders' equity                             20,810         22,558
--------------------------------------------------------------------------------
                                                     20,817         22,565
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                                                    (Continued)

                             CASCADE FINANCIAL CORPORATION
                                     AND SUBSIDIARY

                       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                      (Dollars in thousands, except share amounts)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               STATEMENT OF OPERATIONS
                                  For the periods
                        November 30, 1994 to June 30, 1995,
                         July 1, 1995 to June 30, 1996 and
                           July 1, 1996 to June 30, 1997
--------------------------------------------------------------------------------
                                                          1995    1996    1997
--------------------------------------------------------------------------------
Equity in undistributed net income of the subsidiary  $  1,088   2,356   1,300

Operating Expenses                                          --    (135)   (145)
--------------------------------------------------------------------------------
Income before Federal income taxes                       1,088   2,221   1,155
Income tax benefit                                          --      47      49
--------------------------------------------------------------------------------
Net income                                               1,088   2,268   1,204
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                               STATEMENT OF CASH FLOWS
                                  For the periods
                        November 30, 1994 to June 30, 1995,
                         July 1, 1995 to June 30, 1996 and
                           July 1, 1996 to June 30, 1997
--------------------------------------------------------------------------------
                                                          1995    1996    1997
--------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                          $  1,088   2,268   1,204
  Adjustments to reconcile net income to net cash
  provided by operating activities:
       Equity in net income of subsidiary               (1,088) (2,356) (1,300)
       Increase in other assets                             --     (63)    (46)
       Increase in other liabilities                        --       2       7
--------------------------------------------------------------------------------
            Net cash used by operating activities           --    (149)   (135)
Cash flows from investing activities:
  Dividends received from subsidiary                        --      50      --
--------------------------------------------------------------------------------
       Net cash provided by investing activities            --      50      --
Cash flows from financing activities:
  Proceeds from issuance of common stock, net               --     139     133
--------------------------------------------------------------------------------
       Net cash provided by financing activities            --     139     133
--------------------------------------------------------------------------------
       Net increase in cash and cash equivalents            --      40      (2)
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
Cash and cash equivalents:
  Beginning of year                                         --      --      40
--------------------------------------------------------------------------------
  End of year                                               --      40      38
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

(17) SUBSEQUENT EVENT
     On February 6, 1997, the Corporation and the Bank entered into a merger agreement with AmFirst Bancorporation whereby AmFirst and its wholly-owned subsidiary, American First National Bank, would be merged into the Corporation and Bank, respectively. The Corporation will exchange approximately two shares for each of AmFirst's on the effective date. This transaction will be accounted for as a pooling-of-interests and accordingly, the Corporation's historical consolidated financial statements presented in future reports will be restated to include the accounts and results of operations of AmFirst. The transaction has received all regulatory and stockholder approvals and is anticipated to close in early August 1997. The Corporation anticipates recording a one-time pre-tax charge for legal, professional and filing fees of approximately $275,000 in the quarter the transaction closes.


                                                                    (Continued)

ANNUAL MEETING
The annual meeting of the stockholders of Cascade Financial Corporation will be Saturday, October 25, 1997 at 10:00 a.m. at Cascade Bank, 2828 Colby Avenue, Everett, Washington.

ADDITIONAL FINANCIAL INFORMATION
Stockholders interested in receiving quarterly earnings releases should call our main office at (425) 339-5500.

A copy of the Form 10-K as filed with the Securities and Exchange Commission will be furnished to stockholders upon written request to the Secretary, Cascade Financial Corporation, 2828 Colby Avenue, Everett, WA 98201. You may also contact us through our Web site: www.cascadebank.com. Form 10-K information is also available through the Securities and Exchange Commission's Web site: www.sec.gov/edaux/searches.htm.

STOCK TRANSFER AGENT                   LEGAL COUNSEL

Chemical Mellon                        Anderson Hunter, PS
Shareholder Services                   P.O. Box 5397
50 California Street, 10th Floor       Everett, Washington  98606
San Francisco, California  94111

AUDITORS                               SPECIAL COUNSEL

KPMG Peat Marwick LLP                  Breyer & Aguggia
3100 Two Union Square                  601 13th Street, N.W.
601 Union Street                       Suite 1120 South
Seattle, Washington  98101-2327        Washington, D.C.  20005

LOCATIONS

MAIN OFFICE                            BELLEVUE OFFICE
2828 Colby Avenue                      200 108th NE
Everett, Washington                    Bellevue, Washington
(425) 339-5500                         (425) 455-2300

CLEARVIEW OFFICE                       EVERETT/BROADWAY OFFICE
17512 SR 9 SE                          2602 Broadway
Snohomish, Washington                  Everett, Washington
(360) 668-1243                         (425) 259-1243

EVERETT/EVERGREEN WAY OFFICE           HARBOUR POINTE OFFICE
6920 Evergreen Way                     11700 Mukilteo Speedway
Everett, Washington                    Mukilteo, Washington
(425) 353-1243                         (425) 290-7769

ISSAQUAH OFFICE                        LYNNWOOD OFFICE
305 Front Street N                     19419 Highway 99
Issaquah, Washington                   Lynnwood, Washington
(425) 391-5500                         (425) 775-6666

MARYSVILLE OFFICE                      MOUNT VERNON OFFICE
815 State Avenue                       1725 Continental Place,
Marysville, Washington                 Suite C
(360) 659-7614                         Mount Vernon, Washington
                                       (360) 424-4655
SMOKEY POINT OFFICE
3532 172nd St NE
Arlington, Washington
(360) 653-1900

BELLINGHAM HOME LOAN CENTER
909 Lakeway Drive, Suite 200
Bellingham, Washington
(360) 676-5200


[LOGO]