Form 10-K405, Exhibit 13
period 1998-06-30
CASCADE FINANCIAL CORP
filed 1998-10-08
CIK 928911

[FRONT COVER OF ANNUAL REPORT]

Real people. Real solutions.SM

[Cascade Financial Corporation logo]      [Picture of employee]

                                          [Picture of employee]

                                          [Picture of employee]

                                          [Picture of employee]
                                                                       1998
                                          [Picture of employee]       Annual
                                                                      Report

[INSIDE FRONT COVER OF ANNUAL REPORT]

Real people. Real solutions.SM      [Cascade Financial Corporation Logo]

OUR VALUE STATEMENT

"Cascade employees are
committed to helping you
find the best solution to
your family's or business'
financial needs."
                                          [Picture of employee]

                                          [Picture of employee]

                                          [Picture of employee]

                                          [Picture of employee]

                                          [Picture of employee]

TABLE OF CONTENTS
Overview-------------------------------1
Financial Highlights-------------------2
Business Unit Reports------------------4
Delivery and Technology----------------7
Community Service----------------------8
Directors and Executives---------------9
Management's Discussion & Analysis----10
Independent Auditors' Reports---------14
Stock Information---------------------37

Over the last six years, an initial investment of $1,000
in Cascade Financial stock has grown to $9,220. That's
an increase of over 800 percent.
---------------------------------------------------------

                                                           [Picture of
                                                           Frank McCord]
                                                      "Long-term stock app-
                                                      reciation is our primary
                                                      goal - and Cascade
                                                      Financial Corporation
                                                      has shown consistently
                                                      outstanding perfor-
                                                      mance in that regard."
                                                      Frank M. McCord,
                                                      Chairman and
                                                      Chief Executive Officer

STOCK PERFORMANCE

AT CASCADE, WE ARE COMMITTED to growing the value of our stockholders' investments - rapidly and consistently. Re-warding our stockholders with a 25 percent stock dividend six years in a row reflects the strength of this commitment.

[Chart "Comparative Return to Stockholders"]

OVERVIEW

     [Picture of
     Fred Safstrom]
"We're taking advantage
of the opportunities
presented by mergers
and other rapid changes
in the  financial services
industry."
Fred Safstrom, President and
Chief Operating Officer


MANY CUSTOMERS are moving to smaller community banks as a result of big bank mergers. To meet their needs, we are expanding our products and services. We're moving our computer operations in-house, which will give us more control, as well as more flexibility to respond to changing market opportunities.

We're increasing the expertise of our employees through training and individualized staff development. And, we're constantly streamlining our operations to better serve our customers.

All in all, Cascade Bank is taking advantage of our strong local economy and the new opportunities in the financial services industry.


---------------------------------------------------------------------
In the fall of 1998, Cascade will offer online banking services for businesses, and later for all customers. We will continue to focus on personalized service. But we'll also offer our customers the benefit of the latest technological advances.
                                                                             1

Cascade's 1998 net income of $3.5 million is a 158 per-
cent increase over 1997.
-------------------------------------------------------
FINANCIAL RESULTS
                                                            [Picture of
                                                           Russ Rosendal]
                                                     "By any measure, Cascade
                                                     has delivered an excellent
                                                     return for our
                                                     shareholders."
                                                     Russ Rosendal,
                                                     Chief Financial Officer


CASCADE'S 1998 NET INCOME was the highest ever, even after substantial investments in two start-up units -
Business Banking and Wholesale Lending. And growing these investments promises an even stronger future for Cascade.
Keys to our ongoing profitability include maintaining high credit quality and controlling expenses, while continuing to invest for the future.

                           FIVE YEAR FINANCIAL HIGHLIGHTS
                Dollars in thousands except financial ratios (unaudited)

For The Year Ended        June 30, 1994      1995      1996      1997      1998
-------------------------------------------------------------------------------
Net income                       $2,366     3,304     2,781     1,368     3,525
Net interest income               9,321    11,767    10,590    11,644    13,798
Earnings per share (diluted)       0.51      0.79      0.60      0.29      0.75

At Year End               June 30, 1994      1995      1996      1997      1998
-------------------------------------------------------------------------------
Assets                         $307,708   367,597   399,316   434,162   444,155
Loans                           212,031   249,250   272,464   341,201   384,734
Deposits                        226,986   252,204   277,897   304,205   312,518
Stockholders' equity             19,891    23,505    25,532    27,543    31,418
Non-performing loans              6,782       617       600       911     1,921

Financial Ratios          June 30, 1994      1995      1996      1997      1998
-------------------------------------------------------------------------------
Return on assets                   0.84%     0.95      0.73      0.33      0.82
Return on equity                  12.67     14.96     11.44      5.26     12.05
Net interest margin                3.51      3.54      2.90      3.44      3.40
Net interest spread                3.23      3.20      2.52      2.49      3.14

Results have been restated to reflect the 1997 merger with AmFirst
Bancorporation.

[Chart of Assets]


                                 [Chart of Loans]


[Chart of Deposits]


                          [Chart of Stockholders' Equity]


[Chart of Net income]


                           [Chart of Net Interest Income]

Z-Sport came to Cascade for a business line of credit.
By listening closely and understanding their business
needs, Cascade is now also financing the purchase of
Z-Sport's own building.
--------------------------------------------------------
                                                            [Picture of
                                                            Dave Little]
                                                       "Were both small enough
                                                       to truly know our
                                                       customers, and big
                                                       enough to have the
                                                       resources to meet all of
                                                       their needs."
                                                       Dave Little, Business
                                                       Banking Manager

BUSINESS BANKING

CASCADE PROVIDES small to mid-sized businesses with a wide range of financial solutions. The merger with American First National Bank greatly increased our resources and busi-ness banking experience. Our business customers are already benefiting from these rapidly expanding banking services.

In the last year, eight additional Business Banking experts were hired to expand these services even more. And, the results are already coming in. By the end of fiscal 1998, Cascade had over $41 million in outstanding loans to businesses in our community.

INCOME PROPERTY

       [Picture of
      Steve Erickson]
"No doubt, it's a hot
housing market, but it's
also a very competitive
lending market.  Our
personalized service has
made our success."
Steve Erickson, Construction/
Income Property Lending Manager


CASCADE'S $50 MILLION in construction lending in fiscal 1998 is due to our high level of personalized service and the relationships developed with top builders in the community. We're providing financing to experienced developers who are here for the long term and have the resources to withstand speed bumps in the economy.

OVER THE YEARS Cascade has developed a keen sense of the in-come property investment market. Today's booming economy has brought a whole new group of smaller investors to this arena. Cascade Bank is helping these people realize their investment dreams. Fiscal 1998 showed an increase of 13 percent in income property loans over the previous year. And we expect that trend to continue throughout the four counties we serve.


----------------------------------------------------------
Real Estate investments are an important part of our cust-omers' wealth, and Cascade is a leader in financing these investments.

The new Loan Prospector -registered trademark- system allows us to automatically approve most residential loans in hours.
-------------------------------------------------------------------

                                                          [Picture of
                                                          Rob Disotell]
                                                     "The current economy
                                                     and low interest rates
                                                     have made for an
                                                     incredible year."
                                                     Rob Disotell, Retail
                                                     Lending Manager

RESIDENTIAL LENDING

WITH OVER $150 MILLION in new home loans, Cascade
Bank's Residential Lending group enjoyed a very busy year.

Cascade is committed to using technology to improve cus-tomer service and lower costs. A new loan processing system with Loan Prospector -registered trademark- automates the underwriting for borrowers with good credit histories. That means quicker answers for most of our borrowers. And it allows our mortgage experts more time to find solutions for customers with complex credit applications. Overall, Loan Prospector -registered trademark- will have a revolutionary impact on mortgage lending, making us more responsive than ever.

Cascade continued to receive an "Outstanding" Community
Reinvestment Act rating due to lending to low- and moderate-income borrowers and their communities.

WHOLESALE LENDING

    [Picture of
      Jim Palm]
"Quick, personalized
service is the key
difference at Cascade - it
brings mortgage
brokers back again and
again."
Jim Palm, Wholesale Lending
Manager

THE WHOLESALE LENDING GROUP'S COMMITMENT to service generated $109 million dollars in loan production and provided a substantial contribution to Cascade's income. We expect that production to grow substantially over the coming years - especially with the streamlined approval process and an expanded product line of additional programs from national investors.

These loans not only provide a strong source of fee income, but some are held as income-producing assets for Cascade. Most importantly, they bring new customers whose satisfied experiences result in expanded relationships with Cascade through deposits, investments and other loans.

------------------------------------------------------
We have access to hundreds of loan programs from throughout the country, allowing Cascade to meet the diverse borrowing needs of our community.

Our staff is trained to understand customers' needs
and recommend appropriate solutions.
-----------------------------------------------------

                                                           [Picture of
                                                           Wes Cochran]
                                                       "We have much more
                                                       to offer now - VISA
                                                       -registered trademark-
                                                       cards, consumer loans,
                                                       lines of credit and
                                                       debit cards, along with
                                                       our traditional
                                                       product line."
                                                       Wes Cochran, Branch
                                                       Banking Manager

BRANCH BANKING

OUTSTANDING CUSTOMER SERVICE is a hallmark for Cascade as it was for American First National Bank. The merger brought together a variety of new products and experienced employees with different skills.

Throughout fiscal 1998, we've focused on staff development with a new sales and service training program. Every employee completed a full day of sales and service training. Sales Training Consultant Lynn Guiliani continues to coach all front-line staff on a regular basis. We've also created new Financial Services Officer positions to focus on better serving our customers' personal financial needs.



       [picture of
       Jerry Dawson]
"We can offer anything
the national brokerage
houses can.  And we're
right in your
neighborhood."
Jerry Dawson, Cascade Investment
Services, Inc. Manager

CASCADE INVESTMENT SERVICES, INC.

CUSTOMERS ARE LOOKING FOR WAYS to maximize returns on their investments. Many of our customers need more than high-rate CDs to diversify their investment portfolios. Fiscal 1998 was a record year in sales for Cascade's investment subsidiary. We sold over $5 million in mutual funds, stocks, bonds and annuities.

Building more awareness of our investment services will continue to increase production in this important fee-generating business.

Cascade is also proud to be one of only a few financial institutions locally offering reverse mortgages to senior citizens who need addi-tional income to stay in their own homes.


------------------------------------------------------------
Cascade's Reverse Mortgages freed up approximately $2.4 million for 30 senior citizens to live with more indepen-dence in their own homes.

The personal attention from our business banker appealed
to Wilson Medical Specialists, but our deposit courier ser-
vice convinced them to transfer their relationship.
-------------------------------------------------------------

                                                          [Picture of
                                                         Vera Wildauer]
                                                     "Using technology, a
                                                     community bank can
                                                     match big bank
                                                     convenience. And do it
                                                     with a greater level of
                                                     personal service."
                                                     Vera Wildauer,
                                                     Marketing Director

DELIVERY AND PRODUCTS

CASCADE'S CUSTOMERS WANT ACCESS to their bank through a variety of ways. The need for "convenience" can no longer be satisfied with just branch locations. Cascade's ap-proach is to offer an integrated set of delivery channels. In addition to nine full service, stand alone offices, Cascade offers two supermarket branches, 24-hour automated telephone banking, remote ATMs, a deposit courier service for businesses and online banking beginning in the fall of 1998.

Cascade also offers innovative financial solutions like the new Equity Advantage VISA -registered trademark- card launched in 1998. Already offering a wide range of traditional bank services, we're committed to continually expanding our product line to meet the needs of our customers.



               [Picture of
               Steve Smith]
Steve Smith, Information Services Manager

TECHNOLOGY

TECHNOLOGICAL ADVANCES

Improving customer service is the primary reason for moving our data processing systems in-house. State-ments will be produced more quickly, information will be distributed more easily, and Cascade will be more responsive to changes in customers' needs.

YEAR 2000 READINESS

Cascade is scheduled to have its core processing system upgraded to Year 2000 Compliance by Decem-ber 31, 1998. Other systems needing improvement will be upgraded or replaced before the end of 1999.
A Year 2000 team, consisting of key personnel from throughout the Bank, is managing this process .


-----------------------------------------------------------------------------
By the end of 1998, all Cascade employees will have access to a company-wide Intranet site. This will substantially improve communication and coordination throughout the Bank and keep our staff up-to-date with the ever-changing banking environment.
                                                                             7

In 1998, Cascade Bank contributed
over $35,000 and countless hours
to community organizations.
-----------------------------------------

        [picture of Fred Safstrom and
           a mother and her child]
Fred Safstrom Visits with a Housing Hope Family

"Being a community
bank means being
involved in all sorts of
ways - large and small."
            - Fred Safstrom

COMMUNITY SERVICE

CASCADE BANK'S EMPLOYEES
support their community agencies. For
example, over 90 percent of the bank's
employees donated to their local United
Way. Frank McCord served as co-chairman of United Way's Snohomish County campaign that raised a record $11 million.

[picture of employees]

When the Red Cross was
looking for someone to
help sort and count all the
coins from a recent drive,
Steve Sprinkle and Larry
Jacobson jumped at the
opportunity. They and
other employees transported and sorted over 400,000 coins.

Gwen Van Wyck heard
about Debbie Hill's trip
to Russia to deliver
supplies to orphanages
and hospitals, and
knitted 30 warm hats
with yarn scraps donated by Mardell Cox.

[Picture of employees]

[Picture of employee]

Jody Serl manages a
busy Cascade branch but
found time to teach high
school students the
basics of having a check-
ing account.

Cascade employees support a variety of
community events. Branch Manager Toni
Mathews organized this year's Trike Race at the Marysville Strawberry Festival. Emily
Fisher, Branch Manager in Issaquah, opened her office during Salmon Days for visitors to take a break. Julie Arnold, Suzanne Poe, Trudy
Santeford and LaVonne Sewell all helped staff the Everett Salty Sea Days ticket booth.

------------------------------------------------
Cascade's Management Contributes Their
Time and Leadership to Many Organizations:
Frank McCord   Bethany Foundation
               Everett Area Chamber of Commerce
               Everett Performing Arts
               Everett Rotary Club
               Mt. Baker Council of Boy Scouts of America
               United Way of Snohomish County
Fred Safstrom  Everett Public Schools Foundation
               Housing Hope
               Seattle Pacific University
               YMCA of Snohomish County
Steve Erickson Boys and Girls Club of Snohomish County
Wes Cochran    Salvation Army
Rob Disotell   Arlington Boys and Girls Club
               Everett YMCA

EXECUTIVE OFFICERS
[picture of executive officers]
STANDING LEFT TO RIGHT:
ROBERT G. DISOTELL
Executive Vice President, Retail Lending

STEVEN R. ERICKSON
Executive Vice President,
Income Property and Construction Lending

FRANK M. McCORD
Chairman, Chief Executive Officer

J. WESLEY COCHRAN
Executive Vice President, Branch Banking

SEATED LEFT TO RIGHT:
JAMES J. PALM
Executive Vice President,
Wholesale Lending

DAVID R. LITTLE
Executive Vice President, Business Banking

C. FREDRICK SAFSTROM
President, Chief Operating Officer

VERA E. WILDAUER
Senior Vice President,
Marketing Director

RUSSELL E. ROSENDAL
Executive Vice President,
Chief Financial Officer


                                 BOARD OF DIRECTORS
[picture of Frank McCord]                        [picture of David O'Connor]
FRANK M. McCORD(1)                               DAVID R. O'CONNOR (1)
CHAIRMAN OF THE BOARD                            Co-Owner
Chief Executive Officer                          Mobile Country Club
Cascade Bank

[picture of Rob Disotell]                        [picture of Henry Robinett]
ROBERT G. DISOTELL                               HENRY M. ROBINETT (1)(3)
Executive Vice President                         General Partner
Retail Lending                                   Boyden, Robinett & Assoc. L.P.
Cascade Bank

[picture of David Duce]                          [picture of Fred Safstrom]
DAVID W. DUCE (2)                                C. FREDRICK SAFSTROM (1)
VICE CHAIRMAN                                    President
Attorney                                         Chief Operating Officer
Duce, Bastian, Peterson, and Zielke              Cascade Bank

[picture of Joan Earl]                           [picture of Paull Shin]
JOAN M. EARL (2)                                 PAULL H. SHIN, PH.D. (2)
Deputy County Executive                          Retired Professor of History
Snohomish County                                 Shoreline Community College

[picture of Dwayne Lane]                         [picture of Ron Thompson]
DWAYNE LANE (2)                                  RONALD E THOMPSON (1)(3)
President                                        President
Dwayne Lane Auto Centers                         WRE Commercial & Property
                                                 Management

[picture of Gary Meisner]                        [picture of Brandt Westover]
GARY L. MEISNER (3)                              G. BRANDT WESTOVER (1)
President                                        Vice President
Clearview Management, Inc.                       Paine Webber, Inc.


[picture of Dennis Murphy]
DENNIS R. MURPHY, PH.D. (3)
VICE CHAIRMAN
Dean and Professor of Economics
Western Washington University

                                 (1) Member of the Executive Committee.
                                 (2) Member of the Audit and Finance Committee.
                                 (3) Member of the Compensation and Personnel
                                     Committee.

                          MANAGEMENT'S DISCUSSION AND ANALYSIS

The following discussion and analysis should be read in conjunction with the Consolidated Financial Statements and Notes thereto presented elsewhere in this report.

FORWARD LOOKING STATEMENTS

This section contains forward-looking statements that have been prepared on the basis of the Corporation's best judgments and currently available information. These forward-looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of the Corporation. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to changes. Factors that could affect actual results include interest rate trends, the general economic climate in the Corporation's market area and the country as a whole, the ability of the Corporation to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state regulation. Accordingly, there can be no assurance that these strategies will be implemented, or if implemented, will achieve the results described or within the time periods currently estimated.

REVIEW OF FINANCIAL POSITION
----------------------------

On August 1, 1997, Cascade Financial Corporation ("cascade" or the "Corporation") completed a merger with AmFirst Bancorporation ("AmFirst").
This merger added three new full-service offices to Cascade's branch network and immediately established Cascade's commercial banking presence in Snohomish County. Acquired assets were $67.3 million, including $36.0 million, primarily in commercial loans. Cascade also acquired deposits of $60.7 million in the merger. The merger was accounted for as a pooling-of-interests. Accordingly, the assets and liabilities of AmFirst were added to those of Cascade at their recorded book values, and the financial statements of Cascade were restated as if the merger had taken place at the beginning of the periods covered.

Total assets increased to $444.2 million at June 30, 1998, compared with $434.2 million at June 30, 1997. Total loans increased by $43.5 million or 12.7% to $384.7 million at June 30, 1998, compared with $341.2 million at June 30, 1997. Most of this increase resulted from new business, construction and installment loans. Cash and securities decreased to $44.1 million in 1998 from $79.3 million in 1997. Proceeds from the decrease in cash and securities were used to fund the increase in loans. Management's long term strategy is to continue to increase assets by expanding commercial and consumer loans.

Deposits increased to $312.5 million at June 30, 1998, from $304.2 million at June 30, 1997. Borrowings were $86.8 million at June 30, 1998, compared to $94.1 million at June 30, 1997. Asset growth was funded by reduced securities balances and increased business and retail deposits.

At June 30, 1998, nonperforming loans totaled $1.9 million compared to $911,000 at June 30, 1997. This increase in nonperforming loans was in the consumer installment and business loan portfolios. The nonaccrual coverage ratio (the allowance for losses to nonaccrual loans) was 215% at June 30, 1998, compared with 426% at June 30, 1997.

COMPARISON OF OPERATING RESULTS
-------------------------------

NET INCOME

Net income for the year ended June 30, 1998 was $3.5 million, an increase of 158% from fiscal 1997. Earnings per share for fiscal 1998 were $0.83 (basic) and $0.75 (diluted) compared with $0.32 (basic) and $0.29 (diluted) for fiscal 1997. Return on equity was 12.05% for fiscal 1998 compared with 5.26% for fiscal 1997. Higher net interest income and higher income from mortgage-banking contributed to improved results in 1998. The results for fiscal 1997 include the payment of $1.2 million as part of a one-time, industry-wide assessment to recapitalize the Savings Association Insurance Fund. Net income for the year ended June 30, 1996 was $2.8 million, or $0.66 per share (basic) and $0.60 per share (diluted). Return on equity for fiscal 1996 was 11.44%.

NET INTEREST INCOME

Net interest income for the year ended June 30, 1998 increased by $2.2 million to $13.8 million from $11.6 million in 1997 and $10.6 million in 1996. This resulted from growth in earning assets and changes in the net interest margin. Average interest-earning assets increased to $405.5 million in 1998 from $401.3 million in 1997 and $365.4 million in 1996. While average earning asset growth was modest, the average loan balances increased to $362.8 million in 1998, from $307.3 million in 1997 and $265.1 million in 1996. A significant portion of earning assets was moved from securities into higher yielding loans.

The net interest margin decreased four basis points in 1998 to 3.40% but has increased substantially from 2.90% in 1996. The 1998 decrease resulted from lower average balances in noninterest-bearing checking accounts. While the average balance in these accounts was lower for 1998, recent growth in commercial business activities has increased the June 30, 1998 noninterest-bearing checking balances $2.9 million above the level one year ago. The increase in the margin from 1996 was the result of adding higher yielding business and commercial real estate loans and a reduced emphasis on lower yielding residential mortgage loans and securities.

The net interest income and margins include the results from hedging with off-balance sheet financial instruments. Hedging decreased net interest income by $38,000 in 1998 and $36,000 in 1997 and increased net interest income by $49,000 in 1996.

PROVISIONS FOR LOAN LOSSES

Provisions for loan losses in 1998, 1997 and 1996 were $246,000, $810,000 and $61,000, respectively. The 1997 provision included $650,000 to conform Cascade's and AmFirst's reserving methodologies. At June 30, 1998 and 1997, the loan loss allowance totaled $4.1 million and $3.9 million. The allowance was 1.1% and 1.2% of loans for 1998 and 1997, respectively.

Determining the allowance for loan losses considers changing economic conditions and other factors. Although the allowance is maintained at levels considered adequate to provide for potential losses, there can be no assurance that such losses will not exceed the estimated amounts. The merger with AmFirst added a portfolio of approximately $25 million in business loans. While adequately reserved at the time of the merger, this portfolio, coupled with the intent to originate additional commercial loans and other higher risk loan products will necessitate increasing the allowance for loan losses in future years. Management expects to record additional provisions for losses on loans in future years as portfolios increase and diversify.

OTHER INCOME

Other income increased $516,000 to $2.5 million in 1998 from $1.9 million 1997. The principal reasons for this increase in 1998 were increases in gains-on-sale of loans held-for-sale and mortgage-backed securities held-for-trading of $376,000, and an increase in service charges of $111,000. Higher volumes in mortgage-banking accounted for the increases in gains-on-sale. Service charge increases were principally due to higher balances in business and consumer loans and checking accounts. The decrease in other income in 1998 as compared to 1996 resulted from a $624,000 restitution recovery in 1996.

OTHER EXPENSES

Other expenses decreased $168,000 to $10.7 million in 1998 from $10.9 million in 1997 and $9.2 million in 1996. Increased salaries and employee benefits of $561,000 in 1998 partially offset the SAIF special assessment of $1.2 million in 1997. Salaries and employee benefits, marketing and other expenses increased as anticipated in 1998 due to higher staffing levels and the introduction of new product lines and services. Increasing expenses for marketing and technology, focusing on productivity and revenue enhancement, should be anticipated as Cascade further develops its delivery systems for new products and services.

YEAR 2000 ISSUES
----------------

Expenditures are being made to prepare Cascade's computer systems for the year 2000. This issue affects computer systems that have time-sensitive programs that may not properly recognize the year 2000. Based on an ongoing assessment process, it has been determined some of the hardware and portions of internally supported and vendor supported software will need to be modified. The Corporation presently believes that with modifications to existing software and conversion to new software, the year 2000 issue will not pose significant operational problems. Data processing is currently provided by a service bureau. This operation is being brought in-house during fiscal 1999.
Management anticipates completing the bulk of the mission critical year 2000 project not later than December 31, 1998. The costs for addressing the year 2000 issue are anticipated to be approximately $250,000 along with internal staff time to test and resolve issues. These costs however are not expected to materially impact the Corporation's results of operation in any one reporting period. Additionally, formal communications are underway with all significant suppliers and large customers to determine the extent to which interface systems are vulnerable to those third parties' failure to correct their own systems and
impacts from the Corporation's customers.   There can be no guarantee the
systems of other companies will be converted in a timely manner. If they are not, it may have an adverse effect on the Corporation's systems. Therefore, contingency plans for mission critical failures brought about by unforeseen year 2000 problems are being prepared.

LIQUIDITY AND CAPITAL RESOURCES
-------------------------------

Liquid assets are cash and cash equivalents, which include highly liquid, short-term investments. At June 30, 1998 and 1997, cash and cash equivalents totaled $12.0 million and $14.3 million. Available-for-sale securities totaled $27.4 million and $58.2 million at those same dates. Cascade Bank is required to maintain minimum levels of liquid assets as defined by regulatory requirements. The required ratio is currently 4.0%. This requirement was exceeded in each of the last three years.

Other significant sources of liquidity are Federal Home Loan Bank of Seattle (FHLB-Seattle) advances, reverse repurchase agreements, and loan sales. If needed, $58.6 million of additional borrowings are available from the FHLB-Seattle at June 30, 1998, as well as abilities to borrow from primary dealers of United States government securities through reverse repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.

At June 30, 1998, there were outstanding commitments to originate loans of $42.1 million. Funds to meet these commitments will principally be generated through loan sales in the secondary market. At June 30, 1998, certificates of deposit scheduled to mature in one year or less totaled $173.9 million. Management believes that a significant portion of such deposits will remain with the Corporation. In addition, management believes that it can adjust the offering rates of certificates of deposit to retain deposits in changing interest rate environments.

DISCLOSURES ABOUT MARKET RISK
-----------------------------

The Corporation's principal financial objective is to achieve long-term profitability while limiting exposure to fluctuations in interest rates. Management intends to reduce risk where appropriate but accept a degree of risk when warranted by economic circumstances and internal risk tolerance. Actual asset and liability maturities are actively managed by holding adjustable rate and balloon loans and selling fixed rate loans that are originated. By adjusting the pricing on consumer deposits, differing deposit maturities can be obtained to lengthen or shorten the repricing time on liabilities. The Corporation also can borrow funds from the FHLB-Seattle for periods of up to twenty years. At various times management uses instruments such as interest rate swaps, interest rate cap and floor agreements, and forward sale commitments to reduce the negative effect rising rates could have on net interest income. Management, in conjunction with the Corporation's Board of Directors, has established policies and guidelines for the use of these off-balance sheet tools.

Interest rate risk is monitored using several methodologies, principally financial modeling. The principal measure of interest rate risk is changes in net interest income. The near term earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At June 30, 1998, a 200 basis point increase in rates would reduce forecasted net interest income over a twelve month period by approximately 2%. The Board of Directors sets targets for allowable changes in net interest income. At June 30, 1998 the allowable target for changes in net interest income with a 200 basis point increase in rates was a decrease of up to 10%.

Expected interest rate sensitivity of individual categories of assets and liabilities as of June 30, 1998 is shown in the following table. There are numerous estimates and assumptions that significantly influence this presentation such as prepayment rates. In addition to changes in the level of interest rates, the Corporation is subject to changes in the yield curve (the relationship between short and long term rates), changes in consumer preferences for various loan and deposit products, and general economic conditions. As with any method of modeling and measuring interest rate risk, certain shortcomings are inherent. Therefore, the data presented in the table should not be relied upon as necessarily indicative of actual future results.

                                        Within  Over one Over five  Over
                                          one    to five   to ten    ten                Fair
Dollars in thousands                     year     years    years    years     Total     Value
INTEREST-SENSITIVE ASSETS
----------------------------------------------------------------------------------------------
   Loans                              $143,244   190,222   20,126   37,631   391,223   399,910
   Investments and other
      interest earning assets            7,933     5,126      518   18,560    32,137    32,066

INTEREST-SENSITIVE LIABILITIES
----------------------------------------------------------------------------------------------
   Interest-bearing checking accounts       --    13,442    4,481       --    17,923    17,923
   Money market accounts                18,050    36,647       --       --    54,697    54,697
   Savings accounts                         --     3,305    9,913       --    13,218    13,218
   Certificates of deposit             173,898    31,828    5,607       --   211,333   211,894
   Borrowings                           74,891    11,936       --       --    86,827    86,840

OFF-BALANCE SHEET ITEMS
----------------------------------------------------------------------------------------------
   Commitments to extend credit         42,108        --       --       --    42,108    42,108
   Unused lines of credit               16,966        --       --       --    16,966    16,966
   Commitments to sell loans           (20,076)       --       --       --   (20,076)  (20,076)
   Interest rate caps                   (5,000)       --       --       --    (5,000)   (4,800)
   Interest rate floor                      --    13,000       --       --    13,000    12,830


The Corporation enters into off-balance sheet transactions to reduce natural interest rate risk embedded in its assets, liabilities, and operating activities. Forward commitments to sell loans are used to hedge the risk of price change in the Corporation's mortgage-banking activities. As the volume of loan originations fluctuates, the volume of commitments to sell loans also fluctuates. As for balance sheet management, the Corporation has become less interest rate sensitive over the past several years, especially with the merger of AmFirst. Management has appropriately adjusted its use of off-balance sheet transactions as this risk has declined. In 1998, to mitigate the prepayment risk of decreasing long-term interest rates on a portion of the portfolio of income property loans, $13 million of interest rate floor agreements tied to yields on 10-year constant maturity Treasury notes were acquired. These instruments are structured to gain value as interest rates decrease. Conversely, the value of these instruments will decrease as interest rates increase. Additional information on interest rate risk management activities and interest rate contracts is contained in Note 8 to the Consolidated Financial Statements.

KPMG Peat Marwick LLP
3100 Two Union Square         Telephone 206 292 1500     Telefax 206 292 4233
601 Union Street
Seattle, WA  98101-2327






                           Independent Auditors' Report


The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and subsidiary (Corporation) as of June 30, 1997 and 1998, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year-period ended June 30, 1998. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Financial Corporation and subsidiary as of June 30, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended June 30, 1998, in conformity with generally accepted accounting principles.


/s/ KPMG Peat Marwick LLP



Seattle, Washington
August 4, 1998







Member Firm of KPMG International

                          CASCADE FINANCIAL CORPORATION
                                AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS

                            June 30, 1997 and 1998

                            (Dollars in thousands)
-------------------------------------------------------------------------------
                                                             1997       1998
-------------------------------------------------------------------------------
                           Assets
                           ------

Cash on hand and in banks                                $     8,577    10,642
Interest-bearing deposits in other financial institutions      5,734     1,324
Securities available-for-sale                                 58,225    27,412
Loans held-for-sale                                           11,133    19,920
Securities held-to-maturity (fair value of $6,637 and $4,654)  6,777     4,725

Loans                                                        333,947   368,957
Allowance for loan losses                                     (3,879)   (4,143)
                                                             -------   -------
  Loans, net                                                 330,068   364,814

Premises and equipment, net                                    7,859     8,764
Accrued interest receivable and other assets                   5,789     6,554

                                                             -------   -------
                                                         $   434,162   444,155
                                                             =======   =======
            Liabilities and Stockholders' Equity
            ------------------------------------

Deposits                                                 $   304,205   312,518
Federal Home Loan Bank advances                               74,659    73,436
Securities sold under agreements to repurchase                19,483    13,391
Advance payments by borrowers for taxes and insurance          1,476     1,953
Accrued interest payable, expenses and other liabilities       5,436    10,065
Deferred Federal income taxes                                  1,360     1,374
                                                             -------   -------
    Total liabilities                                        406,619   412,737
                                                             -------   -------
Stockholders' equity :
  Preferred stock, $.01 par value.  Authorized
    500,000 shares; no shares issued or outstanding               --        --
  Common stock, $.01 par value.  Authorized 8,000,000
    shares; issued and outstanding 4,224,571 shares in
    1997 and 4,265,624 shares in 1998                             43        43
  Additional paid-in capital                                   4,293     4,433
  Retained earnings, substantially restricted                 23,521    27,046
  Unrealized loss on securities available-for-sale,
    net of deferred taxes                                       (314)     (104)
                                                             -------   -------
    Total stockholders' equity                                27,543    31,418

------------------------------------------------------------------------------
                                                         $   434,162   444,155
==============================================================================

See accompanying notes to consolidated financial statements.

                         CASCADE FINANCIAL CORPORATION
                                AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                    Years ended June 30, 1996, 1997 and 1998

                (Dollars in thousands, except per share amounts)
--------------------------------------------------------------------------------
                                                  1996       1997       1998
--------------------------------------------------------------------------------
Interest income:
  Loans                                       $ 23,471     26,163     31,109
  Securities held-to-maturity                    2,322        441        306
  Securities available-for-sale                  3,291      4,449      1,825
  FHLB stock dividends                             312        372        412
  Interest-bearing deposits                        298        143        264
                                              ------------------------------
    Total interest income                       29,694     31,568     33,916
                                              ------------------------------
Interest expense:
  Deposits                                      13,923     14,617     15,205
  FHLB advances                                  3,937      4,192      4,015
  Securities sold under agreements to
    repurchase                                   1,244      1,115        898
                                              ------------------------------
      Total interest expense                    19,104     19,924     20,118
                                              ------------------------------
      Net interest income                       10,590     11,644     13,798
Provision for loan losses                           61        810        246
                                              ------------------------------
      Net interest income after provision
        for loan losses                         10,529     10,834     13,552
                                              ------------------------------
Other income:
  Gain on sale of loans held-for-sale              506        283        606
  Gain (loss) on sale of mortgage-backed
    securities held-for-trading                    519         (8)        45
  Service charges                                  831      1,205      1,316
  Gain on sale of securities available-for-
    sale                                           338         14         93
  Other                                            586        448        398
                                              ------------------------------
    Total other income                           2,780      1,942      2,458
                                              ------------------------------
Other expenses:
  Salaries and employee benefits                 4,824      5,018      5,579
  Occupancy                                      1,641      1,674      1,695
  Federal deposit insurance premiums               545        297        175
  Data processing                                  306        338        360
  Marketing                                        222        325        443
  SAIF special assessment                           --      1,224         --
  Other                                          1,687      2,021      2,477
                                              ------------------------------
    Total other expenses                         9,225     10,897     10,729
                                              ------------------------------
Income before Federal income taxes               4,084      1,879      5,281
    Federal income taxes                         1,303        511      1,756
                                              ------------------------------
    Net income                                   2,781      1,368      3,525
                                              ==============================

Net income per common share, basic            $   0.66       0.32       0.83

Weighted average number of shares
  outstanding, basic                         4,205,646  4,213,038  4,249,844

Net income per diluted share                      0.60       0.29       0.75

Weighted average number of shares,
  diluted                                    4,633,917  4,667,385  4,691,275
                                             ===============================



See accompanying notes to consolidated financial statements.

                              CASCADE FINANCIAL CORPORATION
                                       AND SUBSIDIARY

                       CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                            Years ended June 30, 1996, 1997 and 1998

                         (Dollars in thousands, except share amounts)
--------------------------------------------------------------------------------------------
                                                                           Unrealized
                                                                            loss on
                                                                           securities
                                                                           available-
                                                                            for-sale,  Total
                                                       Additional            net of    stock-
                                                Common  paid-in   Retained  deferred  holders'
                                      Shares     stock  capital   earnings    taxes    equity
                                    ---------------------------------------------------------

Balances at June 30, 1995           4,196,815    $ 43     4,108    19,372      (18)    23,505
Options exercised                      16,617      --       107        --       --        107
Net income for the year ended
  June 30, 1996                            --      --        --     2,781       --      2,781
Adjustment on available-for-sale
  securities                               --      --        --        --     (861)      (861)
                                    ----------------------------------------------------------
Balances at June 30, 1996           4,213,432      43     4,215    22,153     (879)    25,532
Options exercised                      11,139      --        78        --       --         78
Net income for the year ended
  June 30, 1997                            --      --        --     1,368       --      1,368
Adjustment on available-for-sale
  securities                               --      --        --        --      565        565
                                    ----------------------------------------------------------
Balances at June 30, 1997           4,224,571      43     4,293    23,521     (314)    27,543
Options exercised                      41,053      --       140        --       --        140
Net income for the year ended
  June 30, 1998                            --      --        --     3,525       --      3,525
Adjustment on available-for-sale
  securities                               --      --        --        --      210        210
                                    ----------------------------------------------------------
Balances at June 30, 1998           4,265,624    $ 43     4,433    27,046     (104)    31,418
==============================================================================================



See accompanying notes to consolidated financial statements.
                                                                                             17

                             CASCADE FINANCIAL CORPORATION
                                    AND SUBSIDIARY

                          CONSOLIDATED STATEMENTS OF CASH FLOWS

                        Years ended June 30, 1996, 1997 and 1998

                                (Dollars in thousands)
-----------------------------------------------------------------------------------------------
                                                                     1996      1997       1998
-----------------------------------------------------------------------------------------------

Cash flows from operating activities:
  Net income                                                      $ 2,781     1,368      3,525
  Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
       Depreciation and amortization of premises and equipment        712       671        665
       Other                                                          (11)       (7)        --
       Amortization of retained servicing rights                      148       202        322
       Provision for losses on:
         Loans                                                         61       810        246
         Real estate                                                   25        59         --
         Retained servicing rights                                     --        --         57
       Deferred Federal income taxes                                  379      (550)       (94)
       Additions to mortgage servicing rights                        (553)     (315)      (908)
       Deferred loan fees, net of amortization                         13       257       (149)
       Origination of loans held-for-sale                         (55,921)  (57,273)  (199,161)
       Proceeds from sale of loans held-for-sale                   25,462    33,689    166,579
       Proceeds from sale of mortgage-backed securities held-
         for-trading                                               32,849    17,359     24,439
       Net loss (gain) on sales of:
         Loans held-for-sale                                         (506)     (283)      (605)
         Mortgage-backed securities held-for-trading                 (519)        8        (45)
         Securities available-for-sale                               (338)      (12)       (93)
         Premises and equipment                                        (6)       --         --
       Federal Home Loan Bank stock dividend received                (312)     (372)      (412)
       Net change in accrued interest receivable and other assets over principal and interest payable on loans serviced for
         others and accrued expenses and other liabilities            820       313      6,005
                                                                  -----------------------------
           Net cash provided by (used in) operating activities      5,084    (4,076)       371
                                                                  -----------------------------
Cash flows from investing activities:
  Loans originated, net of principal repayments                   (25,452)  (63,937)   (35,159)
  Principal repayments on mortgage-backed securities held-
    to-maturity                                                     9,452     3,164      2,053
  Principal repayments on securities available-for-sale             4,873    12,710      9,900
  Purchases of securities available-for-sale                      (59,980)  (20,971)       (64)
  Proceeds from sales of securities available-for-sale             37,454    41,080     20,962
  Purchases of premises and equipment                                (304)     (655)    (2,023)
  Proceeds from sales of premises and equipment, and other assets       6         5         --
                                                                  -----------------------------
      Net cash used in investing activities                       (33,951)  (28,604)    (4,331)
                                                                  -----------------------------
      Subtotal, carried forward                                   (28,867)  (32,680)    (3,960)
                                                                  -----------------------------
18

Cash flows from financing activities:
  Proceeds from issuance of common stock                              107        78        140
  Net increase in deposits                                         25,693    26,308      8,313
  Proceeds from Federal Home Loan Bank advances                    83,133   144,400    292,400
  Repayment of Federal Home Loan Bank advances                    (75,750) (138,283)  (293,623)
  Net decrease in securities sold under agreements to repurchase   (2,835)     (966)    (6,092)
  Net increase in advance payments by borrowers for taxes and
    insurance                                                         332       270        477
                                                                  -----------------------------
      Net cash provided by financing activities                    30,680    31,807      1,615
                                                                  -----------------------------
      Net increase (decrease) in cash and cash equivalents          1,813      (873)    (2,345)
      Cash and cash equivalents at beginning of year               13,371    15,184     14,311
                                                                  -----------------------------
Cash and cash equivalents at end of year                           15,184    14,311     11,966
                                                                  =============================


Supplemental disclosures of cash flow information --
  cash paid during the year for:
    Interest                                                       19,117    19,957     19,914
    Federal income taxes                                              999     1,235      1,630

Supplemental schedule of noncash investing activities:
  Mortgage loans securitized into FHLMC participation
    certificates and held-for-trading and sold                     32,330    17,419     24,400
  Mortgage loans securitized into FHLMC participation
    certificates and held-for-investment                               --        52         15
  Securities reclassified from held-to-maturity to available-
    for-sale                                                       50,503        --         --
  Premises and equipment, net transferred to Investment property       --        --        453
  Real estate owned transferred to Investment property                421        --         --
  Net mortgage loans transferred to real estate owned                 740       321        301


See accompanying notes to consolidated financial statements.

                                CASCADE FINANCIAL CORPORATION
                                        AND SUBSIDIARY

                         NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                        (Dollars in thousands, except share amounts)
-------------------------------------------------------------------------------
(1)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and financial reporting policies of Cascade Financial Corporation and subsidiary (the Corporation) conform to generally accepted accounting principles and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense. Actual results could differ from those estimates.

The following is a description of the more significant policies, which the Corporation follows in preparing and presenting its consolidated financial statements.

  (a)  BASIS OF PRESENTATION

  The consolidated financial statements include the accounts of the Corporation, its subsidiary, Cascade Bank (the Bank), and the Bank's subsidiary, Cascade Investment Services, Inc. All significant intercompany balances and transactions have been eliminated in the consolidation.

  (b)  CASH EQUIVALENTS

  The Corporation considers all interest-bearing deposits and short-term highly liquid investment securities with an original maturity of three months or less to be cash equivalents.

  (c)  LOANS

  All of the Corporation's loans are located in the Puget Sound region. At June 30, 1998, the Corporation's loans are principally secured by one-to-four-family residences (62%), multifamily residences (15%), commercial and industrial loans (10%) and commercial real estate properties (8%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound region.

  Real estate loans originated by the Corporation are secured by generally no less than 80% of the lesser of the appraised value or purchase price of the underlying property. The Corporation currently requires first mortgage, residential customers to obtain private mortgage insurance on all loans above an 80% loan-to-value ratio.

  The Corporation has added commercial and installment loan portfolios during the year ended June 30, 1998. Most of the commercial loans are secured, and the security includes commercial property, business inventories, commercial equipment and personal property of the customers. $2.4 million in commercial loans were unsecured. Loans secured by boats account for the majority of the installment loan portfolio.

  Interest Income

  Loans are stated at principal amounts outstanding, net of deferred loan fees and costs. Interest is accrued only if deemed collectible Accrual of interest income is generally discontinued when a loan becomes 90 days past due and accrued interest amounts are reversed. Once interest has been paid to date or management considers the loan to be fully collectible, it is returned to accrual status.

  Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loans yields over their contractual lives using the interest method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sales of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are recognized as interest income or expense.

  Loan commitment fees are deferred until loans are funded, at which time they are amortized into interest income using the interest method. If the commitment period expires, the fees are recognized as service charges.

  Impairment of Loans and Allowance For Loans

  The allowance for loan losses is maintained at a level sufficient to provide for losses based on management's evaluation of known and inherent risks in the loan portfolio. This evaluation includes analyses of the fair value of collateral securing selected loans, consideration of historical loss experience and management's projection of trends effecting credit quality. Interest income is normally recognized on the accrual basis; however, if a loan is impaired then interest income is recorded upon the receipt of cash. The difference between interest income recognized on the accrual basis and cash basis is not significant.

  The Corporation reviews all single family loans, all consumer loans and multi-family and commercial real estate loans with outstanding principal balances under $1.0 million for impairment as smaller balance homogeneous loan groups. The Corporation considers a loan to be impaired when it becomes nonaccrual, if it is a multi-family or commercial real estate loan less than 90 days delinquent and management believes that the borrower may be experiencing financial difficulty based on indicators such as an inconsistent payment pattern, low debt coverage ratio, high loan-to-value ratio, or if it is a restructured debt. The Corporation bases the measurement of loan impairment for all loans on the fair value of the loan's underlying collateral. If the recorded investment of a loan exceeds the measure of impairment, the Corporation recognizes the impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses.

  Management believes the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on these assets, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the western Washington region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examination.

  (d)  SALES OF LOANS

  Loans Held-For-Sale

  Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans held-for-sale are carried at lower of cost or market value, determined on an aggregate basis. Market value is determined for loan pools with common interest rates using published quotes. Unrealized losses on such loans are included in gain on sale for loans held-for-sale. All loans are sold without recourse.

  Mortgage-Backed Securities Held-For-Trading

  As part of its mortgage-banking activity the Corporation securitizes certain loans originated for sale. Mortgage-backed securities ("MBS") that the Corporation holds for sale are accounted for as trading securities at the time of origination. These securities are carried at fair value, determined on an aggregate basis. Fair value is determined for securities using published quotes as of the close of business. Realized or unrealized gains or losses on such MBS are included in gain on sale of MBS held-for-trading.

  Mortgage Loan Servicing Rights

  The Corporation acquires mortgage servicing rights ("MSR") through either the purchase or origination of mortgage loans and the sale of those loans with servicing rights retained. The total cost of the mortgage loans sold is allocated to the MSR and the loans based on their relative fair values.
  The Corporation assesses its MSR for impairment based on the fair value of those rights. The carrying value of the MSR is evaluated on a quarterly basis and any impairment is recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, the Corporation stratifies its MSR by various risk characteristics such as loan type, investor type, interest rate and origination date with appropriate prepayment assumptions for the various MSR pools. The MSR are included in other assets and are amortized as an offset to service charges in proportion to, and over, the period of estimated net servicing income.

  Loan servicing generally consists of collecting mortgage payments and certain charges collected from borrowers, such as late payment fees, maintaining escrow accounts, and disbursing payments to investors. Loan servicing income is recorded when earned and is recorded to service charges. Loan servicing costs are charged to expense as incurred.

  The Corporation sells loan servicing rights. Gains and losses from sales of loan servicing rights are calculated using the specific identification of the related carrying value.

  (e)  SECURITIES

  Debt and equity securities, including MBS, are classified as either trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported in stockholders' equity, net of tax. Securities and MBS held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method which approximates the level yield method. The Corporation has the ability, and it is management's intention, to hold such securities until maturity.

(f)  INTEREST RATE RISK MANAGEMENT ACTIVITIES

  The Corporation uses off-balance sheet instruments, including interest rate exchange agreements ("swaps"), interest rate cap and floor agreements and forward sales to manage interest rate exposures. Swap, cap and floor agreements are designated either against specific loan portfolios or against short-term deposits. The fair value of the swap, cap and floor agreements are not reported on the balance sheet. The interest differential paid or received is recorded as an adjustment to interest income or interest expense of the related asset or liability. Premiums paid for interest rate caps and floors are deferred and amortized to interest income or expense over the term of the agreement.

  The Corporation uses mandatory and optional forward commitments to hedge loans held-for-sale and a portion of rate locked loan applications. To the extent the Corporation's hedging techniques are not effective, the Corporation may incur mark-to-market losses in its loans held-for-sale portfolio, thereby adversely affecting its results of operations. Realized gains or losses and unrealized losses on hedging operations are included in gain on sale of MBS held-for-trading and loans held-for-sale, as appropriate.

  (g)  REAL ESTATE OWNED

  Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value less estimated costs to sell. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are established as valuation allowances and charged to operations in the period in which they are identified. Real estate owned was $750 and $74 at June
  30, 1997 and 1998, and is included in other assets.

  (h)  PREMISES AND EQUIPMENT

  Premises and equipment are stated at cost. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter.

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

  (k)  RECLASSIFICATIONS

  Certain 1996 and 1997 balances have been reclassified to conform to the 1998 presentation.

  (l)  UNAUDITED QUARTERLY FINANCIAL DATA

  Quarterly financial data is included in "Selected Consolidated Financial and Other Data", in the Corporation's Annual Report on Form 10-K.

  (m)  ADOPTION OF RECENTLY ISSUED ACCOUNTING STANDARDS

  The Financial Accounting Standards Board ("FASB") adopted Statement of Financial Accounting Standards ("SFAS") No. 129, "Disclosure of Information about Capital Structure", was issued in February 1997 and summarizes disclosure requirements pertaining to an entity's capital structure. SFAS No. 129 is a compilation of several previously issued standards and pronouncements; therefore, adoption of this standard is not expected to have a material effect on the Corporation's financial statements.

  SFAS No. 130, "Reporting Comprehensive Income", was issued in June 1997 and requires businesses to disclose comprehensive income and its components in their financial statements. This statement will not affect the results of operations or financial position of the Corporation. SFAS No. 130 is effective for fiscal years beginning after December 15, 1997, and is applicable to interim periods.

  SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information", was issued in June 1997 and redefines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. SFAS No. 131 is effective for the corporation beginning July 1, 1998. The statement will not affect the results of operations or financial position of the Corporation. Management has not yet completed its analysis of which operating segments it will report on.

  SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", was issued in June 1998 and establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives) and for hedging activities. SFAS No. 133 is effective for all quarters of fiscal years beginning after June 15, 1999. Management is reviewing this statement and does not expect that application of this statement will have a material effect on the results of operations or the financial position of the Corporation.

(2)  LINES OF BUSINESS

The Corporation provides a broad range of financial services to consumers and small businesses in Western Washington through its subsidiary operations. Financial services of the Bank include consumer banking, mortgage banking, income property and construction lending, commercial banking and securities activities through a subsidiary of the Bank.

(3)  BUSINESS COMBINATION

On August 1, 1997, the Corporation completed a business combination with AmFirst Bancorporation ("AmFirst"). On that date, AmFirst had assets of $67.3 million, deposits of $60.7 million and stockholders' equity of $4.7 million. The Corporation issued 803,300 shares of common stock to complete the AmFirst merger. AmFirst was an Everett, Washington based bank specializing in local market commercial banking products. The financial statements reflect the accounting for the merger as a pooling-of-interests and are presented as if the companies were merged as of the earliest period shown.
22

Reconciliations of revenue and net income previously presented by the Corporation with the combined amounts presented in the accompanying consolidated statements of income for the years ended June 30, 1997 and 1996 are as follows:

                       Year ended June 30, 1997
                  --------------------------------
                  Corporation   AmFirst   Combined
                  -----------   -------   --------
Total revenue     $   27,724     5,786     33,510
Net Income             1,204       164      1,368


                       Year ended June 30, 1996
                  --------------------------------
                  Corporation   AmFirst   Combined
                  -----------   -------   --------
Total revenue     $   27,001     5,473     32,474
Net Income             2,268       513      2,781

(4)  SECURITIES

A summary of securities at June 30 follows:

                                                1997                           1998
                                ---------------------------------------------------------------
                                           Gross   Gross                  Gross   Gross
                                    Amor-  unreal- unreal-         Amor-  unreal- unreal-
                                    tized   ized    ized   Fair    tized   ized    ized   Fair
                                     cost   gain   losses  value    cost   gain   losses value
                                ---------------------------------------------------------------
Securities available-for-sale:
  US Treasury                   $   15,926     3      --   15,929     997     5     --   1,002
  Municipals                         4,805   133      --    4,938     ---    --     --      --
  US Government agency              29,882    --     639   29,243  21,087    40    203  20,924
  Mutual funds                       2,943    28      --    2,971      --    --     --      --
  FHLB stock                         5,074    --      --    5,074   5,486    --     --   5,486
  Federal Reserve Stock                 70    --      --       70      --    --     --      --
                                ---------------------------------------------------------------
                                    58,700   164     639   58,225  27,570    45    203  27,412

Securities held-to-maturity:
  Mortgage-backed securities
    US Government agency        $    6,777    --     140    6,637   4,725    --     71   4,654
                                ---------------------------------------------------------------
                                     6,777    --     140    6,637   4,725    --     71   4,654

As of June 30, 1997 and 1998, the Corporation was required to maintain 37,330 and 36,720 shares, respectively, of $100 par value FHLB stock.

Accrued interest receivable on securities and interest-bearing deposits was $288 and $73 at June 30, 1997 and 1998, respectively. Accrued interest receivable on mortgage-backed securities was $189 and $150 for the same periods.

Proceeds from the sale of securities available-for-sale and gross realized gains and losses, determined using the average cost method for mutual funds and the specific identification method for all other securities are summarized as follows:

                             Proceeds    Gains    Losses
                            -----------------------------
Year ended June 30, 1997
  Mutual Funds              $  22,000      64        4
  US Government agency         19,080       9       57
                            -----------------------------
    Total                      41,080      73       61
                            =============================

                             Proceeds    Gains    Losses

Year ended June 30, 1998
  US Treasury               $  11,975      21        4
  Municipals                    4,869      64        1
  US Government agency          1,938      --       12
  Mutual Funds                  3,032      25       --
                            -----------------------------
    Total                      21,814     110       17
                            =============================

The following table shows the contractual maturities of the Corporation's securities held-to-maturity at June 30, 1998:

                           Within one  Over one to
                               year     five years    Total
Amortized Cost
  US Government agency      $   1,883     2,842       4,725
                            -------------------------------
    Total amortized cost        1,883     2,842       4,725
                            ===============================

Fair Value
  US Government agency      $   1,864     2,790       4,654
                            -------------------------------
    Total fair value            1,864     2,790       4,654
                            ===============================

The following table shows the contractual maturities of the Corporation's securities available-for-sale at June 30, 1998:

                        Within one  Over one to  Over five to  Over ten
                           year      five years    ten years     years     Total
                         -------------------------------------------------------
Amortized Cost
  US Treasury            $   --          997           --          --        997
  US Government agency      568        1,292          518      18,709     21,087
  FHLB Stock              5,486           --           --          --      5,486
                         -------------------------------------------------------
    Total amortized cost  6,054        2,289          518      18,709     27,570
                         =======================================================

Fair Value
  US Treasury            $   --        1,002           --          --      1,002
  US Government agency      564        1,282          518      18,560     20,924
  FHLB Stock              5,486           --           --          --      5,486
                         -------------------------------------------------------
    Total fair value      6,050        2,284          518      18,560     27,412
                         =======================================================
24

Mortgage-backed securities are allocated based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. Available-for-sale securities pledged as collateral to secure public deposits were $1,541 in 1997 and $1,286 in 1998. The Bank is required to hold securities to meet liquidity requirements as determined by federal banking regulations. The required ratio is currently 4.00%. The Bank's liquidity ratio was 5.01% and 8.22% at June 30, 1997 and 1998, respectively.

(5)  LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of loans and loans held for sale at June 30 follows:

                                   1997       1998
                              ----------------------
Real estate mortgage:
  One-to-four family          $  186,381    175,614
  Multifamily                     58,662     62,736
  Commercial                      25,250     31,746
  Home equity                     21,517     28,330
  Land loans                         606        232

Real estate construction:
  One-to-four family              33,361     47,861
Commercial                        24,601     41,494
Installment                       10,061     20,176
                              ----------------------
  Total loans                    360,439    408,189
Loans in process                 (12,865)   (16,966)
Deferred loan fees, net           (2,494)    (2,346)
                              ----------------------
                                 345,080    388,877

Loans held for sale              (11,133)   (19,920)
                              ----------------------
  Loans                          333,947    368,957
                              ======================

Loans serviced for others     $   98,516    156,043

Accrued interest on loans was $2,093 and $2,356 at June 30, 1997 and 1998, respectively.

At June 30, 1998, the composition of the loan portfolio was as follows:

                        Fixed Rate    Adjustable Rate
                        -----------------------------
Term to maturity
  Less than one year    $  10,210         150,000
  1-3 years                36,640          69,060
  3-5 years                12,994          71,528
  5-10 years                9,412          10,714
  10-20 years               6,163              --
  Over 20 years            31,468              --

Nonaccrual loans totaled $600, $911 and $1,921, respectively, at June 30, 1996, 1997 and 1998. If interest on these loans had been recognized, such income would have been $16, $59 and $106, respectively, for 1996, 1997 and 1998. At June 30, 1996, 1997 and 1998, loans totaling $1,946, $2,109 and $3,221, were impaired of which $1,226, $1,198 and $67 had allocated reserves of $300, $300 and $67, respectively. The remaining $720, $911 and $3,154 had no reserves allocated to them since the value of the impaired loans was equal to or exceeded the recorded investment. Of the $1,946, $2,109 and $3,221 of impaired loans, $600, $911 and $1,652 were on nonaccrual status, $0, $112 and $269 were under foreclosure and $1,346, $1,198 and $1,300 were performing but judged to be impaired. The average balance of impaired loans during the years ended June
30, 1996, 1997 and 1998, respectively, was $1,680, $2,199 and $1,450 and the
Corporation recognized $156, $140 and $86 of related interest income on such loans during the time such loans were impaired.

At June 30, 1997 and 1998, the Corporation had outstanding commitments to fund loans with fixed interest rates totaling $12,128 and $28,134, respectively, and loans with adjustable rates totaling $15,305 and $13,974, respectively.

The Corporation has forward commitments to sell loans into the secondary market totaling $19,296, and $20,076, respectively, at June 30, 1997 and 1998.

A summary of the allowance for losses on loans follows:

                                      Year ended June 30,
                                   -------------------------
                                      1996     1997     1998
                                   -------------------------
Balances at beginning of year      $ 3,305    3,336    3,879
Provision for loss                      61      810      246
Recoveries                              --        5       63
Charge-offs                            (30)    (272)     (45)
                                   -------------------------
Balances at end of year              3,336    3,879    4,143
                                   =========================

(6)  PREMISES AND EQUIPMENT
A summary of premises and equipment follows:

                                                               June 30,
                                             Estimated    ----------------
                                            useful lives      1997    1998
                                            ------------------------------
Land                                                      $  1,571   1,239
Buildings                                     40 years       7,008   8,596
Leasehold improvements                       Lease term      1,149     888
Furniture and equipment                      2-10 years      4,917   5,337
Automobiles                                    4 years          33      56
                                                          ----------------
                                                            14,678  16,116
Accumulated depreciation and amortization                   (6,819) (7,352)
                                                             7,859   8,764
                                                          ================

(7)  DEPOSITS

Deposits at June 30 are summarized as follows:

                                              1997        1998
                                          ---------------------
Noninterest bearing checking accounts     $  12,466      15,347
Interest bearing checking accounts           13,693      17,923
Money market deposit accounts                53,048      54,697
Savings accounts                             15,720      13,218
Certificates of deposit                     209,278     211,333
                                          ---------------------
                                            304,205     312,518
                                          =====================

Time deposit accounts in amounts of $100,000 or more totaled $60.2 million and $64.6 million at June 30, 1997 and 1998, respectively.

                                         Deposit
                      Weighted        accounts with    Accrued
                   average interest    balances in    interest
                       rate on          excess of    payable on
                      deposits           $100,000     deposits
                   --------------------------------------------
June 30, 1997            5.2%              78,044         670
June 30, 1998            4.9%              87,636         499

A summary of interest expense on deposits follows:

                                             Year ended June 30,
                                     -------------------------------
                                          1996       1997       1998
                                     -------------------------------
Checking and money market accounts   $   1,318      2,383      2,738
Savings accounts and time deposits      12,605     12,234     12,467
                                     -------------------------------
                                        13,923     14,617     15,205
                                     ===============================

Maturities of time deposits at June 30, 1998 are as follows:

Years ending June 30,
  1998                  $       --
  1999                     173,898
  2000                      24,298
  2001                       7,530
  2002                       2,600
  2003                       1,897
  Thereafter                 1,110
                        ----------
                           211,333
                        ==========

(8)  INTEREST RATE RISK MANAGEMENT ACTIVITIES

The Corporation enters into interest rate swap, cap, and floor agreements with primary dealers, the Federal Home Loan Bank of Seattle ("FHLB") and other correspondent banks to manage interest rate risk. Swap, cap, and floor agreements expose the Corporation to credit risk in the event of nonperformance by counterparties to such agreements. This risk consists primarily of the termination value of agreements where the Corporation is in a favorable position. The Corporation controls the credit risk associated with its swap and cap agreements through counterparty credit review and monitoring procedures. None of the Corporation's derivative instruments are what are termed leveraged derivative instruments.

During the year ended June 30, 1997, the Corporation entered into interest rate swaps with notional values totaling $8.5 million. The net difference between the interest received and paid on the interest rate swaps of $49, $(36) and $(38), respectively for the years ended June 30, 1996, 1997 and 1998, is recorded as a decrease (increase) to interest expense on deposits or interest income on loans, as appropriate.

During 1997 and 1998, the Corporation entered into interest rate cap and floor agreements with notional values totaling $5 million and $13 million, respectively. These agreements were designated against certain loans. If the three month LIBOR exceeds 6%, the net interest received on the interest rate caps would be recorded as an increase to interest income on loans. If the ten year CMT falls below 5%, the net interest received on the interest rate floors would be recorded as an increase to interest income on loans.

Interest rate cap and floor agreements at June 30, 1997 and 1998, are summarized as follows:

                                       Cap                          Floor
                             -----------------------             ----------
                                1997          1998                  1998
                             -----------------------             ----------
Notional amount               $10,000        $5,000               $13,000
Weighted average maturity    12 months      1 month              18 months
Strike rate                     6.00%         6.00%                 5.00%
Three month LIBOR               5.75%         5.72%                  N/A
10 year CMT                      N/A           N/A                  5.44%
Payment terms                Quarterly      Quarterly             Quarterly

(9)  FHLB ADVANCES

FHLB advances are summarized as follows:

                                           June 30,
                      ---------------------------------------------------
                               1997                      1998
                      ---------------------------------------------------
                                  Weighted                   Weighted
                               average interest          average interest
  Maturity date         Amount       rate        Amount        rate
-------------------------------------------------------------------------
Year ended June 30,
  1998                $ 60,500       5.86%           --           --
  1999                  14,000       5.94        61,500         5.66
  2000                      --         --         6,000         6.04
  Thereafter               159       7.67         5,936         5.40
                      ---------------------------------------------------
                        74,659       5.88        73,436         5.67
                      ===================================================

                                                       Year ended June 30,
                                                      ---------------------
                                                         1997       1998
                                                      ---------------------
Maximum amount of outstanding FHLB advances at
  any month-end                                      $   80,109     76,439
Average amount of outstanding FHLB advances during
  the year                                               70,498     67,782

FHLB advances are collateralized by the investment in FHLB stock and otherwise unencumbered one-to-four family permanent mortgages equal to 120% of outstanding advances.

(10)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND LINES OF CREDIT

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

Securities sold under agreements to repurchase the same securities consist of mortgage-backed securities summarized as follows:

                                                  Underlying securities
                                                  ---------------------
                                                  Book value,
                                    Weighted-     including
                     Balance    average interest   accrued      Market
                   outstanding        rate         interest      value
                 -----------------------------------------------------
June 30, 1997    $    19,483          5.63%          21,097     20,454
June 30, 1998         13,391          5.56           14,748     14,535

Financial data pertaining to reverse repurchase agreements follows:

                                                      Year ended June 30,
                                                      --------------------
                                                         1997      1998
                                                      --------------------
Maximum amount of outstanding agreements at
  any month-end                                     $   22,006    17,283
Average amount of outstanding agreements during
  the year                                              19,948    14,299


The Corporation has a commitment of $2,000 from a regional commercial bank to purchase Federal Funds on an unsecured basis subject to annual renewal.
28

(11)  FEDERAL INCOME TAXES

Federal income tax expense includes the following components:

                         Year ended June 30,
                   ------------------------------
                        1996      1997      1998
                   ------------------------------
Current            $     924     1,061     1,850
Deferred                 379      (550)      (94)
                   ------------------------------
                       1,303       511     1,756
                   ==============================

The provision for Federal income tax expense differs from the amount computed by applying the "expected" Federal income tax rate of 34% to income before Federal income taxes, due to tax exempt income received on municipal investment securities and other differences as noted below.

                                   1996   1997     1998
                              --------------------------
Expected tax                  $   1,389    639    1,796
Tax exempt municipal income         (96)   (95)      (3)
Other                                10    (33)     (37)
                              --------------------------
Tax expense                       1,303    511    1,756
                              ==========================

Under provision of the Internal Revenue Code, the Corporation was allowed a statutory bad debt deduction (based upon a percentage of taxable income before such deduction) for additions to tax bad debt reserves established for the purpose of absorbing losses on loans or property acquired through foreclosure. Savings banks are not required to provide a deferred tax liability for additions to the tax bad debt reserve accumulated as of December 31, 1987, which amount for the Corporation is $473. This amount represents allocations of income to bad debt deductions for tax reporting purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax reporting purposes only, which will be subject to the then current corporate income tax rate.

The following table presents major components of the net deferred tax liability resulting from differences between financial reporting and tax bases at June 30:

                                          1997      1998
                                     --------------------
Deferred tax assets:
  Securities available-for-sale      $     162        54
  Loans                                    421       517
  Other                                     83       101
                                     --------------------
    Gross deferred tax assets              666       672

Deferred tax liabilities:
  Deferred loan fees                      (796)     (677)
  Premises and equipment                  (434)     (433)
  FHLB stock                              (796)     (936)
                                     --------------------
    Gross deferred tax liabilities      (2,026)   (2,046)
                                     --------------------
Net deferred tax liability              (1,360)   (1,374)
                                     ====================

A valuation allowance for deferred tax assets was not considered necessary at June 30, 1997 or 1998. Management believes the Corporation will fully realize its total deferred income tax assets as of June 30, 1998, based upon its total deferred income tax liabilities and its current and expected future levels of taxable income.

(12)  EARNINGS PER SHARE

In February 1997, the FASB issued SFAS No. 128, "Earnings Per Share", which standardizes the calculation for earnings per share and required companies with complex capital structures that have publicly held common stock or potential common stock to present both basic and diluted earnings per share on the face of the statement of operations. SFAS 128 became effective for periods ending after December 15, 1997. Earnings per share figures have been restated to take into effect the stock split effected on June 22, 1998.

The following table presents EPS information:

                                                 Year ended June 30,
                                    --------------------------------------------
                                           1996             1997          1998
                                    --------------------------------------------
Net income                          $       2,781            1,368         3,525

Common shares outstanding (basic)       4,205,646        4,213,038     4,249,844
Effect of dilutive stock options          428,271          454,347       441,431
                                    --------------------------------------------
Common shares outstanding (diluted)     4,633,917        4,667,385     4,691,275
                                    ============================================

EPS, basic                                   0.66             0.33          0.83
EPS, diluted                                 0.60             0.29          0.75

(13)  STOCKHOLDERS' EQUITY

  (a)  RESTRICTIONS ON DIVIDENDS

  Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the Office of Thrift Supervision ("OTS").

  (b)  REGULATORY CAPITAL

  At June 30, 1998, banking regulations require institutions to have a minimum regulatory tangible and core (or leverage) capital equal to 1.5% and 3%, respectively, of adjusted total assets, and Tier I and total risk-based capital ("RBC") equal to 4% and 8%, respectively, of risk-weighted assets. The OTS has adopted a final rule adding an interest rate risk component to the RBC requirement, although implementation of the regulation has been delayed. Management currently does not believe the interest rate risk rule will materially affect the Corporation's current business strategy when it is implemented.

  The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") instituted a risk-based assessment system that defined five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under the regulations, a well-capitalized institution must have a Tier I RBC ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. At June 30, 1998, the Bank was in compliance with the regulatory requirements for well-capitalized institutions. As of May 19, 1998, the most recent notification from the OTS categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                               Minimum
                                                             requirements
                                                             for capital   Well-capitalized
                                              Actual           adequacy      requirements
                                        ----------------------------------------------------
                                         Amount    Ratio    Amount  Ratio   Amount   Ratio
                                        ----------------------------------------------------
June 30, 1997:
Total risk-based capital to risk-
  weighted assets (1)                   $ 30,874   11.40%   21,658   8.00   27,073   10.00
Tier I (core) capital to risk-
  weighted assets                         27,493   10.16    10,829   4.00   16,244    6.00
Tier I (core) capital to adjusted
  total assets                            27,493    6.33    17,375   4.00   21,719    5.00
Tangible capital to tangible assets       27,493    6.33     6,516   1.50      n/a     n/a

June 30, 1998:
Total risk-based capital to risk-
  weighted assets (1)                   $ 34,517   11.35    24,319   8.00   30,398   10.00
Tier I (core) capital to risk-
  weighted assets                         31,163   10.25    12,160   4.00   18,239    6.00
Tier I (core) capital to adjusted
  total assets                            31,163    7.02    17,767   4.00   22,209    5.00
Tangible capital to tangible assets       31,163    7.02     6,663   1.50      n/a     n/a
______________________
(1)  The OTS requires institutions to maintain Tier I capital of not less than one-half of total capital.

(14)  MORTGAGE SERVICING RIGHTS

A summary of capitalized mortgage servicing rights at June 30, 1997 and 1998 follows:

                                             June 30,
                                  ---------------------------
                                      1996     1997     1998
                                  ---------------------------
Fair value at beginning of year   $    243      648      761
Additions                              553      315      908
Amortization                          (148)    (202)    (322)
Allowance for losses                    --       --      (57)
                                  ---------------------------
  Fair value at end of year            648      761    1,290
                                  ===========================

(15)  EMPLOYEE BENEFIT PLANS

  (a)  SAVINGS PLAN

  The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all full-time employees. Under the plan, employee contributions are matched by the Corporation at a rate of 50% of the first five percent contributed. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. The Corporation contributed $24, $25 and $58 to the plan for the years ended June 30, 1996, 1997 and 1998, respectively.

  (b)  EMPLOYEE STOCK OWNERSHIP PLAN

  The Corporation established an employee stock ownership plan ("ESOP") which became effective on July 1, 1992 for employees of the Corporation, the Bank, and its subsidiary who have at least one year of continuous service. The ESOP was initially funded by the Corporation for $117 which was used to purchase shares in the conversion. The Corporation pays all ESOP expenses. Shares purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the third year of service with an additional 20% vesting each year thereafter until 100% vesting after seven years. Allocations to individual participants accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the years ended June 30, 1996, 1997 and 1998, the Corporation contributed $91, $65 and $104, respectively, to the ESOP, which is invested in Cascade Financial
  Corporation stock. Allocated and unallocated shares at June 30, 1998, were 123,440 and 0, respectively. The Corporation has the right of first refusal to purchase the allocated shares of separated employees.

  (c)  EMPLOYEE STOCK PURCHASE PLAN

  The Corporation maintains an employee stock purchase plan, under the terms of which 122,070 shares of common stock have been authorized for issuance. The plan allows employees of the Corporation with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six month offering period (January 1 and July 1 of each year), eligible employees who elect to participate are granted options to purchase a limited number of shares and unless the participant withdraws from the plan, the option is automatically exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering is determined by dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period.

  (d)  STOCK OPTIONS

  The Corporation maintains stock option plans pursuant to which an aggregate of shares of Common Stock have been authorized for issuance to certain key employees and directors of the Corporation and its subsidiaries upon exercise of stock options. The options granted under these plans are, in general, exercisable under a vesting schedule whereby all options become exercisable over seven years, and expire not more than ten years after the date of grant. All options granted have limited rights, that enable a holder, upon a change in control of the Corporation, to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At June 30, 1997 and 1998, 339,308 and 471,728 shares, respectively, were fully exercisable.

  In June 1997, the Corporation's stockholders approved the 1997 Stock Option Plan which authorized 143,750 shares. The terms and conditions of the 1997 Plan are materially the same as described above.

  The Corporation applies Accounting Principles Board ("APB") Opinion 25, "Accounting for Stock Issued to Employees" in accounting for its stock option plans and accordingly, no compensation cost has been recognized in the accompanying financial statements. Had compensation cost for the Corporation's compensation plan been determined consistent with SFAS 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                         Year Ended June 30,
                                   -------------------------------
                                        1996       1997       1998
                                   -------------------------------
  Net income
    As reported                    $   2,781      1,368      3,525
    Pro forma                          2,750      1,328      3,457
  Net income per common share
    Basic
      As reported                       0.66       0.32       0.83
      Pro forma                         0.66       0.32       0.81
    Diluted
      As reported                       0.60       0.29       0.75
      Pro forma                         0.59       0.28       0.73

  The compensation expense included in the pro forma net income and earnings per share is not likely to be representative of the effect on reported net income for future years because options vest over several years and additional awards may be made.

  The fair value of options granted under the Corporation's stock option plan was $7.53, $6.60 and $6.23, respectively for the years ended June 30, 1996, 1997, and 1998. The fair value is estimated on the date of grant with the following weighted average assumptions used for 1996, 1997, and 1998: risk-free interest rate of 6.195%, 6.510% and 5.83%, expected lives of eight years, no expected cash dividends, and volatility factors of 24%.
32

Changes in total options outstanding during 1996, 1997 and 1998 are as follows:

                                                   1996
                                       -------------------------------
                                         Weighted        Average
                                       Shares Under  Exercise Price of
                                           Option      Option Shares
                                       -------------------------------
  Outstanding at beginning of year        393,434           4.51
  Granted during year                      35,789          13.09
  Exercised during year                   (16,617)          4.39
  Five-for-four stock split                66,673
  Forfeited during year                   (15,346)          6.27
                                       -------------------------------
  Outstanding at end of year              463,933           3.77

                                                   1997
                                       -------------------------------
  Outstanding at beginning of year        463,933           3.77
  Granted during year                      13,458          11.22
  Exercised during year                   (11,139)          5.11
  Five-for-four stock split                83,303
  Forfeited during year                    (3,029)          8.05
                                       -------------------------------
  Outstanding at end of year              546,526           3.77

                                                   1998
                                       -------------------------------
  Outstanding at beginning of year        546,526           3.77
  Granted during year                      41,500          12.95
  Exercised during year                   (41,053)          3.76
  Five-for-four stock split               139,334
  Forfeited during year                    (1,651)          8.98
                                       -------------------------------
  Outstanding at end of year              684,656           4.34
                                       ===============================

  Financial data pertaining to outstanding stock options were as follows:

                                        June 30, 1998
  ------------------------------------------------------------------------------------------
                                                                                 Weighted
                                                         Weighted                 Average
                                                          Average                Exercise
                                         Weighted        Exercise   Number of    Price of
                     Number of            Average        Price of  Exercisable  Exercisable
  Ranges of Exercise  Option             Remaining        Option      Option      Option
       Prices         Shares         Contractual Life     Shares      Shares      Shares
  ------------------------------------------------------------------------------------------
     $1.57-$6.00       421,791           4.3 years         $3.23      367,879      $3.46
       2.75-3.80       137,160           4.0                3.14      100,333       3.07
       6.96-9.60        73,828           8.5                8.51        3,516       8.12
      9.28-12.40        51,875           9.8               10.44            0       0.00
                     -----------------------------------------------------------------------
                       684,654           7.0 years          4.34      471,728       3.43
                     =======================================================================

(16)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates presented below are subjective in nature, involve uncertainties and matters of significant judgement and, therefore, are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The Corporation has not included certain material items in its disclosure, such as the value of the long-term relationships with the Corporation's lending and deposit customers since this is an intangible and not a financial instrument. Additionally, the estimates do not include any tax ramifications. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, could materially affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Corporation. The following table presents a summary of the fair value of the Corporation's financial instruments:

                                      At June 30, 1997        At June 30, 1998
                                 -----------------------------------------------
                                   Carrying    Estimated   Carrying    Estimated
                                     Value    fair value     value    fair value
                                 -----------------------------------------------
Financial assets:
  Cash and cash equivalents      $   14,311      14,311      11,966     11,966
  Securities available-for-sale      58,225      58,225      27,412     27,412
  Securities held-to-maturity         6,777       6,637       4,725      4,654
  Loans                             347,574     352,765     391,223    399,910
  Servicing rights                      761         852       1,290      1,387

Financial liabilities:
  Deposit accounts                  304,205     304,646     312,518    313,079
  Borrowings                         94,142      94,079      86,827     86,840
  Interest rate swaps/caps/floors    18,500      18,338      18,000     17,630

Cash and cash equivalents

The carrying amount represents fair value.

Securities

Fair values are based on quoted market prices or dealer quotes.

Mortgage-backed securities

Fair values are based on quoted market prices or dealer quotes.

Loans

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

Off-balance sheet financial instruments

Fair values are estimated using market interest rates to discount the future cash flows of the held-for-sale commitments, sale agreements, interest rate cap, floor and swap agreements. Commitments to originate portfolio loans are valued consistent with the method described above for loans.

                                          LIMITATIONS

These fair value disclosures are made solely to comply with the requirements of SFAS 107. The calculations represent management's best estimates; however, due to the lack of broad markets and the significant items excluded from this disclosure the calculations do not represent the underlying value of the Corporation at June 30, 1997 and 1998. These amounts have not been updated since year-end; therefore, the valuations may have changed significantly since that point in time.
34

(17)  CONTINGENCIES

The Corporation is a defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Corporation will not be materially adversely affected by the final outcome of these legal proceedings and that adequate provision has been made in the accompanying consolidated financial statements.

At periodic intervals, the OTS and the Federal Deposit Insurance Corporation routinely examine the Corporation's financial statements as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Corporation's financial statements be adjusted in accordance with their findings.

(18)  CONDENSED FINANCIAL INFORMATION OF CASCADE FINANCIAL CORPORATION

Following are the condensed financial statements of Cascade Financial Corporation (Parent only) for the period indicated:

                                Balance Sheet
                                  June 30,
-----------------------------------------------------------------------------
                                                           1997          1998
-----------------------------------------------------------------------------
Assets:
  Cash                                               $       38           261
  Investment in subsidiary                               27,470        31,167
  Other assets                                               46             2
                                                     ------------------------
                                                         27,554        31,430
                                                     ========================

Liabilities and Stockholders' Equity:
  Other Liabilities                                          11            12
  Stockholders' equity                                   27,543        31,418
                                                     ------------------------
                                                         27,554        31,430
                                                     ========================


                            Statement of Operations
               For the years ended June 30, 1996, 1997 and 1998
-------------------------------------------------------------------------------
                                            1996          1997          1998
--------------------------------------------------------------------------------
Equity in undistributed net
  income of the subsidiary             $    2,869         1,464         3,786
Operating expenses                           (135)         (145)         (392)
                                       ---------------------------------------
Income before Federal income taxes          2,734         1,319         3,394
Income tax benefit                             47            49           131
                                       ---------------------------------------
Net income                                  2,781         1,368         3,525
                                       =======================================

                            Statement of Cash Flows
               For the years ended June 30, 1996, 1997 and 1998
------------------------------------------------------------------------------
                                                      1996     1997     1998
------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                       $  2,781    1,368    3,525
  Adjustments to reconcile net income to net cash
    provided by (used in) operating activities:
      Equity in net income of subsidiary             (2,869)  (1,464)  (3,786)
      Increase (decrease) in other assets               (63)      16       44
      Increase in other liabilities                       2       --       --
                                                   -----------------------------
        Net cash used in operating activities          (149)     (80)    (217)

Cash flows from investing activities:
  Dividends received from subsidiary                     50       --      300
                                                   -----------------------------
    Net cash provided by investing activities            50       --      300

Cash flows from financing activities:
  Proceeds from issuance of common stock                107       78      140
                                                   ----------------------------
    Net cash provided by financing activities           107       78      140
                                                   -----------------------------
    Net increase (decrease) in cash and cash
      equivalents                                         8       (2)     223
                                                   ============================

Cash and cash equivalents:
  Beginning of year                                      32       40       38
                                                   -----------------------------
  End of year                                            40       38      261
                                                   ============================
36

Stockholders' Meeting: The annual meeting of Cascade
Financial Corporation will be at 10:00 a.m., Saturday, October 17, 1998 at Cascade Bank, 2828 Colby Avenue,
Everett, Washington.

ADDITIONAL INFORMATION

STOCKHOLDERS INTERESTED in receiving quarterly earnings releases should call our main office at (425) 339-5500 or 1-800-
326-8787.

A copy of the Form 10-K as filed with the Securities and Exchange
Commission will be furnished to stockholders upon written request to the Secretary, Cascade Financial Corporation, 2828
Colby Avenue, Everett, WA 98201. You may also contact us through our Web site: www.cascadebank.com. Form 10-K informa-tion is also available through the Securities and Exchange
Commission's Web site: www.sec.gov/edaux/searches.htm.

                                             STOCK TRANSFER AGENT
                                             Chase Mellon
                                             Shareholder Services
                                             50 California Street, 10th Floor
                                             San Francisco, California  94111

                                             AUDITORS
                                             KPMG Peat Marwick LLP
                                             3100 Two Union Square
                                             601 Union Street
                                             Seattle, Washington  98101-2327

                                             LEGAL COUNSEL
                                             Anderson Hunter, PS
                                             2707 Colby Avenue, Suite 1001
                                             Everett, Washington  98201

                                             SPECIAL COUNSEL
                                             Breyer & Aguggia LLP
                                             1300 I Street N.W.
                                             Suite 470 East
                                             Washington, D.C.  20005

COMMON STOCK INFORMATION

THE COMMON STOCK OF CASCADE FINANCIAL CORPORATION is traded on the Nasdaq Stock Market under the symbol "CASB". As of August 26, 1998 there were approximately 1,100 stockholders of record.

The following table sets forth market price and dividend information for the Corporation's common stock. Prices have been adjusted for stock dividends.

 FISCAL 1998        High      Low           FISCAL 1997        High      Low
 First Quarter   $14.750    9.750           First Quarter   $11.250    9.000
 Second Quarter   15.125   10.500           Second Quarter   11.250    8.375
 Third Quarter    12.000    9.750           Third Quarter    11.250   10.000
 Fourth Quarter   15.750   11.750           Fourth Quarter   13.500    9.250

In order to retain capital for operations and expansion, the Corporation does not expect to declare cash dividends in the near future. The Corporation's ability to pay dividends is dependent on the dividend payments it receives from its subsidiary, Cascade Bank, which are subject to regulations and the Bank's continued compliance with all regulatory capital requirements. Current regulations allow the Bank to pay dividends on its stock if regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the Office of Thrift Supervision.

[BACK COVER OF ANNUAL REPORT]

             Real People. Real Solutions.SM

                [Picture of employee]     [Cascade Financial Corporation logo]

                [Picture of employee]

                [Picture of employee]

                [Picture of employee]

                [Picture of employee]

      CASCADE BANK LOCATIONS

      EVERETT MAIN OFFICE                       ISSAQUAH OFFICE
      2828 Colby Avenue                         305 Front Street N
      Everett, Washington                       Issaquah, Washington
      (425) 339-5500                            (425) 391-5500

      EVERETT                                   LYNNWOOD OFFICE
      BROADWAY OFFICE                           19419 Highway 99
      2602 Broadway                             Lynnwood, Washington
      Everett, Washington                       (425) 775-6666
      (425) 259-1243
                                                MARYSVILLE OFFICE
      EVERETT                                   815 State Avenue
      EVERGREEN WAY OFFICE                      Marysville, Washington
      6920 Evergreen Way                        (360) 659-7614
      Everett, Washington
      (425) 353-1243                            MOUNT VERNON OFFICE
                                                1725 Continental Place,
      BELLEVUE OFFICE                           Suite C
      200 108th NE                              Mount Vernon, Washington
      Bellevue, Washington                      (360) 424-4655
      (425) 455-2300
                                                SMOKEY POINT IN SAFEWAY
      CLEARVIEW OFFICE                          3532 172nd St NE
      17512 SR 9 SE                             Arlington, Washington
      Snohomish, Washington                     (360) 653-1900
      (360) 668-1243
                                                BELLINGHAM
      HARBOUR POINTE IN QFC                     HOME LOAN CENTER
      11700 Mukilteo Speedway                   909 Lakeway Drive, Suite 200
      Mukilteo, Washington                      Bellingham, Washington
      (425) 290-7767                            (360) 676-5200

      www.cascadebank.com


1998
Annual
Report