Form 10-K, Exhibit 13
period 2001-12-31
CASCADE FINANCIAL CORP
filed 2002-04-01
CIK 928911

                                                                      Exhibit 13

CASCADE FINANCIAL CORPORATION
12/31/01 ANNUAL REPORT

Financial Highlights......................................1
Letter to Shareholders....................................2
Cascade Bank Management Team..............................14
Board of Directors........................................16
Common Stock Information..................................16
Independent Auditors' Report..............................17





FINANCIAL HIGHLIGHTS

Information other than amounts at December 31, 2001 is unaudited. Dollars in thousands except for per share and financial ratios.


For the year
ended December 31                              2001           2000           1999            1998         1997
                                          ---------        -------        -------         -------      -------
Net interest income                       $  21,403         18,738         17,911          14,907       12,597.
Other income                                  3,322          2,399          2,711           2,630        2,033.
Net income                                    5,617          3,821          4,152           4,048        2,736*
Earnings per share (diluted)                   0.87           0.59           0.65            0.63        0.43*

At December 31                                 2001           2000           1999            1998         1997
                                          ---------        -------        -------         -------      -------
Assets                                    $ 762,013        716,129        616,958         489,807      422,530
Loans, net                                  576,226        548,722        511,735         413,698      359,068
Deposits                                    419,980        395,976        438,935         335,529      300,095
Stockholders' equity                         47,677         41,240         35,371          33,612       29,304
Book value per share                           7.70           6.70           5.91            5.64         5.02

Financial ratios                               2001           2000           1999            1998         1997
                                          ---------        -------        -------         -------      -------
Return on assets                               0.77%          0.57           0.75            0.82         0.64*
Return on average equity                      12.63          10.16          12.04           12.87         9.85*
Net interest margin                            3.01           2.86           3.32            3.47         3.10
% Nonperforming loans                          0.34           0.42           0.10            0.27         0.24
Efficiency ratio                              60.13          68.62          67.18           64.00        69.16


Amounts for 1997 have been restated to reflect the acquisition of AmFirst Bancorporation.

*The 1997 SAIF special assessment of $1.2 million is excluded.

IN 2001, FOLLOWING CASCADE BANK'S CONVERSION FROM A THRIFT INSTITUTION TO A COMMERCIAL BANK, CASCADE FINANCIAL CORPORATION ("CASCADE") CHANGED ITS FISCAL YEAR-END FROM JUNE 30 TO DECEMBER 31 TO ALIGN ITS REPORTING PERIODS WITH THOSE OF ITS COMMERCIAL BANK PEERS. CASCADE'S CONSOLIDATED FINANCIAL STATEMENTS FOR THE SIX MONTH PERIOD ENDED DECEMBER 31, 2001, AND ITS FINANCIAL STATEMENTS FOR THE THREE ANNUAL PERIODS ENDING JUNE 30, 2001, WERE AUDITED BY KPMG LLP. CASCADE'S FINANCIAL INFORMATION, PREPARED BY MANAGEMENT FOR THE CALENDAR YEARS ENDED DECEMBER 31, IS UNAUDITED.

DEAR SHAREHOLDERS, CUSTOMERS,
AND EMPLOYEES --

The calendar year 2001 was one of dynamic change and outstanding performance for Cascade Financial Corporation. New leadership and the change to a commercial bank charter served to accelerate our success. We are proud to report a record-breaking year with profits up 47% over the previous year. Just six months ago, in our last annual report, we set five year financial targets for ourselves. Due to our employees' dedicated hard work, we have made excellent progress toward these targets.

     Disciplined focus on building the business, real estate construction, and commercial real estate segments of our loan portfolio is the primary driver of our increased profitability. Additionally, the declining interest rate environment significantly reduced our cost of funds, as we continued to build deposit relationships with our customers.

     While celebrating our success, we also are conscious of the current environment. The Puget Sound economy has been significantly affected by a wide variety of factors. Operating efficiently while increasing market share in an economy in recession requires both discipline and skill. It also means an attentive relationship with our customers to help them weather a more difficult time in the business cycle. At Cascade, we have bolstered our Credit Administration resources to manage through this time.

     Not everyone has been adversely affected by the economy. Many of our customers are thriving. Helping business customers like Pacific Topsoils, Inc., profiled on page 7, is the primary way Cascade will continue to grow. Sandy and Dave Forman's company is representative of the many diverse and healthy businesses that make up this region's community. We are committed to meeting their needs, with competitive products and, most importantly, with personal service that exceeds their expectations.

     IN CLOSING, WE WOULD LIKE TO EXPRESS OUR SINCERE APPRECIATION TO ALL THE STAKEHOLDERS OF CASCADE'S SUCCESS. WE ARE GRATEFUL TO EVERY EMPLOYEE WHO MAKES OUR VISION A REALITY. A SPECIAL THANKS IS ALSO DUE OUR CUSTOMERS AND SHAREHOLDERS FOR CHOOSING CASCADE FROM AMONG THE MANY ALTERNATIVES AVAILABLE.

Carol K. Nelson
President and Chief Executive Officer
Cascade Bank

Frank M. McCord
Chairman and Chief Executive Officer
Cascade Financial Corporation

"WE WILL BE THE PREFERRED COMMUNITY BANK WHOSE EMPLOYEES BUILD RELATIONSHIPS TO DELIVER FINANCIAL SOLUTIONS WITH EXCEPTIONAL SERVICE."


Financial targets                                      2005 Target           2001 Performance
                                                                               (unaudited)
Return on average equity                               greater than 15%           12.6%
Annual growth in earnings per share                           10 to 15%             45%
Ratio of nonperforming loans to total loans             less than 1.00%           0.34%
EFFICIENCY RATIO                                          less than 60%             60%


PERFORMANCE HIGHLIGHTS:

12 months ended December 31, 2001 versus 2000, unaudited

  o Net income increased 47% to $5.6 million, or $0.87 per diluted share, compared to $3.8 million, or $0.60 per diluted share.
  o Net interest income increased 14% to $21.4 million, from $18.7 million.
  o Net interest margin grew to 3.01% from 2.86%.
  o Other income grew 38% to $3.3 million, compared to $2.4 million.
  o Efficiency ratio improved to 60%, compared to 69%.

     We realized a 12.63% return on average equity in calendar 2001 from 10.16% in calendar 2000, and a 0.77% return on average assets in 2001 compared to 0.57% the prior year.

POSITIONED TO FLOURISH IN CHALLENGING TIMES

Maintaining good credit quality is critical to the success of any financial institution. The professional commercial lending experience Cascade Bank has assembled is reflected in our continued healthy credit quality. Cascade's nonperforming loans were just $2.0 million, or 0.34% of total loans at December 31, 2001. That ratio remains superior at September 2001 to that of commercial banks with assets of $500 million to $1 billion throughout the United States.

Revenue (in millions of dollars, unaudited) Net interest income Other income Net Income (in millions of dollars, unaudited)

Nonperforming Loans/Total Loans Comparison

                                      Dec. 31, 2001         Sept. 30, 2001           Dec. 30, 2000
Cascade                                  0.34%                   0.29                     0.42
National Peers                            --                     0.96                     0.77
Washington State Peers                    --                     0.91                     0.74
Most recent peer data available is September 30, 2001. Source: www.fdic.gov

     Also critical to our success is a strong capital base. Cascade's capital ratios continue to be above the well-capitalized guidelines established by regulatory agencies. The bank's Capital/Asset Ratio (including trust preferred securities) at December 31, 2001 was 7.54% compared to 7.15% at December 31, 2000.

     Record-breaking results notwithstanding, Cascade is well aware of the possible impact the economic environment may have on our customers. Between the contraction in the technology sector, Boeing layoffs, and the shaken travel industry, the Puget Sound region has and will continue to feel the impact of the recession.

     Given this environment, Cascade has shifted additional resources to managing credit quality -- and increased its reserve for loan loss by $1.0 million to 1.08% of total loans at December 31, 2001, as compared to December 31, 2000. Cascade's seasoned Business Bankers are working closely with business customers to foster their financial well-being.

STRATEGIES TO BUILD PROFITABILITY

Serving local businesses and their owners, families, and employees well, remains Cascade's primary goal. Through personalized, attentive service and a wide range of products, we meet the diverse needs of our customers.

GROWING DEPOSITS ONE CUSTOMER AT A TIME

Developing deposit relationships with our business banking customers is a fundamental part of our strategy. Cascade has achieved 6% growth in deposits in the last year by offering competitive products delivered with exceptional service.

     Building these relationship accounts is key to lowering Cascade's funding costs and improving profitability. Progress has been made over recent years to shift the deposit mix to checking accounts versus certificates of deposit. At December 31, 2001, checking accounts made up 11% of deposits as compared with 5% at the end of 1997.

Deposits

     While Cascade's deposits are still centered in time deposits, declining interest rates over the last year have substantially reduced our cost of funds.

Checking Deposits (in millions of dollars, information other than 2001 is unaudited.)

Checking account balances remained level at December 31, 2001, and remain a significant challenge for Cascade Bank. With innovative services like online banking and deposit courier service, we compete against the vast delivery systems of larger banks for business transaction accounts such as checking and money market accounts.

     Cascade's 14 locations in Snohomish and East King Counties also focus on building checking relationships in their local communities. Saturday banking at our six grocery store locations, as well as online banking, meet the banking needs of today's busy families, who, now more than ever, appreciate personal service from a local bank.

FINANCING THE LOCAL BUSINESS COMMUNITY

Assets grew 6% to $762 million at December 31, 2001 from $716 million a year ago. Cascade's net loans grew 5% to $576 million at December 31, 2001. Growth was fueled by increases in business, real estate construction, and commercial real estate loans. The exceptional growth in these business segments continues to improve the diversification of our loan portfolio overall. At December 31, 2001, business, real estate construction, and commercial real estate loans made up 45% of the loan portfolio, as compared with 24% in 1997.

PACIFIC TOPSOILS INC.

Dave and Sandy Forman have been in the business of delivering landscaping materials since 1978. Starting out by delivering sod to contractors, they now ship a variety of materials from nine sites located in Snohomish and King Counties. Recently the Formans moved their corporate headquarters to South Everett with help from Cascade Bank. At that location, they also have maintenance facilities to keep the company's 160 pieces of heavy equipment in good working order.

     Cascade helps Pacific Topsoils, Inc. grow their business with equipment financing, an operating line, as well as recently completing financing on their new corporate headquarters in South Everett. "Bob Miller made a point of understanding our business," said Dave. "He helped us figure out how to put together the best financing for the situation, and, he did it quickly."

     Sandy, who manages the administrative side of the business, also appreciates Cascade's online banking. "We can keep track of our accounts online." Staying on top of things is important when dispatching upwards of 250 loads of material on a busy day.

     Pacific Topsoils, Inc. is just one of the many local businesses that keep this community thriving. Cascade is proud to be their bank.



Total Loans

Business Loans (in millions of dollars, information other than 2001 is unaudited)

Business loans increased 29% to $125.3 million from $97.0 million at December 31, 2000. Experienced Business Bankers, local decision-making, and exceptional service make Cascade an ideal choice for small to mid-size businesses in the Snohomish and east King County markets.

Real Estate Construction Loans (in millions of dollars, information other than 2001 is unaudited)



The real estate construction niche continues to be important to Cascade's growth. Loans outstanding in this category increased 48% to $75.9 million from December 31, 2000 to December 31, 2001. Cascade serves the needs of the region's premier builders in both single and multifamily residential construction. Due to low interest rates, the housing market has been one of the bright spots in the current economy. Demand for moderately priced homes, the type that Cascade's customers specialize in building, has not subsided and is expected to help stabilize the Puget Sound economy until other sectors of the economy rebound.

CULTIVATING EFFECTIVENESS

A clear vision and focused goals, as outlined in the letter to shareholders, are key to Cascade's effectiveness. But, this cannot be achieved without dedicated employees. Our talented team continues to ensure the industry's best practices are implemented for the maximum benefit of customers and the bank.

Cascade Bank provides financing for many of the top builders in the Puget Sound region. Our competitive pricing, flexible product line, and responsive service help our customers focus on building quality homes.

Our people are what set Cascade Bank apart. Our mission is to empower well-trained, knowledgeable employees to deliver the best financial solutions and exceed customer service expectations.

Efficiency Ratio (unaudited)



A standard measurement of a bank's performance today is its efficiency ratio. The efficiency ratio is calculated by dividing non-interest expense by total revenue, which indicates how much an institution spends to generate a dollar of revenue. The ratio can be lowered (which is better) by reducing expenses and/or increasing revenues. At Cascade we are not focusing on solely cutting expenses because we believe that will result in a loss of customer relationships, which will ultimately result in an erosion of revenues and profitability. Our plan is to improve our efficiency ratio by both controlling expenses and improving revenues.

     Cascade's efficiency ratio improved significantly in calendar 2001, and we are now nearing our stated target of less than 60%. We will strive to reach this goal by continuing to control costs and improve revenues while maintaining high standards of service.

EXCEPTIONAL SERVICE

Becoming the preferred community bank in our market requires a concerted effort on the part of every Cascade team member. Toward that end, customer service standards have been instituted across business lines to ensure we exceed our customers' expectations. Additionally, customer service surveys collect customer feedback to help improve Cascade's delivery.

     Our ongoing commitment to the community has also shown record results this year. Cascade employees increased pledges to United Way by 185% over the previous year, winning the Silver Award among companies our size. We also continue to maintain our Community Reinvestment Act rating of "Outstanding." This is the highest possible rating and recognizes our involvement in the community combined with progressive lending practices that reach out to low and moderate income home buyers.

FORWARD LOOKING STATEMENTS

This document contains forward looking statements that have been prepared on the basis of Cascade's best judgments and currently available information. These forward looking statements are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the control of Cascade. In addition, these forward looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to changes. Factors that could affect actual results include interest rate trends, the general economic climate in Cascade's market area and the country as a whole, the ability of Cascade to control costs and expenses, competitive products and pricing, loan delinquency rates and changes in federal and state regulation. Accordingly, there can be no assurance that these strategies will be implemented, or if implemented, will achieve the results described or within the time periods currently estimated.

CASCADE BANK MANAGEMENT TEAM

1. Carol K. Nelson
   President and CEO

2. Robert Disotell
   EVP, Chief Credit Officer

3. Steven R. Erickson
   EVP, Real Estate Lending

4. LeAnne Frank
   EVP, Quality of Service and Technology

5. Lars Johnson
   EVP, Chief Financial Officer

6. David R. Little
   EVP, Business Banking

7. Debbie McLeod
   EVP, Retail Banking

8. Vera E. Wildauer
   EVP, Marketing

BOARD OF DIRECTORS
Frank M. McCord
Chairman of
the Board (1)

David W. Duce
Vice Chairman
Attorney
Duce, Bastian,
Peterson and Zielke (3)

Janice Halladay
Retired
Bank Executive (3)

Dwayne Lane
President
Dwayne Lane
Auto Centers (3)

Dennis R. Murphy, Ph.D.
Vice Chairman
Dean, College of Business
and Economics
Professor of Economics
Western Washington University (2)

Carol K. Nelson
President and CEO
Cascade Bank (1)

David R. O'Connor
Co-Owner
Mobile Country Club (1, 3)

Henry M. Robinett
General Partner
Boyden, Robinett &
Associates L.P. (1, 2)

Craig Skotdal
President

Skotdal Real Estate
(2)

Ronald E. Thompson
President
Windermere Commercial
and Property Management
of Snohomish County (1, 2)

G. Brandt Westover
Vice President
Paine Webber, Inc. (1, 3)

1. Executive Committee
2. Audit and Finance Committee
3. Compensation and Personnel Commit

The common stock of Cascade Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol CASB. As of December 31, 2001, there were approximately 2,500 stockholders of record. The following table sets forth market price information for the Corporation's common stock.

2000                        High                Low
 3/31/00                 $ 10.91               6.08
 6/30/00                    7.73               5.51
 9/30/00                    6.59               5.45
12/31/00                    7.73               6.25

2001                        High                Low
 3/31/01                 $  7.62               6.65
 6/30/01                    8.18               6.39
 9/30/01                    9.09               7.04
12/31/01                    9.09               7.60

Independent Auditor's Report

The Board of Directors
Cascade Financial Corporation:


We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and subsidiaries (Corporation) as of December 31, 2001 and June 30, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the six month period ended December 31, 2001, and for each of the years in the three-year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Financial Corporation and subsidiaries as of December 31, 2001 and June 30, 2001, and the results of their operations and their cash flows for the six month period ended December 31, 2001, and for each of the years in the three-year period ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.

KPMG

Seattle, Washington
March 1, 2002

CONSOLIDATED BALANCE SHEETS

Dollars in thousands                                December 31, 2001       June 30, 2001
ASSETS:                                             -----------------       -------------
   Cash on hand and in banks                        $     8,535                 8,025
   Interest-bearing deposits in other
      financial institutions                              3,087                 5,855
   Securities available-for-sale                        150,338               129,213
   Securities held-to-maturity                            5,989                 6,592

   Loans                                                582,530               570,556
   Allowance for loan losses                             (6,304)               (5,687)
                                                     --------------------------------
     Loans, net                                         576,226               564,869

   Premises and equipment, net                            8,620                 8,977
   Accrued interest receivable and
      other assets                                        9,218                 9,536
                                                     --------------------------------


   Total assets                                     $   762,013               733,067
                                                     ================================

LIABILITIES AND STOCKHOLDERS' EQUITY:

   Deposits $                                           419,980               401,915
   Federal Home Loan Bank (FHLB)
      advances                                          226,500               232,124
   Securities sold under agreements
      to repurchase                                      49,792                36,920
   Advance payments by borrowers for
      taxes and insurance                                 1,574                 1,739
   Accrued interest payable, expenses
      and other liabilities                               5,213                 4,295
   Deferred Federal income taxes                          1,277                 1,477
                                                     --------------------------------

   Total liabilities                                    704,336               678,470
                                                     --------------------------------

   Trust preferred securities                            10,000                10,000

   Stockholders' equity:
     Preferred stock, $.01 par value.
       Authorized 500,000 shares; no shares
       issued or outstanding                               --                    --
     Common stock, $.01 par value.
       Authorized 8,000,000 shares; issued
       and outstanding 6,333,007 shares at
       December 31, 2001 and 5,694,195
       shares at June 30, 2001                               63                    57
     Additional paid-in capital                          10,421                 5,484
     Treasury stock, 132,092 shares at
       December 31, 2001 and 100,935
       shares at June 30, 2001, at cost                    (972)                 (723)
     Retained earnings, substantially restricted         38,012                39,426
     Accumulated other comprehensive
        Income                                              153                   353
                                                    ---------------------------------
   Total stockholders' equity                            47,677                44,597
                                                    ---------------------------------
   Total liabilities and stockholders' equity       $   762,013               733,067
                                                    =================================

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENT OF OPERATIONS

Dollars in thousands, except share amounts

                                                    Six months ended
                                                      December 31,                           Years ended June 30,
                                              --------------------------            -------------------------------------
                                                   2001           2000               2001            2000          1999
                                              --------------------------            -------------------------------------
INTEREST INCOME:                                             (unaudited)
   Loans                                     $   23,209           23,706             47,897          43,155        34,751
   Securities held-to-maturity                      187              382                421             306           141
   Securities available-for-sale                  3,474            3,617              7,288           4,306         2,598
   FHLB stock dividends                             451              373                787             622           445
   Interest-bearing deposits                        153              201                296             193           270
                                            -----------------------------------------------------------------------------
       Total interest income                     27,474           28,279             56,689          48,582        38,205
                                            -----------------------------------------------------------------------------

INTEREST EXPENSE:

   Deposits                                       8,035           10,501             20,105          19,801        16,425
   FHLB advances                                  7,047            6,800             13,843           9,093         5,280
Securities sold under

      agreements to repurchase                      609            1,025              2,014             565           251
   Trust preferred securities                       581              593              1,166             388            --
                                            -----------------------------------------------------------------------------
    Total interest expense                       16,272           18,919             37,128          29,847        21,956
                                            -----------------------------------------------------------------------------
       Net interest income                       11,202            9,360             19,561          18,735        16,249

PROVISION FOR LOAN LOSSES                           810              420                980             770          427
                                            -----------------------------------------------------------------------------
    Net interest income after

          provision for loan losses              10,392            8,940             18,581          17,965        15,822
                                            -----------------------------------------------------------------------------

OTHER INCOME:
   Gain on sale of loans

      held-for-sale                                 335              107                336             427           623
   Gain on sale of mortgage-
      backed securities                              --               --                 --              --            37
   Gain on sale of servicing                         22               --                 --              --           633
   Gain on sale of securities
      available-for-sale, net                       294               76                212              --            17
Service charges                                     908              854              1,839           1,591         1,244
   Other                                            258              101                256             258           283
                                            -----------------------------------------------------------------------------
       Total other income                         1,817            1,138              2,643           2,276         2,837
                                            -----------------------------------------------------------------------------

OTHER EXPENSES:

   Salaries and employee benefits                 3,847            3,623              7,702           7,914         6,541
   Occupancy                                      1,216            1,453              2,719           2,889         2,211
   Data processing                                  133              146                249             234           370
   Marketing                                        187              273                454             509           510
   Other                                          2,078            1,402              3,177           3,071         2,806
                                            -----------------------------------------------------------------------------
       Total other expenses                       7,461            6,897             14,301          14,617        12,438
                                            -----------------------------------------------------------------------------

INCOME BEFORE FEDERAL

  INCOME TAXES                                    4,748            3,181              6,923           5,624         6,221
   Federal income taxes                           1,598            1,082              2,357           1,912         2,117
                                            -----------------------------------------------------------------------------
       Net income                           $     3,150            2,099              4,566           3,712         4,104
                                            =============================================================================

Net income per common share, basic          $      0.51             0.35               0.75            0.61          0.69
Weighted average number of shares
   outstanding, basic                         6,172,489        6,065,332          6,081,969       6,042,084     5,962,315
Net income per diluted share                 $     0.49             0.33               0.71            0.57          0.63
Weighted average number of shares
   outstanding, diluted                       6,465,467        6,411,499          6,427,574       6,523,426     6,552,197


See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

Dollars in thousands, except share amounts

                                                                                                     Accumulated        Total
                                                           Additional                                   other          stock-
                                                Common      paid-in     Treasury    Retained       comprehensive     holders'
                                   Shares        stock      capital       stock     earnings       income (loss)      equity
Balances at

  June 30, 1998                  5,356,153      $  54         4,418         --       27,044             (104)        31,412
Options exercised                   98,149          1           374         --           --               --            375
Net income                              --         --            --         --        4,104               --          4,104
Other comprehensive l
   Loss net of tax
   benefit of $(814)                    --         --            --         --           --           (1,652)        (1,652)
                               --------------------------------------------------------------------------------------------
Balances at

   June 30, 1999                 5,454,302         55         4,792         --       31,148           (1,756)        34,239
Options exercised                   77,575         --           248         --           --               --            248
Net income                              --         --            --         --        3,712               --          3,712
Other comprehensive
   loss, net of tax
   benefit of $(486)                    --         --            --         --           --             (943)          (943)
                               --------------------------------------------------------------------------------------------
Balances at

   June 30, 2000                 5,531,877         55         5,040         --       34,860           (2,699)        37,256
Options exercised                  162,318          2           444         --           --               --            446
Net income                              --         --            --         --        4,566               --          4,566
Shares repurchased                (100,935)        --            --       (723)          --               --           (723)
Other comprehensive
   income, net of tax
   benefit of $1,466                    --         --            --         --           --            3,052          3,052
                               --------------------------------------------------------------------------------------------
Balances at

   June 30, 2001                 5,593,260         57         5,484       (723)      39,426              353         44,597
Stock dividends                    572,989          6         4,651        (93)      (4,564)              --             --
Options exercised                   54,429         --           286         --           --               --            286
Net income                              --         --            --         --        3,150               --          3,150
Shares repurchased                 (19,763)        --            --       (156)          --               --           (156)
Other comprehensive
   loss, net of tax
   benefit of $(103)                    --         --            --         --           --             (200)          (200)
                               --------------------------------------------------------------------------------------------
Balances at

   December 31, 2001             6,200,915      $  63        10,421       (972)     38,012              153         47,677
                               ============================================================================================

COMPREHENSIVE INCOME

                                                       Six months ended December 31,               Years ended June 30,
                                                       ----------------------------       --------------------------------------
                                                           2001           2000              2001          2000          1999
                                                       ----------------------------       --------------------------------------
                                                                      (unaudited)

   Net Income                                          $   3,150          2,099           4,566         3,712            4,104
   Increase in unrealized
   gains (losses) on securities
   available-for-sale, net of tax expense
   (benefit) of $(3), 1,084, 1,538,
   (486), and (808).                                          (6)         2,312           3,192        (943)            (1,641)
   Less reclassification adjustment for
   gains included in net income, net of
   tax (benefit) of $(100), (26), (72), 0,
   and (6).                                                 (194)           (50)         (140)          --              (11)
                                                        ------------------------------------------------------------------------

   Comprehensive Income                                $   2,950          4,361           7,618          2,769           2,452
                                                        ========================================================================

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF CASH FLOWS

Dollars in thousands

                                                             Six months ended                    Years ended
                                                                December 31,                       June 30,
                                                           ---------------------      -----------------------------------
                                                              2001      2000            2001         2000         1999
                                                           ---------------------      -----------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:                               (unaudited)

   Net income                                           $  3,150        2,099         4,566         3,712          4,104
   Adjustments to reconcile net income to
     net cash provided by operating activities:
       Depreciation and amortization                         655          698         1,302         1,405            938
       Amortization of retained servicing rights             135          130           268           257            384
   Provision (recovery) for losses on:
         Loans                                               810          420           980           770            427
         Mortgage servicing rights                            30           --            --          (137)           187
     Deferred Federal income taxes                           (98)          49           469          (486)          (136)
     Additions to mortgage servicing rights                   (4)         (24)          (27)         (204)        (1,042)
     Deferred loan fees, net of amortization                (201)         215           (16)          348             25
     Net gain on sales of securities
       available-for-sale                                   (294)         (76)         (212)           --            (17)
     Gain on sales of mortgage loan
       servicing rights                                      (22)          --            --            --           (633)
     Gain on sales of REO                                    (18)          --            --            --             --
     Gain on sales of premises and
       equipment                                            (170)          --            --            --             --
     FHLB stock dividend                                    (451)        (373)         (787)         (622)          (445)
     Net change in accrued interest
       receivable and other assets over
       accrued interest payable, expenses
       and other liabilities                               1,320       (1,004)       (2,386)       (3,581)           (91)
                                                     --------------------------------------------------------------------

     Net cash provided by
       operating activities                                4,842        2,134         4,157         1,462          3,701
                                                     --------------------------------------------------------------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Loans originated, net of
      principal repayments                               (12,177)      (9,619)      (27,007)      (86,546)       (71,987)
   Purchases of securities held-to-maturity                  --           --            --        (9,820)          (291)
   Principal repayments on securities
       held-to-maturity                                      603          652         1,259           707          3,278
   Principal repayments on securities
      available-for-sale                                  15,412        3,091        22,652         4,435          7,994
   Purchases of securities available-for-sale            (96,593)     (45,631)     (131,635)      (25,968)       (62,252)
   Proceeds from sales of securities
      available-for-sale                                  60,498       21,052        81,730            --          7,016
   Purchases of premises and equipment                      (348)        (433)       (1,147)       (1,104)        (1,608)
   Proceeds from sales of premises
      and equipment                                          227           --            --            --             --
   Proceeds from sales of mortgage
      servicing rights                                        --           --            --            --          1,579
                                                     --------------------------------------------------------------------

       Net cash used in investing activities             (32,378)     (30,888)      (54,148)     (118,296)      (116,271)
                                                     --------------------------------------------------------------------

       Subtotal, carried forward                        $(27,536)     (28,754)      (49,991)     (116,834)      (112,570)
                                                     --------------------------------------------------------------------



See accompanying notes to consolidated financial statements

Dollars in thousands

                                                             Six months ended                      Years ended
                                                               December 31,                          June 30,
                                                      --------------------------     ------------------------------------
                                                           2001          2000           2001         2000         1999
                                                      --------------------------     ------------------------------------

                                                      (unaudited)

Subtotal, brought forward                            $   (27,536)      (28,754)       (49,991)     (116,834)    (112,570)
                                                      -------------------------------------------------------------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Proceeds from exercise of
       stock options                                         286           210            446           248          375
     Repurchase of common stock                             (156)         (584)          (723)           --           --
     Net (decrease) increase in deposits                  18,065        (2,531)         3,408        36,721       49,268
   Net increase (decrease) in FHLB advances               (5,624)        7,321         16,468        73,660       68,560
   Proceeds from trust preferred offering,
       net of issuance costs                                  --            --             --         9,234           --
   Net increase (decrease) in securities
       sold under agreements to repurchase                12,872        31,478         31,133           164       (7,440)
   Net increase (decrease) in advance
       payments by borrowers for taxes
       and insurance                                        (165)         (240)          (221)           13           (6)
                                                    ---------------------------------------------------------------------
        Net cash provided by
         financing activities                             25,278        35,654         50,511       120,040      110,757
                                                     --------------------------------------------------------------------
        Net (decrease) increase in
         cash and cash equivalents                        (2,258)        6,900            520         3,206       (1,813)
CASH AND CASH EQUIVALENTS AT
   BEGINNING OF YEAR                                      13,880        13,360         13,360        10,154       11,967
                                                     --------------------------------------------------------------------
CASH AND CASH EQUIVALENTS AT
   END OF YEAR                                       $    11,622        20,260         13,880        13,360       10,154
                                                     ====================================================================

Supplemental disclosures of
         cash flow information

   Cash paid during the year for:
     Interest                                        $    15,655        17,674         35,309        28,709       21,848
     Federal income taxes                                  1,100           825          2,075         1,809        2,438

SUPPLEMENTAL SCHEDULE OF NON-CASH
   INVESTING ACTIVITIES:
   Mortgage loans securitized into
     FHLMC participation certificates,
     held-for-trading and sold                       $        --            --             --         8,814       20,137
     Net mortgage loans transferred
        to real estate owned                                 211           234          1,147         1,192          534











See accompanying notes to consolidated financial statements

Dollars in thousands, except share amounts

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accounting and financial reporting policies of Cascade Financial Corporation and subsidiaries (the "Corporation") conform to accounting principles generally accepted in the United States of America and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense. Actual results could differ from those estimates.

     The following is a description of the more significant policies, which the Corporation follows in preparing and presenting its consolidated financial statements.

     (a)  BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the Corporation, its subsidiaries, Cascade Bank (the "Bank"), Cascade Capital Trust I (the "Trust"), and the Bank's subsidiary, Cascade Investment Services, Inc. All significant intercompany balances and transactions have been eliminated in the consolidation.

          On November 27, 2001, the Corporation's Board of Directors voted to change the Corporation's fiscal year ending June 30 to a calendar year beginning January 1st and ending December 31st.

     (b) CASH EQUIVALENTS

     The Corporation considers all interest-bearing deposits and short-term highly liquid investment securities with an original maturity of three months or less to be cash equivalents.

     (c) LOANS

     All of the Corporation's loans are located in the Puget Sound region. At December 31, 2001, the Corporation's loans are principally secured by one-to-four-family residences (26%), multifamily residences (19%), real estate construction (13%), business (21%), consumer assets (10%) and commercial real estate properties (11%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound region.

          Most of the commercial loans are secured, and the security includes commercial property, business inventories, commercial equipment and personal property of the borrowers and/or guarantors. At December 31, 2001, $9.4 million in commercial loans were unsecured. Home equity loans and lines of credit account for the majority of the installment loan portfolio.

          Real estate loans originated by the Corporation are generally secured by no less than 80% of the lesser of the appraised value or purchase price of the underlying property. The Corporation currently requires first mortgage, residential customers to obtain private mortgage insurance on all loans above an 80% loan-to-value ratio.

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

          Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loans' yields over their contractual lives using the effective interest method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sales of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are recognized as interest income or expense.

          Loan commitment fees are deferred until loans are funded, at which time they are amortized into interest income using the effective interest method. If the commitment period expires, the fees are recognized as service charges.

     Impairment of Loans and Allowance for Loan Losses

     An allowance for loan losses is maintained at a level sufficient to provide for losses based on management's evaluation of known and inherent risks in the loan portfolio. This evaluation includes analyses of the fair value of the financial condition of the borrower, collateral securing selected loans, consideration of historical loss experience and management's projection of trends affecting credit quality. Interest income is normally recognized on the accrual basis; however, if a loan is impaired then interest income is recorded upon the receipt of cash. The difference between interest income recognized on the accrual basis and cash basis is not significant.

          The Corporation reviews all single family loans, all consumer loans and multifamily and commercial real estate loans with outstanding principal balances under $1.0 million for impairment as smaller balance homogeneous loan groups. The Corporation considers a loan to be impaired when it becomes nonaccrual; if it is a multifamily or commercial real estate loan less than 90 days delinquent and management believes that the borrower may be experiencing financial difficulty based on indicators such as an inconsistent payment pattern, low debt coverage ratio, high loan-to-value ratio; or if it is a restructured debt. The Corporation bases the measurement of loan impairment for all loans on the fair value of the loan's underlying collateral. If the recorded investment in a loan exceeds the measure of impairment, the Corporation recognizes the impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses.

          Management believes the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on these assets, future additions to the allowances may be necessary based on changes in economic conditions, particularly in the western Washington region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examinations.

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

     Mortgage Loan Servicing Rights

     The Corporation acquires mortgage servicing rights (MSR) through the origination of mortgage loans and the sale of those loans with servicing rights retained. The total cost of the mortgage loans sold is allocated to the MSR and the loans based on their relative fair values. The Corporation assesses its MSR for impairment based on the fair value of those rights. The carrying value of the MSR is evaluated on a quarterly basis and any impairment is recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, the Corporation stratifies its MSR by various risk characteristics such as loan type, investor type, interest rate and origination date with appropriate prepayment assumptions for the various MSR pools. Reversal of the allowance is based upon the recovery of the fair market value of the amortized asset. The MSR are included in other assets and are amortized as an offset to service charges in proportion to, and over, the period of estimated net servicing income.

          Loan servicing generally consists of collecting mortgage payments and certain charges from borrowers, such as late payment fees, maintaining escrow accounts, and disbursing payments to investors. Loan servicing income is recognized when earned and is recorded to service charges. Loan servicing costs are charged to expense as incurred.

          The Corporation sells loan servicing rights. Gains and losses from sales of loan servicing rights are calculated using the specific identification of the related carrying value.

     (e) SECURITIES

     Debt and equity securities, including mortgage-backed securities (MBS), are classified as either trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Realized gains and losses on sales are computed using the specific identification methods. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Corporation has the ability, and it is management's intention, to hold such securities until maturity.

     (f) REAL ESTATE OWNED

     Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. Real estate owned at December 31, 2001 and June 30, 2001 was $430 and $787, respectively, which is included in other assets.

     (g) PREMISES AND EQUIPMENT

     Premises and equipment are stated at cost less accumulated depreciation. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter.

     (h) FEDERAL INCOME TAXES

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

     (i) STOCK-BASED COMPENSATION

     The Corporation measures its employee stock-based compensation arrangements using the provisions outlined in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees", which is an intrinsic value-based method of recognizing compensation costs. The Corporation has adopted the disclosure-only provisions of SFAS No. 123, "Accounting for Stock-Based Compansation". As none of the Corporation's stock options have an intrinsic value at grant date, no compensation cost has been recognized for its stock option plans.

     (j) RECENTLY ISSUED ACCOUNTING STANDARDS

     SFAS No. 141, "Business Combinations", was issued in June 2001. SFAS No. 141 requires that all business combinations after June 30, 2001 be accounted for using the purchase method. It also defines certain criteria for intangible assets that are acquired in a business combination, in order to be recognized and reported separately from goodwill. SFAS No. 141 supersedes Accounting Principles Board Opinion No. 16 (APB 16), "Business Combinations" and Financial Accounting Standards Board Statement No. 38 (SFAS 38), "Accounting for Preacquisition Contingencies of Purchased Enterprises".

          SFAS No. 142, "Goodwill and Other Intangible Assets", was issued in June 2001. SFAS No. 142 establishes accounting and reporting standards for intangible assets. It requires that goodwill and intangible assets with indefinite useful lives be tested for impairment annually rather than amortized. SFAS No. 142 supersedes Accounting Principles Bulletin No. 17 (APB 17), "Intangible Assets".

          The Corporation does not expect the application of these statements will have any material effect on the consolidated financial statements.

     (k) RECLASSIFICATIONS

     Certain June 30, 2000 balances have been reclassfied to conform to the 2001 presentation.

(2) SECURITIES

A summary of securities at December 31, 2001 and June 30, 2001 follows:

                                             December 31, 2001                                June 30, 2001
                          -----------------------------------------------       ----------------------------------------
                                              Gross     Gross                                Gross     Gross
                                   Amor-     unreal-   unreal-                  Amor-       unreal-   unreal-
                                   tized      ized      ized       Fair         tized        ized      ized       Fair
                                   cost       gain      loss       value        cost         gain      loss       value
                          -----------------------------------------------       ----------------------------------------
Securities
  available-for-sale:
  Agency MBS              $       56,696        --       185       56,511       76,492        340         --      76,832
    Agency notes                  76,266       433        --       76,699       35,315        177         --      35,492
    FHLB stock                    13,119        --        --       13,119       12,668         --         --      12,668
    Other                          4,025        --        16        4,009        4,203         18         --       4,221
                          ----------------------------------------------------------------------------------------------
                          $      150,106       433       201      150,338      128,678        535         --     129,213
                          ==============================================================================================
Securities
   held-to-maturity:
    Agency MBS            $        5,989        --       106        5,883        6,592         --        136       6,456
                          ----------------------------------------------------------------------------------------------
                          $        5,989        --       106        5,883        6,592         --        136       6,456
                          ==============================================================================================

     As of December 31, 2001 and June 30, 2001, the Corporation was required to maintain 113,250 and 116,062 shares, respectively, of $100 par value FHLB stock.

     Accrued interest receivable on securities and interest-bearing deposits was $1,710 and $1,130 at December 31, 2001 and June 30, 2001, respectively.

     Proceeds from the sale of securities available-for-sale and gross realized gains and losses are summarized as follows for the six months ended December 31, 2001 and for the years ended June 30, 2001 and June 30, 1999. There were no sales of securities available-for-sale for the year ended June 30, 2000. During the year ended June 30, 2001, a $3.0 million security previously classified as held-to-maturity was reclassified to available-for-sale as provided in FAS 115 due to the deterioration of the issuer's creditworthiness. A $30 gain was recognized when the security was sold.

                                    Six months ended December 31, 2001
                                   -----------------------------------
                                   Proceeds        Gain           Loss
                                   --------        ----           ----
          Agency MBS               $ 40,998         266             1
          Agency notes               19,500          29            --
                                   --------         ---           ---
               Total               $ 60,498         295             1
                                   ========         ===           ===

                                   Six months ended December 31, 2000
                                               (unaudited)
                                   -----------------------------------
                                   Proceeds        Gain           Loss
                                   --------        ----           ----
          Agency MBS               $ 21,052          76            --
                                   --------         ---           ---
               Total               $ 21,052          76            --
                                   ========         ===           ===

                                         Year ended June 30, 2001
                                   -----------------------------------
                                   Proceeds        Gain           Loss
                                   --------        ----           ----
          Agency MBS               $ 36,798         107            86
          Agency notes               25,194          12            25
          Other                      19,738         204            --
                                   --------         ---           ---
               Total               $ 81,730         323           111
                                   ========         ===           ===

                                         Year ended June 30, 1999
                                   -----------------------------------
                                   Proceeds        Gain           Loss
                                   --------        ----           ----
          Agency notes             $  7,016          17            --
                                   --------         ---           ---
               Total               $  7,016          17            --
                                   ========         ===           ===


The following table shows the contractual maturities of the Corporation's securities available-for-sale at December 31, 2001:

                                       Within one      over one to    over five to      over ten
                                           Year        five years      ten years         years           total
                                       ----------      -----------    ------------     ---------       ----------
Amortized Cost
    Agency MBS                         $       --            --            1,743          54,953           56,696
    Agency notes                               80            --           43,736          32,450           76,266
    FHLB stock                             13,119            --               --              --           13,119
    Other                                      --            --               --           4,025            4,025
                                       ----------       ---------       --------       ---------       ----------
    Total amortized cost               $   13,119            --           45,479          91,428          150,106
                                       ==========       =========      =========       =========       ==========

Fair Value
    Agency MBS                         $       --            --            1,796          54,715           56,511
    Agency notes                               80            --           44,121          32,498           76,699
    FHLB stock                             13,119            --               --              --           13,119
    Other                                      --            --               --           4,009            4,009
                                       ----------       ---------       --------       ---------       ----------
    Total fair value                   $   13,199            --           45,917          91,222          150,338
                                       ==========       =========      =========       =========       ==========

The contractual maturities of the Corporations' securities held-to-maturity at December 31, 2001 were all greater than five years.

    U.S. Government agency securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. Available-for-sale securities pledged as collateral to secure public deposits were $1,356 at December 31, 2001 and $1,476 at June 30, 2001.

(3) LOANS AND ALLOWANCE FOR LOAN LOSSES

A summary of loans at December 31, 2001 and June 30, 2001 follows:

                                   December 31,      June 30,
                                       2001           2001
                                   ------------     ---------
     Residential real estate        $ 152,727         165,003
     Multifamily real estate          109,733         107,360
     Commercial real estate            62,938          56,913
     Real estate construction         104,131         103,206


     Business                         125,342         113,708
     Consumer                          58,381          60,406
                                    ---------       ---------
        Total loans                   613,252         606,596
     Loans in process                 (28,220)        (33,337)
     Deferred loan fees, net           (2,502)         (2,703)
                                    ---------       ---------
        Loans                       $ 582,530         570,556
                                    =========       =========
     Loans serviced for others      $  78,114          92,510

   Accrued interest on loans was $3,267 and $3,502 at December 31, 2001 and June 30, 2001, respectively.

At December 31, 2001, the composition of the loan portfolio including loans in process was as follows:

                                                      Adjustable
                                      Fixed rate        rate
                                      ----------      ----------
         Term to maturity
            Less than one year        $   25,321       233,681
            1-3 years                     33,092       111,231
            3-5 years                     26,663       107,132
            5-10 years                    21,475        17,416
            10-20 years                    7,204            70
            Over 20 years                  1,747            --
                                      ----------      --------
            Total                     $  115,502       469,530
                                      ==========      ========

Non-accrual loans totaled $1,999 and $1,315, respectively, at December 31, 2001 and June 30, 2001. If interest on these loans had been recognized, such income would have been $87 and $74 respectively, for the periods ended December 31, 2001 and June 30, 2001. At December 31, 2001 and June 30, 2001 and 2000, loans totaling $16,669, $5,625 and $4,174, were impaired, of which $1,512, $574 and $194 had allocated allowances of $480, $105 and $28, respectively. The remaining $15,157, $5,051 and $3,980 had no allowances allocated to them because the value of the underlying collateral of the impaired loans was equal to or exceeded the recorded investment. Of the $16,669, $5,625 and $4,174 of impaired loans, $1,401, $1,121 and $572 were under foreclosure. The average balance of impaired loans during the six months ended December 31, 2001 and the years ended June 30, 2001 and 2000, respectively, was $8,853, $6,065 and $3,243 and the Corporation recognized $944, $746 and $406 of related interest income on such loans during the time such loans were impaired.

   At December 31, 2001, the Corporation had outstanding commitments of $6,828 to fund loans with fixed interest rates and $3,848 for loans with adjustable rates.

    The Corporation had forward commitments totaling $6,602 and $3,032 to sell loans into the secondary market at December 31, 2001 and June 30, 2001, respectively.

   A summary of the activity in the allowance for losses on loans follows:

                               Six months ended
                                  December 31,                   years ended june 30,
                             ---------------------       -----------------------------------
                               2001          2000          2001          2000         1999
                             -------       -------       -------       -------       -------
                                  (unaudited)
Balances at beginning
   of year                   $ 5,687         5,004         5,004         4,254         4,143
Provision for losses             810           420           980           770           427
       Recoveries                 13            19            32           126             7
       Charge-offs              (206)         (101)         (329)         (146)         (323)
                             -------       -------       -------       -------       -------
Balances at end of year      $ 6,304         5,342         5,687         5,004         4,254
                             =======       =======       =======       =======       =======


(4) PREMISES AND EQUIPMENT

A summary of premises and equipment follows:

                                                     Estimated          December 31,         June 30,
                                                   useful lives             2001               2001
                                                   ------------         ------------        ----------
         Land                                                           $     1,239              1,239
         Buildings                                  40 years                  7,660              7,619
         Leasehold improvements                     Lease term                1,435              1,544
         Furniture and equipment                    2-10 years                8,973              8,797
                                                                        -----------         ----------
                                                                             19,307             19,199

         Accumulated depreciation and amortization                         (10,687)            (10,222)
                                                                        -----------         ----------
                                                                        $     8,620              8,977
                                                                        ===========         ==========

(5) DEPOSITS

Deposits are summarized as follows:

                                                                December 31,           June 30,
                                                                       2001              2000
                                                                ------------           --------
         Non-interest bearing checking accounts                 $    23,028             22,072
         Interest bearing checking accounts                          22,538             24,428
         Money market deposit accounts                               96,909             88,717
         Savings accounts                                            12,043             11,209
         Certificates of deposit                                    265,462            255,489
                                                                -----------            -------
                                                                $   419,980            401,915
                                                                ===========            =======


Time deposit accounts in amounts of $100 thousand or more totaled $129.5 million and $93.1 million at December 31, 2001 and June 30, 2001, respectively.

                                    Weighted                Deposit
                                     average             accounts with              Accrued
                                    interest              balances in              interest
                                     rate on               excess of              payable on
                                    deposits               $100,000                deposits
                                   ---------             -------------            ----------
    December 31, 2001                3.12%                $  183,578                  712
    June 30, 2001                    4.60%                   160,888                  518


A summary of interest expense on deposits follows:

                                               Six months ended                  Years ended
                                                  December 31,                    June 30,
                                             --------------------      ---------------------------------
                                               2001         2000         2001         2000        1999
                                             -------      -------      -------      -------      -------
                                                 (unaudited)
     Checking and money market accounts      $ 1,540        2,752        4,724        6,359        3,642
     Savings accounts and time deposits        6,495        7,749       15,381       13,442       12,783
                                             -------      -------      -------      -------      -------
                                             $ 8,035       10,501       20,105       19,801       16,425
                                             =======      =======      =======      =======      =======


Maturities of time deposits at December 31, 2001 are as follows:

                                                 Year ended December 31,
                                                 -----------------------
                                2002                  $   241,327
                                2003                       11,176
                                2004                        3,898
                                2005                        4,049
                                2006                        4,985
                             Thereafter                        27
                                                      -----------
                                                      $   265,462
                                                      ===========

(6) TRUST PREFERRED SECURITIES

On March 1, 2000, $10 million of 11% Capital Securities due March 1, 2030 were issued by a business Trust whose common equity is 100% owned by Cascade Financial Corporation. Interest on the Trust Preferred Securities is paid semi-annually on March and September 1. The Corporation is using the proceeds for general corporate purposes including stock repurchases and investment in its subsidiary bank. The Trust preferred securities are included as a separate line item in the consolidated balance sheet and distributions payable are treated as interest expense in the consolidated statements of operations. The Trust preferred securities qualify as Tier I capital under regulatory capital guidelines.

(7) FHLB ADVANCES

FHLB advances are summarized as follows:

                            December 31, 2001            June 30, 2001
                     ----------------------------  ---------------------------
                                    Weighted                      Weighted
     Date of                     average interest             average interest
     maturity         Amount           Rate         Amount          Rate
     ----------      --------    ----------------  -------    ----------------
           2002      $ 24,000          3.73%        82,009          5.58%
           2003        42,500          6.28         33,958          6.15
           2004        25,000          6.45         40,500          6.63
           2005        45,000          6.27         20,000          6.50
           2006        21,000          4.77         15,000          6.67
           2007        20,000          6.37         20,000          6.37
     Thereafter        49,000          5.80         20,657          5.64
                     --------          ----        -------          ----
                     $226,500          5.79%       232,124          6.07%
                     ========          ====        =======          ====

                                                                        Six months ended       Year ended
                                                                           December 31,         June 30,
                                                                               2001               2001
                                                                        ----------------       ----------
Maximum amount of outstanding FHLB advances at any month-end              $   235,322            236,712
Average amount of outstanding FHLB advances during the year                   229,314            221,075

FHLB advances are collateralized by otherwise unencumbered permanent residential mortgages and investment grade securities.

     The Corporation has $125 million in fixed rate advances as of December 31, 2001 where the FHLB has the option to convert these advances to variable rate advances after a specified period.

   At December 31, 2001, the Bank had an unused line of credit from the FHLB-Seattle of $40.2 million. The Bank's credit line with the FHLB-Seattle is 35% of total assets or up to approximately $267 million.

(8)  SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE AND LINES OF CREDIT

The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements) that are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets, and the securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are under the Corporation's control and are held by nationally known government security dealers who are recognized as primary dealers by the Federal Reserve Board, or other investment banking firms approved by the Corporation's Board of Directors. Such agreements typically have maturities ranging from 30 to 89 days.

   Securities sold under agreements to repurchase the same securities consist of agency notes and/or mortgage-backed securities summarized as follows:

                                                                      Underlying securities
                                                                    -------------------------
                                                       Weighted     Book value,
                                                        average      including
                                         Balance       interest       accrued         Market
                                        outstanding      rate        interest          value
                                       ------------    --------     -----------       -------
       December 31, 2001               $    49,792       2.16         50,625           49,723
       June 30, 2001                        36,920       4.02         40,308           39,728

   Financial data pertaining to reverse repurchase agreements follows:

                                                                               Six months ended       Year ended
                                                                                  December 31,          June 30,
                                                                                      2001               2001
                                                                               ----------------       ----------
        Maximum amount of outstanding agreements at any month-end                $    49,792             54,237
        Average amount of outstanding agreements during the year                      38,264             34,231

   The Corporation has Fed Funds borrowing lines with two of its correspondent banks. During the fiscal year neither of these lines were used.

(9) FEDERAL INCOME TAXES

Federal income tax expense includes the following components:

                           Six months ended                          Years ended
                             December 31,                              June 30,
                      ------------------------         ----------------------------------------
                        2001             2000            2001            2000            1999
                      -------          -------         -------         -------          -------
                                   (unaudited)
     Current          $ 1,696            1,033           1,888           2,398            2,253
     Deferred             (98)              49             469            (486)            (136)
                      -------          -------         -------         -------          -------
                      $ 1,598             1082           2,357           1,912            2,117
                      =======          =======         =======         =======          =======

   The provision for Federal income tax expense approximates the amount computed by applying the "expected" Federal income tax rate of 34% to income before Federal income taxes as there are no significant reconciling items.

   The Bank has qualified under provisions of the Internal Revenue Code to compute federal income taxes after deductions of additions to the bad debt reserves. At December 31, 2001, the Company had a taxable temporary difference of approximately $1.3 million that arose before 1988 (base-year amount). In accordance with Statement of Financial Accounting Standards No. 109, a deferred tax liability has not been recognized for the temporary difference. Management does not expect this temporary difference to reverse in the foreseeable future.

   The following table presents major components of the net deferred tax liability resulting from differences between financial reporting and tax bases at December 31, 2001 and June 30, 2001:

                                               December 31,       June 30,
                                                  2001             2001
                                               ------------       --------
     Deferred tax assets:
       Loans                                     $ 1,679            1,455
                                                 -------          -------
           Gross deferred tax assets             $ 1,679            1,455

     Deferred tax liabilities:
       Deferred loan fees                           (882)            (843)
       Securities available-for-sale                 (79)            (182)
       Premises and equipment                       (236)            (271)
       FHLB stock                                 (1,720)          (1,566)
       Other                                         (39)             (70)
                                                 -------          -------
          Gross deferred tax liabilities          (2,956)          (2,932)
                                                 -------          -------
     Net deferred tax asset (liability)          $(1,277)          (1,477)
                                                 =======          =======

   A valuation allowance for deferred tax assets was not considered necessary at December 31, 2001 or June 30, 2001. Management believes the Corporation will fully realize its total deferred income tax assets as of December 31, 2001 and June 30, 2001, based upon its total deferred income tax liabilities, previous taxes paid, and its current and expected future levels of taxable income.

(10) EARNINGS PER SHARE

The following table presents EPS information:

                                  Six months ended December 31,               Years ended June 30,
                                  ----------------------------     ------------------------------------------
                                      2001            2000             2001           2000            1999
                                   ----------      ----------      ----------      ----------      ----------
                                                  (unaudited)
     Net income                    $    3,150           2,099           4,566           3,712           4,104
     Common shares
        outstanding (basic)         6,172,489       6,065,332       6,081,969       6,042,084       5,962,315
     Effect of dilutive
        stock options                 292,978         346,167         345,605         481,342         589,882
                                   ----------      ----------      ----------      ----------      ----------
     Common shares
        outstanding (diluted)       6,465,467       6,411,499       6,427,574       6,523,426       6,552,197
                                   ==========      ==========      ==========      ==========      ==========
     EPS, basic                          0.51            0.35            0.75            0.61            0.69
     EPS, diluted                        0.49            0.33            0.71            0.57            0.63

   For purposes of calculating basic and diluted earnings per share, the numerator of net income is the same. There were 138,124, 301,729, 207,567, 98,494, and 32,312 outstanding options to purchase common stock at December 31, 2001, December 31, 2000, June 30, 2001, 2000 and 1999, respectively, that are considered antidilutive and have been excluded from the above calculation. Antidilutive options have an exercise price which is greater than the current market price of the stock.

(11) STOCKHOLDERS' EQUITY

   (a) Restrictions on Dividends

   Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the (FDIC) Federal Deposit Insurance Corporation.

   (b) Regulatory Capital

   At December 31, 2001, banking regulations required institutions to have a minimum regulatory tangible and core (or leverage) capital equal to 1.5% and 3%, respectively, of adjusted total assets, and Tier I and total risk-based capital (RBC) equal to 4% and 8%, respectively, of risk-weighted assets.

      The Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA) instituted a risk-based assessment system that defined five capital tiers: well-capitalized, adequately capitalized, undercapitalized, significantly undercapitalized and critically undercapitalized. Under these regulations, a well-capitalized institution must have a Tier I RBC ratio of at least 6%, a total capital ratio of at least 10% and a leverage ratio of at least 5% and not be subject to a capital directive order. At December 31, 2001, the Bank was in compliance with the regulatory requirements for well-capitalized institutions. As of November 30, 2001, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since that notification that management believes have changed the Bank's category.

                                                                   Minimum
                                                                 requirements
                                                                  for capital         Well-capitalized
                                                Actual             adequacy             requirements
                                          -----------------     -----------------     ----------------
                                          Amount      Ratio     Amount      Ratio     Amount     Ratio
                                          ------      -----     ------      -----     ------     -----
  December 31, 2001:
  Total risk-based capital to
     risk-weighted assets (1)            $62,426      11.98     41,702       8.00     52,128     10.00
  Tier I (core) capital to
     risk-weighted assets                 56,122      10.77     20,851       4.00     31,277      6.00
  Tier I (core) capital to
     adjusted total assets                56,122       7.54     29,763       4.00     37,204      5.00

  June 30, 2001:
  Total risk-based capital to
     risk-weighted assets (1)            $58,039      11.34     40,951       8.00     51,188     10.00
  Tier I (core) capital to
     risk-weighted assets                 53,019      10.36     20,475       4.00     30,713      6.00
  Tier I (core) capital to adjusted
     total assets                         53,019       7.25     29,246       4.00     36,558      5.00

(1) The FDIC requires institutions to maintain Tier I capital of not less than one-half of total capital.


   (c) Stock Repurchase Plan

   On June 5, 2000, the Corporation commenced a stock repurchase program. The Board of Directors authorized the repurchase of up to 300,000 shares of the company's stock, which is approximately 5% of the outstanding common shares. To date the Corporation has repurchased 132,092 shares for $972, which represents 2% of the common stock.

(12) MORTGAGE SERVICING RIGHTS

A summary of capitalized mortgage servicing rights, included in other assets, at December 31, 2001 and June 30, 2001 follows:

                                              December 31, 2001    June 30, 2001
                                              -----------------    -------------
     Balance at beginning of period                $ 658               899
     Additions                                         4.               27.
     Amortization                                   (135)             (268)
     Allowance for losses                            (30)               --
                                                   -----             -----
                 Balance at end of period          $ 497               658.


(13) EMPLOYEE BENEFIT PLANS

   (a) Savings Plan

   The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all full-time employees. Under the plan, employee contributions are matched by the Corporation at a rate of 50% of the first five percent contributed. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. The Corporation contributed $64, $106, $75 and $82 to the plan for the six months ended December 31, 2001 and the years ended June 30, 2001, 2000, and 1999, respectively.

   (b) Employee Stock Ownership Plan

   The Corporation established an employee stock ownership plan (ESOP) which became effective on July 1, 1992 for employees of the Corporation, the Bank, and its subsidiary who have at least one year of continuous service. The Corporation pays all ESOP expenses. Shares purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the third year of service with an additional 20% vesting each year thereafter until 100% vesting after seven years. Allocations to individual participant's accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the six months ended December 31, 2001, and the years ended June 30, 2001, 2000, and 1999 the Corporation contributed $55, $108, $175, and $240 respectively, to the ESOP, which is invested in Cascade Financial Corporation stock. Allocated and unallocated shares at December 31, 2001, were 173,586 and 0, respectively. The Corporation has the right of first refusal to purchase the allocated shares of separated employees.

   (c) Employee Stock Purchase Plan

   The Corporation maintains an employee stock purchase plan, under the terms of which 167,847 shares of common stock have been authorized for issuance. The plan allows employees of the Corporation with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six month offering period (January 1 and July 1 of each year), eligible employees who elect to participate are granted options to purchase a limited number of shares and unless the participant withdraws from the plan, the option is automatically exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering is determined by dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period.

   (d) Stock Options

   The Corporation maintains stock option plans pursuant to which shares of Common Stock have been authorized for issuance to certain key employees and directors of the Corporation and its subsidiaries upon exercise of stock options. The options granted under these plans are, in general, exercisable under a vesting schedule whereby all options become exercisable over seven years, and expire not more than ten years after the date of grant.

      All options granted have limited rights that enable a holder upon a change in control of the Corporation, to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2001 and June 30, 2001, 484,800 and 471,653 shares, respectively, were fully exercisable.

      The Corporation applies Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees" in accounting for its stock option plans. Had compensation cost on the fair value at the grant dates for the Corporation's stock option plan been determined consistent with SFAS 123, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                     Six months ended December 31,                    Years ended June 30,
                                     -----------------------------          ---------------------------------------
                                         2001               2000             2001             2000             1999
                                      ---------            -----            -----            -----            -----
                                              (unaudited)
  Net income
         As reported                  $   3,150            2,099            4,566            3,712            4,104
         Pro forma                        3,087            2,046            4,439            3,532            3,956
  Net income per common share
     Basic
         As reported                       0.51             0.35             0.75             0.61             0.69
         Pro forma                         0.50             0.34             0.73             0.58             0.66
     Diluted
         As reported                       0.49             0.33             0.71             0.57             0.63
         Pro forma                         0.48             0.32             0.69             0.54             0.60

      The fair value of options granted under the Corporation's stock option plan was $3.45, $3.57, $2.40 and $7.25 respectively for the six months ended December 31, 2001, and the years ended June 30, 2001, 2000, and 1999. The fair value is estimated on the date of grant with the following weighted average assumptions used for December 31, 2001, and June 30, 2001, 2000, and 1999: risk-free interest rate of 1.75%, 4.75%, 6.50%, and 5.24%, an expected life of eight years, no expected cash dividends, and a volatility factor of 24%.

      Changes in total options outstanding for the period ended December 31, 2001, and the years ended June 30, 2001, 2000, 1999 were as follows:

                                                              Shares               Weighted average
                                                               under               exercise price of
                                                              option                 option shares
                                                              -------              -----------------

                                                              Six months ended December 31, 2001
                                                              ----------------------------------
         Outstanding at beginning of period                   834,672                    $  5.85
         Granted during period                                 13,445                       8.11
         Exercised during period                              (54,429)                      3.33
         10% stock dividend                                    73,987                         --
         Forfeited during period                              (12,459)                      8.19
                                                              -------
         Outstanding at end of period                         855,216                    $  5.49
                                                              =======

                                                                   Year ended June 30, 2001
                                                              ----------------------------------
         Outstanding at beginning of year                     864,272                    $  5.02
         Granted during year                                  210,080                       7.49
         Exercised during year                               (162,318)                      2.01
         Forfeited during year                                (77,362)                      9.07
                                                              -------
         Outstanding at end of year                           834,672                       5.85
                                                              =======
                                                                   Year ended June 30, 2000
                                                              ----------------------------------
         Outstanding at beginning of year                     848,345                    $  4.28
         Granted during year                                  122,442                       9.49
         Exercised during year                                (77,575)                      2.19
         Forfeited during year                                (28,940)                      9.86
                                                              -------
         Outstanding at end of year                           864,272                       5.02
                                                              =======

                                                                    Year ended June 30, 1999
                                                              ----------------------------------
         Outstanding at beginning of year                     684,656                    $  3.87
         Granted during year                                  132,949                      10.73
         Exercised during year                                (98,149)                      2.85
         Five-for-four stock split                            151,905                         --
         Forfeited during year                                (23,016)                      7.30
                                                              -------
         Outstanding at end of year                           848,345                       4.28
                                                              =======

   Financial data pertaining to outstanding stock options were as follows:

                                                            At December 31, 2001
                                                      ------------------------------                               Weighted
                                                                            Weighted                               average
                                                       Weighted              average                               exercise
                                                        average             exercise             Number of         price of
     Ranges of                Number of                remaining            price of            exercisable       exercisable
     exercise                  option                 contractual            option                option           option
      prices                   shares                     life               shares                shares           shares
   -----------                --------                -----------           --------            -----------       -----------
   $ 1.15-2.35                 203,738                    1.06               $ 1.40                203,738          $ 1.40
     2.76-6.33                 248,401                    3.69                 4.67                213,493            4.45
     6.48-7.05                 191,331                    8.60                 6.91                 14,793            7.54
     7.27-8.35                  81,177                    8.20                 7.64                  8,509            7.77
    9.00-10.82                 130,569                    7.01                10.03                 41,712            9.86
                               -------                  ------               ------                -------          ------
                               855,216                    5.10               $ 5.49                482,245          $ 3.78
                               =======                  ======               ======                =======          ======

(14) FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair value estimates presented below are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The Corporation has not included certain material items in its disclosure, such as the value of the long-term relationships with the Corporation's lending and deposit customers since this is an intangible and not a financial instrument. Additionally, the estimates do not include any tax ramifications. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows that could materially affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Corporation.

The following table presents a summary of the fair value of the Corporation's financial instruments:

                                              December 31,                June 30,
                                                 2001                       2001
                                       ------------------------     ----------------------
                                       Carrying      Estimated      Carrying    Estimated
                                        value        fair value      value      fair value
                                       --------      ----------     -------     ----------
Financial assets:
    Cash and cash equivalents          $ 11,622        11,622        13,880        13,880
    Securities available-for-sale       150,338       150,338       129,213       129,213
    Securities held-to-maturity           5,989         5,883         6,592         6,456
    Loans, net                          576,226       589,675       564,869       565,467
    Servicing rights                        497           551           658           823

Financial liabilities:
    Deposit accounts                    419,980       419,824       401,915       397,936
    Borrowings                          276,292       289,156       269,044       274,800
    Trust preferred securities           10,000        10,000        10,000        10,000

Cash and Cash Equivalents

The carrying amount represents fair value.

Securities including mortgage backed securities

Fair values are based on quoted market prices or dealer quotations.

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

Trust Preferred Securities

The fair value is based on the discounted cash flow method, adjusted for market interest rates and terms to maturity. Commitments to Extend Credit and Standby Letters of Credit The fair value of commitments to extend credit can be estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. It is not practicable to estimate fair value on these instruments.

(15) CONTINGENCIES

The Corporation is a defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Corporation will not be materially adversely affected by the final outcome of these legal proceedings and that adequate provision has been made in the accompanying consolidated financial statements.

   At periodic intervals, the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation routinely examine the Corporation's financial statements as part of their legally prescribed oversight of the thrift industry. Based on these examinations, the regulators can direct that the Corporation's financial statements be adjusted in accordance with their findings.

(16) CONDENSED FINANCIAL INFORMATION OF CASCADE FINANCIAL CORPORATION

Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

                                                  Balance sheet
                                         ---------------------------------
                                         December 31, 2001   June 30, 2001
                                         -----------------   -------------
Assets:
  Cash                                        $   518              679
  Investment in subsidiary                     56,123           53,083
  Other assets                                  1,166              871
                                              -------          -------
                                              $57,807           54,633
                                              =======          =======
Liabilities and stockholders' equity:
  Other liabilities                           $   283              389
  Trust preferred securities                   10,000           10,000
  Stockholders' equity                         47,524           44,244
                                              -------          -------
                                              $57,807           54,633
                                              =======          =======

                                                     Statement of operations
                                 ---------------------------------------------------------------
                                   Six months ended                     Years ended
                                      December 31,                        June 30,
                                 ---------------------       -----------------------------------
                                   2001          2000          2001          2000          1999
                                 -------       -------       -------       -------       -------
                                      (unaudited)
Equity in undistributed net
  income of the subsidiary       $ 3,740         2,548         5,462         4,124         4,217
Interest income -- Trust
  preferred securities                17            --            42            --            --
Operating expenses                  (330)          (88)         (234)         (240)         (171)
Interest expense-- Trust
  preferred securities              (581)         (593)       (1,166)         (388)           --
                                 -------       -------       -------       -------       -------
Income before Federal
  income taxes                     2,846         1,867         4,104         3,496         4,046
Income tax benefit                   304           232           462           216            58
                                 -------       -------       -------       -------       -------
   Net income                    $ 3,150         2,099         4,566         3,712         4,104
                                 =======       =======       =======       =======       =======

                                                                            Statement of cash flows
                                                        ---------------------------------------------------------------
                                                           Six months ended                     Year ended
                                                             December 31,                         June 30,
                                                        ---------------------       -----------------------------------
                                                          2001          2000          2001          2000         1999
                                                        -------       -------       -------       -------       -------
                                                              (unaudited)

Cash flows from operating activities:
   Net income                                           $ 3,150         2,099         4,566         3,712         4,104
   Adjustments to reconcile net income to
      net cash (used in) operating activities:
         Equity in net income of subsidiaries            (3,740)       (2,548)       (5,462)       (4,124)       (4,217)
         (Increase) decrease in other assets               (295)           62            85          (913)          (41)
         (Decrease) increase in other liabilities          (106)           46             9           380           (18)
                                                        -------       -------       -------       -------       -------
          Net cash used in operating activities            (991)         (341)         (802)         (945)         (172)
Cash flows from investing activities:
   Dividends received from subsidiaries                     700           800         1,700            --            --
   Investment in subsidiary                                  --            --            --        (9,709)           --
                                                        -------       -------       -------       -------       -------
         Net cash provided by (used in)
                investing activities                        700           800         1,700        (9,709)           --
Cash flows from financing activities:
   Repurchase of common stock                              (156)         (584)         (723)           --            --
   Proceeds from exercise of stock options                  286           210           446           248           375
   Proceeds from trust preferred offering                    --            --            --        10,000            --
                                                        -------       -------       -------       -------       -------
         Net cash provided by financing activities          130          (374)         (277)       10,248           375
                                                        -------       -------       -------       -------       -------
   Net increase (decrease) in cash and
       cash equivalents                                   (161.)           85           621          (406.)         203
                                                        -------       -------       -------       -------       -------
Cash and cash equivalents:
   Beginning of year                                        679            58            58           464           261
                                                        -------       -------       -------       -------       -------
   End of year                                          $   518           143           679            58           464
                                                        =======       =======       =======       =======       =======

(17) LINES OF BUSINESS

The Corporation's sole operating subsidiary is Cascade Bank, which is managed along five major lines of business: business banking, retail banking, construction lending, income property lending and residential lending. The administrative group, although not considered a line of business, is responsible for the management of investments, interest rate risk, marketing, data processing and regulatory and stockholder reporting. The financial performance of these business lines is measured by the Corporation's profitability reporting processes, which utilize various management accounting techniques to ensure that each business line's financial results reflect the underlying performance of that business.

   Each line of business segment is managed by a senior executive. Back office support is provided to each segment through executives responsible for information systems, finance and administration.

   The principal activities conducted by Business Banking are the origination and servicing of commercial business loans and associated merchant services. Retail Banking includes all deposit products, with their related fee income, and all consumer loan products such as home equity and installment loans and credit card products. The Construction unit provides financing to builders and developers for residential construction and land acquisition and development. The Income Property unit originates loans secured by multifamily properties and commercial real estate. The Residential unit's activities are the origination of single family loans and the associated loan servicing activities.

   The Bank's reportable business segments are the strategic lines of business noted above, which are managed by the Management Committee, under the direction of the President and Chief Executive Officer. The Management Committee, which is the senior decision making group of the Bank, is comprised of eight members including the President and Chief Executive Officer. To better assess the contribution of its various business lines, the Bank generates segment results that include balances directly attributable to business line activities. Expenses or activities not directly controlled by business unit managers are allocated to the Administrative unit. In this way, management can assess the performance of a particular business. The bank is constantly analyzing its line of business performance and developing better ways to measure profitability.

   The accounting policies of the segments are the same as those described in "Note 1: Summary of Significant Accounting Policies." Direct revenues and expenses are allocated to business segments in determining their net income. Corporate overhead, centralized support costs and other costs are assigned to the Administration unit. The Corporation evaluates performance based on net income of the respective business segments. Depreciation is allocated to the segments based upon the utilization of the assets by the segments. All depreciating assets are included in Administration's total assets.

   The organizational structure of the Bank and the allocated methodologies it employs result in business line financial results that are not necessarily comparable across companies. As such, the Bank's business line performance may not be directly comparable with similar information from other financial institutions.

   Following are the condensed financial statements for the Corporation's lines of business for the periods indicated:

                                                        Six months ended December 31, 2001
                           ------------------------------------------------------------------------------------------
                                           Resi-         Con-          Income                    Admin-
                            Business      dential      struction      property      Retail      istration       Total
                           ---------      -------      ---------      --------      ------      ---------      ------
Condensed income
 statement
  Net interest income
    after provision
     for loan losses       $   2,085        1,244        1,968          1,650         746         2,699        10,392
  Other income                    21          410           --              6         656           724         1,817
  Other expense                  975          948          495            800         820         3,423         7,461
                           ---------      -------        -----          -----       -----         -----        ------
  Income before
  income taxes                 1,131          706        1,473            856         582            --         4,748
  Federal income taxes           380          238          496            288         196            --         1,598
                           ---------      -------        -----          -----       -----         -----        ------
Net income                 $     751          468          977            568         386            --         3,150
                           =========      =======       ======          =====       =====         =====         =====

                                                              At December 31, 2001

     Total Assets          $ 125,342      152,727       75,911        172,671      58,381       176,981       762,013

                                                             Year ended June 30, 2001
                           ------------------------------------------------------------------------------------------
                                           Resi-         Con-          Income                    Admin-
                            Business      dential      struction      property      Retail      istration       Total
                           ---------      -------      ---------      --------      ------      ---------      ------
Condensed income
 statement
  Net interest income
    after provision
     for loan losses       $   3,573        2,713        3,824          2,687       1,331         4,453        18,581
  Other income                    73          533           --              5       1,212           820         2,643
  Other expense                1,992        2,647          809          1,724       1,856         5,273        14,301
                           ---------      -------        -----          -----       -----         -----        ------
  Income before
   income taxes                1,654          599        3,015            968         687            --         6,923
  Federal income taxes           562          204        1,025            329         237            --         2,357
                           ---------      -------        -----          -----       -----         -----        ------
Net income                 $   1,092          395        1,990            639         450            --         4,566
                           =========      =======       ======          =====       =====         =====         =====

                                                                  At June 30, 2001

     Total Assets       $    113,707      161,729       58,796        164,274      60,406       174,155       733,067

                                                              Year ended June 30, 2000
                           ------------------------------------------------------------------------------------------
                                           Resi-         Con-          Income                    Admin-
                            Business      dential      struction      property      Retail      istration       Total
                           ---------      -------      ---------      --------      ------      ---------      ------
Condensed income
 statement
  Net interest income
    after provision
    for loan losses        $   3,330        3,811        2,934          3,678       1,253         2,959        17,965
  Other income                    43          706           --              8       1,135           384         2,276
  Other expense                1,800        5,022          746          1,837       1,869         3,343        14,617
                           ---------      -------        -----          -----       -----         -----        ------
  Income (loss) before
    income taxes               1,573         (505)       2,188          1,849         519            --         5,624
  Federal income taxes           535         (172)         744            629         176            --         1,912
                           ---------      -------        -----          -----       -----         -----        ------
Net income (loss)          $   1,038         (333)       1,444          1,220         343            --         3,712
                           =========      =======       ======          =====       =====         =====         =====

                                                                 At June 30, 2000

     Total Assets          $  86,298      175,911       56,385        167,041      62,060       128,481       676,176

(18) SELECTED QUARTERLY FINANCIAL DATA (unaudited)

                                                      Quarter ended
                                            -----------------------------
                                              Sept 30             Dec 31
                                                2001               2001
                                            -----------          --------
Interest income                             $    13,937            13,537
Interest expense                                  8,614             7,658
                                            -----------          --------
Net interest income                               5,323             5,879
Provision for loan losses                           270               540
Other income                                        896               921
Other expense                                     3,708             3,753
                                            -----------          --------
Income before Federal income taxes                2,241             2,507
Federal income taxes                                745               853
                                            -----------          --------
Net income                                  $     1,496             1,654
                                            ===========          ========
Earnings per share, basic                   $      0.24              0.27
Earnings per share, diluted                        0.23              0.26

                                                                       Quarter ended
                                            ----------------------------------------------------------------
                                              Sept 30             Dec 31            Mar 31           June 30
                                                2000                2000             2001              2001
                                            -----------          --------          -------           -------
Interest income                             $    13,840            14,439           14,318            14,092
Interest expense                                  9,195             9,725            9,277             8,931
                                            -----------          --------          -------           -------
Net interest income                               4,645             4,714            5,041             5,161
Provision for loan losses                           210               210              290               270
Other income                                        516               623              793               711
Other expense                                     3,393             3,505            3,722             3,681
                                            -----------          --------          -------           -------
Income before Federal income taxes                1,558             1,622            1,822             1,921
Federal income taxes                                530               551              623               653
                                            -----------          --------          -------           -------
Net income                                  $     1,028             1,071            1,199             1,268
                                            ===========          ========          =======           =======
Earnings per share, basic                   $      0.17              0.18             0.20              0.21
Earnings per share, diluted                        0.16              0.17             0.18              0.20

                                                                     Quarter ended
                                            ----------------------------------------------------------------
                                              Sept 30             Dec 31            Mar 31           June 30
                                                1999               1999              2000              2000
                                            -----------          --------          -------           -------
Interest income                             $    11,016            12,053           12,386            13,126
Interest expense                                  6,339             7,375            7,719             8,414
                                            -----------          --------          -------           -------
Net interest income                               4,677             4,678            4,667             4,712
Provision for loan losses                           210               140              210               210
Other income                                        486               531              596               664
Other expense                                     3,476             3,533            3,775             3,833
                                            -----------          --------          -------           -------
Income before Federal income taxes                1,477             1,536            1,278             1,333
Federal income taxes                                501               522              433               456
                                            -----------          --------          -------           -------
Net income                                  $       976             1,014              845               877
                                            ===========          ========          =======           =======
Earnings per share, basic                   $      0.16              0.17             0.14              0.14
Earnings per share, diluted                        0.15              0.15             0.13              0.14

                                                                     Quarter ended
                                            ----------------------------------------------------------------
                                              Sept 30             Dec 31            Mar 31           June 30
                                               1998                1998              1999              1999
                                            -----------          --------          -------           -------
Interest income                             $     9,020             9,313            9,612            10,260
Interest expense                                  5,245             5,395            5,398             5,918
                                            -----------          --------          -------           -------
Net interest income                               3,775             3,918            4,214             4,342
Provision for loan losses                           150               150              127                --
Other income                                        536               607            1,148               546
Other expense                                     2,823             2,771            3,211             3,633
                                            -----------          --------          -------           -------
Income before Federal income taxes                1,338             1,604            2,024             1,255
Federal income taxes                                455               545              691               426
                                            -----------          --------          -------           -------
Net income                                  $       883             1,059            1,333               829
                                            ===========          ========          =======           =======
Earnings per share, basic                   $      0.15              0.18             0.22              0.14
Earnings per share, diluted                        0.14              0.16             0.20              0.13

ANNUAL STOCKHOLDERS' MEETING

The Annual Stockholders' meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, WA, on Wednesday May 8th, 2002 at 6:30 p.m. Pacific Time.


CORPORATE INFORMATION:

www.cascadebank.com

Main office
2828 Colby Avenue
Everett, Washington
(425) 339-5500

Bellevue
200 108th Avenue NE
Bellevue, Washington
(425) 455-2300

Clearview
17512 SR 9 SE
Snohomish, Washington
(360) 668-1243

Crossroads
15751 NE 15th Street
Bellevue, Washington
(425) 643-6200

Everett/Broadway
2602 Broadway
Everett, Washington
(425) 259-1243

Everett/Evergreen Way
6920 Evergreen Way
Everett, Washington
(425) 353-1243__

Harbour Pointe
11700 Mukilteo Speedway
Mukilteo, Washington
(425) 290-7767

Issaquah
305 Front Street N
Issaquah, Washington
(425) 391-5500

Lake Stevens
8915 Market Place
Everett, Washington
(425) 334-8880

Lynnwood
19419 Highway 99
Lynnwood, Washington
(425) 775-6666
Marysville

815 State Avenue
Marysville, Washington
(360) 659-7614

North Marysville
3711 88th Street NE
Marysville, Washington
(360) 651-9200

Smokey Point
3532 172nd Street NE
Arlington, Washington
(360) 653-1900

Woodinville
17641 Garden Way NE
Woodinville, Washington
(425) 481-0820

All Shareholders are encouraged to read Cascade's Form 10-K for the year ended December 31, 2001, as filed with the Securities and Exchange Commission (the "SEC"). The Form 10-K includes the significant risk factors that could affect Cascade's projections and future operating performance. This document is qualified in its entirety by the information contained in the Form 10-K.

   The Form 10-K, together with all other information filed by Cascade with the SEC, is available on the Internet at the SEC's web site at http://www.sec.gov. The Form 10-K will be furnished by Cascade, upon receipt of written request addressed to Cascade Financial Corporation, 2828 Colby Avenue, Everett, WA 98201.


Stock Transfer Agent
Mellon Investor Services LLC
P.O. Box 3315
South Hackensack, NJ 07606
(800) 356-2017
(800) 231-5469 TDD for Hearing Impaired
(201) 329-8660 Foreign Shareholders
(201) 329-8354 TDD Foreign Shareholders
www.melloninvestor.com

Auditors
KPMG LLP
3100 Two Union Square
601 Union Street
Seattle, Washington 98101

Legal Counsel
Keller Rohrback, LLP
1201 Third Avenue, Suite 3200
Seattle, WA  98101-3052

Special Counsel
Anderson Hunter, PS
2707 Colby Avenue, Suite 1001
Everett, Washington 98201

                             Selected Financial Data

                                       And

                       Management Discussion and Analysis

                                December 31, 2001


                                            [CASCADE FINANCIAL CORPORATION LOGO]

CASCADE FINANCIAL CORPORATION
SELECTED FINANCIAL DATA

(Dollars in thousands, except per share data)


                              For the six month period                           For the year
                                ended December 31,                               ended June 30,
                                2001         2000            2001         2000        1999        1998       1997(1)
                              ------------------------       -------------------------------------------------------
                                          (unaudited)
Interest income                $27,474       28,279          56,689      48,582      38,205       33,916      31,568
Interest expense                16,272       18,919          37,128      29,847      21,956       20,118      19,924
Net interest income             11,202        9,360          19,561      18,735      16,249       13,798      11,644
Provision for loan losses          810          420             980         770         427          246         810
Net interest income after
   provision for loan
   losses                       10,392        8,940          18,581      17,965      15,822       13,552      10,834
Other income                     1,817        1,138           2,643       2,276       2,837        2,458       1,942
Other expense                    7,461        6,897          14,301      14,617      12,438       10,729      10,897
Income before Federal
   income taxes                  4,748        3,181           6,923       5,624       6,221        5,281       1,879
Net income                       3,150        2,099           4,566       3,712       4,104        3,525       2,176
Net income per common
   share, basic(2)                0.51         0.35            0.75        0.61        0.69         0.60        0.38
Net income per common
   share, diluted(2)              0.49         0.33            0.71        0.57        0.63         0.55        0.34
Book value per share(2)           7.70         6.70            7.25        6.12        5.71         5.33        4.75

                                 At December 31,                                  At June 30,
                                2001         2000            2001         2000       1999        1998       1997(1)
                              -----------------------      ---------------------------------------------------------
                                          (unaudited)
Assets                        $762,013      716,129         733,067     676,176     557,086      444,155     434,162
Loans, net                     576,226      548,722         564,869     539,972     455,736      384,734     341,201
Cash and securities            167,949      138,062         149,685     117,655      84,611       44,103      79,313
Deposits                       419,980      395,976         401,915     398,507     361,786      312,518     304,205
Borrowings                      59,792       47,265          46,920      15,787       5,951       13,391      19,483
FHLB Advances                  226,500      222,977         232,124     215,656     141,996       73,436      74,659
Shareholders' equity            47,667       41,240          44,597      37,256      34,239       31,418      27,543
Non-performing loans             1,999        2,300           1,315         573       1,201        1,921       1,069


                                 Financial Ratios                               Financial Ratios
                             For the six month period                             For the year
                               ended December 31,                                ended June 30,
                                2001         2000             2001        2000        1999         1998      1997(1)
                             ------------------------       --------------------------------------------------------
                                         (unaudited)
Return on assets                 0.85%        0.60%           0.64%       0.60%        0.83%       0.82%       0.33%
Return on equity                13.63%       10.91%          11.26%      10.37%       12.21%      12.05%       5.26%
Net interest margin              3.10%        2.75%           2.84%       3.13%        3.44%       3.40%       2.90%
Efficiency ratio                57.31%       65.70%          64.41%      69.57%       65.17%      65.99%      80.21%
Average shareholders'
   equity to average
   assets                        6.25%        5.45%          5.71%        5.78%        6.77%       6.89%       6.25%
Total risk based capital
   to risk weighted assets      11.98%       11.48%         11.34%       11.69%       10.17%      11.35%       11.4%
Tier 1 capital to
   adjusted total assets         7.54%        7.14%          7.35%        7.38%        6.36%       7.02%       6.33%


(1) Amounts for 1997 have been restated to reflect the acquisition of AmFirst Bancorporation. The 1997 SAIF special assessment of $1.2 million is excluded.

(2) Per common share data is retroactively adjusted to reflect all stock splits and stock dividends.

                       MANAGEMENT DISCUSSION AND ANALYSIS

     The following discussion is provided for the consolidated financial statements of Cascade Financial Corporation (the "Company") at December 31, 2001. The purpose of this discussion is to focus on significant factors concerning the Company's financial condition and results of operations, and to provide a more comprehensive review of the Company's operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.

     In addition to historical information, this report contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing Cascade Financial Corporation of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks, and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional, and national financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of the statement. Cascade Financial Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in this and other documents the Company files from time to time with the Securities and Exchange Commission.

FINANCIAL CONDITION

Earnings

     Cascade Financial Corporation earned net income for the six month period ended December 31, 2001 of $3.2 million or $0.49 per fully diluted share, an increase of 52% over the $2.1 million or $0.33 per fully diluted share for the same period of 2000. Higher net interest income due to increased earning assets and an increase in net interest margin contributed to the improved results. The Company earned net income of $4.6 million or $0.71 per fully diluted share, $3.7 million or $0.57 per fully diluted share, and $4.1 million or $0.63 per fully diluted share for the fiscal years ended June 30, 2001, 2000, and 1999, respectively.

Total Assets

     The Company's total assets at December 31, 2001 were $762.0 million, compared to $733.1 million at June 30, 2001, an increase of 4%, due to the increase in net loans and securities available for sale. The Company's total assets at June 30, 2001, 2000, and 1999 were $733.1 million, $676.2 million, and $557.1 million, respectively.

Net Loans

     Net loans were $576.2 million at December 31, 2001, a 2% increase over the $564.9 million at June 30 2001. This increase was due primarily to an increase in total business loans which increased from $113.7 million at June 30, 2001 to $125.3 million at December 31, 2001. For the same periods, total single-family residential loans decreased from $165.0 million at June 30, 2001 to $152.7 million at December 31, 2001. Management anticipates this trend of increasing business loans and decreasing single-family residential loans will continue as the conversion from a thrift institution to a commercial bank continues.

Deposit Accounts

     Deposit accounts totaled $420.0 million at December 31, 2001, a 4.5% increase over the $401.9 million at June 30, 2001. The bank historically had paid interest rates on deposits at the higher end of the competitive range of financial institutions in its market area, but in an attempt to lower the absolute and relative cost of funds, the bank has recently modified its deposit pricing strategy by pricing its deposits in the middle of that range. In addition, as its business banking activity increases, the bank expects to increase its non-interest bearing accounts through the growth of commercial checking accounts.

Return on Average Equity

     Return on average equity for the six month period ended December 31, 2001 was 13.63% compared to 10.91% for the same period of 2000. Return on average equity for the fiscal years ended June 30, 2001, 2000, and 1999 were 11.26%, 10.37%, and 12.21%, respectively.

RESULTS OF OPERATIONS

Net Interest Income

     The largest component of the Company's earnings is net interest income. Net interest income is the difference between interest earned on earning assets (primarily loans, interest bearing deposits with banks, and investment securities) and the interest expense associated with interest bearing liabilities (deposits and borrowings). The volume of and yields earned on earning assets and the volume of and the rates paid on interest bearing liabilities determine net interest income. Interest earned and interest paid is also affected by general economic conditions, including the demand for loans, availability of deposits, market rates of interest, government policies, and the action of regulatory authorities. The Company's operations are sensitive to changes in interest rates and the resulting impact on net interest income. Interest rates decreased in 2001 and generally resulted in a greater reduction in funding costs.

     Net interest income for the six months ended December 31, 2001 increased by 19%, or $1.8 million, to $11.2 million from $9.4 million for the six month period ended December 31, 2000. The improvement in net interest income from the six month period in 2000 was primarily due to increased earning assets and an increase in net interest margin. Net interest margin is net interest income expressed as a percent of average earning assets, and represents the difference between the yield on earning assets and the composite interest rate paid on all sources of funds.

     Net interest income for the fiscal year ended June 30, 2001 increased by 4.4% or $826,000 to $19.6 million from $18.7 million for the same period in 2000 and $16.2 million for the same period 1999. These increases resulted from growth in earning assets and an increase in the average asset yield, which offset the contraction in the net interest margin. For the fiscal year ended June 30, 2001, the increase in net interest income was constrained by the escalation of market interest rates during the first half of the fiscal year that was not fully offset by the decrease in rates in the second half of the year. Also, net interest income was adversely impacted by increased interest expense associated with a full year's interest on the trust preferred securities. The improvement in net interest income from June 30, 2000 over 1999 was primarily due to growth in earning assets.

     Average earning assets increased 6.1% to $722.6 million for the six months ended December 31, 2001 from $681.2 million for the six months ended December 31, 2000. Average earning assets increased to $689.5 million for the fiscal year ended June 30, 2001, from $598.1 million for the same period in 2000 and $472.7 million for the same period in 1999. Average earning assets increased 15.3% and average loans increased 8.2% in fiscal 2001 compared to fiscal 2000.

     The net interest margin for the six months ended December 31, 2001 was 3.10%, compared to 2.75% for the six months ended December 31, 2000. The improvement in the margin for these six month periods is primarily attributed to a larger decline in the cost of funds than the decline in asset yield. The net interest margin for fiscal years ended June 30, 2001, 2000, and 1999 was 2.84%, 3.13%, and 3.44%, respectively. The volatile nature of interest rates and intense competition for deposits and loans negatively impacted the net interest margin from June 30, 1999 through June 30, 2001. In particular, during the first half of fiscal 2001, the increase in rates decreased the net interest margin as liabilities repriced more quickly than assets. The 275 basis point drop in the target federal funds rate from January to June 2001 resulted in a corresponding drop in Cascade Bank's prime lending rate. The result was the yield on prime rate based loans repriced downward more quickly than the liabilities funding those loans.

     For the six months ended December 31, 2001, the yield on earning assets was 7.60% compared to 8.30% for the six month period ended December 31, 2000. This yield reduction was more than offset by the decrease in the cost of interest bearing liabilities, which declined from 5.98% for the six month period ended December 31, 2000 to 4.93% for the six months ended December 31, 2001. For the fiscal years ended June 30, 2001, 2000, and 1999, the yield on earning assets was 8.22%, 8.12%, and 8.08%, respectively. For the fiscal years ended June 30, 2001, 2000, and 1999, the cost of interest bearing liabilities was 5.82%, 5.39%, and 5.11%, respectively.

Average Balances and an Analysis of Average Rates Earned and Paid

     The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category.

                                                         For the six months ended December 31,
                                                          2001                             2000
                                           -----------------------------------------------------------------
                                                                                        (unaudited)
                                                         Interest                         Interest
                                             Average        and       Yield/    Average      and      Yield/
                                             Balance     Dividend      Cost     Balance   Dividend     Cost
                                           -----------------------------------------------------------------
                                                        (Dollars in thousands)
ASSETS

Interest-earning assets (1)
   Mortgage loans                          $   400,515     15,986       7.98    397,309     16,526     8.32
   Consumer loans                               59,809      2,426       8.11     63,756      2,800     8.78
   Business loans                              119,897      4,797       8.00     91,447      4,380     9.58
                                           -----------------------------------------------------------------
     Total loans                               580,221     23,209       8.00    552,512     23,706     8.58
   Mortgage-backed securities                   19,083        596       6.24     31,845      1,027     6.45
   Investment securities                       104,314      3,065       5.92     82,214      2,972     7.29
   Daily interest-earning deposits and
     FHLB stock                                 18,946        604       6.12     14,668        574     7.46
                                           -----------------------------------------------------------------
     Total interest-earning assets             722,564     27,474       7.60    681,239     28,279     8.30
Noninterest-earning assets

   Office properties and equipment, net          8,753                            8,904
   Real estate, net                                386                              606
   Other noninterest-earning assets              8,134                           12,975
                                           -----------                          -------
     Total assets                          $   739,837                          703,724
                                           ===========                          =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities

   Passbook accounts                       $    11,073        109       1.96     11,032        172     3.12
   Checking accounts                            22,051        136       1.23     21,214        216     2.04
   Money market accounts                        94,384      1,405       2.98    104,262      2,535     4.86
   Certificates of deposit                     254,836      6,386       5.01    240,092      7,577     6.31
                                           -----------------------------------------------------------------
     Total interest-bearing deposits           382,344      8,035       4.20    376,600     10,501     5.58
Other interest-bearing liabilities
   FHLB advances                               229,451      7,047       6.14    214,128      6,800     6.35
   Other interest-bearing liabilities           48,264      1,190       4.93     42,469      1,618     7.62
                                           -----------------------------------------------------------------
     Total interest-bearing liabilities        660,059     16,272       4.93    633,197     18,919     5.98
Other liabilities                               33,549                           32,176
                                           -----------                          -------
   Total liabilities                           693,608                          665,373
Stockholders' equity                            46,229                           38,351
                                           -----------                          -------
   Total liabilities and stockholders'
   equity                                  $   739,837                          703,724
                                           ===========                          =======
Net interest income (2)                                   $11,202                            9,360
                                                          -------                            -----
Interest rate spread (3)                                                2.67                           2.33
Net interest margin (4)                                      3.10                             2.75
Average interest-earning assets to average
   interest-bearing liabilities                 109.47                           107.59


----------
(Footnotes appear on following page.)

                                                                       For the Year Ended June 30,
                                                ----------------------------------------------------------------
                                                               2001                             2000
                                                             Interest                         Interest
                                                  Average       and       Yield/   Average      and       Yield/
                                                  Balance    Dividend      Cost    Balance    Dividend    Cost
                                                ----------------------------------------------------------------
                                                                         (Dollars in thousands)
ASSETS

Interest-earning assets (1)
   Mortgage loans                               $  398,893     33,313       8.35    383,595     31,280     8.15
   Consumer loans                                   63,020      5,496       8.72     57,138      4,740     8.30
   Business loans                                   98,100      9,088       9.26     76,672      7,135     9.31
                                                ----------------------------------------------------------------
     Total loans                                   560,013     47,897       8.55    517,405     43,155     8.34
   Mortgage-backed securities                       29,123      1,871       6.42     30,779      1,932     6.28
   Investment  securities                           83,285      5,755       6.91     40,081      2,680     6.69
   Daily interest-earning deposits and
     FHLB stock                                     17,030      1,166       6.85      9,858        815     8.27
                                                ----------------------------------------------------------------
     Total interest-earning assets                 689,451     56,689       8.22    598,123     48,582     8.12
Noninterest-earning assets
   Office properties and equipment, net              8,941                            9,281
   Real estate, net                                    630                              491
   Other noninterest-earning assets                 11,311                           11,559
                                                ----------                          -------
     Total assets                               $  710,333                          619,454
                                                ==========                          =======

LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities

   Passbook accounts                            $  10,915        309       2.83      11,446        351     3.07
   Checking accounts                               21,783        395       1.81      18,408        389     2.11
   Money market accounts                           96,491      4,328       4.49     119,219      5,963     5.00
   Certificates of deposit                        242,501     15,073       6.22     232,192     13,098     5.64
                                                ----------------------------------------------------------------
     Total interest-bearing deposits              371,690     20,105       5.41     381,265     19,801     5.19
Other interest-bearing liabilities
   FHLB advances                                  221,397     13,843       6.25     160,182      9,093     5.68
   Other interest-bearing
      liabilities                                  45,127      3,180       7.05      12,519        953     7.61
                                                ----------------------------------------------------------------
     Total interest-bearing
      liabilities                                 638,214     37,128       5.82     553,966     29,847     5.39
Other liabilities                                  31,562                            29,710
                                                   ------                            ------
   Total liabilities                              669,776                           583,676
Stockholders' equity                               40,557                                      +35,778
                                                ---------                                      -------
   Total liabilities and
     stockholders' equity                       $ 710,333                           619,454
                                                =========                           =======
Net interest income (2)                         $  19,561                            18,735
                                                =========                           =======
Interest rate spread (3)                                                   2.40                           2.73
Net interest margin (4)                                         2.84                              3.13
Average interest-earning assets to average
   interest-bearing liabilities                    108.03                            107.97

                                                For the Year Ended June 30,
                                                ---------------------------
                                                          1999
                                                          Interest
                                                Average     and      Yield/
                                                Balance   Dividend    Cost
                                                ---------------------------
ASSETS

Interest-earning assets (1)
   Mortgage loans                               321,038    25,878     8.06
   Consumer loans                                48,755     4,273     8.76
   Business loans                                48,414     4,600     9.50
                                                ---------------------------
     Total loans                                418,207    34,751     8.31
   Mortgage-backed securities                    30,805     1,835     5.96
   Investment  securities                        14,482       904     6.24
   Daily interest-earning deposits and
     FHLB stock                                   9,218       715     7.76
                                                ---------------------------
     Total interest-earning assets              472,712    38,205     8.08
Noninterest-earning assets
   Office properties and equipment, net           9,225
   Real estate, net                                 209
   Other noninterest-earning assets              13,947
                                                -------
     Total assets                               496,093
                                                =======


LIABILITIES AND STOCKHOLDERS' EQUITY

Interest-bearing liabilities

   Passbook accounts                             12,781       391     3.06
   Checking accounts                             18,540       409     2.21
   Money market accounts                         69,426     3,233     4.66
   Certificates of deposit                      220,921    12,392     5.61
                                                ---------------------------
     Total interest-bearing deposits            321,668    16,425     5.11
Other interest-bearing liabilities
   FHLB advances                                102,045     5,280     5.17
   Other interest-bearing
      liabilities                                 5,571       251     4.50
                                                ---------------------------
     Total interest-bearing
      liabilities                               429,284    21,956     5.11
Other liabilities                                33,216
                                                -------
   Total liabilities                            462,500
Stockholders' equity                                       33,593
                                                           ------
   Total liabilities and
     stockholders' equity                       496,093
                                                =======
Net interest income (2)                          16,249
                                                =======
Interest rate spread (3)                                              2.97
Net interest margin (4)                                      3.44
Average interest-earning assets to average
   interest-bearing liabilities                  110.12

(1)  Does not include interest on loans 90 days or more past due.

(2) Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities. (3) Total interest-earning assets yield less total interest-bearing liabilities cost. (4) Net interest income as an annualized percentage of total interest-earning assets.

Provision for Loan Losses

     The provision for loan losses for the six month period ended December 31, 2001 was $810,000, compared to $420,000 for the six month period ended December 31, 2000. For the fiscal years ended June 30, 2001, 2000, and 1999, the provisions for loan losses were $980,000, $770,000, and $422,000, respectively. Increases in the loan loss provisions were primarily a result of loan growth, awareness of the greater risk inherent in business lending, and the impact of the deteriorating economic climate on the loan portfolio.

     At December 31, 2001, the allowance for loan losses was $6.3 million (1.09% of average loans outstanding) compared to $5.7 million (1.02% of average loans outstanding) at June 30, 2001, $5.0 million (0.97% of average loans outstanding) at June 30, 2000, and $4.3 million at June 30, 1999 (1.02% of average loans outstanding). The coverage ratio (the allowance for loan losses to nonperforming loans) was 315% at December 31, 2001 compared with 432% at June 30, 2001, 873% at June 30, 2000, and 354% at June 30, 1999.

     Net loan charge-offs for the six month period ended December 31, 2001 were $193,000 (0.03% of average loans outstanding), compared to $297,000 (0.05% of average loans outstanding) for the fiscal year ended June 30, 2001, $20,000 (0.00% of average loans outstanding) for the fiscal year ended June 30, 2000, and $316,000 (0.08% of average loans outstanding) for the fiscal year ended June 30, 1999.

Other income

     Other income is income derived from sources other than interest and fees on earning assets. The Company's primary sources of other income are service charge fees on deposit accounts, mortgage banking services, and gains on the sale of loans. As part of Cascade Bank's transition to a commercial bank, management changed its strategy on the origination and retention of single-family residential mortgage loans. As a result, more of Cascade Bank's single-family mortgage loan production is now channeled directly to the secondary market.

     Other income for the six month period ended December 31, 2001 was $1.8 million, compared to $1.1 million for the same period in 2000. This increase was attributable primarily to a $228,000 increase in gain on sale of loans, a $218,000 increase in gain on sale of securities, an increase in service charges, and a gain on the sale of a building adjacent to the Company's Main Office in Everett. The higher gain on sale of loans reflects an increase in residential mortgage activity, especially refinancings. The gain on sale of securities resulted primarily from steps taken to reposition the investment portfolio to take advantage of declining interest rates and a steep yield curve.

     Other income for the fiscal years ended June 30, 2001, 2000, and 1999 was $2.6 million, $2.3 million, and $2.8 million, respectively. The increase for the period ended June 30, 2001 was attributable to $248,000 in growth of fee income and a $212,000 increase in gain on sale of securities that more than compensated for the $91,000 decrease in gain on sale of loans. The growth in fee income was attributable to an increase in transaction fees. The gain on sale of securities resulted primarily from steps taken to reposition the investment portfolio. The lower gain on sale of loans, despite an increase in residential mortgage refinancings, reflects the Company's strategic shift away from mortgage banking. Other income was $2.8 million in 1999 when the Company's mortgage banking operations were much larger. Also, the Company realized a $600,000 gain on the sale of mortgage servicing rights in the fiscal year ended June 30, 1999.

Other expense

     Other expense represents all expenses other than costs associated with deposits and other interest bearing liabilities. It includes expenses associated with personnel, premises and equipment, data processing, and other operations.

     Other expense increased by $564,000 to $7.5 million for the six month period ended December 31, 2001 from $6.9 million for the same period in 2000. The increase in expenses was partially the result of the payment of prepayment fees to the Federal Home Loan Bank of Seattle in the amount of $225,000 to retire high coupon advances.

     Other expense for the fiscal years ended June 30, 2001, 2000, and 1999 was $14.2 million, $14.6 million, and $12.4 million, respectively. For the fiscal year ended June 30, 2001, lower expenses were partially the result of the reduction in mortgage banking operations, offset in part by $300,000 in management transition expenses, including employee severance, recruitment fees, and executive signing bonuses. The increase in other expense between the fiscal year ended June 30, 1999 and 2000 was primarily the result of opening three new branches and bringing data processing operations fully in-house.

     A standard measurement used to measure overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the six month periods ended December 31, 2001, and 2000, the Company's efficiency ratio was 57.31%, and 65.70%, respectively. Management continues to look for ways in which to improve its efficiency ratio by increasing other income and net interest margin and diligently controlling costs while maintaining high standards of service. For the fiscal years ended June 30, 2001, 2000, and 1999, the Company's efficiency ratio was 64.41%, 69.57%, and 65.17%, respectively.

Loan Portfolio

     Net loans increased to $576.2 million at December 31, 2001 compared to $564.9 million at June 30, 2001. At June 30, 2001, 2000, and 1999, net loans were $564.9 million, $540 million, and $455.7 million, respectively.

     Changes in the composition of the loan portfolio from June 30, 2001 to December 31, 2001 evidence the continuing transformation of Cascade Bank from a thrift into a commercial bank. Business loans increased from $113.7 million at June 30, 2001 to $125.3 million at December 31, 2001, an increase of 10%. Construction loans, increased from $103.2 million at June 30, 2001 to $104.1 million at December 31, 2001. Commercial real estate loans increased from $56.9 million at June 30, 2001 to $62.9 million at December 31, 2001, an increase of 11%.

     At the same time, the Company's single family residential mortgage loan portfolio declined by $12.3 million from $165.0 million at June 30, 2001 to $152.7 million at December 31, 2001. Robust mortgage refinancing activity was primarily responsible for the decline in balances during this time. Low mortgage rates prompted many customers to elect to purchase long term fixed rate mortgages. Since Cascade Bank sells virtually all its fixed rate residential mortgages with maturities in excess of five years to the secondary market, Cascade Bank sold a large percentage of its originations.

     The chart below indicates the mix of the loan portfolio as of the dates indicated:

                                                December 31, 2001           June 30, 2001
      Dollars in thousands                     Amount      Percent        Amount      Percent
      ----------------------------------------------------------------------------------------
      Business loans:                         $125,342     20.4 %         $113,708      18.7 %
        Business
        Commercial real estate                  62,938     10.3             56,913       9.4
                                              ------------------------------------------------
      Total business loans                     188,280     30.7            170,621      28.1
      Single-family residential                152,727     24.9            165,003      27.2
      Real estate construction                 104,131     17.0            103,206      17.0
      Consumer                                  58,381      9.5             60,406      10.0
      Multi-family loans                       109,733     17.9            107,360      17.7
                                              ------------------------------------------------
        Total gross loans                      613,252                     606,596
      Loans in process                        (28,220)                    (33,337)
      Allowance for losses  on loans           (6,304)                     (5,687)
      Deferred loan fees and discounts         (2,502)                     (2,703)
                                              --------                    --------
      Net loans receivable                    $576,226                    $564,869
                                              ========                    ========

Capital

     Capital is the shareholders' investment in the Company. Its formation allows the Company to grow assets and provides flexibility in times of adversity. Capital grows primarily through the retention of earnings. The company has never paid a cash dividend to shareholders.

     Banking regulations require the Company to maintain minimum levels of capital. The Company manages its capital to maintain a "well capitalized" designation (the FDIC's highest rating). As of December 31, 2001, Cascade Bank remained a "well capitalized" institution, under regulatory guidelines, with a core capital to asset ratio of 7.54% and a risk based capital to asset ratio of 11.98%. See Note 11 of the Consolidated Financial Statements in the Annual Report for a detail of the Company's regulatory capital ratios.

     At December 31, 2001, the Company's total risk based capital to risk weighted assets was 11.98%, compared to 11.34% at June 30, 2001, 11.69% at June 30, 2000, and 10.17% at June 30, 1999. The Company projects that earnings retention and existing capital will be sufficient to fund anticipated asset growth and the stock repurchase plan, while maintaining a well-capitalized designation from the FDIC.

     The Company is committed to managing capital for maximum shareholder benefit and maintaining strong protection for depositors and creditors. The Company manages various capital levels at both the holding company and subsidiary bank level to maintain adequate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors of each institution.

     In May of 2000 the Board of Directors authorized the purchase of up to 5% of the Company's outstanding shares of common stock, but only at prices that generally would not dilute earnings or impair its capital position. During the six months ended December 31, 2001, the Company repurchased its stock on the open market in the amount of $156,000 under this program.

Liquidity

     Liquidity is the term used to define the Company's ability to meet its financial commitments. The Company is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of Cascade Bank. Primary sources of liquidity are cash and cash equivalents, which include highly liquid, short-term investments. At December 31, 2001, June 30,

2001, June 30, 2000, and June 30, 1999 cash and cash equivalents totaled $11.6 million, $13.9 million, $13.4 million, and $10.2 million, respectively. The Company's entire investment portfolio consists of investment grade securities. The preponderance of these securities are of the highest credit quality, with moderate interest rate risk.

     Other significant sources of liquidity are Federal Home Loan Bank of Seattle (FHLB-Seattle) advances, reverse repurchase agreements, and loan sales. As December 31, 2001, $40.2 million of additional borrowing capacity remained under Cascade Bank's existing credit line from the FHLB-Seattle. The use of this line of credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and a limited amount of other real estate related mortgages. In addition, Cascade Bank has the ability to borrow from primary dealers of United States government securities through reverse repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.

     Cascade Bank has also established Fed funds borrowing lines with two of its larger correspondent banks. During the six months ended 2001, neither line was used.

     Liquidity management is of critical importance to Cascade Bank in that it significantly relies upon wholesale sources of funds (e.g. FHLB-Seattle advances). While these sources have proven to be stable and reliable, an interruption in the availability of these sources could have an adverse impact on the operations of the Company.

Market Risk

     The Company's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on the Company's financial condition and results of operations.

     The Company has taken steps to balance its sensitivity to changes in interest rates by altering the interest rate sensitivity asset and liability mix. The origination of floating rate loans such as business, construction and other prime based loans is emphasized. The vast majority of fixed rate loans have repricing periods with a maximum of five years. The mix of floating and fixed rates assets is designed to mitigate the impact of rate changes on the Company's net interest income. Virtually all fixed rate residential loans with maturities greater than five years are sold into the secondary market. Since most of Cascade Bank's fixed rate loans do not have provisions for prepayment fees, a drop in rates can precipitate a refinancing of Cascade Bank's assets.

     Interest rate risk is monitored using several methodologies, principally financial modeling. Through financial modeling, rate risk is measured based on the change in market value of the Company's assets and liabilities under different interest rate scenarios. Also, the near term earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2001, a 200 basis point increase in rates would reduce forecasted net interest income over a twelve month period by approximately 2%.

     The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2001 are shown in the following table.

                                   (less
                                   than)                                                                Fair
                                   1 year    1-3 years   3-5 years  5-10 years  10 years     Total      Value
                                  -----------------------------------------------------------------------------
                                                            (Dollars in thousands)
Interest-Sensitive Assets
     Loans                          259,002      144,323    133,795     38,891      9,021     585,032   598,481
     Investments and other
        Interest earning assets      86,477       11,100      1,027      7,393     53,417     159,414   159,308

Interest-Sensitive Liabilities

     Checking accounts               22,783                             22,783                 45,566    44,994
     Money market accounts           48,455                             48,454                 96,909    96,895
     Savings accounts                 6,021                              6,022                 12,043    11,909
     Certificates of deposits       241,327       15,074      9,034         27          -     265,462   266,026
     Borrowings                      73,792       67,500     66,000     69,000          -     276,292   289,156
     Trust preferred securities                                                    10,000      10,000    10,000

FORM 10-K

     A copy of the Company's annual report on Form 10-K which is filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 is available to shareholders, at no charge, upon written request to the Secretary of Cascade Financial Corporation at 2828 Colby Avenue, Everett, Washington 98201.