Form 10-K, Exhibit 13
period 2002-12-31
CASCADE FINANCIAL CORP
filed 2003-03-26
CIK 928911

Exhibit 13

CASCADE FINANCIAL CORP
12/31/02 ANNUAL REPORT

Financial Highlights................................1
Letter to Shareholders..............................2
Cascade Bank Management Team.......................14
Board of Directors.................................16
Management Discussion and Analysis.................19
Independent Auditors' Report.......................31
Annual Meeting and Vote Information................56

FINANCIAL HIGHLIGHTS
--------------------

Dollars in thousands except for per share and financial ratios.

YEAR ENDED DECEMBER 31              2002     2001      2000      1999     1998
----------------------            -------  -------   -------   -------  -------
Net interest income              $ 26,024   21,403    18,738    17,911   14,907
Other income                        4,039    3,322     2,399     2,711    2,630
Net income                          8,072    5,617     3,821     4,152    4,048


Earnings per share (diluted)         1.22     0.87      0.59      0.65     0.63

AT DECEMBER 31                      2002     2001      2000      1999     1998
----------------------            -------  -------   -------   -------  -------
Assets                          $ 804,153  762,013   716,129   616,958  489,807
Loans, net                        546,677  576,226   548,722   511,735  413,698
Deposits                          509,850  419,980   395,976   438,935  335,529
Stockholders' equity               56,640   47,677    41,240    35,371   33,612
Book value per share                8.74      7.70      6.70      5.91     5.64

FINANCIAL RATIOS                    2002     2001      2000      1999      1998
----------------------            -------  -------   -------   -------  -------
Return on assets                     1.05%    0.77      0.57      0.75     0.82
Return on average equity            15.49    12.63     10.16     12.04    12.87
Net interest margin                  3.44     3.01      2.86      3.32     3.47
% Nonperforming loans/total loans    0.17     0.34      0.42      0.10     0.27
Efficiency ratio                    54.29    60.13     68.62     67.18    64.00

In 2001, following Cascade Bank's conversion from a thrift institution to a commercial bank, Cascade Financial Corporation ("Cascade") changed its fiscal year-end from June 30 to December 31 to align its reporting periods with those of its commercial bank peers. Except for the year ended December 31, 2002, Cascade's financial information, prepared by management for the calendar years ended December 31, is unaudited.

[PICTURED - Jenna Wahls, Accountant]

Dear Shareholders, Customers, and Employees:

Successfully transforming Cascade into a high performance commercial bank in the Puget Sound market takes focus and discipline. It also requires a dedicated and expert team of individuals. Over the last year, we have continued to make tremendous progress in this transition. Throughout this Annual Report, you'll see some of the many faces that have been instrumental in Cascade's changing organization.

   Through the disciplined execution of our business strategy, our employees helped us surpass the five-year financial targets we set for ourselves in 2001. These were challenging goals. For example, return on average equity was 15.5% by year-end, exceeding our goal of 15%. You'll note that we've raised the bar for the 2006 targets. For two consecutive years, we've increased earnings by more than 40% by focusing on customer service and improving operations at every level. These results allowed us to initiate our first cash dividend for shareholders in October.

   Our vision, to be the preferred community bank, continues to be guided by the strong leadership of Cascade employees throughout the company.

   "We will be the preferred community bank whose employees build relationships to deliver financial solutions with exceptional service." Vision Statement

[PICTURED - Carol K. Nelson, President and Chief Executive Officer]

FINANCIAL TARGETS                       PREVIOUS         2002          2006
-----------------                      2005 TARGET    PERFORMANCE     TARGET
                                       -----------    -----------   ---------
Return on average equity                  >  15%        15.5%        16 - 18%
Return on average assets                      -         1.05%          >1.10%
Annual growth in earnings per share    10 to 15%          40%       10 to 15%
Ratio of nonperforming loans to
  total loans                             <1.00%        0.17%          <1.00%
Efficiency ratio                          <  60%          54%          <  55%

Business owners and families typically choose a community bank because they are looking for more personal service. They don't want to be just a number. At Cascade, we know there are many local community banks available to our customers and that's why we're focused on what will differentiate us-exceptional service. In 2002 we added several members to our team, strengthening our commercial banking expertise, both on the line and in key support departments. Training is a priority throughout the organization. We emphasize both service and technical skills to build a confident and effective team of employees. Our management team takes a balanced, disciplined approach to leading the people who serve our customers. Incentive programs not only reward sales, but are also focused on credit quality, service levels, and teamwork.

   I would like to personally thank all the stakeholders in Cascade's success this year-our employees, for helping make our vision a reality, and our customers and shareholders for choosing Cascade.
Sincerely,


/s/.Carol K. Nelson
President and Chief Executive Officer
Cascade Financial Corporation
February 28, 2003

2002 highlights
---------------


Revenues increased 22%

Net income increased 44% and EPS increased 40%

Return on average equity increased 286 basis points to 15.49%

Return on average assets rose 28 basis points to 1.05%

The efficiency ratio improved 584 basis points to 54.3%

Asset quality remained strong with nonperforming loans at 0.17% of total loans

Quarterly cash dividends initiated with a $0.05 per share payment in October

REVENUE CHART - dollars in millions, unaudited except for 2002

                          2002   2001   2000   1999   1998
                          ----   ----   ----   ----   ----
   Net income              8.1    5.6    3.8    4.2    4.0

NET INCOME CHART - dollars in millions, unaudited except for 2002

                          2002   2001   2000   1999   1998
                          ----   ----   ----   ----   ----
   Net interest income    26.0   21.4   18.7   17.9   14.9
  Other income             4.0    3.3    2.4    2.7    2.6

LOAN CHARTS

                     December 31, 1998:           December 31, 2002
                  $418 Million unaudited        $554 Million audited
   Multifamily              15%                         17%
   Consumer                 12                           9
   Commercial R/E            8                          11
   R/E Construction          8                          15
   Residential              46                          22
   Business                 11                          26


[PICTURED - Bruce Farnham, Business Banker]

BUSINESS LOANS CHART

Dollars in millions, information other than 2001 & 2002 is unaudited.

                          2002   2001   2000   1999   1998
                          ----   ----   ----   ----   ----
   Business loans          142    125     97     77     48

Changing the mix
----------------

One of the clearest signs of Cascade's transition to a commercial bank is the change in the composition of our loan portfolio. As our business banking team builds relationships with more local companies, business, commercial real estate, and construction loans continue to grow. Business loans increased to 26% of loans, commercial real estate to 11% and construction loans to 15%. In contrast, refinance activity resulted in a decline in residential real estate and multifamily loans, off $30.1 million and $15.5 million respectively. With mortgage rates at a 40-year low, homeowners have been taking the opportunity to refinance their properties. Most fixed rate mortgages originated by Cascade are sold to investors.

   To offset this decline, but continue our asset growth, Cascade's investment securities in U.S. Treasury and Government Agency bonds increased by 34% to $209 million. This effort resulted in 6% growth in total assets to $804 million.

Focusing on the customer experience
-----------------------------------

Dr. Ortuzar has a thriving pediatric dentistry practice. When she wanted to make her vision of a kid-friendly building a reality, business banker Barbara Cooch was there to help with the financing and offer support throughout the process.

   "I wanted to make coming to the dentist a great experience for my young patients.

   With Barbara's help, I knew I would have an active partner." Cascade finances commercial real estate for many of our customers. Our business bankers are committed to making every borrowing experience a good one. To measure that, we annually survey 100% of our business customers for their feedback.

[PICTURED - Barbara Cooch, Business Banker]

Financing local builders
------------------------

One of Cascade's long-standing strengths has been lending to premier local builders. Net loans outstanding in real estate construction increased 11% to $84.1 million. Real estate construction loans have focused on single family housing development projects. Despite the sluggish economy in the Puget Sound region, the housing and housing construction market has remained strong. Low interest rates and the shift in consumer values toward home ownership have kept housing demand high.

   Every real estate construction loan gets Scott Gibson's careful review. As Senior Underwriter he helps strike the balance between ensuring strong credit quality and growing the loan portfolio.

[PICTURED Scott Gibson, Sr. Underwriter]

REAL ESTATE CONSTRUCTION LOANS CHART

Dollars in millions, information other than 2001 & 2002 is unaudited.

                               2002   2001   2000   1999   1998
                               ----   ----   ----   ----   ----
   Real Estate Construcion       84     76     51     50     34

Managing credit quality
------------------------

Cascade's loan portfolio continues to outperform national and state averages on most measures of credit quality. Nonperforming loans as a percentage of total loans was 0.17% at the end of 2002, and net charge-offs remain low at 0.24% of total loans. This performance notwithstanding, Cascade continues to establish reserves to reflect the changing nature of the portfolio and the current economic environment in our market areas. The provision for loan losses increased 38% to $1.9 million in 2002 compared to $1.4 million in 2001. Allowance for loan losses as a percent of loans increased to 1.24%, up from 1.08% a year ago.

   Capital ratios continue to be above the well- capitalized guidelines established by regulatory agencies. The Corporation's Tier 1 capital/asset ratio (including trust preferred securities), at year-end was 8.07% compared to 7.54% a year ago.

   Credit Analyst Jon Sand adds continual value through his careful review of credit relationships. Jon's thoughtful analysis helps to ensure that credits meet the customer's needs and the bank's underwriting standards.

[PICTURED - Jon Sand, Credit Analyst]

Nonperforming Loans/Total Loans Comparison
------------------------------------------

                                 December 31, 2002        December 30, 2001
                                 -----------------        -----------------
Cascade Bank                            0.17%                    0.34%
National Peer Banks                     0.79%                    0.74%
Washington State Peer Banks             1.12%                    1.37%

Source: www.fdic.gov. Peers are defined as commercial banks with assets of $500 million to $1 billion.

Fine-tuning effectiveness
-------------------------

Cascade employees are always seeking to improve operations, while improving our customers' experience. A standard measure of a bank's performance is its efficiency ratio. This ratio is calculated by dividing operating expense by total revenue. The lower this ratio, the less a bank spends to generate revenue.

   Cascade Bank again has succeeded in lowering its efficiency ratio in 2002 to 54.3%, down from 60.1% in 2001. Our new long-term target is to maintain an efficiency ratio of less than 55%. Cascade's goal is to balance investing in our infrastructure with long-term growth and profitability.

   Darlene Corcoran, Operations Manager, makes sure procedures work well for both the Bank and for customers. She strives to get rid of unnecessary paper and effort.

[PICTURED - Darlene Corcoran, Operations Manager]

EFFICIENCY RATIO CHART - unaudited except for 2002

                          2002   2001   2000   1999   1998
                          ----   ----   ----   ----   ----
   Efficiency Ratio       64.0   67.2   68.6   60.1   54.3

Building core deposits
-----------------------

Our branch network was keenly focused on building Cascade's deposit base in 2002. This emphasis was designed to reduce Cascade's reliance on wholesale funding sources and to build and broaden relationships with customers. We attracted new relationships through periodic advertising campaigns, and deepened relationships by cross-selling products to current customers. As a result, deposits increased 21% from a year ago to $510 million. This deposit growth led to a 13% reduction in Federal Home Loan Bank advances, which were $198 million at year-end. Replacing advances with deposits contributed to a higher net interest margin by the end of the year.

   To further reduce the cost of deposits as well as drive growth in non-interest income, Cascade continues to seek checking accounts. By year-end, checking balances were $55 million, up 20% over last year. Our branches have succeeded in growing the number of accounts on a net basis, with increases of 435 net new consumer accounts, up 7% and 173 net new business accounts, up 11%.

[PICTURED - Gayle Gassman, Branch Manager]

TOTAL DEPOSITS CHART - $ in millions, information other than 2001 & 2002 is unaudited.

                          2002   2001   2000   1999   1998
                          ----   ----   ----   ----   ----
   Total deposits          510    420    396    439    336

CHECKING DEPOSITS CHART - $ in millions, information other than 2001 & 2002 is unaudited.


                          2002   2001   2000   1999   1998
                          ----   ----   ----   ----   ----
   Checking deposits        55     46     46     38     31

[PICTURED - Van Nguyen, Financial Services Representative]

Cascade offers a variety of checking account types to meet the needs of a diverse customer base. A key product is free checking for consumers. Our Cascade Advantage Checking product earns interest and rewards customers who have $10,000 or more in other accounts at Cascade, including deposit products as well as selected loan types.

Strengthening customer service
------------------------------

Convenient services like online banking and deposit courier for businesses are part of Cascade's customer service strategy that is key in differentiating us from the competition. Every new checking account customer is sent a survey and each branch's performance is measured against service standards.

   Customer service is measured throughout Cascade Bank. Employees rate each internal department on key aspects of service every six months. Training and team building programs help employees build their customer service skills.

   In October, we opened our newest of 15 locations in the Pine Lake neighborhood on the Sammamish Plateau. This location geographically complements one of Cascade's oldest retail branches in downtown Issaquah, a thriving suburban market just 17 miles east of Seattle. By the end of December, employees there successfully captured $2 million in deposits. Like Cascade's other grocery store locations, it offers convenient Saturday banking and extended hours aimed at meeting the needs of today's busy families.

Convenient, local, personal service
-----------------------------------

Cascade Bank was one of the first community banks in the Puget Sound area to offer online banking. At the end of 2002, we launched another service innovation-the Cascade Service Center. Every customer call is handled by Jody Serl, Keith Halverson, Manager Cristina Buenbrazo, or Jason Stark during business hours. And after hours, we offer TellerPhone, our automated account information service.

[PICTURED - Cascade Service Center staff]

Brian and Brett Olson are brothers and co-owners of Alfy's Pizza, headquartered in Snohomish County. They strive to be the leader in customer service in their industry. To do that, they empower every employee, from busboy to manager, to make the customer happy. Every meal is 100% guaranteed. You'll find consistently good quality products along with that commitment to service at all of their 12 locations. When it comes to their bank, the Olsons look for good value and a solid partnership. They like Cascade Bank because we are large enough to take care of their financial needs, but small enough so customers get treated like individuals.

[PICTURED - Larry Jacobson, Business Banker; Brian and Brett Olson]

Cascade's Leadership
--------------------

Key to delivering on our vision is focused, results-oriented leadership. Our high-energy management team is experienced in the banking industry. As a team, they bring together the best of Cascade's heritage, as well as best practices from the financial services industry, to enhance the Corporation's performance.

[PICTURED - MANAGEMENT TEAM From left to right: LeAnne Frank, EVP, Quality of Service and Technology - 2 years at Cascade Bank 16 years in Banking; Wayne Fjelstad, EVP, Business Banking - 1 year at Cascade Bank, 22 years in Banking; Vera Wildauer, EVP, Marketing - 5 years at Cascade Bank, 22 years in Banking; Lars Johnson, EVP, Chief Financial Officer - 3 years at Cascade Bank, 28 years in Banking; Debbie McLeod, EVP, Retail Banking - 2 years at Cascade Bank, 15 years in Banking; Rob Disotell, EVP, Chief Credit Officer - 25 years at Cascade Bank, 25 years in Banking; Carol Nelson, President and Chief Executive Officer
- 2 years at Cascade Bank, 25 years in Banking; Steve Erickson, EVP, Real Estate Lending - 25 years at Cascade Bank, 25 years in Banking]

[PICTURED - BOARD OF DIRECTORS - From left to right:]

Craig Skotdal (2)
President - Skotdal Real Estate

Frank M. McCord (1)
Chairman of the Board - Cascade Financial Corporation

Henry M. Robinett (2, 4)
General Partner Boyden, Robinett & Associates L.P.

David R. O'Connor (1, 3, 4)
Co-Owner - Mobile Country Club

Carol K. Nelson (1, 4)
President and CEO - Cascade Financial Corporation

Dennis R. Murphy, Ph.D. (1, 2)
Dean, College of Business and Economics
Professor of Economics - Western Washington University

Janice Halladay (3, 4)
Retired Bank Executive

David W. Duce (1, 3)
Attorney - Duce, Bastian, Peterson

Dwayne Lane (3)
President - Dwayne Lane Auto Centers

G. Brandt Westover (1, 3)
Vice Chairman - Cascade Financial Corporation
Senior Vice President - UBS PaineWebber, Inc.

Ronald E. Thompson (2, 4)
President - Windermere Commercial and Property
Management of Snohomish County

----------------------
1. Executive Committee
2. Audit and Finance Committee
3. Compensation and Personnel Committee
4. Loan Committee

CASCADE FINANCIAL CORPORATION SELECTED FINANCIAL DATE

(Dollars in thousands, except per share data. As of December 31, 2001, Cascade Financial Corporation changed its fiscal year to December 31st from June 30th. To comply with disclosure requirements, the financial data for calendar/fiscal years 2002 and 2001 are presented as well as the six month transition period in 2001. In addition, information for the Corporation's four previous complete fiscal years that ended on June 30th are presented.)



                                                        SIX MONTHS
                                    YEAR ENDED             ENDED                        YEAR ENDED
                                    DECEMBER 31          DECEMBER 31,                    JUNE 30,
                                  2002       2001           2001           2001       2000       1999       1998
-----------------------------------------------------------------------------------------------------------------
                                         (unaudited)
Interest income                $ 52,470     55,885          27,474        56,689     48,582     38,205     33,916
Interest expense                 26,446     34,481          16,272        37,128     29,847     21,956     20,118
Net interest income              26,024     21,403          11,202        19,561     18,735     16,249     13,798
Provision for loan losses         1,895      1,370             810           980        770        427        246
Net interest income after
  provision for loan losses      24,129     20,033          10,392        18,581     17,965     15,822     13,552
Other income                      4,039      3,322           1,817         2,643      2,276      2,837      2,458
Other expense                    16,321     14,864           7,461        14,301     14,617     12,438     10,729
Income before Federal
  income taxes                   11,847      8,491           4,748         6,923      5,624      6,221      5,281
Net income                        8,072      5,617           3,150         4,566      3,712      4,104      3,525
Net income per common
  share, basic (1)                 1.26       0.92            0.51          0.75       0.61       0.69       0.60
Net income per common share,
  diluted (1)                      1.22       0.87            0.49          0.71       0.57       0.63       0.55
Book value per share (1)           8.74       7.70            7.70          7.25       6.12       5.71       5.33


                                 AT DECEMBER 31,                                    AT JUNE 30,
                                  2002      2001                   2001          2000         1999        1998
----------------------------------------------------------------------------------------------------------------
Assets                        $ 804,153    762,013               733,067       676,176      557,086      444,155
Loans, net                      546,677    576,226               564,869       539,972      455,736      384,734
Cash and securities             229,570    167,949               149,685       117,655       84,611       44,103
Deposits                        509,850    419,980               401,915       398,507      361,786      312,518
Borrowings                       30,569     59,792                46,920        15,787        5,951       13,391
FHLB advances                   197,500    226,500               232,124       215,656      141,996       73,436
Stockholders' equity             56,640     47,677                44,597        37,256       34,239       31,418
Nonperforming loans                 956      1,999                 1,315           573        1,201        1,921

                                                        SIX MONTHS
                                    YEAR ENDED             ENDED                        YEAR ENDED
                                    DECEMBER 31          DECEMBER 31,                    JUNE 30,
FINANCIAL RATIOS                  2002       2001           2001           2001       2000       1999       1998
-----------------------------------------------------------------------------------------------------------------
                                         (unaudited)
Return on assets                   1.05%      0.77            0.85          0.64       0.60       0.83       0.82
Return on equity                  15.49      12.63           13.63         11.26      10.37      12.21      12.05
Net interest margin                3.44       3.01            3.10          2.84       3.13       3.43       3.40
Efficiency ratio                  54.29      60.13           57.31         64.41      69.57      65.17      65.99
Average stockholders' equity
  to average assets                6.75       6.11            6.25          5.71       5.78       6.77       6.89
Total risk based capital to
  risk weighted assets            13.11      11.98           11.98         11.34      11.69      10.17      11.35
Tier 1 capital to adjusted
  total assets                     8.07       7.54            7.54          7.25       7.28       6.36       7.02

(1) Per common share data is retroactively adjusted to reflect all stock splits and stock dividends.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion is provided for the consolidated operations of Cascade Financial Corporation (the "Corporation") as of December 31, 2002. The Corporation has only one operating subsidiary: Cascade Bank (the "Bank"). The purpose of this discussion is to focus on significant factors concerning the Corporation's financial condition and results of operations, and to provide a more comprehensive review of the Corporation's operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.

   In addition to historical information, this report contains certain "forward -looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing the Corporation of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks, and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward -looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses, and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology and evolving banking industry standards; competitive standards; competitive factors, including increased competition with community, regional, and national financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of the statement. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in this and other documents the Corporation files from time to time with the Securities and Exchange Commission.

Critical accounting policies
----------------------------

Corporations may apply certain critical accounting policies requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Corporation considers its only material critical accounting policy to be the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of allowance for loan losses is maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management's assessment of the internal risk classifications, changes in the nature of the loan portfolio, industry concentrations, and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Corporation's consolidated financial statements, results of operation, or liquidity.

   For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see Note 3 in the Consolidated Financial Statements for the year ended December 31, 2002, and "Management's Discussion and Analysis of Financial Condition and Results of Operation - Provision for Loan Losses."

FINANCIAL CONDITION

Total assets
------------

The Corporation's total assets at December 31, 2002, were $804.2 million, compared to $762.0 million at December 31, 2001, an increase of 6%, due to the increase in securities that more than offset the decline in net loans. The Corporation's total assets at June 30, 2001, and 2000 were $733.1 million and $676.2 million, respectively.

Investment securities
---------------------

Securities designated as available for sale increased to $159.9 million at December 31, 2002, versus $150.3 million at December 31, 2001. Securities designated as held to maturity increased to $49.1 million at December 31, 2002, from $6.0 million a year earlier. All securities in both categories consist of notes issued by Government Sponsored Enterprises (e.g. FHLB, FNMA) or mortgage backed securities issued by either FNMA or FHLMC or a mortgage conduit. All such securities have received the highest credit rating from at least one of the major rating agencies. Securities in both classifications increased due to increased deposits.

Loan portfolio
--------------

Net loans were $546.7 million at December 31, 2002, a 5% decrease over the $576.2 million at December 31, 2001. Net loans were $564.9 million at June 30, 2001, and $540.0 million at June 30, 2000.

   Business loans increased from $125.3 million at December 31, 2001, to $142.3 million at December 31, 2002, as the Corporation continued its transformation to a commercial bank. Net construction loans increased to $84.1 million at December 31, 2002, from $75.9 million at the prior year end. Commercial real estate loans were essentially flat at $63.1 million. The Corporation's loan focus remains on small businesses, builders, and developers in the Puget Sound area. Construction lending is directed toward building single-family housing and land development for single-family housing.

   Total single-family residential loans decreased from $152.7 million at December 31, 2001, to $122.7 million at December 31, 2002. High rates of Refinancing activity due to very low interest rates impacted loan balances in that the Corporation sells all its 30 year fixed-rate loans and the vast majority of its 15 year fixed-rate loans in the secondary mortgage market. Since these were the preferred products in this market, many of the Corporation's adjustable rate mortgages were refinanced into fixed rate loans and sold. Multifamily loans outstanding also declined, dropping from $109.7 million as of December 31, 2001, to $94.2 million at December 31, 2002, as the refinancing wave reduced this portfolio as well.

   Consumer loans dropped $9.1 million to $49.3 million as of December 31, 2002. The Bank's consumer loan portfolio is comprised of home equity loans and lines of credit, installment loans, and credit card loans. Many home equity loans, which most often take the form of a second mortgage, were refinanced as part of a first mortgage. In terms of installment loans and credit cards, the Bank has de-emphasized these lines of business, concluding that it is at a Supreme competitive disadvantage against the captive finance companies and the Huge specialty credit card issuers.

The chart below indicates the mix of the loan portfolio as of the dates indicated:

                               DECEMBER 31,     DECEMBER 31,       JUNE 30,
                                  2002             2001              2001
dollars in thousands        AMOUNT  PERCENT   AMOUNT  PERCENT   AMOUNT  PERCENT
-------------------------------------------------------------------------------
Business                   $142,273  24.7%   $125,342  20.4%   $113,708  18.7%
Commercial real estate       63,108  10.9      62,938   10.3     56,913   9.4
Real estate construction    104,790  18.2     104,131   17.0    103,206  17.0
Single-family residential   122,669  21.3     152,727   24.9    165,003  27.2
Multifamily loans            94,245  16.3     109,733   17.9    107,360  17.7
Consumer                     49,331   8.6      58,381    9.5     60,406  10.0
-------------------------------------------------------------------------------
Total loans                 576,416           613,252           606,596
Loans in process            (20,669)          (28,220)          (33,337)
Allowance for loan losses    (6,872)           (6,304)           (5,687)
Deferred loan fees and
  discounts                  (2,198)           (2,502)           (2,703)
-------------------------------------------------------------------------------
Net loans receivable       $546,677          $576,226          $564,869
                            ===================================================

   Management anticipates most of the trends toward an increase in business loans and a decrease in single-family residential loans and consumer loans will continue as the conversion from a thrift institution to a commercial bank continues.

Allowance for loan losses
-------------------------

Management provides for possible loan losses by maintaining an allowance. The allowance for loan losses reflects management's best estimate of probable losses as of a particular balance sheet date. The allowance for loan losses is maintained at a level considered adequate based on management's assessment of various factors affecting the loan portfolio, including local economic conditions, growth of the loan portfolio, and its composition. Increases in the allowance for loan losses made through provisions were primarily a result of loan growth, awareness of the greater risk inherent in business lending and the impact of the deteriorating economic climate on the loan portfolio.

   Management determines the amount of the allowance for loan losses by utilizing a loan grading system to determine risk in the loan portfolio and by considering the results of credit reviews. The loan portfolio is separated by quality and then by loan type. Loans of acceptable quality are evaluated as a group, by loan type, with a specific loss rate assigned to the total loans in each type, but unallocated to any individual loan. Conversely, each adversely classified loan is individually analyzed, to determine an estimated loss amount. A valuation allowance is also assigned to these adversely classified loans, but at a higher loss rate due to the greater risk of loss. Past due and impaired loans are actively managed to minimize the potential loss of principal.

   At December 31, 2002, the allowance for loan losses was $6.9 million (1.23% of average loans outstanding) compared to $6.3 million (1.10% of average loans outstanding) as of December 31, 2001, $5.7 million (1.02% of average loans outstanding) at June 30, 2001, and $5.0 million (0.97% of average loans outstanding) at June 30, 2000. The coverage ratio (the allowance for loan losses to nonperforming loans) was 719% at December 31, 2002, and 315% at December 31, 2001. The coverage ratio was 432% at June 30, 2001, and 873% at June 30, 2000.

   Net loan charge-offs were $1.3 million for 2002 (or 0.23% of average loans outstanding) compared to $408,000 (0.07% of average loans outstanding) for the year ended December 31, 2001. Charge-offs in business loans accounted for most of the change, increasing from $185,000 in the year ended December 31, 2001, to $1.0 million in the year ended December 31, 2002. Charge-offs were $138,000 for the six-month period ended December 31, 2001. These compare to $297,000 (0.05% of average loans outstanding) for the fiscal year ended June 30, 2001, and $20,000 (0.00% of average loans outstanding) for the fiscal year ended June 30, 2000.

   During 2002 the economy in the Corporation's market area continued to experience recessionary levels of economic activity. The recession's continuing impact on the Bank's loan portfolio is uncertain.

Deposit accounts
----------------

Deposit accounts totaled $509.9 million at December 31, 2002, a 21% increase over the $420.0 million at December 31, 2001. The Bank historically had paid interest rates on deposits at the higher end of the competitive range of financial institutions in its market area, but in an attempt to lower the absolute and relative cost of funds, the Bank has recently modified its deposit pricing strategy by pricing its deposits in the middle of that range. In addition, as its business banking activity increases, the Bank expects to increase its noninterest bearing accounts through the growth of commercial checking accounts.

Other borrowings
----------------

The Bank uses Federal Home Loan Bank of Seattle advances to provide intermediate and longer term funding, as well as augment deposits. As of December 31, 2002, the Bank had $197.5 million in FHLB advances compared to $226.5 as of December 31, 2001. The growth in deposits allowed the Bank to repay or prepay $45 million in advances during the year. Subject to its line of credit with the FHLB, the availability of collateral, and the parameters of liquidity management, the Bank will continue to use advances as funding sources.

   The Bank also uses repurchase agreements for short term funding to match the interest rate sensitivity of its prime based loans. At December 31, 2002, the Bank had executed $20.6 million in repurchase agreements compared to $49.8 million a year earlier. The Corporation has issued $10 million in trust preferred securities, which matures on March 1, 2030, but is callable at a premium beginning March 1, 2010. These securities are considered Tier 1 capital by financial institution regulators.

Capital
-------

Banking regulations require the Corporation to maintain minimum levels of capital at both the bank and holding company levels. The Corporation manages its capital to maintain a "well-capitalized" designation (the FDIC and the Federal Reserve's highest rating). As of December 31, 2002, Cascade Bank remained a "well-capitalized" institution, under regulatory guidelines. See
Note 11 to the Consolidated Financial Statements in the Annual Report for more detail on the Corporation's regulatory capital ratios.

   At December 31, 2002, the Corporation's core capital to asset ratio was 8.07%. The total risk based capital to risk weighted assets ratio was 13.11% compared to 11.98% as of December 31, 2001, and 11.34% at June 30, 2001. The Corporation projects that earnings retention and existing capital will be sufficient to fund anticipated asset growth while maintaining a well-capitalized designation from the FDIC.

   The Corporation is committed to managing capital for maximum shareholder benefit and maintaining strong protection for depositors and creditors. The Corporation manages various capital levels at both the holding company and subsidiary bank level to maintain adequate capital ratios and levels in accordance with government regulations and capital guidelines established by the Board of Directors of each institution. In October 2002 the Corporation initiated the payment of a cash dividend at $.05 per share on a quarterly basis as a capital management tool and as a direct means of compensating its shareholders. The Corporation does not currently have a formal stock repurchase program, but may institute one if its capital growth continues to outpace its asset growth.

RESULTS OF OPERATIONS

Earnings
--------

Cascade Financial Corporation earned net income for the year ended December 31, 2002, of $8.1 million or $1.22 per diluted share, an increase of 44% over the $5.6 million or $0.87 per diluted share for the same twelve month period of 2001. Net income for the six months ended December 31, 2001, was $3.2 million. The Corporation earned net income of $4.6 million or $0.71 per diluted share, and $3.7 million or $0.57 per diluted share for the fiscal years ended June 30, 2001, and 2000, respectively.

Return on average equity
------------------------

Return on average equity for the year ended December 31, 2002, was 15.49%. For the six month period ended December 31, 2001, the return on average equity was 13.63%. Return on average equity for the fiscal years ended June 30, 2001, and 2000 were 11.26% and 10.37%, respectively.

Net interest income
-------------------

The largest component of the Corporation's earnings is net interest income. Net interest income is the difference between interest earned on earning assets (primarily loans and investment securities) and the interest expense associated with interest bearing liabilities (deposits and borrowings). The volume of and yields earned on earning assets and the volume of and the rates paid on interest bearing liabilities determine net interest income. Interest earned and interest paid is also affected by general economic conditions, including the demand for loans, availability of deposits, market rates of interest, government policies, and the action of regulatory authorities. The Corporation's operations are sensitive to changes in interest rates and the resulting impact on net interest income.

   Net interest income for the year ended December 31, 2002, increased by 22%, or $4.6 million, to $26.0 million from $21.4 million for the year ended December 31, 2001. The improvement in net interest income was primarily due to increased earning assets and an increase in net interest margin. Average earning assets increased 6% to $755.4 million for the year ended December 31, 2002, from $710.1 million for the year ended December 31, 2001. The net interest margin for the year ended December 31, 2002, was 3.44%, compared to 3.01% for the year ended December 31, 2001. The improvement in the margin for these periods is primarily attributed to a larger decline in the cost of funds than the decline in asset yield. Average asset yield declined 92 basis points to 6.95% in 2002 from 7.87% in 2001. However, the cost of funds declined by 142 basis points to 3.87% for the year ended December 31, 2002, from 5.29% for the prior year.

   For the six months ended December 31, 2001, net interest income grew by 19.1% to $11.2 million from $9.4 million in the six month period ended December 31, 2000. Average earning assets increased by 6.1% to $722.6 million for the six month period ended December 31, 2001. The net interest margin increased by 35 basis points to 3.10% for the six month period ended December 31, 2001, compared to 2.75% for the same period the prior year. The yield on earning assets was 7.60% compared to 8.30% for the six month period ended December 31, 2000. This yield reduction was more than offset by the decrease in the cost of interest bearing liabilities, which declined to 4.93% for the six months ended December 31, 2001, from 5.98% for the six month period ended December 31, 2000.

   Net interest income for the fiscal year ended June 30, 2001, increased by 4.4% or $826,000 to $19.6 million from $18.7 million for the same period in 2000. The increase resulted from growth in earning assets, which offset the contraction in the net interest margin. Average earning assets increased by 15% to $689.5 million for the fiscal year ending June 30, 2001, from $598.1 million for the same period in 2000. The net interest margin for fiscal years ended June 30, 2001, and 2000 was 2.84% and 3.13%, respectively. For the fiscal years ended June 30, 2001, and 2000, the yield on earning assets was 8.22% and 8.12%, respectively, while the cost of interest bearing liabilities was 5.82% and 5.39%, respectively. For the fiscal year ended June 30, 2001, the increase in net interest income was constrained by the escalation of market interest rates during the first half of the fiscal year that was not fully offset by the decrease in rates in the second half of the year. Also, net interest income was adversely impacted by increased interest expense associated with a full year's interest on the trust preferred securities.

Average balances and an analysis of average rates earned and paid
-----------------------------------------------------------------

The following tables show average balances, interest income and interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

                                                   YEAR ENDED DECEMBER 31, 2002      YEAR ENDED DECEMBER 31, 2001
                                                                INTEREST                         INTEREST
                                                    AVERAGE        AND    YIELD/     AVERAGE       AND     YIELD/
                                                    BALANCE     DIVIDEND   COST      BALANCE     DIVIDEND   COST
-----------------------------------------------------------------------------------------------------------------
Assets (Dollars in thousands)
------
Interest-earning assets (1)

  Mortgage loans (2)                              $ 380,676      28,370    7.45      400,496      32,773    8.18
  Consumer loans                                     56,030       4,101    7.32       61,046       5,122    8.39
  Business loans                                    129,596       9,397    7.25      112,325       9,505    8.46

                                                   -------------------------------------------------------------
    Total loans                                     566,302      41,868    7.39      573,867      47,400    8.26
                                                   -------------------------------------------------------------
  Securities available-for-sale                     147,625       8,939    6.06      122,643       7,890    6.43
  Securities held-to-maturity                        23,438       1,337    5.71        7,006         387    5.52
  Daily interest-earning deposits                    18,070         326    1.80        6,597         207    3.14
                                                   -------------------------------------------------------------
    Total interest-earning assets                   755,435      52,470    6.95      710,113      55,884    7.87
                                                   -------------------------------------------------------------
Noninterest-earning assets
  Office properties and equipment, net                8,605                            8,865
  Real estate, net                                      694                              521
  Other noninterest-earning assets                    7,121                            8,891
                                                   --------                          -------
    Total assets                                  $ 771,855                          728,390
                                                   ========                          =======
Liabilities and stockholders' equity
Interest-bearing liabilities
  Passbook accounts                               $  11,324         130    1.15       10,936         246    2.25
  Checking accounts                                  22,641         235    1.04       22,202         315    1.42
  Money market accounts                             107,363       2,293    2.14       91,552       3,198    3.49
  Certificates of deposit                           294,554       9,872    3.35      249,873      13,880    5.55
                                                   -------------------------------------------------------------
    Total interest-bearing deposits                 435,882      12,530    2.87      374,563      17,639    4.71
                                                   -------------------------------------------------------------
Other interest-bearing liabilities
  FHLB advances                                     203,089      12,142    5.98      229,059      14,090    6.15
  Other interest-bearing liabilities                 44,415       1,774    4.00       48,025       2,752    5.73
                                                   -------------------------------------------------------------
    Total interest-bearing liabilities              683,386      26,446    3.87      651,647      34,481    5.29
                                                   -------------------------------------------------------------
Other liabilities                                    36,366                           32,248
                                                   --------                          -------
  Total liabilities                                 719,752                          683,894
Stockholders' equity                                 52,103                           44,496
                                                   --------                          -------
  Total liabilities and stockholders' equity      $ 771,855                          728,390
                                                   ========                          =======
Net interest income (3)                                          26,024                           21,403
                                                                 ======                           ======
Interest rate spread (4)                                                   3.08                             2.58
Net interest margin (5)                                                    3.44                             3.01
Average interest-earning assets to average
  interest-bearing liabilities                       110.54%                          108.97

(Footnotes appear at end of section.)

                                                          SIX MONTHS ENDED                 SIX MONTHS ENDED
                                                          DECEMBER 31, 2001                DECEMBER 31, 2000
                                                                INTEREST                         INTEREST
                                                    AVERAGE        AND    YIELD/     AVERAGE       AND     YIELD/
                                                    BALANCE     DIVIDEND   COST      BALANCE     DIVIDEND   COST
-----------------------------------------------------------------------------------------------------------------
Assets (Dollars in thousands)
------
Interest-earning assets (1)
  Mortgage loans (2)                              $ 400,515      15,986    7.98      397,309      16,526    8.32
  Consumer loans                                     59,809       2,426    8.11       63,756       2,800    8.78
  Business loans                                    119,897       4,797    8.00       91,447       4,380    9.58
                                                   -------------------------------------------------------------
    Total loans                                     580,221      23,209    8.00      552,512      23,706    8.58
                                                   -------------------------------------------------------------
  Securities available-for-sale                     129,759       3,925    6.05      114,897       3,990    7.15
  Securities held-to-maturity                         6,425         187    5.82       10,612         382    7.20
  Daily interest-earning deposits                     6,159         153    4.97        3,218         201    6.13
                                                   -------------------------------------------------------------
    Total interest-earning assets                   722,564      27,474    7.60      681,239      28,279    8.30
                                                   -------------------------------------------------------------
Noninterest-earning assets
  Office properties and equipment, net                8,753                            8,904
  Real estate, net                                      386                              606
  Other noninterest-earning assets                    8,134                           12,975
                                                   --------                          -------
    Total assets                                  $ 739,837                          703,724
                                                   ========                          =======

Liabilities and stockholders' equity
------------------------------------
Interest-bearing liabilities
  Passbook accounts                               $  11,073         109    1.97       11,032         172    3.12
  Checking accounts                                  22,051         136    1.23       21,214         216    2.04
  Money market accounts                              94,384       1,404    2.98      104,262       2,536    4.86
  Certificates of deposit                           254,836       6,386    5.01      240,092       7,577    6.31
                                                   -------------------------------------------------------------
    Total interest-bearing deposits                 382,344       8,035    4.20      376,600      10,501    5.58
                                                   -------------------------------------------------------------
Other interest-bearing liabilities
  FHLB advances                                     229,451       7,047    6.14      214,128       6,800    6.35
  Other interest-bearing liabilities                 48,264       1,190    4.93       42,469       1,618    7.62
                                                   -------------------------------------------------------------
    Total interest-bearing liabilities              660,059      16,272    4.93      633,197      18,919    5.98
                                                   -------------------------------------------------------------

Other liabilities                                    33,549                           32,176
                                                   --------                          -------
  Total liabilities                                 693,608                          665,373
Stockholders' equity                                 46,229                           38,351
                                                   --------                          -------
  Total liabilities and stockholders' equity      $ 739,837                          703,724
                                                   ========                          =======
Net interest income (3)                                          11,202                            9,360
                                                                 ======                           ======
Interest rate spread (4)                                                   2.67                             2.33
Net interest margin (5)                                                    3.10                             2.75
Average interest-earning assets to average
  interest-bearing liabilities                       109.47%                          107.59

(Footnotes appear on following page.)

                                             YEAR ENDED JUNE 30, 2001     YEAR ENDED JUNE 30, 2000      YEAR ENDED JUNE 30, 1999
                                                       INTEREST                     INTEREST                    INTEREST
                                             AVERAGE     AND     YIELD/   AVERAGE     AND     YIELD/   AVERAGE     AND     YIELD/
                                             BALANCE   DIVIDEND   COST    BALANCE   DIVIDEND   COST    BALANCE   DIVIDEND   COST
---------------------------------------------------------------------------------------------------------------------------------
Assets (Dollars in thousands)
------
Interest-earning assets (1)
  Mortgage loans (2)                       $ 398,893    33,313    8.35   383,595    31,280     8.15   321,038    25,878    8.06
  Consumer loans                              63,020     5,496    8.72    57,138     4,740     8.30    48,755     4,273    8.76
  Business loans                              98,100     9,088    9.26    76,672     7,135     9.31    48,414     4,600    9.50
                                            -------------------------------------------------------------------------------------
    Total loans                              560,013    47,897    8.55   517,405    43,155    8.34    418,207    34,751    8.31
                                            -------------------------------------------------------------------------------------
  Securities available-for-sale              118,356     8,075    6.82    72,826     4,928    6.77     48,229     3,049    6.32
  Securities held-to-maturity                  5,955       421    7.07     5,200       306    5.88      2,978       141    4.73
  Daily interest-earning deposits              5,127       296    5.77     2,692       193    7.17      3,298       264    8.00
                                            -------------------------------------------------------------------------------------
    Total interest-earning assets            689,451    56,689    8.22   598,123    48,582    8.12    472,712    38,205    8.08
                                            -------------------------------------------------------------------------------------
Noninterest-earning assets
  Office properties and equipment, net         8,941                       9,281                        9,225
  Real estate, net                               630                         491                          209
  Other noninterest-earning assets            11,311                      11,559                       13,947
                                            --------                     -------
    Total assets                           $ 710,333                     619,454                      496,093
                                            ========                     =======
Liabilities and stockholders' equity
------------------------------------

Interest-bearing liabilities
  Passbook accounts                        $  10,915       309    2.83    11,446       351    3.07     12,781       391    3.06
  Checking accounts                           21,783       395    1.81    18,408       389    2.11     18,540       409    2.21
  Money market accounts                       96,491     4,329    4.49   119,219     5,970    5.01     69,426     3,233    4.66
  Certificates of deposit                    242,501    15,072    6.22   232,192    13,091    5.64    220,921    12,392    5.61
                                            -------------------------------------------------------------------------------------
    Total interest-bearing deposits          371,690    20,105    5.41   381,265    19,801    5.19    321,668    16,425    5.11
                                            -------------------------------------------------------------------------------------

Other interest-bearing liabilities
  FHLB advances                              221,397    13,843    6.25   160,182     9,093    5.68    102,045     5,280    5.17
  Other interest-bearing liabilities          45,127     3,180    7.05    12,519       953    7.61      5,571       251    4.50
                                            -------------------------------------------------------------------------------------
    Total interest-bearing liabilities       638,214    37,128    5.82   553,966    29,847    5.39    429,284    21,956    5.11
                                            -------------------------------------------------------------------------------------
Other liabilities                             31,562                      29,710                       33,216
                                            --------                     -------                      -------
  Total liabilities                          669,776                     583,676                      462,500
Stockholders' equity                          40,557                      35,778                       33,593
                                            --------                     -------                      -------
  Total liabilities and stockholders'
    equity                                 $ 710,333                     619,454                      496,093
                                            ========                     =======                      =======
Net interest income (3)                                 19,561                      18,735                       16,249
                                                        ======                      ======                       ======
Interest rate spread (4)                                          2.40                        2.73                         2.97
Net interest margin (5)                                           2.84                        3.13                         3.44
Average interest-earning assets to
 average interest-bearing liabilities         108.03%                     107.97                       110.12

------------------
(1) Does not include interest on loans 90 days or more past due.
(2) Includes single-family and multifamily residential loans, construction loans and commercial real estate loans.
(3) Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities.
(4) Total interest-earning assets yield less total interest-bearing liabilities cost.
(5) Net interest income as an annualized percentage of total interest-earning assets.

Other income
------------

Other income is derived from sources other than interest and loan fees on earning assets. The Corporation's primary sources of other income are service fees on deposit accounts, as well as gains on the sale of loans and securities. As part of the Bank's transition to a commercial bank, management changed its strategy on the origination and retention of single-family residential mortgage loans. As a result, more of the Bank's single-family mortgage loan production is now sold directly to the secondary market.

   Other income for the year ended December 31, 2002, was $4.0 million,

compared to $3.3 million for the same period in 2001. This increase was attributable primarily to a $134,000 increase in gain on sale of loans, a $646,000 increase in gain on sale of securities, and a $162,000 increase in gain on the sale of real estate owned and investment property. The higher gain on sale of loans reflects an increase in residential mortgage activity, especially refinancings. The gain on sale of securities resulted primarily from steps taken to reposition the investment portfolio to take advantage of declining interest rates and a steep yield curve. The increase in the gain on sale of real estate represents the sale of land that the Corporation held as an investment, developing it after foreclosing upon it in 1996.

   Service charges decreased by $284,000 as revenue from Cascade Investment Services, the investment management subsidiary of the Bank, fell due to poor capital market conditions and employee turnover. Net fees on loans serviced for others decreased due to a more rapid amortization of mortgage servicing rights, which was a byproduct of the refinancing wave.

   Other income for the six month period ended December 31, 2001, was $1.8 million and $1.1 million for the same period in 2000. Other income for the fiscal years ended June 30, 2001, and 2000 was $2.6 million and $2.3 million, respectively. The increase for the period ended June 30, 2001, was attributable to $248,000 in growth of fee income and a $212,000 increase in gain on sale of securities that more than compensated for the $91,000 decrease in gain on sale of loans. The growth in fee income was attributable to an increase in transaction fees. The gain on sale of securities resulted primarily from steps taken to reposition the investment portfolio. The lower gain on sale of loans, despite an increase in residential mortgage refinancings, reflected the Corporation's strategic shift away from mortgage banking.

Other expense
-------------

Other expense represents costs not associated with deposits and other interest bearing liabilities. It includes expenses associated with personnel, premises and equipment, data processing, and other operations.

   Other expense increased by $1.4 million to $16.3 million for the year ended December 31, 2002, from $14.9 million for the same period in 2001. The increase in expenses was partially the result of prepayment fees to the Federal Home Loan Bank of Seattle in the amount of $648,000 to retire high coupon advances compared to $245,000 of prepayment fees incurred in 2001.

   For the year ended December 31, 2002, the increase in other expenses, other than prepayment fees, was primarily due to increased compensation expense as staff was added to the Business Banking and Credit Administration divisions, as well as opening a new branch and a customer service center. In addition, higher profits produced higher incentive payments.

   Other expense for the six month period ended December 31, 2001, was $7.5 million and $6.9 million for the same period in 2000. Other expense for the fiscal years ended June 30, 2001, and 2000 was $14.3 million and $14.6 million, respectively. For the fiscal year ended June 30, 2001, lower expenses were partially the result of the reduction in mortgage banking operations, offset in part by $300,000 in management transition expenses, including employee severance, recruitment fees, and executive signing bonuses.

   A standard measure used to evaluate overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the years ended December 31, 2002, and 2001 the Corporation's efficiency ratio was 54.29%, and 60.13%, respectively. Management continues to look for ways to improve its efficiency ratio by increasing other income and net interest margin while diligently controlling costs and maintaining high standards of service. For the fiscal years ended June 30, 2001, and 2000 the Corporation's efficiency ratio was 64.41% and 69.57%, respectively.

Liquidity
---------

Liquidity is the term used to define the Corporation's ability to meet its financial commitments. The Corporation is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of the Bank. Primary sources of liquidity are cash and cash equivalents, which include highly liquid investments. At December 31, 2002, December 31, 2001, and June 30, 2001, cash and cash equivalents totaled $20.6 million, $11.6 million and $13.9 million, respectively. The Corporation's entire investment portfolio consists of investment grade securities. All of these securities are of the highest credit quality, with moderate interest rate risk.

   Other significant sources of liquidity are Federal Home Loan Bank of Seattle (FHLB-Seattle) advances, reverse repurchase agreements, and loan sales. At December 31, 2002, $83.9 million of additional borrowing capacity remained under the Bank's existing credit line from the FHLB-Seattle. The use of this line of credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and a limited amount of other real estate related mortgages. In addition, the Bank has the ability to borrow from primary dealers of United States government securities through reverse repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.

   The Bank has also established Fed funds borrowing lines with two of its correspondent banks. During the years ended December 31, 2002, and 2001 these lines were not used.

   Liquidity management is of critical importance to the Bank in that it significantly relies upon wholesale sources of funds (e.g. FHLB-Seattle advances). While these sources have proven to be stable and reliable, an interruption in the availability of these sources could have an adverse impact on the operations of the Corporation.

Market risk
-----------

The Corporation's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on the Corporation's financial condition and results of operations.

   The Corporation has taken steps to balance its interest rate sensitivity by altering its asset and liability mix. The origination of floating rate loans such as business, construction, and other prime based loans is emphasized. The vast majority of fixed rate loans have repricing periods with a maximum of five years. The mix of floating and fixed rate assets is designed to mitigate the impact of rate changes on the Corporation's net interest income. Virtually all fixed rate residential loans with maturities greater than five years are sold into the secondary market. Since most of the Bank's fixed rate loans do not have provisions for prepayment fees, a drop in rates can precipitate a refinancing of the Bank's assets.

   Interest rate risk is monitored using several methodologies, principally financial modeling to measure the change in market value of the Corporation's assets and liabilities under different interest rate scenarios. Also, the near term earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2002, a 200 basis point increase in rates would reduce forecasted net interest income over a twelve month period by approximately 2%.

   The Corporation does not maintain a trading account for any class of financial instrument, engage in hedging activities, or purchase high risk derivative instruments. Moreover, the Corporation is not subject to foreign currency exchange rate risk or commodity price risk.
   The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2002, are shown in the following table.

                        <1      1-3      3-5    5-10     10             FAIR
                       YEAR    YEARS    YEARS   YEARS   YEARS   TOTAL   VALUE
                       ------------------------------------------------------
Interest-sensitive                       (Dollars in thousands)
 assets
   Loans            $254,940  99,355  154,968  36,254  10,230  555,747  570,461
   Investments and
    other interest
    -earning assets  141,527  33,283   18,858  10,717  15,545  219,930  220,491

Interest-sensitive
 liabilities
  Checking accounts   27,285       -        -  27,285       -   54,570   54,586
  Money market
   accounts           51,337       -        -  51,337       -  102,674  102,498
  Savings accounts     5,639       -        -   5,638       -   11,277   11,281
  Certificates of
   deposits          281,428  41,052   18,844       -       5  341,329  344,193
  Borrowings          48,069  70,000   51,000  49,000       -  218,069  236,008
  Trust preferred
   Securities              -       -        -       -  10,000   10,000   10,000

Summation of factors that may affect financial condition and future results
---------------------------------------------------------------------------

Credit risk: The most significant risk that may impact Cascade Financial Corporation would be a deterioration in the quality of the loan portfolio. Cascade's loan growth in commercial lending has yet to withstand an economic downturn. An economic downturn is exactly what its market area is now facing. As an area that saw robust growth during the expansion of the 1990s, the Corporation's market area is more vulnerable to the ensuing slow down. Cascade's margins and capital levels could not sustain a large number of impaired credits. The Corporation's ability to meet its profitability and growth goals would be severely compromised. In addition, the Corporation and its subsidiary, Cascade Bank, could face regulatory restrictions on its activities.

   Interest rate risk: While the Corporation actively manages its exposure to changes in interest rates, volatile interest rates and/or the shape of the yield curve have had a meaningful impact on Cascade's net income in the past.

   Liquidity: Disruptions in the capital markets could have a major impact on the Corporation's net income and balance sheet. As a user of Federal Home Loan Bank advances and repurchase agreements, interruption or truncation of these sources of funds could force the Corporation to liquidate assets at an inauspicious time or cease lending activity, which could adversely affect customer relationships for many years.

   Recently issued accounting standards: In April 2002 the Financial Accounting Standards Board issued Financial Accounting Standard (FAS) No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement was adopted June 1, 2002 and did not have an impact on the results of the Corporation's operations or financial position.

   In June 2002 the Financial Accounting Standards Board issued Financial Accounting Standard (FAS) No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force (EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement are effective for exit and disposal activities that are initiated after December 31, 2002. This statement was adopted January 1, 2003, and did not have a material effect on the results of the Corporation's operations or financial position.

   In October 2002 the Financial Accounting Standards Board issued Financial Accounting Standard (FAS) No. 147, Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This Statement addresses FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship, intangible assets, and credit cardholder intangible assets. This statement was adopted in December 2002 and did not have a material effect on the results of the Corporation's operations or financial position.

   In December 2002 the Financial Accounting Standards Board issued Financial Accounting Standard (FAS) No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of this statement were adopted in December 2002 and did not have a material effect on the results of the Corporation's operations or financial position.

   In November 2002 the FASB issued Interpretation No. 45, Guarantors Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, clarifying the accounting treatment and financial statement disclosure of certain guarantees issued and outstanding. Interpretation No. 45 clarifies that a guarantor is required to recognize, at the inception of certain guarantees, a liability for the fair value undertaken in issuing the guarantee. In addition, guarantors must disclose the approximate term and nature of the guarantee, the maximum potential amount of future payments, current carrying amount of the liability and the nature of recourse provisions and collateral. The initial recognition and measurement provisions of Interpretation No. 45 are effective for guarantees issued or modified after December 31, 2002. Management does not expect the adoption of the initial recognition and measurement provisions of Interpretation No. 45 to have a material impact on the Corporation's consolidated financial statements, results of operations, or liquidity. Disclosure provisions of Interpretation No. 45 became effective and were adopted by the Corporation on December 31, 2002.

   In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, addressing consolidation by business enterprises of certain variable interest entities. Under the provisions of Interpretation No. 46, an enterprise must consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses or receive a majority of the entity's residual returns, or both, regardless of the enterprise's direct or indirect ability to make decisions about the entity's activities through voting or similar rights. Interpretation No. 46 applies immediately to interests in variable interest entities created or acquired after January 31, 2003 and to the first fiscal year or interim period beginning after June 15, 2003 for interests in variable interest entities acquired before February 1, 2003. Application of this Interpretation is not expected to have a material effect on the Corporation's financial statements.

FORM 10-K
---------

A copy of the Corporation's annual report on Form 10-K which is filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934 is available to shareholders, at no charge, upon written request to the Secretary of Cascade Financial Corporation at 2828 Colby Avenue, Everett, Washington 98201.

INDEPENDENT AUDITORS' REPORT
The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and subsidiaries (Corporation) as of December 31, 2002, and December 31, 2001, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2002, for the six month period ended December 31, 2001, and for each of the years in the two year period ended June 30, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Financial Corporation and subsidiaries as of December 31, 2002, and December 31, 2001, and the results of their operations and their cash flows for the year ended December 31, 2002, for the six month period ended December 31, 2001, and for each of the years in the two year period ended June 30, 2001, in conformity with accounting principles generally accepted in the United States of America.



Seattle, Washington
February 28, 2003
/s/ KPMG LLP

CONSOLIDATED BALANCE SHEETS
---------------------------

                                  DECEMBER 31, 2002         DECEMBER 31, 2001
                                  -----------------         -----------------
                                 (Dollars in thousands, except share amounts)
Assets:
------
Cash on hand and in banks             $   9,640                   8,535
Interest-bearing deposits
  in other financial institutions        10,955                   3,087
Securities available-for-sale           159,897                 150,338
Securities held-to-maturity              49,078                   5,989
Loans                                   553,549                 582,530
Allowance for loan losses                (6,872)                 (6,304)
                                       --------                 --------
     Loans, net                         546,677                 576,226

Premises and equipment, net               9,261                   8,620
Accrued interest receivable
 and other assets                        18,645                   9,218

     Total assets                     $ 804,153                 762,013
                                       ========                 =======

Liabilities and stockholders' equity:
------------------------------------
Deposits                              $ 509,850                 419,980
Federal Home Loan Bank advances         197,500                 226,500
Securities sold under agreements
  to repurchase                          20,569                  49,792
Advance payments by borrowers for
  taxes and insurance                     1,507                   1,574
Dividends payable                           324                       -
Accrued interest payable, expenses
  and other liabilities                   6,254                   5,213
Deferred Federal income taxes             1,509                   1,277
                                       --------                 -------
     Total liabilities                  737,513                 704,336
                                       --------                 -------

Trust preferred securities               10,000                  10,000
Stockholders' equity:
  Preferred stock, $.01 par value.
    Authorized 500,000 shares; no
    shares issued or outstanding              -                       -
  Common stock, $.01 par value.
    Authorized 8,000,000 shares;
    issued and outstanding 6,657,547
    shares at December 31, 2002,
    and 6,333,007 shares at
    December 31, 2001                        67                      63
  Additional paid-in capital             11,481                  10,421
  Treasury stock, 173,427 shares
    at December 31, 2002, and
    132,092 shares at December 31,
    2001, at cost                        (1,347)                   (972)
  Retained earnings, substantially
    restricted                           45,438                  38,012
  Accumulated other comprehensive
    income                                1,001                     153
                                       --------                 -------
    Total stockholders' equity           56,640                  47,677
                                       --------                 -------
    Total liabilities and
      stockholders' equity            $ 804,153                 762,013
                                       ========                 =======
See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF OPERATIONS
-------------------------------------

                                         YEAR ENDED             SIX MONTHS ENDED             YEAR ENDED
                                        DECEMBER 31,              DECEMBER 31,                JUNE 30,
                                     2002        2001           2001        2000          2001        2000
                                   --------------------        ------------------       -------------------
                                                  (Dollars in thousands, except share amounts)

Interest income:                             (unaudited)               (unaudited)
---------------
  Loans                          $  41,868       47,400       23,209       23,706       47,897       43,155
  Securities held-to- maturity       1,337          387          187          382          421          306
  Securities available-for-sale      8,109        7,025        3,474        3,617        7,288        4,306
  FHLB stock dividends                 831          865          451          373          787          622
  Interest-bearing deposits            325          207          153          201          296          193
                                 --------------------------------------------------------------------------
     Total interest income          52,470       55,884       27,474       28,279       56,689       48,582
                                 --------------------------------------------------------------------------
Interest expense:
----------------
  Deposits                          12,530       17,639        8,035       10,501       20,105       19,801
  FHLB advances                     12,142       14,090        7,047        6,800       13,843        9,093
  Securities sold under agreements
   to repurchase                       626        1,598          609        1,025        2,014          565
  Trust preferred securities         1,148        1,154          581          593        1,166          388
                                 --------------------------------------------------------------------------
     Total interest expense         26,446       34,481       16,272       18,919       37,128       29,847
                                 --------------------------------------------------------------------------
     Net interest income            26,024       21,403       11,202        9,360       19,561       18,735

Provision for loan losses            1,895        1,370          810          420          980          770
-------------------------        --------------------------------------------------------------------------
     Net interest income after
      provision for loan losses     24,129       20,033       10,392        8,940       18,581       17,965
                                 --------------------------------------------------------------------------
Other income:
------------
  Gain on sale of loans held
   -for-sale                           697          563          335          107          336          427
  Gain on sale of securities
   available-for-sale                1,076          430          294           76          212            -
  Gain on sale of real estate
   owned and investment property       427          265            -            -            -            -
  Service charges                    1,609        1,893          908          854        1,839        1,591
  Other                                230          171          280          101          256          258
                                 --------------------------------------------------------------------------
     Total other income              4,039        3,322        1,817        1,138        2,643        2,276
                                 --------------------------------------------------------------------------
Other expenses:
--------------

  Salaries and employee benefits     8,771        7,927        3,847        3,623        7,702        7,914
  Occupancy                          2,287        2,482        1,216        1,453        2,719        2,889
  Data processing                      259          237          133          146          249          234
  Marketing                            455          369          187          273          454          509
  Prepayment penalty FHLB              648          245          225            -           20            -
  Other                              3,901        3,604        1,853        1,402        3,157        3,071
                                 --------------------------------------------------------------------------
     Total other expenses           16,321       14,864        7,461        6,897       14,301       14,617
                                 --------------------------------------------------------------------------
Income before Federal
 income taxes                       11,847        8,491        4,748        3,181        6,923        5,624
     Federal income taxes            3,775        2,874        1,598        1,082        2,357        1,912
                                 --------------------------------------------------------------------------
     Net income                  $   8,072        5,617        3,150        2,099        4,566        3,712
                                 ==========================================================================
Net income per common
 share, basic                    $    1.26         0.92         0.51         0.35         0.75         0.61
Weighted average number of
 shares outstanding, basic       6,398,170    6,116,259    6,172,489    6,065,332    6,081,969    6,042,084
Net income per diluted share     $    1.22         0.87         0.49         0.33         0.71         0.57
Weighted average number of
 Shares outstanding, diluted     6,609,158    6,456,770    6,465,467    6,411,499    6,427,574    6,523,426

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME

                                                                                           ACCUMULATED
                                                                                            OTHER COM-       TOTAL
                                                       ADDITIONAL                           PREHENSIVE       STOCK-
                                              COMMON     PAID-IN    TREASURY    RETAINED     (LOSS)/        HOLDERS'
                                    SHARES     STOCK     CAPITAL      STOCK     EARNINGS    INCOME, NET      EQUITY
                                   ---------------------------------------------------------------------------------
                                                     (Dollars in thousands, except share amounts)
Balances at June 30, 1999          5,454,302    $ 55      4,792          -       31,148        (1,756)       34,239
Options exercised                     77,575       -        248          -            -             -           248
Net income                                 -       -          -          -        3,712             -         3,712
Other comprehensive loss,
 net of tax benefit of $(486)              -       -          -          -            -          (943)         (943)
                                   --------------------------------------------------------------------------------
Balances at June 30, 2000          5,531,877      55      5,040          -       34,860        (2,699)       37,256
Options exercised                    162,318       2        444          -            -             -           446
Net income                                 -       -          -          -        4,566             -         4,566
Shares repurchased                  (100,935)      -          -       (723)           -             -          (723)
Other comprehensive income,
 net of tax of $1,466                      -       -          -          -            -         3,052         3,052
                                   --------------------------------------------------------------------------------
Balances at June 30, 2001          5,593,260      57      5,484       (723)      39,426           353        44,597
Stock dividends                      572,989       6      4,651        (93)      (4,564)            -             -
Options exercised                     54,429       -        286          -            -             -           286
Net income                                 -       -          -          -        3,150             -         3,150
Shares repurchased                   (19,763)      -          -       (156)           -             -          (156)
Other comprehensive loss,
 net of tax benefit of $(103)              -       -          -          -            -          (200)         (200)
                                   --------------------------------------------------------------------------------
Balances at December 31, 2001      6,200,915      63     10,421       (972)      38,012           153        47,677
Dividends declared                         -       -          -          -         (646)            -          (646)
Options exercised                    324,540       4      1,060          -            -             -         1,064
Net income                                 -       -          -          -        8,072             -         8,072
Shares repurchased                   (41,335)      -          -       (375)           -             -          (375)
Other comprehensive income,
 net of tax of $437                        -       -          -          -            -           848           848
                                   --------------------------------------------------------------------------------
Balances at December 31, 2002      6,484,120    $ 67     11,481     (1,347)      45,438         1,001        56,640
                                   ================================================================================


                                                   YEAR ENDED        SIX MONTHS ENDED        YEAR ENDED
                                                   DECEMBER 31,         DECEMBER 31,          JUNE 30,
                                                 2002       2001       2001     2000      2001       2000
                                                 --------------------------------------------------------
                                                       (Dollars in thousands, except share amounts)

Comprehensive Income                                    (unaudited)          (unaudited)
--------------------
  Net income                                    $  8,072    5,617     3,150     2,099     4,566     3,712
  Increase in unrealized gains losses)
   on securities available for sale, net
    of tax expense (benefit) of $803, $450,
    $(3), $1,084, $1,539, and $(486).              1,558      874        (6)    2,312     3,192      (943)
  Less reclassification adjustment for gains
   included in net income, net of tax benefit
   of $(366), $(146), $(100), $(26), $(72)
   and $0.                                          (710)    (284)     (194)      (50)     (140)        -
                                                 --------------------------------------------------------
  Comprehensive Income                          $  8,920    6,207     2,950     4,361     7,618     2,769
                                                 ========================================================

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
                                                       YEAR ENDED          SIX MONTHS ENDED          YEAR ENDED
                                                       DECEMBER 31,           DECEMBER 31,            JUNE 30,
                                                     2002       2001        2001       2000        2001       2000
                                                 ------------------------------------------------------------------
                                                            (Dollars in thousands, except share amounts)

Cash flows from operating activities:                         (unaudited)          (unaudited)
------------------------------------
  Net income                                      $  8,072       5,617     3,150       2,099       4,566      3,712
   Adjustments to reconcile net income to net
    cash provided by operating activities:
     Depreciation and amortization                   1,218       1,259       655         698       1,302      1,405
     Amortization of retained servicing rights         187         273       135         130         268        257
     Provision (recovery) for losses on:
      Loans                                          1,895       1,370       810         420         980        770
      Mortgage servicing rights                          -          30        30           -           -       (137)
      Deferred Federal income taxes                   (205)        322         -          49         469       (486)
      Additions to mortgage servicing rights             -          (7)       (4)        (24)        (27)      (204)
      Deferred loan fees, net of amortization         (304)       (432)     (202)        215         (16)       348
      Net gain on sales of securities available
       -for-sale                                    (1,076)       (430)     (294)        (76)       (212)         -
      Gain on sales of mortgage loan servicing
       rights                                            -         (22)        -           -           -          -
      Gain on sales of premises and equipment           (1)       (170)     (170)          -           -          -
      Gain on sale of real estate owned and
       investment property                            (427)        (18)        -           -           -          -
      Federal Home Loan Bank stock dividend           (831)       (865)     (451)       (373)       (787)      (622)
      Net change in accrued interest receivable
       and other assets over (under) accrued
       interest payable, expenses and other
       liabilities                                   2,443         (62)    1,097      (1,004)     (2,386)    (3,581)
                                                  -----------------------------------------------------------------
   Net cash provided by operating activities        10,971       6,865     4,756       2,134       4,157      1,462
                                                  -----------------------------------------------------------------
Cash flows from investing activities:
------------------------------------
   Loans originated, net of principal
    repayments                                      26,413     (29,565)  (11,985)     (9,619)    (27,007)   (86,546)
   Purchases of securities held-to-maturity        (66,408)          -         -           -           -     (9,820)
   Proceeds from calls on securities held-to
    -maturity                                       21,511           -         -           -           -          -
   Proceeds from sale of real estate owned
    and investment property                            956           -         -           -           -          -
   Principal repayments on securities held-
    to-maturity                                      1,808       1,210       603         652       1,259        707
   Principal repayments on securities available
    -for-sale                                       34,460      34,973     15,412      3,091      22,652      4,435
   Purchases of securities available-for-sale     (207,201)   (182,597)   (96,589)   (45,631)   (131,635)   (25,968)
   Proceeds from sales of securities available
    -for-sale                                      166,374     121,176     60,498     21,052      81,730          -
   Purchases of premises and equipment              (1,873)     (1,062)      (348)      (433)     (1,147)    (1,104)
   Proceeds from sales of premises and equipment        15         227        227          -           -          -
   Purchase of bank owned life insurance           (10,000)          -          -          -           -          -
                                                  -----------------------------------------------------------------
Net cash used in investing activities              (33,945)    (55,638)   (32,182)   (30,888)    (54,148)  (118,296)
                                                  -----------------------------------------------------------------
Subtotal, carried forward                        $ (22,974)    (48,773)   (27,426)   (28,754)    (49,991)  (116,834)
                                                  -----------------------------------------------------------------

See accompanying notes to consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS, continued

                                                       YEAR ENDED          SIX MONTHS ENDED           YEAR ENDED
                                                       DECEMBER 31,           DECEMBER 31,            JUNE 30,
                                                     2002       2001        2001       2000        2001       2000
                                                   ----------------------------------------------------------------
                                                            (Dollars in thousands, except share amounts)

                                                             (unaudited)          (unaudited)
Subtotal, brought forward                        $ (22,974)    (48,773)   (27,426)   (28,754)    (49,991)  (116,834)
                                                   ----------------------------------------------------------------
Cash flows from financing activities:
------------------------------------
   Proceeds from exercise of stock options           1,064         522        176        210         446        248
   Dividends paid                                     (322)          -          -          -           -          -
   Repurchase of common stock                         (375)       (295)      (156)      (584)       (723)         -
   Net increase (decrease) in deposits              89,870      24,004     18,065     (2,531)      3,408     36,721
   Net (decrease) increase in Federal Home
    Loan Bank advances                             (29,000)      3,523     (5,624)     7,321      16,468     73,660
   Proceeds from trust preferred offering, net
    of issuance costs                                    -           -          -          -           -      9,234
   Net (decrease) increase in securities sold
    under agreements to repurchase                 (29,223)     12,527     12,872     31,478      31,133        164
   Net (decrease) increase in advance payments
    by borrowers for taxes and insurance               (67)       (146)      (165)      (240)       (221)        13
                                                   ----------------------------------------------------------------
   Net cash provided by financing activities        31,947      40,135     25,168     35,654      50,511    120,040
                                                   ----------------------------------------------------------------
   Net increase (decrease) in cash and
    cash equivalents                                 8,973      (8,638)    (2,258)     6,900         520      3,206
Cash and cash equivalents at beginning of period:   11,622      20,260     13,880     13,360      13,360     10,154
                                                   ----------------------------------------------------------------
Cash and cash equivalents at end of period:       $ 20,595      11,622     11,622     20,260      13,880     13,360
                                                   ================================================================

Supplemental disclosures of cash flow information
 - cash paid during the period for:
   Interest                                       $ 26,453      33,290     15,655     17,674      35,309     28,709
   Federal income taxes                              3,310       2,350      1,100        825       2,075      1,809

Supplemental schedule of non-cash investing
  activities:
   Mortgage loans securitized into FHLMC
    participation certificates and held-for
    -trading and sold                                    -           -          -          -           -      8,814
   Net mortgage loans transferred to real
    estate owned                                  $  1,545       1,124        211        234       1,147      1,192

See accompanying notes to consolidated financial statements.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
(Dollars in thousands, except share amounts)

(1) Summary of significant accounting policies
----------------------------------------------

The accounting and financial reporting policies of Cascade Financial Corporation and subsidiaries (the "Corporation") conform to accounting principles generally accepted in the United States of America and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of income and expense. Actual results could differ from those estimates.

    The following is a description of the more significant policies which the Corporation follows in preparing and presenting its consolidated financial statements.

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

   (c) Loans

   All of the Corporation's loans are located in Washington State, primarily in the Puget Sound region. At December 31, 2002, the Corporation's loans were principally secured by one-to-four-family residences (22%), multifamily residences (17%), real estate construction (15%), business (26%), consumer assets (9%), and commercial real estate properties (11%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound region.

   Most of the commercial loans are secured. The security includes commercial property, business inventories, commercial equipment and personal property of the borrowers and/or guarantors. At December 31, 2002, $14.6 million in commercial loans were unsecured. Home equity loans and lines of credit account for the majority of the installment loan portfolio.

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

   Interest income

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

   Impairment of loans and allowance for loan losses

   An allowance for loan losses is maintained at a level sufficient to provide for losses based on management's evaluation of known and inherent risks in the loan portfolio. This evaluation includes analyses of the fair value of the financial condition of the borrower, collateral securing selected loans, consideration of historical loss experience, and management's projection of trends affecting credit quality. Interest income is normally recognized on the accrual basis; however, if a loan is impaired then interest income is recorded upon the receipt of cash. The difference between interest income recognized on the accrual basis and cash basis is not significant.

   The Corporation reviews all single-family loans, all consumer loans and multifamily and commercial real estate loans with outstanding principal balances under $1.0 million for impairment as smaller balance homogeneous loan groups. The Corporation considers a loan to be impaired when it becomes nonaccrual; if it is a multifamily or commercial real estate loan less than 90 days delinquent and management believes that the borrower may be experiencing financial difficulty based on indicators such as an inconsistent payment pattern, low debt coverage ratio, high loan-to-value ratio; or if it is a restructured debt. The Corporation bases the measurement of loan impairment for all loans on the fair value of the loan's underlying collateral. If the recorded investment in a loan exceeds the measure of impairment, the Corporation recognizes the impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses.

   Management believes the allowances for losses on loans and real estate owned are adequate. While management uses available information to recognize losses on these assets, future additions to the allowances will be necessary based on changes in economic conditions, particularly in the western Washington region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examinations.

   (d) Sales of loans

   Loans held-for-sale

   Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans held-for-sale are carried at lower of cost or market value, determined on an aggregate basis. Unrealized losses on such loans are included in gain on sale for loans held-for -sale. All loans are sold without recourse.

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

   Loan servicing generally consists of collecting mortgage payments and certain charges from borrowers, such as late payment fees, maintaining escrow accounts, and disbursing payments to investors. Loan servicing income is recognized when earned and is recorded as service charges. Loan servicing costs are charged to expense as incurred.

   The Corporation may sell loan servicing rights. Gains and losses from sales of loan servicing rights are calculated using the specific identification of the related carrying value.

   (e) Securities

   Debt and equity securities, including mortgage-backed securities, are classified as either trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Corporation has the ability, and it is management's intention, to hold such securities until maturity.

   (f) Real estate owned

   Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. Real estate owned at December 31, 2002, and December 31, 2001, was $461 and $430, respectively, which is included in other assets.

   (g) Premises and equipment

   Premises and equipment are stated at cost less accumulated depreciation. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter.

   (h) Federal income taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized as income in the period that includes the enactment date.

   (i) Stock-based compensation

   The Corporation measures its employee stock-based compensation arrangements using the provisions outlined in Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," which is an intrinsic value-based method of recognizing compensation costs. As none of the Corporation's stock options have an intrinsic value at grant date, no compensation cost has been recognized for its stock option plans.

   The Corporation applies Accounting Principles Board (APB) Opinion 25, "Accounting for Stock Issued to Employees," in accounting for its stock option plans. Had compensation cost on the fair value at the grant dates for the Corporation's stock option plan been determined consistent with the Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation," the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                YEAR ENDED     SIX MONTHS ENDED     YEAR ENDED
                                DECEMBER 31,      DECEMBER 31,       JUNE 30,
                               2002     2001    2001      2000     2001    2000
                              -------------------------------------------------
                                 (Dollars in thousands, except share amounts)
Net income                           unaudited         unaudited
  As reported                $8,072    5,617    3,150    2,099    4,566   3,712
  Less: SFAS 123 compen-
   sation costs                  49      140       63       53      127     180
  Pro forma                  $8,023    5,477    3,087    2,046    4,439   3,532
Net income per common share
  Basic
    As reported                1.26     0.92     0.51     0.35     0.75    0.61
    Pro forma                  1.25     0.90     0.50     0.34     0.73    0.58
  Diluted
    As reported                1.22     0.87     0.49     0.33     0.71    0.57
    Pro forma                  1.21     0.85     0.48     0.32     0.69    0.54

   The fair value of options granted under the Corporation's stock option plan was $3.31, $3.45, $3.57, and $2.40 respectively for the year ended December 31, 2002, the six months ended December 31, 2001, and the years ended June 30, 2001, and 2000. The fair value is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for December 31, 2002, December 31, 2001, June 30, 2001 and 2000: risk-free interest rate of 1.25%, 1.75%, 4.75%, and 6.50%, an expected life of eight years, no expected cash dividends, and a volatility factor of 24%.

   (j) Reclassifications

   Certain December 31, 2001, balances have been reclassified to conform to the 2002 presentation.

(2) Securities


A summary of securities at December 31, 2002, and December 31, 2001, follows:

                                                 DECEMBER 31, 2002                                DECEMBER 31, 2001
                                                GROSS         GROSS                              GROSS         GROSS
                                  AMORTIZED   UNREALIZED    UNREALIZED    FAIR    AMORTIZED    UNREALIZED    UNREALIZED    FAIR
                                     COST        GAIN         LOSSES      VALUE      COST         GAIN          LOSSES     VALUE
                                  ----------------------------------------------------------------------------------------------
                                                            (Dollars in thousands, except share amounts)
Securities available-for-sale:
   MBS                            $ 89,145        928           -        90,073     56,696           -           185      56,511
   Agency notes                     55,285        589           -        55,874     76,266         433             -      76,699
   FHLB stock                       13,950          -           -        13,950     13,119           -             -      13,119
   Other                                 -          -           -             -      4,025           -            16       4,009
                                  ----------------------------------------------------------------------------------------------
                                  $158,380      1,517           -       159,897    150,106         433           201     150,338
                                  ==============================================================================================
Securities held-to-maturity:
   MBS                            $  4,212        167           -         4,378      5,989           -           106       5,883
   Agency notes                     44,866        394           -        45,261          -           -             -           -
                                  ----------------------------------------------------------------------------------------------
                                  $ 49,078        561           -        49,639      5,989           -           106       5,883
                                  ==============================================================================================


As of December 31, 2002, and 2001 the Corporation was required to maintain 92,610 and 113,250 shares, respectively, of $100 par value FHLB stock.

   Accrued interest receivable on securities and interest-bearing deposits was $1,997 and $1,710 at December 31, 2002, and 2001, respectively.

   Proceeds from the sale of securities available-for-sale including calls on securities held-to-maturity and gross realized gains and losses are summarized as follows for the years ended December 31, 2002, and 2001, for the six months ended December 31, 2001, and 2000, and the year ended June 30, 2001. There were no sales of securities available for sale for the year ended June 30, 2000.



                                                 PROCEEDS      GAINS   LOSSES
                                                 ----------------------------
Year ended December 31, 2002                     $187,885      1,076      -
Year ended December 31, 2001 (unaudited)          121,176        542    112
Six months ended December 31, 2001                 60,498        295      1
Six months ended December 31, 2000 (unaudited)     21,052         76      -
Year ended June 30, 2001                           81,730        323    111

The following table shows the contractual maturities of the Corporation's securities available-for-sale at December 31, 2002:

                                        OVER       OVER
                             WITHIN    ONE TO     FIVE TO      OVER
                              ONE       FIVE        TEN        TEN
                              YEAR      YEARS      YEARS       YEARS      TOTAL
                             --------------------------------------------------
                                 (Dollars in thousands, except share amounts)
Amortized cost
  MBS                       $     -       -        1,383       87,762    89,145
  Agency notes                   83       -       32,465       22,737    55,285
  FHLB stock                 13,950       -            -            -    13,950
  Total amortized cost      $14,033       -       33,848      110,499   158,380

Fair value
  MBS                       $     -       -        1,413       88,660    90,073
  Agency notes                   83       -       32,788       23,003    55,874
  FHLB stock                 13,950       -            -            -    13,950
  Total fair value          $14,033       -       34,201      111,663   159,897

The contractual maturities of the Corporation's securities held-to-maturity at December 31, 2002, were all greater than 5 years. Securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. Available-for-sale securities pledged as collateral to secure public deposits were $10,729 at December 31, 2002, and $1,356 at December 31, 2001.

(3) Loans and allowance for loan losses
---------------------------------------

A summary of loans at December 31, 2002 and 2001, follows:

                              DECEMBER 31,      DECEMBER 31,
                                  2002              2001
                              ------------------------------
Residential real estate         $122,669           152,727
Multifamily real estate           94,245           109,733

Commercial real estate            63,108            62,938
Real estate construction         104,790           104,131
Business                         142,273           125,342
Consumer                          49,331            58,381
                                --------------------------
   Total loans                   576,416           613,252
Loans in process                 (20,669)          (28,220)
Deferred loan fees, net           (2,198)           (2,502)
                                --------------------------
   Loans                        $553,549           582,530
                                ==========================
Loans serviced for others       $ 46,521            78,114

Accrued interest on loans was $2,759 and $3,267 at December 31, 2002, and December 31, 2001, respectively. Loans to officers and directors totaled $1.8 million at December 31, 2002, and $2.9 million at December 31, 2001.
At December 31, 2002, the composition of the loan portfolio, less loans in process, was as follows:

                                FIXED RATE     ADJUSTABLE RATE
                                ------------------------------
Term to maturity
Less than one year               $ 12,549           90,519
1-3 years                          19,242           32,467
3-5 years                          33,248           17,660
5-10 years                         16,226           35,750
10-20 years                         8,211           47,927
Over 20 years                      11,317          230,631
                                 -------------------------
Total                            $100,793          454,954
                                 =========================

Nonaccrual loans totaled $956, $1,999, and $1,315 respectively, at December 31, 2002, December 31, 2001, and June 30, 2001. If interest on these loans had been recognized, such income would have been $32, $87, and $74 respectively, for the periods ended December 31, 2002 and 2001, and June 30, 2001. The Corporation has no commitments to extend additional credit on loans that are nonaccrual. At December 31, 2002, and 2001, and June 30, 2001, loans totaling $24,564, $16,669, and $5,625 were impaired, of which $0, $1,512, and $574 had allocated allowances of $0, $480, and $105, respectively. The remaining $24,564, $15,157, and $5,051 had no allowances allocated to them because the value of the underlying collateral of the impaired loans was equal to or exceeded the recorded investment. Of the $24,564, $16,669, and $5,625 of impaired loans, $677, $1,401, and $1,121 were under foreclosure. The average balance of impaired loans for the year ended December 31, 2002, the six month period ended December 31, 2001, and the year ended June 30, 2001, respectively, was $19,524, $8,853, and $6,065 and the Corporation recognized $1,718, $746 and $406 of related interest income on such loans during the time such loans were impaired.

   At December 31, 2002, the Corporation had outstanding commitments of $6,107 to fund loans with fixed interest rates and $4,337 for loans with adjustable rates.

   The Corporation had forward commitments totaling $8,083 and $6,602 to sell loans into the secondary market at December 31, 2002, and December 31, 2001.

  A summary of the allowance for losses on loans follows:

                               YEAR ENDED     SIX MONTHS ENDED    YEAR ENDED
                              DECEMBER 31,       DECEMBER 31,       JUNE 30,
                              2002    2001       2001    2000    2001    2000
                              -----------------------------------------------
                                 (Dollars in thousands, except share amounts)
                                     (unaudited)              (unaudited)
Balances at beginning
  of year                    $6,304    5,342    5,687   5,004   5,004    4,254
Provision for loss            1,895    1,370      810     420     980      770
Recoveries                      114       25       13      19      32      126
Charge-offs                  (1,441)    (433)    (206)   (101)   (329)    (146)
                             -------------------------------------------------
Balances at end of year      $6,872    6,304    6,304   5,342   5,687    5,004
                             =================================================

(4) Premises and equipment
--------------------------

A summary of premises and equipment follows:

                               ESTIMATED      DECEMBER 31,   DECEMBER 31,
                              USEFUL LIVES        2002           2001
                              -------------------------------------------
                              (Dollars in thousands, except share amounts)

   Land                                        $  1,261          1,239
   Buildings                   40 years           7,868          7,660
   Leasehold improvements      Lease term         1,589          1,435
   Furniture and equipment     2-10 years        10,056          8,973
                                               -----------------------
                                                 20,774         19,307
Accumulated depreciation and amortization       (11,513)       (10,687)
                                               -----------------------
                                               $  9,261          8,620
                                               =======================
(5) Deposits
------------

Deposits at December 31, 2002 and 2001, are summarized as follows:

                                              DECEMBER 31,   DECEMBER 31,
                                                  2002           2001
                                             ----------------------------

   Noninterest bearing checking accounts       $ 32,116         23,028
   Interest bearing checking accounts            22,454         22,538
   Money market deposit accounts                102,674         96,909
   Savings accounts                              11,277         12,043
   Certificates of deposit                      341,329        265,462
                                               -----------------------
                                               $509,850        419,980
                                               =======================

Time deposit accounts in amounts of $100 thousand or more totaled $200.8 million and $129.5 million at December 31, 2002, and December 31, 2001, respectively.

                         WEIGHTED          DEPOSIT
                         AVERAGE         ACCOUNTS WITH      ACCRUED
                         INTEREST         BALANCES IN       INTEREST
                         RATE ON           EXCESS OF       PAYABLE ON
                         DEPOSITS          $100,000         DEPOSITS
                         --------------------------------------------
                         (Dollars in thousands, except share amounts)

   December 31, 2002       2.23%           $264,857            159
   December 31, 2001       3.12             183,578            712


A summary of interest expense on deposits follows:

                                 YEAR ENDED    SIX MONTHS ENDED    YEAR ENDED
                                DECEMBER 31,     DECEMBER 31,       JUNE 30,
                               2002     2001    2001     2000     2001    2000
                               -----------------------------------------------
                                    (unaudited)       (unaudited)
   Checking and money
    market accounts         $ 2,528    3,513   1,540    2,752    4,724    6,359
   Savings accounts and
    time deposits            10,002   14,126   6,495    7,749   15,381   13,442
                             --------------------------------------------------
                            $12,530   17,639   8,035   10,501   20,105   19,801
                             ==================================================

Maturities of time deposits at December 31, 2002 are as follows:

     YEAR ENDING DECEMBER 31, 2002
        2003         $281,428
        2004           28,806
        2005           12,246
        2006            5,747
        2007           13,097
        Thereafter          5
                      -------
                     $341,329
                      =======

(6) Trust preferred securities
------------------------------

On March 1, 2000, $10 million of 11 percent Capital Securities due March 1, 2030, were issued by a business trust whose common equity is 100% owned by Cascade Financial Corporation. The Corporation used the proceeds for general corporate purposes including stock repurchases and investment in its subsidiary bank. The trust preferred securities are included as a separate line item in the consolidated balance sheet and distributions payable are treated as interest expense in the consolidated statements of operations. The trust preferred securities qualify as Tier I capital under regulatory capital guidelines.

(7) FHLB advances
-----------------

FHLB advances are summarized as follows:

                        DECEMBER 31, 2002     DECEMBER 31, 20001
                                  WEIGHTED              WEIGHTED
                        AVERAGE   INTEREST    AVERAGE   INTEREST
     MATURITY DATE      AMOUNT      RATE      AMOUNT      RATE
     -----------------------------------------------------------
         2002         $      -        .-%      24,000     3.73%
         2003           27,500      6.33       42,500     6.28
         2004           25,000      6.45       25,000     6.45
         2005           45,000      6.27       45,000     6.27
         2006           21,000      4.77       21,000     4.77
         2007           30,000      4.65       20,000     6.37
         Thereafter     49,000      5.80       49,000     5.80
                       ---------------------------------------
                      $197,500      5.78      226,500     5.79 %
                       =======================================

                                          YEAR ENDED    SIX MONTHS ENDED
                                          DECEMBER 31,     DECEMBER 31,
                                             2002              2001
                                          -------------------------------
   Maximum amount of outstanding FHLB
    advances at any month-end              $226,500            235,322
   Average amount of outstanding FHLB
    advances during the period              203,022            229,314

FHLB advances are collateralized by otherwise unencumbered permanent residential mortgages and investment grade securities.

   The Corporation had $138 million in fixed rate advances as of December 31, 2002, where the FHLB has the option to convert these advances to variable rate advances after a specified period.

   At December 31, 2002, the Bank had an unused line of credit from the FHLB-Seattle of $83.9 million. The Bank's credit line with the FHLB-Seattle is 35% of total assets or up to approximately $281 million.

(8) Securities sold under agreements to repurchase and lines of credit
----------------------------------------------------------------------

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

   Securities sold under agreements to repurchase the same securities consist of agency notes and/or mortgage-backed securities summarized as follows:

                                               UNDERLYING SECURITIES

                                    WEIGHTED    BOOK VALUE,
                                    AVERAGE     INCLUDING
                        BALANCE     INTEREST      ACCRUED       MARKET
                      OUTSTANDING     RATE       INTEREST       VALUE

December 31, 2002      $20,569       1.49%        $20,586      20,317
December 31, 2001       49,792       2.16          50,625      49,723

Financial data pertaining to reverse repurchase agreements follows:

                              YEAR ENDED     SIX MONTHS ENDED     YEAR ENDED
                              DECEMBER 31,      DECEMBER 31,        JUNE 30,
                             2002     2001     2001     2000     2001     2000
                             -------------------------------------------------
                                   (unaudited)               (unaudited)
Maximum amount of
  outstanding agreements
  at any month-end         $49,666   49,792   49,792   54,237   54,237   21,696
Average amount of
  outstanding agreements
  during the period         34,415   38,971   38,264   32,027   34,231    9,082

The Corporation has Fed funds borrowing lines with two of its correspondent banks. During the year ended December 31, 2002, neither of these lines were used.

(9) Federal income taxes
------------------------

Federal income tax expense (benefits) includes the following components:

                      YEAR ENDED         SIX MONTHS ENDED        YEAR ENDED
                      DECEMBER 31,         DECEMBER 31,            JUNE 30,
                    2002      2001       2001       2000        2001      2000
                   -----------------------------------------------------------
                           (Dollars in thousands, except share amounts)

                           (unaudited)          (unaudited)

   Current        $3,980      2,552      1,696      1,033      1,888     2,398
   Deferred         (205)       322        (98)        49        469      (486)
                   -----------------------------------------------------------
                  $3,775      2,874      1,598      1,082      2,357     1,912
                   ===========================================================

For the year ended December 31, 2002, the Corporation's effective tax rate was 32% compared to 34% for the year ended December 31, 2001. Tax benefits related to interest on tax exempt loans and increases in cash surrender value of bank owned life insurance accounted for the differences in the effective tax rates between the two years.

   Under certain provisions of the Internal Revenue Code, the Corporation was allowed a statutory bad debt deduction (based upon a percentage of taxable income before such deduction) for additions to tax bad debt reserves established for the purpose of absorbing losses on loans or property acquired through foreclosure. Savings banks are not required to provide a deferred tax liability for additions to the tax bad debt reserve accumulated as of December 31, 1987, which amount for the Corporation is $473. This amount represents allocations of income to bad debt deductions for tax reporting purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax reporting purposes only, which will be subject to the then current corporate income tax rate.

   The following table presents major components of the net deferred tax liability resulting from differences between financial reporting and tax bases at December 31, 2002, and December 31, 2001:

                                      DECEMBER 31,    DECEMBER 31,
                                          2002           2001
Deferred tax assets:                  ----------------------------
  Loans                                $ 2,125          1,679
                                        ---------------------
   Gross deferred tax assets             2,125          1,679

Deferred tax liabilities:
  Deferred loan fees                      (861)          (882)
  Securities available-for-sale           (516)           (79)
  Premises and equipment                  (201)          (236)
  FHLB stock                            (2,002)        (1,720)
  Other                                    (54)           (39)
                                        ---------------------
   Gross deferred tax liabilities       (3,634)        (2,956)
                                        ---------------------
Net deferred tax (liability)           $(1,509)        (1,277)
                                        =====================

A valuation allowance for deferred tax assets was not considered necessary at December 31, 2002 or 2001. Management believes the Corporation will fully realize its total deferred income tax assets as of December 31, 2002 and 2001, based upon its total deferred income tax liabilities, previous taxes paid and its current and expected future levels of taxable income.

(10) Earnings per share
-----------------------

The following table presents EPS information:


                                 YEAR ENDED              SIX MONTHS ENDED                YEAR ENDED
                                 DECEMBER 31,               DECEMBER 31,                  JUNE 30,
                              2002        2001           2001        2000             2001         2000
                           ------------------------------------------------------------------------------
                                             (Dollars in thousands, except share amounts)

                                        unaudited                  unaudited
Net income                $   8,072         5,617         3,150         2,099         4,566         3,712
Common shares
  outstanding (basic)     6,398,170     6,116,259     6,172,489     6,065,332     6,081,969     6,042,084
Effect of dilutive
  stock options             210,988       340,511       292,978       346,167       345,605       481,342
                          -------------------------------------------------------------------------------
Common shares
  Outstanding (diluted)   6,609,158     6,456,770     6,465,467     6,411,499     6,427,574     6,523,426
                          ===============================================================================
EPS, basic               $     1.26          0.92          0.51          0.35          0.75          0.61
EPS, diluted                   1.22          0.87          0.49          0.33          0.71          0.57



For purposes of calculating basic and diluted earnings per share, the numerator of net income is the same. There were 73,164, 176,312, 207,567, and 98,494 outstanding options to purchase common stock at December 31, 2002, December 31, 2001, June 30, 2001, and 2000, respectively, that are considered nondilutive and have been excluded from the above calculation. Nondilutive options have an exercise price which is greater than the current market price of the stock.

(11) Stockholders' equity
-------------------------

(a) Restrictions on dividends

Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the Federal Deposit Insurance Corporation ("FDIC").

(b) Regulatory capital

At December 31, 2002, banking regulations required institutions to have a minimum total risk-based capital to risk-weighted assets ratio of 8% and a Tier 1 (core) capital to adjusted total assets ratio of 4%.

   At December 31, 2002, the Bank was in compliance with the regulatory requirements for well-capitalized institutions. As of January 31, 2003, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework. There are no conditions or events since the notification that management believes have changed the Bank's category.


                                                                                     MINIMUM
                                                                                   REQUIREMENTS
                                                                                   FOR CAPITAL        WELL-CAPITALIZED
                                                                ACTUAL              ADEQUACY            REQUIREMENTS
                                                           AMOUNT    RATIO       AMOUNT    RATIO      AMOUNT    RATIO
December 31, 2002:                                        ------------------------------------------------------------
Total risk-based capital to risk-weighted assets (1)     $ 71,336    13.11%    $ 43,516    8.00%    $ 54,395    10.00%
Tier 1 (core) capital to risk-weighted assets              64,536    11.86       21,758    4.00       32,637     6.00
Tier 1 (core) capital to adjusted total assets             64,536     8.07       32,007    4.00       40,009     5.00

December 31, 2001:
Total risk-based capital to risk-weighted assets (1)     $ 62,426    11.98%    $ 41,702    8.00%    $ 52,128    10.00%
Tier 1 (core) capital to risk-weighted assets              56,122    10.77       20,851    4.00       31,277     6.00
Tier 1 (core) capital to adjusted total assets             56,122     7.54       29,763    4.00       37,204     5.00

(1) The FDIC requires institutions to maintain Tier 1 capital of not less than one-half of total capital.

(12) Mortgage servicing rights
------------------------------

A summary of capitalized mortgage servicing rights, included in other assets, at December 31, 2002, and December 31, 2001, follows:

                                       DECEMBER 31,   DECEMBER 31,
                                          2002           2001
                                       ---------------------------
     Balance at beginning of year        $ 497           658
     Additions                               -            4
     Amortization                         (187)         (135)
     Allowance for losses                    -           (30)
                                          ------------------
     Balance at end of year              $ 310           497
                                          ==================

(13) Employee benefit plans
---------------------------

(a) Savings plan

The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering employees working a minimum of 20 hours per week. Under the plan, employee contributions are matched by the Corporation at a rate of 50%, up to a maximum of $6,000. Such matching becomes vested over a six year graded schedule. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. The Corporation contributed $92, $64, $106 and $75 to the plan for the year ended December 31, 2002, the six months ended December 31, 2001, and the years ended June 30, 2001, and 2000, respectively.

(b) Employee stock ownership plan

The Corporation established an employee stock ownership plan (ESOP) which became effective on July 1, 1992 for employees of the Corporation, the Bank, and its subsidiary who have at least one year of continuous service. The Corporation pays all ESOP expenses. Shares purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the third year of service with an additional 20% vesting each year thereafter until 100% vesting after seven years. Allocations to individual participant's accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the year ended December 31, 2002, the six months ended December 31, 2001, and the years ended June 30, 2001, and 2000 the Corporation contributed $112, $55, $108, and $175, respectively, to the ESOP, which is invested in Cascade Financial Corporation stock. Allocated and unallocated shares at December 31, 2002, were 163,699 and zero, respectively. The Corporation has the right of first refusal to purchase the allocated shares of separated employees.

(c) Employee stock purchase plan

The Corporation maintains an employee stock purchase plan, under the terms of which 154,283 shares of common stock have been authorized for issuance. The plan allows employees of the Corporation with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six month offering period (January 1 and July 1 of each year), eligible employees who elect to participate are granted options to purchase a limited number of shares and unless the participant withdraws from the plan, the option is automatically exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering is determined by dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period.

(d) Stock options

The Corporation maintains stock option plans pursuant to which shares of Common Stock have been authorized for issuance to certain key employees and directors of the Corporation and its subsidiaries upon exercise of stock options. The options granted under these plans are, in general, exercisable under a vesting schedule whereby all options become exercisable over seven years, and expire not more than ten years after the date of grant.
   All options granted have limited rights that enable a holder upon a change in control of the Corporation, to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2002, and December 31, 2001, 238,586 and 484,800 shares, respectively, were fully exercisable.

   Changes in total options outstanding for the year ended December 31, 2002, the six months ended December 31, 2001, and the years ended June 30, 2001, and 2000 are as follows:

                                                SHARES    WEIGHTED AVERAGE
                                                UNDER     EXERCISE PRICE OF
                                                OPTION      OPTION SHARES
                                            -------------------------------
                                              YEAR ENDED DECEMBER 31, 2002
Outstanding at beginning of year                855,216        $ 5.49
Granted during year                             109,802          8.81
Exercised during year                          (324,540)         2.83
Forfeited during year                           (64,378)         8.96
                                               --------
Outstanding at end of year                      576,100          7.23
                                               ========

                                          SIX MONTHS ENDED DECEMBER 31, 2001
Outstanding at beginning of period              834,672        $ 5.85
Granted during period                            13,445          8.11
Exercised during period                         (54,429)         3.33
Five-for-four stock split                        73,987             -
Forfeited during period                         (12,459)         8.19
                                               --------
Outstanding at end of period                    855,216          5.49
                                               ========

                                              YEAR ENDED JUNE 30, 2001
Outstanding at beginning of year                864,272        $ 5.02
Granted during year                             210,080          7.49
Exercised during year                          (162,318)         2.01
Forfeited during year                           (77,362)         9.07
                                               --------
Outstanding at end of year                      834,672          5.85
                                               ========

                                              YEAR ENDED JUNE 30, 2000
Outstanding at beginning of year                848,345        $ 4.28
Granted during year                             122,442          9.49
Exercised during year                           (77,575)         2.19
Forfeited during year                           (28,940)         9.86
                                               --------
Outstanding at end of year                      864,272          5.02
                                               ========


Financial data pertaining to outstanding stock options were as follows at December 31, 2002:

                                                                     WEIGHTED
                                         WEIGHTED                    AVERAGE
                           WEIGHTED      AVERAGE                     EXERCISE
                           AVERAGE       EXERCISE     NUMBER OF      PRICE OF
RANGES OF    NUMBER OF    REMAINING      PRICE OF    EXERCISABLE    EXERCISABLE
EXERCISE      OPTION     CONTRACTUAL      OPTION       OPTION          OPTION
 PRICES       SHARES        LIFE          SHARES       SHARES          SHARES
-------------------------------------------------------------------------------
$1.15-2.35      18,408       0.45         $ 2.00        18,408          $ 2.00
 2.76-6.33     134,593       3.40           4.99       115,235            4.80
 6.48-7.05     178,791       9.30           6.92        31,726            6.91
 7.27-8.65      92,177       7.67           7.65        23,204            7.64
 9.00-11.01    152,131       7.57           9.98        50,013            9.91
               ---------------------------------------------------------------
               576,100       5.68         $ 7.23       238,586          $ 6.25
               ===============================================================


(14) Fair value of financial instruments
----------------------------------------

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

The following table presents a summary of the fair value of the Corporation's financial instruments:

                                     DECEMBER 31,          DECEMBER 31,
                                        2002                  2001
                                 CARRYING  ESTIMATED   CARRYING  ESTIMATED
                                   VALUE   FAIR VALUE    VALUE   FAIR VALUE
Financial assets:                ------------------------------------------
 Cash and cash equivalents       $ 20,595     20,595     11,622     11,622
 Securities available-for-sale    159,897    159,897    150,338    150,338
 Securities held-to-maturity       49,078     49,639      5,989      5,883
 Loans, net                       546,677    561,383    576,226    589,675
 Servicing rights                     310        357        497        551

Financial liabilities:
 Deposit accounts                 509,850    512,680    419,980    419,824
 Borrowings                       218,069    236,008    276,292    289,156
 Trust preferred securities        10,000     10,480     10,000     10,000


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

(15) Contingencies
------------------

The Corporation is a defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Corporation will not be materially adversely affected by the final outcome of these legal proceedings and that adequate provision has been made in the accompanying consolidated financial statements.

   At periodic intervals, the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation routinely examine the Corporation's financial statements as part of their legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct that the Corporation's financial statements be adjusted in accordance with their findings.

(16) Condensed financial information of Cascade Financial Corporation
---------------------------------------------------------------------

Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated: (Dollars in thousands, except share amounts)

BALANCE SHEET
                                               DEC. 31,    DEC. 31,
                                                 2002        2001
   Assets:                                     --------------------
     Cash                                      $   964         518
     Investment in subsidiary                   64,536      56,123
     Other assets                                  855       1,166
                                                ------------------
                                               $66,355      57,807
                                                ==================

   Liabilities and stockholders' equity:
     Other liabilities                         $   716         283
     Trust preferred securities                 10,000      10,000
     Stockholders' equity                       55,639      47,524
                                                ------------------
                                               $66,355      57,807
                                                ==================


STATEMENT OF OPERATIONS
                               YEAR ENDED      SIX MONTHS ENDED   YEAR ENDED


                               DECEMBER 31,      DECEMBER 31,      JUNE 30,
                               2002     2001     2001    2000    2001    2000
                               ----------------------------------------------
                                (Dollars in thousands, except share amounts)

                                       unaudited       unaudited
Equity in undistributed net
  income of the subsidiary    $ 9,113    6,653   3,740   2,548   5,462   4,124
Interest Income - trust
  preferred securities             34       60      17       -      42       -
Operating expenses               (464)    (476)   (330)    (88)   (234)   (240)
Interest expense - trust
  preferred securities         (1,148)  (1,154)   (581)   (593) (1,166)   (388)
                               -----------------------------------------------
Income before Federal
  income taxes                  7,535    5,083   2,846   1,867   4,104   3,496
Income tax benefit                537      534     304     232     462     216
                               -----------------------------------------------
Net income                    $ 8,072    5,617   3,150   2,099   4,566   3,712
                               ===============================================


STATEMENT OF CASH FLOWS
                                                    YEAR ENDED        SIX MONTHS ENDED        YEAR ENDED
                                                    DECEMBER 31,        DECEMBER 31,           JUNE 30,
                                                   2002      2001      2001      2000       2001      2000
                                                  ---------------------------------------------------------
                                                         (Dollars in thousands, except share amounts)

Cash flows from operating activities:                     unaudited           unaudited
  Net income                                    $ 8,072     5,617     3,150     2,099      4,566      3,712
  Adjustments to reconcile net income to net
   cash (used in) operating activities:
    Equity in net income of subsidiaries         (9,113)   (6,653)   (3,740)   (2,548)    (5,462)    (4,124)
    (Increase) decrease in other assets             311      (276)     (295)       62         85       (913)
    (Decrease) increase in other liabilities        109       (33)        4        46          9        380
                                                 ----------------------------------------------------------
    Net cash used in operating activities          (621)   (1,345)     (881)     (341)      (802)      (945)
Cash flows from investing activities:
  Dividends received from subsidiaries              700     1,600       700       800      1,700          -
  Investment in subsidiary                            -         -         -         -          -     (9,709)
                                                 ----------------------------------------------------------
    Net cash provided (used) by
    investing activities                            700     1,600       700       800      1,700     (9,709)
Cash flows from financing activities:
  Repurchase of common stock                       (375)     (295)     (156)     (584)      (723)         -
  Proceeds from exercise of stock options         1,064       415       176       210        446        248
  Dividends paid                                   (322)        -         -         -          -          -
  Proceeds from trust preferred offering              -         -         -         -          -     10,000
                                                 ----------------------------------------------------------
    Net cash provided by financing activities       367       120        20      (374)      (277)    10,248
                                                 ----------------------------------------------------------
  Net increase (decrease) in cash and
   cash equivalents                                 446       375      (161)       85        621       (406)
                                                 ----------------------------------------------------------
Cash and cash equivalents:
  Beginning of year                                 518       143       679        58         58        464
                                                 ----------------------------------------------------------
  End of year                                   $   964       518       518       143        679         58
                                                 ==========================================================

(17) Lines of business
----------------------

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

   The principal activities conducted by Business Banking are the origination and servicing of commercial business loans and associated merchant services. Retail Banking includes all deposit products, with their related fee income, and all consumer loan products such as home equity and installment loans and credit card products. The Construction unit provides financing to builders and developers for residential construction and land acquisition and development. The Income Property unit originates loans secured by multifamily properties and commercial real estate. The Residential unit's activities are the origination of single-family loans and the associated loan servicing activities.

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

                                                            YEAR ENDED DECEMBER 31, 2002
                                              RESI-     CONS-      INCOME                 ADMIN-
                                BUSINESS     DENTIAL   TRUCTION   PROPERTY   CONSUMER    ISTRATION    TOTAL

                                                   (Dollars in thousands, except share amounts)
Condensed income statement
  Net interest income after
   provision for loan losses    $  5,297      1,961      3,931      5,745      2,019      5,176      24,129
  Other income                        69        812          -          7      1,308      1,843       4,039
  Other expense                    2,487      2,015      1,163      1,832      1,805      7,019      16,321
  Income before income tax         2,879        758      2,768      3,920      1,522          -      11,847
  Federal income taxes               917        242        882      1,250        484          -       3,775
  Net income                    $  1,962        516      1,886      2,670      1,038          -       8,072

                                                             AT DECEMBER 31, 2002

Total assets                    $142,273    122,669     84,121    157,353     49,331    248,406     804,153

                                                      SIX MONTHS ENDED DECEMBER 31, 2001
                                              RESI-     CONS-      INCOME                 ADMIN-
                                BUSINESS     DENTIAL   TRUCTION   PROPERTY   CONSUMER    ISTRATION    TOTAL

                                                   (Dollars in thousands, except share amounts)
Condensed income statement
  Net interest income after
   provision for loan losses    $  2,085      1,244      1,968      1,650        746      2,699      10,392
  Other income                        21        410          -          6        656        724       1,817
  Other expense                      975        948        495        800        820      3,423       7,461
  Income before income tax         1,131        706      1,473        856        582          -       4,748
  Federal income taxes               380        238        496        288        196          -       1,598
  Net income                    $    751        468        977        568        386          -       3,150

                                                             AT DECEMBER 31, 2001
Total assets                    $125,342    152,727     75,911    172,671     58,381    176,981     762,013


                                                          YEAR ENDED JUNE 30, 2001
                                              RESI-     CONS-      INCOME                 ADMIN-
                                BUSINESS     DENTIAL   TRUCTION   PROPERTY   CONSUMER    ISTRATION    TOTAL

                                                   (Dollars in thousands, except share amounts)
Condensed income statement
  Net interest income after
   provision for loan losses    $  3,573      2,713      3,824      2,687      1,331      4,453      18,581
  Other income                        73        533          -          5      1,212        820       2,643
  Other expense                    1,992      2,647        809      1,724      1,856      5,273      14,301
  Income before income tax         1,654        599      3,015        968        687          -       6,923
  Federal income taxes               562        204      1,025        329        237          -       2,357
  Net income                    $  1,092        395      1,990        639        450          -       4,566

                                                              AT JUNE 30, 2001
Total assets                    $113,707    161,729     58,796    164,274     60,406    174,155     733,067

                                                          YEAR ENDED JUNE 30, 2000
                                              RESI-     CONS-      INCOME                 ADMIN-
                                BUSINESS     DENTIAL   TRUCTION   PROPERTY   CONSUMER    ISTRATION    TOTAL

                                                   (Dollars in thousands, except share amounts)
Condensed income statement
  Net interest income after
   provision for loan losses    $  3,330      3,811      2,934      3,678      1,253      2,959      17,965
  Other income                        43        706          -          8      1,135        384       2,276
  Other expense                    1,800      5,022        746      1,837      1,869      3,343      14,617
  Income before income tax         1,573       (505)     2,188      1,849        519          -       5,624
  Federal income taxes               535       (172)       744        629        176          -       1,912
  Net income                    $  1,038       (333)     1,444      1,220        343          -       3,712

                                                              AT JUNE 30, 2000
Total assets                    $ 86,298    175,911     56,385    167,041     62,060    128,481     676,176


(18) Selected quarterly financial data (Unaudited)
--------------------------------------

                                                    QUARTER ENDED
                                       MAR 31,  JUNE 30,   SEPT 30,   DEC 31,


                                        2002      2002       2002       2002
                                      --------------------------------------
                                   (Dollars in thousands, except share amounts)

Interest income                       $13,373    13,298     12,748     13,051
Interest expense                        6,919     6,719      6,456      6,352
                                       --------------------------------------
Net interest income                     6,454     6,579      6,292      6,699
Provision for loan losses                 700       420        375        400
Other income                              972       893      1,146      1,028
Other expense                           3,975     4,134      4,098      4,114
                                       --------------------------------------
Income before Federal income taxes      2,751     2,918      2,965      3,213
Federal income taxes                      903       906        907      1,058
                                       --------------------------------------
Net income                            $ 1,848     2,012      2,058      2,155
                                       ======================================
Earnings per share, basic             $  0.29      0.31       0.32 .     0.33
Earnings per share, diluted              0.28      0.30       0.31       0.32

                                        QUARTER ENDED
                                      SEPT 30,   DEC 31,
                                        2001      2001
                                      ------------------
Interest income                       $13,937    13,537
Interest expense                        8,614     7,658
                                       ----------------
Net interest income                     5,323     5,879
Provision for loan losses                 270       540
Other income                              896       921
Other expense                           3,708     3,753
                                       ----------------
Income before Federal income taxes      2,241     2,507
Federal income taxes                      745       853
                                       ================
Net income                            $ 1,496     1,654

Earnings per share, basic             $  0.24      0.27
Earnings per share, diluted              0.23      0.26

                                                    QUARTER ENDED
                                       SEPT 30,  DEC 31,    MAR 31,   JUNE 30,
                                        2002      2002       2002       2002

Interest income                       $13,840    14,439     14,318     14,092
Interest expense                        9,195     9,725      9,277      8,931
                                       --------------------------------------
Net interest income                     4,645     4,714      5,041      5,161
Provision for loan losses                 210       210        290        270
Other income                              516       623        793        711
Other expense                           3,393     3,505      3,722      3,681
                                       --------------------------------------
Income before Federal income taxes      1,558     1,622      1,822      1,921
Federal income taxes                      530       551        623        653
                                       --------------------------------------
Net income                            $ 1,028     1,071      1,199      1,268

Earnings per share, basic             $  0.17      0.18       0.20       0.21
Earnings per share, diluted              0.16      0.17       0.18       0.20

                                                    QUARTER ENDED
                                      SEPT 30,   MAR 31,    MAR 31,  JUNE 30,
                                        1999      1999       2000       2000
                                      --------------------------------------
                                   (Dollars in thousands, except share amounts)

Interest income                       $11,016    12,053     12,386     13,126
Interest expense                        6,339     7,375      7,719      8,414
                                       --------------------------------------
Net interest income                     4,677     4,678      4,667      4,712
Provision for loan losses                 210       140        210        210
Other income                              486       531        596        664
Other expense                           3,476     3,533      3,775      3,833
                                       --------------------------------------
Income before Federal income taxes      1,477     1,536      1,278      1,333
Federal income taxes                      501       522        433        456
                                       --------------------------------------
Net income                            $   976     1,014        845        877
                                       ======================================
Earnings per share, basic             $  0.16      0.17       0.14       0.14
Earnings per share, diluted              0.15      0.15       0.13       0.14

                                                    QUARTER ENDED
                                       SEPT 30,  DEC 31,    MAR 31,   JUNE 30,
                                        1998      1998       1999       1999

Interest income                       $ 9,020     9,313      9,612     10,260
Interest expense                        5,245     5,395      5,398      5,918
                                       --------------------------------------
Net interest income                     3,775     3,918      4,214      4,342


Provision for loan losses                 150       150        127          -
Other income                              536       607      1,148        546
Other expense                           2,823     2,771      3,211      3,633
                                       --------------------------------------
Income before Federal income taxes      1,338     1,604      2,024      1,255
Federal income taxes                      455       545        691        426
                                       --------------------------------------
Net income                            $   883     1,059      1,333        829
                                       ======================================

Earnings per share, basic             $  0.15      0.18       0.22       0.14
Earnings per share, diluted              0.14      0.16       0.20       0.13

ANNUAL SHAREHOLDERS' MEETING

The Annual Shareholders' meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, WA, on Tuesday, May 6th, 2003 at 6:30 p.m. Pacific Time.

CAST YOUR VOTE

Your vote is very important. Whether or not you are able to attend it is important that your common shares be represented at the meeting. Accordingly, we ask that you please sign, date and return the enclosed proxy card at your earliest convenience.

CORPORATE INFORMATION
---------------------

www.cascadebank.com                    ISSAQUAH
                                       305 Front Street N.
CASCADE SERVICE CENTER                 Mukilteo, WA
(800)326-8787                          (425) 391-5500

MAIN OFFICE                            LAKE STEVENS
2828 Colby Avenue                      8915 Market Place
Everett, WA                            Everett, WA
(425) 257-1745                         (425) 334-8880

BELLEVUE                               LYNNWOOD
200 108th Avenue NE                    19419 Highway 99
Bellevue, WA                           Lynnwood, WA
(425) 455-2300                         (425) 775-6666

CLEARVIEW                              MARYSVILLE
17512 SR 9 SE                          815 State Avenue
Snohomish, WA                          Marysville, WA
(360) 668-1243                         (360) 659-7614

CROSSROADS                             NORTH MARYSVILLE
15751 NE 15th Street                   3711 88th Street NE
Bellevue, WA                           Marysville, WA
(425) 643-6200                         (360) 651-9200

EVERETT/BROADWAY                       PINE LAKE
2602 Broadway                          2902 228th Avenue SE
Everett, WA                            Issaquah, WA
(425) 259-1243                         (425) 369-8322

EVERETT/EVERGREEN WAY                  SMOKEY POINT
6920 Evergreen Way                     3532 172nd Street NE
Everett, WA                            Arlington,, WA
(425) 353-1243                         (360) 653-1900

HARBOUR POINTE                         WOODINVILLE
11700 Mukilteo Speedway                17641 Garden Way NE
Mukilteo, WA                           Woodinville, WA
(425) 290-7767                         (425) 481-0820



All shareholders are encouraged to read Cascade's Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission (the "SEC"). The Form 10-K includes the significant risk factors that could affect Cascade's projections and future operating performance. This document is qualified in its entirety by the information contained in the Form 10-K.

   The Form 10-K, together with all other information filed by Cascade with the SEC, is available on the Internet at the SEC's web site at http://www.sec.gov. The Form 10-K will be furnished by Cascade, upon receipt of written request addressed to Cascade Financial Corporation, 2828 Colby Avenue, Everett, WA 98201.

The common stock of Cascade Financial Corporation is traded on the NASDAQ SmallCap Market under the symbol CASB. As of December 31, 2002, there were approximately 2,500 shareholders of record. The following table sets forth market price information for the Corporation's common stock.

QUARTERS ENDED      HIGH     LOW
--------------------------------
3/31/01           $ 7.62    6.65
6/30/01             8.18    6.39
9/30/01             9.09    7.04
12/31/01            9.09    7.60

QUARTERS ENDED      HIGH     LOW
--------------------------------
3/31/02           $ 9.75    7.60
6/30/02            12.23    9.25
9/30/02            11.27    9.90
12/31/02           11.99   10.25



STOCK TRANSFER AGENT
--------------------
Mellon Investor Services LLC
P.O. Box 3315
South Hackensack, NJ 07606
(800) 356-2017
(800) 231-5469 TDD for Hearing Impaired
(201) 329-8660 Foreign Shareholders
(201) 329-8354 TDD Foreign Shareholders
www.melloninvestor.com

AUDITORS
--------
KPMG LLP
801 2nd Avenue, Suite 900
Seattle, Washington 98104

LEGAL COUNSEL
-------------
Keller Rohrback, LLP
1201 Third Avenue, Suite 3200
Seattle, WA  98101-3052

SPECIAL COUNSEL
---------------
Anderson Hunter, PS
2707 Colby Avenue, Suite 1001
Everett, Washington 98201CORPORATE INFORMATION