Form 10-K, Exhibit 13
period 2003-12-31
CASCADE FINANCIAL CORP
filed 2004-03-15
CIK 928911

EXHIBIT 13
(COVER PAGE)

2003 ANNUAL REPORT

Winning

Cascade Financial Corporation [LOGO]

[five pictures: Quilceda Creek Vintners, Andrea Ruijters, Platinum Club Luncheon, United Way Day of Caring, Everett Silvertips]

Frank M. McCord will retire this year as chairman of the Cascade Financial Corporation Board of Directors. He joined the board in 1986 and will continue to serve as a director until 2005. We are grateful for his leadership and many contributions to the success of Cascade Financial Corporation through the years.

[photo of Frank McCord]


Letter to Shareholders                   1
Financial Highlights                     4
Cascade Bank Management Team             7
Board of Directors                       8
Management Discussion and Analysis      10
Independent Auditors' Report            23
Annual Meeting Information              48

[picture of Carol Nelson] [image of trophy with words: Teamwork, Integrity, Respect, Quality, and Winning]

DEAR SHAREHOLDERS, CUSTOMERS, AND EMPLOYEES:
-------------------------------------------

Of all of the core values that are the foundation of our success-integrity, respect, quality, and teamwork-the one that resonates most for 2003 is winning. Our record-breaking results for the year demonstrate that our vision to be the preferred community bank is taking shape. We met or exceeded our goals, delivering shareholder value every step of the way.

 * Revenues increased 9.5% to $32.9 million.
 * Net interest income after provision for loan losses increased 9.1% to $26.3 million.
 * Net income increased 19% to $9.6 million.
 * EPS increased 16.1% to $1.13.
 * Return on average equity rose to 15.81% from 15.49% in 2002.
 * Return on average assets grew to 1.13% from 1.05% in 2002.
 * The efficiency ratio improved to 53.87% from 54.29% a year ago.
 * Allowance for loan losses grew to 1.34% of total loans.

[image of Washington CEO Magazine cover]

   We attribute much of our progress to our talented, committed team of employees who truly live our core values every day. Together, we continue to examine and improve business operations, maintain solid asset quality, realize operational efficiencies, implement new customer service initiatives, and reward team members for their inspired and caring customer service. As a result, we set new standards of excellence for what customers should expect from their banking experience, while making Cascade a more profitable, winning organization.

   To sustain the Cascade cycle of winning, we set high standards for performance. We lead and coach with passion and conviction to help every staff member perform at his or her best. We hold one another accountable for our commitments. Most importantly, we take time to recognize and celebrate our success.

   Among our proudest accomplishments for 2003 was being named the best medium-size company to work for by Washington CEO magazine. An independent panel of judges and our employees voted us to the number one position, making the recognition particularly meaningful. Cascade Bank was also named a finalist in the Better Business Bureau Business of the Year competition. The contest honors fine companies committed to providing superior customer service and community service in an environment of stellar business ethics.

   We are inspired to find new and better ways to create and sustain a quality work environment that encourages and celebrates extraordinary customer service. Continuing to earn the esteem and loyalty of our employees, while inspiring their performance, is important to the career satisfaction of every member of our team and to the continued success of Cascade Financial Corporation.

Andrea Ruijters was recently promoted to Assistant Manager at the Harbour Pointe branch. Like all of Cascade's employees, she seeks to deliver exceptional service with every banking transaction.

[picture of Andrea Ruijters]


   In 2004, we are adding talent to our business banking and commercial real estate lending teams internally, and we also signed a definitive agreement to acquire closely held Issaquah Bancshares Inc., a $128 million asset institution and parent of Issaquah Bank. The transaction is subject to regulatory and Issaquah shareholder approval, and will increase our assets to over $1 billion, from $885 million as of December 31, 2003, and increase our number of banking offices to 17. This acquisition is expected to be accretive to earnings in 2004, will enhance our commercial banking franchise and establishes us as the #1 independent bank in the attractive and growing Issaquah market. Issaquah Bank brings a healthy share of a robust market, a solid commercial loan portfolio, a strong deposit base and attractive margins to our business mix.

   I extend my heartfelt thanks to our employees for making our 2003 accomplishments possible and we look forward to welcoming Issaquah Bank employees to the Cascade family. I thank our shareholders for the confidence they express in Cascade Financial Corporation through their ongoing investment. And I thank our customers for choosing Cascade and providing us the opportunity to demonstrate our winning ways with every banking transaction. Together, we will perpetuate our cycle of winning.

Sincerely,

/s/ Carol K. Nelson
President and Chief Executive Officer
Cascade Financial Corporation
February 28, 2004

REVENUE CHART -  dollars in millions, unaudited except for 2002 and 2003.

                         1999   2000   2001   2002   2003
                         ----   ----   ----   ----   ----
  Net Interest Income     2.7    2.4    3.3    4.0    5.3
  Other Income           17.9   18.7   21.4   26.0   27.6

NET INCOME CHART - dollars in millions, unaudited except for 2002 and 2003.

                         1999   2000   2001   2002   2003
                         ----   ----   ----   ----   ----
  Net Income              4.2    3.8    5.6    8.1    9.6

EFFICIENCY RATIO CHART - percentage unaudited except for 2002 and 2003.

                         1999   2000   2001   2002   2003
                         ----   ----   ----   ----   ----
  Efficiency Ratio       67.2   68.6   60.1   54.3   53.9


FIVE YEAR FINANCIAL HIGHLIGHTS
------------------------------

Dollars in thousands except for per share and financial ratios.

12 MONTHS ENDED DECEMBER 31    2003      2002       2001       2000       1999
-------------------------------------------------------------------------------
Net interest income        $ 27,610   $ 26,024   $ 21,403   $ 18,738   $ 17,911
Other income                  5,306      4,039      3,322      2,399      2,711
Net income                    9,599      8,072      5,617      3,821      4,152
Earnings per share (diluted)   1.13       0.98       0.70       0.47       0.52

AT DECEMBER 31                 2003      2002       2001       2000       1999
-------------------------------------------------------------------------------
Assets                     $885,220   $804,463   $762,323   $716,439   $616,958
Loans, net                  567,094    546,677    576,226    548,722    511,735
Deposits                    564,314    509,850    419,980    395,976    438,935
Stockholders' equity         63,957     56,640     47,677     41,240     35,371
Book value per share           7.76       6.99       6.16       5.36       4.73

FINANCIAL RATIOS               2003      2002       2001       2000       1999
-------------------------------------------------------------------------------
Return on assets               1.13%      1.05%      0.77%      0.57%     0.75%
Return on average equity      15.81%     15.49%     12.63%     10.16%    12.04%
Net interest margin            3.35%      3.44%      3.01%      2.86%     3.32%
% Nonperforming loans/
  total loans                  0.33%      0.17%      0.34%      0.42%     0.10%
Efficiency ratio              53.87%     54.29%     60.13%     68.62%    67.18%

In 2001, following Cascade Bank's conversion from a thrift institution to a commercial bank, Cascade Financial Corporation ("Cascade") changed its fiscal year-end from June 30 to December 31 to align its reporting periods with those of its commercial bank peers. Except for the years ended December 31, 2002 and 2003, Cascade's financial information, prepared by management for the calendar years ended December 31, is unaudited.

TOTAL DEPOSITS CHART - dollars in millions, unaudited except for 2002 and 2003.

                         1999   2000   2001   2002   2003
                         ----   ----   ----   ----   ----
  Total Deposits          439    396    420    510    564

BUSINESS LOANS CHART - dollars in millions, unaudited except for 2002 and 2003.

                         1999   2000   2001   2002   2003
                         ----   ----   ----   ----   ----
  Business loans           77     97    125    142    204

LOANS CHART (PIE) - December 31, 2003: $575 million, unaudited, percentage of loans.

               Consumer                      6%
               Commercial Real Estate       15%
               Real Estate Construction     11%
               Residential                  18%
               Business                     35%
               Multi-family                 15%


The City of Everett and Cascade Bank welcomed the Silvertips hockey team to the neighborhood this year. At press time, the team was the most successful expansion franchise in the history of the Western Hockey League with their 32 victories.

   Giving back to the community is a big part of the team's winning ways. Players visited local elementary schools to teach hockey basics and initiated several holiday toy and coat drives. Cascade Bank is proud to sponsor and bank this team.

   "Our goals and values are much the same as Cascade Bank's," Team Owner Bill Yuill explained. "We want to be part of the community, and we want to win."

[picture of Everett Silvertips]

Quilceda Creek Vintners is a family-owned winery obsessed with producing quality red wine. The company was one of two repeat winners in Food & Wine Magazine's Seventh Annual American Wine Awards. Their award for Best Cabernet Sauvignon Over $20 is one of many the company has earned since beginning commercial wine production in 1979.

   "Our philosophy can be summed up in one word: Quality," said Alex Golitzin, company founder.

   Quality is also what Quilceda Creek Vintners demand from their banking relationship with Cascade. Over the last 15 years, Cascade has learned a lot about their winemaking business and refined its understanding of commercial wine production in general. As a result, Cascade can craft the right blend of solutions to help this exceptional winery grow.

[picture of Quilceda Creek Vintners]


Giving back to the community is integral to our mission as a community bank. Employees throughout Cascade continue to give generously of their time, talent, and resources to a wide variety of nonprofit boards, committees, and charitable causes.

   Many employees participate through volunteerism in the United Way Annual Day of Caring and also contribute funds to the United Way Annual fundraising drive.

[picture of Pops Martinez and Alicia Daniel building a temporary kennel at a local PAWS shelter]

CASCADE BANK MANAGEMENT TEAM
----------------------------
[pictured left to right across top of page]

Carol K. Nelson                             Rob Disotell
President and Chief Executive Officer       EVP, Chief Credit Officer

Steve Erickson                              Wayne Fjelstad
EVP, Real Estate Lending                    EVP, Business Banking

[pictured left to right across bottom of page]

LeAnne Frank                                Lars Johnson
EVP, Chief Administrative Officer           EVP, Chief Financial Officer

Debbie McLeod                               Vera Wildauer
EVP, Retail Banking                         EVP, Marketing

Recognizing outstanding performance is a key component in building a cycle of winning. Each quarter, top team members are honored through Platinum Club. Winners are selected in two ways: based on their sales performance for the quarter, and those recognized by their peers and management for delivering outstanding service. Annually, the best of the best are celebrated at a special event. Pictured at left are several of Cascade's Platinum Club members honored in 2003.

[picture of Platinum Club Luncheon]


CASCADE FINANCIAL CORPORATION DIRECTORS
---------------------------------------

Frank M. McCord (1)                        Dennis R. Murphy, Ph.D. (1, 2)
Chairman of the Board                      Dean, College of Business
Cascade Financial Corporation               and Economics
                                           Professor of Economics
Carol K. Nelson (1, 4)                     Western Washington University
President and CEO
Cascade Financial Corporation              David R. O'Connor (1, 3, 4)
                                           Co-Owner
David W. Duce (1, 3)                       Mobile Country Club
Chairman-Elect of the Board
Attorney                                   Henry M. Robinett (2, 4)
Duce, Bastian, Peterson                    General Partner
                                           Boyden, Robinett &
G. Brandt Westover (1, 3)                   Associates L.P.
Vice Chairman
Cascade Financial Corporation               Craig Skotdal (2)
Senior Vice President                       President
UBS Financial Services, Inc.                Skotdal Real Estate

Janice Halladay (3, 4)                      Ronald E. Thompson (2, 4)
Retired Bank Executive                      President
                                            Windermere Commercial and
Dwayne Lane (3)                              Property Management of
President                                   Snohomish County
Dwayne Lane Auto Centers

----------------------
1. Executive Committee
2. Audit and Finance Committee
3. Compensation and Personnel Committee
4. Loan Committee

[Directors pictured across bottom of page]

CASCADE FINANCIAL CORPORATION SELECTED FINANCIAL DATA
-----------------------------------------------------

(Dollars in thousands, except per share data. As of December 31, 2001, Cascade Financial Corporation changed its fiscal year to December 31st from June 30th. To comply with disclosure requirements, the financial data for calendar/fiscal years 2003, 2002 and 2001 are presented as well as the six-month transition period in 2001. In addition, information for the Corporation's three previous complete fiscal years that ended on June 30th is presented.)



                                                                     For the
                                          For the                   six-month               For the year
                                         year ended                period ended                 ended
                                         December 31,              December 31,                June 30,
                                 2003        2002        2001          2001          2001        2000        1999
                               ---------------------------------   ------------   --------------------------------
                                                     (unaudited)
Interest income                $50,363    $ 52,470    $ 55,884      $ 27,474      $ 56,689    $ 48,582    $ 38,205
Interest expense                22,753      26,446      34,481        16,272        37,128      29,847      21,956
Net interest income             27,610      26,024      21,403        11,202        19,561      18,735      16,249
Provision for loan losses        1,275       1,895       1,370           810           980         770         427
Net interest income after
  provision for loan losses     26,335      24,129      20,033        10,392        18,581      17,965      15,822
Other income                     5,306       4,039       3,322         1,817         2,643       2,276       2,837
Other expense                   17,733      16,321      14,864         7,461        14,301      14,617      12,438
Income before Federal
  income taxes                  13,908      11,847       8,491         4,748         6,923       5,624       6,221
Net income                       9,599       8,072       5,617         3,150         4,566       3,712       4,104
Net income per common
  share, basic (1)                1.17        1.01        0.73          0.41          0.60        0.49        0.55
Net income per common
  share, diluted (1)              1.13        0.98        0.70          0.39          0.57        0.46        0.50
Book value per share (1)          7.76        6.99        6.16          6.16          5.80        4.90        4.57


                                        At December 31,                             At June 30,
                                 2003        2002        2001              2001        2000        1999
                               ----------------------------------         -------------------------------
                                                      (unaudited)
Assets                        $885,220    $804,463    $762,323           $733,377    $676,486    $557,396
Loans, net                     567,094     546,677     576,226            564,869     539,972     455,736
Cash and securities            290,537     229,880     168,259            149,995     117,965      84,921
Deposits                       564,314     509,850     419,980            401,915     398,507     361,786
Borrowings                      50,123      30,879      60,102             47,230      16,097       6,261
FHLB advances                  200,000     197,500     226,500            232,124     215,656     141,996
Stockholders' equity            63,957      56,640      47,677             44,597      37,256      34,239
Nonperforming loans              1,921         956       1,999              1,315         573       1,201


                                     Financial Ratios         Financial Ratios
                                         For the              For the six month       Financial Ratios
                                        year ended               period ended           For the year
                                        December 31,             December 31,          ended June 30,
                                  2003     2002     2001            2001           2001     2000   1999
                                 -------------------------    -----------------   -----------------------
                                                (unaudited)
Return on assets                  1.13%    1.05%    0.77%           0.85%         0.64%    0.60%    0.83%
Return on equity                 15.81%   15.49%   12.63%          13.63%        11.26%   10.37%   12.21%
Net interest margin               3.35%    3.44%    3.01%           3.10%         2.84%    3.13%    3.43%
Efficiency ratio                 53.87%   54.29%   60.13%          57.31%        64.41%   69.57%   65.17%
Average stockholders' equity
  to average assets               7.15%    6.75%    6.11%           6.25%          5.71%   5.78%    6.77%
Total risk-based capital to
  risk-weighted assets           13.22%   13.11%   11.98%          11.98%         11.34%  11.69%   10.17%
Tier 1 capital to adjusted
  total assets                    8.34%    8.07%    7.54%           7.54%          7.35%   7.38%    6.36%


(1) Per common share data is retroactively adjusted to reflect all stock splits and stock dividends.

MANAGEMENT DISCUSSION AND ANALYSIS
----------------------------------

The following discussion is provided for the consolidated operations of Cascade Financial Corporation (the "Corporation") as of December 31, 2003. The Corporation has only one operating subsidiary: Cascade Bank (the "Bank"). The purpose of this discussion is to focus on significant factors concerning the Corporation's financial condition and results of operations, and to provide a more comprehensive review of the Corporation's operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.

   In addition to historical information, this report contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). This statement is included for the express purpose of availing the Corporation of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks, and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology; competitive factors, including increased competition with community, regional, and national financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of the statement. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in this and other documents the Corporation files from time to time with the Securities and Exchange Commission.

Critical Accounting Policies
----------------------------

Corporations may apply certain critical accounting policies requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Corporation considers its only material critical accounting policy to be the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of the allowance for loan losses is maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of the allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management's assessment of the internal risk classifications, changes in the nature of the loan portfolio, industry concentrations, actual historical loss experience, and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Corporation's consolidated financial statements, results of operation, or liquidity.

   For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see Note 3 in the Consolidated Financial Statements for the year ended December 31, 2003, and "Management's Discussion and Analysis of Financial Condition and Results of Operation - Provision for Loan Losses."

FINANCIAL CONDITION
-------------------

Total Assets
------------

The Corporation's total assets at December 31, 2003 were $885.2 million, compared to $804.5 million at December 31, 2002, an increase of 10%, due primarily to the increase in securities held-to-maturity and securities available-for-sale. The Corporation's total assets at December 31, 2001 were $762.3 million, and at June 30, 2001, 2000, and 1999 were $733.4 million,
$676.5 million, and $557.4 million, respectively.

Investment Securities
---------------------

Securities designated as available-for-sale increased to $189.7 million at December 31, 2003, versus $159.9 million at December 31, 2002. Securities designated as held-to-maturity increased to $86.7 million at December 31, 2003, from $49.4 million a year earlier. The securities in the held-to-maturity portfolio consist of notes issued by Government Sponsored Enterprises (e.g. FHLB, FNMA) or mortgage backed securities issued by either FNMA or FHLMC or a mortgage conduit. These types of securities also comprise all but $19.9 million of the available-for-sale portfolio. Of the $19.9 million, $14.7 million represents Federal Home Loan Bank stock and $5.2 million is a corporate note. During the year, the available-for-sale portfolio held a small position in U.S.

Treasury notes. All of the Bank's investment securities held at December 31, 2003, have received the highest credit rating from at least one of the major rating agencies. In addition to providing liquidity, the investment portfolio has been used to leverage our capital base as the growth in equity has exceeded the growth in the loan portfolio.

Loan Portfolio
--------------

Net loans increased to $567.1 million at December 31, 2003, a 4% increase over $546.7 million at December 31, 2002. Net loans were $576.2 million at December 31, 2001, $564.9 million at June 30, 2001, and $540.0 million at June 30, 2000, respectively.

   Business loans grew from $142.3 million at December 31, 2002, to $204.4 million at December 31, 2003, a 44% increase. The strong growth in this portfolio was the result of our ability to win new borrowing customers in a very competitive market. Net construction loans decreased to $62.7 million at December 31, 2003, from $84.1 million at the prior year-end. This portfolio experienced rapid turnover as the housing market remained very robust during the year. Builders and developers were able to quickly sell their products and pay down their loans. Commercial real estate loans increased from $63.1 million at December 31, 2002 to $83.9 million at December 31, 2003. The Bank's commercial real estate loan portfolio consists of extensions of credit on small projects where the borrower is less than a 50% tenant. The Corporation's loan focus remains on small businesses, builders and developers in the Puget Sound area. Most business loans are secured with real estate being the most often used collateral. Construction lending is directed toward building single-family housing and land development for single-family housing.

   Total single-family residential loans decreased from $122.7 million at December 31, 2002, to $105.6 million at December 31, 2003. High rates of refinancing activity due to very low interest rates impacted loan balances in that the Corporation sells all its 30 year fixed-rate loans and the vast majority of its 15 year fixed-rate loans in the secondary mortgage market. Since fixed rates were the preferred products in the market, many of the Corporation's adjustable rate mortgages were refinanced into fixed-rate loans and sold. Multifamily loans outstanding also declined, dropping from $94.2 million as of December 31, 2002, to $87.2 million at December 31, 2003, as the refinancing wave reduced this portfolio as well.

   Consumer loans dropped $16.2 million from $49.3 million at December 31, 2002, to $33.2 million as of December 31, 2003. The Bank's consumer loan portfolio is comprised of home equity loans and lines of credit, installment loans, and credit card loans. Many home equity loans, which take the form of a second mortgage, were refinanced as part of a first mortgage. In terms of consumer lending, the Bank has not emphasized these lines of business, concluding that it is at a competitive disadvantage against the very aggressive pricing of large banks, captive finance companies and the specialty credit card issuers.

   The chart below indicates the mix of the loan portfolio as of the dates indicated:

                              December 31,      December 31,      December 31,
                                 2003              2002              2001
Dollars in thousands        Amount   Percent  Amount   Percent  Amount  Percent
Business Loans              ---------------------------------------------------
Business                   $204,446   33.6%  $142,273   24.7%  $125,342   20.4%
Commercial real estate       83,856   13.8%    63,108   10.9%    62,938   10.3%
Total business-like loans   288,302   47.4%   205,381   35.6%   188,280   30.7%
Single-family residential   105,565   17.4%   122,669   21.3%   152,727   24.9%
Real estate construction     93,704   15.4%   104,790   18.2%   104,131   17.0%
Consumer                     33,163    5.5%    49,331    8.6%    58,381    9.5%
Multifamily loans            87,212   14.3%    94,245   16.3%   109,733   17.9%
                            ---------------------------------------------------
Total gross loans           607,946  100.0%   576,416  100.0%   613,252  100.0%
                            ---------------------------------------------------
Loans in process            (30,962)         (20,669)           (28,220)
Allowance for losses
  on loans                   (7,711)          (6,872)            (6,304)
Deferred loan fees
  and discounts              (2,179)          (2,198)            (2,502)
                            ---------------------------------------------------
Net loans receivable       $567,094         $546,677           $576,226
                            ===================================================
Allowance for Loan Losses
-------------------------

Management provides for possible loan losses by maintaining an allowance. The allowance for loan losses reflects management's best estimate of probable losses as of a particular balance sheet date. The allowance for loan losses is maintained at a level considered adequate based on management's assessment of various factors affecting the loan portfolio, including local economic conditions, growth of the loan portfolio, past loss experience, and its composition. Increases in the allowance for loan losses made through provisions were primarily a result of loan growth, awareness of the greater risk inherent in business lending and the impact of the deteriorating economic climate on the loan portfolio.

   Management determines the amount of the allowance for loan losses by utilizing a loan grading system to determine risk in the loan portfolio and by considering the results of credit reviews. The loan portfolio is separated by quality and then by loan type. Loans of acceptable quality are evaluated as a group, by loan type, with a specific loss rate assigned to the total loans in each type, but unallocated to any individual loan. Conversely, each adversely classified loan is individually analyzed to determine an estimated loss amount. A valuation allowance is also assigned to these adversely classified loans, but at an assumed higher reserve rate due to the greater risk of loss. Past due and impaired loans are actively managed to minimize the potential loss of principal.

   At December 31, 2003, the allowance for loan losses was $7.7 million, 1.36% of average loans outstanding compared to $6.9 million, 1.21% of average loans outstanding at December 31, 2002, and $6.3 million, 1.09% of average loans outstanding at December 31, 2001. The coverage ratio (the allowance for loan losses to nonperforming loans) was 401% at December 31, 2003, 719% at December 31, 2002, and 315% at December 31, 2001.

   Net loan charge-offs were $436,000 in 2003, 0.08% of average loans outstanding compared to $1.3 million for 2002, and 0.23% of average loans outstanding. Charge-offs in business loans accounted for most of the change, decreasing from $1.0 million in the year ended December 31, 2002, to $390,000 in the year ended December 31, 2003. Net charge-offs were $185,000 for the year ended December 31, 2001, and $138,000 for the six-month period ended December 31, 2001. These compare to $297,000, 0.05% of average loans outstanding for the fiscal year ended June 30, 2001, and $20,000, 0.00% of average loans outstanding for the fiscal year ended June 30, 2000.

   During 2003, the economy in the Corporation's market area, despite the strong housing market, continued to experience recessionary levels of activity in many of its components. While there are recent indications that the market area's economy is improving, the impact of a slow economy on the Bank's loan portfolio remains uncertain.

Deposit Accounts
----------------

Deposit accounts totaled $564.3 million at December 31, 2003, an 11% increase over the $509.9 million at December 31, 2002. The Bank historically had paid interest rates on deposits at the higher end of the competitive range of financial institutions in its market area, but in an attempt to lower the absolute and relative cost of funds, the Bank modified its deposit pricing strategy by pricing its deposits in the middle of that range. Checking account balances grew 15% to $62.9 million during the year as the Corporation continues its sales efforts to generate transaction accounts. Money market deposit account balances grew by 17% to $120.6 million aided by low rates offered by money market funds and the Bank's marketing efforts targeted at growing these accounts. Certificates of deposit grew 7.9% to $368.4 million as the Corporation was aided by an increase in its public funds deposits. In addition, as its business banking activity increases, the bank expects to increase its noninterest-bearing accounts through the growth of commercial checking accounts.

Other Borrowings
----------------

The Bank uses Federal Home Loan Bank of Seattle (the FHLB) advances to provide intermediate and longer term funding, as well as augment deposits. As of December 31, 2003, the Bank had $200.0 million in FHLB advances compared to $197.5 million as of December 31, 2002. The Bank prepaid $38.5 million in advances during the year incurring $863,000 in prepayment fees. For 2003, FHLB advances averaged 22.9% of assets compared to 26.3% in 2002. Subject to its line of credit with the FHLB, the availability of collateral, and the parameters of liquidity management, the Bank will continue to use advances as funding sources.

   The Bank also uses repurchase agreements for short term funding to match the interest rate sensitivity of its prime based loans. At December 31, 2003, the Bank had executed $39.9 million in repurchase agreements compared to $20.6 million a year earlier.

   At December 31, 2003, we had a wholly-owned trust (the "Trust") that was formed to issue trust preferred securities. At December 31, 2003, as a result of the adoption of FIN 46R, we deconsolidated the Trust and all periods in the consolidated financial statements have been restated to reflect this change. The $10 million of junior subordinated debentures issued by the Corporation to the Trust were reflected as junior subordinated debentures payable in the consolidated balance sheet for the years ended December 31, 2003 and 2002 (See
Note 6.) Prior to December 31, 2003, the Trust was consolidated and was included in liabilities in the consolidated balance sheet, as "Trust Preferred Securities."

   The $10.3 million in junior subordinated debentures issued to the Trust at December 31, 2003, continue to qualify as Tier 1 capital under guidance issued by the Federal Reserve Board.

Capital
-------

Regulations require the Corporation and the Bank to maintain minimum levels of capital. The Corporation and the Bank manage its capital to maintain a "well capitalized" designation (the highest rating). As of December 31, 2003, Cascade Bank remained a "well capitalized" institution under regulatory guidelines, with a core capital to asset ratio of 8.34% and a risk-based capital to asset ratio of 13.22%. See Note 11 of the Consolidated Financial Statements of the Annual Report for a detail of the Corporation's regulatory capital ratios.

   At December 31, 2003, the Corporation's total risk-based capital to risk-weighted assets was 13.42%. The Corporation projects that earnings retention and existing capital will be sufficient to fund anticipated asset growth and the existing level of cash dividends, while maintaining a well-capitalized designation from the FDIC. In December 2003, the Corporation declared a 5-for-4 stock split, while maintaining the quarterly cash dividend at $.07 per share. This declaration effectively increased the cash dividend by 25%. For the year, the Corporation returned $1.7 million in dividends to its shareholders compared to $646,000 in 2002. The dividend pay out ratio for 2003 was a modest 17.7%.

  The Corporation announced a stock repurchase program in July 2002. However, no stock has been purchased under that program as the stock has traded above the maximum price/book value ratio established by the Board of Directors. The Corporation did repurchase outstanding stock in conjunction with the exercise of stock options. However, on balance, because the Corporation does not repurchase stock to offset option exercise, the number of outstanding shares has grown as options have been exercised.

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

RESULTS OF OPERATIONS
---------------------

Earnings
--------

Cascade Financial Corporation earned net income for the year ended December 31, 2003 of $9.6 million or $1.13 per fully diluted share, an increase of 19% over the $8.1 million or $0.98 per fully diluted share for the same period of 2002. Higher net interest income due to increased earning assets and a decrease in the Bank's cost of funds contributed to the improved results. Income was also enhanced by increased checking fees as well as gains on the sale of loans and securities. The Corporation earned net income of $4.6 million or $0.57 per fully diluted share, $3.7 million or $0.46 per fully diluted share, and $4.1 million or $0.50 per fully diluted share for the fiscal years ending June 30, 2001, 2000, and 1999, respectively.

Return on Average Equity
------------------------

Return on average equity for the year ended December 31, 2003 was 15.81% compared to 15.49% for the same period of 2002. Return on average equity for the fiscal years ending June 30, 2001, 2000, and 1999 were 11.26%, 10.37%, and 12.21%, respectively.

Net Interest Income
-------------------

The largest component of the Corporation's earnings is net interest income. Net interest income is the difference between interest earned on earning assets (primarily loans, interest-bearing deposits with banks, and investment securities) and the interest expense associated with interest-bearing liabilities (deposits and borrowings). The volume of and yields earned on earning assets and the volume of and the rates paid on interest-bearing liabilities determine net interest income. Interest earned and interest paid is also affected by general economic conditions, including the demand for loans, availability of deposits, market rates of interest, government policies, and the action of regulatory authorities. The Corporation's operations are sensitive to changes in interest rates and the resulting impact on net interest income. Interest rates were relatively flat in 2003, dropping mid-year, but rebounding at year end.

   Net interest income for the year ended December 31, 2003 increased by 6%, or $1.6 million, to $27.6 million from $26.0 million for the year ended December 31, 2002. The improvement in net interest income was primarily due to increased earning assets that more than offset the decline in net interest margin. Net interest margin is net interest income expressed as a percent of average earning assets, and represents the difference between income from earning assets and the total of interest paid on all sources of funds. Net interest income for the fiscal year ended June 30, 2001 increased by 4.4% or $826,000 to $19.6 million from $18.7 million for the same period in 2000 and $16.2 million for the same period in 1999. These increases resulted from growth in earning assets and an increase in the average asset yield, which offset the contraction in the net interest margin. For the fiscal year ended June 30, 2001, the increase in net interest income was constrained by the escalation of market interest rates during the first half of the fiscal year that was not fully offset by the decrease in rates in the second half of the year. The improvement in net interest income from June 30, 2000 over 1999 was primarily due to growth in earning assets.

   Average earning assets increased 9% to $824.4 million for the year ended December 31, 2003 from $755.4 million for the year ended December 31, 2002. Average earning assets increased to $689.5 million for the fiscal year ending June 30, 2001, from $598.1 million for the same period in 2000 and $472.7 million for the same period in 1999. Average earning assets increased 15.1% and average loans increased 13.1% in fiscal 2001 compared to fiscal 2000.

   The net interest margin for the year ended December 31, 2003 was 3.35%, compared to 3.44% for the year ended December 31, 2002. The decline in the margin for this period is primarily attributed to a smaller percentage of earning assets to total assets and a larger decline in asset yield than the decline in cost of funds. Due to a high level of loan repayments, modifications and refinances combined with calls and repayments on investment securities, the yield on earning assets dropped 84 basis points in 2003. The drop in rates led to lower liability costs as the cost of funds fell 81 basis points. The net margin was impacted by the purchase of $10 million in bank owned life insurance
(BOLI) in November 2001 which caused a 1% decline in the ratio of earning assets to 97.0%. The accretion of the value of life insurance policies is considered other income rather than interest income. The margin was also constrained by the growth in the investment portfolio as a percentage of earnings assets. Investments, which generally have lower yields than loans, were 31.3% of earning assets in 2003 compared to 25.0% in 2002. The net interest margin for fiscal years ending June 30, 2001, 2000, and 1999 was 2.84%, 3.13%, and 3.44%, respectively. The volatile nature of interest rates and intense competition for deposits and loans negatively impacted the net interest margin from June 30, 1999 through June 30, 2001. In particular, during the first half of fiscal 2001, the increase in rates decreased the net interest margin as liabilities repriced more quickly than assets. The 275 basis point drop in the target federal funds rate from January to June 2001 resulted in a corresponding drop in Cascade Bank's prime lending rate. The result was the yield on Prime Rate based loans repriced downward more quickly than the liabilities funding those loans.

   For the six months ended December 31, 2001, the yield on earning assets was 7.60% compared to 8.30% for the six-month period ended December 31, 2000. This yield reduction was more than offset by the decrease in the cost of interest-bearing liabilities, which declined from 5.98% for the six-month period ending December 31, 2000 to 4.93% for the six months ended December 31, 2001. For the fiscal years ending June 30, 2001, 2000, and 1999, the yield on earning assets was 8.22%, 8.12%, and 8.08%, respectively. For the fiscal years ending June 30, 2001, 2000, and 1999, the cost of interest-bearing liabilities was 5.82%, 5.39%, and 5.11%, respectively.

Average Balances and an Analysis of Average Rates Earned and Paid
-----------------------------------------------------------------

The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

                                                                  For the year ended December 31,
                                      -----------------------------------------------------------------------------------------
                                                  2003                           2002                           2001
                                      -----------------------------------------------------------------------------------------
                                                Interest                       Interest                       Interest
                                      Average     and      Yield/    Average     and      Yield/    Average     and      Yield/
                                      Balance   Dividend    Cost     Balance   Dividend    Cost     Balance   Dividend    Cost
                                      -----------------------------------------------------------------------------------------
ASSETS                                                                  (Dollars in thousands)               (unaudited)
------
Interest-earning assets (1)
  Mortgage loans (2)                 $351,425   $ 23,534   6.70%    $380,676   $ 28,370   7.45%    $400,496   $ 32,773   8.18%
  Consumer loans                       39,592      2,787   7.04%      56,030      4,101   7.32%      61,046      5,122   8.39%
  Business loans                      174,436     11,420   6.55%     129,596      9,397   7.25%     112,325      9,505   8.46%
                                      -----------------------------------------------------------------------------------------
    Total loans                       565,453     37,741   6.67%     566,302     41,868   7.39%     573,867     47,400   8.26%
                                      -----------------------------------------------------------------------------------------
  Securities available-for-sale       184,558      9,182   4.98%     147,625      8,939   6.06%     122,643      7,890   6.43%
  Securities held-to-maturity          65,956      3,327   5.04%      23,438      1,337   5.71%       7,006        387   5.52%
  Daily interest-earning deposits       8,455        113   1.34%      18,070        326   1.80%       6,597        207   3.14%
                                      -----------------------------------------------------------------------------------------
  Total securities and interest-
   earning deposits                   258,969     12,622   4.87%     189,133     10,602   5.61%     136,246      8,484   6.23%
Total interest-earning assets         824,422     50,363   6.11%     755,435     52,470   6.95%     710,113     55,884   7.87%
Noninterest-earning assets
  Office properties and
   equipment, net                       8,806                          8,605                          8,865
  Real estate, net                        361                            694                            521
  Other noninterest-earning assets     16,189                          7,121                          8,892
                                      -----------------------------------------------------------------------------------------
    Total assets                     $849,778                       $771,855                       $728,390
                                      =========================================================================================
LIABILITIES AND EQUITY
----------------------
Interest-bearing liabilities
  Savings accounts                   $ 11,828   $     55   0.46%    $ 11,324   $    130   1.15%    $ 10,936   $    246   2.25%
  Checking accounts                    21,854        105   0.48%      22,641        235   1.04%      22,202        315   1.42%
  Money market accounts               113,263      1,499   1.32%     107,363      2,293   2.14%      91,552      3,198   3.49%
  Certificates of deposit             357,955      9,314   2.60%     294,554      9,872   3.35%     249,873     13,880   5.55%
                                      -----------------------------------------------------------------------------------------
    Total interest-bearing deposits   504,900     10,973   2.17%     435,882     12,530   2.87%     374,563     17,639   4.71%
                                      -----------------------------------------------------------------------------------------
Other interest-bearing liabilities
  FHLB advances                       194,229     10,308   5.31%     203,089     12,142   5.98%     229,059     14,090   6.15%
  Other interest-bearing liabilities   45,360      1,472   3.24%      44,415      1,774   4.00%      48,025      2,752   5.73%
                                      -----------------------------------------------------------------------------------------
    Total interest-bearing
     liabilities                      744,489     22,753   3.06%     683,386     26,446   3.87%     651,647     34,481   5.29%
                                      -----------------------------------------------------------------------------------------
Other liabilities                      44,523                         36,366                         32,248
                                      -----------------------------------------------------------------------------------------
  Total liabilities                   789,012                        719,752                        683,894
Stockholders' equity                   60,766                         52,103                         44,496
                                      -----------------------------------------------------------------------------------------
Total liabilities and
  retained earnings                  $849,778                       $771,855                       $728,390
                                      =========================================================================================
Net interest income (3)                         $ 27,610                       $ 26,024                       $ 21,403
                                      =========================================================================================
Interest rate spread (4)                                   3.05%                          3.08%                          2.58%
Net interest margin (5)                                    3.35%                          3.44%                          3.01%
Average interest-earning assets
   to average interest-bearing
   liabilities                         110.74%                        110.54%                         108.97%


-----------------------------
(Footnotes appear on page 17)

                                                For the six months ended December 31,
                                      -----------------------------------------------------------
                                                  2001                           2000
                                      -----------------------------------------------------------
                                                Interest                       Interest
                                      Average     and      Yield/    Average     and      Yield/
                                      Balance   Dividend    Cost     Balance   Dividend    Cost
                                      -----------------------------------------------------------
                                                                              (unaudited)
ASSETS                                                         (Dollars in thousands)
------
Interest-earning assets (1)
  Mortgage loans (2)                 $400,515   $ 15,986   7.98%    $397,309   $ 16,526   8.32%
  Consumer loans                       59,809      2,426   8.11%      63,756      2,800   8.78%
  Business loans                      119,897      4,797   8.00%      91,447      4,380   9.58%
                                      -----------------------------------------------------------
    Total loans                       580,221     23,209   8.00%     552,512     23,706   8.58%
                                      -----------------------------------------------------------
  Securities available-for-sale       129,759      3,925   6.05%     114,897      3,990   7.15%
  Securities held-to-maturity           6,425        187   5.82%      10,612        382   7.20%
  Daily interest-earning deposits       6,159        153   4.97%       3,218        201   6.13%
                                      -----------------------------------------------------------
    Total securities and interest-
     earning deposits                 142,343      4,265   5.99%     128,727      4,573   7.10%
                                      -----------------------------------------------------------
Total interest-earning assets         722,564     27,474   7.60%     681,239     28,279   8.30%
Noninterest-earning assets
  Office properties and
   equipment, net                       8,753                          8,904
  Real estate, net                        386                            606
  Other noninterest-earning assets      8,134                         12,975
                                      -----------------------------------------------------------
    Total assets                     $739,837                       $703,724
                                      ===========================================================
LIABILITIES AND EQUITY
Interest-bearing liabilities
  Savings accounts                   $ 11,073   $    109   1.96%    $ 11,032   $    172   3.12%
  Checking accounts                    22,051        136   1.23%      21,214        216   2.04%
  Money market accounts                94,384      1,405   2.98%     104,262      2,535   4.86%
  Certificates of deposit             254,836      6,386   5.01%     240,092      7,577   6.31%
                                      -----------------------------------------------------------
    Total interest-bearing deposits   382,344      8,035   4.20%     376,600     10,501   5.58%
                                      -----------------------------------------------------------
Other interest-bearing liabilities
  FHLB advances                       229,451      7,047   6.14%     214,128      6,800   6.35%
  Other interest-bearing liabilities   48,264      1,190   4.93%      42,469      1,618   7.62%
                                      -----------------------------------------------------------
    Total interest-bearing
     liabilities                      660,059     16,272   4.93%     633,197     18,919   5.98%
                                      -----------------------------------------------------------
Other liabilities                      33,549                         32,176
                                      -----------------------------------------------------------
  Total liabilities                   693,608                        665,373
Stockholders' equity                   46,229                         38,351
Total liabilities and
  retained earnings                  $739,837                       $703,724
                                      ===========================================================
Net interest income (3)                         $ 11,202                       $  9,360
Interest rate spread (4)                                   2.67%                          2.33%
Net interest margin (5)                                    3.10%                          2.75%
Average interest-earning assets
  to average interest-bearing
  liabilities                          109.47%                        107.59%


-------------------------------------
(Footnotes appear on following page.)

                                                                      For the year ended June 30,
                                      -----------------------------------------------------------------------------------------
                                                  2001                           2000                           1999
                                      -----------------------------------------------------------------------------------------
                                                Interest                       Interest                       Interest
                                      Average     and      Yield/    Average     and      Yield/    Average     and      Yield/
                                      Balance   Dividend    Cost     Balance   Dividend    Cost     Balance   Dividend    Cost
                                      -----------------------------------------------------------------------------------------
ASSETS                                                           (Dollars in thousands)
------
Interest-earning assets (1)
  Mortgage loans (2)                 $398,893   $ 33,313   8.35%    $383,595   $ 31,280   8.15%    $321,038   $ 25,878   8.06%
  Consumer loans                       63,020      5,496   8.72%      57,138      4,740   8.30%      48,755      4,273   8.76%
  Business loans                       98,100      9,088   9.26%      76,672      7,135   9.31%      48,414      4,600   0.50%
                                      -----------------------------------------------------------------------------------------
    Total loans                       560,013     47,897   8.55%     517,405     43,155   8.34%     418,207     34,751   8.31%
                                      -----------------------------------------------------------------------------------------
  Securities available-for-sale       118,356      8,075   6.82%      72,826      4,928   6.77%      48,229      3,049   6.32%
  Securities held-for-sale              5,955        421   7.07%       5,200        306   5.88%       2,978        141   4.73%
  Daily interest-earning deposits       5,127        296   5.77%       2,692        193   7.17%       3,298        264   8.00%
                                      -----------------------------------------------------------------------------------------
    Total securities and interest-
     earning deposits                 129,438      8,792   6.79%      80,718      5,427   6.72%      54,505      3,454   6.34%
                                      -----------------------------------------------------------------------------------------
    Total interest-earning assets     689,451     56,689   8.22%     598,123     48,582   8.12%     472,712     38,205   8.08%
Noninterest-earning assets
  Office properties and
   equipment, net                       8,941                                     9,281                          9,225
  Real estate, net                        630                                       491                            209
  Other noninterest-earning assets     11,311                                    11,559                         13,947
                                      -----------------------------------------------------------------------------------------
    Total assets                     $710,333                                  $619,454                       $496,093
                                      =========================================================================================
LIABILITIES AND EQUITY
Interest-bearing liabilities
  Savings accounts                   $ 10,915   $    309   2.83%    $ 11,446   $    351   3.07%    $ 12,781   $    391   3.06%
  Checking accounts                    21,783        395   1.81%      18,408        389   2.11%      18,540        409   2.21%
  Money market accounts                96,491      4,328   4.49%     119,219      5,970   5.01%      69,426      3,233   4.66%
  Certificates of deposit             242,501     15,073   6.22%     232,192     13,091   5.64%     220,921     12,392   5.61%
                                      -----------------------------------------------------------------------------------------
    Total interest-bearing deposits   371,690     20,105   5.41%     381,265     19,801   5.19%     321,668     16,425   5.11%
                                      -----------------------------------------------------------------------------------------
Other interest-bearing liabilities
  FHLB advances                       221,397     13,843   6.25%     160,182      9,093   5.68%     102,045      5,280   5.17%
  Other interest-bearing liabilities   45,127      3,180   7.05%      12,519        953   7.61%       5,571        251   4.50%
                                      -----------------------------------------------------------------------------------------
    Total interest-bearing
     Liabilities                      638,214     37,128   5.82%     553,966     29,847   5.39%     429,284     21,956   5.11%
                                      -----------------------------------------------------------------------------------------
Other liabilities                      31,562                         29,710                         33,216
                                      -----------------------------------------------------------------------------------------
    Total liabilities                 669,776                        583,676                        462,500
Stockholders' equity                   40,557                         35,778                         33,593
                                      -----------------------------------------------------------------------------------------
    Total liabilities and
     retained earnings               $710,333                        619,454                        496,093
                                      =========================================================================================
Net interest income (3)                         $ 19,561                       $ 18,735                       $ 16,249
                                      =========================================================================================
Interest rate spread (4)                                   2.40%                          2.73%                          2.97%
Net interest margin (5)                                    2.84%                          3.13%                          3.44%
Average interest-earning assets
  to average interest-bearing
  liabilities                          108.03%                        107.97%                        110.12%


-------------------
(1) Does not include interest on loans 90 days or more past due.
(2) Includes single-family and multifamily residential loans, construction loans and commercial real estate loans.
(3) Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities.
(4) Total interest-earning assets yield less total interest-bearing liabilities cost.
(5) Net interest income as an annualized percentage of total interest-earning assets.

Other Income
------------

Other income is derived from sources other than interest and fees on earning assets. The Corporation's primary sources of other income are service charge fees on deposit accounts, gains on the sale of single-family residential loans, and gains on the sale of securities, as well as the accretion of cash surrender value of BOLI. Other income for the year ending December 31, 2003 was $5.3 million, compared to $4.0 million for the same period in 2002. This increase was attributable primarily to a $158,000 increase in gain on sale of loans, a $714,000 increase in gain on sale of securities, a $286,000 increase in service charges, and a $512,000 increase in BOLI. The higher gain on sale of loans reflects an increase in residential mortgage activity, especially refinancings. The gain on sale of securities resulted primarily from steps taken to reposition the investment portfolio to take advantage of declining interest rates and a steep yield curve. The increase in services charges was the result of the growth in checking services fees of $408,000, which helped offset the net amortization of the mortgage servicing rights of $230,000 during the year.

   Other income increased $700,000 for the year ended December 31, 2002 compared to the twelve-month period ended December 31, 2001. Gain on sale of securities increased $646,000 to $1.1 million; gain on sale of loans increased $134,000; and the gain on sale of real estate increased $165,000. These gains offset the $284,000 drop in service charges.

   Other income for the fiscal years ending June 30, 2001, 2000, and 1999 was $2.6 million, $2.3 million, and $2.8 million, respectively. The increase for the period ending June 30, 2001 was attributable to $248,000 in growth of fee income and a $212,000 increase in gain on sale of securities that more than compensated for the $91,000 decrease in gain on sale of loans. The growth in fee income was attributable to an increase in transaction fees. The gain on sale of securities resulted primarily from steps taken to reposition the investment portfolio. The lower gain on sale of loans, despite an increase in residential mortgage refinancings, reflects the Corporation's strategic shift away from mortgage banking. Other income was $2.8 million in 1999 when the Corporation's mortgage banking operations were much larger. Also, the Corporation realized a $600,000 gain on the sale of mortgage servicing rights in the fiscal year ending June 30, 1999.

Other Expense
-------------

Other expense represents costs not associated with deposits and other interest-bearing liabilities. It includes expenses associated with personnel, premises and equipment, data processing, and other operations.

   Other expense increased by $1.4 million to $17.7 million for the year ended December 31, 2003 from $16.3 million for the same period in 2002. The increase in expense was due to an increase in salaries and employee benefits of $824,000, an increase of $264,000 in occupancy expense relating to a branch opening late in 2002, and increased rent and utility charges. The increase in expenses was also due to the payment of prepayment fees to the FHLB in the amount of $863,000 to retire high coupon advances, which compares to $648,000 in 2002.

   Other expense increased $1.4 million for the year ended December 31, 2002 compared to the twelve-month period ended December 31, 2001. The bulk of this increase represents $844,000 of increased personnel expense and a $400,000 increase in FHLB prepayment fees.

   Other expense for the fiscal years ending June 30, 2001, 2000, and 1999 was $14.3 million, $14.6 million, and $12.4 million, respectively. For the fiscal year ended June 30, 2001, lower expenses were partially the result of the reduction in mortgage banking operations, offset in part by $300,000 in management transition expenses, including employee severance, recruitment fees, and executive signing bonuses. The increase in other expense between the fiscal year ending June 30, 1999 and 2000 was primarily the result of opening three new branches and bringing data processing operations fully in-house.

   A standard measurement used to measure overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the years ending December 31, 2003, and 2002, the Corporation's efficiency ratio was 53.87%, and 54.29%, respectively. Management continues to look for ways in which to improve its efficiency ratio by increasing other income and net interest margin and diligently controlling costs while maintaining high standards of service. For the fiscal years ending June 30, 2001, 2000, and 1999, the Corporation's efficiency ratio was 64.41%, 69.57%, and 65.17%, respectively.

Liquidity
---------

Liquidity is the term used to define the Corporation's ability to meet its financial commitments. The Corporation is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of Cascade Bank. Primary sources of liquidity are cash and cash equivalents, which include highly liquid investments. At December 31, 2003, December 31, 2002, December 31, 2001, and June 30, 2001, cash and cash equivalents totaled $14.1 million, $20.6 million, $11.6 million, and $13.9 million, respectively. The Corporation's entire investment portfolio consists of investment grade securities. All of these securities are of the highest credit quality, with moderate interest rate risk.

   Other significant sources of liquidity are FHLB advances, repurchase agreements, and loan sales. At December 31, 2003, $110 million of additional borrowing capacity remained under Cascade Bank's existing credit line from the FHLB. The use of this line of credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and a limited amount of other real estate related mortgages. In addition, Cascade Bank has the ability to borrow from primary dealers of United States government securities through reverse repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.

   The Bank has also established Fed funds borrowing lines with two of its larger correspondent banks. During the years ended December 31, 2003 and 2002, these lines were not used.

   Liquidity management is of critical importance to Cascade Bank in that it significantly relies upon wholesale sources of funds (e.g. FHLB-Seattle advances), as opposed to keeping very liquid, low yielding assets on its balance sheet (e.g. Fed funds sold). While these sources have proven to be stable and reliable, an interruption in the availability of these sources could have an adverse impact on the operations of the Corporation.

Market Risk
-----------

The Corporation's results of operations are dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on the Corporation's financial condition and results of operations.

   The Corporation has taken steps to balance its sensitivity to changes in interest rates by altering its asset and liability mix. The origination of floating rate loans such as business, construction and other prime based loans is emphasized. The vast majority of fixed-rate loans have repricing periods with a maximum of five years. The mix of floating and fixed rate assets is designed to mitigate the impact of rate changes on the Corporation's net interest income. Virtually all fixed-rate residential loans with maturities greater than five years are sold into the secondary market. Since most of Cascade Bank's fixed-rate loans do not have provisions for prepayment fees, a drop in rates can precipitate a refinancing of Cascade Bank's assets.

   Interest rate risk is monitored using several methodologies, principally simulation modeling. The earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2003, a 200 basis point increase in rates would reduce forecasted net interest income over a twelve-month period by approximately 9.7%, close to the 10% established by the Board of Directors through its Asset/Liability Management Policy.

   The changes of the fair value of assets and liabilities and the resulting impact on the fair value of equity are also modeled under different rate scenarios. In the 200 basis point (shock) increase scenario, the market value of equity declines by $15.8 million or 25.2% of the Bank's fair value of equity. While within policy limits of 30%, the Bank is taking steps to reduce this measured exposure by extending the maturity of its FHLB advances portfolio, limiting the final maturity of all new investments and reducing the allowable (projected) fluctuations of the average lives of any incremental purchases of CMOs.

   In October 2003, Cascade entered into an interest rate swap agreement with a third party. The swap will be accounted for as a hedge of the Corporation's junior subordinated debentures. Under the terms of the agreement, Cascade will receive an 11% fixed rate and pay a floating rate of USD-six month LIBOR-BBA plus 520 basis points. The initial rate on the swap is 6.38%. The floating rate will reprice the first calendar day of each March and September. The unrealized loss on the interest rate swap was $98,000 as of December 31, 2003. Unrealized gains or losses on the interest rate swap are recorded as other assets or liabilities with the corresponding change in the amount of liability for the trust preferred securities. The change in unrealized gains or losses on the interest rate swap is offset by the corresponding changes in the unrealized gains or losses on the trust preferred securities in the accompanying Consolidated Statements of Operations.

  The Corporation does not maintain a trading account for any class of financial instrument. Moreover, the Corporation is not subject to foreign currency exchange rate risk or commodity price risk.



   The following table represents the repricing/maturity of the individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2003:



                                 <1 year    1-3 years    3-5 years    5-10 years    10 years     Total    Fair Value
Interest-Sensitive Assets        -----------------------------------------------------------------------------------
-------------------------                                   (Dollars in thousands)
  Loans                          $189,182    $109,744     $186,592     $75,012      $16,454    $576,984    $582,859
  Investments and other
   Interest-earning assets         63,477      43,842       16,156      85,387       68,664     277,526     276,150
Interest-Sensitive Liabilities
  Checking accounts              $ 31,463    $      -     $      -     $31,464      $     -    $ 62,927    $ 63,150
  Money market accounts            60,284           -            -      60,285            -     120,569     120,372
  Savings accounts                  6,209           -            -       6,208            -      12,417      12,416
  Certificates of deposits        252,258      85,899       30,244           -            -     368,401     370,230
  Borrowings                       79,911      86,000       25,000      49,000            -     239,911     251,006
  Junior subordinated
   debentures payable (1)          10,212           -            -           -            -      10,212      10,212


---------------------
(1) Net of $98,000 mark-to-market on swap (see note 6)



Off-Balance Sheet Transactions: Credit Commitments
--------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.

   The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not incurred any losses on its commitments in 2003 or 2002.

   A summary of the notional amount of the Bank's financial instruments with off-balance sheet risk at December 31, 2003 follows:

(Dollars in thousands)          LESS THAN   1-3     3-5       THERE-
                                ONE YEAR   YEARS   YEARS      AFTER   TOTAL
                                -----------------------------------------------
Commitments to extend credit    $63,258   $15,891   $911     $27,873   $107,933
Standby letters of credit           665         -      -           -        665
Unused commitments on bankcards       -         -      -       9,324      9,324
                                -----------------------------------------------
    Total                       $63,923   $15,891   $911     $37,197   $117,922
                                ===============================================

Contractual Obligations and Commitments
---------------------------------------

The following table sets forth the Corporation's long-term contractual obligations:

(Dollars in thousands)                   PAYMENTS DUE PER PERIOD
                                -----------------------------------------------
                                LESS THAN    1-3      3-5     THERE-
                                ONE YEAR    YEARS    YEARS    AFTER     TOTAL
                                -----------------------------------------------
Certificates of deposit         $33,678   $ 85,273  $30,137  $     3   $149,091
Federal Home Loan Bank advances  43,000     66,000   20,000   49,000    178,000
Capital lease obligations            38         77      154       32        301
Operating lease obligations         368        737    1,473      909      3,487
Junior subordinated
  debentures payable                  -          -        -   10,212     10,212
                                -----------------------------------------------
    Total                       $77,084   $152,087  $51,764  $60,156   $341,091
                                ===============================================

   At December 31, 2003, the Corporation's long-term contractual obligations related to debt totaled $188.2 million. See additional discussion under Note 6 and 7.

   The Corporation also has operating leases comprised of leases for office space.

Summation of Factors that May Affect Financial Condition and Future Results
---------------------------------------------------------------------------

Credit risk: The most significant risk that may impact Cascade Financial Corporation would be deterioration in the quality of the loan portfolio. Cascade's loan growth has been focused on commercial lending. Historically for the banking industry, commercial loans have a higher level of losses than residential loans. The Corporation's ability to meet its profitability and growth goals would be severely compromised with a large number of impaired credits. In addition, the Corporation and its subsidiary, Cascade Bank, could face regulatory restrictions on its activities.

   Interest rate risk: While the Corporation actively manages its exposure to changes in interest rates, volatile interest rates and/or changes in the shape of the yield curve could have a meaningful impact on Cascade's net income. Many of the assets and liabilities of the Corporation have embedded options, which add another layer of complexity in its interest rate risk practices.

   Liquidity: Disruptions in the capital markets could have a major impact on the Corporation's net income and balance sheet. As a user of FHLB advances, repurchase agreements and brokered CDs, interruption or truncation of these sources of funds could force the Corporation to liquidate assets at an inauspicious time or cease lending activity which could adversely affect customer relationships for many years.

   Operational: The Corporation devotes considerable resources to ensure that its computer and operations are robust and protected from computer viruses, hackers, natural disasters, etc. However, there is no guarantee that our operations will not be affected by such occurrences.

   Recently issued accounting standards: In April 2002 the Financial
Accounting Standards Board issued FAS No. 145, Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections. This Statement rescinds FASB Statement No. 4, Reporting Gains and Losses from Extinguishment of Debt, and an amendment of that Statement, FASB Statement No. 64, Extinguishments of Debt Made to Satisfy Sinking-Fund Requirements. This Statement also rescinds FASB Statement No. 44, Accounting for Intangible Assets of Motor Carriers. This Statement amends FASB Statement No. 13, Accounting for Leases, to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This statement was adopted June 1, 2002 and did not have an impact on the results of the Corporation's operations or financial position.

   In June 2002 the Financial Accounting Standards Board issued FAS No. 146, Accounting for Costs Associated with Exit or Disposal Activities. This Statement addresses financial accounting and reporting for costs associated with exit or disposal activities and nullifies Emerging Issues Task Force
(EITF) Issue No. 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring). The provisions of this Statement are effective for exit and disposal activities that are initiated after December 31, 2002. This Statement was adopted January 1, 2003, and did not have a material effect on the results of the Corporation's operations or financial position.

   In October 2002 the Financial Accounting Standards Board issued FAS No.
147, Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This Statement addresses FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets.
In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship, intangible assets, and credit cardholder intangible assets. This statement was adopted in December 2002 and did not have a material effect on the results of the Corporation's operations or financial position.

   In December 2002 the Financial Accounting Standards Board issued FAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure-an amendment of FASB Statement No. 123. This Statement amends FASB Statement No. 123, Accounting for Stock-Based Compensation, to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement amends the disclosure requirements of Statement 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure provisions of this Statement were adopted in December 2002 and did not have a material effect on the results of the Corporation's operations or financial position.

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

   In January 2003, the Financial Accounting Standards Board issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, which replaced FIN 46. We adopted the disclosure provisions of FIN 46 effective December 31, 2003. At December 31, 2003, we had a wholly owned trust (the Trust) that was formed and issued trust preferred securities in March of 2000. At December 31, 2003, as a result of the adoption of FIN 46R, we deconsolidated the Trust and all periods in the consolidated financial statements have been restated to reflect this change. (See Note 6.) The junior subordinated debentures qualify as Tier 1 capital under guidance issued by the Federal Reserve Board. Prior to December 31, 2003, the Trust was consolidated and was included in liabilities in the consolidated balance sheet, as "Trust Preferred Securities."

   Regarding the Emerging Issues Task Force (EITF) Issue 03-1, The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments, and in connection with its discussion of EITF Issue No. 02-14, Whether the Equity Method of Accounting Applies When an Investor Does Not Have an Investment in Voting Stock of an Investee but Exercises Significant
Influence through Other Means, the task force discussed the meaning of other-than-temporary impairment and its application to certain investments carried at cost, at the November 21, 2002 meeting. The task force requested that the FASB staff consider other impairment models within U.S. GAAP when developing its views. At the November 25, 2003 EITF meeting, the Board ratified a consensus that certain quantitative and qualitative disclosures for periods ending after December 15, 2003 should be required for securities accounted for under Statement 115 that are impaired at the balance sheet date but for which an other-than-temporary impairment has not been recognized. Application of this Interpretation did not have a material effect on our financial statements.

Form 10-K
---------

A copy of the Corporation's annual report on Form 10-K, which is filed, with the Securities and Exchange Commission under the Securities Exchange Act of 1934 is available to shareholders, at no charge, upon written request to the Secretary of Cascade Financial Corporation at 2828 Colby Avenue, Everett, Washington 98201.

Independent Auditors' Report
----------------------------


The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and subsidiaries (Corporation) as of December 31, 2003 and 2002, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 2003 and 2002, for the six-month period ended December 31, 2001, and for the year ended June 30, 2001. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Financial Corporation and subsidiaries as of December 31, 2003 and December 31, 2002, and the results of their operations and their cash flows for the years ended December 31, 2003 and 2002, for the six-month period ended December 31, 2001, and for the year ended June 30, 2001 in conformity with accounting principles generally accepted in the United States of America.


Seattle, Washington
February 20, 2004
/s/ KPMG LLP

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2003 and 2002


                                                            December 31,
(Dollars in thousands)                                    2003        2002
----------------------------------------------------------------------------
Assets
Cash on hand and in banks                              $ 13,011     $  9,640
Interest-bearing deposits in other
   financial institutions                                 1,060       10,955

Securities available-for-sale                           189,747      159,897
Securities held-to-maturity                              86,719       49,388
                                                        --------------------
          Total securities                              276,466      209,285
                                                        --------------------
Loans                                                   574,805      553,549
Allowance for loan losses                                (7,711)      (6,872)
                                                        --------------------
     Loans, net                                         567,094      546,677

Premises and equipment, net                               8,587        9,261
Bank-owned life insurance                                11,162       10,619
Accrued interest receivable and other assets              7,840        8,026
                                                        --------------------

          Total assets                                 $885,220     $804,463
                                                        ====================
Liabilities and Stockholders' Equity
Liabilities:
  Deposits                                             $564,314     $509,850
  Federal Home Loan Bank advances                       200,000      197,500
  Securities sold under agreements to repurchase         39,911       20,569
  Junior subordinated debentures payable                 10,212       10,310
  Advance payments by borrowers for taxes
    and insurance                                         1,057        1,507
  Dividends payable                                         577          324
  Accrued interest payable, expenses and
    other liabilities                                     4,515        6,254
  Deferred Federal income taxes                             677        1,509
                                                        --------------------
          Total liabilities                             821,263      747,823
                                                        --------------------
Stockholders' equity:
  Preferred stock, $.01 par value.
    Authorized 500,000 shares;
    no shares issued or outstanding                          --           --
  Common stock, $.01 par value.
    Authorized 25,000,000 shares;
    issued and outstanding 8,241,288 shares
    at December 31, 2003 and 8,105,150 shares
    at December 31, 2002                                     82           81
  Additional paid-in capital                             11,921       11,268
  Retained earnings, substantially restricted            52,109       44,290
  Accumulated other comprehensive income                   (155)       1,001
                                                        --------------------
          Total stockholders' equity                     63,957       56,640
                                                        --------------------
Commitments and contingencies                                --           --
          Total liabilities and stockholders' equity   $885,220     $804,463
                                                        ====================

(See accompanying notes to consolidated financial statements)

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2003, 2002 and 2001
Six months ended December 31, 2001 and 2000
Year ended June 30, 2001




                                                    Year ended                      Six months ended        Year ended
                                                    December 31,                       December 31,          June 30,
                                         2003          2002          2001          2001          2000          2001
                                                                 (unaudited)                 (unaudited)
                                    ----------------------------------------------------------------------------------
                                                       (Dollars in thousands, except share amounts)
Interest income:
  Loans                             $   37,741    $   41,868    $   47,400    $   23,209    $   23,706    $   47,897
  Securities held-to-maturity            3,327         1,337           387           187           382           421
  Securities available-for-sale          8,391         8,109         7,025         3,474         3,617         7,288
  FHLB stock dividends                     791           831           865           451           373           787
  Interest-bearing deposits                113           325           207           153           201           296
                                    ----------------------------------------------------------------------------------
     Total interest income              50,363        52,470        55,884        27,474        28,279        56,689
                                    ----------------------------------------------------------------------------------
Interest expense:
  Deposits                              10,973        12,530        17,639         8,035        10,501        20,105
  FHLB advances                         10,308        12,142        14,090         7,047         6,800        13,843
  Securities sold under
   agreements to repurchase                438           626         1,598           609         1,025         2,014
  Junior subordinated debentures         1,034         1,148         1,154           581           593         1,166
                                    ----------------------------------------------------------------------------------
     Total interest expense             22,753        26,446        34,481        16,272        18,919        37,128
                                    ----------------------------------------------------------------------------------
     Net interest income                27,610        26,024        21,403        11,202         9,360        19,561
Provision for loan losses                1,275         1,895         1,370           810           420           980
                                    ----------------------------------------------------------------------------------
  Net interest income after
   provision for loan losses            26,335        24,129        20,033        10,392         8,940        18,581
                                    ----------------------------------------------------------------------------------
Other income:
  Gain on sale of loans
   held-for-sale                           855           697           563           335           107           336
  Gain on sale of securities
   available-for-sale                    1,790         1,076           430           294            76           212
  Gain on sale of real estate
   owned and investment property            48           427           265             -             -             -
  Service charges                        1,895         1,609         1,893           908           854         1,839
  BOLI                                     598            86            30            15            13            28
  Other                                    120           144           141           265            88           228
                                    ----------------------------------------------------------------------------------
     Total other income                  5,306         4,039         3,322         1,817         1,138         2,643
                                    ----------------------------------------------------------------------------------
Other expenses:
  Salaries and employee benefits         9,617         8,793         7,941         3,860         3,634         7,714
  Occupancy                              2,551         2,287         2,482         1,216         1,453         2,719
  Data processing                          284           259           237           133           146           249
  Marketing                                461           455           369           187           273           454
  Prepayment penalty FHLB                  863           648           245           225             -            20
  Other                                  3,957         3,879         3,590         1,840         1,391         3,145
                                    ----------------------------------------------------------------------------------
     Total other expenses               17,733        16,321        14,864         7,461         6,897        14,301
                                    ----------------------------------------------------------------------------------
Income before Federal income taxes      13,908        11,847         8,491         4,748         3,181         6,923
     Federal income taxes                4,309         3,775         2,874         1,598         1,082         2,357
                                    ----------------------------------------------------------------------------------
     Net income                     $    9,599    $    8,072    $    5,617    $    3,150    $    2,099    $    4,566
                                    ==================================================================================
Net income per common share, basic  $     1.17    $     1.01    $     0.73    $     0.41    $     0.28    $     0.60
Weighted average number of shares
   outstanding, basic                8,184,455     7,997,713     7,645,324     7,715,611     7,581,665     7,602,461
Net income per diluted share        $     1.13    $     0.98    $     0.70    $     0.39    $     0.26    $     0.57
Weighted average number of shares
   outstanding, diluted              8,461,503     8,261,448     8,070,963     8,081,834     8,014,374     8,034,468


(See accompanying notes to consolidated financial statements.)


CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity and Comprehensive Income
Years ended December 31, 2003, 2002 and 2001, June 30, 2001



<TABLE

Stockholders' Equity
--------------------
                                                                           Accumulated       Total
                                                  Additional                   other         stock-
                                          Common    paid-in    Retained    comprehensive    holders'
                                 Shares    stock    capital    earnings      loss, net       equity
                                ---------------------------------------------------------------------
                                             (Dollars in thousands, except share amounts)
Balances at June 30, 2000       6,914,846   $ 69   $  5,026    $ 34,860     $ (2,699)      $ 37,256
Options exercised                 202,898      2        444           -            -            446
Net income                              -      -          -       4,566            -          4,566
Shares repurchased               (126,169)    (1)      (115)       (607)           -           (723)
Other comprehensive income,
  net of tax of $1,466                  -       -         -           -        3,052          3,052
                                ---------------------------------------------------------------------
Balances at June 30, 2001       6,991,575     70      5,355      38,819          353         44,597

Stock dividends                 716,236        8      4,651      (4,659)           -              -
Options exercised                68,037        -        286           -            -            286
Net income                            -        -          -       3,150            -          3,150
Shares repurchased              (24,704)       -        (38)       (118)           -           (156)
Other comprehensive loss,
  net of tax benefit of $(103)        -        -          -           -         (200)          (200)
                               ---------------------------------------------------------------------
Balances at December 31, 2001  7,751,144      78     10,254      37,192          153         47,677
Cash dividends                         -       -          -        (646)           -           (646)
Options exercised                405,675       4       1,060          -            -          1,064
Net income                             -       -           -       8,072           -          8,072
Shares repurchased               (51,669)     (1)        (46)       (328)          -           (375)
Other comprehensive income,
  net of tax of $437                   -       -           -           -         848            848
                               ---------------------------------------------------------------------
Balances at December 31, 2002  8,105,150      81      11,268      44,290       1,001         56,640
Cash dividends                         -       -           -      (1,692)          -         (1,692)
Options exercised                144,051       1         661           -           -            662
Net income                             -       -           -       9,599           -          9,599
Shares repurchased                (7,913)      -          (8)        (88)          -            (96)
Other comprehensive loss,
  net of tax benefit of $(596)         -       -           -           -      (1,156)        (1,156)
                               =====================================================================
Balances at December 31, 2003  8,241,288    $ 82     $11,921    $ 52,109    $   (155)      $ 63,957



Comprehensive Income
--------------------
                                                       Year ended           Six months ended        Year ended
                                                      December 31,             December 31,          June 30,
                                                2003      2002       2001      2001       2000         2001
                                               ---------------------------------------------------------------
                                                                 (unaudited)          (unaudited)
Net income                                     $9,599    $8,072     $5,617    $3,150     $2,099       $4,566
Increase in unrealized  gains
  (losses) on securities available
  for sale, net of tax expense (benefit)
  of $13, $803, $450, $(3), $1,084,
  and $1,539.                                      25     1,558        874        (6)     2,312        3,192
Less reclassification adjustment for gains
  included in net income, net of tax
  benefit of  $(609), $(366), $(146),
  $(100), $(26) and $(72).                     (1,181)     (710)      (284)     (194)       (50)        (140)
                                                ---------------------------------------------------------------
  Comprehensive income                         $8,443    $8,920     $6,207    $2,950     $4,361       $7,618
                                                ===============================================================

(See accompanying notes to consolidated financial statements.)

                                     26

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2003, 2002 and 2001
Six months ended December 31, 2001 and 2000
Year ended June 30, 2001




                                                            Year ended                        Six months          Year ended
                                                            December. 31,                 ended December 31,       June 30,
(Dollars in thousands)                             2003         2002         2001         2001          2000         2001
                                                -----------------------------------------------------------------------------
                                                                         (unaudited)                (unaudited)
Cash flows from operating activities:
  Net income                                    $   9,599    $   8,072    $   5,617    $   3,150    $   2,099    $   4,566
  Adjustments to reconcile net income to net
   cash provided by operating activities:
  Depreciation and amortization                     1,454        1,218        1,259          655          698        1,302
  Amortization of retained servicing rights           230          187          273          135          130          268
  Provision for losses on:
     Loans                                          1,275        1,895        1,370          810          420          980
     Mortgage servicing rights                          -            -           30           30            -            -
  Deferred Federal income taxes                      (236)        (205)         322            -           49          469
  Additions to mortgage servicing rights                -            -           (7)          (4)         (24)         (27)
  Deferred loan fees, net of amortization             (19)        (304)        (432)        (202)         215          (16)
  Net gain on sales of securities available-
   for-sale                                        (1,790)      (1,076)        (430)        (294)         (76)        (212)
  Gain on sales of premises and equipment               -           (1)        (170)        (170)           -            -
  Gain on sale of real estate owned and
   investment property                                (48)        (427)        (265)           -            -            -
  Federal Home Loan Bank stock dividend              (791)        (831)        (865)        (451)        (373)        (787)
  Net change in accrued interest receivable
   and other assets over (under) dividends
   payable, accrued interest payable, expenses
   and other liabilities                           (1,696)       2,512          273        1,097       (1,004)      (2,386)
                                                ---------------------------------------------------------------------------
Net cash provided by operating activities           7,978       11,040        6,975        4,756        2,134        4,157
                                                ---------------------------------------------------------------------------
Cash flows from investing activities:
  Loans originated, net of principal repayments   (22,239)      26,413      (29,565)     (11,985)      (9,619)     (27,007)
  Purchases of  securities  held-to-maturity     (105,085)     (66,408)           -            -            -            -
  Proceeds from calls on securities
   held-to-maturity                                54,913       21,511            -            -            -            -
  Proceeds from sale of investment property             -          956            -            -            -            -
  Principal repayments on securities held-
   to-maturity                                     12,841        1,808        1,210          603          652        1,259
  Principal repayments on securities available-
   for-sale                                        96,515       34,460       34,973       15,412        3,091       22,652
  Purchases of securities available-for-sale     (337,004)    (207,201)    (182,597)     (96,589)     (45,631)    (131,635)
  Proceeds from sales of securities available-
   for-sale                                       211,470      166,374      121,176       60,498       21,052       81,730
  Purchases of premises and equipment                (799)      (1,873)      (1,062)        (348)        (433)      (1,147)
  Proceeds from sales of premises and equipment        19           15          227          227            -            -
  Purchase of bank owned life insurance                 -      (10,000)           -            -            -            -
                                                ---------------------------------------------------------------------------
Net cash used in investing activities             (89,369)     (33,945)     (55,638)     (32,182)     (30,888)     (54,148)
                                                ---------------------------------------------------------------------------
Subtotal, carried forward                         (81,391)     (22,905)     (48,663)     (27,426)     (28,754)     (49,991)
                                                ---------------------------------------------------------------------------

(See accompanying notes to consolidated financial statements.)


------------------------------------------------

                                                             Year ended                      Six months          Year ended

                                                            December. 31,                 ended December 31,      June 30,
(Dollars in thousands)                             2003         2002         2001         2001          2000        2001
                                                -----------------------------------------------------------------------------
                                                                         (unaudited)                (unaudited)
Subtotal, brought forward                       $ (81,391)   $ (22,905)   $ (48,663)   $ (27,426)   $ (28,754)   $ (49,991)

Cash flows from financing activities:
  Proceeds from exercise of stock options             547          995          412          176          210          446
  Dividends paid                                   (1,440)        (322)           -            -            -            -
  Repurchase of common stock                          (96)        (375)        (295)        (156)        (584)        (723)
  Net increase (decrease) in deposits              54,464       89,870       24,004       18,065       (2,531)       3,408
  Net increase (decrease) in Federal Home
     Loan Bank advances                             2,500      (29,000)       3,523       (5,624)       7,321       16,468
  Net increase (decrease) in securities sold
   under agreements to repurchase                  19,342      (29,223)      12,527       12,872       31,478       31,133
  Net (decrease) increase in advance payments
   by borrowers for taxes and insurance              (450)         (67)        (146)        (165)        (240)        (221)
                                                ---------------------------------------------------------------------------
  Net cash provided by financing activities        74,867       31,878       40,025       25,168       35,654       50,511
  Net increase (decrease) in cash and
   cash equivalents                                (6,524)       8,973       (8,638)      (2,258)       6,900          520
Cash and cash equivalents at beginning of
 Period                                            20,595       11,622       20,260       13,880       13,360       13,360
                                                ---------------------------------------------------------------------------
Cash and cash equivalents at end of period      $  14,071    $  20,595    $  11,622    $  11,622    $  20,260    $  13,880
                                                ===========================================================================

Supplemental disclosures of cash flow
   information -  cash paid during the period for:
  Interest                                      $  23,238    $  26,453    $  33,290    $  15,655    $  17,674    $  35,309
  Federal income taxes                              4,350        3,310        2,350        1,100          825        2,075

Supplemental schedule of non-cash
   Operating activities:
Retirement of treasury stock in
   retained earnings                               (1,237)           -            -            -            -            -

Supplemental schedule of non-cash
   investing activities:
  Net mortgage loans transferred to real
   estate owned                                       566        1,545        1,124          211          234        1,147
  Mark-to-market on securities-
   available-for-sale                               1,752       (1,285)        (894)         303       (3,320)      (4,518)

  Tax benefit of non-qualified
   options exercised                                  115           69          110          110            -            -

(See accompanying notes to consolidated financial statements.)

                                     28

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

(a) Basis of Presentation
-------------------------

The consolidated financial statements include the accounts of the Corporation, its subsidiaries, Cascade Bank (the "Bank") and the Bank's subsidiary, Cascade Investment Services, Inc. All significant intercompany balances and transactions have been eliminated in the consolidation. In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN
46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, which replaced FIN 46. Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve Board (FRB) rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries.

  Applying the provisions of FIN 46R, we deconsolidated our issuer trust as of December 31, 2003 and all periods in the consolidated financial statements have been restated to reflect this change. In a Supervisory Letter dated July 2, 2003, the FRB stated that trust preferred securities continue to qualify as Tier 1 capital until notice is given to the contrary. The FRB will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted.

(b) Cash Equivalents
--------------------

The Corporation considers all interest-bearing deposits and short-term highly liquid investment securities with an original maturity of three months or less to be cash equivalents.

(c) Loans
---------

All of the Corporation's loans are located in Washington State, primarily in the Puget Sound region. At December 31, 2003, the Corporation's loans were principally secured by one-to-four-family residences (18%), multifamily residences (15%), real estate construction (15%), consumer assets (6%), and commercial real estate properties (15%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget
Sound region.

   Business loans comprise 35% of the total loan portfolio. Most of the business loans are secured. The security includes commercial property, business inventories, commercial equipment and personal property of the borrowers and/or guarantors. At December 31, 2003, $21.1 million in commercial loans were unsecured. Home equity loans and lines of credit account for the majority of the installment loan portfolio.

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

Interest Income
---------------

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

Impairment of Loans and Allowance for Loan Losses
-------------------------------------------------

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

   Management believes the allowance for losses on loans is adequate. While management uses available information to recognize losses on these assets, future additions to the allowance will be necessary based on changes in economic conditions, particularly in the western Washington region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowance for losses on loans. Such agencies may require the Corporation to recognize additions to the allowance, or change valuations, based on their judgments about information available to them at the time of their examinations.

(d) Sales of Loans
------------------

Loans Held-for-Sale
-------------------

Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans held-for-sale are carried at lower of cost or market value, determined on an aggregate basis. Unrealized losses on such loans are included in gain on sale for loans held-for-sale. All loans are sold without recourse.

Mortgage Loan Servicing Rights
------------------------------

The Corporation acquires mortgage servicing rights (MSR) through the origination of mortgage loans and the sale of those loans with servicing rights retained. The total cost of the mortgage loans sold is allocated to the MSR and the loans based on their relative fair values. The Corporation assesses its MSR for impairment based on the fair value of those rights. The carrying value of the MSR is evaluated on a quarterly basis and any impairment is recognized through a valuation allowance for each impaired stratum. For purposes of measuring impairment, the Corporation stratifies its MSR by various risk characteristics such as loan type, investor type, interest rate, and origination date with appropriate prepayment assumptions for the various MSR pools. Reversal of the allowance is based upon the recovery of the fair market value of the amortized asset. The MSR are included in other assets and are amortized as an offset to service charges in proportion to, and over, the period of estimated net servicing income.

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

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


(e) Securities
--------------

Debt and equity securities, including mortgage-backed securities (MBS), are classified as trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Corporation has the ability, and it is management's intention, to hold such securities until maturity.

(f) Real Estate Owned
---------------------

Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. Real estate owned at December 31, 2003 and December 31, 2002 was $474, and $461, respectively, and is included in other assets.

(g) Premises and Equipment
--------------------------

Premises and equipment are stated at cost less accumulated depreciation. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter.

(h) Federal Income Taxes
------------------------

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

(i) Stock-Based Compensation
----------------------------

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

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


                                      Year               Six months     Year
                                      ended                 ended       ended
                                   December 31,          December 31,  June 30,
                             2003     2002     2001     2001     2000     2001
                            ---------------------------------------------------
                                           (unaudited)       (unaudited)
                              (Dollars in thousands, except share amounts)

Net income
  As reported               $9,599   $8,072   $5,617   $3,150   $2,099   $4,566
  Less: SFAS 123
   Compensation costs          140       49      140       63       53      127
  Pro forma                  9,459    8,023    5,477    3,087    2,046    4,439
Net income per common share
  Basic
    As reported               1.17     1.01     0.73     0.41     0.28     0.60

    Pro forma                 1.16     1.00     0.72     0.40     0.27     0.58
  Diluted
    As reported               1.13     0.98     0.70     0.39     0.26     0.57
    Pro forma                 1.12     0.97     0.68     0.38     0.26     0.55


The fair value of options granted under the Corporation's stock option plan was $4.22, $3.31, $3.45, and $3.57 respectively for the years ended December 31, 2003, December 31, 2002, the six months ended December 31, 2001, and the year ended June 30, 2001. The fair value is estimated on the date of grant using the Black-Scholes model. The following weighted average assumptions were used for December 31, 2003, December 31, 2002, December 31, 2001, and June 30, 2001:
risk-free interest rate of 1.00%, 1.25%, 1.75%, and 4.75%, an expected life of eight years, cash dividends of $0.28 in 2003 and no expected cash dividends for all other periods, and a volatility factor of 24%.

(j) Hedging/Derivatives
-----------------------

The Bank's Asset/Liability Management Policy provides that to mitigate interest rate risk, the Bank may enter into interest rate exchange agreements (swaps, caps, and floors) with authorized dealers. Before instituting or reinstituting the use of a particular derivative, the Management Committee and the Audit and Finance Committee review the strategy and the risks associated with it.

   The Corporation accounts for derivatives and hedging activities in accordance with FASB Statement No. 133, Accounting for Derivative Instruments and Certain Hedging Activities, as amended, which requires that all derivative instruments be recorded on the balance sheet at their respective fair values.

   On the date a derivative contract is entered into, the Corporation designates the derivative as either a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (fair value hedge), a hedge of a forecasted transaction or the variability of cash flows to be received or paid related to a recognized asset or liability (cash-flow hedge). For all hedging relationships, the Corporation formally documents the hedging relationship and its risk-management objective and strategy for undertaking the hedge, the hedging instrument, the item, the nature of the risk being hedged, how the hedging instrument's effectiveness in offsetting the hedged risk will be assessed, and a description of the method of measuring ineffectiveness. Changes in the fair value of a derivative that is highly effective and that is designated and qualifies as a fair-value hedge, along with the loss or gain on the hedged asset or liability or unrecognized firm commitment of the hedged item that is attributable to the hedged risk, are recorded in earnings. Changes in the fair value of a derivative that is highly effective as a cash-flow hedge are recorded in other comprehensive income. The ineffective portion of the change in fair value of a derivative instrument that qualifies as either a fair-value hedge or a cash-flow hedge is reported in earnings. Changes in the fair value of derivative trading instruments are reported in current period earnings.

(k) Reclassifications
---------------------

Certain balances have been reclassified to conform to the 2003 presentation, including share and per share amounts which have been restated to reflect the 5-for-4 stock split.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)



(2) Securities
--------------

A summary of securities at December 31, 2003 and December 31, 2002 follows:

                                          December 31, 2003                         December 31, 2002
                              ---------------------------------------------------------------------------------
                                                    Gross                                     Gross
                                                   unreal-                                   unreal-
                                        Gross       ized                           Gross       ized
                                 Amor-  unreal-    losses                Amor-    unreal-    losses
                                 tized   ized     Less than   Fair       tized     ized     Less than   Fair
                                 cost    gain      1 Year     value      cost      gain      1 Year     value
                              ---------------------------------------------------------------------------------
Securities available-for-sale:
  MBS                         $ 70,200   $636      $  313   $ 70,523   $ 89,145   $1,074      $ 146   $ 90,073
  Agency notes                  99,677    218         655     99,240     55,285      589          -     55,874
  FHLB stock                    14,741      -           -     14,741     13,950        -          -     13,950
  Corporate/other                5,363      -         120      5,243          -        -          -          -
                              ---------------------------------------------------------------------------------
                              $189,981   $854      $1,088   $189,747   $158,380   $1,663      $ 146   $159,897
                              =================================================================================
Securities held-to-maturity:
  MBS                         $ 12,588   $ 63      $  323   $ 12,328   $  4,212   $  167      $   -   $  4,378
  Agency notes                  73,821     49       1,161     72,709     44,866      394          -     45,261
  Corporate/other                  310      -           3        307        310        -          -        310
                              ---------------------------------------------------------------------------------
                              $ 86,719   $112      $1,487   $ 85,344   $ 49,388   $  561      $   -   $ 49,949
                              =================================================================================




   At December 31, 2003, the unrealized loss on temporarily impaired investments totaled $1.1 million for available-for-sale securities with a fair value of $70.9 million and $1.5 million for held-to-maturity securities with a fair value of $55.4 million. All were impaired for less than one year in both categories. The majority of the impairment on available-for-sale securities was in the Agency Notes category, which accounted for 60% of the total impairment. As of December 31, 2003, the Bank had fifteen available-for-sale and eleven held-to-maturity securities included in the temporarily impaired report, compared to thirty-four available-for-sale and eleven held-to-maturity with unrealized gains. The temporary impairment was less than 1% of the total book value of investments. Temporarily impaired securities are a result of market value changes and are expected to regain the lost value with market shifts; other than temporarily impaired securities are a result of contractual failure by the issuer and are not expected to rebound and are considered not collectable. The bank had no securities with other-than-temporary impairments.

   Certain investment securities shown above currently have fair values less than amortized cost and therefore contain unrealized losses. The Corporation has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. All are rated AAA by at least one major rating agency. The decline in value is not related to any company or industry specific event. The Corporation anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.

   As of December 31, 2003 and 2002, the Corporation was required to maintain 89,722 and 92,610 shares, respectively, of $100 par value FHLB stock.

   Accrued interest receivable on securities and interest-bearing deposits was $2,445 and $1,997 at December 31, 2003 and 2002, respectively.

   Proceeds from the sale of securities available-for-sale including calls on securities held-to-maturity and gross realized gains and losses are summarized as follows for the year ended December 31, 2003, 2002, and 2001, for the six months ended December 31, 2001, and 2000, and the year ended June 30, 2001. There were no sales of securities available-for-sale for the year ended June 30, 2000.

                                               Proceeds    Gains     Losses
                                               --------   -------    ------
Year ended December 31, 2003                   $266,383   $ 1,790    $   -
Year ended December 31, 2002                    187,885     1,076        -
Year ended December 31, 2001 (unaudited)        121,176       542      112
Six months ended December 31, 2001               60,498       295        1
Six months ended December 31, 2000 (unaudited)   21,052        76        -
Year ended June 30, 2001                         81,730       323      111

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


The following table shows the contractual maturities of the Corporation's securities available-for-sale at December 31, 2003:

                         Within   Over one   Over five    Over
                          one     to five      to ten     ten
                          year     years       years      years      Total
Amortized cost           --------------------------------------------------
 MBS                    $     -   $   922     $     -   $ 69,278   $ 70,200
 Agency notes                85     9,988      57,434     32,170     99,677
 FHLB stock              14,741         -           -          -     14,741
 Corporate/other              -         -       5,363          -      5,363
                         --------------------------------------------------
   Total amortized cost $14,826   $10,910     $62,797   $101,448   $189,981
                         ==================================================
Fair Value
 MBS                    $     -   $   945     $     -   $ 69,578   $ 70,523
 Agency Notes                85    10,030      57,212     31,913     99,240
 FHLB Stock              14,741         -           -          -     14,741
 Corporate/Other              -         -       5,243          -      5,243
                         --------------------------------------------------
  Total fair value      $14,826   $10,975     $62,455   $101,491   $189,747
                         ==================================================

The contractual maturities of the Corporations' securities held-to-maturity at December 31, 2003 were all greater than seven years. Securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. Available-for-sale securities pledged as collateral to secure public deposits were $32,530 at December 31, 2003, and $10,729 at December 31, 2002. Securities of $54.2 million were pledged to the FHLB at December 31, 2003 and $16.3 million at December 31, 2002. In addition, $1.8 million was pledged to a third party as collateral for derivatives at December 31, 2003.

(3) Loans and Allowance for Loan Losses
---------------------------------------

A summary of loans at December 31, 2003 and 2002 follows:

                            December 31,     December 31,
                                2003            2002
                            -----------------------------
Business                      $204,446         $142,273
Real estate construction        93,704          104,790
Commercial real estate          83,856           63,108
Consumer                        33,163           49,331
Residential real estate        105,565          122,669
Multifamily real estate         87,212           94,245
                            -----------------------------
   Total loans                 607,946          576,416
Loans in process               (30,962)         (20,669)
Deferred loan fees, net         (2,179)          (2,198)
                            -----------------------------
   Loans                      $574,805         $553,549
                            =============================
Loans serviced for others     $ 16,411         $ 46,521

   Accrued interest on loans was $2,388 and $2,759 at December 31, 2003 and December 31, 2002, respectively. Loans to officers and directors totaled $3.3 million at December 31, 2003, and $1.8 million at December 31, 2002.

   At December 31, 2003, the composition of the total loan portfolio, net of loans in process, was as follows:

                           Fixed     Adjustable
                            Rate        Rate
Term to maturity         ----------------------
  Less than one year     $  7,816     $ 67,892
  1-3 years                26,126       27,988
  3-5 years                42,136       16,428
  5-10 years               32,395       98,565
  10-20 years               6,221       50,488
  Over 20 years             4,391      196,538
                         ----------------------
    Total                $119,085     $457,899
                         ======================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


   Nonaccrual loans totaled $1,921, $956, and $1,999 respectively, at December 31, 2003, December 31, 2002 and December 31, 2001. If interest on these loans had been recognized, such income would have been $90, $32, and $87 respectively, for the periods ended December 31, 2003, 2002 and 2001. The Corporation has no commitments to extend additional credit on loans that are nonaccrual. At December 31, 2003, 2002 and 2001, loans totaling $11,969, $24,564, and $16,669 were impaired, of which $0, $0, and $1,512 had allocated allowances of $0, $0, and $480, respectively. The remaining
$11,969, $24,564, and $15,157 had no allowances allocated to them because the value of the underlying collateral of the impaired loans was equal to or exceeded the recorded investment. Of the $11,969, $24,564, and $16,669 of impaired loans, $1,758, $677, and $1,401 were under foreclosure. The average balance of impaired loans for the years ended December 31, 2003, December
31, 2002, and the six-month period ended December 31, 2001, respectively, was $17,265, $19,524, and $8,853, and the Corporation recognized $1,250, $1,718, and $746 of related interest income on such loans during the time such loans were impaired.

   At December 31, 2003, the Corporation had outstanding commitments of $7,244 to fund loans with fixed interest rates and $10,083 for loans with adjustable rates.

   The Corporation had non-mandatory forward commitments totaling $2,177 and $8,083 to sell loans into the secondary market at December 31, 2003 and December 31, 2002, respectively.

   Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. While approximately 100 percent of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.

   Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank has not incurred any significant losses on its commitments in 2003 or 2002.

   A summary of the notional amount of the Bank's financial instruments with off-balance sheet risk at December 31, 2003 follows:

                                LESS THAN     1-3     3-5     THERE-
                                ONE YEAR     YEARS   YEARS    AFTER     TOTAL
                                -----------------------------------------------
Commitments to extend credit     $63,258    $15,891   $911   $27,873   $107,933

Standby letters of credit and
  financial guarantees written       665          -      -         -        665
Unused commitments on bankcards        -          -      -     9,324      9,234
                                -----------------------------------------------
     Total                       $63,923    $15,891   $911   $37,197   $117,922
                                ===============================================


A summary of the allowance for losses on loans follows:

                                                     Six months
                                 Year ended             ended       Year ended
                                December 31,         December 31,     June 30,
                          2003     2002     2001     2001     2000       2001
                         ------------------------------------------------------
                                        (unaudited)        (unaudited)
Balances at beginning
  of year               $6,872   $ 6,304   $5,342   $5,687   $5,004     $5,004
Provision for loss       1,275     1,895    1,370      810      420        980
Recoveries                 315       114       25       13       19         32
Charge-offs               (751)   (1,441)    (433)    (206)    (101)      (329)
                         ------------------------------------------------------
Balances at end
  of year               $7,711   $ 6,872   $6,304   $6,304   $5,342     $5,687
                        ======================================================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


(4) Premises and Equipment
--------------------------

A summary of premises and equipment follows:

                            Estimated     December 31,     December 31,
                           Useful lives       2003             2002
                           --------------------------------------------
Land                                       $  1,261          $  1,261
Buildings                   40 years          7,873             7,868
Leasehold improvements      Lease term        1,644             1,589
Furniture and equipment     2-10 years        9,738            10,056
                                            ---------------------------
                                             20,516            20,774
Accumulated depreciation
 and amortization                           (11,929)          (11,513)
                                            ---------------------------
                                           $  8,587          $  9,261
                                            ===========================

(5) Deposits
------------

Deposits at December 31, 2003 and 2002 are summarized as follows:

                                       December 31,   December 31,
                                           2003           2002
                                       ---------------------------
Noninterest-bearing checking accounts   $ 39,275       $ 32,116
Interest-bearing checking accounts        23,652         22,454
Money market deposit accounts            120,569        102,674
Savings accounts                          12,417         11,277
Certificates of deposit                  368,401        341,329
                                       ---------------------------
                                        $564,314       $509,850
                                       ===========================

Time deposit accounts in amounts of $100 thousand or more totaled $239.9 million and $200.8 million at December 31, 2003 and December 31, 2002, respectively.

                       Deposit
                       Weighted       accounts with   Accrued
                   average interest    balances in    interest
                       rate on          excess of    payable on
                       deposits          $100,000     deposits
                   --------------------------------------------
December 31, 2003         1.68%          $323,901       $232
December 31, 2002         2.23%           264,857        159


A summary of interest expense on deposits follows:

                              Year ended            Six months     Year ended
                               Dec. 31,            ended Dec. 31,    June 30,
                        2003     2002     2001     2001     2000       2001
Checking and money    -------------------------------------------------------
 market accounts      $ 1,604  $ 2,528  $ 3,513  $ 1,540  $ 2,752    $ 4,724
Savings accounts and
 time deposits          9,369   10,002   14,126    6,495    7,749     15,381
                      -------------------------------------------------------
                      $10,973  $12,530  $17,639  $ 8,035  $10,501    $20,105
                      =======================================================


Maturities of time deposits at December 31, 2003 are as follows:

  Years ending December 31,
            2004      $252,255
            2005        78,762
            2006         7,225
            2007        13,255
            2008        16,901
        Thereafter           3
                      --------
                      $368,401
                      ========

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


(6) Junior Subordinated Debentures Payable (Trust Preferred Securities)
-----------------------------------------------------------------------

On March 1, 2000, $10 million of 11% Capital Securities due March 1, 2030 were issued by a wholly owned business Trust whose common equity is 100% owned by Cascade Financial Corporation. The Trust exists for the exclusive purposes of issuing and selling the capital securities, using the proceeds from the sale of the capital securities to acquire junior subordinated debentures payable, issued by Cascade Financial Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. The Corporation used the proceeds for general corporate purposes including stock repurchases and investment in its subsidiary bank. As a result of the adoption of FIN 46R, we deconsolidated the Trust and all periods in the consolidated financial statements have been restated to reflect this change. The $10.3 million of junior subordinated debentures issued by the Company to the Trust were reflected as junior subordinated debentures payable in the consolidated balance sheet at December 31, 2003. The junior subordinated debentures will mature on March 1, 2030 unless redeemed prior to such date if certain conditions are met. The Trust will redeem the trust preferred securities when we pay the junior subordinated debentures at maturity or upon any earlier redemption of the junior subordinated debentures.

  Prior to December 31, 2003, the Trust was consolidated and was included in liabilities in the consolidated balance sheet, as "Trust Preferred Securities." The common securities and debentures, along with the related income effects were eliminated in the consolidated financial statements.

  In October 2003, Cascade entered into an interest rate swap agreement with a third party. The swap has been designated as a hedge of the Corporation's junior subordinated debentures. Under the terms of the agreement, Cascade will receive an 11% fixed rate and pay a floating rate of USD-six month LIBOR-BBA plus 520 basis points. The initial rate on the swap is 6.38%. The floating rate will reprice the first calendar day of each March and September. The unrealized loss on the interest rate swap was $98,000 as of December 31, 2003. Unrealized gains or losses on the interest rate swap are recorded as other assets or liabilities with the corresponding change in the amount of liability for the junior subordinated debentures. The change in unrealized gains or losses on the interest rate swap is offset by the corresponding changes in the unrealized gains or losses on junior subordinated debentures in the accompanying Consolidated Statements of Operations.

(7) FHLB Advances
-----------------

FHLB advances are summarized as follows:

                     December 31,           December 31,
                         2003                   2002
                 -------------------------------------------
                            Weighted                Weighted
                            average                 average
                            interest                interest
Maturity date       Amount    rate        Amount      rate
At December 31,  -------------------------------------------
     2003        $      -        -%     $ 27,500      6.33%
     2004          65,000     2.72%       25,000      6.45%
     2005          45,000     6.27%       45,000      6.27%
     2006          21,000     4.77%       21,000      4.77%
     2007          20,000     6.37%       30,000      4.65%
     2008               -        -%            -         -%
  Thereafter       49,000     5.80%       49,000      5.80%
                 -------------------------------------------
                 $200,000     4.85%     $197,500      5.78%
                 ===========================================


                                                     Six months
                                     Year ended         ended      Year ended
                                     December 31,    December 31,    June 30,
                                    2003      2002      2001           2001
Maximum amount of outstanding     -------------------------------------------
  FHLB advances at any month end  $211,750  $226,500   $235,322     $236,712
Average amount of outstanding
  FHLB advances during the year    194,229   203,022    229,314      221,075


   FHLB advances are collateralized by otherwise unencumbered permanent residential mortgages and investment grade securities. Federal statute requires all members of the FHLB to maintain collateral on FHLB borrowings and advances equivalent to the amount borrowed on a daily basis. The Bank was

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


out of compliance with the terms of its collateral agreement for a brief period during the year. The Bank has received a letter from the FHLB requesting internal controls to ensure an effective collateral monitoring discipline.

   The Corporation has $145 million in fixed-rate advances as of December 31, 2003 where the FHLB has the option to convert these advances to variable rate advances after a specified period.

   At December 31, 2003, the Bank had an unused line of credit from the FHLB of $110.0 million. The Bank's credit line with the FHLB is on 35% of total assets or up to approximately $310.0 million.

(8) Securities Sold Under Agreements to Repurchase and Lines of Credit
----------------------------------------------------------------------

The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements) that are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets, and the securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are under the Corporation's control and are held by nationally known government security dealers who are recognized as primary dealers by the Federal Reserve Board, or other investment banking firms approved by the Corporation's Board of Directors. Such agreements typically have maturities ranging from 30 to 91 days.

   Securities sold under agreements to repurchase the same securities consist of agency notes and/or securities summarized as follows:

                                            Underlying securities
                                            ---------------------
                                 Weighted   Book value,
                                average     including
                    Balance     interest    accrued        Market
                  outstanding     rate      interest       value
                  -----------------------------------------------
December 31, 2003   $39,911       1.17%      $44,046      $43,002
December 31, 2002    20,569       1.49%       20,586       20,317

Financial data pertaining to reverse repurchase agreements follows:

                                           December 31,     December 31,
                                               2003             2002
Maximum amount of outstanding agreements   -----------------------------
  at any month-end                           $40,587          $49,666
Average amount of outstanding agreements
  during the year                             35,334           34,415

   The Corporation has Fed Funds borrowing lines with two of its correspondent banks. During the year ended December 31, 2003, neither of these lines was used.

(9) Federal Income Taxes
------------------------

Federal income tax expense (benefits) includes the following components:

                  Year ended                 Six months ended      Year ended
                  December 31,                  December 31,        June 30,
              2003    2002    2001          2001          2000       2001
            -----------------------------------------------------------------
                           (unaudited)                 (unaudited)
Current     $4,073  $3,980   $2,552        $1,696        $1,033      $1,888
Deferred       236    (205)     322           (98)           49         469
            ----------------------------------------------------------------
            $4,309  $3,775   $2,874        $1,598        $1,082      $2,357
            ================================================================

   For the year ended December 31, 2003, the Corporation's effective tax rate was 31% and 32% for the year ended December 31, 2002. Tax benefits related to interest on tax-exempt loans and increases in cash surrender value of bank owned life insurance accounted for the differences in the effective tax rates in both years.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


   Income tax expense differs from that computed by applying the U.S. federal income tax rate of 34% to pretax income for the years ended December 31 as a result of the following:

                                     2003      2002      2001
                                   ---------------------------
Computed "expected" tax expense    $4,729    $4,028    $2,887
Bank owned life insurance            (184)      (27)        -
Tax exempt interest                   (89)      (79)        -
Other, net                           (147)     (147)      (13)
                                   ---------------------------
                                   $4,309    $3,775    $2,874

   Under certain provisions of the Internal Revenue Code, the Corporation was allowed a statutory bad debt deduction (based upon a percentage of taxable income before such deduction) for additions to tax bad debt reserves established for the purpose of absorbing losses on loans or property acquired through foreclosure. Savings banks are not required to provide a deferred tax liability for additions to the tax bad debt reserve accumulated as of December 31, 1987, which amounts to $473 for the Corporation. This amount represents allocations of income to bad debt deductions for tax reporting purposes only Reduction of amounts so allocated for purposes other than to tax bad debt losses will create income for tax reporting purposes only, which will be subject to the then current corporate income tax rate.

   The following table presents major components of the net deferred tax liability resulting from differences between financial reporting and tax bases at December 31, 2003, and December 31, 2002:

                                    December 31,   December 31,
                                        2003           2002
Deferred tax assets:                ---------------------------
 Securities available-for-sale       $    80         $     -
 Loans                                 2,539           2,125
                                    ---------------------------
   Gross deferred tax assets           2,619           2,125
Deferred tax liabilities:
 Deferred loan fees                     (745)           (861)
 Securities available-for-sale             -            (516)
 Premises and equipment                 (200)           (201)
 FHLB stock                           (2,271)         (2,002)
 Other                                   (80)            (54)
                                    ---------------------------
   Gross deferred tax liabilities     (3,296)         (3,634)
                                    ---------------------------
Net deferred tax asset (liability)   $  (677)        $(1,509)
                                    ===========================

   A valuation allowance for deferred tax assets was not considered necessary at December 31, 2003 or 2002. Management believes the Corporation will fully realize its gross deferred income tax assets as of December 31, 2003 and 2002, based upon its deferred income tax liabilities that will reverse previous taxes paid and its current and expected future levels of taxable income.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)



(10) Earnings Per Share
-----------------------


The following table presents EPS information:

                                                 Year ended                  Six months ended       Year ended
                                                December 31,                    December 31,         June 30,
                                      2003         2002         2001         2001         2000         2001
                                  ----------------------------------------------------------------------------
                                                            (unaudited)               (unaudited)
Net income                        $    9,599   $    8,072   $    5,617   $    3,150   $    2,099   $    4,566
Common shares
  outstanding (basic)              8,184,455    7,997,713    7,645,324    7,715,611    7,581,665    7,602,461
Effect of dilutive stock options     277,048      263,735      425,639      366,223      432,709      432,006
                                  ----------------------------------------------------------------------------
Common shares
  outstanding (diluted)            8,461,503    8,261,448    8,070,963    8,081,834    8,014,374    8,034,468
                                  ===========================================================================
EPS, basic                        $     1.17   $     1.01   $     0.73   $     0.41   $     0.28   $     0.60
EPS, diluted                            1.13         0.98         0.70         0.39         0.26         0.57




   For purposes of calculating basic and diluted earnings per share, the numerator of net income is the same. There were 69,199, 73,164, 176,312,

and 207,567 outstanding options to purchase common stock at December 31, 2003, December 31, 2002, December 31, 2001, and June 30, 2001,
respectively that are considered nondilutive and have been excluded from the above calculation. Nondilutive options have an exercise price that is greater than the current market price of the stock. Certain share and per share amounts have been restated to reflect the 5-for-4 stock split.

(11) Stockholders' Equity
-------------------------

(a) Restrictions on Dividends
-----------------------------

Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the Federal Deposit Insurance Corporation (FDIC).

(b) Regulatory Capital
----------------------

At December 31, 2003, banking regulations required institutions to have a minimum total risk-based capital to risk-weighted assets ratio of 8% and a Tier 1 (core) capital to average total assets ratio of 4%.

   At December 31, 2003, the Bank was in compliance with the regulatory requirements for well-capitalized institutions. As of January 31, 2003, the most recent notification from the FDIC categorized the Bank as well capitalized under the regulatory framework. There are no conditions or events since the notification that management believes have changed the Bank's category.



                                                                                Minimum
                                                                              requirements
                                                                               for capital      Well-capitalized
                                                             Actual             adequacy          requirements
                                                        --------------------------------------------------------
                                                        Amount    Ratio     Amount     Ratio    Amount     Ratio
                                                        --------------------------------------------------------
December 31, 2003:
Total risk-based capital to risk-weighted assets (1)   $80,588    13.22%    $48,759    8.00%    $60,949    10.00%
Tier I (core) capital to risk-weighted assets           72,970    11.97%     24,380    4.00%     36,569     6.00%
Tier I (core) capital to average total assets           72,970     8.34%     35,000    4.00%     43,750     5.00%

December 31, 2002:
Total risk-based capital to risk-weighted assets (1)    71,336    13.11%     43,516    8.00%     54,395    10.00%
Tier I (core) capital to risk-weighted assets           64,536    11.86%     21,758    4.00%     32,637     6.00%
Tier I (core) capital to average total assets           64,536     8.07%     32,007    4.00%     40,009     5.00%



The Corporation, as a bank holding company regulated by the Federal Reserve, is also subject to capital requirements that are similar to those for Cascade Bank. The Corporation is well capitalized under Federal Reserve guidelines at December 31, 2003 with a Tier 1 ratio of 8.49% and a risk-based ratio of 13.42%.

------------------
(1) The FDIC requires institutions to maintain Tier I capital of not less than one-half of total capital.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES

Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


(12) Mortgage Servicing Rights
------------------------------

A summary of capitalized mortgage servicing rights, included in other assets, at December 31, 2003, and December 31, 2002, follows:

                                December 31,   December 31,
                                    2003           2002
                                ---------------------------
Balance at beginning of year     $   310        $   497
Additions                              -              -
Amortization                        (230)          (187)
Allowance for losses                   -              -
                                ---------------------------
Balance at end of year           $    80        $   310
                                ===========================

(13) Employee Benefit Plans
---------------------------

(a) Savings Plan
----------------

The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all full time employees. Under the plan, employee contributions are matched by the Corporation at a rate of 50% up to $12,000 contributed. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. The Corporation contributed $188, $92, $64, and $106 to the plan for the years ended December 31, 2003 and 2002, the six months ended December 31, 2001 and the year ended June 30, 2001, respectively.

(b) Employee Stock Ownership Plan
---------------------------------

The Corporation established an employee stock ownership plan (ESOP) which became effective on July 1, 1992 for employees of the Corporation, the Bank, and its subsidiary who have at least one year of continuous service. The Corporation pays all ESOP expenses. The shares of Cascade Financial Corporation stock purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the third year of service with an additional 20% vesting each year thereafter until 100% vesting after seven years. Allocations to individual participant's accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the years ended December 31, 2003 and 2002, the six months ended December 31, 2001, and the year ended June 30, 2001, the Corporation contributed $54, $112, $55 and $108, respectively, to the ESOP. Allocated and unallocated shares at December 31, 2003 were 187,517 and 0, respectively. The Corporation has the right of first refusal to purchase the allocated shares of separated employees.

(c) Employee Stock Purchase Plan
--------------------------------

The Corporation maintains an employee stock purchase plan, under the terms of which 182,353 shares of common stock have been authorized for issuance. The plan allows employees of the Corporation with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six-month offering period (January 1 and July 1 of each year), eligible employees who elect to participate are granted options to purchase a limited number of shares and unless the participant withdraws from the plan, the option is automatically exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering is determined by dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period.

(d) Stock Options
-----------------

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

   All options granted have limited rights that enable a holder upon a change in control of the Corporation, to elect to receive cash equal to the difference

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2003 and December 31, 2002, 243,842 and 238,586 shares, respectively, were fully exercisable.

   Changes in total options outstanding for the years ended December 31, 2003 and 2002, the six months ended December 31, 2001, and the year ended June 30, 2001 are as follows:

                                     Shares     Weighted average
                                     under      exercise price of
                                     option       option shares
                                     Year ended December 31, 2003
                                  ----------------------------------
Outstanding at beginning of year       576,100          $ 7.23
Granted during year                     96,100           12.34
Exercised during year                 (115,619)           3.77
Forfeited during year                  (16,739)           6.85
5-for-4 stock split                    114,985               -
                                  ----------------------------------
Outstanding at end of year             654,827          $ 7.24
                                  ==================================
                                     Year ended December 31, 2002
                                  ----------------------------------
Outstanding at beginning of year       855,216          $ 5.49
Granted during year                    109,802            8.81
Exercised during year                 (324,540)           2.83
Forfeited during year                  (64,378)           8.96
                                  ----------------------------------
Outstanding at end of year             576,100          $ 7.23
                                  ==================================
                                  Six months ended December 31, 2001
                                  ----------------------------------
Outstanding at beginning of year       834,672          $ 5.85
Granted during year                     13,445            8.11
Exercised during year                  (54,429)           3.33
10% stock dividend                      73,987               -
Forfeited during year                  (12,459)           8.19
                                  ----------------------------------
Outstanding at end of year             855,216          $ 5.49
                                  ==================================
                                      Year ended June 30, 2001
                                  ----------------------------------
Outstanding at beginning of year       864,272          $ 5.02
Granted during year                    210,080            7.49
Exercised during year                 (162,318)           2.01
Forfeited during year                  (77,362)           9.07
                                  ----------------------------------
Outstanding at end of year             834,672          $ 5.85
                                  ==================================

Financial data pertaining to outstanding stock options were as follows at December 31, 2003:

                                                                       Weighted
                                                                       average
                                                Weighted               exercise
                                 Weighted       average     Number     price of
                                  average       exercise    of exer-   exer-
                 Number of       remaining      price of    cisable    cisable
  Ranges of       option        contractual      option     option     option
Exercise prices    shares          life          shares     shares     shares
-------------------------------------------------------------------------------
$3.47 - 5.54      103,616        $ 4.84         $ 4.77      56,877     $ 4.35
 5.55 - 5.57      137,501          7.07           5.55      46,438       5.55
 5.58 - 6.68      131,273          6.17           5.92      64,394       5.94
 6.92 - 8.58      132,785          6.91           7.96      39,699       8.27
 8.65 - 14.82     149,652          7.96          11.03      36,434       8.65
 3.47 - 14.82     654,827        $ 6.71         $ 7.24     243,842     $ 6.28


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

   The following table presents a summary of the fair value of the Corporation's financial instruments:

                                      December 31,           December 31,
                                          2003                   2002
                                   Carrying   Estimated   Carrying   Estimated
                                     Value    fair value    value    fair value
                                   --------------------------------------------
Financial assets:
  Cash and cash equivalents        $ 14,071    $ 14,071    $ 20,595   $ 20,595
  Securities available-for-sale     189,747     189,747     159,897    159,897
  Securities held-to-maturity        86,719      85,344      49,388     49,949
  Loans, net                        567,094     570,799     546,677    561,383
  Servicing rights                       80          80         310        357
Financial liabilities:
  Deposit accounts                  564,314     566,760     509,850    512,680
  Borrowings                        239,911     251,021     218,069    236,008
  Junior subordinated debentures
   payable (1)                       10,212      10,212      10,310     10,310
  Mark-to-market on swap                 98          98           -          -

---------------------
(1) Net of $98,000 mark-to-market on swap (see note 6)


Cash and Cash Equivalents
-------------------------


The carrying amount represents fair value.

Securities Including Mortgage Backed Securities
-----------------------------------------------

Fair values are based on quoted market prices or dealer quotations.

Loans
-----

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

Deposit Accounts
----------------

The fair value of deposits with no stated maturity, such as checking accounts, money market deposit accounts and savings accounts, equals the amount payable on demand. The fair value of certificates of deposits is calculated based on the discounted value of contractual cash flows. The discount rate is equal to the rate currently offered on similar products.

Borrowings
----------

The fair value is calculated based on the discounted cash flow method, adjusted for market interest rates and terms to maturity.

Junior Subordinated Debentures Payable (Trust Preferred Securities)
-------------------------------------------------------------------

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

   At periodic intervals, the Federal Deposit Insurance Corporation and the Washington State Department of Financial Institutions routinely examine the Corporation's financial statements as part of their legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct that the Corporation's financial statements be adjusted in accordance with their findings.

   The Bank has also established Fed funds borrowing lines with two of its larger correspondent banks. During the years ended December 31, 2003 and 2002, these lines were not used.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


(16) Subsequent Events
----------------------

On February 11, 2004, the Corporation signed a Definitive Merger Agreement to acquire Issaquah Bancshares (Issaquah) and its operating subsidiary, Issaquah Bank. Issaquah is a $128 million asset bank holding company headquartered in Issaquah, Washington.

(17) Condensed Financial Information of Cascade Financial Corporation
---------------------------------------------------------------------

Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

Balance Sheet
-------------
                                         December 31,   December 31,
                                             2003           2002
Assets:                                  ---------------------------
  Cash                                     $ 1,272         $   964
  Investment in subsidiary                  72,978          64,536
  Other assets                               1,127           1,165
                                         ---------------------------
                                           $75,377         $66,665
                                         ===========================
Liabilities and stockholders' equity:
  Other liabilities                        $ 1,053         $   716
  Junior subordinated debentures payable    10,212          10,310
  Stockholders' equity                      64,112          55,639
                                         ---------------------------
                                           $75,377         $66,665
                                         ===========================




Statement of Operations
-----------------------
                                                   For the                  Six months          For the
                                                  year ended                   ended           year ended
                                                 December 31,                December 31,       June 30,
                                          2003       2002       2001       2001       2000       2001
                                        -----------------------------------------------------------------
                                                            (unaudited)           (unaudited)

Equity in undistributed net income
   of the subsidiary                    $10,542    $ 9,113    $ 6,653    $ 3,740    $ 2,548    $ 5,462
Interest income - junior
   subordinated debentures                  34          34         60         17          -         42
Operating expenses                        (429)       (464)      (476)      (330)       (88)      (234)
Interest expense - junior
   subordinated debentures              (1,034)     (1,148)    (1,154)      (581)      (593)    (1,166)
                                       -----------------------------------------------------------------
Income before Federal income taxes       9,113       7,535      5,083      2,846      1,867      4,104
Income tax benefit                         486         537        534        304        232        462
                                       -----------------------------------------------------------------
Net income                             $ 9,599     $ 8,072    $ 5,617    $ 3,150    $ 2,099    $ 4,566
                                       =================================================================


CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)




Statement of Cash Flows
-----------------------
                                                             For the                     Six months         For the
                                                            year ended                     ended           year ended
                                                           December 31,                  December 31,       June 30,
                                                  2003        2002        2001        2001        2000        2001
                                               -----------------------------------------------------------------------
                                                                       (unaudited)             (unaudited)

Cash flows from operating activities:
  Net income                                   $  9,599     $ 8,072     $ 5,617     $ 3,150     $ 2,099     $ 4,566
  Adjustments to reconcile net income to
   net cash (used in) operating activities:
    Equity in net income of subsidiaries        (10,542)     (9,113)     (6,653)     (3,740)     (2,548)     (5,462)
    Increase (decrease) in other assets              38         311        (276)       (295)         62          85
    (Decrease) increase in other liabilities        (15)        109         (33)          4          46           9
                                               -----------------------------------------------------------------------
    Net cash used in operating activities          (920)       (621)     (1,345)       (881)       (341)       (802)
Cash flows from investing activities:
  Dividends received from subsidiaries            2,100         700       1,600         700         800       1,700
                                               -----------------------------------------------------------------------
    Net cash provided (used)
     by investing activities                      2,100         700       1,600         700         800       1,700
Cash flows from financing activities:
  Repurchase of common stock                        (89)       (375)       (295)       (156)       (584)       (723)
  Proceeds from exercise of stock options           656       1,064         415         176         210         446
  Dividends paid                                 (1,439)       (322)          -           -           -           -
                                               -----------------------------------------------------------------------
    Net cash provided by
     financing activities                          (872)        367         120          20        (374)       (277)
                                               -----------------------------------------------------------------------
  Net increase (decrease) in cash and cash
   equivalents                                      308         446         375        (161)         85         621
                                               -----------------------------------------------------------------------
Cash and cash equivalents:
  Beginning of year                                 964         518         143         679          58          58
                                               -----------------------------------------------------------------------
  End of year                                  $  1,272     $   964     $   518     $   518     $   143     $   679

                                               =======================================================================



(18) Lines of Business
----------------------

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




Year Ended December 31, 2003
----------------------------
                                             Resi-     Constr-    Income               Admin-
                                Business    dential    uction    Property   Consumer  istration     Total
                                -------------------------------------------------------------------------
Condensed income statement
  Net interest income after
   provision for loan losses   $  7,723   $  1,334    $ 3,683   $  6,331    $ 1,521   $  5,743    $ 26,335
  Other income                       50        872          8          3      1,744      2,629       5,306
  Other expense                   3,050      1,736      1,112      1,756      1,707      8,372      17,733
                               ---------------------------------------------------------------------------
  Income before income tax        4,723        470      2,579      4,578      1,558          -      13,908
  Federal income taxes            1,457        159        801      1,414        478          -       4,309
                               ---------------------------------------------------------------------------
  Net income                   $  3,266   $    311    $ 1,778   $  3,164    $ 1,080   $      -    $  9,599
                               ===========================================================================
At December 31, 2003
Total assets                   $204,446   $105,565    $62,742   $171,068    $33,163   $308,236    $885,220



Year Ended December 31, 2002
----------------------------
                                             Resi-     Constr-    Income               Admin-
                                Business    dential    uction    Property   Consumer  istration     Total
                                -------------------------------------------------------------------------
Condensed income statement
  Net interest income after
   provision for loan losses   $  5,297   $  1,961    $ 3,931   $  5,745    $ 2,019   $  5,176    $ 24,129
  Other income                       69        812          -          7      1,308      1,843       4,039
  Other expense                   2,487      2,015      1,163      1,832      1,805      7,019      16,321
                               ---------------------------------------------------------------------------
  Income before income tax        2,879        758      2,768      3,920      1,522          -      11,847
  Federal income taxes              917        242        882      1,250        484          -       3,775
                               ---------------------------------------------------------------------------
  Net income                   $  1,962   $    516    $ 1,886   $  2,670    $ 1,038   $      -    $  8,072
                               ===========================================================================
At December 31, 2002
Total assets                   $142,273   $122,669    $84,121   $157,353    $49,331   $248,716    $804,463



Six Months Ended December 31, 2001

----------------------------------
                                             Resi-     Constr-    Income               Admin-
                                Business    dential    uction    Property   Consumer  istration     Total
                                -------------------------------------------------------------------------
Condensed income statement
  Net interest income after
   provision for loan losses   $  2,085   $  1,244    $ 1,968   $  1,650    $   746   $  2,699    $ 10,392
  Other income                       21        410          -          6        656        724       1,817
  Other expense                     975        948        495        800        820      3,423       7,461
                               ---------------------------------------------------------------------------
  Income before income tax        1,131        706      1,473        856        582          -       4,748
  Federal income taxes              380        238        496        288        196          -       1,598
                               ---------------------------------------------------------------------------
  Net income                   $    751   $    468    $   977   $    568    $   386   $      -    $  3,150
                               ===========================================================================
At December 31, 2001
Total assets                   $125,342   $152,727    $75,911   $172,671    $58,381   $177,291    $762,323


CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)




Year Ended June 30, 2001
------------------------
                                             Resi-     Constr-    Income               Admin-
                                Business    dential    uction    Property   Consumer  istration     Total
                                -------------------------------------------------------------------------
Condensed income statement
  Net interest income after
   provision for loan losses   $  3,573   $  2,713    $ 3,824   $  2,687    $ 1,331   $  4,453    $ 18,581
  Other income                       73        533          -          5      1,212        820       2,643
  Other expense                   1,992      2,647        809      1,724      1,856      5,273      14,301
                               ---------------------------------------------------------------------------
  Income before income tax        1,654        599      3,015        968        687          -       6,923
  Federal income taxes              562        204      1,025        329        237          -       2,357
                               ---------------------------------------------------------------------------
Net income                     $  1,092   $    395    $ 1,990   $    639    $   450   $      -    $  4,566
                               ===========================================================================
At June 30, 2001
Total assets                   $113,707   $161,729    $58,796   $164,274    $60,406   $174,465    $733,377



(19) Selected Quarterly Financial Data (Unaudited)
--------------------------------------------------

                                                  Quarter Ended
                                      Mar 31,   June 30,   Sept 30,    Dec 31,
                                       2003       2003       2003       2003
                                     -----------------------------------------
Interest income                      $12,748    $12,532    $12,506    $12,577
Interest expense                       6,018      5,821      5,660      5,254
Net interest income                    6,730      6,711      6,846      7,323
Provision for loan losses                375        300        300        300
Other income                           1,615      1,451      1,353        887
Other expense                          4,594      4,398      4,333      4,409
Income before Federal income taxes     3,376      3,464      3,566      3,501
Federal income taxes                   1,072      1,105      1,133        999
Net income                             2,304      2,359      2,433      2,502
Earnings per share, basic                .28        .29        .30        .30
Earnings per share, diluted              .28        .28        .29        .29

                                                  Quarter Ended
                                      Mar 31,   June 30,   Sept 30,    Dec 31,
                                       2002       2002       2002       2002
                                     -----------------------------------------
Interest income                      $13,373    $13,298    $12,748    $13,051
Interest expense                       6,919      6,719      6,456      6,352
Net interest income                    6,454      6,579      6,292      6,699
Provision for loan losses                700        420        375        400
Other income                             972        893      1,146      1,028
Other expense                          3,975      4,134      4,098      4,114
Income before Federal income taxes     2,751      2,918      2,965      3,213
Federal income taxes                     903        906        907      1,058
Net income                             1,848      2,012      2,058      2,155
Earnings per share, basic                .24        .25        .26        .26
Earnings per share, diluted              .22        .24        .25        .26

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


                                       Quarter Ended

                                     Sept 30,    Dec 31,
                                       2001        2001
                                     --------------------
Interest income                      $13,937    $13,537
Interest expense                       8,614      7,658
Net interest income                    5,323      5,879
Provision for loan losses                270        540
Other income                             896        921
Other expense                          3,708      3,753
Income before Federal income taxes     2,241      2,507
Federal income taxes                     745        853
Net income                             1,496      1,654
Earnings per share, basic                .19        .22
Earnings per share, diluted              .18        .21

                                                  Quarter Ended
                                     Sept 30,    Dec 31,    Mar 31,   June 30,
                                       2002       2002       2001       2001
                                     -----------------------------------------
Interest income                      $13,840    $14,439    $14,318    $14,092
Interest expense                       9,195      9,725      9,277      8,931
Net interest income                    4,645      4,714      5,041      5,161
Provision for loan losses                210        210        290        270
Other income                             516        623        793        711
Other expense                          3,393      3,505      3,722      3,681
Income before Federal income taxes     1,558      1,622      1,822      1,921
Federal income taxes                     530        551        623        653
Net income                             1,028      1,071      1,199      1,268
Earnings per share, basic               0.14       0.14       0.16       0.17
Earnings per share, diluted             0.13       0.14       0.14       0.16



ANNUAL SHAREHOLDERS' MEETING
----------------------------

The Annual Shareholders' meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, WA, on Tuesday, May 4, 2003 at 6:30 p.m. Pacific Time.


CORPORATE INFORMATION
---------------------
WWW.CASCADEBANK.COM

CASCADE SERVICE CENTER       MARYSVILLE                             of record. The following table
(800) 326-8787               815 State Avenue                       sets forth market price
                             Marysville, WA                         information for the Corpor-
                             (360) 659-7614                         ation's common stock.

MAIN OFFICE                  NORTH MARYSVILLE                       QUARTERS
2828 Colby Avenue            3711 88th Street NE                    ENDED       HIGH     LOW
Everett, WA                  Marysville, WA                         3/31/02    $ 7.80    6.08
(425) 257-1745               (360) 651-9200                         6/30/02      9.78    7.40
                                                                    9/30/02      9.02    7.92
BELLEVUE                     PINE LAKE                              12/31/02     9.59    8.20
200 108th Avenue NE          2902 228th Avenue SE
Bellevue, WA                 Issaquah, WA                           QUARTERS
(425) 455-2300               (425) 369-8322                         ENDED       HIGH     LOW
                                                                    3/31/03    $10.56    9.04
CLEARVIEW                    SMOKEY POINT                           6/30/03     13.20    9.16
17512 SR 9 SE                3532 172nd Street NE                   9/30/03     16.00   12.01
Snohomish, WA                Arlington, WA                          12/31/03    20.99   14.92
(360) 668-1243               (360) 653-1900

CROSSROADS                   WOODINVILLE                            STOCK TRANSFER AGENT
15751 NE 15th Street         17641 Garden Way NE                    Mellon Investor Services LLC
Bellevue, WA                 Woodinville, WA                        P.O. Box 3315
(425) 643-6200               (425) 481-0820                         South Hackensack, NJ 07606
                                                                    (800) 839-2983
EVERETT/BROADWAY             All shareholders are encour-           (800) 231-5469 TDD for Hearing Impaired
2602 Broadway                aged to read Cascade's Form            (201) 329-8660 Foreign Shareholders
Everett, WA                  10-K for the year ended                (201) 329-8354 TDD Foreign Shareholders
(425) 259-1243               December 31, 2003, as filed            www.melloninvestor.com
                             with the Securities and Exchange
EVERETT/EVERGREEN WAY        Commission (the "SEC"). The Form       AUDITORS
6920 Evergreen Way           10-K includes the significant risk     KPMG LLP
Everett, WA                  factors that could affect              801 2nd Avenue, Suite 900
(425) 353-1243               Cascade's projections and              Seattle, Washington 98104
                             future operating performance.
HARBOUR POINTE               This document is qualified in          LEGAL COUNSEL
11700 Mukilteo Speedway      its entirety by the information        Keller Rohrback, LLP
Mukilteo, WA                 contained in the Form 10-K.            1201 Third Avenue, Suite 3200
(425) 290-7767                  The Form 10-K, together             Seattle, WA  98101-3052
                             with all other information filed
ISSAQUAH                     by Cascade with the SEC, is            SPECIAL COUNSEL
305 Front Street N           available on the Internet at the       Anderson Hunter, PS
Issaquah, WA                 SEC's web site at http://www           2707 Colby Avenue, Suite 1001
(425) 391-5500               sec.gov. The Form 10-K will be         Everett, Washington 98201
                             furnished by Cascade, upon
LAKE STEVENS                 receipt of written request
8915 Market Place            addressed to Cascade Financial
Everett, WA                  Corporation, 2828 Colby Avenue,
(425) 334-8880               Everett, WA 98201.
                                The common stock of Cascade
LYNNWOOD                     Financial Corporation is traded
19419 Highway 99             on the NASDAQ SmallCap Market
Lynnwood, WA                 under the symbol CASB. As of
(425) 775-6666               December 31, 2003, there were
                             approximately 2,550 shareholders
