Form 10-K, Exhibit 13
period 2004-12-31
CASCADE FINANCIAL CORP
filed 2005-03-14
CIK 928911

EXHIBIT 13
(COVER PAGE)

2004 ANNUAL REPORT

Real
People.
Real
solutions.sm

(picture of Jenifer Schwartz at Snohomish branch with Red and Rover)

Cascade Financial Corporation Logo

Real
People.
Real community banking
Solutions.

When its doors opened in June 2004, expectations were high that the new Snohomish branch would enjoy a warm welcome. In fact, deposits flowed into the bank even before the last floor tile was installed. Within months, deposits had grown well beyond plan.
    This progress is testament to Cascade's excellent reputation and style of exceptional customer service. Many Cascade employees make their homes in the area and their roots run deep. They believe it makes sense to bank with a good neighbor. Red and Rover agree and like to keep things close to home, too. That's why they choose Cascade.

(Front cover: Red and Rover, loyal Cascade Bank customers, bring in their lemonade stand earnings to Senior Financial Services Representative Jenifer Schwartz at our new Snohomish branch.)



Financial Highlights . . . . . . . . .  1
Letter to Shareholders . . . . . . . .  2
Cascade Bank Management Team . . . . .  6
Board of Directors . . . . . . . . . .  8
Management Discussion and Analysis . . 10
Independent Auditors' Report . . . . . 18
Annual Meeting Information . . . . . . 47

Real
people.
Real partnership
solutions.

Our 2004 Annual Report takes its inspiration from our collaboration with Cascade Bank customer Brian Basset and his nationally syndicated "Red and Rover" comic strip.
    The friendship between a 10-year-old boy and his beloved dog and their shared adventures in life and commerce celebrate the idea that staying true to the fundamentals really counts. Simple things like shared values, loyalty, and relationships matter when building a lasting friendship or working together to build Cascade Bank into a preferred community bank that consistently returns value to shareholders.
    Follow Red and Rover as they point out our 2004 performance highlights.

(Image of Brian Basset with cartoon characters Red and Rover at their lemonade stand.)

Cartoonist Brian Basset with Red and Rover.



FIVE-YEAR FINANCIAL HIGHLIGHTS

Dollars in thousands except for per share and financial ratios.

12 MONTHS ENDED DECEMBER 31           2004        2003       2002       2001       2000
----------------------------------------------------------------------------------------
Net interest income               $   32,397   $ 27,610   $ 26,024   $ 21,403   $ 18,738
Other income                           4,747      5,306      4,039      3,322      2,399
Net income                            10,785      9,599      8,072      5,617      3,821
Earnings per share (diluted)            1.16       1.13       0.98        0.70      0.47

AT DECEMBER 31                        2004        2003       2002       2001       2000
----------------------------------------------------------------------------------------
Assets                            $1,088,955   $885,220   $804,463   $762,323   $716,439
Loans, net                           794,466    567,094    546,677    576,226    548,722
Deposits                             721,908    564,314    509,850    419,980    395,976
Stockholders' equity                  96,250     63,957     56,640     47,677     41,240
Book value per share                   10.07       7.76       6.99       6.16       5.36

FINANCIAL RATIOS                      2004        2003       2002       2001       2000
----------------------------------------------------------------------------------------
Return on assets                        1.09%      1.13%      1.05%      0.77%     0.57%
Return on average equity               13.22%     15.81%     15.49%     12.63%    10.16%
Return on tangible equity              16.24%     15.81%     15.49%     12.63%    10.16%
Net interest margin                     3.44%      3.35%      3.44%      3.01%     2.86%
Nonperforming loans/total loans         0.07%      0.33%      0.17%      0.34%     0.42%
Efficiency ratio                       54.70%     53.87%     54.29%     60.13%    68.62%





In 2001, following Cascade Bank's conversion from a thrift institution to a commercial bank, Cascade Financial Corporation ("Cascade") changed its fiscal year-end from June 30 to December 31 to align its reporting periods with those of its commercial bank peers. Cascade's financial information for the years ending December 31, 2001 and 2000, was prepared by management and is unaudited.

Special to Cascade Bank, Red and Rover characters are copyrighted by Brian Basset and The Washington Post Writers Group, 2005 (c)

CEO Carol K. Nelson and Rover get acquainted as Red watches a winning friendship take shape.

(Image of Carol Nelson shaking Rover's hand while Red looks on.)

DEAR SHAREHOLDERS, CUSTOMERS, AND EMPLOYEES:

I invite you to share pride in our 2004 accomplishments. We successfully executed our growth strategy, growing assets to over $1 billion. Net income increased to a record $10.8 million. Focus on solid banking fundamentals and exceptional customer service continued to fuel our progress as a market leader. Cascade is a stronger financial institution today than a year ago.
    Cascade's growth strategy includes branch expansion, acquisition, and niche banking. Our 2004 highlights include the June opening of our newest branch in the city of Snohomish. The community welcomed the branch, which quickly surpassed goals for new deposits. We also completed the acquisition of Issaquah Bancshares, adding two new branches and more than $131 million in assets. In addition to providing specialized banking for the medical/dental professional market segment, we launched our Women's Financial Group, dedicated to serving the banking needs of women business owners and professionals. These market segments present tremendous potential for Cascade.
    Loan and deposit growth, strong credit quality, and efficient operations are the fundamentals that propel our business forward. Demonstrating continuous improvement in all areas remains our emphasis as we create results that enhance shareholder value. We were successful in growing higher-yielding business, construction, and commercial real estate loans, which we funded with lower-cost

(Image of Red with Rover's leash)

deposits. In fact, total loans grew 40% and total deposits increased 28%. Our cost of funds decreased with checking accounts showing strong growth. Adding to our strength is our conservative credit culture. Nonperforming loans dropped to just .07% of total loans. The charts throughout this report illustrate the excellent progress we've made against key performance metrics.
    Our vision is to be the preferred community bank. Our consistent pattern of loan and deposit growth, the steady flow of quality referrals we enjoy from satisfied consumer and commercial customers, and the customer loyalty we earn through our actions indicate that we are well on our way toward realizing our vision. Together with our team of experienced, knowledgeable and capable bankers, we are bringing to life our "real people, real solutions" signature with each customer touch point and every banking transaction.
    Thank you for the confidence and commitment you express to Cascade Bank through your loyal and valued support.

Sincerely,

/s/ Carol K. Nelson
-------------------
    Carol K. Nelson
    President and Chief Executive Officer
    Cascade Financial Corporation
    February 15, 2005

Real
people.
Real lending
solutions.

Red's proposal for a new lemonade stand was on a slightly smaller scale than developer Bob Gregg's proposal for The Gregory-a mixed-use project in downtown Edmonds, Washington. The project occupies a city block and includes 14,000 square feet of commercial space on the ground floor with 28 condominiums above.
    Bob says that Cascade Bank knows far more than the average bank about construction lending. "At Cascade, they get the concept of quick turnaround on a loan draw. They get the whole construction process."
    Red and Rover can rest assured that their lemonade stand will be built by an expert and financed by one, too.

Red and Rover discuss plans for a new lemonade stand that developer Bob Gregg will build.

(Image of Bob Gregg showing blueprints of lemonade stand to Red and Rover.)

REVENUE
-------
$ in millions, 2000 and 2001 are unaudited

(Revenue bar chart here)

                          2000   2001   2002   2003   2004
                          --------------------------------
Net Interest Income       18.7   21.4   26.0   27.6   32.4
Other Income               2.4    3.3    4.0    5.3    4.7

NET INCOME
----------
$ in millions, 2000 and 2001 are unaudited

(Net Income bar chart here)

                          2000   2001   2002   2003   2004
                          --------------------------------
Net Income                 3.8    5.6    8.1    9.6   10.8

EFFICIENCY RATIO
----------------
%, 2000 and 2001 are unaudited

(Efficiency Ratio bar chart here)

                          2000   2001   2002   2003   2004
                          --------------------------------
Efficiency Ratio          68.6   60.1   54.3   53.9   54.7

                                     4
<PGAE>

Real
people.
Real business
solutions.

Red entrusts his smile to Dr. Jacqueline de Leon-Estes-a caring, attentive orthodontist with a passion for working with children, teens and adults.
    A beautiful smile speaks volumes about health and happiness, and Dr. de Leon-Estes has plenty to grin about. She has grown her Mukilteo, Washington practice by over 20% since purchasing it with Cascade's help in 2003. Now, Cascade is helping her manage growth to achieve heightened success. Rover says it is progress worth barking about.

Red urges Rover to open wide so
Dr. de Leon-Estes can check his teeth.

(Picture of Dr. de Leon-Estes checking Red's teeth while Rover holds Red's mouth)

TOTAL DEPOSITS
--------------
$ in millions, 2000 and 2001 are unaudited

(Total Deposits bar chart here)

                          2000   2001   2002   2003   2004
                          --------------------------------
Total Deposits             396    420    510    564    722

BUSINESS LOANS
--------------
$ in millions, 2000 and 2001 are unaudited

(Business Loans bar chart here)

                          2000   2001   2002   2003   2004
                          --------------------------------
Business Loans              97    125    142    204    292

LOANS
-----
December 31, 2004: $804 Million
audited, % of loans

(Loans pie chart here)

Consumer             4%
Commercial R/E      22%
R/E Construction    13%
Residential         13%
Business            36%
Multifamily         12%

(Image of Red pulling a wagon with Rover and bags of groceries)

CASCADE BANK MANAGEMENT TEAM
----------------------------
Carol K. Nelson
President and Chief
Executive Officer
(Picture of Carol K. Nelson)

Rob Disotell
EVP, Chief Credit Officer
(Picture of Rob Disotell)

Steve Erickson
EVP, Real Estate Lending
(Picture of Steve Erickson)

LeAnne Frank
EVP, Chief
Administrative Officer
(Picture of LeAnne Frank)

Real
people.
Real community
solutions.

Red and Rover live in a time when houses are affordable and food is plentiful. Real life can be tough, however, and that is when lending a hand really counts. At Cascade, our employees offer time, talent, and dollars to many nonprofit organizations. In fact, our employees initiated a November food drive to benefit Volunteers of America food banks in Snohomish and King Counties Together with our customers, we collected enough food to make the holiday season merrier for 1,600 neighbors - and many of their pets.

Cascade employee Judy Austin gratefully accepts Red and Rover's donation of dog and people food.

(Picture of Judy Austin next to food bank barrel accepting food donations from Red and Rover.)

CASCADE BANK MANAGEMENT TEAM
----------------------------
Bob Ittes
President, Issaquah
Bank Division
(Picture of Bob Ittes)

Lars Johnson
EVP, Chief Financial Officer
(Picture of Lars Johnson)

Debbie McLeod
EVP, Retail Banking
(Picture of Debbie McLeod)

Bob Wojcik
EVP, Business Banking
(Picture of Bob Wojcik)

(Picture of Red and Rover with Red's piggy bank)

CASCADE FINANCIAL CORPORATION DIRECTORS
---------------------------------------
David W. Duce (1)
Chairman of the Board
Cascade Financial Corporation
Attorney
Duce Bastian Peterson

Carol K. Nelson (1, 4)
President and CEO
Cascade Financial Corporation

G. Brandt Westover (1, 3, 5)
Vice Chairman
Cascade Financial Corporation
Senior Vice President
UBS Financial Services, Inc.

Richard L. Anderson, CPA (2)
President
Hascal, Sjoholm & Company, P.S.
Janice Halladay (1, 3, 4, 5)
Retired Bank Executive

Dwayne Lane (3)
President
Dwayne Lane Auto Centers

Frank M. McCord (3)
Retired Bank Chairman and CEO

Dennis R. Murphy, Ph.D. (1, 2)
Dean, College of Business and
Economics
Professor of Economics
Western Washington University

David R. O'Connor (1, 3, 4, 5)
Co-Owner
Mobile Country Club
Henry M. Robinett (2, 4)
General Partner
Boyden, Robinett & Associates L.P.

Craig Skotdal (2, 5)
President
Skotdal Real Estate

Ronald E. Thompson (1, 2, 4, 5)
President
Windermere Commercial
and Property Management of
Snohomish County

1. Executive Committee
2. Audit and Finance Committee
3. Compensation and Personnel Committee
4. Loan Committee
5. Corporate Governance and Nominating Committee

(Pictures of David W. Duce, Carol K. Nelson, G. Brandt Westover, Richard L. Anderson, Janice Halladay, Dwayne Lane, Frank M. McCord, Dennis R.
Murphy, Ph.D., David R. O'Connor, Henry M. Robinett, Craig Skotdal, Ronald
E. Thompson)

CASCADE FINANCIAL CORPORATION SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data.)

                                                      FOR THE
                                                    YEAR ENDED
                                                    DECEMBER 31,
                                             2004       2003       2002
------------------------------------------------------------------------
Interest income                            $55,316    $50,363    $52,470
Interest expense                            22,919     22,753     26,446
Net interest income                         32,397     27,610     26,024
Provision for loan losses                      675      1,275      1,895
Net interest income after
  provision for loan losses                 31,722     26,335     24,129
Other income                                 4,747      5,306      4,039
Other expense                               20,317     17,733     16,321
Income before federal income taxes          16,152     13,908     11,847
Net income                                  10,785      9,599      8,072
Net income per common share, basic (1)        1.20       1.17       1.01
Net income per common share, diluted (1)      1.16       1.13       0.98
Book value per share (1)                     10.07       7.76       6.99

                                                  AT DECEMBER 31,
                                             2004       2003       2002
------------------------------------------------------------------------
Assets                                  $1,088,955   $885,220   $804,463
Loans, net                                 794,466    567,094    546,677
Cash and securities                        228,644    290,537    229,880
Deposits                                   721,908    564,314    509,850
Borrowings                                  36,356     50,123     30,879
FHLB advances                              228,000    200,000    197,500
Stockholders' equity                        96,250     63,957     56,640
Nonperforming loans                            532      1,921        956

                                                 FINANCIAL RATIOS
                                                     FOR THE
                                                    YEAR ENDED
                                                    DECEMBER 31,
                                             2004       2003       2002
------------------------------------------------------------------------
Return on assets                             1.09%      1.13%      1.05%
Return on equity                            13.22      15.81      15.49
Return on tangible equity                   16.24      15.81      15.49
Net interest margin                          3.44       3.35       3.44
Efficiency ratio                            54.70      53.87      54.29
Average stockholders' equity to
   average assets                            8.25       7.15       6.75
Total risk based capital to risk
   weighted assets                          11.06      13.22      13.11
Tier 1 capital to adjusted total assets      8.04       8.34       8.07

(1) Per common share data is retroactively adjusted to reflect all stock splits and stock dividends.

MANAGEMENT DISCUSSION AND ANALYSIS
----------------------------------
The following discussion is provided for the consolidated operations of Cascade Financial Corporation (the "Corporation") as of December 31, 2004. The Corporation has only one operating subsidiary: Cascade Bank (the "Bank"). The purpose of this discussion is to focus on significant factors concerning the Corporation's financial condition and results of operations, and to provide a more comprehensive review of the Corporation's operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.
    In addition to historical information, this report contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing the Corporation of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks, and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: higher than expected loan delinquency rates, general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly changing technology; competitive factors, including increased competition with community, regional, and national financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of the statement.
The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in this and other documents the Corporation files from time to time with the Securities and Exchange Commission.

Acquisition
-----------
On June 3, 2004, the Corporation acquired Issaquah Bancshares, Inc., ("Issaquah"). The acquisition was accounted for using the purchase method of accounting and accordingly, the assets and liabilities were recorded based on their fair values at the acquisition date. Shares of Issaquah were exchanged for cash or cash and shares of the Corporation resulting in the issuance of 1,263,423 new shares. The merger enhances Cascade's commercial banking franchise by expanding Cascade's presence in east King County. Total Issaquah assets on June 3, 2004, were approximately $131 million and the total value of the transaction, both cash and stock, was approximately $34.3 million as measured under the provisions of FAS 141. In addition to the shares issued, the Corporation paid cash of $9.5 million in connection with the merger. The Bank booked $26.3 million in intangible assets associated with the transaction including $25.2 million in goodwill and a $1.1 million core deposit intangible that will be amortized using straight-line method over an eight year period of time.

Critical Accounting Policies
----------------------------
Corporations may apply certain critical accounting policies requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Corporation considers its only material critical accounting policy to be the allowance for loan losses. The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of the allowance for loan losses is maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of the allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management's assessment of the internal risk classifications, changes in the nature of the loan portfolio, industry concentrations, and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Corporation's consolidated financial statements, results of operation, or liquidity.
    For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see Note 4 in the Consolidated Financial Statements for the year ended December 31, 2004, and "Management's Discussion and Analysis of Financial Condition and Results of Operation - Provision for Loan Losses."

FINANCIAL CONDITION
-------------------

Total Assets
------------
The Corporation's total assets at December 31, 2004, were $1.1 billion, compared to $885.2 million at December 31, 2003, an increase of 23.0%. The increase is due to internal growth and the acquisition of Issaquah Bancshares, Inc. ("Issaquah"), the parent company of Issaquah Bank on June 3, 2004. At the time of the acquisition Issaquah had $131.0 million in total assets. The Corporation's total assets at December 31, 2002, were $804.5 million.

Investment Securities
---------------------
Securities designated as available for sale decreased to $124.3 million at December 31, 2004, versus $189.7 million at December 31, 2003. Securities designated as held to maturity increased to $91.3 million at December 31, 2004, from $86.7 million a year earlier. The securities in both portfolios consist of notes issued by Government Sponsored Enterprises ("GSE" e.g. FHLB, FNMA) or mortgage-backed securities issued by either FNMA or FHLMC or a mortgage conduit. Included in the available for sale portfolio is $11.9 million of Federal Home Loan Bank of Seattle stock at December 31, 2004. During the year, the available for sale portfolio held a small position in U.S. Treasury notes and Corporate notes. All securities held during the year were of investment grade. All but the corporate notes received the highest credit rating from at least one of the major rating agencies. The investment portfolio has been used to leverage our capital base as the growth in equity has exceeded the growth in the loan portfolio.
    The overall investment portfolio declined as investments were called or sold and the mortgage-backed securities prepaid more quickly than replaced. The net proceeds from the reduction in the investment portfolio were used to fund the growth in the loan portfolio.

Loan Portfolio
--------------
Net loans increased to $794.5 million at December 31, 2004, a 40% increase over $567.1 million at December 31, 2003. Of that amount, $94.6 million were acquired from Issaquah and $132.9 million represented internal growth. Net loans were $546.9 million at December 31, 2002.
    Business loans increased from $204.4 million at December 31, 2003, to $292.1 million at December 31, 2004, a 42.9% increase. The strong growth in this portfolio was the result of our ability to win new borrowing customers in a very competitive market. Net construction loans increased to $107.4 million at December 31, 2004, from $62.7 million at the prior year-end. Total construction loans, which include loans in process, increased to $157.1 million from $93.7 million. This portfolio experienced rapid turnover as the housing market remained very robust during the year. Commercial real estate loans increased from $83.9 million at December 31, 2003, to $178.7 million at December 31, 2004. The Corporation's loan focus remains on small businesses, builders and developers in the Puget Sound area. Construction lending is directed toward building single-family housing and land development for single-family housing. The Bank confines its lending to the Puget Sound region of Washington State.
    Total single-family residential loans increased slightly from $105.6 million at December 31, 2003, to $106.0 million at December 31, 2004. High rates of refinancing activity due to very low interest rates impacted loan balances in that the Corporation sells the vast majority of its 30 year fixed-rate loans, its 15 year fixed-rate loans, and many of its conforming intermediate term hybrid ARMs in the secondary mortgage market. Since these were the preferred products in the market in 2004, many of the Corporation's adjustable rate mortgages were refinanced into fixed rate loans and sold. Multifamily loans outstanding increased from $87.2 million at December 31, 2003, to $92.4 million at December 31, 2004.
    Consumer loans dropped $3.0 million to $30.1 million as of December 31, 2004. The Bank's consumer loan portfolio is comprised of home equity loans and lines of credit, installment loans, and credit card loans. Home equity loans generally take the form of a second mortgage. In terms of direct consumer loans, the Bank has not emphasized this line of business, concluding that it is at a competitive disadvantage against the very aggressive pricing of large banks, captive finance companies and the specialty credit card issuers.
    The chart below indicates the mix of the loan portfolio as of the dates indicated:




                                     DECEMBER 31, 2004     DECEMBER 31, 2003     DECEMBER 31, 2002
(Dollars in thousands)               AMOUNT    PERCENT     AMOUNT    PERCENT     AMOUNT    PERCENT
--------------------------------------------------------------------------------------------------
Business                            $292,117    34.11%    $204,446    33.63%    $142,273    24.68%
Commercial real estate               178,704    20.87       83,856    13.79       63,108    10.95
                                     ------------------------------------------------------------
Total business-like loans            470,821    54.98      288,302    47.42      205,381    35.63
Single-family residential            105,975    12.37      105,565    17.37      122,669    21.28
Real estate construction             157,088    18.34       93,704    15.41      104,790    18.18
Consumer                              30,125     3.52       33,163     5.45       49,331     8.56
Multifamily loans                     92,372    10.79       87,212    14.35       94,245    16.35
                                     ------------------------------------------------------------
Total gross loans                    856,381   100.00%     607,946   100.00%     576,416   100.00%
                                     ------------------------------------------------------------
Loans in process                     (49,657)              (30,962)              (20,669)
Allowance for losses on loans         (9,563)               (7,711)               (6,872)
Deferred loan fees and discounts      (2,695)               (2,179)               (2,198)
                                     ------------------------------------------------------------
Net loans receivable                $794,466              $567,094              $546,677
                                     ============================================================



Allowance for Loan Losses
-------------------------
Management provides for possible loan losses by maintaining an allowance. The allowance for loan losses reflects management's best estimate of probable losses as of a particular balance sheet date, but there is no guarantee that management's estimate will be sufficient to cover actual loan losses. The allowance for loan losses is maintained at a level considered adequate based on management's assessment of various factors affecting the loan portfolio, including local economic conditions, growth of the loan portfolio, past loss experience, and its composition. Increases in the allowance for loan losses made through provisions primarily reflect loan growth, awareness of the greater risk inherent in business lending and the impact of the economic climate on the loan portfolio.
    Management determines the amount of the allowance for loan losses by utilizing a loan grading system to determine risk in the loan portfolio and by considering the results of credit reviews. The loan portfolio is separated by quality and then by loan type. Loans of acceptable quality are evaluated as a group, by loan type, with a specific loss rate assigned to the total loans in each type, but unallocated to any individual loan. Conversely, each adversely classified loan is individually analyzed to determine an estimated loss amount. A valuation allowance is also assigned to these adversely classified loans, but at an assumed higher reserve rate due to the greater risk of loss. Past due and impaired loans are actively managed to minimize the potential loss of principal.
    At December 31, 2004, the allowance for loan losses was $9.6 million (1.38% of average loans during 2004 and 1.19% of outstanding loans excluding loans in process) compared to $7.7 million (1.36% of average loans and 1.34% of outstanding loans excluding loans in process) at December 31, 2003, and $6.9 illion (1.21% of average loans outstanding and 1.24% of loans excluding loans in process) at December 31, 2002. During 2004, the Corporation added $675,000 to the allowance compared to $1.3 million in 2003. The Corporation assumed the $1.4 million allowance of Issaquah in the acquisition. The Corporation was able to prudently decrease its ratio of the allowance to loans outstanding due to the decrease in net loan charge-offs and small amount of nonperforming loans.
    Net loan charge-offs were $218,000 in 2004 (or 0.03% of average loans outstanding) compared to $436,000 in 2003 (or 0.08% of average loans outstanding). Charge-offs in business loans accounted for most of the change, decreasing from $390,000 in the year ended December 31, 2003, to $310,000 in the year ended December 31, 2004. Net charge-offs were $1.3 million for the year ended December 31, 2002. The coverage ratio (the allowance for loan losses to nonperforming loans) was 1,798% at December 31, 2004, 401% at December 31, 2003, and 719% at December 31, 2002.

Deposit Accounts
----------------
Deposit accounts totaled $721.9 million at December 31, 2004, an increase of $157.6 million or 27.9% over the $564.3 million at December 31, 2003. The Bank assumed $101.8 million in deposits with the acquisition of Issaquah Bancshares. Checking account balances grew 79.0% to $112.6 million during the year as the Bank continued its sales efforts to generate transaction accounts. Money market deposit accounts grew by 29.8% to $172.6 million aided by low rates offered by money market funds. Certificates of deposit grew 18.6% to $436.8 million. As business banking activity increases, management expects to increase its noninterest bearing accounts through the growth of commercial checking accounts.
    The market for deposits has remained very competitive and may intensify as the Federal Reserve continues to increase its target Fed funds rate. It remains a key goal of the Bank to increase its demand deposit accounts.

Other Borrowings
----------------
The Bank uses Federal Home Loan Bank of Seattle ("FHLB") advances to provide intermediate and longer term funding, as well as to augment deposits. At December 31, 2004, the Bank had $228.0 million in FHLB advances compared to $200.0 million as of December 31, 2003. For 2004, FHLB advances averaged 18.9% of assets compared to 22.9% in 2003. Subject to its line of credit with the FHLB, the availability of collateral, and the parameters of liquidity management, the Bank will continue to use advances as a funding source.
    The Bank also uses repurchase agreements for short term funding to partially offset the interest rate sensitivity of its prime-based loans. At December 31, 2004, the Bank had executed $20.9 million in repurchase agreements compared to $39.9 million a year earlier. In 2000 the Corporation issued $10 million in trust preferred securities, which are termed "junior subordinated debentures", which mature on March 1, 2030, but are callable at a premium beginning March 1, 2010. In December 2004, the Corporation issued an additional $5 million in trust preferred securities/junior subordinated debentures. These securities have a fixed coupon of 5.82% for the first 5 years and then float at 3-month LIBOR plus 1.90% for the remaining 25 years. The securities are callable at par after 5 years and are considered Tier 1 capital by financial institution regulators.

Capital
-------
Banking regulations require the Bank to maintain minimum levels of capital.
As of December 31, 2004, Cascade Bank remained a "well capitalized" institution (the FDIC's highest rating), under regulatory guidelines, with a core capital to asset ratio of 8.04% and a risk-based capital to asset ratio of 11.06%. See
Note 13 of the Consolidated Financial Statements of the Annual Report for a detail of the Bank's regulatory capital ratios.
    Federal Reserve guidelines require the Corporation, on a consolidated basis, to maintain minimum levels of capital as well. At December 31, 2004, the Corporation's total risk-based capital to risk weighted assets was 11.18%, compared to 13.42% at December 31, 2003, and 13.30% at December 31, 2002. The Corporation projects that earnings retention and existing capital will be sufficient to fund anticipated asset growth and the existing level of cash dividends, while maintaining a "well capitalized" designation under the FDIC and Federal Reserve guidelines. The Corporation has paid its shareholders a cash dividend on a quarterly basis since 2002. In October 2004 the dividend was increased from $.07 per share to $.08 per share. For the year, the Corporation returned $2.8 million in dividends to its shareholders compared to $1.7 million in 2003. The dividend pay out ratio (the ratio of dividends paid to net income) for 2004 was a modest 26%.
    The Corporation is committed to managing capital for maximum shareholder benefit and maintaining protection for depositors and creditors. The Corporation manages various capital levels at both the holding company and subsidiary bank level to attempt to maintain adequate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors of each institution.

RESULTS OF OPERATIONS
---------------------

Earnings
--------
Cascade Financial Corporation earned net income for the year ended December 31, 2004, of $10.8 million, an increase of 12.5% over the $9.6 million net income in the year ended December 31, 2003. Earnings per fully diluted share (EPS) were $1.16 in 2004 and $1.13 in 2003. The Corporation incurred $356,000 of acquisition related expenses in connection with its acquisition of Issaquah, which translated to approximately $.04 a share. Without those expenses, 2004 diluted EPS would have been $1.20. Higher net interest income due to increased earning assets and a decrease in the Bank's cost of funds contributed to the improved results. Income was also enhanced by increased checking fees, which partially offset the declines in gains on the sale of loans and securities. The Corporation earned net income of $8.1 million or $0.98 per fully diluted share for the fiscal year December 31, 2002.

Return on Average Equity
------------------------
Return on average equity for the year ended December 31, 2004, was 13.22% compared to 15.81% for the same period of 2003. Return on average equity for the fiscal year ending December 31, 2002, was 15.49%.

Return on Average Tangible Equity
---------------------------------
Return on average tangible equity (average equity less goodwill) was 16.24% compared to 15.81% in 2003. The acquisition of Issaquah generated $25.2 million in goodwill as an asset and a like amount of capital. Eliminating the asset and reducing the capital by that amount produces tangible equity.
    Return on average tangible equity is determined by methods other than in accordance with Accounting Principles Generally Accepted in the United States of America ("GAAP"). This measure excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders' equity. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

    A summary of tangible equity follows:
                                                   2004       2003
--------------------------------------------------------------------
Net income                                      $ 10,785    $ 9,599
Average equity                                    81,575     60,766
Average goodwill & intangibles                    15,167          -
                                                 -------     ------
Average tangible equity                           66,408     60,766
Return on average tangible equity                  16.24%     15.81%

Net Interest Income
-------------------
The largest component of the Corporation's earnings is net interest income. Net interest income is the difference between interest earned on earning assets (primarily loans, interest bearing deposits with banks, and investment securities) and the interest expense associated with interest bearing liabilities (deposits and borrowings). Interest earned and interest paid is affected by general economic conditions, including the demand for loans, cost of deposits, market rates of interest, government policies, and the action of regulatory authorities. The Corporation's operations are sensitive to changes in interest rates and the resulting impact on net interest income. Despite the increase in short term rates in the second half of the year, total interest costs actually declined by 34 basis points for all of 2004.
    Net interest income for the year ended December 31, 2004, increased by 17.4%, or $4.8 million, to $32.4 million from $27.6 million for the year ended December 31, 2003. The improvement in net interest income was primarily due to an improvement in our asset/liability mix as loans made up a large percentage of earning assets and deposits were a large percentage of our liabilities. Net interest income for the fiscal year ended December 31, 2002, was $26.0 million.
    Average earning assets increased 14.4% to $942.8 million for the year ended December 31, 2004, from $824.4 million for the year ended December 31, 2003. Average earning assets were $755.4 million for the year ended December 31, 2002.
    Net interest margin is net interest income expressed as a percent of average earning assets and represents the difference between the yield on earning assets and the composite interest rate paid on all sources of funds.
The net interest margin for the year ended December 31, 2004, was 3.44%, compared to 3.35% for the year ended December 31, 2003. The yield on earning assets dropped 24 basis points to 5.87% in 2004.

Average Balances and an Analysis of Average Rates Earned and Paid
-----------------------------------------------------------------
The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

                                                                  For the year ended December 31,
                                      -----------------------------------------------------------------------------------------
                                                  2004                           2003                           2002
                                      -----------------------------------------------------------------------------------------
                                                Interest                       Interest                       Interest
                                      Average     and      Yield/    Average     and      Yield/    Average     and      Yield/
                                      Balance   Dividend    Cost     Balance   Dividend    Cost     Balance   Dividend    Cost
                                      -----------------------------------------------------------------------------------------
ASSETS                                                           (Dollars in thousands)
------
Interest-earning assets (1)
  Single-family loans                $106,187   $  6,219   5.86%    $112,299   $  7,450   6.63%    $135,021   $ 10,353   7.67%
  Multifamily loans                    91,410      5,839   6.39       87,028      6,293   7.23      101,485      7,829   7.71
  Commercial real estate loans        122,958      7,888   6.37       74,381      5,292   7.11       64,104      5,069   7.91
  Construction loans                   88,635      5,579   6.34       77,717      4,499   5.79       80,066      5,119   6.39
  Consumer loans                       32,016      2,254   7.06       39,592      2,787   7.04       56,030      4,101   7.32
  Business loans                      250,166     16,447   6.57      174,436     11,420   6.55      129,596      9,397   7.25
                                      ----------------------------------------------------------------------------------------
     Total loans                      691,372     44,226   6.40      565,453     37,741   6.67      566,302     41,868   7.39
                                      ----------------------------------------------------------------------------------------
  Securities available-for-sale       155,563      6,692   4.30      184,558      9,182   4.98      147,625      8,939   6.06
  Securities held-to-maturity          91,747      4,326   4.72       65,956      3,327   5.04       23,438      1,337   5.71
  Daily interest-earning deposits       4,123         71   1.73        8,455        113   1.34       18,070        326   1.80
                                      ----------------------------------------------------------------------------------------
  Total securities and interest-
   earning deposits                   251,433     11,089   4.41      258,969     12,622   4.87      189,133     10,602   5.61
                                      ----------------------------------------------------------------------------------------
  Total interest-earning assets       942,805     55,315   5.87%     824,422     50,363   6.11%     755,435     52,470   6.95%
Noninterest-earning assets
  Office properties and
   equipment, net                      11,117                          8,806                          8,605
  Real estate, net                        769                            361                            694
  Other noninterest-
   earning assets                      33,976                         16,189                          7,121
                                      ----------------------------------------------------------------------------------------
    Total assets                     $988,667                       $849,778                       $771,855
                                      ========================================================================================
LIABILITIES AND EQUITY
Interest-bearing liabilities
  Savings accounts                   $ 14,895   $     43   0.29%    $ 11,828   $     55   0.46%    $ 11,324   $    130   1.15%
  Checking accounts                    29,562         93   0.31       21,854        105   0.48       22,641        235   1.04
  Money market accounts               145,626      1,872   1.29      113,263      1,499   1.32      107,363      2,293   2.14
  Certificates of deposit             401,620      9,151   2.28      357,955      9,314   2.60      294,554      9,872   3.35
                                      ----------------------------------------------------------------------------------------
Total interest-bearing deposits       591,703     11,159   1.89      504,900     10,973   2.17      435,882     12,530   2.87
Other interest-bearing liabilities
  FHLB advances                       210,023     10,601   5.05      194,229     10,308   5.31      203,089     12,142   5.98
  Other interest-bearing liabilities   41,511      1,159   2.79       45,360      1,472   3.24       44,415      1,774   4.00
                                      ----------------------------------------------------------------------------------------
Total interest-bearing liabilities    843,237     22,919   2.72%     744,489     22,753   3.06%     683,386     26,446   3.87%
                                      ----------------------------------------------------------------------------------------
Other liabilities                      63,855                         44,523                         36,366
                                      ----------------------------------------------------------------------------------------
    Total liabilities                 907,092                        789,012                        719,752
Stockholders' equity                   81,575                         60,766                         52,103
   Total liabilities and
     retained earnings               $988,667                       $849,778                       $771,855
                                      ========================================================================================
Net interest income (2)                         $ 32,396                       $ 27,610                       $ 26,024
                                      ========================================================================================
Interest rate spread (3)                                   3.15%                          3.05%                          3.08%
Net interest margin (4)                                    3.44%                          3.35%                          3.44%
Average interest-earning assets
  to average interest-bearing
  liabilities                          111.81%                        110.74%                        110.54%




--------------------
(1) Does not include interest on loans 90 days or more past due.
(2) Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities.
(3) Total interest-earning assets yield less total interest-bearing liabilities cost.
(4) Net interest income as an annualized percentage of total interest-earning assets.

Other Income
------------
Other income is derived from sources other than interest and fees on earning assets. The Corporation's primary sources of other income are service charge fees on deposit accounts, the accretion of cash surrender value of bank owned life insurance ("BOLI"), gains on the sale of single-family residential loans, gains on the sale of securities, and rental income, primarily on space at the building that formerly served as the headquarters of Issaquah. Other income for the year ending December 31, 2004, was $4.7 million, compared to $5.3 million and $4.0 million for the same periods in 2003 and 2002, respectively. This decrease was attributable primarily to a $627,000 decline in gain on sale of loans and a $1.3 million decline in gain on sale of securities. Partially offsetting these declines was an $654,000 increase in checking fees and a $224,000 increase in other service charges. The lower gain on sale of loans reflects a decrease in residential mortgage activity, especially refinancings. The decrease in gain on sale of securities resulted primarily from an interest rate environment that was stable for longer dated securities, but saw a dramatic increase in short-term rates as the Fed began increasing its target Fed funds rate in June 2004.

Other Expense
-------------
Other expense represents costs not associated with deposits and other interest bearing liabilities. It includes expenses associated with personnel, premises and equipment, data processing, and other operations.
    Other expense increased by $2.6 million to $20.3 million for the year ended December 31, 2004, from $17.7 million and $16.3 million for 2003 and 2002, respectively. The increase in expense was primarily due to costs associated with the operations of the Issaquah Bank Division, which was acquired in June 2004. Salaries and employee benefits increased overall by $1.9 million to $11.5 million. The increase in expenses was offset by a decline in the payment of prepayment fees to the Federal Home Loan Bank of Seattle, which were $26,000 in 2004, and $863,000 in 2003. Cascade also incurred $356,000 in acquisition related expenses in 2004 in association with the merger with Issaquah.
    A standard measurement used to calculate the overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the years ending December 31, 2004, 2003, and 2002, the Corporation's efficiency ratio was 54.70%, 53.87%, and 54.29%, respectively. Management continues to look for ways in which to improve the efficiency ratio by increasing other income and net interest margin while diligently controlling costs and maintaining high standards of service.

Liquidity Management
--------------------
Liquidity is a term used to define the Corporation's ability to meet its financial commitments. The Corporation is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of Cascade Bank. Primary sources of liquidity are cash and cash equivalents, which include highly liquid investments. At December 31, 2004, December 31, 2003, and December 31, 2002, cash and cash equivalents totaled $13.0 million, $14.1 million, and $20.6 million, respectively. Another source of liquidity is the Corporation's investment portfolio, which consists of investment grade securities. These securities are of the highest credit quality and can be sold or used as collateral to secure borrowings.
    The primary source of borrowings is Federal Home Loan Bank of Seattle (FHLB-Seattle) advances and repurchase agreements. At December 31, 2004,
$147.5 million of additional borrowing capacity remained under Cascade Bank's existing credit line from the FHLB-Seattle based upon the total, which is 35% of Cascade's assets. The use of this line of credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and commercial real estate mortgages. At December 31, 2004, Cascade had unencumbered eligible collateral of approximately $98.7 million to pledge against the line. In addition, Cascade Bank has the ability to borrow reverse repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.
    The Bank has Fed funds borrowing lines with two of its larger correspondent banks. Cascade used the line once to test the operational aspects of the facility as part of our liquidity planning process. The Bank also opened a line of credit with the Federal Reserve Bank of San Francisco. As of December 31, 2004, there were no outstanding balances in any of these lines.
    Liquidity management is of critical importance to Cascade Bank in that it significantly relies upon wholesale sources of funds (e.g. FHLB-Seattle advances). While these sources have proven to be stable and reliable, an interruption in the availability of these sources could have an adverse impact on the operations of the Corporation.

Interest Rate Risk Management
-----------------------------
The Corporation's results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on the Corporation's financial condition and results of operations.
    The Corporation has taken steps to balance its sensitivity to changes in interest rates by altering its asset and liability mix. The origination of floating rate loans such as business, construction and other prime based loans is emphasized. The vast majority of fixed rate loans have repricing periods with a maximum of five years. The mix of floating and fixed rates assets is designed to mitigate the impact of rate changes on the Corporation's net interest income. Virtually all fixed rate residential loans with maturities greater than five years are sold into the secondary market. Since most of Cascade Bank's fixed rate loans do not have provisions for prepayment fees, a drop in rates can precipitate a refinancing of Cascade Bank's assets.

    Interest rate risk is monitored using several methodologies, principally financial modeling. The earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2004, a 200 basis point increase in rates would increase forecasted net interest income over a twelve-month period by approximately 3.0%. A 200 basis point decrease in rates (although unlikely in the current low interest rate environment) would lower net interest income by 11.9% according to the model, which slightly exceeds the 10% guideline established by the Bank's Asset/Liability Management Policy.
    The changes of the fair value of assets and liabilities and the resulting impact on the fair value of equity are also modeled under different rate scenarios. In the 200 basis point increase scenario, the fair value of equity declines by $12.8 million or 11.6%.
    The Bank uses interest rate swaps to manage its interest rate exposure.
The first swap effectively converts the junior subordinated debentures of Capital Trust I, $10 million notional value, to a LIBOR based borrowing. The second swap is a $25 million pay-fixed instrument used to effectively convert floating rate debt to fixed rate and is accounted for as a cash flow hedge. The third swap is also a $25 million pay-fixed swap that began as a fair value hedge of investment securities but, due to a narrowing in swap spreads, lost its "highly effective" status in that the correlation between the change in value of the hedge and securities was not within our established parameters. This hedge was terminated in the fourth quarter because it was ineffective. The final swap is for $10 million and effectively converts a fixed rate CD into a LIBOR-based liability.
    The Corporation does not maintain a trading account for any class of financial instrument. Moreover, the Corporation is not subject to foreign currency exchange rate risk or commodity price risk.
    The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2004, are shown in the following table.



                                 <1 year    1-3 years    3-5 years    5-10 years    10 years     Total    Fair Value
Interest-Sensitive Assets        -----------------------------------------------------------------------------------
-------------------------                                   (Dollars in thousands)
  Loans, excluding deferred
   loan fees                     $405,847    $219,246     $169,300     $11,738      $   593    $806,724    $818,230
  Investments and other
   interest earning assets         25,559      57,480       41,312      76,841       15,817     217,009     213,645

Interest-Sensitive Liabilities
------------------------------
  Checking accounts              $  8,294    $ 15,833     $  6,786     $ 6,107      $   679    $ 37,699    $ 37,699
  Money market accounts            34,396      65,667       28,142      25,328        2,814     156,347     156,347
  Savings accounts                  3,572       6,820        2,923       2,630          292      16,237      16,237
  Certificates of deposit (1)     350,661      61,774       23,601         724            -     436,760     436,939
  Borrowings                      121,868      46,034       16,000      65,000            -     248,902     256,901
  Junior subordinated
   debentures payable (2)          10,299           -            -       5,155            -      15,454      15,454



(1) Net of $131 mark-to-market on swap.
(2) Net of $(11) mark-to-market on swap (see note 7 to the Consolidated Financial Statements for the year ended December 31, 2004).

Off-Balance Sheet Transactions: Credit Commitments
--------------------------------------------------
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements.
    The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not incurred any losses on its commitments in 2004 or 2003.
    A summary of the notional amount of the Bank's financial instruments with off-balance sheet risk at December 31, 2004, follows:
                                                               THERE
(Dollars in thousands)          <1 YEAR  1-3 YEARS  3-5 YEARS  AFTER    TOTAL
-------------------------------------------------------------------------------
Commitments to extend credit   $126,499   $30,079    $1,062   $33,207  $190,847
Standby letters of credit and
 financial guarantees written     4,605       997         -         -     5,602
Unused commitments on bankcards       -         -         -    11,103    11,103
                                -----------------------------------------------
    Total                      $131,104   $31,076    $1,062   $44,310  $207,552
                                ===============================================

Contractual Obligations and Commitments
---------------------------------------
The following table sets forth the Corporation's long-term contractual obligations:

                                            PAYMENTS DUE PER PERIOD
                                                               THERE
(Dollars in thousands)          <1 YEAR  1-3 YEARS  3-5 YEARS  AFTER    TOTAL
-------------------------------------------------------------------------------
Certificates of deposit        $114,828   $61,647   $23,471   $   722  $200,668
Federal Home Loan Bank
 Advances                        49,000    45,000    41,000    65,000   200,000
Capital lease obligations            52        48         -         -       100
Operating lease obligations         582     1,164     1,164     6,395     9,305
Junior subordinated debentures
 Payable                              -         -         -    15,454    15,454
                                -----------------------------------------------
    Total                      $164,462  $107,859   $65,635   $87,571  $425,527
                                ===============================================

At December 31, 2004, the Corporation's long-term contractual obligations related to debt totaled $215.5 million. See additional discussion under Note 7 and 8 to the Consolidated Financial Statements for the year ended December 31, 2004.
    The Corporation also has operating leases comprised of leases for office space.

Summation of Factors That May Affect Financial Condition and Future Results
---------------------------------------------------------------------------
Credit risk: The most significant risk that may impact Cascade Financial Corporation would be a deterioration in the quality of the loan portfolio. Cascade's loan growth has been focused on commercial lending. Historically for the banking industry, commercial loans have a higher level of losses than residential loans. The Corporation's ability to meet its profitability and growth goals would be severely compromised with a large number of impaired credits. In addition, the Corporation and its subsidiary, Cascade Bank, could face regulatory restrictions on its activities.
    Interest rate risk: While the Corporation actively manages its exposure to changes in interest rates, volatile interest rates and/or changes in the shape of the yield curve could have a meaningful impact on Cascade's net income. Many of the assets and liabilities of the Corporation have embedded options, which add another layer of complexity in its interest rate risk practices.
    Liquidity: Disruptions in the capital markets could have a major impact on the Corporation's net income and balance sheet. As a user of Federal Home Loan Bank advances, repurchase agreements and brokered CDs, interruption or truncation of these sources of funds could force the Corporation to liquidate assets at an inauspicious time or cease lending activity, which could adversely affect customer relationships for many years.
    Recently issued accounting standards: In October 2002, the Financial Accounting Standards Board issued Financial Accounting Standard (FAS) No. 147, Acquisitions of Certain Financial Institutions-an amendment of FASB Statements No. 72 and 144 and FASB Interpretation No. 9. This Statement addresses FAS No. 72, Accounting for Certain Acquisitions of Banking or Thrift Institutions, and FASB Interpretation No. 9, Applying APB Opinions No. 16 and 17, When a Savings and Loan Association or a Similar Institution Is Acquired in a Business Combination Accounted for by the Purchase Method, provided interpretive guidance on the application of the purchase method to acquisitions of financial institutions. Except for transactions between two or more mutual enterprises, this Statement removes acquisitions of financial institutions from the scope of both Statement 72 and Interpretation 9 and requires that those transactions be accounted for in accordance with FASB Statements No. 141, Business Combinations, and No. 142, Goodwill and Other Intangible Assets. In addition, this Statement amends FASB Statement No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, to include in its scope long-term customer-relationship intangible assets of financial institutions such as depositor- and borrower-relationship, intangible assets, and credit cardholder intangible assets. This statement was adopted in December 2002 and has not had an effect on the results of the Corporation's operations or financial position because there has been no impairment or disposal of assets covered by this standard.
    In January 2003, the FASB issued Interpretation No. 46, Consolidation of Variable Interest Entities, addressing consolidation by business enterprises of certain variable interest entities. Under the provisions of Interpretation No. 46, an enterprise must consolidate a variable interest entity if that enterprise will absorb a majority of the entity's expected losses, receive a majority of the entity's residual returns, or both, regardless of the enterprise's direct or indirect ability to make decisions about the entity's activities through voting or similar rights. Interpretation No. 46 applies immediately to interests in variable interest entities created or acquired after January 31, 2003, and to the first fiscal year or interim period beginning after June 15, 2003 for interests in variable interest entities acquired before February 1, 2003. Application of this Interpretation has required the Corporation's equity interest in Cascade Capital Trust I be included in the consolidated balance sheet. Previously this interest had been eliminated in consolidation.
    In December 2004 the FASB issued No. 123(R), Shared Based Payment, which is a revision of No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion 25, which the Corporation had used to report stock options granted to employees and directors. Statement 123(R) requires all share-based payments to employees, including stock options, be recognized in the income statement based on their fair values. The Corporation will adopt Statement 123(R) effective July 1, 2005.

FORM 10-K
---------
A copy of the Corporation's annual report on Form 10-K, which is filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934, is available to shareholders, at no charge, upon written request to the Secretary of Cascade Financial Corporation at 2828 Colby Avenue, Everett, Washington 98201.

            Report of Independent Registered Public Accounting Firm


The Board of Directors
Cascade Financial Corporation:


We have audited the accompanying consolidated balance sheet of Cascade Financial Corporation and subsidiaries (Corporation) as of December 31, 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the year ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board of the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Financial Corporation and subsidiaries as of December 31, 2004, and the results of their operations and their cash flows for the year ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.


/s/ Moss Adams LLP
Everett, Washington
February 28, 2005

KPMG LLP
Suite 900
801 Second Avenue
Seattle, WA 98104


Report of Independent Registered Public Accounting Firm


The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheet of Cascade Financial Corporation and subsidiaries (Corporation) as of December 31, 2003, and the related consolidated statements of operations, stockholders' equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public
Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Cascade Financial Corporation and subsidiaries as of December 31, 2003, and the results of their operations and their cash flows for each of the years in the two-year period ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.


/s/ KPMG LLP
Seattle, Washington
February 20, 2004


            KPMG LLP, a limited liability partnership, is the U.S. member firm of KPMG International, a Swiss cooperative

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Balance Sheets
Years ended December 31, 2004, and 2003

                                                               DECEMBER 31,
(Dollars in thousands)                                       2004        2003
-------------------------------------------------------------------------------
ASSETS
Cash on hand and in banks                              $    11,692    $  13,011
Interest-bearing deposits in other financial
 institutions                                                1,337        1,060
Securities available-for-sale                              124,276      189,747
Securities held-to-maturity                                 91,339       86,719
Loans                                                      804,029      574,805
Allowance for loan losses                                   (9,563)     (7,711)
                                                        -----------------------
    Loans, net                                             794,466      567,094

Goodwill and intangibles, net                               26,292           80
Premises and equipment, net                                 12,824        8,587
Cash surrender value of bank-owned life insurance           16,650       11,162
Accrued interest receivable and other assets                10,079        7,760
                                                       ------------------------
         Total assets                                  $ 1,088,955    $ 885,220
                                                       ========================

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
   Deposits                                            $   721,908    $ 564,314
   Federal Home Loan Bank advances                         228,000      200,000
   Securities sold under agreements to repurchase           20,902       39,911
   Junior subordinated debentures payable                   15,454       10,212
   Advance payments by borrowers for taxes and insurance       677        1,057
   Dividends payable                                           765          577
   Accrued interest payable, expenses and other
    liabilities                                              4,959        4,515
   Deferred federal income taxes                                40          677
                                                       ------------------------
          Total liabilities                                992,705      821,263
                                                       ------------------------

Stockholders' equity:
   Preferred stock, $.01 par value. Authorized
    500,000 shares; no shares issued or outstanding              -            -
   Common stock, $.01 par value. Authorized
    25,000,000 shares; issued and outstanding
    9,559,822 shares at December 31, 2004, and
    8,241,288 shares at December 31, 2003                       96           82
   Additional paid-in capital                               37,326       11,921
   Retained earnings, substantially restricted              59,975       52,109
   Accumulated other comprehensive income (loss)            (1,147)       (155)
                                                       ------------------------
         Total stockholders' equity                         96,250       63,957
                                                       ------------------------
         Total liabilities and stockholders' equity    $ 1,088,955    $ 885,220
                                                       ========================


(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Operations
Years ended December 31, 2004, 2003, and 2002
                                                           YEAR ENDED
                                                           DECEMBER 31,
(Dollars in thousands, except share amounts)      2004        2003       2002
-------------------------------------------------------------------------------
Interest income:
   Loans                                      $  44,226   $  37,741   $  41,868
   Securities held-to-maturity                    4,292       3,327       1,337
   Securities available-for-sale                  6,291       8,391       8,109
   FHLB stock dividends                             436         791         831
   Interest-bearing deposits                         71         113         325
                                               --------------------------------
     Total interest income                       55,316      50,363      52,470
                                               --------------------------------
Interest expense:
   Deposits                                      11,159      10,973      12,530
   FHLB advances                                 10,601      10,308      12,142
   Securities sold under agreements
    to repurchase                                   436         438         626
   Junior subordinated debentures payable           723       1,034       1,148
                                               --------------------------------
     Total interest expense                      22,919      22,753      26,446
                                               --------------------------------
     Net interest income                         32,397      27,610      26,024
Provision for loan losses                           675       1,275       1,895
                                               --------------------------------
     Net interest income after provision
       for loan losses                           31,722      26,335      24,129
                                               --------------------------------
Other income:
   Gain on sale of loans held-for-sale              228         855         697
   Gain on sale of securities available-for-sale    510       1,790       1,076
   Gain on sale of REO                               82          48         427
   Checking service fees                          2,069       1,415       1,007
   Other service fees                               704         480         602
   BOLI                                             566         598          86
   Other                                            588         120         144
                                               --------------------------------
     Total other income                           4,747       5,306       4,039
                                               --------------------------------
Other expenses:
   Salaries and employee benefits                11,483       9,617       8,793
   Occupancy                                      2,745       2,551       2,287
   Data processing                                  448         284         259
   Marketing                                        547         461         455
   Prepayment penalty FHLB                           26         863         648
   Merger expense                                   356          -           -
   Other                                          4,712       3,957       3,879
                                               --------------------------------
     Total other expenses                        20,317      17,733      16,321
                                               --------------------------------
Income before provision for federal
       income taxes                              16,152      13,908      11,847
     Provision for federal income taxes           5,367       4,309       3,775
                                               --------------------------------
     Net income                               $  10,785    $  9,599    $  8,072
                                               ================================
Net income per common share, basic            $    1.20    $   1.17    $   1.01
Weighted average number of shares
   outstanding, basic                         8,952,493   8,184,455   7,997,713
Net income per share, diluted                 $    1.16    $   1.13    $   0.98
Weighted average number of shares
   outstanding, diluted                       9,276,232   8,461,503   8,261,448

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Stockholders' Equity and Comprehensive Income Years ended December 31, 2004, 2003, and 2002


                                                                                    ACCUMULATED
                                                                                       OTHER        TOTAL
                                                         ADDITIONAL                COMPREHENSIVE    STOCK-
(Dollars in thousands,                         COMMON     PAID-IN      RETAINED        INCOME       HOLDERS'
  except share amounts)             SHARES     STOCK      CAPITAL      EARNINGS     (LOSS), NET     EQUITY
------------------------------------------------------------------------------------------------------------
Balances at December 31, 2001     7,751,144     $78       $10,254       $37,192      $   153       $47,677
Cash dividends                            -       -             -          (646)           -          (646)
Options exercised                   405,675       4         1,060             -            -         1,064
Net income                                -       -             -         8,072            -         8,072
Shares repurchased                  (51,669)     (1)          (46)         (328)           -          (375)
Other comprehensive income,
  net of tax of $437                      -       -             -             -          848           848
                                  -------------------------------------------------------------------------
Balances at December 31, 2002     8,105,150      81        11,268        44,290        1,001        56,640
Cash dividends                            -       -             -        (1,692)           -        (1,692)
Options exercised                   144,051       1           661             -            -           662
Net income                                -       -             -         9,599            -         9,599
Shares repurchased                   (7,913)      -            (8)          (88)           -           (96)
Other comprehensive loss,
  net of tax of $(596)                    -       -           -               -       (1,156)       (1,156)
                                  -------------------------------------------------------------------------
Balances at December 31, 2003     8,241,288      82        11,921        52,109         (155)       63,957
Cash dividends                            -       -             -        (2,777)           -        (2,777)
Options exercised                    63,865       1           634             -            -           635
Net income                                -       -             -        10,785            -        10,785
Shares repurchased                   (8,754)      -            (8)         (142)           -          (150)
Other comprehensive loss,
  net of tax of $(537)                    -       -             -             -         (992)         (992)
Issaquah Bank merger              1,263,423      13        24,779             -            -        24,792
                                  -------------------------------------------------------------------------
Balances at December 31, 2004     9,559,822     $96       $37,326       $59,975      $(1,147)      $96,250



Comprehensive Income
--------------------
                                                       YEARS ENDED
                                                       DECEMBER 31,
                                               2004       2003      2002
                                              ---------------------------
Net income                                   $10,785     $9,599    $8,072
Increase in unrealized (losses)
  gains on securities available
  for sale, net of tax expense (benefit)
  of $(364), $13, and $803.                     (655)        25     1,558
Less reclassification adjustment for gains
  included in net income, net of tax
  benefit of  $(173), $(609), and $(366)        (337)    (1,181)     (710)
                                              ----------------------------
Comprehensive Income                         $ 9,793     $8,443    $8,920
                                              ============================

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2004, 2003, and 2002

                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
(Dollars in thousands)                                                    2004           2003          2002
--------------------------------------------------------------------------------------------------------------
Cash flows from operating activities:
  Net income                                                           $  10,785       $  9,599      $  8,072
  Adjustments to reconcile net income to net
   cash provided by (used in) operating activities:
     Depreciation and amortization of premises and equipment               2,725          1,454         1,218
     Provision for losses on loans                                           675          1,275         1,895
     Increase in cash surrender value of bank owned life insurance          (488)          (542)          (80)
     Amortization of retained servicing rights                                40            230           187
     Amortization of core deposit intangible                                  70              -             -
     Deferred federal income taxes                                          (100)          (236)         (205)
     Deferred loan fees, net of amortization                                 516            (19)         (304)
     Net gain on sales of securities available-for-sale                     (510)        (1,790)       (1,076)
     Gain/loss on sales of premises and equipment                              6              -            (1)
     Net gain on sale of real estate owned, investment property
      and other repossessed assets                                           (82)           (48)         (427)
     Federal Home Loan Bank stock dividend received                         (436)          (791)         (831)
     Net increase (decrease) in accrued interest receivable
      and other assets (under) over accrued interest payable,
      expenses and other liabilities                                       7,172         (1,154)        2,592
                                                                        -------------------------------------
Net cash provided by operating activities                                 20,373          7,978        11,040
                                                                        -------------------------------------
Cash flows from investing activities:
  Loans originated, net of principal repayments                         (230,348)       (22,239)       26,413
  Purchases of securities held-to-maturity                               (35,436)      (105,085)      (66,408)
  Proceeds from sales/calls on securities held-to-maturity                26,095         54,913        21,511
  Proceeds from sale of investment property                                    -              -           956
  Principal repayments on securities held-to-maturity                      4,876         12,841         1,808
  Principal repayments on securities available-for-sale                   31,471         96,515        34,460
  Purchases of securities available-for-sale                             (93,167)      (337,004)     (207,201)
  Proceeds from sales of securities available-for-sale                   127,261        211,470       166,374
  Purchases of premises and equipment                                     (6,974)          (799)       (1,873)
  Proceeds from sales/retirements of premises and equipment                    5             19            15
  Proceeds from loan participations sold                                     446              -             -
  Cash (used for)/provided by acquisition                                 (9,546)             -             -
  Purchase of bank owned life insurance                                   (5,000)             -       (10,000)
                                                                        -------------------------------------
Net cash used in investing activities                                   (190,317)       (89,369)      (33,945)
                                                                        -------------------------------------
Subtotal, carried forward                                              $(169,944)      $(81,391)     $(22,905)
                                                                        -------------------------------------


(See accompanying notes to consolidated financial statements.)

                                                                                      YEAR ENDED
                                                                                      DECEMBER 31,
(Dollars in thousands)                                                    2004           2003          2002
--------------------------------------------------------------------------------------------------------------
Subtotal, brought forward                                              $(169,944)      $(81,391)     $(22,905)
                                                                        -------------------------------------
Cash flows from financing activities:
  Proceeds from issuance of common stock                                     436            547           995
  Dividends paid                                                          (2,589)        (1,440)         (322)
  Repurchase of common stock                                                (150)           (96)         (375)
  Net increase in deposits                                               157,594         54,464        89,870
  Net increase (decrease) in Federal Home Loan Bank advances              28,000          2,500       (29,000)
  Net (decrease) increase in securities sold under agreements
   to repurchase                                                         (19,009)        19,342       (29,223)
  Net (decrease) in advance payments by borrowers
   for taxes and insurance                                                  (380)          (450)          (67)
  Proceeds from junior subordinated debentures payable                     5,000              -             -
                                                                        -------------------------------------
     Net cash provided by financing activities                           168,902         74,867        31,878
                                                                        -------------------------------------
     Net increase (decrease) in cash and cash equivalents                 (1,042)        (6,524)        8,973
Cash and cash equivalents at beginning of period                          14,071         20,595        11,622
                                                                        -------------------------------------
Cash and cash equivalents at end of period                             $  13,029       $ 14,071      $ 20,595
                                                                        =====================================
Supplemental disclosures of cash flow information -
  Cash paid during the period for:
  Interest                                                             $  24,083       $ 23,238      $ 26,453
  Federal income taxes                                                     5,802          4,350         3,310

Supplemental schedule of non-cash operating activities:
Retirement of treasury stock in retained earnings                              -         (1,237)            -

Supplemental schedule of non-cash investing activities:
  Net mortgage loans transferred to real estate owned                      1,339            566         1,545
  Mark-to-market on securities available-for-sale                          1,529          1,752        (1,285)
  Tax benefit of non-qualified options exercised                             199            115            69
  Issaquah Bank merger                                                    24,792              -             -


(See accompanying notes to consolidated financial statements below.)




CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(1) Summary of Significant Accounting Policies
----------------------------------------------
The accounting and financial reporting policies of Cascade Financial Corporation and subsidiaries (the "Corporation") conform to accounting principles generally accepted in the United States of America and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held for sale, management obtains independent appraisals for significant properties.
    The following is a description of the more significant policies that the Corporation follows in preparing and presenting its consolidated financial statements.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(a) Basis of Presentation
-------------------------
The consolidated financial statements include the accounts of the Corporation, its subsidiaries, Cascade Bank (the "Bank") and the Bank's subsidiary Cascade Investment Services, Inc. All significant intercompany balances and transactions have been eliminated in the consolidation. In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46
(FIN 46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, which replaced FIN 46. Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve Board (FRB) rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries.
    Applying the provisions of FIN 46R, we deconsolidated our issuer trust as of December 31, 2003, and all periods in the consolidated financial statements have been restated to reflect this change. In a Supervisory Letter dated
July 2, 2003, the FRB stated that trust preferred securities continue to qualify as Tier 1 capital until notice is given to the contrary. The FRB will review the regulatory implications of any accounting treatment changes and will provide further guidance if necessary or warranted.

(b) Cash Equivalents
--------------------
The Corporation considers all interest-bearing deposits and short-term highly liquid investment securities with an original maturity of three months or less to be cash equivalents.

(c) Interest Bearing Deposits with Financial Institutions
---------------------------------------------------------
Interest bearing deposits with other financial institutions include interest-bearing deposits at various financial institutions including the Federal Home Loan Bank. At times throughout the year, the Bank has balances that exceed FDIC insurance limits.

(d) Federal Home Loan Bank (FHLB) Stock
---------------------------------------
As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Bank's investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. During 2002, the FHLB revised its capital structure from the issuance of one class of stock to two, B (1) and B (2) stock. B (1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale and redemption. Class B (2) is not a required investment for institutions and is not restricted to purchase and sale, but has the same redemption restrictions as class B (1) stock. Included in the balance sheet as of December 31, 2004, the Bank has $11,872 and $0 of class B (1) and B (2) stock, respectively.

(e) Transfer of Financial Assets
--------------------------------
Transfers of financial assets are accounted for as sales when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Bank, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Bank does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

(f) Mortgage Servicing Rights
-----------------------------
Servicing assets are recognized when rights are acquired through the sale of mortgage loans. Capitalized servicing rights are reported in other assets. Mortgage loans serviced for others include whole loans sold. Loans being serviced totaled $9.0 million and $16.4 million at December 31, 2004, and 2003, respectively.

(g) Marketing Costs
-------------------
The Bank expenses most marketing costs as they are incurred but some marketing costs are capitalized and amortized over the useful life of the expenditure. Marketing expense was $547, $461 and $455 for the years ended December 31, 2004, 2003, and 2002, respectively.

(h) Comprehensive Income
------------------------
Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-sale and certain derivative instruments. Comprehensive income is presented in the consolidated statement of shareholders' equity.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(i) Segment Reporting
---------------------
The Corporation's sole operating subsidiary is Cascade Bank, which is managed along five major lines of business: business banking, retail banking, construction lending, income property lending and residential lending. The Bank's operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The administrative group, although not considered a line of business, is responsible for the management of investments, interest rate risk, marketing, data processing and regulatory and stockholder reporting. The Bank operates primarily in the Puget Sound geographical region of Washington State. The financial performance of these business lines is measured by the Corporation's profitability reporting processes, which utilize various management accounting techniques to ensure that each business line's financial results reflect the underlying performance of that business.

(j) Earnings Per Share (EPS) Data
---------------------------------
The Corporation displays basic and diluted EPS in the consolidated statement of income. Basic EPS is computed by dividing net income by the weighted average number of shares outstanding during the year. Diluted EPS is computed by dividing net income by diluted weighted average shares outstanding, which includes common stock equivalent shares outstanding using the treasury stock method, unless such shares are anti-dilutive. Common stock equivalents include stock options.

(k) Goodwill and Other Intangible Assets
----------------------------------------
Goodwill and other intangible assets represent the excess of the purchase price over the fair value of net assets acquired by the Corporation. The excess cost over fair value of net assets acquired consists mainly of goodwill and core deposit premiums. Core deposit intangibles are amortized on a straight-line basis over 8 years. Intangibles are evaluated periodically and at least annually, for impairment.

Goodwill and other intangible assets consisted of the following at December 31, 2004, and 2003:

                                                 GROSS CARRYING AMOUNT
                                              ----------------------------
Intangible assets carrying value                  2004             2003
--------------------------------------------------------------------------
Core deposit intangible, net                  $   1,057          $   -
Goodwill                                         25,195              -
Mortgage servicing rights, net                       40             80
                                             -----------------------------
   Total                                      $  26,292          $  80
                                             =============================

At December 31, 2004, and 2003, the Company had $70 and $0 of accumulated amortization related to core deposit intangibles. The Company adopted SFAS No. 142, Goodwill and Other Intangible Assets, on January 1, 2002, and accordingly no longer amortizes goodwill.

Amortization and write-downs of intangible assets for 2004, and 2003, was as follows:



                                                          AMORTIZATION AND
                                                             WRITE-DOWN
                                                       YEARS ENDED DECEMBER 31,
                                                       ------------------------
Intangible assets amortization and impairment             2004          2003
-------------------------------------------------------------------------------
Core deposit intangible                                $   70        $    -
Mortgage servicing rights                                  40           230
                                                       ------------------------
   Total                                               $  110        $  230
                                                       ========================


Forecasted existing intangible asset amortization for the next five years is as follows:

Estimated amortization expense
----------------------------------------------------------------
For year ended 12/31/05                                $  181
For year ended 12/31/06                                   141
For year ended 12/31/07                                   141
For year ended 12/31/08                                   141
For year ended 12/31/09                                   141

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(l) Loans
---------
All of the Corporation's loans are located in Washington State, primarily in the Puget Sound region. At December 31, 2004, the Corporation's loans were classified as one-to-four-family residences (12%), multifamily residences (11%), real estate construction (18%), business assets (34%), consumer assets (4%), and commercial real estate properties (21%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound region.
    Business loans comprise 34% of the total loan portfolio. Most of the business loans are secured with collateral such as commercial property, business inventories, commercial equipment and personal property of the borrowers and/or guarantors. At December 31, 2004, $22.5 million in commercial loans were unsecured. Home equity loans and lines of credit account for the majority of the installment loan portfolio.
    Real estate loans originated by the Corporation are generally secured by no less than 80% of the lesser of the appraised value or purchase price of the underlying property. The Corporation currently requires first mortgage, residential customers to obtain private mortgage insurance on all loans above an 80% loan-to-value ratio. Loans are stated at principal amounts outstanding, net of deferred loan fees and costs.

Interest Income
---------------
Interest is accrued only if deemed collectible. Accrual of interest income is generally discontinued when a loan becomes 90 days past due and accrued interest amounts are reversed. Once interest has been paid to date or management considers the loan to be fully collectible, it is returned to accrual status.
    Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loans' yields over their contractual lives using the effective interest method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sale of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are recognized as interest income or expense.
    Loan commitment fees are deferred until loans are funded, at which time they are amortized into interest income using the effective interest method.
If the commitment period expires, the fees are recognized as service charges.

Impairment of Loans and Allowance for Loan Losses
-------------------------------------------------
An allowance for loan losses is maintained at a level believed sufficient to provide for losses based on management's evaluation of known and inherent risks in the loan portfolio. This evaluation includes analyses of the fair value of the financial condition of the borrower, collateral securing selected loans, consideration of historical loss experience and management's projection of trends affecting credit quality. Interest income is normally recognized on the accrual basis; however, if a loan is impaired then interest income is recorded upon the receipt of cash. The difference between interest income recognized on the accrual basis and cash basis is not significant.
    The Corporation reviews all single-family loans, all consumer loans, multifamily and commercial real estate loans with outstanding principal balances under $1.0 million for impairment as smaller balance homogeneous loan groups. The Corporation considers a loan to be impaired when it becomes nonaccrual; if it is a multifamily or commercial real estate loan less than 90 days delinquent and management believes that the borrower may be experiencing financial difficulty based on indicators such as an inconsistent payment pattern, low debt coverage ratio, high loan-to-value ratio; or if it is a restructured debt. The Corporation bases the measurement of loan impairment for all loans on the fair value of the loan's underlying collateral. If the recorded investment in a loan exceeds the measure of impairment, the Corporation recognizes the impairment by creating a valuation allowance with a corresponding charge to the provision for loan losses.
    Management believes the allowance for losses on loans is adequate. While management uses available information to recognize losses on these assets, future additions to the allowances will be necessary based on changes in economic conditions, particularly in the western Washington region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation's allowances for losses on loans. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examinations.

(m) Sales of Loans
------------------
Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans originated and designated as held-for-sale are carried at cost. Gains or losses on the sale of such loans are based on the specific identification method. The Bank held no loans for sale at December 31, 2004, or 2003. All loans are sold without recourse on a best efforts servicing released basis.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(n) Securities
--------------
Debt and equity securities, including MBS, are classified as trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Corporation has the ability, and it is management's intention, to hold such securities until maturity. Investments with fair values that are less than amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends. If negative evidence outweighs positive evidence that the carrying amount is recoverable within a reasonable period of time, the impairment is deemed to be other-than-temporary and the security is written down in the period in which such determination is made.

(o) Real Estate Owned
---------------------
Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Development, improvement and direct holding costs related to the property are capitalized. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. Real estate owned at December 31, 2004, and December 31, 2003, was $868, and $474, respectively, which is included in other assets.

(p) Premises and Equipment
--------------------------
Premises and equipment are stated at cost less accumulated depreciation. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter.

(q) Federal Income Taxes
------------------------
Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases using the asset and liability method. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on the deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(r) Stock-Based Compensation
----------------------------
The Corporation measures its employee stock-based compensation arrangements using the provisions outlined in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, which is an intrinsic value-based method of recognizing compensation costs. As none of the Corporation's stock options have an intrinsic value at grant date, no compensation cost has been recognized for its stock option plans.
    The Corporation applies Accounting Principles Board (APB) Opinion 25, Accounting for Stock Issued to Employees, in accounting for its stock option plans. Had compensation cost on the fair value at the grant dates for the Corporation's stock option plan been determined consistent with the Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock Based Compensation," as amended, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

                                                      YEAR ENDED
                                                      DECEMBER 31,
                                               2004      2003     2002
                                             --------------------------
Net income
  As reported                               $ 10,785  $ 9,599   $ 8,072
  Less: SFAS 123 compensation costs              183      140        49
                                             --------------------------
  Pro forma                                 $ 10,602  $ 9,459   $ 8,023
                                             ==========================
Net income per common share
  Basic
    As reported                             $   1.20  $  1.17   $  1.01

    Pro forma                                   1.18     1.16      1.00
  Diluted
    As reported                             $   1.16  $  1.13   $  0.98
    Pro forma                                   1.14     1.12      0.97

The fair value of options granted under the Corporation's stock option plan was $5.36, $4.22, and $3.31, respectively for the years ended December 31, 2004, December 31, 2003, and December 31, 2002. The fair value is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for December 31, 2004, December 31, 2003, and December 31, 2002: risk-free interest rate of 2.25%, 1.00%, and 1.25%, an expected life of eight years, cash dividends of $0.32 in 2004, cash dividends of $0.28 in 2003, and no cash dividends in 2002, and a volatility factor of 24%.
    Beginning July 1, 2005, the Corporation shall begin accounting for stock options as required by SFAS 123R. The fair value of the options and all other equity-based compensation shall be considered a compensation expense at the time of vesting.

(s) Interest Rate Swap Agreements
---------------------------------
For asset/liability management purposes, the Corporation uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various balance sheet accounts. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. Such derivatives are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.
    The Corporation utilizes interest rate swap agreements to convert a portion of its variable-rate debt to a fixed rate (cash flow hedge), or to convert a portion of its fixed-rate assets to a variable rate (fair value hedge).
    Under SFAS No. 133, the gain or loss on a swap designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a swap designated and qualifying as a cash flow hedging instrument is reported as a component of other comprehensive income. The ineffective portion of the gain or loss on the swap instrument, if any, is recognized currently in earnings.
    Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities. Those swaps that do not meet the hedging criteria discussed below would be recorded at fair value with changes in fair value recorded in income. Swaps must meet specific effectiveness tests (e.g., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives contracts would be closed out and settled or mark- to-market through income.
    Beginning January 1, 2001, in accordance with SFAS No. 133, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. Hedges of fixed-rate assets are accounted for as fair value hedges, with changes in fair value recorded in derivative assets or liabilities and interest income. The net settlement
(upon close out or termination) that offsets changes in the value of the assets adjusts the basis of the assets and is deferred and amortized to interest income over the life of the assets. The portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.
    Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(t) Reclassifications
---------------------
Certain balances have been reclassified to conform to the 2004 presentation.

(u) Recent Accounting Pronouncements
------------------------------------
On December 16, 2004, FASB issued Statement No. 123 (revised 2004), Share Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123 (R) supersedes APB Opinion No. 25,
 Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123 (R) is similar to the approach described in Statement No. 123. However, Statement 123
(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
    Statement 123 (R) must be adopted no later than July 1, 2005, and we expect to adopt the Statement on that date. As permitted by Statement 123, the Corporation currently accounts for share-based payments to employees using the intrinsic value method as detailed in Opinion 25 and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123 (R)'s fair value method will have an impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123 (R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123 (R) in prior periods, the impact of the standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share discussed above.

(2) Restricted Assets
---------------------
Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances as either cash on hand, in the vault or on deposit with the Federal Reserve Bank. The minimum reserve balance as of December 31, 2004, and 2003, was approximately $2,821 and $290 respectively.

(3) Securities
--------------
A summary of securities at December 31, 2004, and December 31, 2003, follows:


                                                              DECEMBER 31, 2004
                                               GROSS         GROSS         GROSS         GROSS
                                             UNREALIZED    UNREALIZED    UNREALIZED    UNREALIZED
                                               GAINS         GAINS         LOSSES        LOSSES
                                 AMORTIZED   LESS THAN     MORE THAN      LESS THAN     MORE THAN      FAIR
                                   COST       1 YEAR        1 YEAR         1 YEAR        1 YEAR        VALUE
                                 ----------------------------------------------------------------------------
Securities available-for-sale
  MBS                           $ 43,208       $ 50          $ 20          $  544         $  212     $ 42,522
  Agency notes                    70,910         18             -             652            394       69,882
  FHLB Stock                      11,872          -             -               -              -       11,872
                                 ----------------------------------------------------------------------------
                                $125,990       $ 68          $ 20          $1,196         $  606     $124,276
                                 ============================================================================

                                                              DECEMBER 31, 2004
                                               GROSS         GROSS         GROSS         GROSS
                                             UNREALIZED    UNREALIZED    UNREALIZED    UNREALIZED
                                               GAINS         GAINS         LOSSES        LOSSES
                                 AMORTIZED   LESS THAN     MORE THAN      LESS THAN     MORE THAN      FAIR
                                   COST       1 YEAR        1 YEAR         1 YEAR        1 YEAR        VALUE
                                 ----------------------------------------------------------------------------
Securities held-to-maturity
  MBS                           $ 25,083       $  -          $ 30          $  345         $  184     $ 24,584
  Agency notes                    65,791         21             -             367            939       64,506
  Corporate/other                    465          -             -               -              -          465
                                 ----------------------------------------------------------------------------
                                $ 91,339       $ 21          $ 30          $  712         $1,123     $ 89,555
                                 ============================================================================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)
                                                      DECEMBER 31, 2003
                                         --------------------------------------
                                                       GROSS     GROSS
                                             AMOR-     UNREAL-   UNREAL-
                                            TIZED       IZED      IZED     FAIR
                                             COST       GAIN     LOSSES   VALUE
                                         --------------------------------------
Securities available-for-sale
   MBS                                   $  70,200     $636      $313   $70,523
   Agency notes                             99,677      218       655    99,240
   FHLB stock                               14,741       -         -     14,741
   Corporate/other                           5,363       -        120     5,243
                                         --------------------------------------
                                         $ 189,981     $854    $1,088  $189,747
                                         ======================================
Securities held-to-maturity
   MBS                                   $  12,588     $ 63    $  323  $ 12,328
   Agency notes                             73,821       49     1,161    72,709
   Corporate/other                             310       -          3       307
                                         --------------------------------------
                                         $  86,719     $112    $1,487  $ 85,344
                                         ======================================

At December 31, 2004, Cascade had four securities with a gross unrealized loss totaling $606 in our available-for-sale portfolio with a fair value of $14.4 million that had an unrealized loss for greater than one year and six held-to-maturity securities with a gross unrealized loss totaling $1.1 million with a fair value of $27.0 million that have had an unrealized loss for more than one year. The majority of the impairment on available-for-sale securities was in the Agency Notes category, which accounted for 65% of the total impairment. As of December 31, 2004, the Bank had four available-for-sale and six held-to-maturity securities included in the temporarily impaired report, compared to twelve available-for-sale and six held-to-maturity with unrealized gains. The temporary impairment was less than 1% of the total book value of investments. Temporarily impaired securities are a result of market value changes and are expected to regain the lost value with market shifts; other-than-temporarily impaired securities are a result of contractual failure by the issuer and are not expected to rebound and are considered not collectable. The Bank had no securities with other-than-temporary impairments.
    Certain investment securities shown above currently have fair values less than amortized cost and therefore contain unrealized losses. The Corporation has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. All are rated AAA by at least one major rating agency. The decline in value is not related to any company or industry specific event. The Corporation anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.
    As of December 31, 2004, and 2003, the Corporation maintained 97,501 and 89,722 shares, respectively, of $100 par value FHLB stock.
    Accrued interest receivable on securities and interest-bearing deposits was $1,728 and $2,445 at December 31, 2004, and 2003, respectively.
    Proceeds from the sale of securities available-for-sale including calls on securities held-to-maturity and gross realized gains and losses are summarized as follows for the year ended December 31, 2004, 2003, and 2002.

                                            PROCEEDS       GAINS        LOSSES
                                           ------------------------------------
     Year ended December 31, 2004         $ 153,356       $  510       $   -
     Year ended December 31, 2003           266,383        1,790           -
     Year ended December 31, 2002           187,885        1,076           -

The following table shows the contractual maturities of the Corporation's securities available-for-sale at December 31, 2004:

                           WITHIN ONE    OVER ONE TO    OVER FIVE TO     OVER TEN
                              YEAR       FIVE YEARS       TEN YEARS       YEARS        TOTAL
                           ------------------------------------------------------------------
Amortized Cost
  MBS                       $15,962        $25,028         $ 2,218        $     -    $ 43,208
  Agency notes                   86         11,000          43,937         15,887      70,910
  FHLB stock                 11,872              -               -              -      11,872
                             ----------------------------------------------------------------
    Total amortized cost    $27,920        $36,028         $46,155        $15,887    $125,990
                             ================================================================
Fair Value
  MBS                       $15,809        $24,598         $ 2,115        $     -    $ 42,522
  Agency notes                   86         11,006          43,108         15,682      69,882
  FHLB stock                 11,872              -               -              -      11,872
                             ----------------------------------------------------------------
    Total fair value        $27,767        $35,604         $45,223        $15,682    $124,276
                             ================================================================


CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The following table shows the contractual maturities of the Corporation's securities held-to-maturity at December 31, 2004:


                           WITHIN ONE    OVER ONE TO    OVER FIVE TO     OVER TEN
                              YEAR       FIVE YEARS       TEN YEARS       YEARS        TOTAL
                           ------------------------------------------------------------------
Amortized Cost
  MBS                       $     -        $21,320         $ 3,763        $     -    $ 25,083
  Agency notes                    -         20,927          17,904         26,960      65,791
  Corporate/other                 -              -               -            465         465
                             ----------------------------------------------------------------
    Total amortized cost    $     -        $42,247         $21,667        $27,425    $ 91,339
                             ================================================================
Fair Value
  MBS                       $     -        $20,901         $ 3,683        $     -    $ 24,584
  Agency notes                    -         20,504          17,816         26,186      64,506
  Corporate/other                 -              -               -            465         465
                             ----------------------------------------------------------------
    Total fair value        $     -        $41,405         $21,499        $26,651    $ 89,555
                             ================================================================



Securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. Available-for-sale securities pledged as collateral to secure public deposits were $17.6 million at December 31, 2004, and $32.5 million at December 31, 2003. Securities of $103.1 million were pledged to the FHLB at December 31, 2004, and $54.2 million at December 31, 2003. In addition, $3.7 million was pledged to a third party as collateral for derivative contracts at December 31, 2004.

(4) Loans and Allowance for Loan Losses
---------------------------------------
A summary of loans at December 31, 2004, and 2003, follows:

                                           DECEMBER 31,       DECEMBER 31,
                                              2004               2003
                                          --------------------------------
              Residential real estate     $  105,975         $  105,565
              Multifamily real estate         92,372             87,212
              Commercial real estate         178,704             83,856
              Real estate construction       157,088             93,704
              Business                       292,117            204,446
              Consumer                        30,125             33,163
                                          --------------------------------
                Total loans                  856,381            607,946
              Loans in process               (49,657)           (30,962)
              Deferred loan fees, net         (2,695)            (2,179)
                                          --------------------------------
                Loans                     $  804,029         $  574,805
                                          ================================
              Loans serviced for others   $    9,038         $   16,411

    Accrued interest on loans was $3,340 and $2,388 at December 31, 2004, and December 31, 2003, respectively. Loans to officers and directors totaled $2.7 million at December 31, 2004, and $3.3 million at December 31, 2003. During the period, repayments totaling $482 were received, additional advances of $18 were made, and a loan to a former executive officer for $20 is no longer included in the total.
    At December 31, 2004, the composition of the loan portfolio, including loans in process, was as follows:

                                                             ADJUSTABLE
                                             FIXED RATE         RATE
                                             --------------------------
       Term to maturity
         Less than one year                  $  13,634       $ 126,958
         1-3 years                              46,272          53,446
         3-5 years                              94,022          17,094
         5-10 years                             47,822         162,882
         10-20 years                             7,247          37,953
         Over 20 years                           7,863         191,531
                                             -------------------------
         Total                               $ 216,860       $ 589,864
                                             =========================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

    Nonaccrual loans totaled $532, $1,921, and $956, respectively, at December 31, 2004, December 31, 2003, and December 31, 2002. If interest on these loans had been recognized, such income would have been $2, $90, and $32 respectively, for the periods ended December 31, 2004, 2003, and 2002. The Corporation has no commitments to extend additional credit on loans that are nonaccrual. At December 31, 2004, 2003, and 2002, loans totaling $9,319, $11,969, and $24,564, were adversely classified, of which there were no allocated allowances. These loans had no allowances allocated to them because the value of the underlying collateral of the adversely classified loans was equal to or exceeded the recorded investment. Of the adversely classified loans, $166, $1,758, and $677 were under foreclosure. The average balance of adversely classified loans for the year ended December 31, 2004, December 31, 2003, respectively, was $7,152, and $17,265 and the Corporation recognized $534, and $1,250 of related interest income on such loans during the time such loans were impaired.
    At December 31, 2004, the Corporation had outstanding commitments of $22,568 to fund loans with fixed interest rates and $21,153 for loans with adjustable rates.
    The Corporation had non-mandatory forward commitments totaling $784 and $2,177 to sell loans into the secondary market at December 31, 2004, and December 31, 2003, respectively.
    Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. While approximately 100% of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant, and equipment, and income-producing commercial properties.
    Unfunded commitments under commercial lines of credit, revolving credit lines and loans in process are commitments for possible future extensions of credit to existing customers.
    Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank did not incur any significant losses on its commitments in 2004 or 2003.
    At December 31, 2004, and 2003, the following financial instruments with off-balance sheet risk were outstanding:

                                                         2004           2003
                                                     ------------------------
Commitments to grant loans                           $  45,972      $  17,327
Unfunded commitments under lines of
  credit/loans in process                              144,875         90,606
Standby letters of credit and financial
  guarantees written                                     5,602            665
Unused commitments on bankcards                         11,103          9,324
                                                     ------------------------
  Total                                              $ 207,552      $ 117,922
                                                     ========================

A summary of the allowance for losses on loans follows:

                                                           YEAR ENDED
                                                          DECEMBER 31,
                                                   2004      2003      2002
                                                  --------------------------
   Balances at beginning of year                  $7,711    $6,872    $6,304
   Issaquah Bank allowance assumed                 1,395       -         -
   Provision for loss                                675     1,275    1,895
   Recoveries                                        223       315      114
   Charge-offs                                      (441)     (751)   (1,441)
                                                  ---------------------------
   Balances at end of year                        $9,563    $7,711    $6,872
                                                  ===========================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(5) Premises and Equipment
--------------------------
A summary of premises and equipment follows:

                                      ESTIMATED     DECEMBER 31,   DECEMBER 31,
                                    USEFUL LIVES       2004           2003
                                    -------------------------------------------
       Land                                         $  2,577       $  1,261
       Buildings                      40 years        10,527          7,873
       Leasehold improvements        Lease term        1,985          1,644
       Furniture and equipment       2-10 years       12,362          9,738
                                                    -----------------------
                                                      27,451         20,516
       Accumulated depreciation and amortization     (14,627)       (11,929)
                                                    -----------------------
                                                    $ 12,824       $  8,587
                                                    ========================

(6) Deposits
------------
Deposits at December 31, 2004, and 2003, are summarized as follows:

                                                    DECEMBER 31,   DECEMBER 31,
                                                       2004           2003
                                                    --------------------------
    Noninterest bearing checking accounts           $ 74,865       $ 39,275
    Interest bearing checking accounts                37,699         23,652
    Money market deposit accounts                    156,347        120,569
    Savings accounts                                  16,237         12,417
    Certificates of deposit                          436,760        368,401
                                                    --------------------------
                                                    $721,908       $564,314
                                                    ==========================


Time deposit accounts in amounts of $100 thousand or more totaled $277.3 million and $239.9 million at December 31, 2004, and December 31, 2003, respectively.

                                           DEPOSIT ACCOUNTS
                     WEIGHTED AVERAGE       WITH BALANCES      ACCRUED INTEREST
                     INTEREST RATE ON         IN EXCESS            PAYABLE ON
                     RATE ON DEPOSITS        OF $100,000            DEPOSITS
                     ----------------------------------------------------------
  December 31, 2004       1.87%                $428,293               $906
  December 31, 2003       1.68                  323,901                232

A summary of interest expense on deposits follows:

                                                   YEAR ENDED DECEMBER 31,
                                                 2004       2003        2002
                                             --------------------------------
   Checking and money market accounts        $  1,965    $  1,604    $  2,528
   Savings accounts and time deposits           9,194       9,369      10,002
                                             --------------------------------
                                              $11,159     $10,973     $12,530
                                             ================================


Maturities of time deposits at December 31, 2004, are as follows:

    Years ending December 31,           2005       $  350,693
                                        2006           44,524
                                        2007           17,208
                                        2008           18,159
                                        2009            5,452
                                        Thereafter        724
                                                    ---------
                                                   $  436,760
                                                   ==========

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(7) Junior Subordinated Debentures Payable (Trust Preferred Securities)
-----------------------------------------------------------------------
On March 1, 2000, $10.3 million of 11% Capital Securities due March 1, 2030, were issued by a wholly owned business Trust whose common equity is 100% owned by Cascade Financial Corporation. The Trust exists for the exclusive purposes of issuing and selling the capital securities, using the proceeds from the sale of the capital securities to acquire junior subordinated debentures payable, issued by Cascade Financial Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. The Corporation used the proceeds for general corporate purposes including stock repurchases and investment in its subsidiary bank. As a result of the adoption of FIN 46R, we deconsolidated the Trust and all periods in the consolidated financial statements have been restated to reflect this change. The $10.3 million of junior subordinated debentures issued by the Company to the Trust were reflected as junior subordinated debentures payable in the consolidated balance sheet at December 31, 2003, and 2004. The junior subordinated debentures will mature on March 1, 2030 unless redeemed prior to such date if certain conditions are met. The Trust will redeem the trust preferred securities when we pay the junior subordinated debentures at maturity or upon any earlier redemption of the junior subordinated debentures.
    Prior to December 31, 2003, the Trust was consolidated and was included in liabilities in the consolidated balance sheet as "Trust Preferred Securities." The common securities and debentures, along with the related income effects were eliminated in the consolidated financial statements.
    In October 2003, Cascade entered into an interest rate swap agreement with a third party as a hedge of the interest rate on the Corporation's junior subordinated debentures. Under the terms of the agreement, Cascade will receive an 11% fixed rate and pay a floating rate of USD-six month LIBOR-BBA plus 520 basis points. The rate paid at December 31, 2004, is 7.19%. The floating rate will reprice the first calendar day of each March and September. The unrealized loss on the interest rate swap was $11,000 as of December 31, 2004. Unrealized gains or losses on the interest rate swap are recorded as other assets or liabilities with the corresponding change in the amount of liability for the junior subordinated debentures. The change in unrealized gains or losses on the interest rate swap is offset by the corresponding changes in the unrealized gains or losses on junior subordinated debentures in the accompanying Consolidated Statements of Operations.
    On December 15, 2004, the Corporation issued an additional $5 million in trust preferred securities/junior subordinated debentures. These securities have a fixed coupon of 5.82% for the first 5 years and then float at 3-month LIBOR plus 1.90% for the remaining 25 years. The securities are callable at par after 5 years. These securities are considered Tier 1 capital by financial institution regulators. The junior subordinated debentures issued under Capital Trust II incorporates the same structure for the same purposes as Capital
Trust I.

(8) FHLB Advances
-----------------
FHLB advances are summarized as follows:

                                         DECEMBER 31,       DECEMBER 31,
2004 2003
                                      -----------------------------------------
                                                WEIGHTED             WEIGHTED
                                                AVERAGE              AVERAGE
                                                INTEREST             INTEREST
     MATURITY DATE                    AMOUNT      RATE     AMOUNT      RATE
     --------------------------------------------------------------------------
     At December 31,
        2004                        $  -           -%     $ 65,000     2.72%
        2005                          77,000      4.55      45,000     6.27
        2006                          23,000      4.57      21,000     4.77
        2007                          22,000      6.06      20,000     6.37
        2008                           2,000      3.51           -        -
        2009                          39,000      2.97       4,000     5.45
     Thereafter                       65,000      5.14      45,000     5.83
                                    ----------------------------------------
                                    $228,000      4.59%   $200,000     4.85%
                                    ========================================


                                                YEAR ENDED DECEMBER 31,
                                                   2004         2003
                                                -----------------------
Maximum amount of outstanding FHLB
    advances at any month-end                   $237,500      $211,750
Average amount of outstanding FHLB
    advances during the year                     215,733       194,229

The Corporation had $150.0 million in fixed-rate advances as of December
31, 2004, where the FHLB has the option to convert these advances to variable rate advances after a specified period.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

    At December 31, 2004, the Bank had an unused line of credit from the FHLB-Seattle of $147.5 million subject to the availability of eligible collateral. The Bank's credit line with the FHLB-Seattle is 35% of total assets, or up to approximately $381.1 million.
    FHLB advances are collateralized by otherwise unencumbered permanent residential mortgages, investment grade securities, and other eligible real estate mortgages. Federal statute requires all members of the FHLB to maintain collateral on FHLB borrowings and advances equivalent to the amount borrowed on a daily basis.

(9) Securities Sold Under Agreements to Repurchase and Lines of Credit
----------------------------------------------------------------------
The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements) that are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets, and the securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are under the Corporation's control and are held by nationally known government security dealers who are recognized as primary dealers by the Federal Reserve Board, or other investment banking firms approved by the Corporation's Board of Directors. Such agreements typically have maturities ranging from 30 to 91 days.
    Securities sold under agreements to repurchase the same securities consist of agency notes and/or mortgage-backed securities summarized as follows:

                                                 UNDERLYING SECURITIES
                                                 ---------------------
                                     WEIGHTED-    BOOK VALUE,
                                     AVERAGE      INCLUDING
                          BALANCE    INTEREST      ACCRUED       MARKET
                        OUTSTANDING    RATE        INTEREST       VALUE
                        -----------------------------------------------
   December 31, 2004   $   20,902      2.38%      $20,358       $19,758
   December 31, 2003       39,911      1.17        44,046        43,002

Financial data pertaining to reverse repurchase agreements follows:

                                         DECEMBER 31,      DECEMBER 31,
                                            2004              2003
                                         ------------------------------
  Maximum amount of outstanding
    agreements at any month-end           $40,251           $40,587
  Average amount of outstanding
    agreements during the year             30,125            35,334


The Bank has Fed funds borrowing lines with two of its correspondent banks.
One line is for $13.0 million and matures July 1, 2005. The other facility is for $10.0 million and matures June 30, 2005. Interest rates for both lines are quoted at the time of borrowing. Cascade used one of the lines once to test the operational aspects of the facility as part of our liquidity planning process. The Bank also has the ability to borrow from the Federal Reserve Bank of San Francisco based on the volume of collateral pledged. As of December 31, 2004, there were no outstanding balances in any of these lines.

(10) Federal Income Taxes
-------------------------
Federal income tax expense (benefits) includes the following components:

                                           YEAR ENDED
                                           DECEMBER 31,
                                    2004      2003      2002
                                  ---------------------------
                 Current          $5,467    $4,545     $3,980
                 Deferred           (100)     (236)      (205)
                                  ----------------------------
                                  $5,367    $4,309     $3,775
                                  ============================

    For the year ended December 31, 2004, the Corporation's effective tax rate was 34.6% compared to 31.0% for the year ended December 31, 2003. Tax benefits related to interest on tax exempt loans and increases in cash surrender value of bank owned life insurance accounted for the differences in the effective tax rates between the two years.
    Income tax expense differs from that computed by applying the U.S. federal income tax rate of 34.6% to pretax income for the years ended December 31 as a result of the following:

                                               2004      2003      2002
                                           -----------------------------
   Computed "expected" tax expense         $  5,588    $4,729     $4,028
   Bank owned life insurance                   (169)     (184)       (27)
   Tax exempt interest                          (69)      (89)       (79)
   Non-deductible acquisition cost              122        -          -
   Other, net                                  (105)     (147)      (147)
                                           ------------------------------
                                           $  5,367    $4,309     $3,775
                                           =============================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Under certain provisions of the Internal Revenue Code, the Corporation was allowed a statutory bad debt deduction (based upon a percentage of taxable income before such deduction) for additions to tax bad debt reserves established for the purpose of absorbing losses on loans or property acquired through foreclosure. This amount represents allocations of income to bad debt deductions for tax reporting purposes only. Reduction of amounts so allocated for purposes other than tax bad debt losses will create income for tax reporting purposes only, which will be subject to the then-current corporate income tax rate.
    The following table presents major components of the net deferred tax liability resulting from differences between financial reporting and tax bases at December 31, 2004, and December 31, 2003:

                                           DECEMBER 31,     DECEMBER 31,
                                              2004             2003
                                          ------------------------------
     Deferred tax assets:
       Securities available-for-sale      $   617            $    80
       Loans                                2,788              2,539
                                          ------------------------------
        Gross deferred tax assets           3,405              2,619
     Deferred tax liabilities:
       Deferred loan fees                  (1,031)              (745)
       Core deposit intangible               (395)                 -
       Premises and equipment                (205)              (200)
       FHLB stock                          (1,732)            (2,271)
       Other                                  (82)               (80)
                                          ------------------------------
        Gross deferred tax liabilities     (3,445)            (3,296)
                                          ------------------------------
     Net deferred tax asset (liability)   $   (40)           $  (677)
                                          ==============================

A valuation allowance for deferred tax assets was not considered necessary at December 31, 2004, or 2003. Management believes the Corporation will fully realize its total deferred income tax assets as of December 31, 2004, and 2003, based upon its total deferred income tax liabilities, previous taxes paid and its current and expected future levels of taxable income.

(11) Acquisition
----------------
On June 3, 2004, the Company acquired Issaquah Bancshares, Inc., ("Issaquah"). The acquisition was accounted for using the purchase method of accounting and accordingly, the assets and liabilities were recorded based on their fair values at the acquisition date. Shares of Issaquah were exchanged for cash or cash and shares of Cascade. The merger enhances Cascade's commercial banking franchise by expanding Cascade's presence in east King County. Total Issaquah assets on June 3, 2004, were approximately $131.0 million and the total value of the transaction, both cash and stock, was approximately $34.3 million as measured under the provisions of FAS 141. Cascade issued approximately 1.3 million shares and paid cash of $9.5 million in connection with the merger.
The Bank booked $26.3 million in intangible assets associated with the transaction including $25.2 million in goodwill and a $1.1 million core deposit intangible that will be amortized under the straight-line method over an eight year period of time.
    The following information presents unaudited pro forma results of operations for the years ended December 31, 2004, and 2003, as though the Issaquah acquisition had occurred on January 1, 2003. The pro forma results do not necessarily indicate the results that would have been obtained had the acquisitions actually occurred on January 1, 2003.

                                                  YEARS ENDED DECEMBER 31,
                                                        (unaudited)
                                                --------------------------
                                                   2004              2003
                                                --------          ---------
Net interest income                            $  34,736          $  32,736
Provision for credit losses                          700              1,465
Noninterest income                                 4,983              6,030
Noninterest expense                               22,818             21,075
                                               ---------          ----------
Income before provision for income taxes          16,201             16,226
Provision for income taxes                         5,379              5,088
                                               ---------          ---------
Net income                                     $  10,822          $  11,138
                                               =========          =========

Basic earnings per share                       $    1.21          $    1.18
Diluted earnings per share                     $    1.17          $    1.15

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

    The fair values of the Issaquah assets acquired and liabilities assumed as of June 3, 2004, were initially recorded as follows:

   Investment securities                    $ 23,087
   Loans and leases, net                      94,556
   Premises                                    3,866
   Goodwill                                   25,195
   Core deposit intangibles                    1,127
   Other assets                                  825
                                             -------
                                            $148,656
                                             =======

   Deposits                                 $101,759
   Other borrowings                           15,200
   Other liabilities                             960
   Acquisition cost, net of cash acquired     30,737
                                             -------
                                            $148,656
                                             =======

     As a result of the merger and merger-related activities, the Company incurred expenses that were classified as merger-related. The components of these charges for the year ended December 31, 2004, were as follows:

                    Professional fees       $    354
                    Other                          2
                                             -------
                                            $    356

(12) Earnings Per Share
-----------------------
The following table presents EPS information:
                                                       YEAR ENDED
                                                       DECEMBER 31,
                                            2004          2003         2002
                                          ----------------------------------
   Net income                            $  10,785     $  9,599     $  8,072

   Common shares outstanding (basic)     8,952,493    8,184,455    7,997,713
   Effect of dilutive stock options        323,739      277,048      263,735
                                        ------------------------------------
   Common shares outstanding (diluted)   9,276,232    8,461,503    8,261,448
                                        ====================================

   EPS, basic                            $    1.20     $   1.17     $   1.01
   EPS, diluted                               1.16         1.13         0.98

For purposes of calculating basic and diluted earnings per share, the numerator of net income is the same. There were outstanding options to purchase 136,544, 69,199, and 73,164 shares of common stock at December 31, 2004, December 31, 2003, and December 31, 2002, respectively that are considered nondilutive and have been excluded from the above calculation. Nondilutive options have an exercise price that is greater than the current market price of the stock.

(13) Stockholders' Equity
-------------------------

(a) Restrictions on Dividends
-----------------------------
Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the Federal Deposit Insurance Corporation (FDIC).

(b) Regulatory Capital
----------------------
At December 31, 2004, banking regulations required institutions to have a minimum total risk-based capital to risk-weighted assets ratio of 8% and a Tier 1 (core) capital to adjusted total assets ratio of 4%.
    At December 31, 2004, the Bank was in compliance with the regulatory requirements for well-capitalized institutions. As of December 31, 2004, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework. There are no conditions or events since the notification that management believes have changed the Bank's category.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)


                                                                                    MINIMUM
                                                                                  REQUIREMENTS
                                                                                  FOR CAPITAL      WELL-CAPITALIZED
                                                               ACTUAL              ADEQUACY          REQUIREMENTS
                                                          ---------------------------------------------------------
CASCADE BANK                                              AMOUNT    RATIO      AMOUNT    RATIO     AMOUNT    RATIO
-------------------------------------------------------------------------------------------------------------------
  December 31, 2004:
  Total risk-based capital to risk-weighted assets (1)   $94,574    11.06%    $68,380    8.00%    $85,476    10.00%
  Tier I (core) capital to risk-weighted assets           85,011     9.95      34,190    4.00      51,285     6.00
  Tier I (core) capital to average total assets           85,011     8.04      42,307    4.00      52,884     5.00

  December 31, 2003:
  Total risk-based capital to risk-weighted assets (1)   $80,588    13.22%    $48,759    8.00%    $60,949    10.00%
  Tier I (core) capital to risk-weighted assets           72,970    11.97      24,380    4.00      36,569     6.00
  Tier I (core) capital to average total assets           72,970     8.34      35,000    4.00      43,750     5.00




The Corporation, as a bank holding company regulated by the Federal Reserve, is also subject to capital requirements that are similar to those for Cascade Bank.


                                                                                    MINIMUM
                                                                                  REQUIREMENTS
                                                                                  FOR CAPITAL      WELL-CAPITALIZED
                                                               ACTUAL              ADEQUACY          REQUIREMENTS
                                                          ---------------------------------------------------------
CASCADE FINANCIAL CORP                                    AMOUNT    RATIO      AMOUNT    RATIO     AMOUNT    RATIO
-------------------------------------------------------------------------------------------------------------------
  December 31, 2004:
  Total risk-based capital to risk-weighted assets (1)   $95,704    11.18%    $68,496    8.00%    $85,620    10.00%
  Tier I (core) capital to risk-weighted assets           86,141    10.06      34,248    4.00      51,372     6.00
  Tier I (core) capital to average total assets           86,141     8.14      42,307    4.00      52,884     5.00

  December 31, 2003:
  Total risk-based capital to risk-weighted assets (1)   $81,948    13.42%    $48,839    8.00%    $61,049    10.00%
  Tier I (core) capital to risk-weighted assets           74,316    12.17      24,420    4.00      36,629     6.00
  Tier I (core) capital to average total assets           74,316     8.49      35,000    4.00      43,750     5.00




The FDIC requires institutions to maintain Tier I capital of not less than one-half of total capital.

(14) Mortgage Servicing Rights
------------------------------
A summary of capitalized mortgage servicing rights, included in other assets, at December 31, 2004, and December 31, 2003, follows:

                                      DECEMBER 31,    DECEMBER 31,
                                         2004            2003
                                      ----------------------------
   Balance at beginning of year          $80            $ 310
   Additions                               -                -
   Amortization                          (40)            (230)
   Allowance for losses                    -                -
                                      ----------------------------
   Balance at end of year                $40           $   80
                                      ============================

(15) Employee Benefit Plans
---------------------------

(a) Savings Plan
----------------
The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all full-time employees. Under the plan, employee contributions are matched by the Corporation at a rate of 50% of the first $12 contributed. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. The Corporation contributed $290, $188, and $92 to the plan for the years ended December 31, 2004, 2003, and 2002, respectively.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(b) Employee Stock Ownership Plan
---------------------------------
The Corporation established an employee stock ownership plan (ESOP) which became effective on July 1, 1992, for employees of the Corporation, the Bank, and its subsidiary who have at least one year of continuous service. The Corporation pays all ESOP expenses. The shares of Cascade Financial Corporation stock purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the first year of service with an additional 20% vesting each year thereafter until 100% vesting after five years. Allocations to individual participant's accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the years ended December 31, 2004, 2003, and 2002, the Corporation contributed $14, $54, and $112, respectively, to the ESOP, which is invested in Cascade Financial Corporation stock. Allocated and unallocated shares at December 31, 2004, were 182,709 and 0, respectively. The Corporation has the right of first refusal to purchase the allocated shares of separated employees.

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

(d) Stock Options
-----------------
The Corporation maintains stock option plans pursuant to which shares of Common Stock have been authorized for issuance to certain key employees and directors of the Corporation and its subsidiaries upon exercise of stock options. The options granted under these plans are, in general, exercisable under a vesting schedule whereby all options become exercisable over seven years, and expire not ore than ten years after the date of grant.
    All options granted have limited rights that enable a holder upon a change in control of the Corporation to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2004, and December 31, 2003, 281,256 and 243,842 shares, respectively, were fully exercisable.

    Changes in total options outstanding for the year ended December 31, are as follows:
                                               SHARES        WEIGHTED AVERAGE
                                               UNDER        EXERCISE PRICE OF
                                               OPTION         OPTION SHARES

                                              YEAR ENDED DECEMBER 31, 2004
                                            ---------------------------------
   Outstanding at beginning of year            654,827             $ 7.24
   Granted during year                         123,592              18.56
   Exercised during year                       (57,766)              6.02
   Forfeited during year                       (51,083)             11.53
                                            ---------------------------------
   Outstanding at end of year                  669,570             $ 9.13
                                            =================================

                                              YEAR ENDED DECEMBER 31, 2003
                                            ---------------------------------
   Outstanding at beginning of year            576,100             $ 7.23
   Granted during year                          96,100              12.34
   Exercised during year                      (115,619)              3.77
   Forfeited during year                       (16,739)              6.85
   5-for-4 stock split                         114,985                  -
                                             --------------------------------
   Outstanding at end of year                  654,827             $ 7.24
                                             ================================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

                                             YEAR ENDED DECEMBER 31, 2002
                                           ------------------------------
   Outstanding at beginning of year          855,216             $   5.49
   Granted during year                       109,802                 8.81
   Exercised during year                    (324,540)                2.83
   Forfeited during year                     (64,378)                8.96
                                           ------------------------------
   Outstanding at end of year                576,100             $   7.23
                                            =============================

Financial data pertaining to outstanding stock options were as follows at December 31, 2004:


                                                                                  WEIGHTED
                                                     WEIGHTED                     AVERAGE
                                                     AVERAGE                      EXERCISE
                                     WEIGHTED        EXERCISE     NUMBER OF       PRICE OF
                      NUMBER OF      AVERAGE         PRICE OF    EXERCISABLE     EXERCISABLE
RANGES OF EXERCISE    OPTION        REMAINING         OPTION        OPTION         OPTION
     PRICES           SHARES     CONTRACTUAL LIFE     SHARES        SHARES         SHARES
--------------------------------------------------------------------------------------------
$ 3.47 -  5.54         81,288          3.97           $ 4.79        49,938        $ 4.47
  5.54 -  5.55        137,499          6.07             5.55        73,937          5.55
  5.64 -  7.76        172,041          6.13             6.56        78,735          6.27
  7.85 - 12.50        162,700          6.37            10.42        77,521          8.89
 14.82 - 19.90        116,042          9.33            18.41         1,125         16.07
--------------------------------------------------------------------------------------------
$ 3.47 - 19.90        669,570          6.47           $ 9.13       281,256        $ 6.52
============================================================================================



(16) Fair Value of Financial Instruments
----------------------------------------
The fair value estimates presented below are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The Corporation has not included certain material items in its disclosure, such as the value of the long-term relationships with the Corporation's lending and deposit customers, since this is an intangible and not a financial instrument. Additionally, the estimates do not include any tax ramifications. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could materially affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Corporation.

    The following table presents a summary of the fair value of the Corporation's financial instruments:

                                        DECEMBER 31,          DECEMBER 31,
                                           2004                  2003
                                   --------------------------------------------
                                   CARRYING   ESTIMATED   CARRYING   ESTIMATED
                                    VALUE     FAIR VALUE   VALUE     FAIR VALUE
                                   --------------------------------------------
Financial assets:
  Cash and cash equivalents       $ 13,029    $ 13,029    $ 14,071    $ 14,071
  Securities available-for-sale    124,276     124,276     189,747     189,747
  Securities held-to-maturity       91,339      89,555      86,719      85,344
  Loans, net                       794,466     805,971     567,094     570,799
  Servicing rights                      40          40          80          80
Financial liabilities:
  Deposit accounts                 721,908     722,550     564,314     566,760
  Borrowings                       248,902     256,901     239,911     251,021
  Junior subordinated debentures
   payable (1)                      15,454      15,454      10,212      10,212
  Mark-to-market on swaps             (522)       (522)         98          98
---------------------
  (1) Net of $11 mark-to-market on swap (see note 6)


Cash and Cash Equivalents
The carrying amount represents fair value.

Securities including mortgage backed securities
Fair values are based on quoted market prices or dealer quotations.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Loans
-----
Fair values are estimated using current market interest rates to discount future cash flows for each of the six different loan types. Interest rates used to discount the cash flows are based on U.S. Treasury yields or other market interest rates with appropriate spreads for each segment. The spread over the Treasury yields or other market rates is used to account for liquidity, credit quality and higher servicing costs. Prepayment rates are based on expected future prepayment rates, or, where appropriate and available, market prepayment rates.

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

(17) On-Balance Sheet Derivative Instruments and Hedging Activities
-------------------------------------------------------------------

Derivative Financial Instruments
--------------------------------
The Corporation has derivative financial instruments in the form of interest rate swap agreements, which derive their value from underlying interest rates. These transactions involve both credit and market risk. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, and any change in fair value of the contract in which the counterparty would owe the Corporation if the contract were terminated. Such difference, which represents the fair value of the derivative instruments, is reflected on the Corporation's balance sheet as derivative assets and derivative liabilities. The Corporation controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail to meet their obligations.

Risk Management Policies - Hedging Instruments
----------------------------------------------
The primary focus of the Corporation's asset/liability management program is to monitor the sensitivity of the Corporation's net income and fair value of equity under varying interest rate scenarios to take steps to control its risks (see Management Discussion and Analysis - Interest Rate Risk Management).

Interest Rate Risk Management - Cash Flow Hedging Instruments
-------------------------------------------------------------
The Corporation uses long-term variable rate debt as a source of funds for use in the Corporation's lending and investment activities and other general business purposes. These debt obligations expose the Corporation to variability in interest payments due to changes in interest rates. Management believes it is prudent to limit the variability of a portion of its interest payments and, therefore, may hedge a portion of its variable-rate interest payments. To meet this objective, management enters into interest rate swap agreements whereby the Corporation receives variable interest rate payments and makes fixed interest rate payments during the contract period.
    At December 31, 2004, and 2003, the information pertaining to an outstanding interest rate swap agreement used to hedge FHLB Advances is as follows:


                                                         DECEMBER 31,
                                                      2004           2003
                                                    -----------------------
Notional amount                                     $25,000       $   -
Fixed pay rate                                         4.02%          -
Weighted average receive rate                          1.83%          -
Maturity in years                                       4.6           -
Unrealized (loss) relating to interest rate swap    $   (50)          -

    This agreement provides for the Corporation to make payments at a fixed-rate in exchange for receiving payments at a variable-rate determined by a three-month LIBOR.
    At December 31, 2004, and 2003, the unrealized loss relating to use of the interest rate swap was recorded in derivative liabilities in accordance with SFAS No. 133.

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

    Risk management results for the years ended December 31, 2004, and 2003, related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument's gain or loss which was excluded from the assessment of hedge effectiveness.

Interest Rate Risk Management - Fair Value Hedging Instruments
--------------------------------------------------------------
The Corporation holds fixed- and variable-rate assets and liabilities. Fixed rates may expose the Corporation to variability in their fair value due to changes in the level of interest rates. The Corporation may utilize interest rate swaps as an asset/liability management strategy to hedge the change in value of the assets due to changes in interest rate assumptions.
    At December 31, 2004, and 2003, the information pertaining to an outstanding interest rate swap agreement used to hedge junior subordinated debentures (trust preferred securities) is as follows:

                                                           DECEMBER 31,
                                                         2004        2003
                                                     -----------------------
Notional amount                                        $10,000     $10,000
Weighted average pay rate                                 6.76%       6.38%
Fixed receive rate                                       11.00%      11.00%
Maturity in years                                         26.2        27.2
Unrealized gain relating to interest rate swap         $    11     $    98


    This agreement provides for the Corporation to make payments at a variable rate determined by a six-month LIBOR in exchange for receiving payments at a fixed rate.
    Risk management results for the years ended December 31, 2004, and 2003, related to the balance sheet hedging of junior subordinated debentures indicate that the hedge was 100% effective and that there was no component of the derivative instrument's gain or loss which was excluded from the assessment of hedge effectiveness.
    At December 31, 2004, and 2003, the information pertaining to an outstanding interest rate swap agreement used to hedge certificates of deposit is as follows:

                                                           DECEMBER 31,
                                                        2004         2003
                                                     -----------------------
Notional amount                                       $10,000       $  -
Weighted average pay rate                                2.38%         -
Fixed receive rate                                       5.00%         -
Maturity in years                                         9.4          -
Unrealized (loss) relating to interest rate swap      $  (131)      $  -

    This agreement provides for the Corporation to make payments at a variable rate determined by a three-month LIBOR in exchange for receiving payments at a fixed rate.
    Risk management results for the years ended December 31, 2004, and 2003, related to the balance sheet hedging of certificates of deposit indicate that the hedge was 100% effective and that there was no component of the derivative instrument's gain or loss which was excluded from the assessment of hedge effectiveness.
    At December 31, 2004, the Corporation had an outstanding interest rate swap agreement that was originally designated to hedge available-for-sale securities. This agreement provides for the Corporation to make payments at a fixed rate in exchange for receiving payments at a variable rate determined by a three-month LIBOR.
    As of December 15, 2004, the Corporation determined that due to a narrowing of swap spreads that the hedge was no longer "highly effective" in that the change in the fair value of the swap did not sufficiently correlate with the change in the fair value of the designed securities. Therefore, at December 31, 2004, and 2003, the unrealized loss relating to the use of this swap was recorded in derivative liabilities and other expense in the income statement, in accordance with SFAS No. 133.
    At December 31, 2004, and 2003, the information pertaining to an outstanding interest rate swap agreement that was originally designated to hedge fixed-rate available-for-sale securities is as follows:

                                                           DECEMBER 31,
                                                         2004       2003
                                                      ---------------------
Notional amount                                        $25,000     $  -
Fixed pay rate                                            4.79%       -
Weighted average receive rate                             1.83%       -
Maturity in years                                          9.6        -
Unrealized (loss) relating to interest rate swap       $  (352)    $  -

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

    The Company enters into rate lock commitments to extend credit to borrowers for generally a 30-day or 60-day period for the origination of loans.
    On March 13, 2002, the Financial Accounting Standards Board determined that loan commitments related to the origination or acquisition of mortgage loans that will be held for sale must be accounted for as derivative instruments. Accordingly, the Corporation adopted such accounting on July 1, 2002, and such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Since the Corporation originates its saleable loans on a "best effort" basis and delivers those loans to the purchaser within 10 days at the committed price, there will generally be no gain or loss recorded on those commitments.
    The Corporation had non-mandatory forward commitments totaling $784 and $2,177 to sell loans into the secondary market at December 31, 2004, and December 31, 2003, respectively.

(18) Contingencies
------------------
The Corporation is a defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Corporation will not be materially adversely affected by the final outcome of these legal proceedings and that adequate provision has been made in the accompanying consolidated financial statements.
    At periodic intervals, the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation routinely examine the Corporation's financial statements as part of their legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct that the Corporation's financial statements be adjusted in accordance with their findings.

(19) Condensed Financial Information of Cascade Financial Corporation
---------------------------------------------------------------------
Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

BALANCE SHEET                          DECEMBER 31, 2004      DECEMBER 31, 2003
-------------                          ----------------------------------------
Assets:
  Cash                                    $       410            $      1,272
  Investment in subsidiary                    110,120                  72,823
  Other assets                                  2,585                   1,127
                                          -----------------------------------
                                          $   113,115            $     75,222
                                          ===================================
Liabilities and stockholders' equity:
  Other liabilities                             1,411                   1,053
  Junior subordinated debentures payable       15,454                  10,212
  Stockholders' equity                         96,250                  63,957
                                          -----------------------------------
                                          $   113,115            $     75,222
                                          ===================================


INCOME STATEMENT                              FOR THE YEARS ENDED DECEMBER 31,
----------------                                  2004       2003       2002
                                              ---------------------------------
Equity in undistributed net
   income of the subsidiary                   $  11,833   $  10,542   $  9,113
Interest income - junior subordinated
   debentures payable                                35          34         34
Operating expenses                                 (704)       (429)      (464)
Interest expense - junior subordinated
   debentures payable                              (723)     (1,034)    (1,148)
                                               --------------------------------
Income before provision for federal
  income taxes                                    10,441       9,113      7,535
Provision for federal income taxes                   344         486        537
                                               --------------------------------
Net income                                     $  10,785   $   9,599   $  8,072
                                               ================================

CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

STATEMENT OF CASH FLOWS                        FOR THE YEARS ENDED DECEMBER 31,
-----------------------                         2004          2003        2002
                                              ---------------------------------
Cash flows from operating activities:
  Net income                                 $ 10,785     $  9,599     $ 8,072
  Adjustments to reconcile net income to
    net cash (used in) operating activities:
     Equity in net income of subsidiaries     (11,833)     (10,542)     (9,113)
     Increase (decrease) in other assets       (1,303)          38         311
     (Decrease) increase in other liabilities     257          (13)        109
                                              ---------------------------------
       Net cash used in operating activities   (2,094)        (918)       (621)
Cash flows from investing activities:
  Dividends received from subsidiaries         12,882        2,100         700
  Investment in subsidiary                     (5,000)           -           -
  Cash (used for) provided by acquisition      (9,546)           -           -
                                              ---------------------------------
     Net cash provided (used) by investing
      Activities                               (1,664)       2,100         700
Cash flows from financing activities:
  Repurchase of common stock                     (150)         (96)       (375)
  Proceeds from exercise of stock options         635          662       1,064
  Dividends paid                               (2,589)      (1,440)       (322)
  Proceeds from junior subordinated
   debentures payable                           5,000            -           -
                                              ---------------------------------
       Net cash provided by financing
        Activities                              2,896         (874)        367
                                               ---------------------------------
 Net increase (decrease) in cash and cash
   Equivalents                                   (862)         308         446
                                              ---------------------------------
Cash and cash equivalents:
  Beginning of year                             1,272          964         518
                                              ---------------------------------
  End of year                                $    410     $  1,272     $   964
                                              =================================
Supplemental schedule of non-cash
 investing activities:
  Issaquah Bank merger                         24,792            -           -


(20) Lines of Business
----------------------
The Corporation's sole operating subsidiary is Cascade Bank, which is managed along five major lines of business: business banking, retail banking, construction lending, income property lending and residential lending. The administrative group, although not considered a line of business, is responsible for the management of investments, interest-rate risk, marketing, data processing and regulatory and stockholder reporting. The financial performance of these business lines is measured by the Corporation's profitability reporting processes, which utilize various management accounting techniques to ensure that each business line's financial results reflect the underlying performance of that business.
    Each line of business segment is managed by a senior executive. Back office support is provided to each segment through executives responsible for information systems, finance and administration.
    The principal activities conducted by business banking are the origination and servicing of commercial business loans and associated merchant services. Retail banking includes all deposit products, with their related fee income, and all consumer loan products such as home equity and installment loans and credit card products. The construction unit provides financing to builders and developers for residential construction and land acquisition and development. The income property unit originates loans secured by multifamily properties and commercial real estate. The residential unit's activities are the origination of single-family loans and the associated loan servicing activities.
    The Bank's reportable business segments are the strategic lines of business noted above, which are managed by the Management Committee, under the direction of the President and Chief Executive Officer. The Management Committee, which is the senior decision making group of the Bank, is comprised of eight members including the President and Chief Executive Officer. To better assess the contribution of its various business lines, the Bank generates segment results that include balances directly attributable to business line activities. Expenses or activities not directly controlled by business unit managers are allocated to the administrative unit. In this way, management can assess the performance of a particular business. The Bank is constantly analyzing its line of business performance and developing better ways to measure profitability.
    The accounting policies of the segments are the same as those described in "Note 1: Summary of Significant Accounting Policies." Direct revenues and expenses are allocated to business segments in determining their net income. Corporate overhead, centralized support costs and other costs are assigned to the administrative unit. The Corporation evaluates performance based on net income of the respective business segments. Depreciation is allocated to the segments based upon the utilization of the assets by the segments. All depreciating assets are included in administrative unit's total assets.

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



                                                      Year Ended December 31, 2004
                                                      ----------------------------
                                             Resi-     Constr-    Income               Admin-
                                Business    dential    uction    Property   Consumer  istration     Total
                                ----------------------------------------------------------------------------
Condensed income statement
  Net interest income after
   provision for loan losses   $ 12,497   $    912   $  4,996   $  8,219    $ 1,573   $  3,525    $   31,722
  Other income                       75        326          7          -      2,545      1,794         4,747
  Other expense                   1,446        658        435        738      1,550     15,490        20,317
                                ----------------------------------------------------------------------------
  Contribution before overhead   11,126        580      4,568      7,481      2,568    (10,171)       16,152
  Support transfer                3,544      1,492      1,266      3,063        450     (9,815)            -
                                ----------------------------------------------------------------------------
  Income before provision for
   income tax                     7,582       (912)     3,302      4,418      2,118       (356)       16,152
Provision for federal
   income taxes                   2,465       (297)     1,072      1,431        688          8         5,367
                                ----------------------------------------------------------------------------
  Net income                   $  5,117   $   (615)  $  2,230   $  2,987    $ 1,430   $   (364)   $   10,785
                                ============================================================================
At December 31, 2004
Total Assets                   $292,117   $105,975   $107,431   $271,076    $30,125   $282,231    $1,088,955



                                                      Year Ended December 31, 2003
                                                      ----------------------------
                                             Resi-     Constr-    Income               Admin-
                                Business    dential    uction    Property   Consumer  istration     Total
                                -------------------------------------------------------------------------
Condensed income statement
  Net interest income after
   provision for loan losses   $  7,723   $  1,334   $  3,683   $  6,331    $ 1,521   $  5,743    $   26,335
  Other income                       50        872          8          3      1,744      2,629         5,306
  Other expense                   1,243        602        334        111      1,311     14,132        17,733
                                ----------------------------------------------------------------------------
  Contribution before overhead    6,530      1,604      3,357      6,223      1,954     (5,760)       13,908
  Support transfer                1,807      1,134        778      1,645        396     (5,760)            -
                                ----------------------------------------------------------------------------
  Income before provision for
   income tax                     4,723        470      2,579      4,578      1,558          -        13,908
Provision for federal
   income taxes                   1,457        159        801      1,414        478          -         4,309
                                ----------------------------------------------------------------------------
  Net income                   $  3,266   $    311   $  1,778   $  3,164    $ 1,080   $      -    $    9,599
                                ============================================================================
At December 31, 2003
Total Assets                   $204,446   $105,565   $ 62,742   $171,068    $33,163   $308,236    $  885,220



                                                      Year Ended December 31, 2002
                                                      ----------------------------
                                             Resi-     Constr-    Income               Admin-
                                Business    dential    uction    Property   Consumer  istration     Total
                                -------------------------------------------------------------------------
Condensed income statement
  Net interest income after
   provision for loan losses   $  5,297   $  1,961   $  3,931   $  5,745    $ 2,019   $  5,176    $   24,129
  Other income                       69        812          -          7      1,308      1,843         4,039
  Other expense                   1,101        628        318        106      1,225     12,943        16,321
                                ----------------------------------------------------------------------------
  Contribution before overhead    4,265      2,145      3,613      5,646      2,102     (5,924)       11,847
  Support transfer                1,386      1,387        845      1,726        580     (5,924)            -
                                ----------------------------------------------------------------------------
  Income before provision for
   income tax                     2,879        758      2,768      3,920      1,522          -        11,847
  Provision for federal
   income taxes                     917        242        882      1,250        484          -         3,775
                                ----------------------------------------------------------------------------
  Net income                   $  1,962   $    516   $  1,886   $  2,670    $ 1,038   $      -    $    8,072
                                ============================================================================
At December 31, 2002
Total Assets                   $142,273   $122,669   $ 84,121   $157,353    $49,331   $248,716    $  804,463


CASCADE FINANCIAL CORPORATION
AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(21) Selected Quarterly Financial Data (Unaudited)
--------------------------------------------------

                                                    QUARTER ENDED
                                       -------------------------------------
                                        MAR 31,  JUNE 30,  SEPT 30,  DEC 31,
                                         2004      2004      2004      2004
                                       -------------------------------------
Interest income                        $12,609   $13,096   $14,518   $15,093
Interest expense                         5,307     5,250     5,967     6,395
                                       -------------------------------------
Net interest income                      7,302     7,846     8,551     8,698
Provision for loan losses                  225       150       150       150
Other income                             1,153     1,188     1,238     1,168
Other expense                            4,467     5,300     5,005     5,545
                                       -------------------------------------
Income before provision for federal
  income taxes                           3,763     3,584     4,634     4,171
Provision for federal income taxes       1,189     1,300     1,531     1,347
                                       -------------------------------------
Net income                             $ 2,574   $ 2,284   $ 3,103   $ 2,824
                                       =====================================
Earnings per share, basic              $   .31   $   .27   $   .33   $   .30
Earnings per share, diluted                .30       .26       .32       .29


                                                    QUARTER ENDED
                                       -------------------------------------
                                        MAR 31,  JUNE 30,  SEPT 30,  DEC 31,
                                         2003      2003      2003      2003
                                       -------------------------------------
Interest income                        $12,748   $12,532   $12,506   $12,577
Interest expense                         6,018     5,821     5,660     5,254
                                       -------------------------------------
Net interest income                      6,730     6,711     6,846     7,323
Provision for loan losses                  375       300       300       300
Other income                             1,615     1,451     1,353       887
Other expense                            4,594     4,398     4,333     4,409
                                       -------------------------------------
Income before provision for federal
  income taxes                           3,376     3,464     3,566     3,501
Provision for federal income taxes       1,072     1,105     1,133       999
                                       -------------------------------------
Net income                             $ 2,304   $ 2,359   $ 2,433   $ 2,502
                                       =====================================
Earnings per share, basic              $   .28   $   .29   $   .30   $   .30
Earnings per share, diluted                .28       .28       .29       .29

                                                    QUARTER ENDED
                                       -------------------------------------
                                        MAR 31,  JUNE 30,  SEPT 30,  DEC 31,
                                         2002      2002      2002      2002
                                       -------------------------------------
Interest income                        $13,373   $13,298   $12,748   $13,051
Interest expense                         6,919     6,719     6,456     6,352
                                       -------------------------------------
Net interest income                      6,454     6,579     6,292     6,699
Provision for loan losses                  700       420       375       400
Other income                               972       893     1,146     1,028
Other expense                            3,975     4,134     4,098     4,114
                                       -------------------------------------
Income before provision for federal
  income taxes                           2,751     2,918     2,965     3,213
Provision for federal income taxes         903       906       907     1,058
                                       -------------------------------------
Net income                             $ 1,848   $ 2,012   $ 2,058   $ 2,155
                                       =====================================
Earnings per share, basic              $   .24   $   .25   $   .26   $   .26
Earnings per share, diluted                .22       .24       .25       .26

ANNUAL SHAREHOLDERS' MEETING
----------------------------
The Annual Shareholders' meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, Washington, on Tuesday, April 26, 2005 at 6:30 p.m. Pacific time.

(BACK COVER)


CORPORATE INFORMATION
---------------------
CASCADE BANK:                        PINE LAKE                               QUARTERS
WWW.CASCADEBANK.COM                  2902 228th Ave. SE, Issaquah            ENDED      HIGH     LOW
                                     (425) 369-8322                          -----------------------
CASCADE SERVICE CENTER                                                       3/31/04   $20.63   16.52
(800) 326-8787                       SMOKEY POINT                            6/30/04    21.28   15.30
                                     3532 172nd St. NE, Arlington            9/30/04    17.98   15.25
MAIN OFFICE                          (360) 653-1900                          12/31/04   19.72   16.62
2828 Colby Ave., Everett
(425) 257-1745                       SNOHOMISH                                QUARTERS
                                     1101 Ave. 'D,' Snohomish                 ENDED      HIGH     LOW
BELLEVUE                             (360) 862-9800                           ------------------------
200 108th Ave. NE, Bellevue                                                   3/31/03   $10.56    9.04
(425) 455-2300                       WOODINVILLE                              6/30/03    13.20    9.16
                                     17641 Garden Way NE, Woodinville         9/30/03    16.00   12.01
                                                                              12/31/03   20.99   14.92
CLEARVIEW                            (425) 481-0820
17512 SR 9 SE, Snohomish                                                      STOCK TRANSFER AGENT
(360) 668-1243                       ISSAQUAH BANK DIVISION:                  Mellon Investor Services LLC
                                     ISSAQUAH WEST                            P.O. Box 3315
CROSSROADS                           1055 NW Maple Street, Issaquah           South Hackensack, NJ 07606
15751 NE 15th St., Bellevue          (425) 392-8000                           (800) 839-2983
(425) 643-6200                                                                (201) 329-8660 Foreign
                                     NORTH BEND                               Shareholders
EVERETT/BROADWAY                     139 Bendigo Blvd. N, North Bend          www.melloninvestor.com
2602 Broadway, Everett               (425) 831-1761
(425) 259-1243                                                                AUDITORS
                                                                              Moss Adams, LLP
                                     All shareholders are encouraged           2707 Colby Avenue, Suite 801
EVERETT/EVERGREEN WAY                to read Cascade's Form 10-K for          Everett, WA 98201
6920 Evergreen Way, Everett          the year ended December 31, 2004,
(425) 353-1243                       as filed with the Securities and          LEGAL COUNSEL
                                     Exchange Commission ("SEC"). The          Keller Rohrback, LLP
                                     Form 10-K includes the significant        1201 Third Avenue, Suite 3200
HARBOUR POINTE                       risk factors that could affect            Seattle, WA  98101-3052
11700 Mukilteo Speedway, Mukilteo    Cascade's projections and future
(425) 290-7767                       operating performance. This annual        SPECIAL COUNSEL
                                     report is qualified in its entirety       Anderson Hunter, PS
ISSAQUAH                             by the information contained in the       2707 Colby Avenue, Suite 1001
305 Front St. N, Issaquah            Form 10-K.                                Everett, WA 98201
(425) 391-5500                         The Form 10-K, together with all
                                     other information filed by Cascade        Cascade Financial Corporation Logo
LAKE STEVENS                         with the SEC, is available on the         2828 COLBY AVENUE, EVERETT, WA 98201
8915 Market Pl., Everett             Internet at the SEC's web site at         WWW.CASCADEBANK.COM
(425) 334-8880                       http://www.sec.gov. The Form 10-K
                                     will be furnished by Cascade, upon
LYNNWOOD                             receipt of written request
19419 Highway 99, Lynnwood           addressed to Cascade Financial
(425) 775-6666                       Corporation, 2828 Colby Avenue,
                                     Everett, WA 98201.
MARYSVILLE                             The common stock of Cascade
815 State Ave., Marysville           Financial Corporation is traded
(360) 659-7614                       on the NASDAQ SmallCap Market
                                     under the symbol CASB. As of
NORTH MARYSVILLE                     December 31, 2004, there were
3711 88th St. NE, Marysville         approximately 2,760 shareholders
(360) 651-9200                       of record. The following table
                                     sets forth market price information
                                     for the Corporation's common stock.