Form 10-K, Exhibit 13
period 2005-12-31
CASCADE FINANCIAL CORP
filed 2006-03-13
CIK 928911

Cascade Financial
CORPORATION

2005 Annual Report

The value of paying

attention

CASCADE FINANCIAL CORPORATION SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data.)
	FOR THE YEARS ENDED DECEMBER 31,
	2005	2004	2003
Interest income	$67,802	$55,316	$50,363
Interest expense	31,276	22,919	22,753
Net interest income	36,526	32,397	27,610
Provision for loan losses	945	675	1,275
Net interest income after provision for loan losses	35,581	31,722	26,335
Other income	6,333	4,747	5,306
Other expense	22,606	20,317	17,733
Income before federal income taxes	19,308	16,152	13,908
Net income	13,046	10,785	9,599
Net income per common share, basic (1)	1.36	1.20	1.17
Net income per common share, diluted (1)	1.32	1.16	1.13
Book value per share (1)	10.95	10.07	7.76

	AT DECEMBER 31,
	2005	2004	2003
Assets	$1,211,784	$1,088,955	$885,220
Loans, net	867,049	794,466	567,094
Cash and securities	278,747	228,644	290,537
Deposits	795,768	721,908	564,314
Borrowings	66,270	36,356	50,123
FHLB advances	236,000	228,000	200,000
Stockholders’ equity	105,193	96,250	63,957
Nonperforming loans	1,987	532	1,921

	FINANCIAL RATIOS FOR THE YEARS ENDED DECEMBER 31,
	2005	2004	2003
Return on assets	1.13%	1.09%	1.13%
Return on equity	13.13	13.22	15.81
Return on tangible equity	17.82	16.24	15.81
Net interest margin	3.35	3.44	3.35
Efficiency ratio	52.75	54.70	53.87
Average stockholders’ equity to average assets	8.60	8.25	7.15
Total risk based capital to risk weighted assets	10.77	11.06	13.22
Tier 1 capital to adjusted total assets	8.15	8.04	8.34

(1) Per common share data is retroactively adjusted to reflect all stock splits and stock dividends.

MANAGEMENT DISCUSSION AND ANALYSIS
The following discussion is provided for the consolidated operations of Cascade Financial Corporation (the “Corporation”) as of December 31, 2005. The Corporation has only one operating subsidiary: Cascade Bank (the “Bank”). The purpose of this discussion is to focus on significant factors concerning the Corporation’s financial condition and results of operations, and to provide a more comprehensive review of the Corporation’s operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.
In addition to historical information, this report contains certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing the Corporation of the protections of the safe harbor provisions of the PSLRA. The forward-looking statements contained herein are subject to factors, risks, and uncertainties that may cause actual results to differ materially from those projected. The following items are among the factors that could cause actual results to differ materially from the forward-looking statements: higher than expected loan delinquency rates; general economic conditions, including their impact on capital expenditures; business conditions in the banking industry; recent world events and their impact on interest rates, businesses, and customers; the regulatory environment; new legislation; vendor quality and efficiency; employee retention factors; rapidly-changing technology; competitive factors, including increased competition with community, regional, and national financial institutions; fluctuating interest rate environments; and similar matters. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of the statement. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in this and other documents the Corporation files from time to time with the Securities and Exchange Commission.

Acquisition
On June 3, 2004, the Corporation acquired Issaquah Bancshares, Inc. (“Issaquah”). The acquisition was accounted for using the purchase method of accounting and accordingly, the assets and liabilities were recorded based on their fair values at the acquisition date. Shares of Issaquah were exchanged for cash or cash and shares of the Corporation resulting in the issuance of 1,263,423 new shares. The merger enhances Cascade’s commercial banking franchise by expanding Cascade’s presence in east King County. Total Issaquah assets on June 3, 2004, were approximately $131 million and the total value of the transaction, both cash and stock, was approximately $34.3 million as measured under the provisions of FAS 141. In addition to the shares issued, the Corporation paid cash of $9.5 million in connection with the merger. The Bank booked $26.3 million in intangible assets associated with the transaction including $25.2 million in goodwill and a $1.1 million core deposit intangible that will be amortized using the straight-line method over an eight-year period of time.

Critical Accounting Estimates
Corporations may apply certain critical accounting estimates requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Bank considers its only material critical accounting estimate to be the allowance for loan losses. We believe that the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because: (1) it is highly susceptible to change from period to period because it requires management to make assumptions about future losses on loans; and (2) the impact of a sudden large loss could significantly reduce the allowance and potentially require increased provisions to replenish the allowance, which would negatively affect earnings.
The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of the allowance for loan losses is maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of the allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management’s assessment of the internal risk classifications, changes in the nature of the loan portfolio, industry concentrations, and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Corporation’s consolidated financial statements, results of operation, or liquidity.
For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see Note 4 in the Consolidated Financial Statements for the year ended December 31, 2005, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Provision for Loan Losses.”

Critical Accounting Policies
The Corporation’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements included in Item 7 of this report and are essential to understanding Management's Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts and disclosures. Actual results may differ from these estimates under different assumptions or conditions. The following policies involve a higher degree of judgment than do our other significant accounting policies detailed in Note 1 of the Notes to Consolidated Financial Statements included in Item 7 of this report.

Allowance for Loan Losses
The Bank reviews historical origination and charge-off relationships, charge-off experience factors, collection data, delinquency reports, estimates of the value of the underlying collateral, economic conditions and trends and other information in order to make the necessary judgments as to the appropriateness of the provision for loan losses and the allowance for loan losses. Loans are charged-off to the allowance for loan losses when the Bank repossesses the collateral or the account is otherwise deemed uncollectible. The Bank believes that the allowance for loan losses is adequate to cover probable losses inherent in its loan portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge-off amount will not exceed the estimates.

Investments
The Bank classifies its investments as either available-for-sale or held-to-maturity. Available-for-sale securities are reported at their fair value, which is determined by obtaining quoted market prices. Unrealized gains and losses on available-for-sale securities are included in other comprehensive income and excluded from earnings. Realized gains and losses and declines in fair value judged to be other than temporary are included in earnings. The fair value of financial instruments is discussed in more detail in Note 16 of the Notes to Consolidated Financial Statements included in Item 8 of this report.

Accrued Taxes
The Bank estimates tax expense based on the amount it expects to owe various tax authorities. Taxes are discussed in more detail in Note 10 of the Notes to Consolidated Financial Statements included in Item 8 of this report. Accrued taxes represent the net estimated amount due or to be received from taxing authorities. In estimating accrued taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance in the context of our tax position.

FINANCIAL CONDITION
Total Assets
The Corporation’s total assets at December 31, 2005, were $1.2 billion, compared to $1.1 billion at December 31, 2004, an increase of 11.3%. The increase in 2005 is due entirely to internal growth. The Corporation’s total assets at December 31, 2003, were $885.2 million.

Investment Securities
Securities designated as available-for-sale increased to $152.5 million at December 31, 2005, versus $124.3 million at December 31, 2004. Securities designated as held-to-maturity increased to $95.1 million at December 31, 2005, from $91.3 million a year earlier. The securities in both portfolios consist of notes issued by Government Sponsored Enterprises (“GSE” e.g. FHLB, FNMA) or mortgage-backed securities issued by either FNMA or FHLMC or a mortgage conduit. Investments include $11.9 million of Federal Home Loan Bank of Seattle stock at December 31, 2005. All investment securities received the highest credit rating from at least one of the major rating agencies.

Loan Portfolio
Net loans increased to $867.0 million at December 31, 2005, a 9.1% increase over $794.5 million at December 31, 2004. Net loans were $567.1 million at December 31, 2003.
Business loans increased from $292.1 million at December 31, 2004, to $394.0 million at December 31, 2005, a 34.9% increase. The strong growth in this portfolio was the result of our ability to win new borrowing customers in a very competitive market. Net construction loans increased to $166.0 million from $107.4 million during the year. This portfolio experienced rapid turnover as the housing market remained very robust during the year. Commercial real estate loans decreased from $178.7 million at December 31, 2004, to $141.1 million at December 31, 2005. Of this decrease, $35.0 million was the result of a reclassification of loans acquired in the Issaquah Bank acquisition to business loans as the loan collateral was owner-occupied real estate. The Corporation’s loan focus remains on small businesses, builders and developers in the Puget Sound area. Construction lending is directed toward building single-family housing and land development for single-family housing. The Bank generally confines its lending to the Puget Sound region of Washington State.
Total single-family residential loans decreased from $106.0 million at December 31, 2004, to $95.4 million at December 31, 2005. High rates of refinancing activity due to low interest rates impacted loan balances in that the Corporation sells the vast majority of its 30 year fixed-rate loans, its 15 year fixed-rate loans, and many of its conforming intermediate term hybrid ARMs in the secondary mortgage market. In addition, Cascade sold $9.3 million of seasoned loans in the fourth quarter. Multifamily loans outstanding decreased from $92.4 million at December 31, 2004, to $52.1 million at December 31, 2005. The Corporation sold approximately $34.7 million of relatively low yielding loans in 2005 to take advantage of investor appetites for multifamily loans. The sales have helped us grow noninterest income.
Consumer loans increased $2.0 million to $32.2 million as of December 31, 2005. The Bank’s consumer loan portfolio is comprised of home equity loans and lines of credit, installment loans, and credit card loans. Home equity loans generally take the form of a second mortgage. In terms of direct consumer loans, the Bank has not emphasized this line of business, concluding that it is at a competitive disadvantage against the very aggressive pricing of large banks, captive finance companies and the specialty credit card issuers.

The chart below indicates the mix of the loan portfolio as of the dates indicated:

	DECEMBER 31, 2005		DECEMBER 31, 2004		DECEMBER 31, 2003
(Dollars in thousands)	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

Business	$394,034	44.75%	$292,117	36.21%	$204,446	35.43%
Commercial real estate	141,109	16.02	178,704	22.15	83,856	14.53
Total business-like loans	535,143	60.77	470,821	58.36	288,302	49.96
Single-family residential	95,429	10.83	105,975	13.14	105,565	18.30
Real estate construction	165,957	18.84	107,431	13.32	62,742	10.87
Consumer	32,160	3.65	30,125	3.73	33,163	5.75
Multifamily loans	52,057	5.91	92,372	11.45	87,212	15.12
Total loans	880,746	100.00%	806,724	100.00%	576,984	100.00%
Allowance for losses on loans	(10,254)		(9,563)		(7,711)
Deferred loan fees and discounts	(3,443)		(2,695)		(2,179)
Net loans receivable	$867,049		$794,466		$567,094

Allowance for Loan Losses
Management provides for possible loan losses by maintaining an allowance. The allowance for loan losses reflects management’s best estimate of probable losses as of a particular balance sheet date, but there is no guarantee that management’s estimate will be sufficient to cover actual loan losses. The allowance for loan losses is maintained at a level considered adequate based on management’s assessment of various factors affecting the loan portfolio, including local economic conditions, growth of the loan portfolio, past loss experience, and its composition. Increases in the allowance for loan losses made through provisions primarily reflect loan growth, loan loss experience risks inherent in lending and the impact of the economic climate on the loan portfolio.
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
At December 31, 2005, the allowance for loan losses was $10.3 million (1.16% of total loans) compared to $9.6 million (1.19% of total loans) at December 31, 2004, and $7.7 million (1.34% of total loans) at December 31, 2003. During 2005, the Corporation added $945,000 to the allowance compared to $675,000 in 2004. In 2004, the Corporation assumed $1.4 million allowance of Issaquah in the acquisition. The Corporation was able to prudently maintain its ratio of the allowance to loans outstanding due to the low level in net loan charge-offs and the small amount of nonperforming loans.
Net loan charge-offs were $254,000 in 2005 (or 0.03% of average loans outstanding) compared to $218,000 in 2004 (or 0.03% of average loans outstanding). Charge-offs in business loans accounted for most of the change, decreasing from $310,000 in the year ended December 31, 2004, to $1,000 in the year ended December 31, 2005. Net charge-offs were $436,000 for the year ended December 31, 2003. The coverage ratio (the allowance for loan losses to nonperforming loans) was 516% at December 31, 2005, 1,798% at December 31, 2004, and 401% at December 31, 2003.

Deposit Accounts
Deposit accounts totaled $795.8 million at December 31, 2005, an increase of $73.9 million or 10.2% over $721.9 million at December 31, 2004. The Bank assumed $101.8 million in deposits with the acquisition of Issaquah in 2004. Checking account balances, primarily through its High Performance Checking program, grew 7.0% to $120.5 million during the year as the Bank continued its sales efforts to generate transaction accounts. Money market deposit account balances grew by 16.2% to $181.6 million with rates competitive with those offered by money market funds. Certificates of deposit grew 9.6% to $478.5 million. As business banking activity increases, management expects to increase its noninterest-bearing accounts through the growth of commercial checking accounts.
The market for deposits has remained very competitive and may intensify as the Federal Reserve continues to increase its target Fed funds rate. It remains a key goal of the Bank to increase its demand deposit account balances.

Other Borrowings
The Bank uses Federal Home Loan Bank of Seattle (“FHLB”) advances to provide intermediate and longer term funding, as well as to augment deposits. At December 31, 2005, the Bank had $236.0 million in FHLB advances compared to $228.0 million as of December 31, 2004. For 2005, FHLB advances averaged 20.8% of assets compared to 21.2% in 2004. Subject to its line of credit with the FHLB, the availability of collateral, and the parameters of liquidity management, the Bank will continue to use advances as a funding source.
The Bank also uses repurchase agreements for short term funding to partially offset the interest rate sensitivity of its prime-based loans. At December 31, 2005, the Bank had executed $51.1 million in repurchase agreements compared to $20.9 million a year earlier. In 2000 the Corporation issued $10 million in trust preferred securities, which are termed “junior subordinated debentures,” which mature on March 1, 2030, but are callable at a premium beginning

March 1, 2010. In December 2004, the Corporation issued an additional $5 million in trust preferred securities/junior subordinated debentures. These securities have a fixed coupon of 5.82% for the first 5 years and then float at three-month LIBOR plus 1.90% for the remaining 25 years. The securities are callable at par after 5 years. Trust preferred securities/junior subordinated debentures are considered Tier 1 capital by financial institution regulators.

Capital
Banking regulations require the Bank to maintain minimum levels of capital. As of December 31, 2005, Cascade Bank remained a “well-capitalized” institution (the FDIC’s highest rating), under regulatory guidelines, with a core capital to asset ratio of 8.15% and a risk-based capital to asset ratio of 10.77%. The Bank’s regulatory capital ratios are discussed in more detail in Note 13 of the Notes to Consolidated Financial Statements included in Item 8 of this report.
Federal Reserve guidelines require the Corporation, on a consolidated basis, to maintain minimum levels of capital as well. At December 31, 2005, the Corporation's total risk-based capital to risk-weighted assets was 10.86%, compared to 11.18% at December 31, 2004, and 13.42% at December 31, 2003. The Corporation projects that earnings retention and existing capital will be sufficient to fund anticipated asset growth and the existing level of cash dividends, while maintaining a “well-capitalized” designation under the FDIC and Federal Reserve guidelines. The Corporation has paid its shareholders a cash dividend on a quarterly basis since 2002. In October 2005, the quarterly cash dividend was increased from $.08 per share to $.09 per share. For the year, the Corporation returned $3.2 million in dividends to its shareholders compared to $2.6 million in 2004. The dividend payout ratio (the ratio of dividends paid to net income) for 2005 was 24.2%.
The Corporation is committed to managing capital for maximum shareholder benefit and maintaining protection for depositors and creditors. The Corporation manages various capital levels at both the holding company and subsidiary bank level to attempt to maintain adequate capital ratios and levels in accordance with external regulations and capital guidelines established by the Board of Directors.

RESULTS OF OPERATIONS
Earnings
Cascade Financial Corporation earned net income for the year ended December 31, 2005, of $13.0 million, an increase of 21.0% over the $10.8 million net income in the year ended December 31, 2004. Earnings per fully diluted share (EPS) were $1.32 in 2005 and $1.16 in 2004. In 2004, the Corporation incurred $356,000 of acquisition-related expenses in connection with its acquisition of Issaquah, which translated to approximately $.04 a share. Without those expenses, 2004 diluted EPS would have been $1.20. Higher net interest income due to increased earning assets contributed to the improved results. Income was also enhanced by increased checking fees, which partially offset the decline in gains on the sale of securities. The Corporation earned net income of $9.6 million or $1.13 per fully diluted share for the fiscal year December 31, 2003.

Return on Average Equity
Return on average equity for the year ended December 31, 2005, was 13.13% compared to 13.22% for the same period of 2004. Return on average equity for the fiscal year ending December 31, 2003, was 15.81%.

Return on Average Tangible Equity
Return on average tangible equity (average equity less goodwill) was 17.82% compared to 16.24% in 2004. The June 2004 acquisition of Issaquah generated $26.3 million in goodwill and intangibles as assets and a like amount of capital. Eliminating the average intangible asset and reducing the capital by the same amount produces average tangible equity.
Return on average tangible equity is determined by methods other than those in accordance with Accounting Principles Generally Accepted in the United States of America (“GAAP”). This measure excludes the average balance of acquisition-related goodwill and intangibles in determining average tangible shareholders’ equity. Management believes the presentation of this financial measure, excluding the impact of these items, provides useful supplemental information that is essential for a proper understanding of the financial results of Cascade Financial Corporation. This disclosure should not be viewed as a substitute for results determined to be in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.
A summary of tangible equity follows:

(Dollars in thousands)	2005	2004
Net income	$13,046	$10,785
Average equity	99,370	81,575
Average goodwill & intangibles	26,166	15,167
Average tangible equity	73,204	66,408
Return on average tangible equity	17.82%	16.24%

Net Interest Income
The largest component of the Corporation’s earnings is net interest income. Net interest income is the difference between interest earned on earning assets (primarily loans, interest-bearing deposits with banks, and investment securities) and the interest expense associated with interest-bearing liabilities (deposits and borrowings). Interest earned and interest paid is affected by general economic conditions, including the demand for loans, cost of deposits, market rates of interest, government policies, and the action of regulatory authorities. The Corporation’s operations are sensitive to changes in interest rates and the resulting impact on net interest income.
Net interest income for the year ended December 31, 2005, increased by 12.7%, or $4.1 million, to $36.5 million from $32.4 million for the year ended December 31, 2004. The improvement in net interest income was primarily due to the growth in our level of average earning assets. Net interest income for the fiscal year ended December 31, 2003 was $27.6 million.
Average earning assets increased 15.5% to $1.1 billion for the year ended December 31, 2005, from $942.8 million for the year ended December 31, 2004. Average earning assets were $824.4 million for the year ended December 31, 2003.
Net interest margin is net interest income expressed as a percent of average earning assets. The net interest margin for the year ended December 31, 2005, was 3.35%, compared to 3.44% for the year ended December 31, 2004. While yield on assets has improved over the last year, liability costs have also increased. The yield on earning assets increased 36 basis points to 6.23% in 2005. The cost of interest-bearing liabilities increased 50 basis points to 3.22% during the year. The increase was due to increases in short-term interest rates, a flat yield curve and fierce competition for deposits.

Average Balances and an Analysis of Average Rates Earned and Paid
The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

	FOR THE YEARS ENDED DECEMBER 31,
	2005			2004			2003
	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST
(Dollars in thousands)
ASSETS
Interest-earning assets (1)
Single-family loans	$104,789	$5,882	5.61%	$106,187	$6,219	5.86%	$112,299	$7,450	6.63%
Multifamily loans	74,650	4,910	6.58	91,410	5,839	6.39	87,028	6,293	7.23
Commercial real estate loans	166,736	10,957	6.57	122,958	7,888	6.41	74,381	5,292	7.11
Construction loans	133,975	10,199	7.61	88,635	5,579	6.29	77,717	4,499	5.79
Consumer loans	31,352	2,210	7.05	32,016	2,254	7.04	39,592	2,787	7.04
Business loans	343,182	23,441	6.83	250,166	16,447	6.57	174,436	11,420	6.55
Total loans	854,684	57,599	6.74	691,372	44,226	6.40	565,453	37,741	6.67
Securities available-for-sale	134,157	5,582	4.16	155,563	6,692	4.30	184,558	9,182	4.98
Securities held-to-maturity	93,069	4,306	4.63	91,747	4,326	4.72	65,956	3,327	5.04
Daily interest-earning deposits	6,912	315	4.56	4,123	71	1.72	8,455	113	1.34
Total securities and interest earning deposits	234,138	10,203	4.36	251,433	11,089	4.41	258,969	12,622	4.87
Total interest-earning assets	1,088,822	67,802	6.23%	942,805	55,315	5.87%	824,422	50,363	6.11%
Noninterest-earning assets
Office properties and equipment, net	12,741			11,117			8,806
Real estate, net	328			769			361
Other noninterest - earning assets	53,847			33,976			16,189
Total assets	$1,155,738			$988,667			$849,778

	FOR THE YEARS ENDED DECEMBER 31,
	2005			2004			2003
	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST
(Dollars in thousands)
LIABILITIES AND EQUITY
Interest-bearing liabilities
Savings accounts	$15,465	$67	0.43%	$14,895	$43	0.29%	$11,828	$55	0.46%
Checking accounts	39,618	245	0.62	29,562	93	0.31	21,854	105	0.48
Money market accounts	170,641	3,255	1.91	145,626	1,872	1.29	113,263	1,499	1.32
Certificates of deposit	467,388	14,747	3.16	401,620	9,151	2.28	357,955	9,314	2.60
Total interest-bearing deposits	693,112	18,314	2.64	591,703	11,159	1.89	504,900	10,973	2.17
Other interest-bearing liabilities
FHLB advances	239,896	11,031	4.60	210,023	10,601	5.05	194,229	10,308	5.31
Other interest-bearing liabilities	39,495	1,931	4.89	41,511	1,159	2.79	45,360	1,472	3.25
Total interest-bearing liabilities	972,503	31,276	3.22%	843,237	22,919	2.72%	744,489	22,753	3.06%
Other liabilities	83,865			63,855			44,523
Total liabilities	1,056,368			907,092			789,012
Stockholders’ equity	99,370			81,575			60,766
Total liabilities and retained earnings	$1,155,738			$988,667			$849,778
Net interest income (2)		$36,526			$32,396			$27,610
Interest rate spread (3)			3.01%			3.15%			3.05%
Net interest margin (4)			3.35%			3.44%			3.35%
Average interest-earning assets to average interest-bearing liabilities	111.96%			111.81%			110.74%
________________________________
(1) Does not include interest on loans 90 days or more past due.
(2) Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities.
(3) Total interest-earning assets yield less total interest-bearing liabilities cost.
(4) Net interest income as an annualized percentage of total interest-earning assets.

Other Income
Other income is derived from sources other than interest and fees on earning assets. The Corporation’s primary sources of other income are service charge fees on deposit accounts, the accretion of cash surrender value of bank owned life insurance (“BOLI”), gains on the sale of single-family residential loans, gains on the sale of securities, and rental income, primarily on space at the building that formerly served as the headquarters of Issaquah. Other income for the year ending December 31, 2005, was $6.3 million, compared to $4.7 million and $5.3 million for the same periods in 2004 and 2003, respectively. This increase was attributable primarily to a $1.1 million increase in checking fees and $212,000 increase in other services fees. The higher gain on sale of loans primarily reflects the sale of $34.7 million of multifamily loans. The decrease in gain on sale of securities resulted primarily from an interest rate environment that was stable for longer-dated securities, but saw a dramatic increase in short-term rates as the Fed continues to increase its target Fed funds rate.

Other Expense
Other expense represents costs not associated with deposits and other interest-bearing liabilities. It includes expenses associated with personnel, premises and equipment, data processing, and other operations.
Other expense increased by $2.3 million to $22.6 million for the year ended December 31, 2005, from $20.3 million and $17.7 million for 2004 and 2003, respectively. The increase in expense was due to costs associated with the operations of the Issaquah Bank Division for a complete year; the costs of running two new branches for a full year; and marketing costs associated with the introduction of the High Performance Checking program. Salaries and employee benefits increased overall by $631,000 to $12.1 million. Cascade also incurred $356,000 in acquisition-related expenses in 2004 in association with the merger with Issaquah.
A standard measurement used to calculate the overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the years ending December 31, 2005, 2004, and 2003, the Corporation’s efficiency ratio was 52.75%, 54.70%, and 53.87%, respectively. Management continues to look for ways to improve the efficiency ratio by increasing other income and net interest margin while diligently controlling costs and maintaining high standards of service.

Liquidity Management
Liquidity is a term used to define the Corporation's ability to meet its financial commitments. The Corporation is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of Cascade Bank. Primary sources of liquidity are cash and cash equivalents, which include highly-liquid investments. At December 31, 2005, December 31, 2004, and December 31, 2003, cash and cash equivalents totaled $31.1 million, $13.0 million, and $14.1 million, respectively. Another source of liquidity is the Corporation’s investment portfolio, which consists of investment-grade securities. These securities are of the highest credit quality and can be sold or used as collateral to secure borrowings.
The primary source of borrowings is Federal Home Loan Bank of Seattle (FHLB-Seattle) advances and repurchase agreements. At December 31, 2005, $188.1 million of additional borrowing capacity remained under Cascade Bank’s existing credit line from the FHLB-Seattle based upon the total, which is 35% of Cascade’s assets. The use of this line of credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and commercial real estate mortgages. At December 31, 2005, Cascade had unencumbered eligible collateral of approximately $98.5 million to pledge against the line. In addition, Cascade Bank has the ability to borrow through repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.
The Bank has Fed funds borrowing lines with three of its correspondent banks. Cascade used two of these lines during the year, one of which was to test the operational aspects of the facility as part of our liquidity planning process. The Bank also opened a line of credit with the Federal Reserve Bank of San Francisco. As of December 31, 2005, there were no outstanding balances in any of these lines.
Liquidity management is of critical importance to Cascade Bank in that it significantly relies upon wholesale sources of funds (e.g. FHLB-Seattle advances). While these sources have proven to be stable and reliable, an interruption in the availability of these sources could have an adverse impact on the operations of the Corporation.

Interest Rate Risk Management
The Corporation’s results of operations are largely dependent upon its ability to manage interest rate risk. Management considers interest rate risk to be a significant market risk that could have a material effect on the Corporation’s financial condition and results of operations.
The Corporation has taken steps to balance its sensitivity to changes in interest rates by altering its asset and liability mix. The origination of floating-rate loans such as business, construction and other prime based loans is emphasized. The vast majority of fixed-rate loans have repricing periods with a maximum of five years. The mix of floating- and fixed-rates assets is designed to mitigate the impact of rate changes on the Corporation’s net interest income. Virtually all fixed-rate residential loans with maturities greater than five years are sold into the secondary market. Since most of Cascade Bank’s fixed-rate loans do not have provisions for prepayment fees, a drop in rates can precipitate a refinancing of Cascade Bank’s assets.
Interest rate risk is monitored using several methodologies, principally financial modeling. The earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2005, a 200 basis point increase in rates would decrease forecasted net interest income over a twelve-month period by approximately 1.0%. A 200 basis point decrease in rates would increase interest income by 0.4% according to the model.
The changes of the fair value of assets and liabilities and the resulting impact on the fair value of equity are also modeled under different rate scenarios. In the 200 basis point increase scenario, the fair value of equity declines by $26.0 million or 20.8%, which is within the guideline established by the Bank’s Asset/Liability Policy.
The Bank uses interest rate swaps to manage its interest rate exposure. The first swap effectively converts the junior subordinated debentures of Capital Trust I, $10 million notional value, to a LIBOR-based borrowing. The second swap is for $10 million and effectively converts a fixed-rate CD into a LIBOR-based liability.
The Corporation does not maintain a trading account for any class of financial instrument. Moreover, the Corporation is not subject to foreign currency exchange rate risk or commodity price risk.
The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2005, are shown in the following table.

	INTEREST REPRICING ASSUMPTIONS
	<1 YEAR	1-3 YEARS	3-5 YEARS	5-10 YEARS	10 YEARS AND UP	TOTAL	FAIR VALUE
(Dollars in thousands)
Interest-Sensitive Assets
Total loans	$509,232	$293,267	$72,658	$5,385	$204	$880,746	$888,780
Investments and other interest-earning assets	51,819	28,494	69,434	92,155	20,229	262,131	259,504
Interest-Sensitive Liabilities
Checking accounts	$8,814	$16,828	$7,212	$6,491	$721	$40,066	$40,066
Money market accounts	39,957	76,280	32,692	29,423	3,269	181,621	181,621
Savings accounts	3,337	6,370	2,731	2,458	273	15,169	15,169
Certificates of deposit (1)	409,970	57,544	10,294	702	—	478,510	477,510
Borrowings	184,058	24,000	59,000	20,000	—	287,058	288,060
Junior subordinated debentures payable (2)	10,057	—	5,155	—	—	15,212	15,212

(1) Net of $311 mark-to-market on swap.
(2) Net of $(253) mark-to-market on swap (see note 17 to the Consolidated Financial Statements for the year ended December 31, 2005).

Off-Balance Sheet Arrangements: Credit Commitments
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
The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not incurred any losses on its commitments in 2005 or 2004.
A summary of the notional amount of the Bank’s financial instruments with off-balance sheet risk at December 31, 2005, follows:

	PAYMENTS DUE PER PERIOD
(Dollars in thousands)	<1 YEAR	1-3 YEARS	3-5 YEARS	THEREAFTER	TOTAL
Commitments to extend credit	$109,470	$46,026	$1,384	$59,435	$216,315
Standby letters of credit and financial guarantees written	1,565	3,676	—	—	5,241
Unused commitments on bankcards	—	—	—	11,873	11,873
Total	$111,035	$49,702	$1,384	$71,308	$233,429

Contractual Obligations and Commitments
The following table sets forth the Corporation’s long-term contractual obligations:

	PAYMENTS DUE PER PERIOD
(Dollars in thousands)	<1 YEAR	1-3 YEARS	3-5 YEARS	THEREAFTER	TOTAL
Certificates of deposit	$409,970	$57,544	$10,294	$702	$478,510
Federal Home Loan Bank advances	23,000	24,000	99,000	90,000	236,000
Capital lease obligations	51	—	—	—	51
Operating lease obligations	608	1,216	1,190	6,258	9,272
Junior subordinated debentures payable	—	—	—	15,212	15,212
Total	$433,629	$82,760	$110,484	$112,172	$739,045

At December 31, 2005, the Corporation’s long-term contractual obligations related to debt totaled $246.2 million. See additional discussion under Note 7 and 8 to the Consolidated Financial Statements for the year ended December 31, 2005.
The Corporation also has operating leases comprised of leases for office space.

Summation of Factors That May Affect Financial Condition and Future Results
Credit risk: The most significant risk that may impact Cascade Financial Corporation would be a deterioration in the quality of the loan portfolio. Cascade’s loan growth has been focused on commercial lending. While it has not been the Corporation’s experience, historically for the banking industry, commercial loans have higher levels of losses than residential loans. The Corporation’s ability to meet its profitability and growth goals would be severely compromised with a large number of impaired credits. In addition, the Corporation and its subsidiary, Cascade Bank, could face regulatory restrictions on its activities.
Interest rate risk: While the Corporation actively manages its exposure to changes in interest rates, volatile interest rates and/or changes in the shape of the yield curve could have a meaningful impact on Cascade’s net income. Many of the assets and liabilities of the Corporation have embedded options, which add another layer of complexity in its interest rate risk management practices.
Liquidity: Disruptions in the capital markets could have a major impact on the Corporation’s net income and balance sheet. As a user of Federal Home Loan Bank advances, repurchase agreements and brokered CDs, interruption or truncation of these sources of funds could force the Corporation to liquidate assets at an inauspicious time or curtail lending activity, which could adversely affect customer relationships.
Recently issued accounting standards: In December 2004 the FASB issued No. 123(R), Share-Based Payment, which is a revision of No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, which the Corporation had used to report stock options granted to employees and directors. Statement 123(R) requires all share-based payments to employees, including stock options, be recognized in the income statement based on their fair values. The Corporation will adopt Statement 123(R) effective January 1, 2006. Cascade estimates that the adoption of this accounting standard will reduce our earnings per share by $0.015-$0.02 in 2006, and slightly less in subsequent years.

Available Information
A copy of the Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge on or through our website located at www.cascadebank.com as soon as reasonably practicable after filing with the United States Securities and Exchange Commission. These reports are also available to shareholders, at no charge, upon written request to the Secretary of Cascade Financial Corporation at 2828 Colby Avenue, Everett, Washington 98201.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and subsidiaries (Corporation) as of December 31, 2005 and 2004, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the years ended December 31, 2005 and 2004. We also have audited management's assessment included in the accompanying Management’s Report on Internal Control over Financial Reporting that the Corporation maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management's assessment, and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cascade Financial Corporation and subsidiaries as of December 31, 2005 and 2004, and the results of their operations and cash flows for each of the years then ended, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management's assessment that Cascade Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, Cascade Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Moss Adams LLP

Everett, Washington
March 13, 2006

KPMG LLP
Suite 900
801 Second Avenue
Seattle, WA 98104

Report of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows of Cascade Financial Corporation and subsidiaries (Corporation) for the year ended December 31, 2003. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Cascade Financial Corporation and subsidiaries for the year ended December 31, 2003, in conformity with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Seattle, Washington
February 20, 2004

KPMG LLP, a limited liability partnership, is the U.S.
member firm of KPMG International, a Swiss cooperative

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
Years ended December 31, 2005, and 2004

	DECEMBER 31,
(Dollars in thousands)	2005	2004
ASSETS
Cash on hand and in banks	$16,616	$11,692
Interest-bearing deposits in other financial institutions	14,493	1,337
Securities available-for-sale	140,596	112,404
Securities held-to-maturity	95,122	91,339
Federal Home Loan Bank (FHLB) stock	11,920	11,872
Loans, net	867,049	794,466
Goodwill and intangibles, net	26,121	26,292
Premises and equipment, net	12,270	12,824
Cash surrender value of bank-owned life insurance	17,313	16,650
Accrued interest receivable and other assets	10,284	10,079
Total assets	$1,211,784	$1,088,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$795,768	$721,908
Federal Home Loan Bank advances	236,000	228,000
Securities sold under agreements to repurchase	51,058	20,902
Junior subordinated debentures payable	15,212	15,454
Advance payments by borrowers for taxes and insurance	689	677
Dividends payable	864	765
Accrued interest payable, expenses, and other liabilities	7,000	4,999
Total liabilities	1,106,591	992,705

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued or outstanding	__	__
Common stock, $.01 par value. Authorized 25,000,000 shares; issued and outstanding 9,603,787 shares at December 31, 2005, and 9,559,822 shares at December 31, 2004	96	96
Additional paid-in capital	38,149	37,326
Retained earnings, substantially restricted	68,945	59,975
Accumulated other comprehensive income (loss)	(1,997)	(1,147)
Total stockholders’ equity	105,193	96,250
Total liabilities and stockholders’ equity	$1,211,784	$1,088,955

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2005, 2004, and 2003

	YEARS ENDED DECEMBER 31,
(Dollars in thousands, except share amounts)	2005	2004	2003
Interest income:
Loans	$57,599	$44,226	$37,741
Securities held-to-maturity	4,306	4,292	3,327
Securities available-for-sale	5,534	6,291	8,391
FHLB stock dividends	48	436	791
Interest-bearing deposits	315	71	113
Total interest income	67,802	55,316	50,363
Interest expense:
Deposits	18,314	11,159	10,973
FHLB advances	11,031	10,601	10,308
Securities sold under agreements to repurchase	733	436	438
Junior subordinated debentures payable	1,198	723	1,034
Total interest expense	31,276	22,919	22,753
Net interest income	36,526	32,397	27,610
Provision for loan losses	945	675	1,275
Net interest income after provision for loan losses	35,581	31,722	26,335
Other income:
Gain on sale of loans	865	228	855
Gain on sale of securities available-for-sale	67	510	1,790
Gain on sale of REO	33	82	48
Checking service fees	3,124	2,069	1,415
Other service fees	916	704	480
BOLI	764	566	598
Other	564	588	120
Total other income	6,333	4,747	5,306
Other expenses:
Salaries and employee benefits	12,114	11,483	9,617
Occupancy	3,323	2,745	2,551
Data processing	646	448	284
Marketing	810	547	461
Prepayment penalty FHLB	110	26	863
Merger expense	—	356	—
Other	5,603	4,712	3,957
Total other expenses	22,606	20,317	17,733
Income before provision for federal income taxes	19,308	16,152	13,908
Provision for federal income taxes	6,262	5,367	4,309
Net income	$13,046	$10,785	$9,599
Net income per common share, basic	$1.36	$1.20	$1.17
Weighted average number of shares outstanding, basic	9,582,259	8,952,493	8,184,455
Net income per share, diluted	$1.32	$1.16	$1.13
Weighted average number of shares outstanding, diluted	9,855,898	9,276,232	8,461,503

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years ended December 31, 2005, 2004, and 2003

(Dollars in thousands, except share amounts)	SHARES	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET	TOTAL STOCK- HOLDERS’ EQUITY
Balances at December 31, 2002	8,105,150	$81	$11,268	$44,290	$1,001	$56,640
Cash dividends	—	—	—	(1,692)	—	(1,692)
Options exercised, including related tax benefit	144,051	1	661	—	—	662
Net income	—	—	—	9,599	—	9,599
Shares repurchased	(7,913)	—	(8)	(88)	—	(96)
Other comprehensive loss, net of tax of $(596)	—	—	—	—	(1,156)	(1,156)
Balances at December 31, 2003	8,241,288	82	11,921	52,109	(155)	63,957
Cash dividends	—	—	—	(2,777)	—	(2,777)
Options exercised, including related tax benefit	63,865	1	634	—	—	635
Net income	—	—	—	10,785	—	10,785
Shares repurchased	(8,754)	—	(8)	(142)	—	(150)
Other comprehensive loss, net of tax of $(537)	—	—	—	—	(992)	(992)
Issaquah Bank merger	1,263,423	13	24,779	—	—	24,792
Balances at December 31, 2004	9,559,822	96	37,326	59,975	(1,147)	96,250
Cash dividends	—	—	—	(3,260)	—	(3,260)
Options exercised, including related tax benefit	81,019	—	803	—	—	803
Net income	—	—	—	13,046	—	13,046
Shares repurchased	(40,953)	—	(42)	(816)	—	(858)
Other comprehensive income, net of tax of $(457)	—	—	—	—	(850)	(850)
Issaquah Bank merger	3,899	—	62	—	—	62
Balances at December 31, 2005	9,603,787	$96	$38,149	$68,945	$(1,997)	$105,193

Comprehensive Income	YEARS ENDED
	DECEMBER 31,
	2005	2004	2003
Net income	$13,046	$10,785	$9,599
Increase in unrealized gain (loss) on securities available-for-sale, net of tax (benefit) expense of $(452), $(346) and $13.	(840)	(622)	25
Increase in unrealized gain (loss) on swaps available-for-sale, net of tax expense of $114, $119, and $0.	213	232	—
Less reclassification adjustment for gains on securities included in net income, net of tax (benefit) of $(23), $(173), and $(609).	(44)	(337)	(1,181)
Less reclassification adjustment for gains on swaps included in net income, net of tax (benefit) of $(96), $(137), and $0.	(179)	(265)	—
Comprehensive income	$12,196	$9,793	$8,443
(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2005, 2004, and 2003

	YEARS ENDED DECEMBER 31,
(Dollars in thousands)	2005	2004	2003
Cash flows from operating activities:
Net income	$13,046	$10,785	$9,599
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	1,874	1,553	1,454
Provision for losses on loans	945	675	1,275
Increase in cash surrender value of bank owned life insurance	(663)	(488)	(542)
Amortization of retained servicing rights	30	40	230
Amortization of core deposit intangible	141	70	—
Deferred federal income taxes	(150)	(100)	(236)
Deferred loan fees, net of amortization	748	516	(19)
Net gain on sales of securities available-for-sale	(67)	(510)	(1,790)
Loss on sales of premises and equipment	—	6	—
Net gain on sale of real estate owned, investment property and other repossessed assets	(33)	(82)	(48)
Federal Home Loan Bank stock dividend received	(48)	(436)	(791)
Net change in accrued interest receivable and other assets	(156)	6,945	1,729
Net change in accrued interest payable, expenses and other liabilities	2,392	227	(2,883)
Net cash provided by operating activities	18,059	19,201	7,978
Cash flows from investing activities:
Loans originated, net of principal repayments	(72,217)	(230,348)	(22,239)
Purchases of securities held-to-maturity	(10,054)	(35,436)	(105,085)
Proceeds from sales/calls on securities held-to-maturity	—	26,095	54,913
Principal repayments on securities held-to-maturity	6,271	4,876	12,841
Principal repayments on securities available-for-sale	22,318	31,471	96,515
Purchases of securities available-for-sale	(58,289)	(93,167)	(337,004)
Proceeds from sales of securities available-for-sale	6,488	127,261	211,470
Purchases of premises and equipment	(1,345)	(5,802)	(799)
Proceeds from sales/retirements of premises and equipment	25	5	19
Proceeds from loan participations sold	(1,747)	446	—
Cash used for acquisition	—	(9,546)	—
Purchase of bank owned life insurance	—	(5,000)	—

Net cash used in investing activities	(108,550)	(189,145)	(89,369)
Subtotal, carried forward	$(90,491)	$(169,944)	$(81,391)

(See accompanying notes to consolidated financial statements.)

Consolidated Statements of Cash Flows, Continued

	YEARS ENDED DECEMBER 31,
(Dollars in thousands)	2005	2004	2003

Subtotal, brought forward	$(90,491)	$(169,944)	$(81,391)
Cash flows from financing activities:
Proceeds from issuance of common stock	564	436	547
Dividends paid	(3,163)	(2,589)	(1,440)
Repurchase of common stock	(858)	(150)	(96)
Net increase in deposits	73,860	157,594	54,464
Net increase (decrease) in Federal Home Loan Bank advances	8,000	28,000	2,500
Net increase (decrease) in securities sold under agreements to repurchase	30,156	(19,009)	19,342
Net increase (decrease) in advance payments by borrowers for taxes and insurance	12	(380)	(450)
Proceeds from junior subordinated debentures payable	—	5,000	—
Net cash provided by financing activities	108,571	168,902	74,867
Net increase (decrease) in cash and cash equivalents	18,080	(1,042)	(6,524)
Cash and cash equivalents at beginning of period	13,029	14,071	20,595
Cash and cash equivalents at end of period	$31,109	$13,029	$14,071

Supplemental disclosures of cash flow information -
Cash paid during the period for:
Interest	$31,909	$24,511	$23,238
Federal income taxes	4,716	5,802	4,350

Supplemental schedule of non-cash operating activities:
Retirement of treasury stock in retained earnings	—	—	(1,237)

Supplemental schedule of non-cash investing activities:
Net mortgage loans transferred to real estate owned	—	1,339	566
Mark-to-market on securities available-for-sale	1,308	1,529	1,752
Tax benefit of non-qualified options exercised	301	199	115
Issaquah Bank merger	—	24,792	—

(See accompanying notes to consolidated financial statements below.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(1) Summary of Significant Accounting Policies
The accounting and financial reporting policies of Cascade Financial Corporation and subsidiaries (the “Corporation”) conform to accounting principles generally accepted in the United States of America and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held-for-sale, management obtains independent appraisals for significant properties.
The following is a description of the more significant policies that the Corporation follows in preparing and presenting its consolidated financial statements.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(a) Basis of Presentation
The consolidated financial statements include the accounts of the Corporation, its subsidiaries, Cascade Bank (the “Bank”) and the Bank’s subsidiary, Cascade Investment Services, Inc. All significant intercompany balances and transactions have been eliminated in the consolidation. In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, which replaced FIN 46. Historically, issuer trusts that issued trust preferred securities have been consolidated by their parent companies and trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve Board (FRB) rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries.
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

(c) Interest-Bearing Deposits with Financial Institutions
Interest-bearing deposits with other financial institutions include interest-bearing deposits at the Federal Home Loan Bank. At times throughout the year, the Bank has balances that exceed FDIC insurance limits.

(d) Federal Home Loan Bank (FHLB) Stock
As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Bank's investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. During 2002, the FHLB revised its capital structure from the issuance of one class of stock to two, B (1) and B (2) stock. Class B (1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale and redemption. Class B (2) is not a required investment for institutions and is not restricted to purchase and sale, but has the same redemption restrictions as Class B (1) stock. Included in the balance sheet as of December 31, 2005, and 2004, the Bank has $11,920 and $0 of Class B (1) and B (2) stock, and $11,872 and $0 of Class B (1) and B (2) stock, respectively.

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

(f) Mortgage Servicing Rights
Servicing assets are recognized when rights are acquired through the sale of mortgage loans or when the Bank originates and sells mortgage loans and retains the servicing. During the last three years, the Bank has not retained the servicing on any loans sold. Capitalized servicing rights are reported in other assets. Mortgage loans serviced for others include whole loans sold. Loans being serviced totaled $15.6 million and $9.0 million at December 31, 2005, and 2004, respectively. Included in the 2005 total is $9.2 million of loans serviced on a short-term interim servicing agreement.

(g) Marketing Costs
The Bank expenses most marketing costs as they are incurred but some marketing costs are capitalized and amortized over the useful life of the expenditure. Marketing expense was $810, $547 and $461 for the years ended December 31, 2005, 2004, and 2003, respectively.

(h) Comprehensive Income
Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-sale and certain derivative instruments. Comprehensive income is presented with the consolidated statement of shareholders’ equity.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(i) Segment Reporting
The Corporation’s sole operating subsidiary is Cascade Bank, which is managed along five major lines of business: business banking, retail banking, construction lending, income property lending and residential lending. The Bank’s operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The administrative group, although not considered a line of business, is responsible for the management of investments, interest rate risk, marketing, data processing, and regulatory and stockholder reporting. The Bank operates primarily in the Puget Sound geographical region of Washington State. The financial performance of these business lines is measured by the Corporation’s profitability reporting processes, which utilize various management accounting techniques to ensure that each business line’s financial results reflect the underlying performance of that business.

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

(k) Goodwill and Other Intangible Assets
Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment on a quarterly basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142, “Goodwill and Other Intangible Assets”, (SFAS 142)) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The excess cost over fair value of net assets acquired consists mainly of goodwill and core deposit premiums. Core deposit intangibles are amortized on a straight-line basis over 8 years. Intangibles are evaluated periodically, and at least annually, for impairment.

Goodwill and other intangible assets consisted of the following at December 31, 2005 and 2004:

	GROSS CARRYING AMOUNT
Intangible assets carrying value	2005	2004
Core deposit intangible, net	$916	$1,057
Goodwill	25,195	25,195
Mortgage servicing rights, net	10	40
Total	$26,121	$26,292

Amortization and write-downs of intangible assets for 2005 and 2004, was as follows:

	AMORTIZATION AND WRITE-DOWN YEARS ENDED DECEMBER 31
Intangible assets amortization and impairment	2005	2004
Core deposit intangible	$141	$70
Mortgage servicing rights	30	40
Total	$171	$110

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Estimated existing intangible asset amortization for the next five years is as follows:

Estimated amortization expense
For year ended 12/31/06	$151
For year ended 12/31/07	141
For year ended 12/31/08	141
For year ended 12/31/09	141
For year ended 12/31/10	141

(l) Loans
All of the Corporation's loans are located in Washington State, primarily in the Puget Sound region. At December 31, 2005, the Corporation's loans were classified as one-to-four-family residences (11%), multifamily residences (6%), real estate construction (19%), business assets (45%), consumer assets (3%), and non-owner occupied commercial real estate properties (16%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound region.
Business loans comprise 45% of the total loan portfolio. Most of the business loans are secured with collateral such as commercial property, business inventories, accounts receivable, equipment and personal property of the borrowers and/or guarantors. At December 31, 2005, $13.2 million in commercial loans were unsecured. Home equity loans and lines of credit account for the majority of the consumer loan portfolio.
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
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance.

Interest Income
Interest is accrued only if deemed collectible. Accrual of interest income is generally discontinued when a loan becomes 90 days past due and accrued interest amounts are reversed. Once interest has been paid to date or management considers the loan to be fully collectible, it is returned to accrual status.
Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loans' yield over the contractual life using the interest method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sale of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are recognized as interest income or expense.
Loan commitment fees are deferred until loans are funded, at which time they are amortized into interest income using the effective interest method. If the commitment period expires, the fees are recognized as service charges.

Impairment of Loans and Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

circumstances surrounding the loan and the borrower, including the length of the delay, the reasons for the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.
Large groups of smaller balance homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
Management believes the allowance for losses on loans is adequate. While management uses available information to recognize losses on these assets, future additions to the allowances will be necessary based on changes in economic conditions, particularly in the western Washington region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowances for losses on loans. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examinations.

(m) Sales of Loans
Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans originated and designated as held-for-sale are carried at cost. Gains or losses on the sale of such loans are based on the specific identification method. The Bank held $539 in loans for sale at December 31, 2005, and no loans held for sale at December 31, 2004. All loans are sold without recourse on a best efforts, servicing released basis.

(n) Securities
Debt and equity securities, including MBS, may be classified as trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Corporation has the ability, and it is management’s intention, to hold held-to-maturity securities until maturity. Investments with fair values that are less than the amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, and interest rate trends. If negative evidence outweighs positive evidence that the carrying amount is recoverable within a reasonable period of time, the impairment is deemed to be other-than-temporary and the security is written down in earnings as a realized loss in the period in which such determination is made. Gains and losses on the sale of securities are recorded on the trade date and are determined based on the specific identification method.

(o) Real Estate Owned
Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Development, improvement and direct holding costs related to the property are capitalized. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. Real estate owned at December 31, 2005, and December 31, 2004, was $0, and $868, respectively, which is included in other assets.

(p) Premises and Equipment
Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter.

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(r) Stock-Based Compensation
The Corporation measures its employee stock-based compensation arrangements using the provisions outlined in Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, which is an intrinsic value-based method of recognizing compensation costs. As none of the Corporation’s stock options have an intrinsic value at grant date, no compensation cost has been recognized for its stock option plans.
The Corporation applies Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, in accounting for its stock option plans. Had compensation cost on the fair value at the grant dates for the Corporation's stock option plan been determined consistent with the Statement of Financial Accounting Standards (SFAS) No. 123, Accounting for Stock-Based Compensation, as amended, the Corporation's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Net income
As reported	$13,046	$10,785	$9,599
Less: SFAS 123 compensation costs, net of tax	167	183	140
Pro forma	$12,879	$10,602	$9,459

Net income per common share
Basic
As reported	$1.36	$1.20	$1.17
Pro forma	1.34	1.18	1.16
Diluted
As reported	$1.32	$1.16	$1.13
Pro forma	1.31	1.14	1.12

The weighted average fair value of options granted under the Corporation's stock option plan was $4.82, $5.36, and $4.22, respectively for the years ended December 31, 2005, December 31, 2004, and December 31, 2003. The fair value is estimated on the date of grant using the Black-Scholes Model. The following weighted average assumptions were used for December 31, 2005, December 31, 2004, and December 31, 2003: risk-free interest rate of 3.00%, 2.25%, and 1.00%, an expected life of eight years, cash dividends of $0.36 in 2005, cash dividends of $0.32 in 2004, and cash dividends of $0.28 in 2003, and a volatility factor of 24%.
Beginning January 1, 2006, the Corporation shall begin accounting for stock options as required by SFAS 123(R). The fair value of the options and all other equity-based compensation shall be considered a compensation expense over the vesting period.

(s) Interest Rate Swap Agreements
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
The Corporation utilizes interest rate swap agreements to convert a portion of its variable-rate debt to a fixed-rate (cash flow hedge), or to convert a portion of its fixed-rate assets to a variable-rate (fair value hedge).
Under SFAS No. 133, as amended, the gain or loss on a swap designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a swap designated and qualifying as a cash flow hedging instrument is reported as a component of other comprehensive income. The ineffective portion of the gain or loss on the swap instrument, if any, is recognized currently in earnings.
Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities. Those swaps that do not meet the hedging criteria discussed below would be recorded at fair value with changes in fair value recorded in income. Swaps must meet specific effectiveness tests (e.g., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives contracts would be closed out and settled or mark-to-market through income.
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

(t) Off-Balance Sheet Credit Related Financial Instruments
In the ordinary course of business, the Corporation enters into commitments to extend credit, including commitments under lines of credit, bank cards, letters of credit, and stand by letters of credit and guarantees. Such financial instruments are recorded when they are funded.

(u) Bank Owned Life Insurance (BOLI)
The carrying amount of BOLI approximates its fair value, net of any surrender charges. Fair value of BOLI is estimated using the cash surrender value.

(v) Reclassifications
Certain balances have been reclassified to conform to the 2005 presentation.

(w) Recent Accounting Pronouncements
On December 16, 2004, FASB issued Statement No. 123 (revised 2004), Share-Based Payment, which is a revision of FASB Statement No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, Accounting for Stock Issued to Employees, and amends FASB Statement No. 95, Statement of Cash Flows. Generally, the approach in Statement 123(R) is similar to the approach described in Statement No. 123. However, Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. Pro forma disclosure is no longer an alternative.
Statement 123(R) must be adopted no later than January 1, 2006, and we expect to adopt the Statement on that date. As permitted by Statement 123, the Corporation currently accounts for share-based payments to employees using the intrinsic value method as detailed in Opinion No. 25 and, as such, generally recognizes no compensation cost for employee stock options. Accordingly, the adoption of Statement 123(R)’s fair value method will have an impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of Statement 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had we adopted Statement 123(R) in prior periods, the impact of the standard would have approximated the impact of Statement 123 as described in the disclosure of pro forma net income and earnings per share discussed above.

(2) Restricted Assets
Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances as either cash on hand, in the vault or on deposit with the Federal Reserve Bank. The minimum reserve balance as of December 31,
2005, and 2004, was approximately $3,494 and $2,821, respectively.

(3) Securities
A summary of securities at December 31, 2005, and December 31, 2004, follows:

	DECEMBER 31, 2005
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$47,847	$16	$14	$71	$383	$47,423
Agency notes	95,822	-	-	2,258	391	93,173
	$143,669	$16	$14	$2,329	$774	$140,596

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

		DECEMBER 31, 2005
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$23,830	$-	$8	$188	$601	$23,049
Agency notes	70,827	-	-	376	1,845	68,606
Corporate/other	465	-	-	-	-	465
	$95,122	$-	$8	$564	$2,446	$92,120

	DECEMBER 31, 2004
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$43,208	$50	$20	$544	$212	$42,522
Agency notes	70,910	18	—	652	394	69,882
	$114,118	$68	$20	$1,196	$606	$112,404

	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$25,083	$—	$30	$345	$184	$24,584
Agency notes	65,791	21	—	367	939	64,506
Corporate/other	465	—	—	—	—	465
	$91,339	$21	$30	$712	$1,123	$89,555

At December 31, 2005, Cascade had nine securities with a gross unrealized loss totaling $774 in our available-for-sale portfolio with a fair value of $31.0 million that had an unrealized loss for greater than one year and thirteen held-to-
maturity securities with a gross unrealized loss totaling $2.4 million with a fair value of $61.7 million that have had an unrealized loss for more than one year. The majority of the impairment on available-for-sale securities was in the Agency Notes category, which accounted for 85% of the total impairment. As of December 31, 2005, the Bank had thirty three available-for-sale and twenty two held-to-maturity securities included in the temporarily impaired report, compared to six available-for-sale and three held-to-maturity with unrealized gains. The temporary impairment was less than 3% of the total book value of investments. Temporarily impaired securities are a result of market value changes and are expected to regain the lost value with market shifts; other-than-temporarily impaired securities are a result of contractual failure by the issuer and are not expected to rebound and are considered not collectable. The Bank had no securities with other-than-temporary impairments.
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
As of December 31, 2005, and 2004, the Corporation was required to maintain 100,122 and 97,501 shares, respectively, of $100 par value FHLB stock.
Accrued interest receivable on securities and interest-bearing deposits was $2,214 and $1,728 at
December 31, 2005, and 2004, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Proceeds from the sale of securities available-for-sale including calls on securities held-to-maturity and gross realized gains and losses are summarized as follows for the year ended December 31, 2005, 2004, and 2003.

	PROCEEDS	GAINS	LOSSES
Year ended December 31, 2005	$6,488	$68	$(1)
Year ended December 31, 2004	153,356	510	—
Year ended December 31, 2003	266,383	1,790	—

The following table shows the contractual or expected maturities of the Corporation’s securities available-for-sale at December 31, 2005:

	WITHIN ONE YEAR	OVER ONE TO FIVE YEARS	OVER FIVE TO TEN YEARS	OVER TEN YEARS	TOTAL
Amortized Cost
MBS	$—	$40,871	$6,976	$—	$47,847
Agency notes	87	47,959	31,894	15,882	95,822
Total amortized cost	$87	$88,830	$38,870	$15,882	$143,669
Fair Value
MBS	$—	$40,620	$6,803	$—	$47,423
Agency notes	87	47,111	30,523	15,452	93,173
Total fair value	$87	$87,731	$37,326	$15,452	$140,596

The following table shows the contractual or expected maturities of the Corporation’s securities held-to-maturity at December 31, 2005:

	WITHIN ONE YEAR	OVER ONE TO FIVE YEARS	OVER FIVE TO TEN YEARS	OVER TEN YEARS	TOTAL
Amortized Cost
MBS	$—	$15,558	$8,272	$—	$23,830
Agency notes	—	16,000	17,893	36,934	70,827
Corporate/other	—	—	—	465	465
Total amortized cost	$—	$31,558	$26,165	$37,399	$95,122
Fair Value
MBS	$—	$15,065	$7,984	$—	$23,049
Agency notes	—	15,712	17,422	35,472	68,606
Corporate/other	—	—	—	465	465
Total fair value	$—	$30,777	$25,406	$35,937	$92,120

Securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. The fair value of available-for-sale securities pledged as collateral to secure public deposits were $17.0 million at December 31, 2005, and $17.6 million at December 31, 2004. The fair value of available-for-sale securities of $99.6 million were pledged to the FHLB at December 31, 2005, and $103.1 million at December 31, 2004. The fair value of available-for-sale securities of $4.0 million was also pledged to third parties as collateral for derivative contracts at December 31, 2005.

(4) Loans and Allowance for Loan Losses
A summary of loans at December 31, 2005, and 2004, follows:

	DECEMBER 31, 2005	DECEMBER 31, 2004
Residential real estate	$95,429	$105,975
Multifamily real estate	52,057	92,372
Commercial real estate	141,109	178,704
Real estate construction(1)	165,957	107,431
Business	394,034	292,117
Consumer	32,160	30,125
Total loans	880,746	806,724
Deferred loan fees, net	(3,443)	(2,695)
Loans	$877,303	$804,029
Loans serviced for others	$15,598	$9,038

____________________________
(1) Real estate construction loans are net of loans in process.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The increase in loans serviced for others was due to a $9.2 million sale of single-family loans in December that were being serviced under a thirty day interim servicing agreement.
Accrued interest on loans was $4,078 and $3,340 at December 31, 2005, and December 31, 2004, respectively. Loans to officers and directors totaled $2.6 million at December 31, 2005, $2.7 million at December 31, 2004, and $3.3 million at December 31, 2003. Repayments totaling $39, $502, and $1,439 were received and additional advances of $17, $0, and $2,893 were made for the years ended December 31, 2005, 2004, and 2003, respectively. Additionally, in 2004, $121,000 in loans were excluded since the officer previously included in the 2003 total terminated employment with the Bank.
At December 31, 2005, the composition of the loan portfolio was as follows:

	FIXED RATE	ADJUSTABLE RATE
Term to maturity
Less than one year	$17,787	$121,300
1-3 years	69,905	99,830
3-5 years	54,236	14,995
5-10 years	77,048	152,189
10-20 years	13,950	30,095
Over 20 years	13,337	216,074
Total	$246,263	$634,483

Nonaccrual loans totaled $1,987, $532, and $1,921, respectively, at December 31, 2005, December 31, 2004, and December 31, 2003. If interest on these loans had been recognized, such income would have been $82, $2, and $90 respectively, for the periods ended December 31, 2005, 2004, and 2003. The Corporation has no commitments to extend additional credit on loans that are nonaccrual. At December 31, 2005, 2004, and 2003, loans totaling $17,485, $9,319, and $11,969, were adversely classified, for which there were no allocated allowances. These loans had no allowances allocated to them because the value of the underlying collateral of the adversely classified loans was equal to or exceeded the recorded investment. Of the adversely classified loans, $1,511, $166, and $1,758 were under foreclosure. The average balance of adversely classified loans for the year ended December 31, 2005, and December 31, 2004, respectively, was $13,130, and $7,152 and the Corporation recognized $760, and $534 of related interest income on such loans during the time such loans were impaired.
At December 31, 2005, and December 31, 2004, the Bank had no loans that were 90 days or more past due and still accruing.
At December 31, 2005, the Corporation had outstanding commitments of $197 to fund loans with fixed interest rates and $10,814 for loans with adjustable rates.
The Corporation had non-mandatory forward commitments totaling $157 and $784 to sell loans into the secondary market at December 31, 2005, and December 31, 2004, respectively.
Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. While approximately 100% of commercial letters of credit are utilized, a significant portion of such utilization is on an immediate payment basis. The
Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.
Unfunded commitments under commercial lines of credit, revolving credit lines and loans in process are commitments for possible future extensions of credit to existing customers.
Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank did not incur any significant losses on its commitments in 2005 or 2004.
At December 31, 2005, and 2004, the following financial instruments with off-balance sheet risk were outstanding:

	2005	2004
Commitments to grant loans	$26,742	$45,972
Unfunded commitments under lines of credit/loans in process	189,573	144,875
Standby letters of credit and financial guarantees written	5,241	5,602
Unused commitments on bankcards	11,873	11,103
Total	$233,429	$207,552

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

A summary of the allowance for losses on loans follows:
	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Balances at beginning of year	$9,563	$7,711	$6,872
Issaquah Bank allowance assumed	—	1,395	—
Provision for loss	945	675	1,275
Recoveries	266	223	315
Charge-offs	(520)	(441)	(751)
Balances at end of year	$10,254	$9,563	$7,711

(5) Premises and Equipment
A summary of premises and equipment follows:

	ESTIMATED USEFUL LIVES	DECEMBER 31, 2005	DECEMBER 31, 2004
Land		$2,577	$2,577
Buildings	40 years	10,703	10,527
Leasehold improvements	Lease term	2,186	1,985
Furniture and equipment	2-10 years	13,305	12,362
		28,771	27,451
Accumulated depreciation and amortization		(16,501)	(14,627)
		$12,270	$12,824

Total depreciation and amortization expense was $1,874, $1,553, and $1,454 for the years ended December 31, 2005, 2004, and 2003, respectively.
The Bank leases space for various branches. These leases run for a period ranging from 2 to 12 years and allow for established rent increases each year. Generally these leases require the Bank to pay all taxes, maintenance and utility costs, as well as maintain certain types of insurance. The annual lease commitments at December 31, 2005, are as follows:

Years ending December 31,	2006	$608
	2007	608
	2008	608
	2009	595
	2010	595
	Thereafter	6,258
		$9,272

Rental expense charged to operations was approximately $642, $482, and $415 for the years ended December 31, 2005, 2004, and 2003, respectively.

(6) Deposits
Deposits at December 31, 2005, and 2004, are summarized as follows:
	DECEMBER 31, 2005	DECEMBER 31, 2004
Noninterest-bearing checking accounts	$80,402	$74,865
Interest-bearing checking accounts	40,066	37,699
Money market deposit accounts	181,621	156,347
Savings accounts	15,169	16,237
Certificates of deposit	478,510	436,760
	$795,768	$721,908

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Time deposit accounts in amounts of $100 thousand or more totaled $294.2 million and $277.3 million at December 31, 2005, and December 31, 2004, respectively. Deposits by officers and directors totaled $4.0 million at December 31, 2005, and $3.8 million at December 31, 2004.

	WEIGHTED AVERAGE INTEREST RATE ON DEPOSITS	DEPOSIT ACCOUNTS WITH BALANCES IN EXCESS OF $100,000	ACCRUED INTEREST PAYABLE ON DEPOSITS
December 31, 2005	2.89%	$479,480	$1,952
December 31, 2004	1.87	428,293	906

A summary of interest expense on deposits follows:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Checking and money market accounts	$3,500	$1,965	$1,604
Savings accounts and time deposits	14,814	9,194	9,369
	$18,314	$11,159	$10,973

Maturities of time deposits at December 31, 2005, are as follows:

Years ending December 31,	2006	$409,970
	2007	39,811
	2008	17,733
	2009	5,390
	2010	4,904
	Thereafter	702
		$478,510

(7) Junior Subordinated Debentures Payable (Trust Preferred Securities)
On March 1, 2000, $10.3 million of 11% Capital Securities due March 1, 2030, were issued by a wholly owned business Trust whose common equity is 100% owned by Cascade Financial Corporation. The Trust exists for the exclusive purposes of issuing and selling the capital securities, using the proceeds from the sale of the capital securities to acquire junior subordinated debentures payable, issued by Cascade Financial Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. The Corporation used the proceeds for general corporate purposes including stock repurchases and investment in its subsidiary bank. As a result of the adoption of FIN 46R, we deconsolidated the Trust and all periods in the consolidated financial statements have been restated to reflect this change. The $10.3 million of junior subordinated debentures issued by the Corporation to the Trust were reflected as junior subordinated debentures payable in the consolidated balance sheet at December 31, 2005, and 2004. The junior subordinated debentures will mature on March 1, 2030 unless redeemed prior to such date if certain conditions are met. The Trust will redeem the trust preferred securities when we pay the junior subordinated debentures at maturity or upon any earlier redemption of the junior subordinated debentures.
     In October 2003, Cascade entered into an interest rate swap agreement with a third party as a hedge of the interest rate on the Corporation’s junior subordinated debentures. Under the terms of the agreement, Cascade will receive an 11% fixed-rate and pay a floating-rate of USD-six month LIBOR-BBA plus 520 basis points. The rate paid at December 31, 2005 is 9.28%. The floating-rate will reprice the first calendar day of each March and September. The unrealized gain on the interest rate swap w as $253 as of December 31, 2005. Unrealized gains or losses on the interest rate swap are recorded as other assets or liabilities with the corresponding change in the amount of liability for the junior subordinated debentures. The change in unrealized gains or losses on the interest rate swap is offset by the corresponding changes in the unrealized gains or losses on junior subordinated debentures in the accompanying Consolidated Statements of Income.
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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(8) FHLB Advances
FHLB advances are summarized as follows:

	DECEMBER 31,		DECEMBER 31,
	2005		2004
MATURITY DATE	AMOUNT	WEIGHTED AVERAGE INTEREST RATE	AMOUNT	WEIGHTED AVERAGE INTEREST RATE
At December 31,
2005	$-	-%	$77,000	4.55%
2006	23,000	4.65	23,000	4.57
2007	22,000	6.06	22,000	6.06
2008	2,000	3.51	2,000	3.51
2009(*)	39,000	4.31	39,000	2.97
2010	60,000	5.32	45,000	5.83
Thereafter	90,000	3.44	20,000	3.58
	$236,000	4.42%	$228,000	4.59%

*includes $25,000 tied to 3 month LIBOR

	YEARS ENDED DECEMBER 31,
	2005	2004
Maximum amount of outstanding FHLB advances at any month-end	$251,000	$237,500
Average amount of outstanding FHLB advances during the year	239,896	210,023

The Corporation had $200 million in fixed-rate advances as of December 31, 2005, where the FHLB has the option to convert these advances to variable-rate advances after a specified period.
At December 31, 2005, the Bank had an unused line of credit from the FHLB-Seattle of $188.1 million subject to the availability of eligible collateral. The Bank’s credit line with the FHLB-Seattle is 35% of total assets, or up to approximately $424.1 million.
FHLB advances are collateralized by otherwise unencumbered permanent residential mortgages, investment grade securities, and other eligible real estate mortgages. Federal statute requires all members of the FHLB to maintain collateral on FHLB borrowings and advances equivalent to the amount borrowed on a daily basis.

(9) Securities Sold Under Agreements to Repurchase and Lines of Credit
The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements) that are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets, and the securities underlying the agreements remain in the asset accounts. The securities underlying the agreements are under the Corporation’s control and are held by nationally known government security dealers who are recognized as primary dealers by the Federal Reserve Board, or other investment banking firms approved by the Corporation’s Board of Directors.
Securities sold under agreements to repurchase the same securities consist of agency notes and/or mortgage-backed securities summarized as follows:

			UNDERLYING SECURITIES
	BALANCE OUTSTANDING	WEIGHTED AVERAGE INTEREST RATE	BOOK VALUE, INCLUDING ACCRUED INTEREST	MARKET VALUE
December 31, 2005	$51,058	1.68%	$58,950	$57,200
December 31, 2004	20,902	2.38	20,358	19,758

Financial data pertaining to repurchase agreements follows:

	DECEMBER 31,	DECEMBER 31,
	2005	2004
Maximum amount of outstanding agreements at any month-end	$51,058	$40,251
Average amount of outstanding agreements during the year	24,051	30,125

The Corporation used $50 million of repurchase agreements that adjust to a spread under three-month LIBOR for periods ranging from six months to one year and then adjust to a fixed-rate (4.25%) in both cases for the remainder of the agreement unless the lender terminates the agreement.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The Bank has Fed funds borrowing lines with three of its correspondent banks. One line is for $13.0 million and matures July 1, 2006. The other two facilities are for $10.0 million; one matures June 30, 2006, and the other has no maturity date. Interest rates for both lines are quoted at the time of borrowing. The Bank used two of these lines during the year, one of which was to test the operational aspects of the facility as part of our liquidity planning process. The Bank also has the ability to borrow from the Federal Reserve Bank of San Francisco based on the amount of collateral pledged. As of December 31, 2005, there were no outstanding balances on any of these lines.

(10) Federal Income Taxes
Federal income tax expense (benefits) includes the following components:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Current	$6,412	$5,467	$4,545
Deferred	(150)	(100)	(236)
	$6,262	$5,367	$4,309

For the year ended December 31, 2005, the Corporation's effective tax rate was 32.4% compared to 33.2% for the year ended December 31, 2004. Increased tax benefits related to interest on tax exempt loans and increases in cash surrender value of bank owned life insurance accounted for the differences in the effective tax rates between the two years.
Income tax expense differs from that computed by applying the U.S. federal income tax rate of 35% to pretax income for the years ended December 31st as a result of the following:

	2005	2004	2003
Computed “expected” tax expense	$6,758	$5,588	$4,729
Bank owned life insurance	(232)	(169)	(184)
Tax exempt interest	(284)	(69)	(89)
Non-deductible acquisition cost	—	122	—
Other, net	20	(105)	(147)
	$6,262	$5,367	$4,309

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
The following table presents major components of the net deferred tax asset (liability) resulting from differences between financial reporting and tax bases at December 31, 2005, and December 31, 2004:

	DECEMBER 31, 2005	DECEMBER 31, 2004
Deferred tax assets:
Securities available-for-sale	$1,075	$617
Loans	3,087	2,788
Gross deferred tax assets	4,162	3,405
Deferred tax liabilities:
Deferred loan fees	(1,221)	(1,031)
Core deposit intangible	(317)	(395)
Premises and equipment	(204)	(205)
FHLB stock	(1,732)	(1,732)
Other	(120)	(82)
Gross deferred tax liabilities	(3,594)	(3,445)
Net deferred tax asset (liability)	$568	$(40)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

A valuation allowance for deferred tax assets was not considered necessary at December 31, 2005 or 2004. Management believes the Corporation will fully realize its total deferred income tax assets as of December 31, 2005, and 2004, based upon its total deferred income tax liabilities, previous taxes paid and its current and expected future levels of taxable income.

(11) Acquisition
On June 3, 2004, the Corporation acquired Issaquah Bancshares, Inc. (“Issaquah”). The acquisition was accounted for using the purchase method of accounting and accordingly, the assets and liabilities were recorded based on their fair values at the acquisition date. Shares of Issaquah were exchanged for cash or cash and shares of the Corporation. The merger enhances the Corporation’s commercial banking franchise by expanding its presence in east King County. Total Issaquah assets on June 3, 2004, were approximately $131.0 million and the total value of the transaction, both cash and stock, was approximately $34.3 million as measured under the provisions of FAS 141. The Corporation issued approximately 1.3 million shares and paid cash of $9.5 million in connection with the merger. The Bank booked $26.3 million in intangible assets associated with the transaction including $25.2 million in goodwill and a $1.1 million core deposit intangible that is amortized under the straight-line method over an eight year period of time.
The following information presents unaudited pro forma results of operations for the years ended
December 31, 2004 and 2003, as though the Issaquah acquisition had occurred on January 1, 2003. The pro forma results do not necessarily indicate the results that would have been obtained had the acquisition actually occurred on January 1, 2003.

	YEARS ENDED DECEMBER 31, (unaudited)
	2004	2003
Net interest income	$34,736	$32,736
Provision for credit losses	700	1,465
Noninterest income	4,983	6,030
Noninterest expense	$22,818	$21,075
Income before provision for income taxes	16,201	16,226
Provision for income taxes	5,379	5,088
Net income	$10,822	$11,138

Basic earnings per share	$1.21	$1.18
Diluted earnings per share	$1.17	$1.15

The fair values of the Issaquah assets acquired and liabilities assumed as of June 3, 2004, were initially recorded as follows:

Investment securities	$23,087
Loans and leases, net	94,556
Premises	3,866
Goodwill	25,195
Core deposit intangibles	1,127
Other assets	825
$148,656

Deposits	$101,759
Other borrowings	15,200
Other liabilities	960
Acquisition cost, net of cash acquired	30,737
$148,656

As a result of the merger and merger-related activities, the Corporation incurred expenses that were classified as merger-related. The components of these charges for the year ended December 31, 2004, were as follows:

Professional fees	$354
Other	2
$356

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(12) Earnings Per Share
The following table presents EPS information:

	YEARS ENDED DECEMBER 31,
	2005	2004	2003
Net income	$13,046	$10,785	$9,599

Common shares outstanding (basic)	9,582,259	8,952,493	8,184,455
Effect of dilutive stock options	273,639	323,739	277,048
Common shares outstanding (diluted)	9,855,898	9,276,232	8,461,503

EPS, basic	$1.36	$1.20	$1.17
EPS, diluted	1.32	1.16	1.13

For purposes of calculating basic and diluted earnings per share, the numerator of net income is the same. There were outstanding options to purchase 143,939, 136,544, and 69,199 shares of common stock at December 31, 2005, December 31, 2004, and December 31, 2003, respectively, that are considered nondilutive and have been excluded from the above calculation. Nondilutive options have an exercise price that is greater than the current market price of the stock.

(13) Stockholders’ Equity
(a) Restrictions on Dividends
Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the Federal Deposit Insurance Corporation (FDIC).

(b) Regulatory Capital
The Corporation (on a consolidated basis) and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Corporation's and Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Corporation and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors. Prompt corrective action provisions are not applicable to bank holding companies.
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2005, and 2004, that the Corporation and the Bank meet all capital adequacy requirements to which they are subject. As of December 31, 2005, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category.
At December 31, 2005, banking regulations required institutions to have a minimum total risk-based capital to risk-weighted assets ratio of 8% and a Tier 1 (core) capital to adjusted total assets ratio of 4%.
At December 31, 2005, the Bank was in compliance with the regulatory requirements for well-capitalized institutions.
As of December 31, 2005, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework. There are no conditions or events since the notification that management believes have changed the Bank's category.
	ACTUAL		MINIMUM REQUIREMENTS FOR CAPITAL ADEQUACY		WELL-CAPITALIZE REQUIREMENTS
CASCADE BANK	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2005:
Total risk-based capital to risk-weighted assets (1)	$105,401	10.77%	$78,277	8.00%	$97,846	10.00%
Tier I (core) capital to risk-weighted assets	95,147	9.72	39,138	4.00	58,707	6.00
Tier I (core) capital to average total assets	95,147	8.15	46,718	4.00	58,397	5.00
December 31, 2004:
Total risk-based capital to risk-weighted assets (1)	$94,574	11.06%	$68,380	8.00%	$85,476	10.00%
Tier I (core) capital to risk-weighted assets	85,011	9.95	34,190	4.00	51,285	6.00
Tier I (core) capital to average total assets	85,011	8.04	42,307	4.00	52,884	5.00

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The Corporation, as a bank holding company regulated by the Federal Reserve, is also subject to capital requirements that are similar to those for Cascade Bank.

	ACTUAL		MINIMUM REQUIREMENTS FOR CAPITAL ADEQUACY		WELL-CAPITALIZED REQUIREMENTS
CASCADE FINANCIAL CORP	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2005:
Total risk-based capital to risk-weighted assets (1)	$106,332	10.86%	$78,326	8.00%	$97,907	10.00%
Tier I (core) capital to risk-weighted assets	96,078	9.81	39,163	4.00	58,707	6.00
Tier I (core) capital to average total assets	96,078	8.23	46,718	4.00	58,397	5.00
December 31, 2004:
Total risk-based capital to risk-weighted assets (1)	$95,704	11.18%	$68,496	8.00%	$85,620	10.00%
Tier I (core) capital to risk-weighted assets	86,141	10.06	34,248	4.00	51,372	6.00
Tier I (core) capital to average total assets	86,141	8.14	42,307	4.00	52,884	5.00
_______________________
(1) The FDIC and the Federal Reserve require institutions to maintain Tier I capital of not less than one-half of total capital.

(14) Mortgage Servicing Rights
A summary of capitalized mortgage servicing rights, included in other assets, at December 31, 2005, and December 31, 2004, follows:

	DECEMBER 31,	DECEMBER 31,
	2005	2004
Balance at beginning of year	$40	$80
Additions	—	—
Amortization	(30)	(40)
Allowance for losses	—	—
Balance at end of year	$10	$40

(15) Employee Benefit Plans
(a) Savings Plan
The Corporation maintains a savings plan under section 401(k) of the Internal Revenue Code, covering substantially all full-time employees. Under the plan, employee contributions are matched by the Corporation at a rate of 50% of the first $12 contributed. Such matching becomes vested over a period of five years of credited service. Employees may make investments in various stock, fixed income or money market plans, or may purchase stock in the Corporation. The Corporation contributed $287, $290, and $188 to the plan for the years ended December 31, 2005, 2004, and 2003, respectively.

(b) Employee Stock Ownership Plan
The Corporation established an employee stock ownership plan (ESOP) which became effective on July 1, 1992, for employees of the Corporation and the Bank, who have at least one year of continuous service. The Corporation pays all ESOP expenses. The shares of Cascade Financial Corporation stock purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the first year of service with an additional 20% vesting each year thereafter until 100% vesting after five years. Allocations to individual participant’s accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the years ended December 31, 2005, 2004, and 2003, the Corporation contributed $0, $14, and $54, respectively, to the ESOP, which is invested in Cascade Financial Corporation stock. Allocated and unallocated shares at December 31, 2005, were 161,109 and 7,757, respectively. The Corporation has the right of first refusal to purchase the allocated shares of separated employees.

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(d) Stock Options
The Corporation maintains stock option plans pursuant to which shares of Common Stock have been authorized for issuance to certain key employees and directors of the Corporation and its subsidiaries. The options granted under these plans are, in general, exercisable under a vesting schedule whereby all options become exercisable over seven years, and expire not more than ten years after the date of grant.
All options granted have limited rights that enable a holder upon a change in control of the Corporation to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2005, and December 31, 2004, 308,718 and 281,256 shares, respectively, were fully exercisable. The Corporation had 552,286 and 551,275 shares available for grant at December 31, 2005, and 2004, respectively.
Changes in total options outstanding for the year ended December 31, are as follows:

	SHARES UNDER OPTION	WEIGHTED AVERAGE EXERCISE PRICE OF OPTION SHARES

	YEAR ENDED DECEMBER 31, 2005
Outstanding at beginning of year	669,570	$9.13
Granted during year	39,239	17.80
Exercised during year	(80,652)	5.49
Forfeited during year	(41,000)	16.85
Outstanding at end of year	587,157	$9.67
Exercisable at end of year	243,842	$7.36

	YEAR ENDED DECEMBER 31, 2004
Outstanding at beginning of year	654,827	$7.24
Granted during year	123,592	18.56
Exercised during year	(57,766)	6.02
Forfeited during year	(51,083)	11.53
Outstanding at end of year	669,570	$9.13
Exercisable at end of year	281,256	$6.52

	YEAR ENDED DECEMBER 31, 2003
Outstanding at beginning of year	576,100	$7.23
Granted during year	96,100	12.34
Exercised during year	(115,619)	3.77
Forfeited during year	(16,739)	6.85
5-for-4 stock split	114,985	—
Outstanding at end of year	654,827	$7.24
Exercisable at end of year	308,718	$6.28

Financial data pertaining to outstanding stock options were as follows at December 31, 2005:

RANGES OF EXERCISE PRICES			NUMBER OF OPTION SHARES	WEIGHTED AVERAGE REMAINING CONTRACTUAL LIFE	WEIGHTED AVERAGE EXERCISE PRICE OF OPTION SHARES	NUMBER OF EXERCISABLEOPTION SHARES	WEIGHTED AVERAGE EXERCISE PRICE OF EXERCISABLEOPTION SHARES
$4.91	-	5.45	17,175	4.52	$5.03	9,750	$5.02
5.55	-	5.55	152,780	5.07	5.55	105,718	5.55
5.64	-	7.76	147,311	5.14	6.61	88,776	6.37
7.85	-	12.50	145,553	5.31	10.35	92,332	9.34
12.50	-	19.90	124,338	8.51	18.22	12,142	17.27
$4.91	-	19.90	587,157	5.86	$9.67	308,718	$7.36

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(16) Fair Value of Financial Instruments
The fair value estimates presented below are subjective in nature, involve uncertainties and matters of significant judgment and, therefore, are not necessarily indicative of the amounts the Corporation could realize in a current market exchange. The Corporation has not included certain material items in its disclosure, such as the value of the long-term relationships with the Corporation’s lending and deposit customers, since this is an intangible and not a financial instrument. Additionally, the estimates do not include any tax ramifications. There may be inherent weaknesses in any calculation technique, and changes in the underlying assumptions used, including discount rates and estimates of future cash flows, that could materially affect the results. For all of these reasons, the aggregation of the fair value calculations presented herein do not represent, and should not be construed to represent, the underlying value of the Corporation.
The following table presents a summary of the fair value of the Corporation’s financial instruments:

	DECEMBER 31, 2005		DECEMBER 31, 2004
	CARRYING	ESTIMATED	CARRYING	ESTIMATED
	VALUE	FAIR VALUE	VALUE	FAIR VALUE
Financial assets:
Cash and cash equivalents	$31,109	$31,109	$13,029	$13,029
Securities available-for-sale	140,596	140,596	112,404	112,404
Securities held-to-maturity	95,122	92,120	91,339	89,555
FHLB Stock	11,920	11,920	11,872	11,872
Loans, net	867,049	875,083	794,466	805,971
Mark-to-market on swaps	$311	$311	$533	$533
Financial liabilities:
Deposit accounts(1)	795,768	794,759	721,908	722,550
Borrowings	287,058	288,060	248,902	256,901
Junior subordinated debentures payable (2)	15,212	15,212	15,454	15,454
Mark-to-market on swaps	$253	$253	$11	$11
___________________________
(1) Net of $311 mark-to-market on swap
(2) Net of $(253) mark-to-market on swap (see note 17)

Cash and Cash Equivalents
The carrying amount represents fair value.

Securities including mortgage backed securities and FHLB stock
Fair values are based on quoted market prices or dealer quotations.

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

Swaps
The fair value is calculated based on the discounted cash flow method, adjusted for changes in swap spreads to the underlying treasury securities.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(17) On-Balance Sheet Derivative Instruments and Hedging Activities
Derivative Financial Instruments
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

Risk Management Policies - Hedging Instruments
The primary focus of the Corporation’s asset/liability management program is to monitor the sensitivity of the Corporation’s net income and fair value of equity under varying interest rate scenarios to take steps to control its risks (see Management Discussion and Analysis - Interest Rate Risk Management).

Interest Rate Risk Management - Cash Flow Hedging Instruments
The Corporation periodically uses long-term variable-rate debt as a source of funds for use in the Corporation's lending and investment activities and other general business purposes. These debt obligations expose the Corporation to variability in interest payments due to changes in interest rates. Management believes it may be prudent to limit the variability of a portion of its interest payments and, therefore, may hedge a portion of its variable-rate interest payments. To meet this objective, management enters into interest rate swap agreements whereby the Corporation receives variable interest rate payments and makes fixed interest rate payments during the contract period.
This agreement provides for the Corporation to make payments at a fixed-rate in exchange for receiving payments at a variable-rate determined by a three-month LIBOR.
The information pertaining to an outstanding interest rate swap agreement used to hedge FHLB Advances is as follows:

DECEMBER 31, 2004
Notional amount	$25,000
Fixed pay rate	4.02%
Weighted average receive rate	1.83%
Maturity in years	4.6
Unrealized (loss) relating to interest rate swap	$(50)

At December 31, 2004, the unrealized loss relating to use of the interest rate swap was recorded in derivative liabilities in accordance with SFAS No. 133. This swap was terminated in March 2005 as the Corporation opted for other strategies to mitigate its interest rate risk.
Risk management results for the year ended December 31, 2004, related to the balance sheet hedging of long-term debt indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s gain or loss which was excluded from the assessment of hedge effectiveness.

Interest Rate Risk Management - Fair Value Hedging Instruments
The Corporation holds fixed- and variable-rate assets and liabilities. Fixed-rates may expose the Corporation to variability in their fair value due to changes in the level of interest rates. The Corporation may utilize interest rate swaps as an asset/liability management strategy to hedge the change in value of the assets due to changes in interest rate assumptions.
The information pertaining to an outstanding interest rate swap agreement used to hedge junior subordinated debentures (trust preferred securities) is as follows:

	DECEMBER 31,
	2005	2004
Notional amount	$10,000	$10,000
Weighted average pay rate	8.60%	6.76%
Fixed receive rate	11.00%	11.00%
Maturity in years	25.2	26.2
Unrealized gain relating to interest rate swap	$253	$11

This agreement provides for the Corporation to make payments at a variable-rate determined by a six-month LIBOR in exchange for receiving payments at a fixed-rate.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Risk management results for the years ended December 31, 2005, and 2004, related to the balance sheet hedging of junior subordinated debentures indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s gain or loss which was excluded from the assessment of hedge effectiveness.
The information pertaining to an outstanding interest rate swap agreement used to hedge certificates of deposit is as follows:

	DECEMBER 31,
	2005	2004
Notional amount	$10,000	$10,000
Weighted average pay rate	3.30%	2.38%
Fixed receive rate	5.00%	5.00%
Maturity in years	8.4	9.4
Unrealized (loss) relating to interest rate swap	$(311)	$(131)

This agreement provides for the Corporation to make payments at a variable-rate determined by a three-month LIBOR in exchange for receiving payments at a fixed-rate.
Risk management results for the years ended December 31, 2005, and 2004, related to the balance sheet hedging of certificates of deposit indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s gain or loss during which was excluded from the assessment of hedge effectiveness.
The Corporation terminated an interest rate swap agreement in March 2005 that was originally designated to hedge available-for-sale securities. This agreement provided for the Corporation to make payments at a fixed-rate in exchange for receiving payments at a variable-rate determined by a three-month LIBOR. Due to a narrowing of swap spreads that the hedge was no longer “highly effective” in that the change in the fair value of the swap did not sufficiently correlate with the change in the fair value of the designated securities. As of December 31, 2004, the unrealized loss relating to the use of this swap was recorded in derivative liabilities and other expense in the income statement, in accordance with SFAS No. 133.
The information pertaining to an outstanding interest rate swap agreement that was originally designated to hedge fixed-rate available-for-sale securities is as follows:

DECEMBER 31, 2004
Notional amount	$25,000
Fixed pay rate	4.79%
Weighted average receive rate	1.83%
Maturity in years	9.6
Unrealized (loss) relating to interest rate swap	$(352)

This swap was terminated in March 2005 as the Corporation opted for other strategies to mitigate its interest rate risk.
The Corporation enters into rate lock commitments to extend credit to borrowers for generally a 30-day or 60-day period for the origination of loans.
On March 13, 2002, the Financial Accounting Standards Board determined that loan commitments related to the origination or acquisition of mortgage loans that will be held-for-sale must be accounted for as derivative instruments. Accordingly, the Corporation adopted such accounting on July 1, 2002, and such commitments, along with any related fees received from potential borrowers, are recorded at fair value in derivative assets or liabilities, with changes in fair value recorded in the net gain or loss on sale of mortgage loans. Since the Corporation originates its saleable loans on a “best effort” basis and delivers those loans to the purchaser within 10 days at the committed price, there will generally be no gain or loss recorded on those commitments.
The Corporation had non-mandatory forward commitments totaling $157 and $784 to sell loans into the secondary market at December 31, 2005, and December 31, 2004, respectively.

(18) Contingencies
The Corporation is a defendant in various legal proceedings arising in connection with its business. It is the opinion of management that the financial position and the results of operations of the Corporation will not be materially adversely affected by the final outcome of these legal proceedings and that adequate provision has been made in the accompanying consolidated financial statements.
At periodic intervals, the Washington State Department of Financial Institutions and the Federal Deposit Insurance Corporation routinely examine the Corporation’s financial statements as part of their legally prescribed oversight of the banking industry. Based on these examinations, the regulators can direct that the Corporation’s financial statements be adjusted in accordance with their findings.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(19) Condensed Financial Information of Cascade Financial Corporation
Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

BALANCE SHEET	DECEMBER 31, 2005	DECEMBER 31, 2004
Assets:
Cash	$637	$410
Investment in subsidiary	119,262	110,120
Other assets	2,390	2,585
	$122,289	$113,115
Liabilities and stockholders’ equity:
Other liabilities	1,884	1,411
Junior subordinated debentures payable	15,212	15,454
Stockholders’ equity	105,193	96,250
	$122,289	$113,115

INCOME STATEMENT	FOR THE YEARS ENDED DECEMBER 31,
	2005	2004	2003
Equity in undistributed net income of the subsidiary	$13,992	$11,833	$10,542
Interest income - junior subordinated debentures payable	46	35	34
Operating expenses	(299)	(704)	(429)
Interest expense - junior subordinated debentures payable	(1,198)	(723)	(1,034)
Income before provision for federal income taxes	12,541	10,441	9,113
Provision for federal income taxes	505	344	486
Net income	$13,046	$10,785	$9,599

STATEMENT OF CASH FLOWS	FOR THE YEARS ENDED DECEMBER 31,
	2005	2004	2003
Cash flows from operating activities:
Net income	$13,046	$10,785	$9,599
Adjustments to reconcile net income to net cash (used in) operating activities:
Equity in net income of subsidiaries	(13,992)	(11,833)	(10,542)
Increase (decrease) in other assets	195	(1,303)	38
(Decrease) increase in other liabilities	134	257	(13)
Net cash used in operating activities	(617)	(2,094)	(918)
Cash flows from investing activities:
Dividends received from subsidiaries	4,000	12,882	2,100
Investment in subsidiary	—	(5,000)	—
Cash used for acquisition	—	(9,546)	—
Net cash provided (used) by investing activities	4,000	(1,664)	2,100
Cash flows from financing activities:
Repurchase of common stock	(858)	(150)	(96)
Proceeds from exercise of stock options	865	635	662
Dividends paid	(3,163)	(2,589)	(1,440)
Proceeds from junior subordinated debentures payable	—	5,000	—
Net cash (used) provided by financing activities	(3,156)	2,896	(874)
Net increase (decrease) in cash and cash equivalents	227	(862)	308
Cash and cash equivalents:
Beginning of year	410	1,272	964
End of year	$637	$410	$1,272
Supplemental schedule of non-cash investing activities:
Issaquah Bank merger	62	24,792	—

(20) Lines of Business
The Corporation’s sole operating subsidiary is Cascade Bank, which is managed along five major lines of business: business banking, retail banking, construction lending, income property lending and residential lending. The administrative group, although not considered a line of business, is responsible for the management of investments, interest rate risk, marketing, data processing and regulatory and stockholder reporting. The financial performance of these business lines is measured by the Corporation’s profitability reporting processes, which utilize various

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

management accounting techniques to ensure that each business line’s financial results reflect the underlying performance of that business.
Each line of business segment is managed by a senior executive. Back office support is provided to each segment through executives responsible for information systems, finance and administration.
The principal activities conducted by business banking are the origination and servicing of commercial business loans and associated merchant services. Retail banking includes all deposit products, with their related fee income, and all consumer loan products such as home equity and installment loans and credit card products. The construction unit provides financing to builders and developers for residential construction and land acquisition and development. The income property unit originates loans secured by multifamily properties and commercial real estate. The residential unit’s activities are the origination of single-family loans and the associated loan servicing activities.
The Bank’s reportable business segments are the strategic lines of business noted above, which are managed by the Management Committee, under the direction of the President and Chief Executive Officer. The Management Committee, which is the senior decision making group of the Bank, is comprised of seven members including the President and Chief Executive Officer. To better assess the contribution of its various business lines, the Bank generates segment results that include balances directly attributable to business line activities. Expenses or activities not directly controlled by business unit managers are allocated to the administrative unit. In this way, management can assess the performance of a particular business line. The Bank is constantly analyzing its lines of business performance and developing better ways to measure profitability.
The accounting policies of the segments are the same as those described in “Note 1: Summary of Significant Accounting Policies.” Direct revenues and expenses are allocated to business segments in determining their net income. Corporate overhead, centralized support costs and other costs are assigned to the administrative unit. The Corporation evaluates performance based on net income of the respective business segments. Depreciation is allocated to the segments based upon the utilization of the assets by the segments. All depreciating assets are included in administrative unit’s total assets.
The organizational structure of the Bank and the allocated methodologies it employs result in business line financial results that are not necessarily comparable across companies. As such, the Bank’s business line performance may not be directly comparable with similar information from other financial institutions.

	YEAR ENDED DECEMBER 31, 2005
	BUSINESS	RESIDENTIAL	CONSTRUCTION	INCOME PROPERTY	RETAIL	ADMINISTRATION	TOTAL
Condensed Income Statement
Net interest income after provision for loan losses	$15,110	$828	$8,544	$7,331	$955	$2,813	$35,581
Other income	76	397	23	623	3,738	1,476	6,333
Other expense	1,496	422	423	870	1,801	17,594	22,606
Contribution before overhead	13,690	803	8,144	7,084	2,892	(13,305)	19,308
Support transfer	5,408	1,620	2,075	3,717	485	(13,305)	—
Income before provision for income tax	8,282	(817)	6,069	3,367	2,407	—	19,308
Provision for federal income taxes	2,688	(272)	1,964	1,101	781	—	6,262
Net income (loss)	$5,594	$(545)	$4,105	$2,266	$1,626	$—	$13,046
At December 31, 2005
Total Assets	$394,034	$95,429	$165,957	$193,166	$32,160	$331,038	$1,211,784

	YEAR ENDED DECEMBER 31, 2004
	BUSINESS	RESIDENTIAL	CONSTRUCTION	INCOME PROPERTY	RETAIL	ADMINISTRATION	TOTAL
Condensed Income Statement
Net interest income after provision for loan losses	$12,497	$912	$4,996	$8,219	$1,573	$3,525	$31,722
Other income	75	326	7	—	2,545	1,794	4,747
Other expense	1,446	658	435	738	1,550	15,490	20,317
Contribution before overhead	11,126	580	4,568	7,481	2,568	(10,171)	16,152
Support transfer	3,544	1,492	1,266	3,063	450	(9,815)	—
Income before provision for income tax	7,582	(912)	3,302	4,418	2,118	(356)	16,152
Provision for federal income taxes	2,465	(297)	1,072	1,431	688	8	5,367
Net income (loss)	$5,117	$(615)	$2,230	$2,987	$1,430	$(364)	$10,785
At December 31, 2004
Total Assets	$292,117	$105,975	$107,431	$271,076	$30,125	$282,231	$1,088,955

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

	YEAR ENDED DECEMBER 31, 2003
	BUSINESS	RESIDENTIAL	CONSTRUCTION	INCOME PROPERTY	RETAIL	ADMINISTRATION	TOTAL
Condensed Income Statement
Net interest income afterprovision for loan losses	$7,723	$1,334	$3,683	$6,331	$1,521	$5,743	$26,335
Other income	50	872	8	3	1,744	2,629	5,306
Other expense	1,243	602	334	111	1,311	14,132	17,733
Contribution before overhead	6,530	1,604	3,357	6,223	1,954	(5,760)	13,908
Support transfer	1,807	1,134	778	1,645	396	(5,760)	—

Income before provision for income tax	4,723	470	2,579	4,578	1,558	—	13,908
Provision for federal income taxes	1,457	159	801	1,414	478	—	4,309
Net income (loss)	$3,266	$311	$1,778	$3,164	$1,080	$—	$9,599
At December 31, 2003
Total Assets	$204,446	$105,565	$62,742	$171,068	$33,163	$308,236	$885,220

(21) Selected Quarterly Financial Data (Unaudited)

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2005	2005	2005	2005
Interest income	$15,600	$16,666	$17,391	$18,145
Interest expense	6,826	7,515	8,055	8,880
Net interest income	8,774	9,151	9,336	9,265
Provision for loan losses	245	250	250	200
Other income	1,600	1,667	1,564	1,502
Other expense	5,553	5,776	5,672	5,605
Income before provision for federal income taxes	4,576	4,792	4,978	4,962
Provision for federal income taxes	1,505	1,577	1,634	1,546
Net income	$3,071	$3,215	$3,344	$3,416
Earnings per share, basic	$0.32	$0.34	$0.35	$0.36
Earnings per share, diluted	0.31	0.33	0.34	0.35

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2004	2004	2004	2004
Interest income	$12,609	$13,096	$14,518	$15,093
Interest expense	5,307	5,250	5,967	6,395
Net interest income	7,302	7,846	8,551	8,698
Provision for loan losses	225	150	150	150
Other income	1,153	1,188	1,238	1,168
Other expense	4,467	5,300	5,005	5,545
Income before provision for federal income taxes	3,763	3,584	4,634	4,171
Provision for federal income taxes	1,189	1,300	1,531	1,347
Net income	$2,574	$2,284	$3,103	$2,824
Earnings per share, basic	$.31	$.27	$.33	$.30
Earnings per share, diluted	.30	.26	.32	.29

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2003	2003	2003	2003
Interest income	$12,748	$12,532	$12,506	$12,577
Interest expense	6,018	5,821	5,660	5,254
Net interest income	6,730	6,711	6,846	7,323
Provision for loan losses	375	300	300	300
Other income	1,615	1,451	1,353	887
Other expense	4,594	4,398	4,333	4,409
Income before provision for federal income taxes	3,376	3,464	3,566	3,501
Provision for federal income taxes	1,072	1,105	1,133	999
Net income	$2,304	$2,359	$2,433	$2,502
Earnings per share, basic	$.28	$.29	$.30	$.30
Earnings per share, diluted	.28	.28	.29	.29

ANNUAL SHAREHOLDERS’ MEETING
The Annual Shareholders’ meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, Washington, on Tuesday, April 25, 2006 at 6:30 p.m. Pacific time.

Cascade Financial
CORPORATION

2828 Colby Avenue, Everett WA 98201
www.cascadebank.com