Form 10-K, Exhibit 13
period 2006-12-31
CASCADE FINANCIAL CORP
filed 2007-03-14
CIK 928911

Cascade Financial
CORPORATION

# THE REAL MEASURE OF VALUE

CASCADE FINANCIAL **2006** ANNUAL REPORT

CASCADE FINANCIAL CORPORATION

# 2006 ANNUAL REPORT

"The real measure of value is the life my wife and I are creating for our children. Working at Cascade Bank gives me the opportunity to create a solid financial future for my family, while helping my customers do the same."

John Nelson - BUSINESS BANKER
with John Cooper, customer since 1999 – PRESIDENT, NEW CREATION AUTO SALES

Financial Highlights ..... 1
Letter to Shareholders ..... 2
Board of Directors ..... 8
Selected Financial Data ..... 9
Management Discussion and Analysis ..... 10
Independent Auditor's Report ..... 18
Annual Meeting Information ..... 48
Cascade Bank Management Team ..... 49

On cover, John Nelson with son Hayden

CONTINUED SUCCESS

# FIVE-YEAR

## FINANCIAL HIGHLIGHTS

Dollars in thousands except for per share and financial ratios

| 12 MONTHS ENDED DECEMBER 31 | 2002 | 2003 | 2004 | 2005 | 2006 |
|---|---|---|---|---|---|
| Net interest income | $ 26,024 | $ 27,610 | $ 32,397 | $ 36,526 | **$ 39,390** |
| Other income | 4,039 | 5,306 | 4,747 | 6,333 | **6,026** |
| Net income | 8,072 | 9,599 | 10,785 | 13,046 | **13,355** |
| Earnings per share (diluted) | 0.78 | 0.90 | 0.93 | 1.06 | **1.08** |

| AT DECEMBER 31 | 2002 | 2003 | 2004 | 2005 | 2006 |
|---|---|---|---|---|---|
| Assets | $ 804,463 | $ 885,220 | $ 1,088,955 | $ 1,211,784 | **$ 1,345,254** |
| Loans, net | 546,677 | 567,094 | 794,466 | 867,049 | **996,015** |
| Deposits | 509,850 | 564,314 | 721,908 | 795,768 | **855,449** |
| Stockholders' equity | 56,640 | 63,957 | 96,250 | 105,193 | **115,199** |
| Book value per share | 5.59 | 6.21 | 8.06 | 8.76 | **9.53** |

| FINANCIAL RATIOS | 2002 | 2003 | 2004 | 2005 | 2006 |
|---|---|---|---|---|---|
| Return on assets | 1.05% | 1.13% | 1.09% | 1.13% | **1.05%** |
| Return on average equity | 15.49% | 15.81% | 13.22% | 13.13% | **12.24%** |
| Return on tangible equity | 15.49% | 15.81% | 16.24% | 17.82% | **16.08%** |
| Net interest margin | 3.44% | 3.35% | 3.44% | 3.35% | **3.26%** |
| Nonperforming loans/total loans | 0.17% | 0.33% | 0.07% | 0.23% | **0.08%** |
| Efficiency ratio | 54.29% | 53.87% | 54.70% | 52.75% | **54.14%** |

"Despite a tough interest rate environment and the costs associated with our core processing conversion, we set another record for net income."

Lars Johnson
CHIEF FINANCIAL OFFICER

NET INCOME
$ in millions
$14
12
10
8
6
4
2
0
8.1
9.6
10.8
13.0
13.4
2002
2003
2004
2005
2006

CASCADE FINANCIAL CORPORATION

# 2006 ANNUAL REPORT

## DEAR SHAREHOLDERS, CUSTOMERS AND EMPLOYEES,

Carol K. Nelson
PRESIDENT AND CHIEF EXECUTIVE OFFICER

"Our business banking team leveraged a strong local economy to help us grow business banking loans by 12%.

Our successful niche banking strategy targets high-potential business segments such as government and municipal agencies."

In 2006, our employees consistently demonstrated the real measure of value. Their efforts were rewarded; Cascade recorded its sixth consecutive year of record profits, and our stock price increased by more than 20% for the year. Net income increased to a record $13.4 million and earnings per diluted share grew to $1.08.

During the year, the bank enjoyed strong loan growth, with total loans increasing by 15%. Total loans at year-end topped a record $1 billion. A healthy and robust real estate market contributed to a 75% increase in real estate construction and development loans, while our business banking team leveraged a strong local economy to help us grow business banking loans by 12%.

Total deposits grew by 7% in 2006. More importantly, the mix of deposits continued to shift towards lower-cost deposits. Checking deposits increased to 16% of total deposits while higher-cost certificate of deposit balances dropped to less than 50%. Savings and money market account balances increased by 48% through growth in our government banking business. This line of business is just one example of our successful niche banking strategy that targets high-potential business segments. Our government banking business provides financial services to local government and municipal agencies throughout our market area.

Our High Performance Checking program continued to enjoy great success, as we opened over 6,300 new personal checking accounts during the year and increased checking deposits by 23%. These new accounts are the foundation for creating and expanding loyal new

REVENUE $ in millions
Net Interest Income
Other Income
$45
40
35
30
25
20
15
10
5
0
4.0
26.0
5.3
27.6
4.7
32.4
6.3
36.5
6.0
39.4
2002
2003
2004
2005
2006

EARNINGS PER SHARE
$1.10
1.00
0.90
0.80
0.70
0.60
0.50
0.40
0.30
0.20
0.10
0
0.78
0.90
0.93
1.06
1.08
2002
2003
2004
2005
2006

STRONG GROWTH

banking relationships, and we have added business checking accounts to the program in 2007. We look forward to building an even broader base of business customers through this program.

During the year, Cascade successfully implemented a significant technology upgrade, enhancing our core processing system – including our teller platform, loan platform, general ledger system, Online Banking and ATM network. This new technology will allow us to serve our customers more efficiently and expand our product offerings.

In 2006, Cascade introduced our newest business cash management product: Cascade e-Deposit. This product allows a business to scan checks and directly deposit them into their Cascade checking account. e-Deposit saves our customers time and money, and literally extends their banking hours.

Cascade bankers continued to demonstrate the value they provide to the communities we serve. Cascade was recognized by United Way of Snohomish County as the "Best of Industry" in its 2006 Community Campaign, receiving its CEO Award for an exemplary campaign. Employees and their families participated in a record breaking America's Walk for Diabetes in Snohomish County, which I chaired this year. Cascade Bank employees led a community food drive that generated over 3,000 pounds of nonperishable food items that were distributed through Food Lifeline to families throughout our communities. These are just a few examples of ways that our employees demonstrated their caring commitment throughout the year.

Looking ahead to 2007, we will continue to focus on delivering value to our shareholders and customers each and every day. Our employees join with me in affirming our mission to enhance shareholder value by focusing on our customers. Our investment in technology and commitment to customer-focused service excellence will enable us to realize our vision of being your preferred community bank. Thank you for your continued confidence in Cascade.

Carol K. Nelson
President and CEO

**EFFICIENCY RATIO** %

60%
50
40
30
20
10
0
54.3
53.9
54.7
52.8
54.1
2002
2003
2004
2005
2006

**5-YEAR STOCK PERFORMANCE**

$100 invested in
CASB
NASDAQ Bank
NASDAQ
$350
300
250
200
150
100
50
12/31/01
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06

## COMMERCIAL REAL ESTATE AND CONSTRUCTION LENDING REACH

# RECORD LEVELS

Scott Fraser, customer since 2005 – OWNER, FRASERS GOURMET HIDEAWAY with Scott Gibson – CASCADE BANK VICE PRESIDENT

Construction, development and income property lending continue to play a significant role in the bank's record profits. Total loans grew by $130 million and were up 15% over the past year, reaching $1 billion. Construction lending was particularly strong, as that segment of the portfolio grew by 75% over the previous year.

Population and job growth in our market area continue to outpace that of the state, with new commercial and residential construction fueling the economic expansion. Relatively low interest rates and continued economic growth continued to push housing and lot prices upward in 2006, allowing Cascade to capitalize on the condo conversion market.

Our experienced real estate construction lending team has earned a reputation as a value-added partner in construction lending and remains focused on growing that part of the business. "Single family development and residential construction continues to be strong," said Steve Erickson, EVP of Commercial Real Estate Lending. "Our years of experience and our commitment to clients has earned respect throughout the marketplace."

## OPPORTUNITY

"I've had a longtime dream of owning my own restaurant. Cascade **believed in my vision** and literally brought it to fruition. Scott Gibson was with me every step of the way. I value his friendship and support. The restaurant is doing really well and I expect even more success in the years ahead."

Scott Fraser – OWNER, FRASERS GOURMET HIDEAWAY

TOTAL LOANS $ in millions
Business/Commercial RE/Construction
Retail/Multifamily
$1000
800
600
400
200
0
556
577
807
881
1,010
2002
2003
2004
2005
2006

# NEW PRODUCT LAUNCH

## DISTINGUISHES BUSINESS BANKING IN 2006

CONSTRUCTION
SNOHOMISH

Steve Brannon, customer since 2002
OWNER, AMERICAN CONSTRUCTION

"We moved our business from Everett to Tacoma and thought we might have to find a new bank. Our Cascade banker told us about e-Deposit. We were thrilled that we could send our deposits electronically and avoid the security issue of sending them through the mail. e-Deposit is so streamlined that we feel like we're back in Everett."

Coming off of a record-breaking year in 2005, Cascade's Business Banking team eclipsed those results with an even stronger year in 2006. Loans outstanding increased to $442 million by year's end, up 12%. This was accomplished despite rising interest rates and intense price competition throughout the marketplace.

Cascade launched e-Deposit in 2006, becoming the first community bank in Snohomish County to offer the product. This new technology allows customers to electronically scan checks for deposit – directly into their bank account. Cascade customers with e-Deposit now enjoy the luxury of extended bank hours along with the time-saving convenience of depositing checks right from their own business.

Cascade business bankers continue to broaden their presence across a wide range of financial sectors. Their expertise spans several niches, from medical/dental and municipal/government agencies to construction companies and commercial fisheries.

EVP Bob Wojcik says, "The strength of our success continues to be our commitment to strong relationships. Each one of our business bankers will tell you the same thing: Nothing is more valued than the relationships we build with our customers."

# DEMAND DEPOSITS SOAR

## WITH HIGH PERFORMANCE CHECKING PROGRAM

Cascade's High Performance Checking (HPC) program continues to bring in low-cost deposits and increase service fee income. The combination of free gifts and referral rewards has been a powerful incentive that's led to a record number of new accounts.

In 2006, we opened more than 6,300 personal checking accounts – up 33% over 2005. Checking and service fees increased steadily to $4.5 million.

The success of the HPC program has helped increase the number of transaction accounts and decreased our dependence on costly time deposits. Cascade continues to focus on deposit growth to help reduce funding costs and improve net interest margin.

The HPC program will now reach further into Puget Sound Area communities, as Cascade launched High Performance Business Checking in January of 2007.

"With each new checking promotion, we create unique gift displays to generate excitement. This effort pays off with consistently high account openings."

Kacee Gradl (at right) – MARKETING COORDINATOR
with Espie Nestle – FINANCIAL SERVICES REPRESENTATIVE

"Before launching HPC in June 2005, checking balances were $120 million. Since then, our checking deposits have grown to $139 million, a 16% increase. These numbers clearly demonstrate the success of this program and the great job our branch staff has done to generate checking accounts."

Debbie McLeod – RETAIL BANKING EXECUTIVE

TOTAL DEPOSITS
$ in millions
$900
800
700
600
500
400
300
200
100
0
510
564
722
796
855
2002
2003
2004
2005
2006

# DOING OUR PART

## TO SUPPORT AND CELEBRATE THE COMMUNITIES WE LIVE IN

"We chose Cascade Bank because they're local and they understand the needs of the community. We have a mutual respect and are able to go to them with any need – financial or otherwise."

DINOSAURS
COMMITMENT

Ed Petersen, customer since 1992, with Damien and Bobby
EXECUTIVE DIRECTOR, HOUSING HOPE

As citizens of the Pacific Northwest, we take special pride in the health and prosperity of our diverse communities. Cascade's involvement with local charities is made possible by an enthusiastic team of employees who eagerly give their time and resources to help those who need it most.

Housing Hope is a nonprofit organization that has banked with Cascade for years. In 2006, employees joined together to rake leaves, clean sidewalks, plant flowers and even fix up a sand box for kids at one of Housing Hope's transitional housing sites.

Other volunteer efforts included food, school supply and blood drives. In addition to these fundraisers, the bank annually sponsors and participates in traditional Northwest events like the Issaquah Salmon Days, Marysville Strawberry Festival and Silver Lake boat races. Cascade also organizes special events and fundraisers throughout the year that generously support United Way.

Whether it's rallying together to gather food for needy families or supporting unique local events and fundraisers, the Cascade team takes great pride in giving back to the communities that sustain our success.

## CASCADE FINANCIAL CORPORATION

# BOARD OF DIRECTORS

**David W. Duce** (1)
**Chair of the Board**
Cascade Financial Corporation
Attorney, Duce Bastian Peterson

**Carol K. Nelson** (1, 4)
**President and CEO**
Cascade Financial Corporation

**G. Brandt Westover** (1, 3, 5)
**Vice Chair**
Cascade Financial Corporation
Senior Vice President
UBS Financial Services, Inc.

**Richard L. Anderson, CPA** (2, 4)
Managing Partner
Hascal, Sjoholm & Company, P.S.

**Jim Gaffney** (3, 4)
Owner and President
Gaffney Construction, Inc.

**Janice Halladay** (1, 3, 5)
Retired Bank Executive

**Dwayne Lane** (3, 5)
President
Dwayne Lane Auto Centers

**Katherine M. Lombardo** (2, 5)
Senior Vice President
Northwest Regional Manager
CH2M Hill

**Dennis R. Murphy, Ph.D.** (1, 2)
Dean, College of Business and Economics
Professor of Economics
Western Washington University

**David R. O'Connor** (1, 3, 4)
Co-Owner
Mobile Country Club

**Craig Skotdal** (2, 5)
President
Skotdal Real Estate

**Ronald E. Thompson** (1, 4, 5)
President
Windermere Commercial and Property Management of Snohomish County

1. Executive Committee
2. Audit and Finance Committee
3. Compensation and Personnel Committee
4. Loan Committee
5. Corporate Governance and Nominating Committee

## STOCK AND 10-K INFORMATION

The common stock of Cascade Financial Corporation is traded on the NASDAQ Global Select Market under the symbol CASB. As of December 31, 2006, there were approximately 2,800 shareholders of record.

All shareholders are encouraged to read Cascade's Form 10-K for the year ended December 31, 2006, as filed with the Securities and Exchange Commission ("SEC"). The Form 10-K includes the significant risk factors that could affect Cascade's projections and future operating performance. This annual report is qualified in its entirety by the information contained in the Form 10-K.

The Form 10-K, together with all other information filed by Cascade with the SEC, is available on the Internet at the SEC's website at http://www.sec.gov. The Form 10-K will be furnished by Cascade, upon receipt of written request addressed to Cascade Financial Corporation, 2828 Colby Avenue, Everett, WA 98201.

CASCADE FINANCIAL CORPORATION SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)

	FOR THE YEARS ENDED
	DECEMBER 31,
	2006	2005	2004	2003	2002
Interest income	$82,658	$67,802	$55,316	$50,363	$52,470
Interest expense	43,268	31,276	22,919	22,753	26,446
Net interest income	39,390	36,526	32,397	27,610	26,024
Provision for loan losses	1,000	945	675	1,275	1,895
Net interest income after provision for loan losses	38,390	35,581	31,722	26,335	24,129
Other income	6,026	6,333	4,747	5,306	4,039
Other expense	24,586	22,606	20,317	17,733	16,321
Income before income taxes	19,830	19,308	16,152	13,908	11,847
Net income	13,355	13,046	10,785	9,599	8,072
Net income per common share, basic (1)	1.11	1.09	0.96	0.94	0.81
Net income per common share, diluted (1)	1.08	1.06	0.93	0.90	0.78
Book value per share (1)	9.53	8.76	8.06	6.21	5.59

	AT DECEMBER 31,
	2006	2005	2004	2003	2002
Assets	$1,345,254	$1,211,784	$1,088,955	$885,220	$804,463
Loans, net	996,015	867,049	794,466	567,094	546,677
Cash and securities	282,301	278,747	228,644	290,537	229,880
Deposits	855,449	795,768	721,908	564,314	509,850
Borrowings	121,485	66,270	36,356	50,123	30,879
FHLB advances	243,000	236,000	228,000	200,000	197,500
Stockholders’ equity	115,199	105,193	96,250	63,957	56,640
Nonperforming loans	851	1,987	532	1,921	956

	FINANCIAL RATIOS
	FOR THE YEARS ENDED
	DECEMBER 31,
	2006	2005	2004	2003	2002
Return on assets	1.05%	1.13%	1.09%	1.13%	1.05%
Return on equity	12.24	13.13	13.22	15.81	15.49
Return on tangible equity	16.08	17.82	16.24	15.81	15.49
Net interest margin	3.26	3.35	3.44	3.35	3.44
Efficiency ratio	54.14	52.75	54.70	53.87	54.29
Dividend payout ratio	28.43	25.66	25.81	18.31	8.21
Average stockholders’ equity to average assets	8.55	8.60	8.25	7.15	6.75
Total risk-based capital to risk- weighted assets	11.22	10.86	11.18	13.42	13.30
Tier 1 capital to average total assets	8.99	8.23	8.14	8.49	8.20

(1) Per common share data is retroactively adjusted to reflect all stock splits and stock dividends

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

MANAGEMENT DISCUSSION AND ANALYSIS
The following discussion is provided for the consolidated operations of Cascade Financial Corporation (the “Corporation”) as of December 31, 2006. The Corporation has only one operating subsidiary: Cascade Bank (the “Bank”). The purpose of this discussion is to focus on significant factors concerning the Corporation’s financial condition and results of operations, and to provide a more comprehensive review of the Corporation’s operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.
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

Acquisition
On June 3, 2004, the Corporation acquired Issaquah Bancshares, Inc. (“Issaquah”). The acquisition was accounted for using the purchase method of accounting and accordingly, the assets and liabilities were recorded based on their fair values at the acquisition date. Shares of Issaquah were exchanged for cash or cash and shares of the Corporation resulting in the issuance of 1,597,279 new shares. The merger enhanced Cascade’s commercial banking franchise by expanding Cascade’s presence in east King County. Total Issaquah assets on June 3, 2004, were approximately $131.0 million and the total value of the transaction, both cash and stock, was approximately $34.3 million as measured under the provisions of FAS 141. In addition to the shares issued, the Corporation paid cash of $9.5 million in connection with the merger. The Bank booked $26.3 million in intangible assets associated with the transaction including $25.2 million in goodwill and a $1.1 million core deposit intangible that is being amortized using the straight-line method over an eight-year period of time.

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
For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see Note 4 in the Consolidated Financial Statements for the year ended December 31, 2006, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation - Provision for Loan Losses.”

Critical Accounting Policies
The Corporation’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements included in Item 7 of this report and are essential to understanding Management's Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts and disclosures. Actual results may differ from these estimates under different assumptions or conditions. The following policies involve a higher degree of judgment than do our other significant accounting policies detailed in Note 1 of the Notes to Consolidated Financial Statements included in Item 8 of this report.

Allowance for Loan Losses
The Bank reviews historical origination and charge-off relationships, charge-off experience factors, collection data, delinquency reports, estimates of the value of the underlying collateral, economic conditions and trends, and other information in order to make the necessary judgments as to the appropriateness of the provision for loan losses and the allowance for loan losses. Loans are charged-off to the allowance for loan losses when the Bank repossesses the collateral or the account is otherwise deemed uncollectible. The Bank believes that the allowance for loan losses is adequate to cover probable losses inherent in its loan portfolio; however, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge-off amount will not exceed the estimates.

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

FINANCIAL CONDITION
Total Assets
The Corporation’s total assets at December 31, 2006, were $----1.3 billion, compared to $1.2 billion at December 31, 2005, an increase of 11.0%. The increase in 2006 is due entirely to internal growth. The Corporation’s total assets at December 31, 2004, were $1.1 billion.

Investment Securities
Securities designated as available-for-sale decreased to $142.6 million at December 31, 2006, versus $152.5 million at December 31, 2005. Securities designated as held-to-maturity increased to $96.8 million at December 31, 2006, from $95.1 million a year earlier. The securities in both portfolios consist of notes issued by Government Sponsored Enterprises (“GSE” e.g. FHLB, FNMA) or mortgage-backed securities issued by either FNMA or FHLMC or a mortgage conduit. Investments include $11.9 million of Federal Home Loan Bank of Seattle stock at December 31, 2006. All investment securities received the highest credit rating from at least one of the major rating agencies.

Loan Portfolio
Net loans increased to $996.0 million at December 31, 2006, a -14.9% increase over $867.0 million at December 31, 2005. Net loans were $794.5 million at December 31, 2004.
Business banking loans increased from $394.0 million at December 31, 2005, to $442.4 million at December 31, 2006, a 12.3% increase. The strong growth in this portfolio was the result of our ability to win new borrowing customers in a very competitive market. Net construction loans increased to $290.0 million from $166.0 million during the year. This portfolio experienced rapid turnover as the housing market remained very robust during the year. Commercial real estate loans decreased from $141.1 million at December 31, 2005, to $119.3 million at December 31, 2006. Most of the decrease was related to the sale of $29.8 million of loans from this category. The Corporation’s loan focus remains on small businesses, builders and developers in the Puget Sound Area. Construction lending is directed toward building single-family housing and land development for single-family housing. The Bank generally confines its lending to the Puget Sound Region of Washington state.
Total single-family residential loans increased from $95.4 million at December 31, 2005, to $96.4 million at December 31, 2006. The Corporation sells the vast majority of its 30-year fixed-rate loans, its 15-year fixed-rate loans, and many of its conforming intermediate term hybrid ARMs in the secondary mortgage market. Cascade sold $34.1 million of seasoned loans in the fourth quarter including the $29.8 million in commercial loans referenced above. Multifamily loans outstanding decreased from $52.1 million at December 31, 2005, to $34.7 million at December 31, 2006. The Corporation has de-emphazied this product line due to intense pricing pressure.
Consumer loans decreased $4.5 million to $27.7 million as of December 31, 2006. The Bank’s consumer loan portfolio is comprised of home equity loans and lines of credit, installment loans, and credit card loans. Home equity loans generally take the form of a second mortgage. In terms of direct consumer loans, the Bank has not emphasized this line of business, concluding that it is at a competitive disadvantage against the very aggressive pricing of large banks, captive finance companies and the specialty credit card issuers.

The chart below indicates the mix of the loan portfolio as of the dates indicated:

	December 31, 2006		December 31, 2005		December 31, 2004
(Dollars in thousands)	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

Business banking	$442,391	43.78%	$394,034	44.75%	$292,117	36.21%
Commercial real estate	119,298	11.81	141,109	16.02	178,704	22.15
Total business-like loans	561,689	55.59	535,143	60.77	470,821	58.36
Residential	96,350	9.53	95,429	10.83	105,975	13.14
Construction	289,993	28.70	165,957	18.84	107,431	13.32
Consumer	27,686	2.74	32,160	3.65	30,125	3.73
Multifamily	34,719	3.44	52,057	5.91	92,372	11.45
Total loans	1,010,437	100.00%	880,746	100.00%	806,724	100.00%
Deferred loan fees, net	(3,434)		(3,443)		(2,695)
Allowance for losses on loans	(10,988)		(10,254)		(9,563)
Loans, net	$996,015		$867,049		$794,466

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
At December 31, 2006, the allowance for loan losses was $11.0 million (1.09% of total loans) compared to $10.3 million (1.16% of total loans) at December 31, 2005, and $9.6 million (1.19% of total loans) at December 31, 2004. During 2006, the Corporation added $1.0 million to the allowance compared to $945,000 in 2005. In 2004, the Corporation assumed the $1.4 million allowance of Issaquah in the acquisition. The Corporation was able to prudently maintain its ratio of the allowance to loans outstanding due to the low level in net loan charge-offs and the small amount of nonperforming loans.
Net loan charge-offs were $266,000 in 2006 (or 0.03% of average loans outstanding) compared to $254,000 in 2005 (or 0.03% of average loans outstanding). Net charge-offs were $218,000 for the year ended December 31, 2004. The coverage ratio (the allowance for loan losses to nonperforming loans) was 1,291% at December 31, 2006, 516% at December 31, 2005, and 1,798% at December 31, 2004.

Deposit Accounts
Deposit accounts totaled $855.4 million at December 31, 2006, an increase of $59.6 million or 7.5% over $795.8 million at December 31, 2005. The Bank assumed $101.8 million in deposits with the acquisition of Issaquah in 2004. Checking account balances, primarily through the implementation of the High Performance Checking program, grew 15.8% to $139.5 million during the year as the Bank continued its sales efforts to generate transaction accounts. Money market deposit account balances grew by 51.6% to $275.3 million with rates competitive with those offered by money market funds. Certificates of deposit decreased 11.1% to $425.5 million. As business banking activity increases, management expects to increase its noninterest-bearing or low interest accounts through the growth of commercial checking accounts.
The market for deposits has remained very competitive. It remains a key goal of the Bank to increase its demand deposit account balances.

Other Borrowings
The Bank uses Federal Home Loan Bank of Seattle (“FHLB”) advances to provide intermediate and longer term funding, as well as to augment deposits. At December 31, 2006, the Bank had $243.0 million in FHLB advances compared to $236.0 million as of December 31, 2005. For 2006, FHLB advances averaged 18.6% of assets compared to 20.8% in 2005. Subject to its Line of Credit with the FHLB, the availability of collateral, and the parameters of liquidity management, the Bank will continue to use advances as a funding source.
The Bank also uses repurchase agreements for funding. At December 31, 2006, the Bank had executed $95.7 million in repurchase agreements compared to $51.1 million a year earlier. In 2000, the Corporation issued $10.3 million in trust preferred securities, which are termed “junior subordinated debentures payable.” These junior subordinated debentures payable have a fixed rate of 11% and mature on March 1, 2030, but are callable at a premium beginning March 1, 2010. In December 2004, the Corporation issued an additional $5.2 million in junior subordinated debentures payable. These securities have a fixed coupon of 5.82% for the first 5 years and then float at three-month LIBOR plus 1.90% for the remaining 25 years. The securities are callable at par after 5 years. On March 30, 2006, the Corporation issued an additional $10.3 million in junior subordinated debentures payable. These obligations have an initial rate of 6.65% set for 5 years and then convert to a three-month LIBOR plus 1.40% for the remaining 25 years. The securities are callable at par after 5 years. Junior subordinated debentures payable are considered Tier 1 capital by financial institution regulators.

Capital
Banking regulations require the Bank to maintain minimum levels of capital. As of December 31, 2006, Cascade Bank remained a “well-capitalized” institution (the FDIC’s highest rating), under regulatory guidelines, with a core capital-to-asset ratio of 8.96% and a risk-based capital-to-asset ratio of 11.20%. The Bank’s regulatory capital ratios are discussed in more detail in Note 13 of the Notes to Consolidated Financial Statements included in Item 8 of this report.
Federal Reserve guidelines require the Corporation, on a consolidated basis, to maintain minimum levels of capital as well. At December 31, 2006, the Corporation's total risk-based capital to risk-weighted assets was 11.22%, compared to 10.86% at December 31, 2005, and 11.18% at December 31, 2004. The Corporation projects that earnings retention and existing capital will be sufficient to fund anticipated asset growth and the existing level of cash dividends, while maintaining a “well-capitalized” designation under the FDIC and Federal Reserve guidelines. The Corporation has paid its shareholders a cash dividend on a quarterly basis since 2002. In May 2006, the Corporation paid a 5-for-4 stock split. Average shares outstanding, stock options, net income per share and book value per share for all periods presented have been retroactively adjusted to reflect the stock split. For the year, the Corporation returned $3.6 million in dividends to its shareholders compared to $3.2 million in 2005. The dividend payout ratio (the ratio of dividends paid to net income) for 2006 was 28%.
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

RESULTS OF OPERATIONS
Earnings
Cascade Financial Corporation earned net income for the year ended December 31, 2006, of $13.4 million, an increase of 2.4% over the $13.0 million net income in the year ended December 31, 2005. Earnings per fully diluted share (EPS) were $1.08 in 2006 and $1.06 in 2005. In 2004, the Corporation incurred $356,000 of acquisition-related expenses in connection with its acquisition of Issaquah, which translated to approximately $0.03 a share. Without those expenses, 2004 diluted EPS would have been $0.96. Higher net interest income due to increased earning assets contributed to the improved results. Income was also enhanced by increased checking fees and other service fees, which partially offset the decline in gains on the sale of loans and the decline in other income. The Corporation earned net income of $10.8 million or $0.93 per fully diluted share for the fiscal year ended December 31, 2004.

Return on Average Equity
Return on average equity for the year ended December 31, 2006, was 12.24% compared to 13.13% for the same period of 2005. Return on average equity for the fiscal year ending December 31, 2004 was 13.22%.

Return on Average Tangible Equity
Return on average tangible equity (average equity less goodwill) was 16.08% compared to 17.82% in 2005. The June 2004 acquisition of Issaquah generated $26.3 million in goodwill and intangibles as assets and a like amount of capital. Eliminating the average intangible asset and reducing the capital by the same amount produces average tangible equity.
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

A summary of tangible equity follows:

(Dollars in thousands)	2006	2005
Net income	$13,355	$13,046
Average equity	109,103	99,370
Average goodwill & intangibles	26,040	26,142
Average tangible equity	83,063	73,228
Return on average tangible equity	16.08%	17.82%

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
Net interest income for the year ended December 31, 2006, increased by 7.9%, or $2.9 million, to $39.4 million from $36.5 million for the year ended December 31, 2005. The improvement in net interest income was primarily due to the growth in our level of average earning assets. Net interest income for the fiscal year ended December 31, 2004 was $32.4 million.
Average earning assets increased 10.8% to $1.2 billion for the year ended December 31, 2006, from $1.1 billion for the year ended December 31, 2005. Average earning assets were $942.8 million for the year ended December 31, 2004.
Net interest margin is net interest income expressed as a percent of average earning assets. The net interest margin for the year ended December 31, 2006, was 3.26%, compared to 3.35% for the year ended December 31, 2005. While the yield on assets has improved over the last year, liability costs have also increased. The yield on earning assets increased 62 basis points to 6.85% in 2006. The cost of interest-bearing liabilities increased 79 basis points to 4.01% during the year. The increase was due to increases in short-term interest rates, a flat yield curve and fierce competition for deposits.

Average Balances and an Analysis of Average Rates Earned and Paid
The following tables show average balances and interest income or interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

	FOR THE YEARS ENDED DECEMBER 31,
	2006			2005			2004
		INTEREST			INTEREST			INTEREST
	AVERAGE	AND	YIELD/	AVERAGE	AND	YIELD/	AVERAGE	AND	YIELD/
	BALANCE	DIVIDEND	COST	BALANCE	DIVIDEND	COST	BALANCE	DIVIDEND	COST
(Dollars in thousands)
ASSETS
Interest-earning assets (1)
Residential loans	$98,476	$5,582	5.67%	$104,789	$5,882	5.61%	$106,187	$6,219	5.86%
Multifamily loans	42,574	2,863	6.72	74,650	4,910	6.58	91,410	5,839	6.39
Commercial real estate loans	144,094	9,821	6.82	166,736	10,957	6.57	122,958	7,888	6.41
Construction loans	214,290	19,376	9.04	133,975	10,199	7.61	88,635	5,579	6.29
Consumer loans	30,064	2,304	7.66	31,352	2,210	7.05	32,016	2,254	7.04
Business banking loans	426,194	31,158	7.31	343,182	23,441	6.83	250,166	16,447	6.57
Total loans	955,692	71,104	7.44	854,684	57,599	6.74	691,372	44,226	6.4
Securities available-for-sale	148,917	6,735	4.52	134,157	5,582	4.16	155,563	6,693	4.3
Securities held-to-maturity	96,668	4,563	4.72	93,069	4,306	4.63	91,747	4,326	4.72
Daily interest-earning deposits	5,356	256	4.79	6,912	315	4.56	4,123	71	1.72
Total securities and interest-earning deposits	250,941	11,554	4.60	234,138	10,203	4.36	251,433	11,090	4.41
Total interest-earning assets	1,206,633	82,658	6.85%	1,088,822	67,802	6.23%	942,805	55,316	5.87%
Noninterest-earning assets
Office properties and equipment, net	12,093			12,741			11,117
Real estate, net	-			328			769
Other noninterest-earning assets	56,830			53,847			33,976
Total assets	$1,275,556			$1,155,738			$988,667

	FOR THE YEARS ENDED DECEMBER 31,
	2006			2005			2004
		INTEREST			INTEREST			INTEREST
	AVERAGE	AND	YIELD/	AVERAGE	AND	YIELD/	AVERAGE	AND	YIELD/
	BALANCE	DIVIDEND	COST	BALANCE	DIVIDEND	COST	BALANCE	DIVIDEND	COST
(Dollars in thousands)
LIABILITIES AND EQUITY
Interest-bearing liabilities
Savings accounts	$14,748	$75	0.51%	$15,465	$67	0.43%	$14,895	$43	0.29%
Checking accounts	45,039	656	1.46	39,618	245	0.62	29,562	93	0.31
Money market accounts	229,788	8,505	3.70	170,641	3,255	1.91	145,626	1,872	1.29
Certificates of deposit	446,437	19,339	4.33	467,388	14,747	3.16	401,620	9,151	2.28
Total interest-bearing deposits	736,012	28,575	3.88	693,112	18,314	2.64	591,703	11,159	1.89
Other interest-bearing liabilities
FHLB advances	237,888	11,194	4.71	239,896	11,031	4.60	210,023	10,601	5.05
Other interest-bearing liabilities	104,085	3,499	3.36	39,495	1,931	4.89	41,511	1,159	2.79
Total interest-bearing liabilities	1,077,985	43,268	4.01	972,503	31,276	3.22	843,237	22,919	2.72
Other liabilities	88,468			83,865			63,855
Total liabilities	1,166,453			1,056,368			907,092
Stockholders’ equity	109,103			99,370			81,575
Total liabilities and
stockholders’ equity	$1,275,556			$1,155,738			$988,667
Net interest income (2)		$39,390			$36,526			$32,397
Interest rate spread (3)			2.84%			3.01%			3.15%
Net interest margin (4)			3.26%			3.35%			3.44%
Average interest-earning assets
to average interest-bearing
liabilities	111.93%			111.96%			111.81%

(1)   Does not include interest on loans 90 days or more past due
(2)   Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities
(3)   Total interest-earning assets yield less total interest-bearing liabilities cost
(4)   Net interest income as an annualized percentage of total interest-earning assets

Other Income
Other income is derived from sources other than interest and fees on earning assets. The Corporation’s primary sources of other income are service charge fees on deposit accounts, other service fees, the accretion of cash surrender value of bank owned life insurance (“BOLI”), gains on the sale of single-family residential loans, gains on the sale of securities, and rental income, primarily on space at the building that formerly served as the headquarters of Issaquah. Other income for the year ending December 31, 2006, was $6.0 million, compared to $6.3 million and $4.7 million for the same periods in 2005 and 2004, respectively. This decrease was attributable primarily to a $382,000 decrease in gain on sale of loans, which was partially offset by an increase of $187,000 in checking fees and an increase of $240,000 in other services fees. The decrease in gain on sale of loans is primarily due to lower loan sales. Other income for 2006 was also reduced by a $150,000 charge on the termination of an interest rate swap.

Other Expense
Other expense represents costs not associated with deposits and other interest-bearing liabilities. It includes expenses associated with personnel, premises and equipment, data processing, and other operations.
Other expense increased by $2.0 million to $24.6 million for the year ended December 31, 2006, from $22.6 million and $20.3 million for 2005 and 2004, respectively. The increase in expense was partially due to costs of $381,000 in core processor conversion expense and the first year of expensing stock options at a cost of $287,000. Salaries and employee benefits increased overall by $577,000 to $12.7 million.
A standard measurement used to calculate the overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the years ending December 31, 2006, 2005, and 2004, the Corporation’s efficiency ratio was 54.14%, 52.75%, and 54.70%, respectively. Management continues to look for ways to improve the efficiency ratio by increasing other income and net interest income while diligently controlling costs and maintaining high standards of service.

Liquidity Management
Liquidity is a term used to define the Corporation's ability to meet its financial commitments. The Corporation is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of Cascade Bank. Primary sources of liquidity are cash and cash equivalents, which include highly liquid investments. At December 31, 2006, December 31, 2005, and December 31, 2004, cash and cash equivalents totaled $42.9 million, $31.1 million, and $13.0 million, respectively. Another source of liquidity is the Corporation’s investment portfolio, which consists of investment-grade securities. These securities are of the highest credit quality and can be sold or used as collateral to secure borrowings.

The primary source of borrowings is Federal Home Loan Bank of Seattle (FHLB-Seattle) advances and repurchase agreements. At December 31, 2006, $227.8 million of additional borrowing capacity remained under Cascade Bank’s existing credit line from the FHLB-Seattle, which is 35% of Cascade’s assets. The use of this Line of Credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and commercial real estate mortgages. At December 31, 2006, Cascade had unencumbered eligible collateral of approximately $70.9 million to pledge against the line. In addition, Cascade Bank has the ability to borrow through repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.
The Bank has Fed funds borrowing lines with three of its correspondent banks. Cascade used each of these lines during the year. The Bank also opened a Line of Credit with the Federal Reserve Bank of San Francisco. As of December 31, 2006, there were no outstanding balances in any of these lines.
Liquidity management is of critical importance to Cascade Bank in that it significantly relies upon wholesale sources of funds (e.g. FHLB-Seattle advances). While these sources have proven to be stable and reliable, an interruption in the availability of these sources could have an adverse impact on the operations of the Corporation. Also see the Consolidated Statement of Cash Flows in the financial statement section of this filing for further information regarding liquidity.

Interest Rate Risk Management
Management considers interest rate risk to be a significant market risk that could have a material effect on the Corporation’s financial condition and results of operations.
The Corporation has taken steps to balance its sensitivity to changes in interest rates by altering its asset and liability mix. The origination of floating-rate loans such as business, construction and other prime based loans is emphasized. The vast majority of fixed-rate loans have repricing periods with a maximum of five years. The mix of floating- and fixed-rates assets is designed to mitigate the impact of rate changes on the Corporation’s net interest income. Virtually all fixed-rate residential loans with maturities greater than five years are sold into the secondary market. However, the Bank has sought to add prepayment provisions to its newly originated fixed and adjustable rate loans. Many of the Bank’s fixed-rate loans do not have such provisions for prepayment fees, and as a result, a drop in rates can precipitate a refinancing of the Bank’s assets.
Interest rate risk is monitored using several methodologies, principally financial modeling. The earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2006, a 200 basis point increase in rates would decrease forecasted net interest income over a twelve-month period by approximately 5.3%. A 200 basis point decrease in rates would decrease interest income by 1.6% according to the model.
The changes of the fair value of assets and liabilities and the resulting impact on the fair value of equity are also modeled under different rate scenarios. In the 200 basis point increase scenario, the fair value of equity declines by $26.1 million or 16.6%, which is within the guideline established by the Bank’s Asset/Liability Policy.
The Corporation does not maintain a trading account for any class of financial instrument. Moreover, the Corporation is not subject to foreign currency exchange rate risk or commodity price risk.
The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2006, are shown in the following table.

	INTEREST REPRICING ASSUMPTIONS
	<1 YEAR	1-3 YEARS	3-5 YEARS	5-10 YEARS	10 YEARS AND UP	TOTAL	FAIR VALUE
(Dollars in thousands)
Interest-Sensitive Assets
Total loans	$692,582	$157,360	$153,753	$6,613	$129	$1,010,437	$1,016,976
Investments and other Interest-earning assets	54,170	15,621	81,443	87,735	18,851	257,820	243,364
Interest-Sensitive Liabilities
Checking accounts	$11,451	$12,492	$18,738	$8,432	$938	$52,051	$52,051
Money market accounts	268,964	1,945	2,918	1,313	146	275,286	275,286
Savings accounts	3,335	3,638	5,456	2,456	273	15,158	15,158
Certificates of deposit (1)	381,305	33,379	10,115	700	-	425,499	424,844
Borrowings	257,176	2,186	69,348	10,000	-	338,710	338,859
Junior subordinated debentures payable	-	-	15,465	-	10,310	25,775	27,465

(1) Net of ($312) mark-to-market on swap

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

The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not incurred any losses on its commitments in 2006 or 2005.
A summary of the notional amount of the Bank’s financial instruments with off-balance sheet risk at December 31, 2006, follows:

(Dollars in thousands)	TOTAL
Commitments to extend credit	$215,105
Standby letters of credit and financial guarantees written	4,924
Unused commitments on bankcards	12,751
Total	$232,780

Contractual Obligations and Commitments
The following table sets forth the Corporation’s long-term contractual obligations:

	PAYMENTS DUE PER PERIOD
(Dollars in thousands)	<1 YEAR	1-3 YEARS	3-5 YEARS	THEREAFTER	TOTAL
Certificates of deposit	$381,304	$33,379	$10,115	$700	$425,498
Federal Home Loan Bank advances	32,000	41,000	55,000	115,000	243,000
Operating lease obligations	758	1,515	1,457	7,764	11,494
Junior subordinated debentures payable	-	-	-	25,775	25,775
Total	$414,062	$75,894	$66,572	$149,239	$705,767

At December 31, 2006, the Corporation’s long-term contractual obligations related to debt totaled $268.8 million. See additional discussion under Notes 7 and 8 to the Consolidated Financial Statements for the year ended December 31, 2006.
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
Recently issued accounting pronouncements: In December 2004, the FASB issued No. 123(R), Share-Based Payment, which is a revision of No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes APB Opinion No. 25, which the Corporation had used to report stock options granted to employees and directors. Statement 123(R) requires all share-based payments to employees, including stock options, be recognized in the income statement based on their fair values. The adoption of this accounting standard reduced our earnings per share by $0.02 in 2006.

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

Report of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and subsidiaries (Corporation) as of December 31, 2006 and 2005, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for the three years in the period ended December 31, 2006. We also have audited management's assessment included in the accompanying Management’s Report on Internal Control over Financial Reporting that the Corporation maintained effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these financial statements, an opinion on management's assessment, and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management's assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinion.

The company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company's internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company's assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cascade Financial Corporation and subsidiaries as of December 31, 2006 and 2005, and the results of their operations and cash flows for each of the three years in the period ended December 31, 2006, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, management's assessment that Cascade Financial Corporation and subsidiaries maintained effective internal control over financial reporting as of December 31, 2006, is fairly stated, in all material respects, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Furthermore, in our opinion, Cascade Financial Corporation and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2006, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission.

/s/ Moss Adams LLP
Everett, Washington
March 14, 2007

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
Years ended December 31, 2006, and 2005
	DECEMBER 31,
(Dollars in thousands)	2006	2005
ASSETS
Cash on hand and in banks	$23,707	$16,616
Interest-bearing deposits in other financial institutions	19,172	14,493
Securities available-for-sale	130,656	140,596
Securities held-to-maturity	96,846	95,122
Federal Home Loan Bank (FHLB) stock	11,920	11,920
Loans, net	996,015	867,049
Goodwill	25,195	25,195
Core deposit intangible, net	775	916
Premises and equipment, net	12,003	12,270
Cash surrender value of bank owned life insurance (BOLI)	17,974	17,313
Accrued interest receivable and other assets	10,991	10,294
Total assets	$1,345,254	$1,211,784

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$855,449	$795,768
Federal Home Loan Bank advances	243,000	236,000
Securities sold under agreements to repurchase	95,710	51,058
Junior subordinated debentures payable	25,775	15,212
Advance payments by borrowers for taxes and insurance	703	689
Dividends payable	967	864
Accrued interest payable, expenses, and other liabilities	8,451	7,000
Total liabilities	$1,230,055	$1,106,591

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 500,000 shares;
no shares issued or outstanding	-	-
Common stock, $.01 par value. Authorized 25,000,000 shares;
issued and outstanding 12,093,699 shares at December
31, 2006,and 12,004,734 shares at December 31, 2005	121	120
Additional paid-in capital	39,430	38,125
Retained earnings, substantially restricted	77,952	68,945
Accumulated other comprehensive (loss)	(2,304)	(1,997)
Total stockholders’ equity	115,199	105,193
Total liabilities and stockholders’ equity	$1,345,254	$1,211,784

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2006, 2005, and 2004

	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands, except share amounts)	2006	2005	2004
Interest income:
Loans	$71,104	$57,599	$44,226
Securities held-to-maturity	4,563	4,306	4,292
Securities available-for-sale	6,723	5,534	6,291
FHLB dividends	12	48	436
Interest-bearing deposits	256	315	71
Total interest income	82,658	67,802	55,316
Interest expense:
Deposits	28,576	18,314	11,159
FHLB advances	11,193	11,031	10,601
Securities sold under agreements to repurchase	1,619	733	436
Junior subordinated debentures payable	1,880	1,198	723
Total interest expense	43,268	31,276	22,919
Net interest income	39,390	36,526	32,397
Provision for loan losses	1,000	945	675
Net interest income after provision for loan losses	38,390	35,581	31,722
Other income:
Gain on sale of loans	483	865	228
Gain on sale of securities available-for-sale, net	-	67	510
(Loss) gain on sale of REO, net	(27)	33	82
Checking service fees	3,311	3,124	2,069
Other service fees	1,156	916	704
BOLI	769	764	566
Other	334	564	588
Total other income	6,026	6,333	4,747
Other expenses:
Salaries and employee benefits	12,691	12,114	11,483
Occupancy	3,450	3,323	2,745
Data processing	392	646	448
Marketing	1,094	810	547
B&O tax	1,027	713	487
Merger expense	-	-	356
Other	5,932	5,000	4,251
Total other expenses	24,586	22,606	20,317
Income before provision for income taxes	19,830	19,308	16,152
Provision for income taxes	6,475	6,262	5,367
Net income	$13,355	$13,046	$10,785
Net income per common share, basic	1.11	1.09	0.96
Weighted average number of shares
outstanding, basic	$12,060,191	$11,977,824	$11,190,616
Net income per share, diluted	1.08	1.06	0.93
Weighted average number of shares
outstanding, diluted	$12,363,198	$12,319,873	$11,595,290

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years ended December 31, 2006, 2005, and 2004

					ACCUMULATED
					OTHER	TOTAL
			ADDITIONAL		COMPREHENSIVE	STOCK-
		COMMON	PAID-IN	RETAINED	INCOME	HOLDERS’
(Dollars in thousands, except share amounts)	SHARES	STOCK	CAPITAL	EARNINGS	(LOSS), NET	EQUITY
Balances at December 31, 2003	8,241,288	$82	$11,921	$52,109	$(155)	$63,957
Cash dividends	-	-	-	(2,777)	-	(2,777)
Options exercised, including
related tax benefit	63,865	1	634	-	-	635
Net income	-	-	-	10,785	-	10,785
Shares repurchased	(8,754)	-	(8)	(142)	-	(150)
Other comprehensive loss,
net of tax (benefit) of $(537)	-	-	-	-	(992)	(992)
Issaquah Bank merger	1,263,423	13	24,779	-	-	24,792
Balances at December 31, 2004	9,559,822	96	37,326	59,975	(1,147)	96,250
Cash dividends	-	-	-	(3,260)	-	(3,260)
Options exercised, including					-
related tax benefit	81,019	-	803	-	-	803
Net income	-	-	-	13,046	-	13,046
Shares repurchased	(40,953)	-	(42)	(816)	-	(858)
Other comprehensive income,
net of tax (benefit) of $(457)	-	-	-	-	(850)	(850)
Issaquah Bank merger	3,899	-	62	-	-	62
Balances at December 31, 2005	9,603,787	96	38,149	68,945	(1,997)	105,193
Stock split (5-for-4)	2,410,282	24	(33)	-	-	(9)
Cash dividends	-	-	-	(3,706)	-	(3,706)
Options exercised, including					-
related tax benefit	122,920	1	1,058	-	-	1,059
Stock compensation expense					-
net of tax benefit	-	-	287	-	-	287
Net income	-	-	-	13,355	-	13,355
Shares repurchased	(43,290)	-	(31)	(642)	-	(673)
Other comprehensive income,
net of tax (benefit) of $(165)	-	-	-	-	(307)	(307)
Balances at December 31, 2006	12,093,699	$121	$39,430	$77,952	$(2,304)	$115,199

Comprehensive Income		YEARS ENDED
		DECEMBER 31,
	2006	2005	2004
Net income	$13,355	$13,046	$10,785
Increase in unrealized gain (loss) on securities
available-for-sale, net of tax (benefit)
of $(165), $(452) and $(346).	(307)	(840)	(622)
Increase in unrealized gain on swaps
Available-for-sale, net of tax expense
of $0, $114 and $119.	—	213	232
Less reclassification adjustment for gains on
securities included in net income, net of
tax (benefit) of $0, $(23) and $(173).	—	(44)	(337)
Less reclassification adjustment for gains on
swaps included in net income, net of tax
(benefit) of $0, $(96) and $(137).	—	(179)	(265)
Comprehensive income	$13,048	$12,196	$9,793

 (See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2006, 2005, and 2004
	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands)	2006	2005	2004
Cash flows from operating activities:
Net income	$13,355	$13,046	$10,785
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	1,917	1,874	1,553
Provision for losses on loans	1,000	945	675
Increase in cash surrender value of bank owned life insurance	(661)	(663)	(488)
Amortization of retained servicing rights	6	30	40
Amortization of core deposit intangible	141	141	70
Deferred income taxes	178	(150)	(100)
Deferred loan fees, net	(9)	748	516
Gain on sale of loans	(483)	(865)	(228)
Stock-based compensation	287	-	-
Excess tax benefits from stock-based compensation	(314)	(301)	(199)
Net gain on sales of securities available-for-sale	-	(67)	(510)
Loss on sales of premises and equipment	-	-	6
Net loss (gain) on sale of real estate owned, investment property
and other repossessed assets	27	(33)	(82)
Federal Home Loan Bank stock dividend received	-	(48)	(436)
Net change in accrued interest receivable and other assets	(562)	(156)	6,945
Net change in accrued interest payable, expenses
and other liabilities	1,764	2,392	227
Net cash provided by operating activities	16,646	16,893	18,774
Cash flows from investing activities:
Loans originated, net of principal repayments	(133,462)	(71,352)	(230,120)
Purchases of securities held-to-maturity	(3,434)	(10,054)	(35,436)
Proceeds from sales/calls on securities held-to-maturity	-	-	26,095
Principal repayments on securities held-to-maturity	2,020	6,271	4,876
Principal repayments on securities available-for-sale	15,184	22,318	31,471
Purchases of securities available-for-sale	(5,716)	(58,289)	(93,167)
Proceeds from sales of securities available-for-sale	-	6,488	127,261
Purchases of premises and equipment	(1,846)	(1,345)	(5,802)
Proceeds from sales/retirements of premises and equipment and REO	269	25	5
Proceeds from loan participations sold	3,988	(1,747)	446
Cash used for acquisition	-	-	(9,546)
Purchase of bank owned life insurance	-	-	(5,000)

Net cash used in investing activities	(122,997)	(107,685)	(188,917)
Subtotal, carried forward	$(106,351)	$(90,792)	$(170,143)

(See accompanying notes to consolidated financial statements.)

Consolidated Statements of Cash Flows, Continued

	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands)	2006	2005	2004

Subtotal, brought forward	$(106,351)	$(90,792)	$(170,143)
Cash flows from financing activities:
Proceeds from issuance of common stock	736	564	436
Dividends paid	(3,603)	(3,163)	(2,589)
Repurchase of common stock	(673)	(858)	(150)
Excess tax benefits from stock-based compensation	314	301	199
Net increase in deposits	59,681	73,860	157,594
Net increase in Federal Home Loan Bank advances	7,000	8,000	28,000
Net increase (decrease) in securities sold under agreements
to repurchase	44,652	30,156	(19,009)
Net increase (decrease) in advance payments by borrowers
for taxes and insurance	14	12	(380)
Proceeds from junior subordinated debentures payable	10,000	-	5,000
Net cash provided by financing activities	118,121	108,872	169,101
Net increase (decrease) in cash and cash equivalents	11,770	18,080	(1,042)
Cash and cash equivalents at beginning of period	31,109	13,029	14,071
Cash and cash equivalents at end of period	$42,879	$31,109	$13,029

Supplemental disclosures of cash flow information -
Cash paid during the period for:
Interest	$40,241	$30,642	$21,326
Income taxes	6,700	4,716	5,802

Supplemental schedule of non-cash investing activities:
Net mortgage loans transferred to real estate owned	-	-	1,339
Mark-to-market on securities available-for-sale	472	1,308	1,529
Issaquah Bank merger	-	-	24,792

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(a) Basis of Presentation
The consolidated financial statements include the accounts of the Corporation, its subsidiaries, Cascade Bank (the “Bank”) and the Bank’s subsidiary, Cascade Investment Services, Inc. All significant intercompany balances and transactions have been eliminated in the consolidation. In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, which replaced FIN 46. Historically, issuer trusts that issued trust preferred securities (junior subordinated debentures payable) have been consolidated by their parent companies and trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve Board (FRB) rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries.
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

(c) Interest-Bearing Deposits with Financial Institutions
Interest-bearing deposits with other financial institutions are carried at cost and include interest-bearing deposits at the Federal Home Loan Bank. At times throughout the year, the Bank has balances that exceed FDIC insurance limits.

(d) Federal Home Loan Bank (FHLB) Stock
As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Bank's investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. During 2002, the FHLB revised its capital structure from the issuance of one class of stock to two, B (1) and B (2) stock. Class B (1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale and redemption. Class B (2) is not a required investment for institutions and is not restricted to purchase and sale, but has the same redemption restrictions as Class B (1) stock. Included in the balance sheet as of December 31, 2006, and 2005, the Bank has $11,920 and $0 of Class B (1) and B (2) stock.

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

(f) Mortgage Servicing Rights
Servicing assets are recognized when rights are acquired through the sale of mortgage loans or when the Bank originates and sells mortgage loans and retains the servicing. Loans serviced for others are not included in the accompanying consolidated balance sheets. In 2006, the Bank sold $34.1 million of commercial real estate and multifamily loans and retained the servicing. In the two previous years the Bank had not retained the servicing on any loans sold. Capitalized servicing rights are reported in other assets. Mortgage loans serviced for others include whole loans sold. Loans being serviced totaled $39.0 million and $15.6 million at December 31, 2006, and 2005, respectively. Included in the 2005 total is $9.2 million of loans serviced on a short-term interim servicing agreement.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal; or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

(g) Marketing Costs
The Bank expenses most marketing costs as they are incurred but some marketing costs are capitalized and amortized over the useful life of the expenditure. Marketing expense was $1.1 million, $810, and $547 for the years ended December 31, 2006, 2005, and 2004, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(h) Comprehensive Income
Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-
sale and certain derivative instruments. Comprehensive income is presented with the consolidated statement of shareholders’ equity.

(i) Segment Reporting
The Corporation’s sole operating subsidiary is Cascade Bank, which is managed along four major lines of business: business banking, retail banking, construction lending and income property lending. The financial performance of these business lines is measured by the Corporation’s profitability reporting processes, which utilize various management accounting techniques to ensure that each business line’s financial results reflect the underlying performance of that business. The Bank’s operations are solely in the financial services industry and include providing to its customers traditional banking and other financial services. The administrative group, although not considered a line of business, is responsible for the management of investments, interest rate risk, marketing, data processing, as well as regulatory and stockholder reporting. The Bank operates primarily in the Puget Sound geographical region of Washington state.

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

Goodwill and other intangible assets consisted of the following at December 31, 2006 and 2005:

	GROSS CARRYING AMOUNT
Intangible assets carrying value	2006	2005
Core deposit intangible, net	$775	$916
Goodwill	25,195	25,195
Total	$25,970	$26,111

Amortization and write-downs of intangible assets for 2006 and 2005, was as follows:

	AMORTIZATION AND WRITE-DOWN YEARS ENDED DECEMBER 31
Intangible assets amortization and impairment	2006	2005
Core deposit intangible	$141	$141
Mortgage servicing rights	6	30
Total	$147	$171

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Estimated existing intangible asset amortization for the next five years is as follows:

Estimated amortization expense
For year ended 12/31/07	$199
For year ended 12/31/08	178
For year ended 12/31/09	167
For year ended 12/31/10	160
For year ended 12/31/11	154

(l) Loans
Almost all of the Corporation's loans are located in Washington state, primarily in the Puget Sound Region. At December 31, 2006, the Corporation's loans were classified as one-to-four-family residences (9%), multifamily residences (3%), real estate construction (29%), business assets (44%), consumer assets (3%), and non-owner occupied commercial real estate properties (12%). Accordingly, the ultimate collectibility of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound Region.
Business banking loans comprise 44% of the total loan portfolio. Most of the business banking loans are secured with collateral such as commercial property, business inventories, accounts receivable, equipment and personal property of the borrowers and/or guarantors. At December 31, 2006, $22.3 million in commercial real estate loans were unsecured. Home equity loans and Lines of Credit account for the majority of the consumer loan portfolio.
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
Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loans' yield over the contractual life of the loan using the interest method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sale of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are recognized as interest income or expense.
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
The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful, substandard or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
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

(m) Sales of Loans
Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans originated and designated as held-for-sale are intended for sale in the secondary market and are carried at the lower of cost or estimated fair value in the aggregate. Gains or losses on the sale of such loans are based on the specific identification method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. The Bank held $311 in loans held for sale at December 31, 2006, and $539 loans held for sale at December 31, 2005. Loans are sold without recourse on a best efforts, servicing released basis. In December 2006, the Bank sold $34.1 million in commercial and multifamily loans in which the servicing was retained.

(n) Securities
Debt and equity securities, including MBS, may be classified as trading, available-for-sale, or held-to-maturity. Securities classified as trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Corporation has the ability, and it is management’s intention, to hold held-to-maturity securities until maturity. Investments with fair values that are less than the amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, interest rate trends, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery of fair value. If negative evidence outweighs positive evidence that the carrying amount is recoverable within a reasonable period of time, the impairment is deemed to be other-than-temporary and the security is written down in earnings as a realized loss in the period in which such determination is made. Gains and losses on the sale of securities are recorded on the settlement date and are determined based on the specific identification method.

(o) Real Estate Owned
Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Development, improvement and direct holding costs related to the property are capitalized. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. Real estate owned at December 31, 2006, and December 31, 2005, was $0, and $0, respectively.

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(q) Income Taxes
We account for income taxes in accordance with SFAS No. 109 “Accounting for Income Taxes” (“SFAS 109”), under the liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the Consolidated Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. When circumstances warrant, we assess the likelihood that our net deferred tax assets will more likely than not be recovered from future projected taxable income.

(r) Stock-Based Compensation
The Corporation previously accounted for its stock option plan in accordance with the provisions of Accounting
Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees. Effective January 1, 2006, the Corporation adopted Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment,” (“SFAS 123(R)”) using the modified prospective method. Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. See Note 15 to the Consolidated Financial Statements for a further discussion on stock-based compensation.

(s) Interest Rate Swap Agreements
For asset/liability management purposes, the Corporation uses interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various instruments. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. Such derivatives are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.
Interest rate swap agreements are utilized to convert a portion of variable-rate debt to a fixed-rate (cash flow hedge), or to convert a portion of fixed-rate assets to a variable-rate (fair value hedge).
Under SFAS No. 133, as amended, the gain or loss on a swap designated and qualifying as a fair value hedging instrument, as well as the offsetting gain or loss on the hedged item attributable to the risk being hedged, is recognized currently in earnings in the same accounting period. The effective portion of the gain or loss on a swap designated and qualifying as a cash flow hedging instrument is reported as a component of other comprehensive income. The ineffective portion of the gain or loss on the swap instrument, if any, is recognized in current earnings.
Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities. Those swaps that do not meet the hedging criteria discussed below would be recorded at fair value with changes in fair value recorded in current income. Swaps must meet specific effectiveness tests (e.g., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives contracts would be closed out and settled or mark-to-market through income.
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
Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheet and measured at fair value.

(t) Off-Balance Sheet Credit Related Financial Instruments
In the ordinary course of business, the Corporation enters into commitments to extend credit, including commitments under lines of credit, bank cards, letters of credit, and standby letters of credit and guarantees. Such financial instruments are recorded when they are funded.

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

(w) Earnings Per Share
Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options, and are determined using the treasury stock method.

(x) Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 158, "Employers' Accounting for Defined Benefit Pension and other Post-retirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R)." This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit post-retirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. SFAS No. 158 is not expected to have a material impact on the Company.
In September 2006, the FASB issued SFAS No. 157, "Fair Value Measurements." This Statement defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. This Statement applies under other accounting pronouncements that require or permit fair value measurements. Accordingly, this Statement does not require any new fair value measurements. This Statement is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. SFAS No. 157 is not expected to have a material impact on the Company.
In June 2006, the FASB issued Interpretation No. 48 “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”). FIN 48 is effective as of the beginning of the first annual period beginning after December 15, 2006. FIN 48 defines the threshold for recognizing the tax benefits of a tax return filing position in the financial statements as “more-likely-than-not” to be sustained by the taxing authority. This is different than the accounting practice currently followed by the Company, which is to recognize the best estimate of the impact of a tax position only when the position is “probable” of being sustained on audit based solely on the technical merits of the position. The term “probable” is consistent with the use of the term in SFAS No. 5 “Accounting for Contingencies,” to mean that “the future event or events are likely to occur.” Cascade has analyzed its tax positions and does not believe that any tax positions would not rise to the level of more likely than not and therefore FIN 48 is not expected to have a material impact on the Company.

(2) Restricted Assets
Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances as either cash on hand, in the vault or on deposit with the Federal Reserve Bank. The minimum reserve balance as of December 31,
2006, and 2005, was approximately $5,629 and $3,494, respectively.

(3) Securities
A summary of securities at December 31, 2006, and December 31, 2005, follows:

	DECEMBER 31, 2006
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$38,428	$47	$3	$(18)	$(713)	$37,747
Agency notes	95,772	-	-	-	(2,863)	92,909
	$134,200	$47	$3	$(18)	$(3,576)	$130,656

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

	DECEMBER 31, 2006
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$25,218	$7	$-	$(14)	$(873)	$24,338
Agency notes	70,853	-	-	(24)	(2,406)	68,423
Corporate/other	775	-	-	-	-	775
	$96,846	$7	$-	$(38)	$(3,279)	$93,536

	DECEMBER 31, 2005
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$47,847	$16	$14	$(71)	$(383)	$47,423
Agency notes	95,822	-	-	(2,258)	(391)	93,173
	$143,669	$16	$14	$(2,329)	$(774)	$140,596

	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$23,830	$-	$8	$(188)	$(601)	$23,049
Agency notes	70,827	-	-	(376)	(1,845)	68,606
Corporate/other	465	-	-	-	-	465
	$95,122	$-	$8	$(564)	$(2,446)	$92,120

At December 31, 2006, Cascade had 31 securities with a gross unrealized loss totaling $3.6 million in our available-for-sale portfolio with a fair value of $113.0 million that had an unrealized loss for greater than one year and 21 held-to-maturity securities with a gross unrealized loss totaling $3.3 million with a fair value of $87.0 million that have had an unrealized loss for more than one year. The majority of the impairment on available-for-sale securities was in the Agency Notes category, which accounted for 81% of the total impairment. As of December 31, 2006, the Bank had 35 available-for-sale and 23 held-to-maturity securities included in the temporarily impaired report, compared to 5 available-for-sale and 3 held-to-maturity with unrealized gains. The temporary impairment was less than 3% of the total book value of investments. Temporarily impaired securities are a result of an increase in interest rates and are expected to regain their value as the securities near maturity and/or market rates decline; other-than-temporarily impaired securities are a result of contractual failure by the issuer and are not expected to rebound and are considered not collectable. At December 31, 2006, the Bank had no securities with other-than-temporary impairments.
Certain investment securities shown above currently have fair values less than amortized cost and therefore contain unrealized losses. The Corporation has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. All are rated AAA for credit quality by at least one major rating agency. The decline in value is not related to any company or industry specific event. The Corporation anticipates full recovery of amortized cost with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.
As of December 31, 2006, and 2005, the Corporation was required to maintain 79,050 and 100,122 shares, respectively, of $100 par value FHLB stock.
Accrued interest receivable on securities and interest-bearing deposits was $2,318 and $2,214 at December 31, 2006, and 2005, respectively.
Proceeds from the sale of securities available-for-sale including calls on securities held-to-maturity and gross realized gains and losses are summarized as follows for the year ended December 31, 2006, 2005, and 2004.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

	PROCEEDS	GAINS	LOSSES
Year ended December 31, 2006	$-	$-	$-
Year ended December 31, 2005	6,488	68	(1)
Year ended December 31, 2004	153,356	510	-

The following table shows the contractual or expected maturities of the Corporation’s securities available-for-sale at December 31, 2006:

	WITHIN ONE	ONE TO	OVER FIVE TO	OVER TEN
	YEAR	FIVE YEARS	TEN YEARS	YEARS	TOTAL
Amortized Cost
MBS	$1,464	$28,991	$6,010	$1,963	$38,428
Agency notes	$-	$47,970	$47,747	$55	$95,772
Total amortized cost	$1,464	$76,961	$53,757	$2,018	$134,200

Fair Value
MBS	$1,462	$28,630	$5,841	$1,814	$37,747
Agency notes	$-	$47,125	$45,729	$55	$92,909
Total fair value	$1,462	$75,755	$51,570	$1,869	$130,656

The following table shows the contractual or expected maturities of the Corporation’s securities held-to-maturity at December 31, 2006:

	WITHIN ONE	ONE TO	OVER FIVE TO	OVER TEN
	YEAR	FIVE YEARS	TEN YEARS	YEARS	TOTAL
Amortized Cost
MBS	$-	$-	$-	$25,218	$25,218
Agency notes	-	16,000	17,898	36,955	70,853
Corporate/other	-	-	-	775	775
Total amortized cost	$-	$16,000	$17,898	$62,948	$96,846

Fair Value
MBS	$-	$-	$-	$24,338	$24,338
Agency notes	-	15,717	17,390	35,316	68,423
Corporate/other	-	-	-	775	775
Total fair value	$-	$15,717	$17,390	$60,429	$93,536

Securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. The fair value of securities pledged as collateral to secure public deposits were $54.2 million at December 31, 2006, and $17.0 million at December 31, 2005. The fair value of securities of $41.0 million were pledged to the FHLB at December 31, 2006, and $99.6 million at December 31, 2005. The fair value of securities pledged to fund repurchase agreements were $109.1 million at December 31, 2006, and $57.2 million at December 31, 2005. The fair value of securities of $956 was also pledged to third parties as collateral for derivative contracts at December 31, 2006.

(4) Loans and Allowance for Loan Losses
A summary of loans at December 31, 2006, and 2005, follows:

	DECEMBER 31,	DECEMBER 31,
	2006	2005
Residential	$96,350	$95,429
Multifamily	34,719	52,057
Commercial real estate	119,298	141,109
Construction(1)	289,993	165,957
Business banking	442,391	394,034
Consumer	27,686	32,160
Total loans	1,010,437	880,746
Deferred loan fees, net	(3,434)	(3,443)
Allowance for loan losses	(10,988)	(10,254)
Loans	$996,015	$867,049
Loans serviced for others	$39,032	$15,598

(1) Construction loans are net of loans in process

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The increase in loans serviced for others was due to a $34.1 million sale of multifamily and commercial loans in December.
Accrued interest on loans was $5,281 and $4,078 at December 31, 2006, and December 31, 2005, respectively. Loans to officers and directors totaled $311 at December 31, 2006, $300 at December 31, 2005, and $2.7 million at December 31, 2004. Repayments totaling $6, $39, and $502 were received and additional advances of $17, $17, and $0 were made for the years ended December 31, 2006, 2005, and 2004, respectively. Additionally, in 2006, $2.3 million in loans were excluded since the director previously included was no longer affiliated with the Bank.
At December 31, 2006, the composition of the loan portfolio was as follows:

	FIXED	VARIABLE	ADJUSTABLE
	RATE	RATE (1)	RATE
Term to maturity
Less than one year	$22,809	$209,602	$7,874
1-3 years	74,309	98,842	11,363
3-5 years	41,101	834	13,623
5-10 years	111,120	19,121	234,702
10-20 years	6,740	4,041	25,053
Over 20 years	5,684	13,338	110,281
Total	$261,763	$345,778	$402,896

(1)	Variable includes all Prime, LIBOR, or Treasury indexed loans with a repricing frequency of three months or less

Nonaccrual loans totaled $851, $1,987, and $532, respectively, at December 31, 2006, December 31, 2005, and December 31, 2004. If interest on these loans had been recognized, such income would have been $27, $82, and $2 respectively, for the periods ended December 31, 2006, 2005, and 2004. The Corporation has no commitments to extend additional credit on loans that are nonaccrual. At December 31, 2006, 2005, and 2004, loans totaling $9,396, $17,485, and $9,319, were adversely classified loans, for which there were $46 in allocated allowances. The $46 allocated allowance was on one loan with a principal balance of $105. Of the adversely classified loans, $223, $1,511, and $166 were under foreclosure. The average balance of adversely classified loans for the year ended December 31, 2006, and December 31, 2005, respectively, was $13,826, and $13,130 and the Corporation recognized $759, and $760 of related interest income on such loans during the time such loans were adversely classified.
At December 31, 2006, 2005, and 2004, impaired loans totaled $859, $1,987, and $644, respectively. The average balance during the years ended December 31, 2006, 2005 and 2004 were $796, $1,226, and $1,089, respectively. The allowance for loan losses related to these loans was approximately $401 in 2006, $801 in 2005, and $269 in 2004. Interest collected on these loans in cash and included in income was not considered significant for 2006, 2005, and 2004. If interest on these loans had been accrued, the additional amount of such income would not have been significant for 2006, 2005, and 2004. At December 31, 2006, there were no commitments to lend additional funds to borrowers whose loans were classified as impaired.
At December 31, 2006, and December 31, 2005, the Bank had no loans that were 90 days or more past due and still accruing.
At December 31, 2006, the Corporation had outstanding commitments of $4,541 to fund loans with fixed interest rates and $16,871 for loans with adjustable rates.
The Corporation had non-mandatory forward commitments totaling $364 and $157 to sell loans into the secondary market at December 31, 2006, and December 31, 2005, respectively.
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
Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank did not incur any significant losses on its commitments in 2006 or 2005.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

At December 31, 2006, and 2005, the following financial instruments with off-balance sheet risk were outstanding:

	2006	2005
Commitments to grant loans(1)	$18,203	$26,742
Unfunded commitments under lines of credit/loans in process	196,902	189,573
Standby letters of credit and financial guarantees written	4,924	5,241
Unused commitments on bankcards	12,751	11,873
Total	$232,780	$233,429

(1)	Excludes $3.2 million in commitments to originate/sell loans into the secondary market as of December 31, 2006, and $197 as of December 31, 2005

A summary of the allowance for losses on loans follows:

	YEARS ENDED DECEMBER 31,
	2006	2005	2004
Balances at beginning of year	$10,254	$9,563	$7,711
Issaquah Bank allowance assumed	-	-	1,395
Provision for loss	1,000	945	675
Recoveries	148	266	223
Charge-offs	(414)	(520)	(441)
Balances at end of year	$10,988	$10,254	$9,563

(5) Premises and Equipment
A summary of premises and equipment follows:

	ESTIMATED	DECEMBER 31,	DECEMBER 31,
	USEFUL LIVES	2006	2005
Land		$2,577	$2,577
Buildings	40 years	10,936	10,703
Leasehold improvements	Lease term	2,229	2,186
Furniture and equipment	2-10 years	14,679	13,305
		30,421	28,771
Accumulated depreciation and amortization		(18,418)	(16,501)
		$12,003	$12,270

Total depreciation and amortization expense was $1,917, $1,874, and $1,553 for the years ended December 31, 2006, 2005, and 2004, respectively.
The Bank leases space for various branches. These leases run for a period ranging from 2 to 12 years and allow for established rent increases each year. Generally these leases require the Bank to pay all taxes, maintenance and utility costs, as well as maintain certain types of insurance. The annual lease commitments at December 31, 2006, are as follows:

Years ending December 31,	2007	$693
	2008	693
	2009	693
	2010	664
	2011	664
	Thereafter	6,796
		$10,203

Rental expense charged to operations was approximately $693, $642, and $482 for the years ended December 31, 2006, 2005, and 2004, respectively.

(6) Deposits
Deposits at December 31, 2006, and 2005, are summarized as follows:

	DECEMBER 31,	DECEMBER 31,
	2006	2005
Noninterest-bearing checking accounts	$87,456	$80,402
Interest-bearing checking accounts	52,051	40,066
Money market deposit accounts	275,286	181,621
Savings accounts	15,158	15,169
Certificates of deposit	425,498	478,510
	$855,449	$795,768

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Time deposit accounts in amounts of $100 thousand or more totaled $257.0 million and $294.2 million at December 31, 2006, and December 31, 2005, respectively. Deposits by executive officers and directors totaled $2.3 million at December 31, 2006, and $4.0 million at December 31, 2005.

		DEPOSIT ACCOUNTS
	WEIGHTED AVERAGE	WITH BALANCES	ACCRUED INTEREST
	INTEREST RATE	IN EXCESS	PAYABLE ON
	ON DEPOSITS	OF $100,000	DEPOSITS
December 31, 2006	3.86%	$552,522	$5,176
December 31, 2005	2.89	479,480	1,952

A summary of interest expense on deposits follows:

	YEARS ENDED DECEMBER 31,
	2006	2005	2004
Checking and money market accounts	$9,160	$3,500	$1,965
Savings accounts and time deposits	19,416	14,814	9,194
	$28,576	$18,314	$11,159

Maturities of time deposits at December 31, 2006, are as follows:

Years ending December 31,	2007	$381,305
	2008	33,378
	2009	5,098
	2010	3,845
	2011	1,172
	Thereafter	700
		$425,498

(7) Junior Subordinated Debentures Payable (Trust Preferred Securities)
On March 1, 2000, $10.3 million of 11% junior subordinated debentures payable due March 1, 2030, were issued by a wholly owned business Trust whose common equity is 100% owned by Cascade Financial Corporation, Cascade Capital Trust I. The Trust exists for the exclusive purposes of issuing and selling the junior subordinated debentures payable, using the proceeds from the sale of the capital securities to acquire junior subordinated debentures payable, issued by Cascade Financial Corporation, and engaging in only those other activities necessary, advisable or incidental to the above. The Corporation used the proceeds for general corporate purposes including stock repurchases and investment in its subsidiary bank. As a result of the adoption of FIN 46R, we deconsolidated the Trust and all periods in the consolidated financial statements have been restated to reflect this change. The $10.3 million of junior subordinated debentures payable issued by the Corporation to the Trust were reflected as junior subordinated debentures payable in the consolidated balance sheet at December 31, 2005, and 2004. The junior subordinated debentures payable will mature on March 1, 2030 unless redeemed prior to such date if certain conditions are met. The Trust will redeem the trust preferred securities when we pay the junior subordinated debentures payable at maturity or upon any earlier redemption of the junior subordinated debentures payable.
In October 2003, Cascade entered into an interest rate swap agreement with a third party as a hedge of the interest rate on the Corporation’s junior subordinated debentures payable. Under the terms of the agreement, Cascade received an 11% fixed-rate and paid a floating-rate of USD-six month LIBOR-BBA plus 520 basis points. The unrealized loss on the interest rate swap was $253 as of December 31, 2005. The swap was terminated in December 2006 at a loss of $150.
On December 15, 2004, the Corporation issued $5.2 million in junior subordinated debentures payable, Cascade Capital Trust II. These securities have a fixed coupon of 5.82% for the first 5 years and then float at 3-month LIBOR plus 1.90% for the remaining 25 years. The securities are callable at par after 5 years. These securities are considered Tier 1 capital by financial institution regulators.
On March 30, 2006, the Corporation issued an additional $10.3 million in junior subordinated debentures payable, Cascade Capital Trust III. These securities have a fixed coupon of 6.50% for the first 5 years and then float, if not called, at 3-month LIBOR plus 1.40% for the remaining 25 years. These debentures are also considered Tier 1 capital for regulatory purposes.
The junior subordinated debentures payable issued under Cascade Capital Trust II and III incorporate the same structure for the same purposes as Cascade Capital Trust I.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(8) FHLB Advances
FHLB advances are summarized as follows:

	DECEMBER 31,		DECEMBER 31,
	2006		2005
		WEIGHTED		WEIGHTED
		AVERAGE		AVERAGE
		INTEREST		INTEREST
MATURITY DATE	AMOUNT	RATE	AMOUNT	RATE
At December 31,
2006	$-	-%	$23,000	4.65%
2007(1)	32,000	5.87	22,000	6.06
2008	2,000	3.51	2,000	3.51
2009(2)	39,000	5.00	39,000	4.31
2010	45,000	5.83	60,000	5.32
2011	10,000	3.88	10,000	3.88
Thereafter(3)	115,000	4.04	80,000	3.38
	$243,000	4.76%	$236,000	4.42%
(1)	Includes $10,000 tied to 1 month LIBOR
(2)	Includes $25,000 tied to 3 month LIBOR
(3)	Includes $65,000 tied to 3 month LIBOR

	YEARS ENDED DECEMBER 31,
	2006	2005
Maximum amount of outstanding FHLB advances at any month-end	$256,000	$251,000
Average amount of outstanding FHLB advances during the year	237,888	239,896

The Corporation had $143.0 million in fixed-rate advances as of December 31, 2006, where the FHLB has the option to convert these advances to variable-rate advances after a specified period.
At December 31, 2006, the Bank had an unused Line of Credit from the FHLB-Seattle of $231.0 million subject to the availability of eligible collateral. The Bank’s credit line with the FHLB-Seattle is 35% of total assets, or up to approximately $474.0 million and is subject to certain collateral requirements.
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
Securities sold under agreements to repurchase the same securities consist of agency notes and/or mortgage-backed securities summarized as follows:

			UNDERLYING SECURITIES
		WEIGHTED	BOOK VALUE,
		AVERAGE	INCLUDING
	BALANCE	INTEREST	ACCRUED	MARKET
	OUTSTANDING	RATE	INTEREST	VALUE
December 31, 2006	$95,710	1.42%	$113,026	$109,145
December 31, 2005	51,058	1.68	58,950	57,200

Financial data pertaining to repurchase agreements follows:

	YEARS ENDED DECEMBER 31,
	2006	2005
Maximum amount of outstanding agreements at any month-end	$96,007	$51,058
Average amount of outstanding agreements during the year	81,284	24,051

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The Corporation used $95.0 million of repurchase agreements that adjust to a spread under three-month LIBOR for periods ranging from six months to one year and then adjust to a fixed-rate for the remainder of the agreement unless the lender terminates the agreement.
The Bank has Fed funds borrowing lines with three of its correspondent banks. One line is for $15.0 million and matures July 1, 2007. The other two facilities are for $10.0 million; one matures June 30, 2007, and the other has no maturity date. Interest rates for these lines are quoted at the time of borrowing and are subject to certain collateral requirements. The Bank used each of these lines during the year. The Bank also has the ability to borrow from the Federal Reserve Bank of San Francisco based on the amount of collateral pledged. As of December 31, 2006, there were no outstanding balances on any of these lines.

(10) Income Taxes
Income tax expense (benefits) includes the following components:

	YEARS ENDED
	DECEMBER 31,
	2006	2005	2004
Current	$6,297	$6,412	$5,467
Deferred	178	(150)	(100)
	$6,475	$6,262	$5,367

As required by SFAS 109, we continually review the likelihood that deferred tax assets will be realized in future tax periods under the more likely than not criteria. In making this judgment SFAS 109 requires that all available evidence, both positive and negative, should be considered to determine whether, based on the weight of that evidence, a valuation allowance is required. As of December 31, 2006, we had $4.6 million of deferred tax assets and net deferred tax assets (after deferred tax liabilities) of $555 related to the U.S. tax jurisdictions whose recoverability is dependent upon future profitability.
In the future, our effective tax rate could be adversely affected by several factors, many of which are outside of our control. Our effective tax rate is affected by the proportion of revenues and income before taxes in the various domestic and international jurisdictions in which we operate. Further, we are subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which we operate, as well as the requirements, pronouncements and rulings of certain tax, regulatory and accounting organizations. We estimate our annual effective tax rate each quarter based on a combination of actual and forecasted results of subsequent quarters. Consequently, significant changes in our actual quarterly or forecasted results may impact the effective tax rate for the current or future periods.
For the year ended December 31, 2006, the Corporation's effective tax rate was 32.7% compared to 32.4% for the year ended December 31, 2005. Decreased tax benefits related to interest on tax exempt loans and increases in cash surrender value of bank owned life insurance comprised the significant portion of the differences in the effective tax rates between the two years.
Income tax expense differs from that computed by applying the U.S. federal income tax rate of 35% to pretax income for the years ended December 31st as a result of the following:

	2006	2005	2004
Computed “expected” tax expense	$6,941	$6,758	$5,588
Bank owned life insurance (BOLI)	(231)	(232)	(169)
Tax exempt interest	(341)	(284)	(69)
Nondeductible acquisition cost	-	-	122
Nondeductible option cost	101	-	-
Other, net	5	20	(105)
	$6,475	$6,262	$5,367

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The following table presents major components of the net deferred tax asset (liability) resulting from differences between financial reporting and tax bases at December 31, 2006, and December 31, 2005:

	DECEMBER 31,	DECEMBER 31,
	2006	2005
Deferred tax assets:
Securities available-for-sale	$1,240	$1,075
Loans	3,316	3,087
Gross deferred tax assets	4,556	4,162
Deferred tax liabilities:
Deferred loan fees	(1,660)	(1,221)
Core deposit intangible	(267)	(317)
Premises and equipment	(203)	(204)
FHLB stock	(1,732)	(1,732)
Other	(139)	(120)
Gross deferred tax liabilities	(4,001)	(3,594)
Net deferred tax asset	$555	$568

A valuation allowance for deferred tax assets was not considered necessary at December 31, 2006 or 2005. Management believes the Corporation will fully realize its total deferred income tax assets as of December 31, 2006, and 2005, based upon its total deferred income tax liabilities, previous taxes paid and its current and expected future levels of taxable income.

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

	YEARS ENDED DECEMBER 31, (unaudited)
	2004	2003
Net interest income	$34,736	$32,736
Provision for credit losses	700	1,465
Noninterest income	4,983	6,030
Noninterest expense	22,818	21,075
Income before provision for income taxes	16,201	16,226
Provision for income taxes	5,379	5,088
Net income	$10,822	$11,138

Basic earnings per share	$0.97	$0.94
Diluted earnings per share	$0.94	$0.92

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
$356

(12) Earnings Per Share
The following table presents EPS information:

	YEARS ENDED
	DECEMBER 31,
	2006	2005	2004
Net income	$13,355	$13,046	$10,785
Common shares outstanding (basic)	12,060,191	11,977,824	11,190,616
Effect of dilutive stock options	303,007	342,049	404,674
Common shares outstanding (diluted)	12,363,198	12,319,873	11,595,290

EPS, basic	$1.11	$1.09	$0.96
EPS, diluted	1.08	1.06	0.93

For purposes of calculating basic and diluted earnings per share, the numerator of net income is the same. There were outstanding options to purchase 196,554, 143,939, and 136,544 shares of common stock at December 31, 2006, December 31, 2005, and December 31, 2004, respectively, that are considered non-dilutive and have been excluded from the above calculation. Non-dilutive options have an exercise price that is greater than the current market price of the stock.

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2006, and 2005, that the Corporation and the Bank met all capital adequacy requirements to which they are subject. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables. There are no conditions or events since the notification that management believes have changed the Bank's category.
At December 31, 2006, banking regulations required institutions to have a minimum total risk-based capital to risk-weighted assets ratio of 8% and a Tier 1 (core) capital to adjusted total assets ratio of 4%.
At December 31, 2006, the Bank was in compliance with the regulatory requirements for well-capitalized institutions.
As of December 31, 2006, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

			MINIMUM
			REQUIREMENTS
			FOR CAPITAL		WELL-CAPITALIZED
	ACTUAL		ADEQUACY		REQUIREMENTS
CASCADE BANK	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2006:
Total risk-based capital to risk-weighted assets (1)	$127,132	11.20%	$90,816	8.00%	$113,521	10.00%
Tier I (core) capital to risk-weighted assets	116,144	10.23	45,408	4.00	68,112	6.00
Tier I (core) capital to average total assets	116,144	8.96	51,850	4.00	64,813	5.00
December 31, 2005:
Total risk-based capital to risk-weighted assets (1)	$105,401	10.77%	78,277	8.00%	97,846	10.00%
Tier I (core) capital to risk-weighted assets	95,147	9.72	39,138	4.00	58,707	6.00
Tier I (core) capital to average total assets	95,147	8.15	$46,718	4.00	$58,397	5.00

The Corporation, as a bank holding company regulated by the Federal Reserve, is also subject to capital requirements that are similar to those for Cascade Bank.

			MINIMUM
			REQUIREMENTS
			FOR CAPITAL		WELL-CAPITALIZED
	ACTUAL		ADEQUACY		REQUIREMENTS
CASCADE FINANCIAL CORP	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2006:
Total risk-based capital to risk-weighted assets (1)	$127,504	11.22%	$90,935	8.00%	$113,668	10.00%
Tier I (core) capital to risk-weighted assets	116,516	10.25	45,467	4.00	68,201	6.00
Tier I (core) capital to average total assets	116,516	8.99	51,850	4.00	64,813	5.00
December 31, 2005:
Total risk-based capital to risk-weighted assets (1)	$106,332	10.86%	$78,326	8.00%	97,907	10.00%
Tier I (core) capital to risk-weighted assets	96,078	9.81	39,163	4.00	58,744	6.00
Tier I (core) capital to average total assets	96,078	8.23	46,718	4.00	$58,397	5.00

(1)   The FDIC and the Federal Reserve require institutions to maintain Tier I capital of not less than one-half of total capital

(14) Mortgage Servicing Rights
The increase in mortgage servicing rights is the result of the $34.1 million loan sale, servicing retained, in December 2006. A summary of capitalized mortgage servicing rights, included in other assets, at December 31, 2006, and December 31, 2005, follows:

	DECEMBER 31,	DECEMBER 31,
	2006	2005
Balance at beginning of year	10	40
Additions	170	-
Amortization	(6)	(30)
Allowance for losses	-	-
Balance at end of year	174	10

The fair value of servicing rights was determined using a discount rate of 12% and a prepayment speed of 400%.

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
The Corporation contributed $313, $287, and $290 to the plan for the years ended December 31, 2006, 2005, and 2004, respectively.

(b) Employee Stock Ownership Plan
The Corporation established an employee stock ownership plan (ESOP) which became effective on July 1, 1992, for employees of the Corporation and the Bank, who have at least one year of continuous service. The Corporation pays all ESOP expenses. The shares of Cascade Financial Corporation stock purchased by the ESOP are held in a suspense account for allocation among the participants. Benefits become 20% vested after the first year of service with an additional 20% vesting each year thereafter until 100% vesting after five years. Allocations to individual participant’s accounts are based on total compensation during the year. Forfeitures are reallocated annually among remaining participating employees. For the years ended December 31, 2006, 2005, and 2004, the Corporation contributed $0, $0, and $14, respectively, to the ESOP, which is invested in Cascade Financial Corporation stock. During the year the Corporation terminated the Employee Stock Ownership Plan and all shares were transferred into the individual 401(k) savings plans of participating employees.

(c) Employee Stock Purchase Plan
The Corporation maintains an employee stock purchase plan, under the terms of which 213,212 shares of common stock have been authorized for issuance. The plan allows employees of the Corporation with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six-month offering period (January 1 and July 1 of each year), eligible employees who elect to participate are granted options to purchase a limited number of shares and unless the participant withdraws from the plan, the option is automatically exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering is determined by dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period.

(d) Stock Options
The shareholders of the Corporation approved two stock option plans to promote the best interest of the Corporation and its shareholders by providing an incentive to employees and directors. The plans permit the grant of incentive stock options and non-qualified stock options.
Options are granted to certain employees and directors at prices equal to the market value of the stock on the dates the options were granted. The options granted have a term of 10 years from the grant date. Incentive stock options granted to employees vest over a five-year period. Non-qualified options granted to directors vest over a four-year period. Compensation expense is recorded as if each vesting portion of the award is a separate award. The maximum number of options that may be issued under the plan is 937,500 (as adjusted for stock splits and dividends). The Corporation had 592,200 and 552,286 shares available for grant at December 31, 2006, and 2005, respectively.

Accounting for Stock Options
On January 1, 2006, the Corporation adopted Statement 123(R), applying the modified prospective method. Statement 123(R) requires all equity-based payments to employees, including grants of employee stock options, to be recognized in the Consolidated Statements of Income at the fair value of the award over the requisite service period. Under the modified prospective method, the Corporation is required to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.
Compensation cost charged against income for stock option expense was $287 for 2006. The total income tax benefit recognized in the income statement for stock based compensation arrangements was $314 for 2006.
The fair values of the options granted to the Corporation’s employees were estimated on the date of grant using the Black-Scholes valuation model. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense.
The following table provides the range of assumptions used for stock options granted:

	Years Ended December 31,
	2006	2005	2004
Risk-free interest rate	4.50%	3.00%	2.25%
Expected life in years	5	8	8
Expected volatility	24%	24%	24%
Dividend yield	2.03%	2.02%	1.77%

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Historical information was the primary basis for the selection of the expected volatility, expected dividend yield and the expected lives of the options. The Corporation has collected a long history of option activity and feels that this historical information presents the best basis for future projections. The risk-free interest rate was selected based upon U.S. Treasury issues with a term equal to the expected life of the option being valued at the time of the grant.
A summary of option activity as of and for the year ended December 31, 2006 is as follows:

	Options	Weighted- Average Exercise Price per Share	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2005	732,252	$7.72
Granted	106,038	15.11
Exercised	(127,313)	5.25
Forfeited/Canceled	(7,371)	9.79
Outstanding as of December 31, 2006	703,606	$9.26	5.76	$5,511,642

Exercisable as of December 31, 2006	383,916	$6.70	4.38	$3,988,346

  All amounts have been adjusted retroactively to reflect the 5-for-4 stock split paid in May 2006.
All options granted have limited rights that enable a holder upon a change in control of the Corporation to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2006, and December 31, 2005, 383,916 and 308,718 shares, respectively, were fully exercisable.
The weighted average fair value of options granted under the Corporation's stock option plan was $3.77, $3.86, and $4.29, respectively for the years ended December 31, 2006, December 31, 2005, and December 31, 2004. The total intrinsic value of options exercised was $1,292, $1,051 and $656, respectively, during the years ended December 31, 2006, 2005, and 2004. As of December 31, 2006, there was $466 of total unrecognized compensation cost related to stock options. That cost is expected to be recognized over a weighted average period of 1.6 years. Cash received from option exercises under all share-based payment arrangements was $670, $443, and $348 for the years ended December 31, 2006, 2005 and 2004, respectively.
As a result of adopting Statement 123(R) on January 1, 2006, the Corporation’s income before income taxes and net income for the year ended December 31, 2006 are $287 and $283 lower, respectively than if it had continued to account for share-based compensation under Opinion No. 25. Basic and diluted earnings per share for the year ended December 31, 2006 would have been $1.13 and $1.10, respectively, if the Corporation had not adopted Statement 123(R), compared to reported basic and diluted earnings per share of $1.11 and $1.08, respectively.
Prior to the adoption of Statement 123(R), the Corporation presented all tax benefits of deductions resulting the exercise of stock options as operating cash flows in the Statement of Cash Flows. Statement 123(R) requires the cash flow resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. The $314 excess tax benefit classified as a financing cash inflow would have been classified as an operating cash inflow if the Corporation had not adopted Statement 123(R).
The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2005 and 2004, if the Corporation had applied the fair value recognition provisions of SFAS 123(R) to stock-based employee compensation:

	YEARS ENDED
	DECEMBER 31,
	2005	2004
Net Income, as reported	$13,046	$10,785
Add: Stock-based employee compensation expense included in reported
net income, net of related tax effects	-	-
Deduct: Total stock-based employee compensation expense determined
under fair value based method for all awards, net of related tax effects	167	183
Pro Forma Net Income	$12,879	$10,602

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

	YEARS ENDED
	DECEMBER 31,
	2005	2004
Net income per common share - Basic
As reported	$1.09	$0.96
Pro forma	1.07	0.94
Net income per common share - Diluted
As reported	$1.06	$0.93
Pro forma	1.05	0.91

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
The following table presents a summary of the fair value of the Corporation’s financial instruments:

	DECEMBER 31,		DECEMBER 31,
	2006		2005
	CARRYING	ESTIMATED	CARRYING	ESTIMATED
	VALUE	FAIR VALUE	VALUE	FAIR VALUE
Financial assets:
Cash and cash equivalents	$42,879	$42,879	$31,109	$31,109
Securities available-for-sale	130,656	130,656	140,596	140,596
Securities held-to-maturity	96,846	93,536	95,122	92,120
FHLB Stock	11,920	11,920	11,920	11,920
Loans, net	996,015	1,002,554	867,049	875,083
Financial liabilities:
Deposit accounts(1)	855,449	854,795	795,768	794,759
Borrowings	338,710	338,859	287,058	288,060
Junior subordinated debentures payable (2)	25,775	27,465	15,212	15,212
Mark-to-market on swaps	$312	$312	$564	$564

(1)	Net of ($312) mark-to-market on swap for 2006 and ($311) for 2005
(2)	Net of ($253) mark-to-market on swap for 2005 (see note 17 to the Consolidated Financial Statements for the year ended December 31, 2006)

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Junior Subordinated Debentures Payable (Trust Preferred Securities)
The fair value is calculated based on the amounts required to settle the contracts, adjusted for market interest rates and terms to maturity.

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
Off-balance-sheet financial instruments - commitments to extend credit, standby letters of credit and financial guarantees represent the principal categories of off-balance instruments (Note 4).  The fair value of these commitments is not considered material because they are for a short period of time and subject to customary credit terms.

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
The information pertaining to a terminated interest rate swap agreement used to hedge junior subordinated debentures payable (trust preferred securities) is as follows:

DECEMBER 31,
2005
Notional amount	$10,000
Weighted average pay rate	8.60%
Fixed receive rate	11.00%
Maturity in years	25.2
Unrealized loss relating to interest rate swap	$(253)

This agreement provided for the Corporation to make payments at a variable rate determined by a six-month LIBOR in exchange for receiving payments at a fixed rate. The swap was terminated in December 2006 at a loss of $150.
Risk management results for the years ended December 31, 2006, and 2005, related to the balance sheet hedging of junior subordinated debentures payable indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s gain or loss which was excluded from the assessment of hedge effectiveness.
The information pertaining to an outstanding interest rate swap agreement used to hedge certificates of deposit is as follows:

	DECEMBER 31,
	2006	2005
Notional amount	$10,000	$10,000
Weighted average pay rate	5.14%	3.30%
Fixed receive rate	5.00%	5.00%
Maturity in years	7.4	8.4
Unrealized loss relating to interest rate swap	$(312)	$(311)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

This agreement provides for the Corporation to make payments at a variable-rate determined by a three-month LIBOR in exchange for receiving payments at a fixed rate.
Risk management results for the years ended December 31, 2006, and 2005, related to the balance sheet hedging of certificates of deposit indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s gain or loss during which was excluded from the assessment of hedge effectiveness.
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
The Corporation had non-mandatory forward commitments totaling $364 and $157 to sell loans into the secondary market at December 31, 2006, and December 31, 2005, respectively.

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

(19) Condensed Financial Information of Cascade Financial Corporation
Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

BALANCE SHEET	December 31, 2006	December 31, 2005
Assets:
Cash	$829	$637
Investment in subsidiary	139,827	119,262
Other assets	1,765	2,390
	$142,421	$122,289
Liabilities and stockholders’ equity:
Other liabilities	$1,447	$1,884
Junior subordinated debentures payable	25,775	15,212
Stockholders’ equity	115,199	105,193
	$142,421	$122,289

INCOME STATEMENT	FOR THE YEARS ENDED DECEMBER 31,
	2006	2005	2004
Equity in undistributed net income of the subsidiary	$14,836	$13,992	$11,833
Interest income - junior subordinated debentures payable	58	46	35
Operating expenses	(460)	(299)	(704)
Interest expense - junior subordinated debentures payable	(1,880)	(1,198)	(723)
Income before benefit for income taxes	12,554	12,541	10,441
Benefit for income taxes	801	505	344
Net income	$13,355	$13,046	$10,785

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

STATEMENT OF CASH FLOWS	FOR THE YEARS ENDED DECEMBER 31,
	2006	2005	2004
Cash flows from operating activities:
Net income	$13,355	$13,046	$10,785
Adjustments to reconcile net income to net cash
(used in) operating activities:
Equity in net income of subsidiaries	(14,836)	(13,992)	(11,833)
Increase (decrease) in other assets	938	195	(1,303)
(Decrease) increase in other liabilities	(287)	134	257
Net cash used in operating activities	(830)	(617)	(2,094)
Cash flows from investing activities:
Dividends received from subsidiaries	4,250	4,000	12,882
Investment in subsidiary	(10,000)	-	(5,000)
Cash used for acquisition	-	-	(9,546)
Net cash provided (used) by investing activities	(5,750)	4,000	(1,664)
Cash flows from financing activities:
Repurchase of common stock	(673)	(858)	(150)
Proceeds from exercise of stock options	1,050	865	635
Dividends paid	(3,605)	(3,163)	(2,589)
Proceeds from junior subordinated debentures payable	10,000	-	5,000
Net cash (used) provided by financing activities	6,772	(3,156)	2,896
Net increase (decrease) in cash and cash equivalents	192	227	(862)
Cash and cash equivalents:
Beginning of year	637	410	1,272
End of year	$829	$637	$410
Supplemental schedule of non-cash investing activities:
Issaquah Bank merger	-	-	24,792

(20) Lines of Business
The Corporation’s sole operating subsidiary is Cascade Bank, which is managed along four major lines of business: business banking, construction lending, income property lending and retail banking. The administrative group, although not considered a line of business, is responsible for the management of investments, interest rate risk, marketing, data processing and regulatory and stockholder reporting. The financial performance of these business lines is measured by the Corporation’s profitability reporting processes, which utilize various management accounting techniques to ensure that each business line’s financial results reflect the underlying performance of that business.
Each line of business segment is managed by a senior executive. Back office support is provided to each segment through executives responsible for information systems, finance and administration.
The principal activities conducted by business banking are the origination and servicing of commercial business loans and associated merchant services. Retail banking includes all deposit products, with their related fee income, and all consumer loan products such as home equity and installment loans, single-family loans and credit card products. The construction unit provides financing to builders and developers for residential construction and land acquisition and development. The income property unit originates loans secured by multifamily properties and commercial real estate.
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

YEAR ENDED DECEMBER 31, 2006
	BUSINESS	CONS- TRUCTION	INCOME PROPERTY	RETAIL	ADMIN- ISTRATION	TOTAL
Condensed Income Statement
Net interest income after
provision for loan losses	$14,872	$14,597	$4,702	$1,702	$2,517	$38,390
Other income	310	321	-	4,283	1,112	6,026
Other expense	1,340	332	332	2,291	20,291	24,586
Contribution before overhead	13,842	14,586	4,370	3,694	(16,662)	19,830
Support transfer	7,079	4,105	3,243	2,235	(16,662)	-
Income before provision for
income tax	6,763	10,481	1,127	1,459	-	19,830
Provision for income taxes	2,208	3,423	367	477	-	6,475
Net income	$4,555	$7,058	$760	$982	$-	$13,355
At December 31, 2006
Total assets	$442,391	$289,993	$34,719	$124,036	$454,115	$1,345,254

YEAR ENDED DECEMBER 31, 2005
	BUSINESS	CONS- TRUCTION	INCOME PROPERTY	RETAIL	ADMIN- ISTRATION	TOTAL
Condensed Income Statement
Net interest income after
provision for loan losses	$15,110	$8,544	$7,331	$1,783	$2,813	$35,581
Other income	76	23	623	4,135	1,476	6,333
Other expense	1,496	423	870	2,223	17,594	22,606
Contribution before overhead	13,690	8,144	7,084	3,695	(13,305)	19,308
Support transfer	5,408	2,075	3,717	2,105	(13,305)	-
Income before provision for
income tax	8,282	6,069	3,367	1,590	-	19,308
Provision for income taxes	2,688	1,964	1,101	509	-	6,262
Net income	$5,594	$4,105	$2,266	$1,081	$-	$13,046
At December 31, 2005
Total assets	$394,034	$165,957	$193,166	$127,589	$331,038	$1,211,784

YEAR ENDED DECEMBER 31, 2004
	BUSINESS	CONS- TRUCTION	INCOME PROPERTY	RETAIL	ADMIN- ISTRATION	TOTAL
Condensed Income Statement
Net interest income after
provision for loan losses	$12,497	$4,996	$8,219	$2,485	$3,525	$31,722
Other income	75	7	-	2,871	1,794	4,747
Other expense	1,446	435	738	2,208	15,490	20,317
Contribution before overhead	11,126	4,568	7,481	3,148	(10,171)	16,152
Support transfer	3,544	1,266	3,063	1,942	(9,815)	-
Income before provision for
income tax	7,582	3,302	4,418	1,206	(356)	16,152
Provision for income taxes	2,465	1,072	1,431	391	8	5,367
Net income	$5,117	$2,230	$2,987	$815	$(364)	$10,785
At December 31, 2004
Total assets	$292,117	$107,431	$271,076	$136,100	$282,231	$1,088,955

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(21) Selected Quarterly Financial Data (Unaudited)

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2006	2006	2006	2006
Interest income	$18,787	$20,249	$21,396	$22,226
Interest expense	9,267	10,561	11,440	12,000
Net interest income	9,520	9,688	9,956	10,226
Provision for loan losses	250	300	300	150
Other income	1,325	1,573	1,616	1,512
Other expense	5,875	6,036	6,349	6,326
Income before provision for income taxes	4,720	4,925	4,923	5,262
Provision for income taxes	1,548	1,598	1,609	1,720
Net income	$3,172	$3,327	$3,314	$3,542
Earnings per share, basic	$0.26	$0.28	$0.27	$0.29
Earnings per share, diluted	0.26	0.27	0.27	0.29

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2005	2005	2005	2005
Interest income	$15,600	$16,666	$17,391	$18,145
Interest expense	6,826	7,515	8,055	8,880
Net interest income	8,774	9,151	9,336	9,265
Provision for loan losses	245	250	250	200
Other income	1,600	1,667	1,564	1,502
Other expense	5,553	5,776	5,672	5,605
Income before provision for income taxes	4,576	4,792	4,978	4,962
Provision for income taxes	1,505	1,577	1,634	1,546
Net income	$3,071	$3,215	$3,344	$3,416
Earnings per share, basic	$0.26	$0.27	$0.28	$0.29
Earnings per share, diluted	0.25	0.26	0.27	0.28

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2004	2004	2004	2004
Interest income	$12,609	$13,096	$14,518	$15,093
Interest expense	5,307	5,250	5,967	6,395
Net interest income	7,302	7,846	8,551	8,698
Provision for loan losses	225	150	150	150
Other income	1,153	1,188	1,238	1,168
Other expense	4,467	5,300	5,005	5,545
Income before provision for income taxes	3,763	3,584	4,634	4,171
Provision for income taxes	1,189	1,300	1,531	1,347
Net income	$2,574	$2,284	$3,103	$2,824
Earnings per share, basic	$0.25	$0.22	$0.26	$0.24
Earnings per share, diluted	0.24	0.21	0.26	0.23

ANNUAL SHAREHOLDERS’ MEETING
The Annual Shareholders’ meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, Washington, on Tuesday, April 24, 2007 at 6:30 p.m. Pacific time.

THE REAL MEASURE OF
VALUE

## CORPORATE INFORMATION

**CASCADE SERVICE CENTER**
**(800) 326-8787 www.cascadebank.com**

**MAIN OFFICE**
2828 Colby Ave., Everett (425) 257-1745

**BELLEVUE**
200 108th Ave. NE (425) 455-2300

**CLEARVIEW**
17512 SR 9 SE, Snohomish (360) 668-1243

**CROSSROADS**
15751 NE 15th St., Bellevue (425) 643-6200

**EVERETT/BROADWAY**
2602 Broadway (425) 259-1243

**EVERETT/EVERGREEN WAY**
6920 Evergreen Way (425) 353-1243

**HARBOUR POINTE**
11700 Mukilteo Speedway, Mukilteo (425) 290-7767

**ISSAQUAH**
1055 NW Maple Street (425) 392-8000

**ISSAQUAH/FRONT STREET**
305 Front St. N (425) 391-5500

**LAKE STEVENS**
8915 Market Place, Everett (425) 334-8880

**LYNNWOOD**
19419 Highway 99 (425) 775-6666

**MARYSVILLE**
815 State Ave. (360) 659-7614

**MARYSVILLE/NORTH**
3711 88th St. NE (360) 651-9200

**NORTH BEND**
139 Bendigo Blvd. N (425) 831-1761

**PINE LAKE**
2902 228th Ave. SE, Issaquah (425) 369-8322

**SHORELINE** Opens summer 2007
15235 Aurora Avenue N, Shoreline

**SILVER LAKE**
10524 19th Ave. SE, Everett (425) 316-6700

**SMOKEY POINT**
3532 172nd St. NE, Arlington (360) 653-1900

**SNOHOMISH**
1101 Avenue D (360) 862-9800

**WOODINVILLE**
17641 Garden Way NE (425) 481-0820

**STOCK TRANSFER AGENT**
Mellon Investor Services, LLC
P.O. Box 3315
South Hackensack, NJ 07606
(800) 839-2983
(201) 329-8660 Foreign Shareholders
www.melloninvestor.com

**AUDITORS**
Moss Adams, LLP
2707 Colby Avenue, Suite 801
Everett, WA 98201

**LEGAL COUNSEL**
Keller Rohrback, LLP
1201 Third Avenue, Suite 3200
Seattle, WA 98101

**SPECIAL COUNSEL**
Anderson Hunter, PS
2707 Colby Avenue, Suite 1001
Everett, WA 98201

REAL PEOPLE. REAL ATTENTION.℠

## CASCADE BANK
# MANAGEMENT COMMITTEE

Carol K. Nelson
President and Chief Executive Officer

Rob Disotell
EVP, Chief Credit Officer

Steve Erickson
EVP, Commercial Real Estate Lending

LeAnne Frank
EVP, Chief Administrative Officer

Lars Johnson
EVP, Chief Financial Officer

Debbie McLeod
EVP, Retail Banking

Bob Wojcik
EVP, Business Banking

Equal Opportunity Employer

"While dollar amounts may tell us the cost of things, it's our **relationships** with people, enterprise and community that determine the **real measure of value.**"

David W. Duce

CHAIR, CASCADE FINANCIAL CORPORATION

Cascade Financial CORPORATION

2828 Colby Avenue, Everett, WA 98201
www.cascadebank.com

DECEPTION PASS, WHIDBEY ISLAND, WA