Form 10-K, Exhibit 13
period 2007-12-31
CASCADE FINANCIAL CORP
filed 2008-03-13
CIK 928911

Cascade Financial
CORPORATION

2007 ANNUAL REPORT

ACHIEVING BALANCE

CASCADE FINANCIAL CORPORATION

2007 Annual Report

Financial Highlights 1

Letter to Shareholders 2

Board of Directors 8

Selected Financial Data 9

Management Discussion and Analysis 10

Independent Auditor's Report 18

Annual Meeting Information 48

Cascade Bank Management Team 49

"TO KEEP YOUR BALANCE, YOU MUST KEEP MOVING."

ALBERT EINSTEIN

Rob Disotell, CASCADE BANK EVP, balances work and free time by running about 40 miles a week. He applies this same disciplined approach to his role as Chief Credit Officer, balancing risk and shareholder return. Strong underwriting standards and a well-balanced loan portfolio contributed to Cascade's impressive performance in 2007.

ACHIEVING BALANCE

five-year financial highlights

12 Months Ended December 31

Dollars in thousands except for per share and financial ratios

	2003	2004	2005	2006	2007
Net interest income	$27,610	$32,397	$36,526	$39,390	$43,395
Other income	5,306	4,747	6,333	6,026	7,566
Total revenue	32,916	37,144	42,859	45,416	50,961
Net income	9,599	10,785	13,046	13,355	15,546
Earnings per share (diluted)	0.90	0.93	1.06	1.08	1.27

At December 31

	2003	2004	2005	2006	2007
Assets	$885,220	$1,088,955	$1,211,784	$1,345,254	$1,417,588
Net loans	567,094	794,466	867,049	996,015	1,092,776
Deposits	564,314	721,908	795,768	855,449	904,896
Stockholders' equity	63,957	96,250	105,193	115,199	122,096
Book value per share	6.21	8.06	8.76	9.53	10.15

Financial Ratios

	2003	2004	2005	2006	2007
Return on average assets	1.13%	1.09%	1.13%	1.05%	1.13%
Return on average equity	15.81	13.22	13.13	12.24	13.23
Return on average tangible equity	15.81	16.24	17.82	16.08	16.88
Net interest margin	3.35	3.44	3.35	3.26	3.34
Nonperforming loans/total loans	0.33	0.07	0.23	0.08	0.14
Efficiency ratio	53.87	54.70	52.75	54.14	52.36

"We continued to achieve solid financial performance, including our seventh consecutive year of record net income, despite a challenging economic environment."

— Lars Johnson, CHIEF FINANCIAL OFFICER

Net income ($ in millions)

$15
10
5
0
9.6
10.8
13.0
13.4
15.5
2003
2004
2005
2006
2007

2007 SUMMARY

achieving balance

| DEAR SHAREHOLDERS, CUSTOMERS AND EMPLOYEES,

Although 2007 was a year of great turbulence in the financial markets, Cascade Bank's focus on delivering results for our customers produced impressive results that paid dividends for our stakeholders.

Cascade celebrated its seventh consecutive year of record profits in 2007, with net income up 16% to $15.5 million and earnings per diluted share increasing 17% to $1.27 per share. This growth was carefully balanced against risk, as the quality of the Bank's loan portfolio continued to be strong. Nonperforming assets to total assets were a modest 11 basis points at year end. Our total allowance for loan losses to nonperforming loans was 774%. Net charge-offs were only 6 basis points of average loans. These results compare very favorably to our peers.

During the year, Cascade enjoyed strong loan growth, with total loans increasing by 10%. Total loans at year end were a record $1.1 billion. Strong growth in the local real estate market in the early part of the year contributed to this increase.

Total deposits increased by 6% in 2007 and the net number of new personal checking accounts grew by 12%, contributing to strong checking fee income. Our High Performance Checking program continued to enjoy success, generating new checking accounts that are the foundation for creating and expanding loyal new banking relationships. In 2007, we added High Performance Business Checking, increasing the number of total business checking accounts by 14%.

During the year, Cascade successfully leveraged its new core technology to serve our customers more efficiently, while also expanding our product offerings. We implemented our Branch Capture program, allowing us to provide same-day credit for customer deposits processed as late as 7:00 p.m. each business day.

Total revenue ($ in millions)

$50
40
30
20
10
0
32.9
37.1
42.9
45.4
51.0
2003
2004
2005
2006
2007

Earnings per share (diluted)

$1.20
0.90
0.60
0.30
0
0.90
0.93
1.06
1.08
1.27
2003
2004
2005
2006
2007

CASCADE FINANCIAL CORPORATION
2007 Annual Report

Our branch network expanded in June of 2007 as we opened our 20th branch in Shoreline. We are also expanding Cascade Bank's footprint to serve Skagit County. We opened a Commercial Banking Center in Burlington in August of 2007, and will open a full-service branch in Burlington in the first half of 2008.

Our employees work hard each and every day to build relationships and deliver financial solutions with exceptional service, balancing work and life by giving back to the communities we serve. In 2007, Cascade conducted another record-breaking United Way campaign. Cascade Bank employees also led a successful community food drive. This effort generated more than 1,600 pounds of non-perishable food items providing more than 30,000 meals that were distributed through Food Lifeline to families throughout our communities. These are just a few examples of the meaningful ways our employees demonstrate their caring commitment throughout the year.

The local economy showed signs of a slowdown in the 4th quarter and we anticipate further slowing in 2008. Financial markets will continue to be unstable and the economic outlook is uncertain. At Cascade, we are certain that we will continue to focus on delivering value to our shareholders and customers. Our employees join with me in affirming our mission to enhance shareholder value by focusing on our customers. Our commitment to customer-focused service enables us to realize our vision to be the preferred community bank.

Thank you for your continued confidence in Cascade.

Carol K. Nelson,

President and CEO

Return on tangible equity

%
15
10
5
0
15.8
16.2
17.8
16.1
16.9
2003
2004
2005
2006
2007

5-year stock performance

$225
200
175
150
125
100
NASDAQ
NASDAQ BANK
12/31/02
12/31/03
12/31/04
12/31/05
12/31/06
12/31/07

COMMERCIAL REAL ESTATE AND CONSTRUCTION LENDING DROVE

increasing revenues

| CASCADE BANK HAS A LONG HISTORY as a prominent lender in the local real estate construction and development market. Growth in this market fueled Cascade's loan expansion in 2007. During the year, as real estate market conditions began to soften, our seasoned lenders provided a competitive advantage to real estate customers through their experience and in-depth knowledge of local markets.

Cascade's strongest growth was in construction loans, which grew by nearly $87 million in 2007, a 29% increase over the previous year. This was primarily accomplished by focusing on loans for land acquisition and development for single-family residential housing projects, as well as commercial construction projects. Condominium construction and conversion loans also played a key role in this growth.

Cascade's ability to capitalize on these niches, amidst the changing real estate market, is a tribute to our strong underwriting capabilities. The key to our strategy is working with established commercial and residential builders and developers, and our long-term relationships in the market. Cascade's team of experienced lenders and credit administration personnel balance market opportunities with an effective approach to risk management.

Continuing to merit our reputation for excellence

"Our customers know we are here to help them reach their goals. Cascade's solid reputation in the commercial lending field allows us to stand out in the marketplace and attract new customers to the bank."

Steve Erickson, EVP OF REAL ESTATE LENDING

Ed Shunk, CONSTRUCTION LENDING OFFICER, worked with Cascade customer Bob Hart, MANAGER OF MARHART PROPERTIES, to secure financing for an upscale retail and condominium plaza in Snohomish, Washington's historic district. This project balances the neighborhood's historic architectural integrity with modern amenities to create a high-quality living and shopping experience for the residents and patrons.

STRONG ASSET QUALITY AND EXPANDED PRODUCT LINE RESULT IN

business banking success

| CASCADE'S BUSINESS BANKING TEAM provides financial solutions for small to medium-sized businesses headquartered in the Puget Sound Region. Our experienced and knowledgeable team focuses on relationship banking, constantly identifying opportunities to add value to every stage of the customer relationship.

This focus on relationships includes more than attentive service – the development of new products and services plays a key role in adding customer value. In 2007, the Bank created a Treasury Management Department, which has been integral in increasing the number of businesses depositing remotely with e-Deposit, as well as developing the framework for new products to be rolled out in 2008.

"Our customers know we're always working for them," said Bob Wojcik, EVP of Business Banking. "Creating new products and services that will help our customers grow is a key component in how we develop lasting relationships."

Maintaining this delicate balance between personalized service and new technology is key for not only existing customers – it allows us to seek and attract new customers previously out of our reach. Another way we are reaching new customers is by expanding our geographical footprint. Cascade opened a Commercial Banking Center in Burlington, Washington in August of 2007. Staffed by experienced lenders who live in the local market, we are now able to bring our relationship-focused approach to the residents of Skagit County.

Joel Hylback, OWNER OF THE PLANT FARM AT SMOKEY POINT, credits Cascade with helping him grow his business by providing services to balance their cash flow. Attentive personal service combined with a relationship focus is why businesses choose Cascade.

"Our significant loan growth in a very competitive environment underscores the strength and stability of our business banking strategy. We understand that adding value to our customers' banking relationships benefits both parties."

— Bob Wojcik, EVP OF BUSINESS BANKING

Total loans ($ in millions)

$1000
800
600
400
200
0
577
807
881
1,010
1,108
2003
2004
2005
2006
2007

personal banking

EXPANDING OPPORTUNITIES BY OFFERING CUSTOMERS MORE OPTIONS

| **CASCADE IS COMMITTED** to delivering the best financial solutions while exceeding customer service expectations. This commitment was demonstrated in 2007, as the bank implemented its Branch Capture program in all 20 locations. Branch Capture allows us to provide same-day deposit credit to our customers, even on deposits made as late as 7:00 p.m. This new digital technology has streamlined check processing, creating more time for branch staff to focus on serving the needs of customers.

For the third year in a row, our High Performance Checking (HPC) program has helped the bank achieve its goal of increasing the number of accounts. Personal checking accounts grew over 12%, adding nearly 2,000 new accounts. We launched High Performance Business Checking in January of 2007, which helped to increase the number of business accounts by 14%, adding over 500 new accounts. This strong checking account growth resulted in a 15% increase in checking fees for the year while providing a lower-cost source of funds.

Cascade opened its 20th branch in Shoreline, Washington in June of 2007. This new location has allowed us to increase our branch network in King County. In 2008, Cascade will expand north to Burlington, Washington where it will open its 21st full service branch later this year.

Total deposits ($ in millions)
$800
600
400
200
0
564
722
796
855
905
2003
2004
2005
2006
2007

Robert Gamboa, DIRECTOR OF INFORMATION SERVICES, spends his free time kayaking the region's many waterways. Balance is not only needed to keep his kayak afloat, it also plays a pivotal role in his job at Cascade. Balancing the need for security while maximizing customer convenience is always a top priority for our Information Services Department.

supporting our communities

WITH BALANCED PRIORITIES IN PHILANTHROPY AND VOLUNTEERING

| CASCADE'S VISION of being the preferred community bank not only addresses how it serves customers, but how it supports the community as well. Cascade's involvement with local organizations, charities and fundraisers continues to expand each year.

The impact of Cascade's corporate giving is broadened as Cascade employees balance their commitment to customers and their communities by donating their time and funds. Employee volunteerism ranges from participating on disaster relief fundraising to landscaping work at local non-profits. In 2007, Cascade collected food and monetary donations for Food Lifeline, which provided more than 30,000 meals to those in need during the holiday season.

Whether it's conducting a bank-wide initiative to raise funds for the United Way or making a personal donation of school supplies for local children, Cascade employees consistently step up to the challenge.

Relationships that foster balance

Samira Badshah, BRANCH MANAGER, visits her customer, Friends of the Issaquah Salmon Hatchery. Through Cascade's corporate sponsorship of this organization and Issaquah Salmon Days each year, we're helping to provide an environment that supports the delicate natural balance needed to keep the local salmon population healthy and growing.

board of directors

CASCADE FINANCIAL CORPORATION

David W. Duce (1)
Chair of the Board
Cascade Financial Corporation
Attorney, Duce Bastian Peterson

Carol K. Nelson (1, 4)
President and CEO
Cascade Financial Corporation

G. Brandt Westover (1, 3, 5)
Vice Chair
Cascade Financial Corporation
Senior Vice President
UBS Financial Services, Inc.

Richard L. Anderson, CPA (2, 4)
Managing Partner
Hascal, Sjoholm & Company, PS.

Jim Gaffney (3, 4)
Owner and President
Gaffney Construction, Inc.

Janice Halladay (1, 3, 5)
Retired Bank Executive

Dwayne Lane (3, 5)
President
Dwayne Lane Auto Centers

Katherine M. Lombardo (2, 5)
Senior Vice President
Northwest Regional Manager
CH2M Hill

Dennis R. Murphy, Ph.D. (1, 2)
Provost
Western Washington University

David R. O'Connor (1, 3, 4)
Co-Owner
Mobile Country Club

Craig Skotdal (2, 5)
President
Skotdal Real Estate

Ronald E. Thompson (1, 4, 5)
President
Windermere Commercial NW and Windermere Property Management NW

1. Executive Committee
2. Audit and Finance Committee
3. Compensation Committee
4. Loan Committee
5. Corporate Governance and Nominating Committee

stock and 10-K INFORMATION

The common stock of Cascade Financial Corporation is traded on the NASDAQ Global Select Market under the symbol CASB. As of December 31, 2007, there were approximately 2,500 shareholders of record.

All shareholders are encouraged to read Cascade's Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission ("SEC"). The Form 10-K includes the significant risk factors that could affect Cascade's projections and future operating performance. This annual report is qualified in its entirety by the information contained in the Form 10-K.

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
South Hackensack, NJ 07606
(800) 839-2983
(201) 329-8660 Foreign Shareholders
www.melloninvestor.com

AUDITORS
Moss Adams, LLP
2707 Colby Avenue, Suite 801
Everett, WA 98201

LEGAL COUNSEL
Keller Rohrback, LLP
1201 Third Avenue, Suite 3200
Seattle, WA 98101

SPECIAL COUNSEL
Anderson Hunter, PS
2707 Colby Avenue, Suite 1001
Everett, WA 98201

CASCADE FINANCIAL CORPORATION SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)
	FOR THE YEARS ENDED
	DECEMBER 31,
	2007	2006	2005	2004	2003
Interest income	$93,935	$82,658	$67,802	$55,316	$50,363
Interest expense	50,540	43,268	31,276	22,919	22,753
Net interest income	43,395	39,390	36,526	32,397	27,610
Provision for loan losses	1,350	1,000	945	675	1,275
Net interest income after provision for loan losses	42,045	38,390	35,581	31,722	26,335

Other income	7,566	6,026	6,333	4,747	5,306
Other expense	26,682	24,586	22,606	20,317	17,733
Income before provision for income taxes	22,929	19,830	19,308	16,152	13,908
Net income	15,546	13,355	13,046	10,785	9,599
Net income per common share, basic (1)	1.29	1.11	1.09	0.96	0.94
Net income per common share, diluted (1)	1.27	1.08	1.06	0.93	0.90
Book value per common share (1)	10.15	9.53	8.76	8.06	6.21

	AT DECEMBER 31,
	2007	2006	2005	2004	2003
Assets	$1,417,588	$1,345,254	$1,211,784	$1,088,955	$885,220
Loans, net	1,092,776	996,015	867,049	794,466	567,094
Cash and securities	246,548	282,301	278,747	228,644	290,537
Deposits	904,896	855,449	795,768	721,908	564,314
Borrowings	147,512	121,485	66,270	36,356	50,123
FHLB advances	231,000	243,000	236,000	228,000	200,000
Stockholders’ equity	122,096	115,199	105,193	96,250	63,957
Nonperforming loans	1,523	851	1,987	532	1,921

	FINANCIAL RATIOS
	FOR THE YEARS ENDED
	DECEMBER 31,
	2007	2006	2005	2004	2003
Return on average assets	1.13%	1.05%	1.13%	1.09%	1.13%
Return on average equity	13.23	12.24	13.13	13.22	15.81
Return on average tangible equity	16.88	16.08	17.82	16.24	15.81
Net interest margin	3.34	3.26	3.35	3.44	3.35
Efficiency ratio	52.36	54.14	52.75	54.70	53.87
Dividend payout ratio	25.98	28.43	25.66	25.81	18.31
Average stockholders’ equity to average assets	8.58	8.55	8.60	8.25	7.15
Total risk-based capital to risk-weighted assets	10.80	11.22	10.86	11.18	13.42
Tier 1 capital to average total assets	8.90	8.99	8.23	8.14	8.49

(1) Per common share data is retroactively adjusted to reflect all stock splits and stock dividends.

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion is provided for the consolidated operations of Cascade Financial Corporation (the “Corporation”) as of December 31, 2007. The Corporation has only one operating subsidiary: Cascade Bank (the “Bank”). The purpose of this discussion is to focus on significant factors concerning the Corporation’s financial condition and results of operations, and to provide a more comprehensive review of the Corporation’s operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.
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

Critical Accounting Estimates
Corporations may apply certain critical accounting estimates requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Bank considers its only material critical accounting estimate to be the allowance for loan losses. We believe that the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because: (1) it is highly susceptible to change from period to period because it requires management to make assumptions about future collectability of loans; and (2) the impact of a sudden large loss could significantly reduce the allowance and would require increased provisions to replenish the allowance, which would negatively affect earnings.
    The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of the allowance for loan losses is maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of the allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management’s assessment of the internal risk classifications, changes in the nature of the loan portfolio, industry concentrations, and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are reasonably possible and may have a material impact on the Corporation’s consolidated financial statements and results of operation.
    For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see Note 4 in the Consolidated Financial Statements for the year ended December 31, 2007, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Provision for Loan Losses.”

Critical Accounting Policies
The Corporation’s significant accounting policies are described in Note 1 of the Notes to Consolidated Financial Statements and are essential to understanding Management's Discussion and Analysis of Financial Condition and Results of Operations. The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions which affect the reported amounts and disclosures. Actual results may differ from these estimates under different assumptions or conditions. The following policies involve a higher degree of judgment than do our other significant accounting policies detailed in Note 1 of the Notes to Consolidated Financial Statements.

Allowance for Loan Losses
The Bank reviews historical origination and charge-off relationships, charge-off experience factors, collection data, delinquency reports, estimates of the value of the underlying collateral, and other information in order to make the necessary judgments as to the appropriateness of the provision for loan losses and the allowance for loan losses. The Bank also uses Qualitative (“Q”) Factors to analyze the adequacy of the loan loss allowance and determine an unallocated portion of the allowance.  Factors such as regional/local economic trends, the health of the real estate market, loan and collateral concentrations, size of borrowing relationships, trends in loan delinquencies and charge-offs and changes in asset classifications are now included in the Bank’s analysis of the allowance for loan losses. Loans losses are charged-off against the allowance when management confirms the uncollectability of a loan balance or when the liquidation value of the collateral is less than the amount of the loan. The Bank believes that the allowance for loan losses is adequate to cover probable losses inherent in its loan portfolio.  However, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge-off amount will not exceed the estimates.

Investments
The Bank classifies its investments as held-for-trading, available-for-sale, or held-to-maturity. Held-for-trading securities are marked to market with the change in value recognized in the income statement.  Available-for-sale securities are reported at their fair value, which is determined by obtaining quoted market prices. Unrealized gains and losses on available-for-sale securities are included in other comprehensive income and excluded from earnings. Realized gains and losses and declines in fair value judged to be other than temporary are included in earnings. The fair value of financial instruments is discussed in more detail in Note 15 of the Notes to Consolidated Financial Statements. Held-to-maturity securities are carried at amortized cost.

Income Taxes
The Bank estimates tax expense based on the amount it expects to owe various tax authorities. Taxes are discussed in more detail in Note 10 of the Notes to Consolidated Financial Statements. Accrued taxes represent the net estimated amount due or to be received from taxing authorities. In estimating accrued taxes, management assesses the relative merits and risks of the appropriate tax treatment of transactions taking into account statutory, judicial and regulatory guidance in the context of our tax position.

Fair Value
Effective January 1, 2007, we adopted SFAS No. 157, Fair Value Measurements, which among other things, requires enhanced disclosures about financial instruments carried at fair value. SFAS No. 157 establishes a hierarchical disclosure framework associated with the level of pricing observability utilized in measuring financial instruments at fair value. The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have little or no pricing observability and a higher degree of judgment utilized in measuring fair value. Pricing observability is impacted by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established and the characteristics specific to the transaction. See Note 15 of the Notes to Consolidated Financial Statements for additional information about the level of pricing transparency associated with financial instruments carried at fair value.

FINANCIAL CONDITION
Total Assets
The Corporation’s total assets at December 31, 2007, were $1.4 billion, compared to $1.3 billion at December 31, 2006, an increase of 5.4%. The increase in 2007 is due entirely to internal growth. The Corporation’s total assets at December 31, 2005, were $1.2 billion.

Investment Securities
Total securities held decreased by $7.4 million to $232.0 million as of December 31, 2007.  Securities designated as available-for-sale decreased to $94.8 million at December 31, 2007, versus $142.6 million at December 31, 2006. Securities designated as available-for-sale includes $11.9 million in Federal Home Loan Bank of Seattle stock at December 31, 2007 and 2006. Securities designated as held-to-maturity increased to $137.2 million at December 31, 2007, from $96.8 million a year earlier. The securities in both portfolios consist of notes issued by Government Sponsored Enterprises (“GSE” e.g. FHLB, FNMA) or mortgage-backed securities issued by either FNMA or FHLMC or a mortgage conduit. There were no investment securities that were backed by subprime loans and all investments received the highest credit rating from at least one of the major rating agencies.

Loan Portfolio
Net loans increased to $1.1 billion at December 31, 2007, a 9.7% increase over $996.0 million at December 31, 2006. Net loans were $867.0 million at December 31, 2005.
    Business banking loans increased from $442.4 million at December 31, 2006, to $468.5 million at December 31, 2007, a 5.9% increase. Growth in this portfolio was the result of our ability to win new borrowing customers in a very competitive market. Construction loans (net of loans in process) increased to $381.8 million from $295.1 million during the year. This portfolio experienced solid growth as the housing market remained relatively strong during the year. Commercial real estate loans increased from $119.3 million at December 31, 2006, to $120.4 million at December 31, 2007. The Corporation’s loan focus remains on small businesses, builders and developers in the Puget Sound Area. Construction lending is directed toward building single-family housing and land development for single-family housing. The Bank generally confines its lending to the Puget Sound Region of Washington State.
    Total single-family residential loans increased from $91.3 million at December 31, 2006, to $98.4 million at December 31, 2007. The Corporation sells the vast majority of its originations of 30-year fixed-rate loans, its 15-year fixed-rate loans, and many of its conforming intermediate term hybrid adjustable rate mortgages (“ARMs”) in the secondary mortgage market.

Multifamily loans outstanding decreased from $34.7 million at December 31, 2006, to $11.4 million at December 31, 2007. The Corporation has de-emphasized this product line due to intense pricing pressure, so loan payoffs were not replaced with the same category of loan.
    Consumer loans remained flat at $27.7 million as of December 31, 2007. The Bank’s consumer loan portfolio is comprised of home equity loans and lines of credit, installment loans, and credit card loans. Home equity loans generally take the form of a second mortgage. In terms of direct consumer loans, the Bank has not emphasized this line of business, concluding that it is at a competitive disadvantage against the very aggressive pricing of large banks, captive finance companies and the specialty credit card issuers.

    The chart below indicates the mix of the loan portfolio as of the dates indicated:

	DECEMBER 31, 2007		DECEMBER 31, 2006		DECEMBER 31, 2005
(Dollars in thousands)	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

Business	$468,453	42%	$442,391	44%	$394,034	45%
Construction	381,810	34	295,087	29	171,964	20
Commercial real estate	120,421	11	119,298	12	141,109	16
Core commercial loans	970,684	87	856,776	85	707,107	81
Residential	98,384	9	91,256	10	89,422	10
Consumer	27,688	3	27,686	2	32,160	3
Multifamily	11,397	1	34,719	3	52,057	6
Total loans	1,108,153	100%	1,010,437	100%	880,746	100%
Deferred loan fees, net	(3,724)		(3,434)		(3,443)
Allowance for losses on loans	(11,653)		(10,988)		(10,254)
Loans, net	$1,092,776		$996,015		867,049

Allowance for Loan Losses
Management provides for possible loan losses by maintaining an allowance. The allowance for loan losses reflects management’s best estimate of probable losses as of a particular balance sheet date, but there is no guarantee that management’s estimate will be sufficient to cover actual loan losses. The allowance for loan losses is maintained at a level considered adequate based on management’s assessment of various factors affecting the loan portfolio, including delinquencies, trends in credit quality, local economic conditions, growth of the loan portfolio, past loss experience, and the portfolio’s composition. Increases in the allowance for loan losses made through provisions primarily reflect loan growth, loan loss risks inherent in lending, and the impact of the economic climate on the loan portfolio.
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
    At December 31, 2007, the allowance for loan losses was $11.7 million (1.05% of total loans) compared to $11.0 million (1.09% of total loans) at December 31, 2006, and $10.3 million (1.16% of total loans) at December 31, 2005. During 2007, the Corporation added $1.4 million to the allowance compared to $1.0 million in 2006 and $945,000 in 2005.  In 2007, the Bank segregated a valuation reserve against off-balance sheet commitments, such as loans in process.  As of December 31, 2007, that valuation reserve account was $142,000.  Total allowance for loan losses, which includes the allowance for off-balance sheet commitments, was $11.8 million (1.06% of total loans) as of December 31, 2007.
    Net loan charge-offs were $543,000 in 2007 (or 0.05% of average loans outstanding) compared to $266,000 in 2006 (or 0.03% of average loans outstanding). Net charge-offs were $254,000 (or 0.03% of average loans outstanding) for the year ended December 31, 2005. The coverage ratio (the allowance for loan losses to nonperforming loans) was 765% at December 31, 2007, 1,291% at December 31, 2006, and 516% at December 31, 2005.  Including the allowance for off-balance sheet commitments, the coverage ratio was 774% at December 31, 2007.

Deposit Accounts
Deposit accounts totaled $904.9 million at December 31, 2007, an increase of $49.5 million or 5.8% over $855.4 million at December 31, 2006. Deposits totaled $795.8 million at December 31, 2005. Checking account balances were $138.2 million as of December 31, 2007, compared to $139.5 million in the prior year. With the High Performance Checking program, the Bank was able to maintain its totals even as checking balances declined on a national basis. Money market deposit account balances grew by 14.8% to $316.0 million with rates competitive with those offered by money market funds. Certificates of deposit increased 3.3% to $439.4 million. As business banking activity increases, management’s goal is to increase its noninterest-bearing or low interest accounts through the growth of commercial checking accounts.

    The market for deposits has remained very competitive. It remains a key objective of the Bank to increase its demand deposit account balances and other low rate accounts.

Other Borrowings
The Bank uses Federal Home Loan Bank of Seattle (“FHLB”) advances to provide intermediate and longer term funding, as well as to augment deposits. At December 31, 2007, the Bank had $231.0 million in FHLB advances compared to $243.0 million as of December 31, 2006. For 2007, FHLB advances averaged 16.0% of assets compared to 18.6% in 2006. Subject to its Line of Credit with the FHLB, the availability of collateral, and the parameters of liquidity management, the Bank will continue to use advances as a funding source.
    The Bank also uses repurchase agreements for funding. At December 31, 2007, the Bank had executed $120.6 million in repurchase agreements compared to $95.7 million a year earlier. In 2000, the Corporation issued $10.3 million in trust preferred securities, which are termed “junior subordinated debentures payable.” These junior subordinated debentures payable have a fixed rate of 11% and mature on March 1, 2030, but are callable at a premium beginning March 1, 2010. In December 2004, the Corporation issued an additional $5.2 million in junior subordinated debentures payable. These debentures have a fixed rate of 5.82% for the first 5 years and then float at the three-month LIBOR plus 1.90% for the remaining 25 years. The debentures are callable at par after 5 years. On March 30, 2006, the Corporation issued an additional $10.3 million in junior subordinated debentures payable. These debentures have an initial rate of 6.65% set for 5 years and then convert to a three-month LIBOR plus 1.40% for the remaining 25 years. The debentures are callable at par after 5 years. Junior subordinated debentures payable are considered Tier 1 capital by financial institution regulators.

Capital
Banking regulations require the Bank to maintain minimum levels of capital. As of December 31, 2007, the Bank remained a “well-capitalized” institution (the FDIC’s highest rating), under regulatory guidelines, with a core capital-to-asset ratio of 9.00% and a risk-based capital-to-asset ratio of 10.91%. The Bank’s regulatory capital ratios are discussed in more detail in Note 12 of the Notes to Consolidated Financial Statements.
    Federal Reserve guidelines require the Corporation, on a consolidated basis, to maintain minimum levels of capital as well. At December 31, 2007, the Corporation's total risk-based capital to risk-weighted assets was 10.80%, compared to 11.22% at December 31, 2006, and 10.86% at December 31, 2005. The Corporation projects that earnings retention and existing capital will be sufficient to fund anticipated asset growth and the existing level of cash dividends, while maintaining a “well-capitalized” designation under the FDIC and Federal Reserve guidelines. The Corporation has paid its shareholders a cash dividend on a quarterly basis since 2002. Average shares outstanding, stock options, net income per share and book value per share for all periods presented have been retroactively adjusted to reflect stock splits. For the year, the Corporation returned $4.1 million in dividends to its shareholders compared to $3.7 million in 2006. The dividend payout ratio (the ratio of dividends paid to net income) for 2007 was 26%.
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

RESULTS OF OPERATIONS
Earnings
Cascade Financial Corporation earned net income for the year ended December 31, 2007, of $15.5 million, an increase of 16.4% over the $13.4 million net income in the year ended December 31, 2006. Earnings per fully diluted share (EPS) were $1.27 in 2007 and $1.08 in 2006. Higher net interest income due to increased earning assets and an expanded net interest margin contributed to the improved results. Income was also enhanced by increased checking fees and other service fees, and fair value gains on items subject to mark to market accounting, which partially offset the decline in gains on the sale of loans and the decline in other income. The Corporation earned net income of $13.0 million or $1.06 per fully diluted share for the fiscal year ended December 31, 2005.

Return on Average Equity
Return on average equity for the year ended December 31, 2007, was 13.23% compared to 12.24% for the same period of 2006. Return on average equity for the fiscal year ending December 31, 2005 was 13.13%.

Return on Average Tangible Equity
Return on average tangible equity (average equity less average goodwill) was 16.88% compared to 16.08% in 2006, and 17.82% in 2005. The June 2004 acquisition of Issaquah Bancshares, Inc. (“Issaquah”) generated $26.3 million in goodwill and intangibles as assets and a like amount of capital. Eliminating the average intangible asset and reducing the capital by the same amount produces average tangible equity.
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

A summary of tangible equity follows:

(Dollars in thousands)	2007	2006
Net income	$15,546	$13,355
Average equity	$117,534	$109,103
Average goodwill & intangibles	25,439	26,040
Average tangible equity	$92,095	$83,063
Return on average tangible equity	16.88%	16.08%

Net Interest Income
The largest component of the Corporation’s earnings is net interest income. Net interest income is the difference between interest earned on earning assets (primarily loans, interest-bearing deposits with banks, and investment securities) and the interest expense associated with interest-bearing liabilities (deposits and borrowings). Interest earned and interest paid is affected by general economic conditions, including the demand for loans, cost of deposits, market rates of interest and government policies. The Corporation’s operations may be sensitive to changes in interest rates and the resulting impact on net interest income.
    Net interest income for the year ended December 31, 2007, increased by 10.2%, or $4.0 million, to $43.4 million from $39.4 million for the year ended December 31, 2006. The improvement in net interest income was primarily due to the growth in our level of average earning assets of $90.8 million and an 8 basis point increase in the net interest margin. Net interest income for the fiscal year ended December 31, 2005 was $36.5 million.
    Average earning assets increased 7.5% to $1.3 billion for the year ended December 31, 2007, from $1.2 billion for the year ended December 31, 2006. Average earning assets were $1.1 billion for the year ended December 31, 2005.
    Net interest margin is net interest income expressed as a percent of average earning assets. The net interest margin for the year ended December 31, 2007, was 3.34%, compared to 3.26% for the year ended December 31, 2006. While the yield on assets has improved over the last year, liability costs have also increased. The yield on earning assets increased 39 basis points to 7.24% in 2007. The cost of interest-bearing liabilities increased 37 basis points to 4.38% for the year as new liabilities were generally booked at higher rates than the average cost of existing liabilities.

Average Balances and an Analysis of Average Rates Earned and Paid
The following table shows average balances and interest income or interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

	FOR THE YEARS ENDED DECEMBER 31,
	2007			2006			2005
(Dollars in thousands)	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD / COST

ASSETS
Interest-earning assets (1)
Residential loans	$94,608	$5,753	6.08%	$98,476	$5,582	5.67%	$104,789	$5,882	5.61%
Multifamily loans	18,467	1,416	7.67	42,574	2,863	6.72	74,650	4,910	6.58
Commercial real estate loans	117,952	8,259	7.00	144,094	9,821	6.82	166,736	10,957	6.57
Construction loans	332,467	30,094	9.05	214,290	19,376	9.04	133,975	10,199	7.61
Consumer loans	27,575	2,128	7.72	30,064	2,304	7.66	31,352	2,210	7.05
Business banking loans	455,024	33,908	7.45	426,194	31,158	7.31	343,182	23,441	6.83
Total loans	1,046,093	81,558	7.80	955,692	71,104	7.44	854,684	57,599	6.74
Securities available-for-sale	102,613	4,828	4.71	148,917	6,735	4.52	134,157	5,582	4.16
Securities held-to-maturity	88,535	4,527	5.11	96,668	4,563	4.72	93,069	4,306	4.63
Securities held-for-trading	38,614	1,884	4.88	-	-	-	-	-	-
Daily interest-earning deposits	21,607	1,138	5.27	5,356	256	4.78	6,912	315	4.56
Total securities and interest-earning deposits	251,369	12,377	4.92	250,941	11,554	4.60	234,138	10,203	4.36
Total interest-earning assets	1,297,462	93,935	7.24	1,206,633	82,658	6.85	1,088,822	67,802	6.23
Noninterest-earning assets
Office properties andequipment, net	13,744			12,093			12,741
Real estate, net	-			-			328
Other noninterest-earning assets	59,103			56,830			53,847
Total assets	$1,370,309			$1,275,556			$1,155,738

	FOR THE YEARS ENDED DECEMBER 31,
	2007			2006			2005
(Dollars in thousands)	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST
LIABILITIES AND EQUITY
Interest-bearing liabilities
Savings accounts	$13,261	$66	0.50%	$14,748	$75	0.51%	$15,465	$67	0.43%
Checking accounts	51,021	747	1.46	45,039	656	1.46	39,618	245	0.62
Money market accounts	284,843	12,314	4.32	229,788	8,505	3.70	170,641	3,255	1.91
Certificates of deposit	444,726	22,093	4.97	446,437	19,339	4.33	467,388	14,747	3.16
Total interest-bearing deposits	793,851	35,220	4.44	736,012	28,575	3.88	693,112	18,314	2.64
Other interest-bearing liabilities
FHLB advances	226,124	10,240	4.53	237,888	11,194	4.71	239,896	11,031	4.60
Other interest-bearing liabilities	134,410	5,080	3.78	104,085	3,499	3.36	39,495	1,931	4.89
Total interest-bearing liabilities	1,154,385	50,540	4.38	1,077,985	43,268	4.01	972,503	31,276	3.22
Other liabilities	98,390			88,468			83,865
Total liabilities	1,252,775			1,166,453			1,056,368
Stockholders’ equity	117,534			109,103			99,370
Total liabilities and stockholders’ equity	$1,370,309			$1,275,556			$1,155,738
Net interest income (2)		$43,395			$39,390			$36,526
Interest rate spread (3)			2.86%			2.84%			3.01%
Net interest margin (4)			3.34%			3.26%			3.35%
Average interest-earning assets
to average interest-bearing liabilities	112.39%			111.93%			111.96%

(1)  Does not include interest on loans 90 days or more past due.
(2)  Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities.
(3)  Total interest-earning assets yield less total interest-bearing liabilities cost.
(4)  Net interest income as an annualized percentage of total interest-earning assets.

Other Income
Other income is derived from sources other than interest and fees on earning assets. The Corporation’s primary sources of other income are service charge fees on deposit accounts, other service fees, the accretion of cash surrender value of bank owned life insurance (“BOLI”), gains on the sale of single-family residential and other loans, gains on the sale of securities, and rental income, primarily on space at the building that formerly served as the headquarters of Issaquah Bank. Other income for the year ended December 31, 2007, was $7.6 million, compared to $6.0 million and $6.3 million for the same periods in 2006 and 2005, respectively. In 2007, the implementation of Statement of Financial Accounting Standards (“SFAS”) No. 159 resulted in $1.1 million of net fair value gain.  There were no corresponding gains in 2006 or 2005.  The fair value of financial instruments is discussed in more detail in Note 15 of the Notes to Consolidated Financial Statements.

Other Expense
Other expense represents costs not associated with deposits and other interest-bearing liabilities. It includes expenses associated with personnel, premises and equipment, marketing, and other operations.
    Other expense increased by $2.1 million to $26.7 million for the year ended December 31, 2007, from $24.6 million and $22.6 million for 2006 and 2005, respectively. Salaries and employee benefits increased overall by $1.1 million to $13.8 million during 2007 compared to the prior year. B&O tax increased $346,000 to $1.4 million and other expenses increased $410,000 to $6.7 million during 2007 compared to the prior year.
    A standard measurement used to calculate the overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the years ending December 31, 2007, 2006, and 2005, the Corporation’s efficiency ratio was 52.36%, 54.14%, and 52.75%, respectively. Management continues to look for ways to improve the efficiency ratio by increasing other income and net interest income while diligently controlling costs and maintaining high standards of service.

Liquidity Management
Liquidity is a term used to define the Corporation's ability to meet its financial commitments. The Corporation is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of the Bank. Primary sources of liquidity are cash and cash equivalents, which include highly liquid investments. At December 31, 2007, December 31, 2006, and December 31, 2005, cash and cash equivalents totaled $14.5 million, $42.9 million, and $31.1 million, respectively. Another source of liquidity is the Corporation’s investment portfolio, which consists of investment-grade securities. These securities are of the highest credit quality and can be sold or used as collateral to secure borrowings.
    The primary source of borrowings are Federal Home Loan Bank of Seattle (FHLB-Seattle) advances and repurchase agreements. At December 31, 2007, $264.7 million of additional borrowing capacity remained under the Bank’s existing credit line from the FHLB-Seattle, which is 35% of the Bank’s assets. The use of this Line of Credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and commercial real estate mortgages. At December 31, 2007, the Bank had unencumbered eligible collateral of approximately $85.5 million to pledge against the line. In addition, the Bank has the ability to borrow through repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.
    The Bank has Fed funds borrowing lines with three of its correspondent banks. The Bank used each of these lines during the year. The Bank also has a Line of Credit with the Federal Reserve Bank of San Francisco. As of December 31, 2007, there were no outstanding balances on any of these lines.
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
    The Corporation has taken steps to balance its sensitivity to changes in interest rates by altering its asset and liability mix. The origination of floating-rate loans such as business, construction and other prime-based loans is emphasized. The vast majority of fixed-rate loans have repricing periods with a maximum of five years. The mix of floating- and fixed-rates assets is designed to mitigate the impact of rate changes on the Corporation’s net interest income. Virtually all fixed-rate residential loans are sold into the secondary market. However, the Bank has sought to add prepayment provisions to its newly originated loans with 5 year fixed and adjustable rate loans. Many of the Bank’s fixed-rate loans do not have such provisions for prepayment fees, and as a result, a drop in rates can precipitate a refinancing of the Bank’s assets.
    Interest rate risk is monitored using several methodologies, principally financial modeling. The earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2007, a 200 basis point increase in rates would increase forecasted net interest income over a twelve-month period by approximately 1.8%. A 200 basis point decrease in rates would decrease interest income by 5.6% according to the model.
    The changes of the fair value of assets and liabilities and the resulting impact on the fair value of equity are also modeled under different rate scenarios. In the 200 basis point increase scenario, the fair value of equity declines by $1.9 million or 1.2%, a 200 basis point decrease in rates would decrease the fair value of equity by $34.6 million or 21.3%. Both are within the guideline established by the Bank’s Asset/Liability Policy.
  The Corporation maintained a trading account for financial instruments during 2007, however there was no balance as of December 31, 2007. Moreover, the Corporation is not subject to foreign currency exchange rate risk or commodity price risk.
    The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2007, are shown in the following table.

	INTEREST REPRICING ASSUMPTIONS
(Dollars in thousands)	<1 YEAR	1-3 YEARS	3-5 YEARS	5-10 YEARS	10 YEARS AND UP	TOTAL	FAIR VALUE

Interest-Sensitive Assets
Total loans	$769,203	$184,515	$142,227	$11,988	$220	$1,108,153	$1,126,274
Investments and other interest-earning assets	47,646	20,426	36,305	102,551	27,711	234,639	232,694
Interest-Sensitive Liabilities
Checking accounts	$11,185	$12,202	$18,302	$8,236	$915	$50,840	$50,840
Money market accounts	311,214	1,462	2,194	987	110	315,967	315,967
Savings accounts	2,485	2,711	4,067	1,830	204	11,297	11,297
Certificates of deposit	401,800	25,080	3,016	9,546	-	439,442	442,262
Borrowings	142,625	10,000	35,000	139,000	25,000	351,625	364,499
Junior subordinated debentures payable	-	-	15,465	-	10,310	25,775	26,887

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

    The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank had not incurred any losses on its commitments in 2007 or 2006.

A summary of the notional amount of the Bank’s financial instruments with off-balance sheet risk at December 31, 2007 follows:

(Dollars in thousands)	TOTAL
Commitments to extend credit	$308,753
Standby letters of credit and financial guarantees written	5,171
Unused commitments on bankcards	12,840
Total	$326,764

Contractual Obligations and Commitments
The following table sets forth the Corporation’s long-term contractual obligations:

	PAYMENTS DUE PER PERIOD
(Dollars in thousands)	<1 YEAR	1-3 YEARS	3-5 YEARS	THEREAFTER	TOTAL
Certificates of deposit	$401,800	$25,080	$3,016	$9,546	$439,442
Federal Home Loan Bank advances	2,000	10,000	50,000	169,000	231,000
Operating lease obligations	813	1,541	1,463	7,445	11,262
Junior subordinated debentures payable	-	-	-	26,887	26,887
Total	$404,613	$36,621	$54,479	$212,878	$708,591

At December 31, 2007, the Corporation’s long-term contractual obligations related to debt totaled $257.9 million. See additional discussion under Notes 7 and 8 to the Consolidated Financial Statements for the year ended December 31, 2007.
    The Corporation also has operating leases comprised of leases for office space.

Summation of Factors That May Affect Financial Condition and Future Results
Credit risk: The most significant risk that may impact Cascade Financial Corporation would be deterioration in the quality of the loan portfolio. The Corporation’s loan growth has been focused on commercial lending. While it has not been the Corporation’s experience, historically for the banking industry, commercial loans have higher levels of losses than residential loans. The Corporation’s ability to meet its profitability and growth goals would be severely compromised with a large number of impaired credits. In addition, the Corporation and its subsidiary, Cascade Bank, could face regulatory restrictions on its activities.
    Interest rate risk: While the Corporation actively manages its exposure to changes in interest rates, volatile interest rates and/or changes in the shape of the yield curve could have a meaningful impact on the Corporation’s net income. Many of the assets and liabilities of the Corporation have embedded options, which add another layer of complexity in its interest rate risk management practices.
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
    Recently issued accounting pronouncements: In December 2004, the FASB issued No. 123(R), Share-Based Payment, which is a revision of No. 123, Accounting for Stock-Based Compensation. Statement 123(R) supersedes the Accounting Principles Board (“APB”) Opinion No. 25, which the Corporation had used to report stock options granted to employees and directors. Statement 123(R) requires all share-based payments to employees, including stock options, be recognized in the income statement based on their fair values.

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

Report of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and Subsidiaries (the Corporation) as of December 31, 2007 and 2006, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2007. We also have audited the Corporation’s internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audits.

We conducted our audits in accordance with auditing standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risks.  Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cascade Financial Corporation and Subsidiaries as of December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Cascade Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

As discussed in Note 7 to the consolidated financial statements, effective January 1, 2007, the Corporation adopted Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities and No. 157, Fair Value Measurements.

/s/ Moss Adams LLP
Everett, Washington
March 12, 2008

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2007, and 2006

	DECEMBER 31,
(Dollars in thousands, except share amounts)	2007	2006
ASSETS
Cash on hand and in banks	$12,911	$23,707
Interest-bearing deposits in other financial institutions	1,619	19,172
Securities available-for-sale, fair value	82,860	130,656
Securities held-to-maturity, amortized cost	137,238	96,846
Federal Home Loan Bank (FHLB) stock	11,920	11,920
Loans, net	1,092,776	996,015
Goodwill	24,585	25,195
Core deposit intangible, net	634	775
Premises and equipment, net	14,160	12,003
Cash surrender value of bank owned life insurance (BOLI)	22,658	17,974
Accrued interest receivable and other assets	16,227	10,991
Total assets	$1,417,588	$1,345,254

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$904,896	$855,449
FHLB advances	231,000	243,000
Securities sold under agreements to repurchase	120,625	95,710
Junior subordinated debentures payable	15,465	25,775
Junior subordinated debentures payable, fair value	11,422	—
Advance payments by borrowers for taxes and insurance	502	703
Dividends payable	1,082	967
Accrued interest payable, expenses, and other liabilities	10,500	8,451
Total liabilities	1,295,492	1,230,055

Stockholders’ equity:
Preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued or outstanding
Common stock, $.01 par value. Authorized 25,000,000 shares; issued and outstanding 12,023,685 shares at December 31, 2007, and 12,093,699 shares at December 31, 2006	120	121
Additional paid-in capital	40,322	39,430
Retained earnings, substantially restricted	82,169	77,952
Accumulated other comprehensive loss	(515)	(2,304)
Total stockholders’ equity	122,096	115,199
Total liabilities and stockholders’ equity	$1,417,588	$1,345,254

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2007, 2006, and 2005

	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands, except share amounts)	2007	2006	2005
Interest income:
Loans	$81,558	$71,104	$57,599
Securities held-for-trading	1,884	—	—
Securities available-for-sale	4,756	6,723	5,534
Securities held-to-maturity	4,527	4,563	4,306
FHLB dividends	72	12	48
Interest-bearing deposits	1,138	256	315
Total interest income	93,935	82,658	67,802
Interest expense:
Deposits	35,220	28,576	18,314
FHLB advances	10,240	11,193	11,031
Securities sold under agreements to repurchase	2,960	1,619	733
Junior subordinated debentures payable	2,120	1,880	1,198
Total interest expense	50,540	43,268	31,276
Net interest income	43,395	39,390	36,526
Provision for loan losses	1,350	1,000	945
Net interest income after provision for loan losses	42,045	38,390	35,581
Other income:
Gain on sale of loans	199	483	865
(Loss) gain on sale of securities available-for-sale, net	(435)	—	67
Net gain on fair value of financial instruments	1,081	—	—
Net gain on FHLB advances	569	—	—
(Loss) gain on sale of REO, net	—	(27)	33
Checking service fees	3,820	3,311	3,124
Other service fees	1,059	1,156	916
BOLI	803	769	764
Other	470	334	564
Total other income	7,566	6,026	6,333
Other expenses:
Salaries and employee benefits	13,817	12,691	12,114
Occupancy	3,576	3,450	3,323
Marketing	1,182	1,094	810
B&O tax	1,373	1,027	713
Other	6,734	6,324	5,646
Total other expenses	26,682	24,586	22,606
Income before provision for income taxes	22,929	19,830	19,308
Provision for income taxes	7,383	6,475	6,262
Net income	$15,546	$13,355	$13,046

Net income per common share, basic	$1.29	$1.11	$1.09
Weighted average number of shares outstanding, basic	12,047,792	12,060,191	11,977,824
Net income per share, diluted	$1.27	$1.08	$1.06
Weighted average number of shares outstanding, diluted	12,284,854	12,363,198	12,319,873

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years ended December 31, 2007, 2006, and 2005

Consolidated Statement of Stockholders’ Equity
(Dollars in thousands, except share amounts)	SHARES	COMMON STOCK	ADDITIONAL PAID-IN CAPITAL	RETAINED EARNINGS	ACCUMULATED OTHER COMPREHENSIVE INCOME (LOSS), NET	TOTAL STOCK-HOLDERS’ EQUITY
Balances at December 31, 2004	9,559,822	$96	$37,326	$59,975	$(1,147)	$96,250
Cash dividends	—	—	—	(3,260)	—	(3,260)
Options exercised, including related tax benefit	81,019	—	803	—	—	803
Net income	—	—	—	13,046	—	13,046
Shares repurchased	(40,953)	—	(42)	(816)	—	(858)
Other comprehensive loss, net of tax (benefit) of $(457)	—	—	—	—	(850)	(850)
Issaquah merger	3,899	—	62	—	—	62
Balances at December 31, 2005	9,603,787	96	38,149	68,945	(1,997)	105,193
Stock split (5-for-4)	2,410,282	24	(33)	—	—	(9)
Cash dividends	—	—	—	(3,706)	—	(3,706)
Options exercised, including related tax benefit	122,920	1	1,058	—	—	1,059
Stock compensation expense net of tax benefit	—	—	287	—	—	287
Net income	—	—	—	13,355	—	13,355
Shares repurchased	(43,290)	—	(31)	(642)	—	(673)
Other comprehensive loss, net of tax (benefit) of $(165)	—	—	—	—	(307)	(307)
Balances at December 31, 2006	12,093,699	121	39,430	77,952	(2,304)	115,199
Adoption of fair value option	—	—	—	(4,532)	—	(4,532)
Cash dividends	—	—	—	(4,094)	—	(4,094)
Options exercised, including related tax benefit	108,818	—	813	—	—	813
Stock compensation expense net of tax benefit	—	—	213	—	—	213
Net income	—	—	—	15,546	—	15,546
Shares repurchased	(178,832)	(1)	(134)	(2,703)	—	(2,838)
Other comprehensive income,net of tax provision of $963	—	—	—	—	1,789	1,789
Balances at December 31, 2007	12,023,685	$120	$40,322	$82,169	$(515)	$122,096

Consolidated Statement of Comprehensive Income
	YEARS ENDED DECEMBER 31,
	2007	2006	2005
Net income	$15,546	$13,355	$13,046
Unrealized gain (loss) on securities available-for-sale, netof tax provision (benefit) of $953, $(165) and $(499)	1,771	(307)	(927)
Unrealized (loss) on swaps available-for-sale, net of tax
provision (benefit) of $0, $0 and $(77)	—	—	(146)
Reclassification adjustment for gains on securities
included in net income, net of tax provision of
$10, $0 and $23	18	—	44
Reclassification adjustment for gains on swaps included
in net income, net of tax provision of $0, $0 and $96	—	—	179
Comprehensive income	$17,335	$13,048	$12,196

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2007, 2006, and 2005

	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands)	2007	2006	2005
Cash flows from operating activities:
Net income	$15,546	$13,355	$13,046
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	1,875	1,917	1,874
Provision for losses on loans	1,350	1,000	945
Increase in cash surrender value of bank owned life insurance	(684)	(661)	(663)
Amortization of retained servicing rights	44	6	30
Amortization of core deposit intangible	141	141	141
Deferred income taxes	1,982	178	(150)
Deferred loan fees, net	290	(9)	748
Gain on sale of loans	(199)	(483)	(865)
Stock-based compensation	213	287	—
Excess tax benefits from stock-based compensation	(231)	(314)	(301)
Purchase of securities held-for-trading	(46,413)	—	—
Proceeds from sales/calls on securities held-for-trading	112,162	—	—
Net (loss) gain on sales of securities available-for-sale	435	—	(67)
Net gain on FHLB advances	(569)	—	—
Loss on sales of premises and equipment	—	—	—
Net loss (gain) on sale of real estate owned, investment property and other repossessed assets	—	27	(33)
Federal Home Loan Bank stock dividend received	—	—	(48)
Net change in accrued interest receivable and other assets	(1,313)	(562)	(156)
Net change in accrued interest payable, expenses and other liabilities	(733)	1,764	2,392
Net cash provided by operating activities	83,896	16,646	16,893
Cash flows from investing activities:
Loans originated, net of principal repayments	(91,242)	(133,462)	(71,352)
Purchases of securities held-to-maturity	(64,034)	(3,434)	(10,054)
Proceeds from sales/calls on securities held-to-maturity	5,000	—	—
Principal repayments on securities held-to-maturity	2,658	2,020	6,271
Purchases of securities available-for-sale	(76,198)	(5,716)	(58,289)
Proceeds from sales of securities available-for-sale	66,220	—	6,488
Principal repayments on securities available-for-sale	5,677	15,184	22,318
Purchases of premises and equipment	(4,047)	(1,846)	(1,345)
Proceeds from sales/retirements of premises and equipment and REO	15	269	25
Proceeds from loan participations sold	(6,818)	3,988	(1,747)
Purchase CRA investment	(1,890)	—	—
Purchase of bank owned life insurance	(4,000)	—	—

Net cash used in investing activities	(168,659)	(122,997)	(107,685)
Subtotal, carried forward	$(84,763)	$(106,351)	$(90,792)

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued
Years ended December 31, 2007, 2006, and 2005

	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands)	2007	2006	2005

Subtotal, brought forward	$(84,763)	$(106,351)	$(90,792)
Cash flows from financing activities:
Proceeds from issuance of common stock	582	736	564
Dividends paid	(3,978)	(3,603)	(3,163)
Repurchase of common stock	(2,838)	(673)	(858)
Excess tax benefits from stock-based compensation	231	314	301
Net increase in deposits	49,134	59,681	73,860
Net increase (decrease) in Federal Home Loan Bank advances	(11,431)	7,000	8,000
Net increase (decrease) in securities sold under agreements to repurchase	24,915	44,652	30,156
Net increase (decrease) in advance payments by borrowers for taxes and insurance	(201)	14	12
Proceeds from junior subordinated debentures payable	—	10,000	—
Net cash provided by financing activities	56,414	118,121	108,872
Net increase (decrease) in cash and cash equivalents	(28,349)	11,770	18,080
Cash and cash equivalents at beginning of period	42,879	31,109	13,029
Cash and cash equivalents at end of period	$14,530	$42,879	$31,109

Supplemental disclosures of cash flow information –
Cash paid during the period for:
Interest	$51,457	$40,241	$30,642
Income taxes	5,600	6,700	4,716

Supplemental schedule of non-cash investing activities:
Mark-to-market on securities available-for-sale	(2,752)	472	1,308
Retirement of common stock in retained earnings	171	142	60
Dividends declared	4,094	3,706	3,260
Cumulative adjustment to equity for SFAS No.159	(3,162)	—	—

(See accompanying notes to consolidated financial statements below.)

Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(1) Summary of Significant Accounting Policies
The accounting and financial reporting policies of Cascade Financial Corporation (the “Corporation”) and its sole subsidiary, Cascade Bank (“the Bank”) conform to accounting principles generally accepted in the United States of America and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense. Actual results could differ from those estimates. A material estimate that is particularly susceptible to significant change relates to the determination of the allowance for losses on loans and the valuation of real estate acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the estimated losses on loans and foreclosed assets held-for-sale, management obtains independent appraisals for significant properties.
    The following is a description of the more significant policies that the Corporation follows in preparing and presenting its consolidated financial statements.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(a) Basis of Presentation
The consolidated financial statements include the accounts of the Corporation and the Bank. All significant intercompany balances and transactions have been eliminated in the consolidation. In January 2003, the Financial Accounting Standards Board (FASB) issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities and, in December 2003, issued Revised Interpretation No. 46 (FIN 46R), Consolidation of Variable Interest Entities, which replaced FIN 46. Historically, issuer trusts that issued trust preferred securities (junior subordinated debentures payable) have been consolidated by their parent companies and trust preferred securities have been treated as eligible for Tier 1 capital treatment by bank holding companies under Federal Reserve Board (FRB) rules and regulations relating to minority interests in equity accounts of consolidated subsidiaries. As a result of the adoption of FIN 46R, we deconsolidated the Trust and all periods in the consolidated financial statements have been restated to reflect this change.
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

(d) Federal Home Loan Bank (FHLB) Stock
As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Bank's investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. During 2002, the FHLB revised its capital structure from the issuance of one class of stock to two, B (1) and B (2) stock. Class B (1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale and redemption. Class B (2) is not a required investment for institutions and is not restricted to purchase and sale, but has the same redemption restrictions as Class B (1) stock. Included in the balance sheet as of December 31, 2007, and 2006, the Bank has $11.9 million and $0 of Class B (1) and B (2) stock.

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

(f) Mortgage Servicing Rights
Servicing assets are recognized when rights are acquired through the sale of mortgage loans or when the Bank originates and sells mortgage loans and retains the servicing. Loans serviced for others are not included in the accompanying consolidated balance sheets. In 2006, the Bank sold $34.1 million of commercial real estate and multifamily loans and retained the servicing. In the two previous years, the Bank had not retained the servicing on any loans sold. Capitalized servicing rights are reported in other assets. Mortgage loans serviced for others include whole loans sold. Loans being serviced totaled $32.0 million and $39.0 million at December 31, 2007, and 2006, respectively.
   Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

(g) Marketing Costs
The Bank expenses most marketing costs as they are incurred but some marketing costs are capitalized and amortized over the useful life of the expenditure. Marketing expense was $1.2 million, $1.1 million, and $810 for the years ended December 31, 2007, 2006, and 2005, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(h) Comprehensive Income
Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-
sale and certain derivative instruments. Comprehensive income is presented with the consolidated statement of stockholders equity.

(i) Earnings per Share (EPS) Data
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

(j) Goodwill and Other Intangible Assets
Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment on a quarterly basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill (as defined in SFAS No. 142, Goodwill and Other Intangible Assets, (“SFAS 142”)) with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The excess cost over fair value of net assets acquired consists mainly of goodwill and core deposit premiums. Core deposit intangibles are amortized on a straight-line basis over 8 years. Intangibles are evaluated periodically, and at least annually, for impairment.

Goodwill and other intangible assets consisted of the following at December 31, 2007 and 2006:

	GROSS CARRYING AMOUNT
Intangible assets carrying value	2007	2006
Goodwill	$24,585	$25,195
Core deposit intangible, net	634	775
Total	$25,219	$25,970

Amortization of intangible assets and mortgage servicing rights for 2007 and 2006, was as follows:

	YEARS ENDED DECEMBER 31
Intangible assets amortization and impairment	2007	2006
Core deposit intangible	$141	$141
Mortgage servicing rights	44	6
Total	$185	$147

Estimated existing intangible asset amortization for the next five years is as follows:

Estimated amortization expense
For year ended 12/31/08	$180
For year ended 12/31/09	169
For year ended 12/31/10	161
For year ended 12/31/11	155
For year ended 12/31/12	80

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(k) Loans
Almost all of the Corporation's loans are located in Washington State, primarily in the Puget Sound Region. At December 31, 2007, the Corporation's loans were classified as one-to-four-family residences (9%), multifamily residences (1%), real estate construction (34%), business assets (42%), consumer assets (3%), and non-owner occupied commercial real estate properties (11%). Accordingly, the ultimate collectability of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound Region.
    Business banking loans comprise 42% of the total loan portfolio. Most of the business banking loans are secured with collateral such as commercial property, business inventories, accounts receivable, equipment and personal property of the borrowers and/or guarantors. At December 31, 2007, $25.3 million in commercial and industrial loans were unsecured. Home equity loans and Lines of Credit account for the majority of the consumer loan portfolio.
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

Interest Income
Interest is accrued only if deemed collectible. Accrual of interest income is generally discontinued when a loan becomes 90 days past due and accrued interest amounts are reversed. Once interest has been paid to date or management considers the loan to be fully collectible, it is returned to accrual status. However, the Bank had three loans that were 90 days or more past due and still accruing, totaling $11.6 million at December 31, 2007. These loans are secured by real estate and supported by current appraised values.
    Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loan’s yield over the contractual life of the loan using the interest method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sale of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are recognized as interest income or expense.
    Loan commitment fees are deferred until loans are funded, at which time they are amortized into interest income using the effective interest method. If the commitment period expires, the fees are recognized as service charges.

Impairment of Loans and Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
    The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.
    The allowance consists of specific, general and unallocated components. The specific component relates to loans that are classified as either doubtful or substandard.  For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers nonclassified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.
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

(l) Sales of Loans
Any loan that management determines will not be held-to-maturity is classified as held-for-sale at the time of origination. Loans originated and designated as held-for-sale are intended for sale in the secondary market and are carried at the lower of cost or estimated fair value in the aggregate. Gains or losses on the sale of such loans are based on the specific identification method. Net unrealized losses, if any, are recognized through a valuation allowance by charges to income. The Bank held $129 in loans held for sale at December 31, 2007, and $311 in loans held for sale at December 31, 2006. Loans are sold without recourse on a best efforts, servicing released basis. In December 2006, the Bank sold $34.1 million in commercial and multifamily loans in which the servicing was retained.

(m) Securities
Debt and equity securities, including mortgage-backed securities (“MBS”), may be classified as held-for-trading, available-for-sale, or held-to-maturity. Securities classified as held-for-trading are carried at fair value with unrealized gains and losses reported in earnings. Securities available-for-sale are carried at fair value, with unrealized gains and losses reported as a component of other comprehensive income. Investment securities held-to-maturity are carried at amortized cost or principal balance, adjusted for amortization of premiums and accretion of discounts. Amortization of premiums and accretion of discounts are calculated using a method that approximates the level yield method. The Corporation has the ability, and it is management’s intention, to hold held-to-maturity securities until maturity. Investments with fair values that are less than the amortized cost are considered impaired. Impairment may result from either a decline in the financial condition of the issuing entity or, in the case of fixed interest rate investments, from rising interest rates. At each financial statement date, management assesses each investment to determine if impaired investments are temporarily impaired or if the impairment is other-than-temporary based upon the positive and negative evidence available. Evidence evaluated includes, but is not limited to, industry analyst reports, credit market conditions, interest rate trends, and the intent and ability of the Corporation to retain its investment in the issuer for a period of time sufficient to allow for any anticipated recovery of fair value. If negative evidence outweighs positive evidence that the carrying amount is recoverable within a reasonable period of time, the impairment is deemed to be other-than-temporary and the security is written down in earnings as a realized loss in the period in which such determination is made. Gains and losses on the sale of securities are recorded on the settlement date and are determined based on the specific identification method.

(n) Real Estate Owned
Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Development, improvement and direct holding costs related to the property are capitalized. Any loss recorded at the time a foreclosure occurs is classified as a charge-off against the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. There was no real estate owned at December 31, 2007 or December 31, 2006.

(o) Premises and Equipment
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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(p) Income Taxes
We account for income taxes in accordance with SFAS No. 109 Accounting for Income Taxes (“SFAS No. 109”), under the liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the Consolidated Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. When circumstances warrant, we assess the likelihood that our net deferred tax assets will more-likely-than-not be recovered from future projected taxable income.

(q) Stock-Based Compensation
The Corporation previously accounted for its stock option plan in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Effective January 1, 2006, the Corporation adopted SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123(R)”) using the modified prospective method. Statement 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. See Note 14 to the Consolidated Financial Statements for a further discussion on stock-based compensation.

(r) Interest Rate Swap Agreements
For asset/liability management purposes, the Corporation has used interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various instruments. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. Such derivatives are linked to specific assets or liabilities, and have high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.  The Corporation had no interest rate swap agreements at December 31, 2007.
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
    Interest rate derivative financial instruments receive hedge accounting treatment only if they are designated as a hedge and are expected to be, and are, effective in substantially reducing interest rate risk arising from the assets and liabilities. Those swaps that do not meet the hedging criteria discussed below would be recorded at fair value with changes in fair value recorded in current income. Swaps must meet specific effectiveness tests (e.g., over time the change in their fair values due to the designated hedge risk must be within 80 to 125 percent of the opposite change in the fair values of the hedged assets or liabilities). If periodic assessment indicates derivatives no longer provide an effective hedge, the derivatives contracts would be closed out and settled or marked-to-market through income.
    Beginning January 1, 2001, in accordance with SFAS No. 133, hedges of variable-rate debt are accounted for as cash flow hedges, with changes in fair value recorded in derivative assets or liabilities and other comprehensive income. The net settlement (upon close out or termination) that offsets changes in the value of the hedged debt is deferred and amortized into net interest income over the life of the hedged debt. Hedges of fixed-rate assets are accounted for as fair value hedges, with changes in fair value recorded in derivative assets or liabilities and interest income. The net settlement (upon close out or termination) that offsets changes in the value of the assets adjusts the basis of the assets and is deferred and amortized to interest income over the life of the assets. That portion, if any, of the net settlement amount that did not offset changes in the value of the hedged asset or liability is recognized immediately in noninterest income.
   Cash flows resulting from the derivative financial instruments that are accounted for as hedges of assets and liabilities are classified in the cash flow statement in the same category as the cash flows of the items being hedged.
   Derivative financial instruments are recognized as assets and liabilities on the consolidated balance sheet and measured at fair value.

(s)  Off-Balance Sheet Credit Related Financial Instruments
In the ordinary course of business, the Corporation enters into commitments to extend credit, including commitments under lines of credit, bank cards, letters of credit, and standby letters of credit and guarantees. Such financial instruments are recorded when they are funded.

(t)  Bank Owned Life Insurance (BOLI)
The carrying amount of BOLI approximates its fair value, net of any surrender charges. Fair value of BOLI is estimated using the cash surrender value.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(u) Reclassifications
Certain balances have been reclassified to conform to the 2007 presentation.

(v) Recent Accounting Pronouncements
In September 2006, the FASB issued SFAS No. 158, Employers' Accounting for Defined Benefit Pension and Other Post-retirement Plans — An Amendment of FASB Statements No. 87, 88, 106, and 132(R). This Statement improves financial reporting by requiring an employer to recognize the overfunded or underfunded status of a defined benefit post-retirement plan as an asset or liability in its statement of financial position and to recognize changes in that funded status in the year in which the changes occur through comprehensive income of a business entity or changes in unrestricted net assets of a not-for-profit organization. This Statement also improves financial reporting by requiring an employer to measure the funded status of a plan as of the date of its year-end statement of financial position, with limited exceptions. An employer with publicly traded equity securities is required to initially recognize the funded status of a defined benefit post-retirement plan and to provide the required disclosures as of the end of the fiscal year ending after December 15, 2006. The requirement to measure plan assets and benefit obligations as of the date of the employer's fiscal year-end statement of financial position is effective for fiscal years ending after December 15, 2008. SFAS No. 158 is not expected to have a material impact on the Corporation.
    In November 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). SAB 109 provides guidance on the accounting for written loan commitments recorded at fair value under GAAP. Specifically, the SAB revises the Staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment.  SAB 109, which supersedes SAB 105, Application of Accounting Principles to Loan Commitments, requires the expected net future cash flows related to the associated servicing of the loan be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 109 is effective on January 1, 2008 for the Corporation. Adoption of SAB 109 is not expected to have a material impact on the Corporation’s financial statements.
    In December 2007, FASB issued SFAS No. 141 (revised), Business Combinations. SFAS No. 141R establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141R also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Accordingly, we will apply SFAS 141(R) to business combinations occurring on or after January 1, 2009.
    In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.  SFAS 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS 160 must be applied prospectively as of the beginning of the fiscal year in which SFAS 160 is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.  We do not have a noncontrolling interest in one or more subsidiaries. Accordingly, we do not anticipate that the initial application of SFAS 160 will have an impact on our financial statements.

(2) Restricted Assets
Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances as either cash on hand, in the vault or on deposit with the Federal Reserve Bank. The minimum reserve balance as of December 31,
2006 was approximately $5.6 million. The reserve required to be held at the Federal Reserve as of December 31, 2007 was $0 due to a reclassification of deposits.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(3) Securities
A summary of securities at December 31, 2007, and December 31, 2006, follows:

	DECEMBER 31, 2007
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$26,286	$2	$5	$(71)	$(795)	$25,427
Agency notes	57,366	67	—	—	—	57,433
Total	$83,652	$69	$5	$(71)	$(795)	$82,860

	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$22,556	$28	$—	$—	$(643)	$21,941
Agency notes	113,907	67	—	(246)	(149)	113,579
Corporate/other	775	—	—	—	—	775
Total	$137,238	$95	$—	$(246)	$(792)	$136,295

	DECEMBER 31, 2006
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$38,428	$47	$3	$(18)	$(713)	$37,747
Agency notes	95,772	—	—	—	(2,863)	92,909
Total	$134,200	$47	$3	$(18)	$(3,576)	$130,656

	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$25,218	$7	$—	$(14)	$(873)	$24,338
Agency notes	70,853	—	—	(24)	(2,406)	68,423
Corporate/other	775	—	—	—	—	775
Total	$96,846	$7	$—	$(38)	$(3,279)	$93,536

At December 31, 2007, the Bank had 11 securities with a gross unrealized loss totaling $795 in our available-for-sale portfolio with a fair value of $21.0 million that had an unrealized loss for greater than one year and 14 held-to-maturity securities with a gross unrealized loss totaling $792 with a fair value of $50.0 million that have had an unrealized loss for more than one year. The only impairment on available-for-sale securities was in the MBS category, which accounted for 100% of the total impairment. As of December 31, 2007, the Bank had 12 available-for-sale and 17 held-to-maturity securities included in the temporarily impaired report, compared to 16 available-for-sale and 13 held-to-maturity with unrealized gains. The temporary impairment was less than 3% of the total book value of investments. Temporarily impaired securities are a result of an increase in interest rates and are expected to regain their value as the securities near maturity and/or market rates decline; other-than-temporarily impaired securities are a result of contractual failure by the issuer and are not expected to rebound and are considered not collectable. At December 31, 2007, the Bank had no securities with other-than-temporary impairments.
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
    As of December 31, 2007, and 2006, the Corporation was required to maintain 81,050 and 79,050 shares, respectively, of $100 par value FHLB stock.
    Accrued interest receivable on securities and interest-bearing deposits was $2.2 million and $2.3 million at
December 31, 2007, and 2006, respectively.

Proceeds from the sales of securities available-for-sale and gross realized gains and losses are summarized as follows for the year ended December 31, 2007, 2006, and 2005:

	PROCEEDS	GAINS	LOSSES
Year ended December 31, 2007	$66,220	$55	$(490)
Year ended December 31, 2006	—	—	—
Year ended December 31, 2005	6,488	68	(1)

The following table shows the contractual or expected maturities of the Corporation’s securities available-for-sale at December 31, 2007:

	WITHIN ONE YEAR	ONE TO FIVE YEARS	OVER FIVE TO TEN YEARS	OVER TEN YEARS	TOTAL
Amortized Cost
MBS	$—	$11,075	$13,248	$1,963	$26,286
Agency notes	4,999	20,999	31,313	55	57,366
Total amortized cost	$4,999	$32,074	$44,561	$2,018	$83,652
Fair Value
MBS	$—	$10,891	$12,746	$1,790	$25,427
Agency notes	5,006	21,012	31,360	55	57,433
Total fair value	$5,006	$31,903	$44,106	$1,845	$82,860

The following table shows the contractual or expected maturities of the Corporation’s securities held-to-maturity at December 31, 2007:

	WITHIN ONE YEAR	ONE TO FIVE YEARS	OVER FIVE TO TEN YEARS	OVER TEN YEARS	TOTAL
Amortized Cost
MBS	$—	$—	$—	$22,556	$22,556
Agency notes	—	12,905	32,948	68,054	113,907
Corporate/other	—	—	—	775	775
Total amortized cost	$—	$12,905	$32,948	$91,385	$137,238
Fair Value
MBS	$—	$—	$—	$21,941	$21,941
Agency notes	—	12,905	32,904	67,770	113,579
Corporate/other	—	—	—	775	775
Total fair value	$—	$12,905	$32,904	$90,486	$136,295

Securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. The fair value of securities pledged as collateral to secure public deposits were $36.0 million at December 31, 2007, and $54.2 million at December 31, 2006. The fair value of securities pledged to the FHLB at December 31, 2007 was $29.1 million and $41.0 million at December 31, 2006. The fair value of securities pledged to fund repurchase agreements were $139.7 million at December 31, 2007, and $109.1 million at December 31, 2006.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(4) Loans and Allowance for Loan Losses
A summary of loans at December 31, 2007 and 2006, follows:

	DECEMBER 31,	DECEMBER 31,
	2007	2006
Residential	$98,384	$91,256
Multifamily	11,397	34,719
Commercial real estate	120,421	119,298
Construction(1)	381,810	295,087
Business banking	468,453	442,391
Consumer	27,688	27,686
Total loans	1,108,153	1,010,437
Deferred loan fees, net	(3,724)	(3,434)
Allowance for loan losses	(11,653)	(10,988)
Net loans	$1,092,776	$996,015
Loans serviced for others	$31,965	$39,032

(1) Construction loans are net of loans in process.

  Accrued interest on loans was $5.9 million and $5.3 million at December 31, 2007, and December 31, 2006, respectively. Loans to officers and directors totaled $301 at December 31, 2007, $311 at December 31, 2006, and $300 at December 31, 2005. Repayments totaling $10, $6, and $39 were received and additional advances of $0, $17, and $17 were made for the years ended December 31, 2007, 2006, and 2005, respectively. Additionally, in 2006, $2.3 million in loans were excluded since the director previously included was no longer affiliated with the Bank.
    At December 31, 2007, the composition of the loan portfolio was as follows:

	FIXED	VARIABLE	ADJUSTABLE
	RATE	RATE (1)	RATE
Term to maturity
Less than one year	$50,909	$295,398	$5,359
1-3 years	55,379	102,387	8,155
3-5 years	58,783	5,357	30,531
5-10 years	118,199	16,337	207,110
10-20 years	5,056	3,888	27,186
Over 20 years	3,744	11,842	102,533
Total	$292,070	$435,209	$380,874

(1)	Variable includes all Prime, LIBOR, or Treasury indexed loans with a repricing frequency of three months or less.

    Nonaccrual loans totaled $1.5 million, $851, and $2.0 million, respectively, at December 31, 2007, December 31, 2006, and December 31, 2005. If interest on these loans had been recognized, such income would have been $111, $27, and $82 respectively, for the periods ended December 31, 2007, 2006, and 2005. The Corporation has no commitments to extend additional credit on loans that are nonaccrual. At December 31, 2007, 2006, and 2005, loans totaling $29.1 million, $9.4 million, and $17.5 million, were adversely classified loans. Of the adversely classified loans, $451, $223, and $1.5 million were under foreclosure at December 31, 2007, 2006, and 2005, respectively. The average balances of adversely classified loans for the years ended December 31, 2007 and December 31, 2006, respectively, were $9.2 million and $13.8 million and the Corporation recognized $561 and $759 of related interest income on such loans during the time they were adversely classified.
    At December 31, 2007, 2006, and 2005, impaired loans totaled $1.5 million, $859, and $2.0 million, respectively. The average balances during the years ended December 31, 2007, 2006 and 2005 were $973, $796, and $1.2 million, respectively. The allowance for loan losses related to these loans was approximately $361, $401, and $801 at December 31, 2007, 2006, and 2005, respectively. Interest collected on these loans in cash and included in income was not considered significant for 2007, 2006, and 2005. If interest on these loans had been accrued, the additional amount of such income would not have been significant for 2007, 2006, and 2005. At December 31, 2007, there were no commitments to lend additional funds to borrowers whose loans were classified as impaired.
    The Bank had three loans that were 90 days or more past due and still accruing, totaling $11.6 million at December 31, 2007. These loans are secured by real estate and supported by current appraised values. There were no loans 90 days or more past due at December 31, 2006.
    At December 31, 2007, the Corporation had outstanding commitments to grant loans of $13.1 million with fixed interest rates and $32.0 million with adjustable rates.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

    The Corporation had non-mandatory forward commitments totaling $0 and $364 to sell loans into the secondary market at December 31, 2007, and December 31, 2006, respectively.
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
    Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank did not incur any significant losses on its commitments in 2007 or 2006.

At December 31, 2007, and 2006, the following financial instruments with off-balance sheet risk were outstanding:

	2007	2006
Commitments to grant loans	$45,118	$21,412
Unfunded commitments under lines of credit/loans in process	265,118	196,902
Standby letters of credit and financial guarantees written	5,171	4,924
Unused commitments on bankcards	12,840	12,751
Total	$328,247	$235,989

A summary of the allowance for losses on loans follows:

	YEARS ENDED DECEMBER 31,
	2007	2006	2005
Balances at beginning of year	$10,988	$10,254	$9,563
Off-balance sheet commitments	(142)	—	—
Provision for loss	1,350	1,000	945
Recoveries	135	148	266
Charge-offs	(414)	(520)
Balances at end of year	$11,653	$10,988	$10,254

(5) Premises and Equipment
A summary of premises and equipment follows:

	ESTIMATED	DECEMBER 31,	DECEMBER 31,
	USEFUL LIVES	2007	2006
Land		$4,277	$2,577
Buildings	40 years	11,394	10,936
Leasehold improvements	Lease term	2,498	2,229
Furniture and equipment	2-10 years	14,066	14,679
		32,235	30,421
Accumulated depreciation and amortization		(18,075)	(18,418)
Total		$14,160	$12,003

Total depreciation and amortization expenses were $1.9 million for each of the years ended December 31, 2007, 2006, and 2005, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The Bank leases space for various branches. These leases run for a period ranging from 20 months to 12 years and allow for established rent increases each year. Generally these leases require the Bank to pay all taxes, maintenance and utility costs, as well as maintain certain types of insurance. The annual lease commitments at December 31, 2007, are as follows:

Years ending December 31,	2008	$813
	2009	788
	2010	753
	2011	738
	2012	725
	Thereafter	7,445
	Total	$11,262

Rental expenses charged to operations were approximately $763, $693, and $642 for the years ended December 31, 2007, 2006, and 2005, respectively.

(6) Deposits
Deposits at December 31, 2007, and 2006, are summarized as follows:

	DECEMBER 31,	DECEMBER 31,
	2007	2006
Noninterest-bearing checking accounts	$87,350	$87,456
Interest-bearing checking accounts	50,840	52,051
Money market deposit accounts	315,967	275,286
Savings accounts	11,297	15,158
Certificates of deposit	439,442	425,498
Total	$904,896	$855,449

Time deposit accounts in amounts of $100 thousand or more totaled $271.5 million and $257.0 million at December 31, 2007, and December 31, 2006, respectively. Deposits held by executive officers and directors totaled $4.2 million at December 31, 2007, and $3.5 million at December 31, 2006. Included in these totals were $2.6 million and $2.0 million held in business accounts on which six directors have signing authority, at December 31, 2007, and December 31 2006, respectively.

	WEIGHTED AVERAGE INTEREST RATE ON DEPOSITS	DEPOSIT ACCOUNTS WITH BALANCES IN EXCESS OF $100 THOUSAND	ACCRUED INTEREST PAYABLE ON DEPOSITS

December 31, 2007	3.78%	$606,579	$4,285
December 31, 2006	3.86	552,522	5,176

A summary of interest expense on deposits follows:

	YEARS ENDED DECEMBER 31,
	2007	2006	2005
Checking and money market accounts	$13,061	$9,160	$3,500
Savings accounts and time deposits	22,159	19,416	14,814
Total	$35,220	$28,576	$18,314

Maturities of time deposits at December 31, 2007, are as follows:

Years ending December 31,	2008	$401,800
	2009	20,900
	2010	4,180
	2011	868
	2012	2,148
	Thereafter	9,546
	Total	$439,442

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
    In October 2003, the Corporation entered into an interest rate swap agreement with a third party as a hedge of the interest rate on the Corporation’s junior subordinated debentures payable. Under the terms of the agreement, the Corporation received an 11% fixed-rate and paid a floating-rate of USD-six-month LIBOR-BBA plus 520 basis points. The swap was terminated in December 2006 at a loss of $150.
    On December 15, 2004, the Corporation issued $5.2 million in junior subordinated debentures payable, as Cascade Capital Trust II. These debentures have a fixed coupon of 5.82% for the first 5 years and then float at the three-month LIBOR plus 1.90% for the remaining 25 years. The debentures are callable at par after 5 years. These debentures are considered Tier 1 capital by financial institution regulators.
   On March 30, 2006, the Corporation issued an additional $10.3 million in junior subordinated debentures payable, as Cascade Capital Trust III. These debentures have a fixed coupon of 6.50% for the first 5 years and then float, if not called, at the three-month LIBOR plus 1.40% for the remaining 25 years. These debentures are also considered Tier 1 capital for regulatory purposes.
   The junior subordinated debentures payable issued under Cascade Capital Trusts II and III incorporate the same structure, for the same purposes as Cascade Capital Trust I.
    Effective January 1, 2007, the Corporation elected early adoption of SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, and SFAS No. 157, Fair Value Measurements, both of which were issued in February 2007. The Corporation applied fair value accounting to Cascade Capital Trust I. Upon adoption of SFAS No. 159 and No. 157, the Corporation determined a fair value for Cascade Capital Trust I of approximately 117 or $11.17 million for the $10.0 million in trust preferred securities (junior subordinated debentures). This resulted in charging off the unamortized issuance costs to retained earnings of $654 as required under SFAS No. 159. The $1.17 million fair value premium is the result of the 11% coupon and the 5.5% call premium. This fair value premium should be effectively written down to the $550 premium to call the security on March 1, 2010, which is embedded in its fair value. The fair value option was not selected for variable rate junior subordinated debentures totaling $15.0 million. See Note 15 of the Notes to Consolidated Financial Statements for additional information on SFAS No. 157.

(8) FHLB Advances
FHLB advances are summarized as follows:

		DECEMBER 31,		DECEMBER 31,
		2007		2006
MATURITY DATE		AMOUNT	WEIGHTED AVERAGE INTEREST RATE	AMOUNT	WEIGHTED AVERAGE INTEREST RATE
At December 31,	2007	$—	$—	$32,000	5.87%
	2008	2,000	3.51	2,000	3.51
	2009	10,000	3.62	39,000	5.00
	2010	—	—	45,000	5.83
	2011	10,000	3.88	10,000	3.88
	2012	40,000	4.33	—	—
	Thereafter(1)	169,000	4.32	115,000	4.04
		$231,000	4.27%	$243,000	4.76%
(1)	Includes $30,000 tied to the three-month LIBOR.

	YEARS ENDED DECEMBER 31,
	2007	2006
Maximum amount of outstanding FHLB advances at any month-end	$264,790	256,000
Average amount of outstanding FHLB advances during the year	226,124	237,888

The Bank had $199.0 million in fixed-rate advances as of December 31, 2007, and the FHLB has the option to convert these advances to variable-rate advances after a specified period.
    At December 31, 2007, the Bank had an unused Line of Credit from the FHLB-Seattle of $264.7 million subject to the availability of eligible collateral. The Bank’s credit line with the FHLB-Seattle is 35% of total assets, or up to approximately $495.7 million, and is subject to certain collateral requirements.
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
    Securities sold under agreements to repurchase the same securities consist of agency notes and/or mortgage-backed securities summarized as follows:

			UNDERLYING SECURITIES
	BALANCE OUTSTANDING	WEIGHTED AVERAGE INTEREST RATE	BOOK VALUE, INCLUDING ACCRUED INTEREST	MARKET VALUE
December 31, 2007	$120,625	3.30%	$140,523	$139,722
December 31, 2006	95,710	1.42	113,026	109,145

Financial data pertaining to repurchase agreements follows:

	YEARS ENDED DECEMBER 31,
	2007	2006
Maximum amount of outstanding agreements at any month-end	$120,625	$96,007
Average amount of outstanding agreements during the year	107,516	81,284

The Corporation used $120.0 million of repurchase agreements that adjust to a spread under three-month LIBOR for periods ranging from six months to one year and then adjust to a fixed rate for the remainder of the agreement unless the lender terminates the agreement.
    The Bank has Fed funds borrowing lines with three of its correspondent banks. One line is for $15.0 million and matures July 1, 2008. The other two facilities are for $10.0 million each; one matures June 30, 2008, and the other has no maturity date. Interest rates for these lines are quoted at the time of borrowing and are subject to certain collateral requirements. The Bank used each of these lines during the year. The Bank also has the ability to borrow from the Federal Reserve Bank of San Francisco based on the amount of collateral pledged. As of December 31, 2007, there were no outstanding balances on any of these lines.

(10) Income Taxes
Income tax expense (benefits) includes the following components:

	YEARS ENDED
	DECEMBER 31,
	2007	2006	2005
Current	$5,401	$6,297	$6,412
Deferred	1,982	178	(150)
Total	$7,383	$6,475	$6,262

As required by SFAS No. 109, we continually review the likelihood that deferred tax assets will be realized in future tax periods under the “more-likely-than-not” criteria. In making this judgment, SFAS No. 109 requires that all available evidence, both positive and negative, should be considered to determine whether, based on the weight of that evidence, a valuation allowance is required. As of December 31, 2007, we had $4.8 million of deferred tax assets and net deferred tax assets (after deferred tax liabilities) of $1.6 million related to the U.S. tax jurisdictions whose recoverability is dependent upon future profitability.
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
   For the year ended December 31, 2007, the Corporation's effective tax rate was 32.2% compared to 32.7% and 32.4% for the years ended December 31, 2006 and 2005. Decreased tax benefits related to interest on tax exempt loans and increases in cash surrender value of bank owned life insurance comprised the significant portion of the differences in the effective tax rates between the two years.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Income tax expense differs from that computed by applying the U.S. federal income tax rate of 35% to pretax income for the years ended December 31st as a result of the following:

	2007	2006	2005
Computed “expected” tax expense	$8,025	$6,941	$6,758
Bank owned life insurance (BOLI)	(239)	(231)	(232)
Tax exempt interest	(218)	(341)	(284)
Nondeductible option cost	68	101	—
Other, net	(253)	5	20
Total	$7,383	$6,475	$6,262

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

    The following table presents major components of the net deferred tax asset (liability) resulting from differences between financial reporting and tax bases at December 31, 2007, and December 31, 2006:

	DECEMBER 31,	DECEMBER 31,
	2007	2006
Deferred tax assets:
Securities available-for-sale	$277	$1,240
Junior subordinated debentures	607	—
Premises and equipment	274	—
Loans	3,640	3,316
Gross deferred tax assets	4,798	4,556
Deferred tax liabilities:
Deferred loan fees	(1,184)	(1,660)
Core deposit intangible	(222)	(267)
Premises and equipment	—	(203)
FHLB stock	(1,732)	(1,732)
Other	(86)	(139)
Gross deferred tax liabilities	(3,224)	(4,001)
Net deferred tax asset	$1,574	$555

A valuation allowance for deferred tax assets was not considered necessary at December 31, 2007 or 2006. Management believes the Corporation will fully realize its total deferred income tax assets as of December 31, 2007, and 2006, based upon its total deferred income tax liabilities, previous taxes paid and its current and expected future levels of taxable income.
    The Corporation adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. The Corporation had no unrecognized tax benefits which would require an adjustment to the January 1, 2007 beginning balance of retained earnings. The Corporation had no unrecognized tax benefits at January 1, 2007 and at December 31, 2007.
    The Corporation recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2007 and 2006, the Corporation recognized no interest and penalties.
    The Corporation and its subsidiaries files income tax returns in the U.S. Federal jurisdiction. With few exceptions, the Corporation is no longer subject to U.S. Federal or state/local income tax examinations by tax authorities for years before 2003.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(11) Earnings per Share
The following table presents EPS information:

	YEARS ENDED DECEMBER 31,
	2007	2006	2005
Net income	$15,546	$13,355	$13,046

Common shares outstanding (basic)	12,047,792	12,060,191	11,977,824
Effect of dilutive stock options	237,062	303,007	342,049
Common shares outstanding (diluted)	12,284,854	12,363,198	12,319,873

EPS, basic	$1.29	$1.11	$1.09
EPS, diluted	1.27	1.08	1.06

For purposes of calculating basic and diluted earnings per share, the numerator of net income is the same. There were outstanding options to purchase 174,810, 196,554, and 143,939 shares of common stock at December 31, 2007,
December 31, 2006, and December 31, 2005, respectively, that are considered non-dilutive and have been excluded from the above calculation. Non-dilutive options have an exercise price that is greater than the current market price of the stock.

(12) Stockholders’ Equity
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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2007, and 2006, that the Corporation and the Bank met all capital adequacy requirements to which they are subject. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.
    At December 31, 2007, banking regulations required institutions to have a minimum total risk-based capital to risk-weighted assets ratio of 8% and a Tier 1 (core) capital to adjusted total assets ratio of 4%.
    At December 31, 2007, the Bank was in compliance with the regulatory requirements for well-capitalized institutions.
As of December 31, 2007, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

	ACTUAL		MINIMUM REQUIREMENTS FOR CAPITAL ADEQUACY		WELL-CAPITALIZED REQUIREMENTS
CASCADE BANK	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2007:
Total risk-based capital to risk-weighted assets (1)	$135,345	10.91%	$99,248	8.00%	$124,059	10.00%
Tier I (core) capital to risk-weighted assets	123,550	9.96	49,624	4.00	74,436	6.00
Tier I (core) capital to average total assets	123,550	9.00	54,901	4.00	68,626	5.00
December 31, 2006:
Total risk-based capital to risk-weighted assets (1)	$127,132	11.20%	$90,816	8.00%	$113,521	10.00%
Tier I (core) capital to risk-weighted assets	116,144	10.23	45,408	4.00	68,112	6.00
Tier I (core) capital to average total assets	116,144	8.96	51,850	4.00	64,813	5.00

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The Corporation, as a bank holding company regulated by the Federal Reserve, is also subject to capital requirements that are similar to those for Cascade Bank.

	ACTUAL		MINIMUM REQUIREMENTS FOR CAPITAL ADEQUACY		WELL-CAPITALIZED REQUIREMENTS
CASCADE FINANCIAL CORP	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2007:
Total risk-based capital to risk-weighted assets (1)	$134,174	10.80%	99,361	8.00%	$124,201	10.00%
Tier I (core) capital to risk-weighted assets	122,379	9.85	49,681	4.00	74,521	6.00
Tier I (core) capital to average total assets	122,379	8.9	55,032	4.00	68,790	5.00
December 31, 2006:
Total risk-based capital to risk-weighted assets (1)	$127,504	11.22%	$90,935	8.00%	113,668	10.00%
Tier I (core) capital to risk-weighted assets	116,516	10.25	45,467	4.00	68,201	6.00
Tier I (core) capital to average total assets	116,516	8.99	51,850	4.00	$64,813	5.00

(1)  The FDIC and the Federal Reserve require institutions to maintain Tier I capital of not less than one-half of total capital.

(13) Mortgage Servicing Rights
A summary of capitalized mortgage servicing rights, included in other assets, at December 31, 2007, and December 31, 2006, follows:

	DECEMBER 31,	DECEMBER 31,
	2007	2006
Balance at beginning of year	$174	$10
Additions	—	170
Amortization	(44)	(6)
Balance at end of year	$130	$174

   The fair value of servicing rights was determined using a discount rate of 12% and a prepayment speed of 400%.

(14) Employee Benefit Plans
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
The Corporation contributed $336, $313, and $287 to the plan for the years ended December 31, 2007, 2006, and 2005, respectively.

(b) Employee Stock Purchase Plan
The Corporation maintains an employee stock purchase plan, under the terms of which 213,212 shares of common stock have been authorized for issuance. The plan allows employees of the Corporation with three months of service the opportunity to purchase common stock through accumulated salary deductions during each offering period. On the first day of each six-month offering period (January 1 and July 1 of each year), eligible employees who elect to participate are granted options to purchase a limited number of shares and unless the participant withdraws from the plan, the option is effectively exercised on the last day of each offering period. The aggregate number of shares to be purchased in any given offering is determined by dividing the accumulated salary deduction for the period by the lower of 85% of the market price of a common share at the beginning or end of an offering period.

(c) Stock Options
The shareholders of the Corporation approved two stock option plans to promote the best interest of the Corporation and its shareholders by providing an incentive to employees and directors. The plans permit the grant of incentive stock options and non-qualified stock options.
   Options are granted to certain employees and directors at prices equal to the market value of the stock on the dates the options were granted. The options granted have a term of 10 years from the grant date. Incentive stock options granted to employees vest over a five-year period. Non-qualified options granted to directors vest over a four-year period. Compensation expense is recorded as if each vesting portion of the award is a separate award. The maximum number of options that may be issued under the plan is 937,500 (as adjusted for stock splits and dividends). The Corporation had 597,566 and 592,200 shares available for grant at December 31, 2007, and 2006, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Accounting for Stock Options
On January 1, 2006, the Corporation adopted SFAS No.123(R), applying the modified prospective method. SFAS No. 123(R) requires all equity-based payments to employees, including grants of employee stock options, to be recognized in the Consolidated Statements of Income at the fair value of the award over the requisite service period. Under the modified prospective method, the Corporation is required to record equity-based compensation expense for all awards granted after the date of adoption and for the unvested portion of previously granted awards outstanding as of the date of adoption.
   Net compensation cost charged against income for stock option expense was $213 for 2007, and $287 for 2006. The total income tax benefit recognized in the income statement for stock based compensation arrangements was $231 for 2007, and $314 for 2006.
   The fair values of the options granted to the Corporation’s employees were estimated on the date of grant using the Black-Scholes valuation model. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense.
   The following table provides the range of assumptions used for stock options granted:

	YEARS ENDED DECEMBER 31,
	2007	2006	2005
Risk-free interest rate	4.75%	4.50%	3.00%
Expected life in years	5	5	8
Expected volatility	24%	24%	24%
Dividend yield	2.00%	2.03%	2.02%

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
A summary of option activity as of, and for the year ended, December 31, 2007 is as follows:

	OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)	AGGREGATE INTRINSIC VALUE
Outstanding as of December 31, 2006	703,606	$9.26	5.76	$5,511,642
Granted	4,000	16.21
Exercised	(102,295)	5.63
Forfeited/Cancelled	(9,744)	13.02
Outstanding as of December 31, 2007	595,567	$9.87	5.13	$2,580,240

Exercisable as of December 31, 2007	384,696	$7.76	4.07	$2,361,610

   All amounts have been adjusted retroactively to reflect the 5-for-4 stock split paid in May 2006.
   All options granted have limited rights that enable a holder upon a change in control of the Corporation to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2007, and December 31, 2006, 384,696 and 383,916 shares, respectively, were fully exercisable.
   The weighted average fair values of options granted under the Corporation's stock option plan were $4.04, $3.77, and $3.86, respectively for the years ended December 31, 2007, December 31, 2006, and December 31, 2005. The total intrinsic value of options exercised were $1.1 million, $1.3 million and $1.1 million, respectively, during the years ended December 31, 2007, 2006, and 2005. Total unrecognized compensation cost related to stock options was $210 as of December 31, 2007, and $466 as of December 31, 2006. That cost is expected to be recognized over a weighted average period of 1.3 years. Cash received from options exercised under all share-based payment arrangements were $576, $670, and $443 for the years ended December 31, 2007, 2006 and 2005, respectively.
As a result of adopting SFAS No. 123(R), the Corporation’s income before income taxes for the years ended December 31, 2007, and 2006, was $213 and $287 lower, respectively, than if it had continued to account for share-based compensation under Opinion No. 25. This option expense is included in salaries and employee benefits expenses.
      Prior to the adoption of SFAS No. 123(R), the Corporation presented all tax benefits of deductions resulting from the exercise of stock options as operating cash flows in the Statement of Cash Flows. SFAS No. 123(R) requires the cash flow resulting from the tax benefits resulting from tax deductions in excess of the compensation cost recognized CASCADE

FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

for those options (excess tax benefits) to be classified as financing cash flows. The $231 excess tax benefit classified as a financing cash inflow would have been classified as an operating cash inflow if the Corporation had not adopted SFAS No. 123(R).
   The following table illustrates the effect on net income and earnings per share for the years ended December 31, 2005, if the Corporation had applied the fair value recognition provisions of SFAS No. 123(R) to stock-based employee compensation:

YEAR ENDED DECEMBER 31,
2005
Net Income, as reported	$13,046
Add: Stock-based employee compensation expense included in reported net income, net of related tax effects	-
Deduct: Total stock-based employee compensation expense determined under fair value based method for all awards, net of related tax effects	167
Pro forma net income	$12,879

DECEMBER 31,
2005
Net income per common share - Basic	$1.09
As reported
Pro forma	1.07
Net income per common share - Diluted
As reported	$1.06
Pro forma	1.05

Deferred Compensation Plan
In December 2004, the Board adopted the Cascade Bank Deferred Compensation Plan. The purpose of this Plan is to provide specified benefits to a select group of management or highly compensated employees who contribute materially to the continued growth, development and business success of the Bank.  The Plan was inactive in 2007 and has been replaced with a new plan effective February 1, 2008.
    On January 16, 2008 the Cascade Bank Non-Qualified Deferred Compensation Plan was adopted. During 2007, one of the major projects of the Compensation Committee was to develop and recommend a plan to the Board of Directors that would provide specified benefits to a select group of management and highly compensated employees. Participants may contribute up to 50 percent of salary and 100 percent of their bonus to the Plan. In addition, the Compensation Committee has the authority to authorize an employer contribution to the Plan for these same employees. The contribution will be based upon the performance of the Bank as well as the individual performance of each employee. The Non-Qualified Deferred Compensation Plan will also be available to Directors. Each Director may contribute up to 100 percent of their director compensation to the Plan. No Corporation contributions will be made for Directors.

Employment Agreement
The Bank entered into an employment agreement with Carol K. Nelson dated November 27, 2007, which replaced a previous agreement dated July 12, 2005. This agreement replaced a prior agreement dated March 26, 2002 and extended on January 27, 2004. The current agreement may be terminated upon 90 days written notice.

(15) Fair Value of Financial Instruments
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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

    The following table presents a summary of the fair value of the Corporation’s financial instruments:

	DECEMBER 31,		DECEMBER 31,
	2007		2006
	CARRYING VALUE	ESTIMATED FAIR VALUE	CARRYING VALUE	ESTIMATED FAIR VALUE
Financial assets:
Cash and cash equivalents	$14,530	$14,530	$42,879	$42,879
Securities available-for-sale	82,860	82,860	130,656	130,656
Securities held-to-maturity	137,238	136,295	96,846	93,536
FHLB stock	11,920	11,920	11,920	11,920
Loans, net	1,092,776	1,110,897	996,015	1,002,554
Financial liabilities:
Deposit accounts(1)	$904,896	$895,449	$855,449	$854,795
Borrowings	351,625	364,499	338,710	338,859
Junior subordinated debentures payable	15,465	14,649	25,775	27,465
Junior subordinated debentures payable, at fair value	11,422	11,422	—	—
Mark-to-market on swaps	—	—	312	312

(1)	Net of ($312) mark-to-market on swap for 2006.

Fair Value Accounting
SFAS No. 159 generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, the Corporation selected fair value measurement for certain available-for-sale and held-to-maturity investment securities, FHLB advances and Cascade Capital Trust I (junior subordinated debentures), which had fair values of approximately $68.1 million, $46.7 million and $12.1 million, respectively, on January 1, 2007. The Corporation also selected fair value measurement for an interest rate swap on a certificate of deposit with a notional value of $10.0 million and a fair value loss of $312 on January 1, 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurement.
    Fair values determined by Level 1 inputs utilize quoted prices (unadjusted) in active markets for identical assets or liabilities that the Corporation has the ability to access. Fair values determined by Level 2 inputs utilize inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals. Level 3 inputs are unobservable inputs for the asset or liability, and include situations where there is little, if any, market activity for the asset or liability.
  Upon adoption of SFAS No. 157, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements, other than in conjunction with the adoption of SFAS No. 159, in the year ended December 31, 2007.
    At December 31, 2007, the Corporation had $11.9 million in junior subordinated debenture measured at fair value on a recurring basis.
    The junior subordinated debentures are valued using discounted cash flows to the next available redemption date on the date of valuation based on recent issuances or quotations from brokers for comparable bank holding companies and are considered a Level 2 input method.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)
Initial Fair Value Adjustment on Adoption of SFAS 159
	JANUARY 1, 2007
(Dollars in thousands)	AMORTIZED COST	FAIR MARKET VALUATION ADJUSTMENT	BASIS AT FMV	RELATED DEFERRED TAXES	CUMULATIVE EFFECT OF ADOPTION
Assets
Securities available-for-sale (AFS) reclassified to fair value	$54,721	$(2,056)	$52,665	$720	$(1,336)
Securities held-to-maturity (HTM) reclassified to fair value	15,984	(554)	15,430	194	(360)
Deferred origination costs on junior subordinated debentures	654	(654)	-	227	(427)
	$71,359	$(3,264)	$68,095	$1,141	$(2,123)
Liabilities
FHLB advances	$45,000	$1,654	$46,654	$(579)	$1,075
Junior subordinated debentures payable	10,310	1,740	12,050	(609)	1,131
Interest rate swap on CD	-	312	312	(109)	203
	$55,310	$3,706	$59,016	$(1,297)	$2,409

Total adjustment				$2,438	$(4,532)
Less transfer from other comprehensive loss to retained earnings				(738)	$1,370
Cumulative adjustment of deferred tax asset and equity on adoption of SFAS 159				$1,700	$(3,162)

Following the initial election, changes in the value of financial instruments recorded at fair value are recognized as gains or losses in subsequent financial reporting periods. As a result of the adoption of SFAS No. 159 and changes in the fair value measurement of the financial assets and liabilities noted above, the Corporation recorded a cumulative net gain of $1.1 million ($703 after tax) for the year ended December 31, 2007.

Fair Value Gains (Losses)
($ IN 000S) PAR VALUE		TOTAL NET INCOME
10,000	Interest rate swap	$57
45,000	FHLB advances	(70)
70,000	Investment securities HFT	518
10,000	Junior subordinated debentures	576
	Total	$1,081
	Adjusted for taxes	$703

Cash and Cash Equivalents
The carrying amount represents fair value.

Securities including mortgage backed securities and FHLB stock
Fair values are based on quoted market prices or dealer quotations when available or through the use of alternate approaches, such as matrix or model pricing, when market quotes are not readily available.

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

Borrowings (FHLB advances and securities sold under agreements to repurchase)
The fair value is calculated based on the discounted cash flow method, adjusted for market interest rates and terms to maturity.

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

(16) On-Balance Sheet Derivative Instruments and Hedging Activities
Derivative Financial Instruments
The Corporation had derivative financial instruments in the form of interest rate swap agreements, which derive their value from underlying interest rates. These transactions involved both credit and market risk. Direct credit exposure is limited to the net difference between the calculated amounts to be received and paid, and any change in fair value of the contract in which the counterparty would owe the Corporation if the contract were terminated. Such difference, which represents the fair value of the derivative instruments, is reflected on the Corporation's balance sheet as derivative assets and derivative liabilities. The Corporation controls the credit risk of its financial contracts through credit approvals, limits and monitoring procedures, and does not expect any counterparties to fail to meet their obligations.
   Off-balance-sheet financial instruments - commitments to extend credit, standby letters of credit and financial guarantees represent the principal categories of off-balance instruments (Note 4). The fair value of these commitments is not considered material because they are for a short period of time and subject to customary credit terms.

Risk Management Policies - Hedging Instruments
The primary focus of the Corporation’s asset/liability management program is to monitor the sensitivity of the Corporation’s net income and fair value of equity under varying interest rate scenarios to take steps to control its risks (see Management Discussion and Analysis – Interest Rate Risk Management).

Interest Rate Risk Management - Fair Value Hedging Instruments
The Corporation holds fixed and variable-rate assets and liabilities. Fixed-rates may expose the Corporation to variability in their fair value due to changes in the level of interest rates. The Corporation may utilize interest rate swaps as an asset/liability management strategy to hedge the change in value of the assets due to changes in interest rate assumptions.
    An interest rate swap agreement used to hedge junior subordinated debentures payable (trust preferred securities), with a notional amount of $10.0 million was terminated in December 2006 at a loss of $150.
    The information pertaining to a terminated interest rate swap agreement used to hedge certificates of deposit is as follows:

DECEMBER 31,
2006
Notional amount	$10,000
Weighted average pay rate	5.14%
Fixed receive rate	5.00%
Maturity in years	7.4
Unrealized (loss) relating to interest rate swap	$(312)

    This agreement provides for the Corporation to make payments at a variable-rate determined by a three-month LIBOR in exchange for receiving payments at a fixed rate. The unrealized (loss) relating to the interest rate swap of $(312) was marked to market as an adjustment to equity with the implementation of SFAS No. 159 effective January 1, 2007. The swap was terminated in April 2007 at a net loss of $4.
    Risk management results for the year ended December 31, 2006, related to the balance sheet hedging of certificates of deposit indicate that the hedge was 100% effective and that there was no component of the derivative instrument’s gain or loss during which was excluded from the assessment of hedge effectiveness.
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
    The Corporation had non-mandatory forward commitments totaling $0 and $364 to sell loans into the secondary market at December 31, 2007, and December 31, 2006, respectively.

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

(18) Condensed Financial Information of Cascade Financial Corporation
Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

BALANCE SHEET	DECEMBER 31, 2007	DECEMBER 31, 2006
Assets:
Cash	$267	$829
Investment in subsidiary	148,267	139,827
Other assets	2,011	1,765
	$150,545	$142,421
Liabilities and stockholders’ equity:
Other liabilities	$1,562	$1,447
Junior subordinated debentures payable	26,887	25,775
Stockholders’ equity	122,096	115,199
	$150,545	$142,421

INCOME STATEMENT	FOR THE YEARS ENDED DECEMBER 31,
	2007	2006	2005
Equity in undistributed net income of the subsidiary	$16,745	$14,836	$13,992
Interest income – junior subordinated debentures payable	64	58	46
Net gain on fair value of junior subordinated debentures payable	576	—	—
Operating expenses	(364)	(460)	(299)
Interest expense – junior subordinated debentures payable	(2,120)	(1,880)	(1,198)
Income before benefit from income taxes	14,901	12,554	12,541
Benefit from income taxes	645	801	505
Net income	$15,546	$13,355	$13,046

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

STATEMENT OF CASH FLOWS	FOR THE YEARS ENDED DECEMBER 31,
	2007	2006	2005
Cash flows from operating activities:
Net income	$15,546	$13,355	$13,046
Adjustments to reconcile net income to net cash (used in) operating activities:
Equity in net income of subsidiaries	(16,745)	(14,836)	(13,992)
Increase (decrease) in other assets	(31)	936	195
(Decrease) increase in other liabilities	(629)	(287)	134
Net cash used in operating activities	(1,859)	(832)	(617)
Cash flows from investing activities:
Dividends received from subsidiaries	7,300	4,250	4,000
Investment in subsidiary	—	(10,000)	—
Net cash provided (used) by investing activities	7,300	(5,750)	4,000
Cash flows from financing activities:
Repurchase of common stock	(2,838)	(673)	(858)
Proceeds from exercise of stock options	813	1,050	865
Dividends paid	(3,978)	(3,603)	(3,163)
Proceeds from junior subordinated debentures payable	—	10,000	—
Net cash (used) provided by financing activities	(6,003)	6,774	(3,156)
Net increase (decrease) in cash and cash equivalents	(562)	192	227
Cash and cash equivalents:
Beginning of year	829	637	410
End of year	$267	$829	$637

(19) Lines of Business
The Corporation and the Bank, are managed by a legal entity and not by lines of business. The Bank’s operations include commercial banking services, such as lending activities, business services, deposit products and other services. The performance of the Bank as a whole is reviewed by the Board of Directors and Management Committee.
The Management Committee, which is the senior decision making group of the Bank, is comprised of seven members including the President/CEO. Segment information is not necessary to be presented in the notes to the consolidated financial statements because operating decisions are made based on the performance of the Corporation as a whole.

(20) Selected Quarterly Financial Data (Unaudited)

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2007	2007	2007	2007
Interest income	$22,631	$23,789	$23,378	$24,137
Interest expense	12,354	12,798	12,568	12,820
Net interest income	10,277	10,991	10,810	11,317
Provision for loan losses	250	250	350	500
Other income	2,051	1,834	1,942	1,739
Other expense	6,423	6,548	6,724	6,987
Income before provision for income taxes	5,655	6,027	5,678	5,569
Provision for income taxes	1,890	2,044	1,892	1,557
Net income	$3,765	$3,983	$3,786	$4,012
Earnings per share, basic	$0.31	$0.33	$0.32	$0.33
Earnings per share, diluted	0.30	0.32	0.31	0.33

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(20) Selected Quarterly Financial Data (Unaudited) (continued)

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

ANNUAL SHAREHOLDERS’ MEETING
The Annual Shareholders’ meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, Washington, on Tuesday, April 22, 2008 at 6:30 p.m. Pacific time.

CASCADE BANK

corporate information

CASCADE SERVICE CENTER
(800) 326-8787 www.cascadebank.com

MAIN OFFICE
2828 Colby Ave., Everett (425) 257-1745

BELLEVUE
200 108th Ave. NE (425) 455-2300

BURLINGTON Opens mid-2008
822 S Burlington Boulevard (360) 755-1630

CLEARVIEW
17512 SR 9 SE, Snohomish (360) 668-1243

CROSSROADS
15751 NE 15th St., Bellevue (425) 643-6200

EVERETT/BROADWAY
2602 Broadway (425) 259-1243

EVERETT/EVERGREEN WAY
6920 Evergreen Way (425) 353-1243

HARBOUR POINTE
11700 Mukilteo Speedway, Mukilteo (425) 290-7767

ISSAQUAH
1055 NW Maple Street (425) 392-8000

ISSAQUAH/FRONT STREET
305 Front St. N (425) 391-5500

LAKE STEVENS
8915 Market Place (425) 334-8880

LYNNWOOD
19419 Highway 99 (425) 775-6666

MARYSVILLE
815 State Ave. (360) 659-7614

MARYSVILLE/NORTH
3711 88th St. NE (360) 651-9200

NORTH BEND
139 Bendigo Blvd. N (425) 831-1761

PINE LAKE
2902 228th Ave. SE, Sammamish (425) 369-8322

SHORELINE
15225 Aurora Avenue N (206) 365-7300

SILVER LAKE
10524 19th Ave. SE, Everett (425) 316-6700

SMOKEY POINT
3532 172nd St. NE, Arlington (360) 653-1900

SNOHOMISH
1101 Avenue D (360) 862-9800

WOODINVILLE
17641 Garden Way NE (425) 481-0820

Real people. Real attention.℠

CASCADE BANK

management committee

Carol K. Nelson
President and Chief Executive Officer

Rob Disotell
EVP, Chief Credit Officer

Steve Erickson
EVP, Commercial Real Estate Lending

LeAnne Harrington
EVP, Chief Administrative Officer

Lars Johnson
EVP, Chief Financial Officer

Debbie McLeod
EVP, Retail Banking

Bob Wojcik
EVP, Business Banking

Equal Opportunity Employer

49

Cascade Financial
CORPORATION

2828 Colby Avenue, Everett, WA 98201
www.cascadebank.com

Balance

Robin Stinardo, INTERNAL AUDIT MANAGER, understands the importance of balancing work with family and finds time to explore Seattle's Carkeek Park with her son Adrian.