Form 10-K, Exhibit 13
period 2008-12-31
CASCADE FINANCIAL CORP
filed 2009-03-13
CIK 928911

annual report 2008

REPORT TO SHAREHOLDERS

DEAR CASCADE SHAREHOLDERS, CUSTOMERS AND EMPLOYEES,

The 2008 year brought exceptional challenges to the financial services industry. Despite these difficulties, you have many reasons to be proud of Cascade's accomplishments.

2008 Accomplishments

Cascade was profitable for the fourth quarter, as well as the full year of 2008, and achieved strong growth in loans and deposits. As the 65th bank in the country selected to participate in the U.S. Treasury's Capital Purchase Program, the Bank ended the year with a strong capital position, considerably above the "well-capitalized" level.

These accomplishments were achieved even as the banking industry faced unprecedented challenges, including actions by the Federal Reserve Bank which reduced interest rates to historic lows in 2008, along with the U.S. government's decision to place Fannie Mae and Freddie Mac into conservatorship. These actions were taken in response to the downturn in the housing market and the overall deterioration of the economy, which have had an adverse impact on all financial institutions.

Cascade continued to demonstrate strong financial fundamentals with solid growth in loans of 14% and deposits of 11%. Bolstering the bottom line even more, checking deposits grew 35% for the year. Cascade accomplished this while keeping a close rein on expenses with an efficiency ratio of 52%.

As a result of the decline in the economy, Cascade's loans on non-accrual status increased by year-end to $40 million. Cascade responded to this by adding over $7 million to reserves, increasing our allowance for loan losses to total loans to 1.31%. We also dedicated additional resources to help resolve these loans. Despite the increase in non-accruing loans, Cascade is managing the downturn in the economy better than many of our peers, as evidenced by our credit quality ratios compared to other Washington State commercial banks.

[CONTINUED INSIDE]

2008 FINANCIAL HIGHLIGHTS

:: *Issued $39 million in preferred stock under the U.S. Treasury Capital Purchase Program*

:: *Risk Based Capital Ratio increased to 13.26%, Tier 1 Capital Ratio increased to 10.30%*

:: *Net income was $2.1 million for the year*

:: *Total loans increased 14% to $1.26 billion*

:: *Total deposits grew 11% to $1.01 billion*

:: *Checking account balances increased 35%*

:: *Strong growth in new checking accounts resulted in 27% growth in checking fees*

:: *Total assets increased 16% to $1.64 billion*

Cascade Financial
CORPORATION

LETTER TO SHAREHOLDERS, CONTINUED

Bank Expansion

In May, we opened our newest branch in Burlington, which continues to exceed our expectations. The staff consists of experienced bankers and lenders who have long-standing relationships rooted in Skagit County. Their knowledge of the community and the needs of its residents have helped establish early name recognition in this new extension of our geographic market. The branch has already achieved notable market share in an area which historically has been served by strongly entrenched community banks. Expanding Cascade's network of branches into Skagit County continues to bring us success in the form of new customers and added income.

:: Despite the increase in non-accruing loans, Cascade is managing the downturn in the economy better than many of our peers, as evidenced by our credit quality ratios compared to other Washington State commercial banks.

Community Commitment

Cascade's employees continue to be its most valuable asset. Our value proposition focuses our employees on delivering exceptional customer service: *At Cascade Bank, we pay real attention to you. We listen, learn and deliver financial solutions to help you succeed. We are the best bank!*

Employee commitment to the Bank and the communities we serve is also witnessed by their generosity of spirit. In 2008, Cascade employees provided record-breaking support for United Way. Record donations were also collected during the Bank's annual holiday food drive to benefit local food banks. This increased philanthropy demonstrates that even during times of economic hardship, the devotion of our employees to their communities remains a priority.

Looking Forward

As we look forward to the new challenges that 2009 is sure to bring, Cascade remains committed to our mission of enhancing shareholder value by focusing on the customer. We will continue to responsibly deploy proceeds received under the TARP Capital Purchase Program to make loans to credit-worthy borrowers and help consumers mitigate the risk of home foreclosure.

We will also look for ways to grow the Cascade Bank franchise. I am pleased to announce that we have applied for regulatory approval to open our newest branch in the city of Edmonds, in Snohomish County, in 2009. The opportunity to acquire a team of experienced local bankers makes this a great time to enter this deposit-rich market, which is one we have studied for many years.

In conclusion, I would like to thank you for your continued trust in Cascade Bank. While the economic outlook may be uncertain, you can be sure that your bank is committed to working hard each and every day to realize our vision to be the preferred community bank.

Carol K. Nelson
President and CEO

annual report 2008

CASCADE FINANCIAL CORPORATION SELECTED FINANCIAL DATA
(Dollars in thousands, except per share data)
	FOR THE YEARS ENDED DECEMBER 31,
	2008	2007	2006	2005	2004
Interest income	$92,571	$93,935	$82,658	$67,802	$55,316
Interest expense	46,686	50,540	43,268	31,276	22,919
Net interest income	45,885	43,395	39,390	36,526	32,397
Provision for loan losses	7,240	1,350	1,000	945	675
Net interest income after provision for loan losses	38,645	42,045	38,390	35,581	31,722
Other income	8,884	7,566	6,026	6,333	4,747
Other expense	28,540	26,682	24,586	22,606	20,317
Other than temporary impairment (OTTI)	17,338	-	-	-	-
Income before provision for income taxes	1,651	22,929	19,830	19,308	16,152
Net income	2,090	15,546	13,355	13,046	10,785
Dividends on preferred stock	216	-	-	-	-
Net income available for common stockholders	1,874	15,546	13,355	13,046	10,785
Earnings per common share, basic (1)	0.16	1.29	1.11	1.09	0.96
Earnings per common share, diluted (1)	0.15	1.27	1.08	1.06	0.93
Book value per common share (1)	10.23	10.15	9.53	8.76	8.06

	AT DECEMBER 31,
	2008	2007	2006	2005	2004
Assets	$1,637,319	$1,417,588	$1,345,254	$1,211,784	$1,088,955
Loans, net	1,238,733	1,092,776	996,015	867,049	794,466
Cash and securities	309,658	246,548	282,301	278,747	228,644
Deposits	1,006,782	904,896	855,449	795,768	721,908
Other borrowings	212,365	147,512	121,485	66,270	36,356
FHLB advances	249,000	231,000	243,000	236,000	228,000
Preferred stock	36,616	-	-	-	-
Common stockholders’ equity	123,506	122,096	115,199	105,193	96,250
Total stockholders’ equity	160,122	122,096	115,199	105,193	96,250
Nonperforming loans	40,278	1,523	851	1,987	532

	FINANCIAL RATIOS
	FOR THE YEARS ENDED DECEMBER 31,
	2008	2007	2006	2005	2004
Return on average assets	0.14%	1.13%	1.05%	1.13%	1.09%
Return on average equity	1.62	13.23	12.24	13.13	13.22
Return on average common equity	1.49	13.23	12.24	13.13	13.22
Return on average tangible common equity	1.87	16.88	16.08	17.82	16.24
Net interest margin	3.20	3.34	3.26	3.35	3.44
Efficiency ratio (2)	52.11	52.36	54.14	52.75	54.70
Dividend payout ratio	175.19	25.98	28.43	25.66	25.81
Average stockholders’ equity to average assets	8.41	8.58	8.55	8.60	8.25
Total risk-based capital to risk-weighted assets	13.26	10.80	11.22	10.86	11.18
Tier 1 capital to average total assets	10.30	8.90	8.99	8.23	8.14

(1)	Per common share data is retroactively adjusted to reflect all stock splits and stock dividends. December 31, 2008 is calculated using net income available for common stockholders.
(2)	The efficiency ratio calculation excludes the OTTI charge of $17.3 million in 2008.

This statement has not been reviewed, or confirmed for accuracy or relevance, by the Federal Deposit Insurance Corporation.

MANAGEMENT DISCUSSION AND ANALYSIS

The following discussion is provided for the consolidated operations of Cascade Financial Corporation (the “Corporation”) as of December 31, 2008. The Corporation has only one operating subsidiary: Cascade Bank (the “Bank”). The purpose of this discussion is to focus on significant factors concerning the Corporation’s financial condition and results of operations, and to provide a more comprehensive review of the Corporation’s operating results and financial condition than can be obtained from reading the consolidated financial statements alone. This discussion should be read with the consolidated financial statements and the notes thereto.
Certain of the statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). This statement is included for the express purpose of availing the Corporation of the protections of the safe harbor provisions of the PSLRA.  The Corporation’s actual results may differ materially from those included in the forward-looking statements.  Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “intend,” “may increase,” “may fluctuate,” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” and “could.”  These forward-looking statements involve risks and uncertainties including, but not limited to, economic conditions which have been and continue to be in a recession, portfolio growth, the credit performance of the portfolios, including bankruptcies, higher than expected loan delinquency rates, and seasonal factors; changes in general economic conditions including the performance of financial markets, prevailing inflation and interest rates, realized gains from sales of investments, gains from asset sales, and losses on commercial lending activities; results of various investment activities; the effects of competitors’ pricing policies, of changes in laws and regulations on competition and of demographic changes in target market populations’ savings and financial planning needs; industry changes in information technology systems on which we are highly dependent; failure of acquisitions to produce revenue enhancements or cost savings at levels or within the time frames originally anticipated or unforeseen integration difficulties; the adoption of the Corporation of an FFIEC policy that provides guidance on the reporting of delinquent consumer loans and the timing of associated credit charge-offs for financial institution subsidiaries; and the resolution of legal proceedings and related matters.  In addition, the banking industry in general is subject to various monetary and fiscal policies and regulations, which include those determined by the Federal Reserve Board, the Federal Deposit Insurance Corporation, and state regulators, whose policies and regulations could affect the Corporation’s results and are subject to change at any time.  Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date of the statement. The Corporation undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date of this report. Readers should carefully review the risk factors described in the documents the Corporation files from time to time with the Securities and Exchange Commission.

Critical Accounting Estimates
Corporations may apply certain critical accounting estimates requiring management to make subjective or complex judgments, often as a result of the need to estimate the effect of matters that are inherently uncertain. The Bank considers its only material critical accounting estimate to be the allowance for loan losses. The Bank believes that the accounting estimate related to the allowance for loan losses is a "critical accounting estimate" because: (1) it is highly susceptible to change from period to period because it requires management to make assumptions about future collectability of loans; and (2) the impact of a sudden large loss could significantly reduce the allowance and would require increased provisions to replenish the allowance, which would negatively affect earnings.
At December 31, 2008, the Corporation had $25.1 million in goodwill and other intangible assets as a result of a business combination. Goodwill and other intangible assets with indefinite lives are not amortized but instead are periodically tested for impairment.  Management performs an impairment analysis periodically, and at least annually. Management determined that there was no impairment as of December 31, 2008.  The valuation is determined using discounted cash flows of forecasted earnings, estimated sales price based on recent observable market transactions and market capitalization based on current stock price. If impairment was deemed to exist, a write-down of the asset would occur with a charge to earnings.  The impairment analysis requires management to make subjective judgments.  Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures, technology, changes in discount rates and specific industry and market conditions.
The allowance for loan losses is established through a provision for loan losses charged against earnings. The balance of the allowance for loan losses is maintained at the amount management believes will be adequate to absorb known and inherent losses in the loan portfolio. The appropriate balance of the allowance for loan losses is determined by applying estimated loss factors to the credit exposure from outstanding loans. Estimated loss factors are based on subjective measurements including management’s assessment of the potential losses on adversely classified loans, internal risk classifications, changes in the nature of the loan portfolio, industry concentrations, and the impact of current local, regional and national economic factors on the quality of the loan portfolio. Changes in these estimates and assumptions are probable and will have a material impact on the Corporation’s consolidated financial statements and results of operation. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowances for losses on loans. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examinations.
For additional information regarding the allowance for loan losses, its relation to the provision for loan losses and risk related to asset quality, see Note 4 in the Consolidated Financial Statements for the year ended December 31, 2008, and “Management’s Discussion and Analysis of Financial Condition and Results of Operation – Provision for Loan Losses.”

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

Allowance for Loan Losses
The Bank reviews historical origination and charge-off relationships, charge-off experience factors, collection data, delinquency reports, estimates of the value of the underlying collateral, and other information in order to make the necessary judgments as to the appropriateness of the provision for loan losses and the allowance for loan losses. The Bank also uses Qualitative (“Q”) Factors to analyze the adequacy of the loan loss allowance and determine an unallocated portion of the allowance.  Factors such as regional/local economic trends, the health of the real estate market, loan and collateral concentrations, size of borrowing relationships, trends in loan delinquencies and charge-offs and changes in loan classifications are included in the Bank’s analysis of the allowance for loan losses. Loans losses are charged-off against the allowance when management confirms the uncollectability of a loan balance or when the liquidation value of the collateral is less than the amount of the loan. The Bank believes that the allowance for loan losses is adequate to cover probable losses inherent in its loan portfolio.  However, because the allowance for loan losses is based on estimates, there can be no assurance that the ultimate charge-off amount will not exceed the estimates.

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

Fair Value
Effective January 1, 2007, the Corporation adopted Statement of Financial Accounting Standards (“SFAS”) No. 157, Fair Value Measurements, which among other things, requires enhanced disclosures about financial instruments carried at fair value. SFAS No. 157 establishes a hierarchical disclosure framework associated with the level of pricing observability utilized in measuring financial instruments at fair value. The degree of judgment utilized in measuring the fair value of financial instruments generally correlates to the level of pricing observability. Financial instruments with readily available active quoted prices or for which fair value can be measured from actively quoted prices generally will have a higher degree of pricing observability and a lesser degree of judgment utilized in measuring fair value. Conversely, financial instruments rarely traded or not quoted will generally have little or no pricing observability and a higher degree of judgment utilized in measuring fair value. Pricing observability is impacted by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established and the characteristics specific to the transaction. See Note 15 of the Notes to Consolidated Financial Statements for additional information about the level of pricing transparency associated with financial instruments carried at fair value.

FINANCIAL CONDITION
Total Assets
The Corporation’s total assets at December 31, 2008, were $1.6 billion, compared to $1.4 billion at December 31, 2007, an increase of 15.5%. The increase in 2008 is due to internal growth. The Corporation’s total assets at December 31, 2006, were $1.3 billion.

Investment Securities
Total securities held increased by $24.2 million to $256.2 million as of December 31, 2008.  Securities designated as available-for-sale increased to $135.6 million at December 31, 2008, versus $94.8 million at December 31, 2007. Securities designated as available-for-sale include $11.9 million in Federal Home Loan Bank (“FHLB”) of Seattle stock at December 31, 2008 and 2007. At December 31, 2008, securities available-for-sale also included $454,000 of Fannie Mae (“FNMA”) and Freddie Mac (“FHLMC”) preferred stock. Securities designated as held-to-maturity decreased to $120.6 million at December 31, 2008, from $137.2 million a year earlier. The securities in both portfolios consist of notes issued by Government Sponsored Enterprises (“GSE” e.g. FHLB, FNMA) or mortgage-backed securities issued by either FNMA or FHLMC or a mortgage conduit. There were no investment securities that were backed by subprime loans and all investments received the highest credit rating from at least one of the major rating agencies except for the FNMA and FHLMC preferred stock. For a discussion on the impact of FNMA and FHLMC preferred stock on the Corporation’s results, see the details of the Other Than Temporary Impairment (OTTI) of these securities under Results of Operations – Earnings and Other Expense in the Management Discussion and Analysis and under Investment Securities, Note 3 to the financial statements.

Loan Portfolio
Net loans increased to $1.2 billion at December 31, 2008, a 13.4% increase over $1.1 billion at December 31, 2007. Net loans were $996.0 million at December 31, 2006.
Business banking loans increased from $468.5 million at December 31, 2007, to $485.1 million at December 31, 2008, a 3.5% increase. Growth in this portfolio was the result of our ability to win new borrowing customers in a very competitive market. Cascade has slowed new construction and land development lending but the construction balances have grown as construction draws were made and exceeded payoffs. Construction loans (net of loans in process) increased from $381.8 million to $406.5 million during the year. Commercial real estate loans increased from $120.4 million at December 31, 2007, to $123.0 million at December 31, 2008. The Corporation’s loan focus remains on small businesses in the Puget Sound Region of Washington State. Construction lending is directed toward building single-family housing and land development for single-family housing.
Total single-family residential mortgage loans increased from $98.4 million at December 31, 2007, to $126.1 million at December 31, 2008. The Corporation sells the vast majority of its originations of 30-year fixed-rate loans, its 15-year fixed-rate loans, and many of its conforming intermediate term hybrid adjustable rate mortgages (“ARMs”) in the secondary mortgage market. Multifamily loans outstanding increased from $11.4 million at December 31, 2007, to $86.9 million at December 31, 2008. Multifamily loans increased substantially from a year ago, partly as a result of the reclassifications from multifamily construction as projects were completed.
Consumer loans increased from $27.7 million at December 31, 2007, to $30.8 million at December 31, 2008. The Corporation’s consumer loan portfolio is comprised of home equity loans and lines of credit, installment loans, and credit card loans. Home equity loans generally take the form of a second mortgage.
The chart below indicates the mix of the loan portfolio as of the dates indicated:

	DECEMBER 31, 2008		DECEMBER 31, 2007		DECEMBER 31, 2006
(Dollars in thousands)	AMOUNT	PERCENT	AMOUNT	PERCENT	AMOUNT	PERCENT

Business	$485,060	39%	$468,453	42%	$442,391	44%
Construction	406,505	32	381,810	34	295,087	29
Commercial real estate	122,951	10	120,421	11	119,298	12
Residential	126,089	10	98,384	9	91,256	10
Consumer	30,772	2	27,688	3	27,686	2
Multifamily	86,864	7	11,397	1	34,719	3
Total loans	1,258,241	100%	1,108,153	100%	1,010,437	100%
Deferred loan fees, net	(3,069)		(3,724)		(3,434)
Allowance for losses on loans	(16,439)		(11,653)		(10,988)
Loans, net	$1,238,733		$1,092,776		$996,015

Allowance for Loan Losses
Management provides for possible loan losses by maintaining an allowance. The allowance for loan losses reflects management’s best estimate of probable losses as of a particular balance sheet date. There is no guarantee that management’s estimate will be sufficient to cover actual loan losses. The allowance for loan losses is maintained at levels based on management’s assessment of various factors affecting the loan portfolio, including analysis of adversely classified loans, delinquencies, trends in credit quality, local economic conditions, growth of the loan portfolio, past loss experience, and the portfolio’s composition. Increases in the allowance for loan losses made through provisions primarily reflect loan growth, loan loss risks inherent in lending, and the impact of the economic climate on the loan portfolio.
Management determines the amount of the allowance for loan losses by utilizing a loan quality grading system to determine risk in the loan portfolio and by considering the results of credit reviews. The loan portfolio is separated by quality and then by loan type. Loans of acceptable quality are evaluated as a group, by loan type, with a specific loss rate assigned to the total loans in each type, but unallocated to any individual loan. Conversely, each adversely classified loan over $1.0 million is individually analyzed to determine an estimated loss amount. A valuation allowance is also assigned to these adversely classified loans, but at an assumed higher reserve rate due to the greater risk of loss. Past due and impaired loans are actively managed to minimize the potential loss of principal.
At December 31, 2008, the allowance for loan losses was $16.4 million (1.31% of total loans) compared to $11.7 million (1.05% of total loans) at December 31, 2007, and $11.0 million

(1.09% of total loans) at December 31, 2006. During 2008, the Corporation added $7.2 million to the allowance compared to $1.4 million in 2007 and $1.0 million in 2006.  In 2007, the Bank segregated a valuation reserve against off-balance sheet commitments, such as loans in process.  As of December 31, 2008, that valuation reserve account was $93,000 compared to $142,000 at December 31, 2007.  Total allowance for loan losses, which includes the allowance for off-balance sheet commitments, was $16.5 million (1.31% of total loans) as of December 31, 2008 compared to $11.8 million (1.06% of total loans) as of December 31, 2007.
The allowance for loan losses increased during the year in terms of dollars and percentage of total loans, due to an increase in nonperforming loans, an increase in adversely classified loans, growth in the loan portfolio and a weakening economy with its negative impact on local real estate, which serves as collateral for a majority of the Corporation’s loans. The allowance for loan losses is discussed in Note 4.
Net loan charge-offs were $2.5 million in 2008 (or 0.21% of average loans outstanding) compared to $543,000 in 2007 (or 0.05% of average loans outstanding). Net charge-offs were $266,000 (or 0.03% of average loans outstanding) for the year ended December 31, 2006. The coverage ratio (the allowance for loan losses to nonperforming loans) was 41% at December 31, 2008, 765% at December 31, 2007, and 1,291% at December 31, 2006. The increase in net charge-offs was driven by the decline in real estate values, especially land held for the development of residential building lots and/or houses. The decrease in the Corporation’s coverage ratio, from the very high levels of 2007 and 2006, was due to an increase in nonperforming loans.

Deposit Accounts
Deposit account balances totaled $1.0 billion at December 31, 2008, an increase of $101.9 million or 11.3% over $904.9 million at December 31, 2007. Deposits totaled $855.4 million at December 31, 2006. Checking account balances grew $48.7 million to $186.8 million as of December 31, 2008, compared to $138.2 million in the prior year. Continued marketing and sales management efforts directed at our High Performance Checking program resulted in dramatic growth in our checking account balances. Personal checking account balances grew by 76% or $44.0 million over the course of the year and business checking balances grew 6% or $4.7 million during the same time period.  Money market deposit account balances decreased by 38.8% to $193.4 million. The reductions in money market account balances were primarily from the public sector and the termination of a sweep account agreement with a money center bank. Certificates of deposit increased 40.2% to $616.0 million. As business banking activity increases, management’s goal is to increase its noninterest-bearing or low interest accounts through the growth of commercial checking accounts.
The market for deposits has remained very competitive. It remains a key objective of the Bank to increase its demand deposit account balances and other low rate accounts.

Other Borrowings
The Bank uses Federal Home Loan Bank of Seattle (“FHLB”) advances to provide intermediate and longer term funding, as well as to augment deposits. At December 31, 2008, the Bank had $249.0 million in FHLB advances compared to $231.0 million as of December 31, 2007. For 2008, FHLB advances averaged 16.7% of assets compared to 16.0% in 2007. Subject to its line of credit with the FHLB, the availability of collateral, and the parameters of liquidity management, the Bank will continue to use advances as a funding source.
The Bank also uses repurchase agreements for funding. At December 31, 2008, the Bank had executed $146.4 million in repurchase agreements compared to $120.6 million a year earlier. The Bank participates in the Federal Reserve term auction facility (TAF) and had an outstanding balance of $ 40.0 million at December 31, 2008. In 2000, the Corporation issued $10.3 million in trust preferred securities, which are termed “junior subordinated debentures payable.” These junior subordinated debentures payable have a fixed rate of 11% and mature on March 1, 2030, but are callable at a premium beginning March 1, 2010. In December 2004, the Corporation issued an additional $5.2 million in junior subordinated debentures payable. These debentures have a fixed rate of 5.82% for the first 5 years and then float at the three-month LIBOR plus 1.90% for the remaining 25 years. The debentures are callable at par after 5 years. On March 30, 2006, the Corporation issued an additional $10.3 million in junior subordinated debentures payable. These debentures have an initial rate of 6.65% set for 5 years and then convert to a three-month LIBOR plus 1.40% for the remaining 25 years. The debentures are callable at par after 5 years. Junior subordinated debentures payable are considered Tier 1 capital by financial institution regulators.

Capital
On November 21, 2008, Cascade completed its $39 million capital raise as a participant in the U.S. Treasury Department’s Capital Purchase Program. Under the terms of the transaction, the Corporation issued 38,970 shares of Series A Fixed-Rate Cumulative Perpetual Preferred Stock, and a warrant to purchase 863,442 shares of the Corporation’s common stock at an exercise price of $6.77 per share.
Banking regulations require the Bank to maintain minimum levels of capital. As of December 31, 2008, the Bank remained a “well-capitalized” institution (the FDIC’s highest rating), under regulatory guidelines, with a Tier 1 capital-to-asset ratio of 10.34% and a risk-based capital-to-asset ratio of 13.32%. The Bank’s regulatory capital ratios are discussed in more detail in Note 12 of the Notes to Consolidated Financial Statements.
Federal Reserve guidelines require the Corporation, on a consolidated basis, to maintain minimum levels of capital as well. At December 31, 2008, the Corporation's total risk-based capital to risk-weighted assets was 13.26%, compared to 10.80% at December 31, 2007, and 11.22% at December 31, 2006. The Corporation has paid its shareholders a cash dividend on a quarterly basis since 2002. Average shares outstanding, stock options, net income per share and book value per share for all periods presented have been retroactively adjusted to reflect stock splits. In 2008, the Corporation returned $3.3 million in dividends to its shareholders compared to $4.1 million in 2007.
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

RESULTS OF OPERATIONS
Earnings
Cascade Financial Corporation earned net income of $2.1 million for the year ended December 31, 2008, a decrease of 86.6% from the $15.5 million net income for the year ended December 31, 2007. After dividends on preferred stock, net income available for common stockholders for the year ended December 31, 2008, was $1.9 million. Operating results for the year were below the record-setting earnings from the previous year due to an increase of $5.9 million in the provision for loan losses and the OTTI charge of $17.3 million during the third quarter.  Net interest income increased $2.5 million to $45.9 million in 2008 and other income increased $1.3 million to $8.9 million due mostly to a $1.0 million increase in checking service fees. The Corporation earned net income of $13.4 million for the fiscal year ended December 31, 2006.

Return on Average Equity and Average Common Equity
Return on average equity for the year ended December 31, 2008, was 1.62% compared to 13.23% for the same period of 2007. Return on average equity for the fiscal year ending December 31, 2006, was 12.24%. Return on average common equity, which excludes preferred stock, was 1.49% for the year ended December 31, 2008. The decline in return on equity from 2007 was driven by the OTTI charge on FNMA and FHLMC preferred stock and a substantial increase in the Corporation’s provision for loan losses.

Return on Average Tangible Common Equity
Return on average tangible common equity (average equity less average goodwill and preferred stock), was 1.87% for the year ended December 31, 2008, compared to 16.88% in 2007 and 16.08% in 2006. The June 2004 acquisition of Issaquah Bancshares, Inc. (“Issaquah”) generated $26.3 million in goodwill and intangible assets and a like amount of capital. Eliminating the average intangible asset and reducing the capital by the same amount produces average tangible equity.
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

A summary of average tangible common equity follows:

(Dollars in thousands)	2008	2007
Net income	$2,090	$15,546
Dividends on preferred stock	216	-
Income available for common stockholders	1,874	15,546
Average total equity	$129,083	$117,534
Average preferred stock	3,683	-
Average common equity	125,400	117,534
Average goodwill & intangibles	25,149	25,439
Average tangible common equity	$100,251	$92,095
Return on average tangible common equity	1.87%	16.88%

Net Interest Income
The largest component of the Corporation’s earnings is net interest income. Net interest income is the difference between interest-earning assets (primarily loans, interest-bearing deposits with banks, and investment securities) and the interest expense associated with interest-bearing liabilities (deposits and borrowings). Interest earned and interest paid is affected by general economic conditions, including the demand for loans, cost of deposits, market rates of interest and government policies. The Corporation’s operations may be sensitive to changes in interest rates and the resulting impact on net interest income.
Net interest income for the year ended December 31, 2008, increased by 5.7%, or $2.5 million, to $45.9 million from $43.4 million for the year ended December 31, 2007. The improvement in net interest income was primarily due to the growth in our level of average earning assets of $137.6 million. Net interest income for the fiscal year ended December 31, 2006, was $39.4 million.
Average earning assets increased 10.6% to $1.4 billion for the year ended December 31, 2008, from $1.3 billion for the year ended December 31, 2007. Average earning assets were $1.2 billion for the year ended December 31, 2006.

Net interest margin is net interest income expressed as a percent of average earning assets. The net interest margin for the year ended December 31, 2008, was 3.20%, compared to 3.34% for the year ended December 31, 2007. Interest reversals associated with loans placed on non-accrual during the year and a 400 basis point drop in interest rates were responsible for the reduction in the net interest margin. The yield on earning assets decreased 79 basis points to 6.45% in 2008. The cost of interest-bearing liabilities decreased 81 basis points to 3.57% for the year.

Average Balances and an Analysis of Average Rates Earned and Paid
The following table shows average balances and interest income or interest expense, with the resulting average yield or rate by category or average earning asset or interest-bearing liability.

	FOR THE YEARS ENDED DECEMBER 31,
	2008			2007			2006
(Dollars in thousands)
	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST	AVERAGE BALANCE	INTEREST AND DIVIDEND	YIELD/ COST
ASSETS
Interest-earning assets (1)
Residential loans	$107,912	$6,478	6.00%	$94,608	$5,753	6.08%	$98,476	$5,582	5.67%
Multifamily loans	48,272	3,367	6.98	18,467	1,416	7.67	42,574	2,863	6.72
Commercial real estate loans	117,510	7,857	6.69	117,952	8,259	7.00	144,094	9,821	6.82
Construction loans	384,410	25,427	6.61	332,467	30,094	9.05	214,290	19,376	9.04
Consumer loans	29,111	1,931	6.63	27,575	2,128	7.72	30,064	2,304	7.66
Business banking loans	475,716	32,881	6.91	455,024	33,908	7.45	426,194	31,158	7.31
Total loans	1,162,931	77,941	6.70	1,046,093	81,558	7.80	955,692	71,104	7.44
Securities available-for-sale	124,875	6,280	5.03	102,613	4,828	4.71	148,917	6,735	4.52
Securities held-to-maturity	140,008	8,213	5.87	88,535	4,527	5.11	96,668	4,563	4.72
Securities held-for-trading	-	-	-	38,614	1,884	4.88	-	-	-
Daily interest-earning deposits	8,939	137	1.54	21,607	1,138	5.27	5,356	256	4.78
Total securities and interest-earning deposits	273,822	14,630	5.34	251,369	12,377	4.92	250,941	11,554	4.60

Total interest-earning assets	1,436,753	92,571	6.44	1,297,462	93,935	7.24	1,206,633	82,658	6.85
Noninterest-earning assets
Office properties and equipment, net	15,420			13,744			12,093
Other noninterest-earning assets	82,285			59,103			56,830

Total assets	$1,534,458			$1,370,309			$1,275,556

LIABILITIES AND EQUITY
Interest-bearing liabilities
Savings accounts	$10,888	$53	0.49%	$13,261	$66	0.50%	$14,748	$75	0.51%
Checking accounts	72,817	1,203	1.65	51,021	747	1.46	45,039	656	1.46
Money market accounts	297,312	7,311	2.46	284,843	12,314	4.32	229,788	8,505	3.70
Certificates of deposit	497,115	18,648	3.75	444,726	22,093	4.97	446,437	19,339	4.33
Total interest-bearing deposits	878,132	27,215	3.10	793,851	35,220	4.44	736,012	28,575	3.88
Other interest-bearing liabilities
FHLB advances	256,898	10,955	4.26	226,124	10,240	4.53	237,888	11,194	4.71
Other interest-bearing liabilities	173,195	8,516	4.92	134,410	5,080	3.78	104,085	3,499	3.36
Total interest-bearing liabilities	1,308,225	46,686	3.57	1,154,385	50,540	4.38	1,077,985	43,268	4.01
Other liabilities	97,150			98,390			88,468
Total liabilities	1,405,375			1,252,775			1,166,453
Stockholders’ equity	129,083			117,534			109,103
Total liabilities and stockholders’ equity	$1,534,458			$1,370,309			$1,275,556
Net interest income (2)		$45,885			$43,395			$39,390
Interest rate spread (3)			2.87%			2.86%			2.84%
Net interest margin (4)			3.20%			3.34%			3.26%
Average interest-earning assets to average interest-bearing liabilities	109.82%			112.39%			111.93%

(1)  Does not include interest on nonaccrual loans 90 days or more past due.
(2)  Interest and dividends on total interest-earning assets less interest on total interest-bearing liabilities.
(3)  Total interest-earning assets yield less total interest-bearing liabilities cost.
(4)  Net interest income as an annualized percentage of total interest-earning assets.

Other Income
Other income is derived from sources other than interest and fees on earning assets. The Corporation’s primary sources of other income are service charge fees on deposit accounts, other service fees, the accretion of cash surrender value of bank owned life insurance (“BOLI”), gains on the sale of single-family residential and other loans, gains on the sale of securities, and rental income, primarily on space at the building that formerly served as the headquarters of Issaquah Bank. Other income for the year ended December 31, 2008, was $8.9 million compared to $7.6 million for the year ended December 31, 2007.  The increase is largely due to the increase in checking fees, which were up $1.0 million to $4.8 million in 2008.  Other income for the year ended December 31, 2006, was $6.0 million.  The net gain on the fair value of financial instruments, related to the implementation of SFAS No. 159 was $912 and $1.1 million for the years ended December 31, 2008, and 2007, respectively.  There were no corresponding gains in 2006.

Other Expense
Other expense represents costs not associated with deposits and other interest-bearing liabilities. It includes expenses associated with personnel, premises and equipment, marketing, and other operations.
Other expense increased by $19.2 million to $45.9 million for the year ended December 31, 2008, from $26.7 million and $24.6 million for 2007 and 2006, respectively. The Corporation owns preferred shares issued by FNMA ($10.2 million of original book value) and FHLMC ($8.4 million of original book value) with a combined original book value of approximately $18.6 million.  Following the placement of these two Government Sponsored Enterprises into conservatorship, and the decline in the market value of these securities, the Corporation recorded a pre-tax OTTI charge of $17.3 million in the third quarter of 2008.  This accounted for most of the increase in other expense in the year ended December 31, 2008. Salaries and employee benefits increased overall by $727,000 to $14.5 million during 2008 compared to the prior year. Other expenses increased $1.1 million to $14.0 million during 2008, largely due to FDIC insurance premiums of $633,000 and costs associated with opening the new Burlington branch in May of 2008, compared to $12.9 million and $11.9 million for the years ended December 31, 2007, and 2006, respectively.
A standard measurement used to calculate the overhead costs of financial institutions is the efficiency ratio. The efficiency ratio is calculated by dividing other expense by total revenue, which generally indicates how much an institution spends to generate a dollar of revenue. The lower the efficiency ratio, the more efficient the institution. For the years ending December 31, 2008, 2007, and 2006, the Corporation’s efficiency ratio was 52.11%, 52.36%, and 54.14%, respectively. The efficiency ratio calculation for the year ended December 31, 2008, excludes the OTTI charge of $17.3 million. Management continues to look for ways to improve the efficiency ratio by increasing other income and net interest income while diligently controlling costs and maintaining high standards of service.

Liquidity Management
Liquidity is a term used to define the Corporation's ability to meet its financial commitments. The Corporation is required by prudent business practice and its regulators to maintain adequate levels of liquidity. The main liquidity requirements are funding customer loan requests and deposit outflows of the Bank. Primary sources of liquidity are cash and cash equivalents, which include highly liquid investments. At December 31, 2008, 2007 and 2006, cash and cash equivalents totaled $53.5 million, $14.5 million, and $42.9 million, respectively. Another source of liquidity is the Corporation’s investment portfolio which consists of investment-grade securities. These securities are of the highest credit quality and can be sold or used as collateral to secure borrowings.
The primary source of borrowings are Federal Home Loan Bank of Seattle (“FHLB-Seattle”) advances, repurchase agreements and starting in 2008, the Term Auction Facility (“TAF”) from the Federal Reserve Bank (“FRB”). At December 31, 2008, $323.9 million of additional borrowing capacity remained under the Bank’s existing credit line from the FHLB-Seattle, which is 35% of the Bank’s assets. The use of this line of credit is subject to the availability of eligible collateral, which includes residential mortgages, investment grade securities, and commercial real estate mortgages. At December 31, 2008, the Bank had unencumbered eligible collateral of approximately $136.2 million to pledge against the line. In addition, the Bank has the ability to borrow through repurchase agreements. Under these agreements, borrowings are collateralized with mortgage-backed securities or other investment securities.
The Bank has Fed funds borrowing lines with three of its correspondent banks. The Bank tested each of these lines during the year. The Bank also has a $172.4 million line of credit with the Federal Reserve Bank of San Francisco collateralized with commercial and construction loans. As of December 31, 2008, $40.0 million in TAF borrowings were outstanding against this line.
Liquidity management is of critical importance to the Bank in that it significantly relies upon wholesale sources of funds (e.g. FHLB-Seattle advances and Federal Reserve borrowings). While these sources have proven to be stable and reliable, an interruption in the availability of these sources could have an adverse impact on the operations of the Corporation. Also see the Consolidated Statement of Cash Flows in the financial statement section of this filing for further information regarding liquidity.

Interest Rate Risk Management
Management considers interest rate risk to be a market risk that could have a material effect on the Corporation’s financial condition and results of operations.
The Corporation has taken steps to balance its sensitivity to changes in interest rates by altering its asset and liability mix. The vast majority of fixed-rate loans have repricing periods with a maximum of five years. The mix of floating- and fixed-rate assets is designed to mitigate the impact of rate changes on the Corporation’s net interest income. Virtually all fixed-rate residential loans are sold into the secondary market. However, the Bank has sought to add prepayment provisions to its newly originated loans with five year fixed and adjustable rates. The Bank has also instituted a required floor on many floating and adjustable rate loans. At the end of December 31, 2008, over one-third of the loans in the floating rate portfolio were at or near their floors.

Interest rate risk is monitored using several methodologies, principally financial modeling. The earnings exposure to interest rate changes is evaluated in the context of certain upward and downward interest rate changes occurring instantaneously. At December 31, 2008, a 200 basis point increase in rates would increase forecasted net interest income over a 12 month period by approximately 2.2%. A 200 basis point decrease in rates would decrease interest income by 17.3% according to the model.
The changes of the fair value of assets and liabilities and the resulting impact on the fair value of equity are also modeled under different rate scenarios. In the 200 basis point increase scenario, the fair value of equity declines by $5.5 million or 2.8%, a 200 basis point decrease in rates would decrease the fair value of equity by $55.4 million or 28.1%. Both are within the guideline established by the Bank’s Asset/Liability Policy.
The Corporation has maintained a trading account for financial instruments in the past, however there was no activity during 2008. Moreover, the Corporation is not subject to foreign currency exchange rate risk or commodity price risk.
The individual categories of assets and liabilities that are subject to interest rate sensitivity as of December 31, 2008, are shown in the following table.

	INTEREST REPRICING ASSUMPTIONS
(Dollars in thousands)	<1 YEAR	1-3 YEARS	3-5 YEARS	5-10 YEARS	10 YEARS AND UP	TOTAL	FAIR VALUE
Interest-Sensitive Assets
Total loans	$830,759	$144,649	$225,302	$15,876	$1,377	$1,217,963	$1,239,685
Investments and other
interest-earning assets	267,406	13,907	4,413	12,028	44	297,798	297,894

Interest-Sensitive Liabilities
Checking accounts	$22,618	$24,674	$37,011	$16,655	$1,851	$102,809	$102,810
Money market accounts	189,597	1,185	1,777	800	89	193,448	193,448
Savings accounts	2,329	2,541	3,811	1,715	191	10,587	10,587
Certificates of deposit	587,094	10,332	8,307	10,171	-	615,904	618,044
Borrowings	101,390	-	80,000	229,000	25,000	435,390	458,911
Junior subordinated debentures payable	-	15,975	-	-	10,000	25,975	22,079

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
The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank had not incurred any losses on its commitments in 2008 or 2007.

A summary of the notional amount of the Bank’s financial instruments with off-balance sheet risk at December 31, 2008 follows:

(Dollars in thousands)	TOTAL
Commitments to extend credit	$173,680
Standby letters of credit and financial guarantees written	5,116
Unused commitments on bankcards	13,868
Total	$192,664

Contractual Obligations and Commitments
The following table sets forth the Corporation’s long-term contractual obligations:

	PAYMENTS DUE PER PERIOD
(Dollars in thousands)	<1 YEAR	1-3 YEARS	3-5 YEARS	THEREAFTER	TOTAL
Certificates of deposit	$587,094	$13,571	$5,068	$10,171	$615,904
Federal Home Loan Bank advances	10,000	10,000	70,000	159,000	249,000
Operating lease obligations	820	1,557	1,515	8,314	12,206
Junior subordinated debentures payable	-	-	-	25,975	25,975
	Total		$597,914		$25,128

At December 31, 2008, the Corporation’s long-term contractual obligations related to debt totaled $275.0 million. See additional discussion under Notes 7 and 8 to the Consolidated Financial Statements for the year ended December 31, 2008. The Corporation also has operating leases comprised of leases for office space.

Summation of Factors That May Affect Financial Condition and Future Results

Credit risk: The most significant risk that may impact Cascade Financial Corporation would be deterioration in the quality of the loan portfolio. The Corporation’s loan growth has been focused on commercial lending. Historically for the banking industry, commercial loans have higher levels of losses than residential loans. The Corporation’s ability to meet its profitability and growth goals would be severely compromised with a large number of impaired credits. In addition, the Corporation and its subsidiary, Cascade Bank, could face regulatory restrictions on their activities.
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
Recently issued accounting pronouncements: In October 2008, the FASB issued FASB Staff Position (FSP) FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. The FSP clarifies the application of FAS No. 157, Fair Value Measurements, when the market for a financial asset is not active. The FSP was effective upon issuance, including reporting for prior periods for which financial statements have not been issued. The adoption of the FSP for reporting as of December 31, 2008, did not have a material impact on our consolidated financial statements.

Available Information
A copy of the Corporation’s annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and all amendments to such reports filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, are available free of charge on or through our website located at www.cascadebank.com as soon as reasonably practicable after filing with the United States Securities and Exchange Commission. In addition, the 2008 Proxy Statement and Annual Report are available at http://bnymellon.mobular.net/bnymellon/CASB. These reports are also available to shareholders, at no charge, upon written request to the Secretary of Cascade Financial Corporation at 2828 Colby Avenue, Everett, Washington 98201.

Report of Independent Registered Public Accounting Firm

The Board of Directors
Cascade Financial Corporation:

We have audited the accompanying consolidated balance sheets of Cascade Financial Corporation and Subsidiaries (the Corporation) as of December 31, 2008, and 2007, and the related consolidated statements of income, stockholders' equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2008. We also have audited the Corporation’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Corporation’s management is responsible for these financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management on Internal Control over Financial Reporting. Our responsibility is to express an opinion on these financial statements and an opinion on the effectiveness of the Corporation's internal control over financial reporting based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cascade Financial Corporation and Subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2008, in conformity with accounting principles generally accepted in the United States of America. Also in our opinion, Cascade Financial Corporation maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control - Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

/s/ Moss Adams LLP
Everett, Washington
March 12, 2009

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets
December 31, 2008, and 2007

	DECEMBER 31,
(Dollars in thousands, except share amounts)	2008	2007
ASSETS
Cash on hand and in banks	$11,859	$12,911
Interest-bearing deposits in other financial institutions	10,907	1,619
Fed funds sold	30,700	—
Securities available-for-sale, fair value	123,678	82,860
Securities held-to-maturity, amortized cost	120,594	137,238
Federal Home Loan Bank (FHLB) stock	11,920	11,920
Loans, net	1,238,733	1,092,776
Goodwill	24,585	24,585
Core deposit intangible, net	493	634
Premises and equipment, net	15,463	14,160
Cash surrender value of bank owned life insurance (BOLI)	23,638	22,658
Real estate owned (REO) and other repossessed assets	1,446	—
Deferred tax asset	9,828	1,574
Accrued interest receivable and other assets	13,475	14,653
Total assets	$1,637,319	$1,417,588

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Deposits	$1,006,782	$904,896
FHLB advances	249,000	231,000
Federal Reserve Bank (FRB) TAF borrowings	40,000	—
Securities sold under agreements to repurchase	146,390	120,625
Junior subordinated debentures payable	15,465	15,465
Junior subordinated debentures payable, fair value	10,510	11,422
Accrued interest payable, expenses, and other liabilities	9,050	12,084
Total liabilities	1,477,197	1,295,492

Stockholders’ equity:
Preferred stock, no par value. Authorized 38,970 shares; Series A (liquidation preference $1,000 per share); issued and Outstanding 38,970 shares at December 31, 2008, and none at December 31, 2007	36,616	—
Preferred stock, $.01 par value. Authorized 500,000 shares; no shares issued or outstanding	—	—
Common stock, $.01 par value. Authorized 25,000,000 shares; issued and outstanding 12,071,032 shares at December 31, 2008, and 12,023,685 shares at December 31, 2007	121	120
Additional paid-in capital	40,781	40,322
Retained earnings, substantially restricted	80,875	82,169
Warrants issued to US Treasury	2,389	—
Accumulated other comprehensive loss	(660)	(515)
Total stockholders’ equity	160,122	122,096
Total liabilities and stockholders’ equity	$1,637,319	$1,417,588

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income
Years ended December 31, 2008, 2007, and 2006
	YEARS ENDED DECEMBER 31,
(Dollars in thousands, except share amounts)	2008	2007	2006
Interest income:
Loans	$77,941	$81,558	$71,104
Securities held-for-trading	—	1,884	—
Securities available-for-sale	5,258	4,756	6,723
Securities held-to-maturity	8,213	4,527	4,563
FHLB dividends	113	72	12
Preferred stock	909	—	—
Interest-bearing deposits	137	1,138	256
Total interest income	92,571	93,935	82,658
Interest expense:
Deposits	27,215	35,220	28,576
FHLB advances	10,955	10,240	11,193
FRB TAF borrowings	375	—	—
Securities sold under agreements to repurchase	6,021	2,960	1,619
Junior subordinated debentures payable	2,120	2,120	1,880
Total interest expense	46,686	50,540	43,268
Net interest income	45,885	43,395	39,390
Provision for loan losses	7,240	1,350	1,000
Net interest income after provision for loan losses	38,645	42,045	38,390
Other income:
Checking service fees	4,848	3,820	3,311
Other service fees	1,092	1,059	1,156
BOLI	1,056	803	769
Gain (loss) on sale of securities available-for-sale, net	285	(435)	—
Gain on calls of securities held-to-maturity, net	113	—	—
Gain on sale of loans	128	199	483
Gain on fair value of financial instruments, net	912	1,081	—
Gain on FHLB advances, net	—	569	—
Loss on sale of REO and other repossessed assets, net	(3)	—	(27)
Other	453	470	334
Total other income	8,884	7,566	6,026
Other expenses:
Salaries and employee benefits	14,544	13,817	12,691
Occupancy	3,986	3,576	3,450
Marketing	1,096	1,182	1,094
B&O tax	1,277	1,373	1,027
Other	7,637	6,734	6,324
Other than temporary impairment (OTTI)	17,338	—	—
Total other expenses	45,878	26,682	24,586
Income before (benefit) provision for income taxes	1,651	22,929	19,830
(Benefit) provision for income taxes	(439)	7,383	6,475
Net income	2,090	15,546	13,355
Dividends on preferred stock	216	—	—
Net income available for common stockholders	$1,874	$15,546	$13,355
Earnings per common share (EPS), basic	$0.16	$1.29	$1.11
Weighted average number of common shares outstanding, basic	12,053,084	12,047,792	12,060,191
Earnings per common share, diluted	$0.15	$1.27	$1.08
Weighted average number of common shares outstanding, diluted	12,159,174	12,284,854	12,363,198

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Stockholders’ Equity and Comprehensive Income
Years ended December 31, 2008, 2007, and 2006

Consolidated Statement of Stockholders’ Equity
(Dollars in thousands, except share amounts)						ACCUMULATED	TOTAL
				ADDITIONAL		OTHER	STOCK-
	PREFERRED	COMMON		PAID-IN	RETAINED	COMPREHENSIVE	HOLDERS’
	STOCK	SHARES	AMOUNT	CAPITAL	EARNINGS	LOSS, NET	EQUITY
Balances at December 31, 2005	$-	9,603,787	$96	$38,149	$68,945	$(1,997)	$105,193
Stock split (5-for-4)	-	2,410,282	24	(33)	-	-	(9)
Cash dividends declared		-	-	-	(3,706)	-	(3,706)
Options exercised, including related tax benefit	-	122,920	1	1,058	-	-	1,059
Stock compensation expense, net of tax benefit	-	-	-	287	-	-	287
Net income	-	-	-	-	13,355	-	13,355
Shares repurchased	-	(43,290)	-	(31)	(642)	-	(673)
Other comprehensive loss, net of tax benefit of $(165)	-	-	-	-	-	(307)	(307)
Balances at December 31, 2006	-	12,093,699	121	39,430	77,952	(2,304)	115,199
Adoption of fair value option	-	-	-	-	(4,532)	-	(4,532)
Cash dividends declared	-	-	-	-	(4,094)	-	(4,094)
Options exercised, including related tax benefit	-	108,818	-	813	-	-	813
Stock compensation expense, net of tax benefit	-	-	-	213	-	-	213
Net income	-	-	-	-	15,546	-	15,546
Shares repurchased	-	(178,832)	(1)	(134)	(2,703)	-	(2,838)
Other comprehensive income, net of tax provision of $963	-	-	-	-	-	1,789	1,789
Balances at December 31, 2007	-	12,023,685	120	40,322	82,169	(515)	122,096
Cash dividends declared
Common stock	-	-	-	-	(3,256)	-	(3,256)
Preferred stock	-	-	-	-	(216)	-	(216)
Options exercised, including related tax benefit	-	47,347	1	263	123	-	387
Stock compensation expense, net of tax benefit	-	-	-	196	-	-	196
Net income	-	-	-	-	2,090	-	2,090
Issuance of preferred stock	36,581	-	-	-	-	-	36,581
Warrants on issuance of preferred stock	-	-	-	2,389	-	-	2,389
Accretion of discount on preferred stock	35	-	-	-	(35)	-	-
Other comprehensive loss, net of tax benefit of $(79)	-	-	-	-	-	(145)	(145)
Balances at December 31, 2008	$36,616	12,071,032	$121	$43,170	$80,875	$(660)	$160,122

Consolidated Statement of Comprehensive Income
(Dollars in thousands, except share amounts)	YEARS ENDED DECEMBER 31,
	2008	2007	2006
Net income	$2,090	$15,546	$13,355
Unrealized gain (loss) on securities available-for-sale, netof tax provision (benefit) of $(178), $953, and $(165)	(330)	1,771	(307)
Reclassification adjustment for gains on securities included in net income, net of tax provision of $100, $10, and $0	185	18	—
Comprehensive income	$1,945	$17,335	$13,048
(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows
Years ended December 31, 2008, 2007, and 2006
	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands)	2008	2007	2006
Cash flows from operating activities:
Net income	$2,090	$15,546	$13,355
Adjustments to reconcile net income to netcash provided by (used in) operating activities:
Depreciation and amortization of premises and equipment	2,136	1,875	1,917
Provision for losses on loans	7,240	1,350	1,000
Increase in cash surrender value of bank owned life insurance	(980)	(684)	(661)
Amortization of retained servicing rights	39	44	6
Amortization of core deposit intangible	141	141	141
Deferred income taxes	(8,176)	(1,982)	178
Deferred loan fees, net	(654)	290	(9)
Gain on sale of loans	(128)	(199)	(483)
Stock-based compensation	196	213	287
Excess tax benefits from stock-based compensation	(30)	(231)	(314)
Net change in fair value of financial instruments	(912)	(1,081)	—
Purchase of securities held-for-trading	—	(46,413)	—
Proceeds from sales/calls on securities held-for-trading	—	112,162	—
Net (gain) loss on sales of securities available-for-sale	(285)	435	—
Net (gain) on calls of securities held-to-maturity	(113)	—	—
Net (gain) on FHLB advances	—	(569)	—
Net (gain) on sales of premises and equipment	(4)	—	—
Net loss (gain) on sale of real estate owned, investment property and other repossessed assets	3	—	27
Net change in accrued interest receivable and other assets	1,308	3,732	(562)
Net change in accrued interest payable, expenses and other liabilities	(797)	(733)	1,764
Impairment on securities available-for-sale (OTTI)	17,338	—	—
Net cash provided by operating activities	18,412	83,896	16,646
Cash flows from investing activities:
Loans originated, net of principal repayments	(154,195)	(91,242)	(133,462)
Purchases of securities held-to-maturity	(81,866)	(64,034)	(3,434)
Proceeds from sales/calls on securities held-to-maturity	96,550	5,000	—
Principal repayments on securities held-to-maturity	2,074	2,658	2,020
Purchases of securities available-for-sale	(149,022)	(76,198)	(5,716)
Proceeds from sales of securities available-for-sale	88,184	66,220	—
Principal repayments on securities available-for-sale	2,743	5,677	15,184
Net purchases of premises and equipment	(3,440)	(4,047)	(1,846)
Proceeds from sales/retirements of premises and equipment	6	15	195
Proceeds from sales/retirements of REO	4,434	—	74
Proceeds from loan participations sold	(4,269)	(6,818)	3,988
Change in CRA investment	(1,902)	(1,890)	—
Purchase of bank owned life insurance	—	(4,000)	—

Net cash used in investing activities	(200,703)	(168,659)	(122,997)
Subtotal, carried forward	$(182,291)	$(84,763)	$(106,351)

(See accompanying notes to consolidated financial statements.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows, Continued
Years ended December 31, 2008, 2007, and 2006
	YEARS ENDED
	DECEMBER 31,
(Dollars in thousands)	2008	2007	2006

Subtotal, brought forward	$(182,291)	$(84,763)	$(106,351)
Cash flows from financing activities:
Proceeds from issuance of common stock	357	582	736
Proceeds from issuance of preferred stock/warrants	38,970	—	—
Dividends paid	(3,794)	(3,978)	(3,603)
Repurchase of common stock	—	(2,838)	(673)
Excess tax benefits from stock-based compensation	30	231	314
Net increase in deposits	101,886	49,134	59,681
Net increase (decrease) in FHLB advances	18,000	(11,431)	7,000
Net increase (decrease) in securities sold under agreements to repurchase	25,765	24,915	44,652
Net proceeds from FRB borrowing	40,000	—	—
Net increase (decrease) in advance payments by borrowers for taxes and insurance
Proceeds from junior subordinated debentures payable	—	—	10,000
Net cash provided by financing activities	221,227	56,414	118,121
Net increase (decrease) in cash and cash equivalents	38,936	(28,349)	11,770
Cash and cash equivalents at beginning of period	14,530	42,879	31,109
Cash and cash equivalents at end of period	53,466	14,530	42,879

Supplemental disclosures of cash flow information –
Cash paid during the period for:
Interest	$47,494	$51,457	$40,241
Income taxes	7,150	5,600	6,700

Supplemental schedule of non-cash investing activities:
Mark-to-market on securities available-for-sale	223	(2,752)	472
Retirement of common stock in retained earnings	—	171	142
Dividends declared on common and preferred stock	3,471	4,094	3,706
Cumulative adjustment to equity for SFAS No.159	—	(3,162)	—
Transfer of loans to REO and other repossessed assets	6,000	—	—

(See accompanying notes to consolidated financial statements below.)

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(1) Summary of Significant Accounting Policies
The accounting and financial reporting policies of Cascade Financial Corporation (the “Corporation”) and its sole subsidiary, Cascade Bank (the “Bank”) conform to accounting principles generally accepted in the United States of America and to general practice within the financial institutions industry, where applicable. In preparing the consolidated financial statements, management makes estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of income and expense. Actual results could differ from those estimates. Material estimates that are particularly susceptible to significant change relates to the determination of the allowance for losses on loans, valuation of real estate acquired in connection with foreclosures or in satisfaction of loans and goodwill. In connection with the determination of the estimated losses on loans and foreclosed assets held-for-sale, management obtains independent appraisals for significant properties. Goodwill and other intangible assets with indefinite lives are not amortized but instead are periodically tested for impairment. Management performs an impairment analysis periodically, and at least annually. Management determined that there was no impairment as of December 31, 2008.  The valuation is determined using discounted cash flows of forecasted earnings, estimated sales price based on recent observable market transactions and market capitalization based on current stock price. If impairment was deemed to exist, a write-down of the asset would occur with a charge to earnings.  The impairment analysis requires management to make subjective judgments.  Events and factors that may significantly affect the estimates include, among others, competitive forces, customer behaviors and attrition, changes in revenue growth trends, cost structures, technology, changes in discount rates, and specific industry and market conditions.
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

(b) Cash Equivalents
The Corporation considers all interest-bearing deposits, Fed funds sold and short-term highly liquid investment securities with an original maturity of three months or less to be cash equivalents.

(c) Interest-Bearing Deposits with Financial Institutions
Interest-bearing deposits with other financial institutions are carried at cost and include interest-bearing deposits at the Federal Home Loan Bank.

(d) Federal Home Loan Bank (FHLB) Stock
As a member of the FHLB system, the Bank is required to maintain a minimum level of investment in FHLB stock based on specified percentages of its outstanding FHLB advances. The Bank's investment in FHLB stock is carried at par value ($100 per share), which reasonably approximates its fair value. The Bank may request redemption at par value of any stock in excess of the amount the Bank is required to hold. Stock redemptions are at the discretion of the FHLB. During 2002, the FHLB revised its capital structure from the issuance of one class of stock to two, B (1) and B (2) stock. Class B (1) stock can be sold back to the FHLB at cost, but is restricted as to purchase, sale and redemption. Class B (2) is not a required investment for institutions and is not restricted to purchase and sale, but has the same redemption restrictions as Class B (1) stock. Included in the balance sheet as of December 31, 2008, and 2007, the Bank has $11.9 million and $0 of Class B (1) and B (2) stock.

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

(f) Mortgage Servicing Rights
Servicing assets are recognized when rights are acquired through the sale of mortgage loans or when the Bank originates and sells mortgage loans and retains the servicing. Loans serviced for others are not included in the accompanying consolidated balance sheets. In 2006, the Bank sold $34.1 million of commercial real estate and multifamily loans and retained the servicing. In the two previous years, the Bank had not retained the servicing on any loans sold. Capitalized servicing rights are reported in other assets. Mortgage loans serviced for others include whole loans sold. Loans being serviced totaled $23.1 million and $32.0 million at December 31, 2008, and 2007, respectively.
Servicing fee income is recorded for fees earned for servicing loans. The fees are based on a contractual percentage of the outstanding principal or a fixed amount per loan and are recorded as income when earned. The amortization of mortgage servicing rights is netted against loan servicing fee income.

(g) Marketing Costs
The Bank expenses most marketing costs as they are incurred, but some marketing costs are capitalized and amortized over the useful life of the expenditure. Marketing expense was $1.1 million, $1.2 million, and $1.1 million for the years ended December 31, 2008, 2007, and 2006, respectively.

(h) Comprehensive Income
Comprehensive income is comprised of net income and other comprehensive income. Other comprehensive income includes items previously recorded directly to equity, such as unrealized gains and losses on securities available-for-
sale and certain derivative instruments. Comprehensive income is presented with the consolidated statement of stockholders’ equity.

(i) Earnings per Common Share (EPS) Data
The Corporation displays basic and diluted EPS in the consolidated statement of income. Basic EPS is computed by dividing net income available for common stockholders, which is net income less dividends on preferred stock, by the weighted average number of shares outstanding during the year. Diluted EPS is computed by dividing net income available for common stockholders by diluted weighted average shares outstanding, which includes common stock equivalent shares outstanding using the treasury stock method, unless such shares are anti-dilutive. Common stock equivalents include stock options and warrants.

(j) Goodwill and Other Intangible Assets
Net assets of companies acquired in purchase transactions are recorded at fair value at the date of acquisition. Identified intangibles are amortized on an accelerated basis over the period benefited. Goodwill is not amortized but is reviewed for potential impairment on a quarterly basis at the reporting unit level. The impairment test is performed in two phases. The first step of the goodwill impairment test compares the fair value of the reporting unit with its carrying amount, including goodwill. If the fair value of the reporting unit exceeds its carrying amount, goodwill of the reporting unit is considered not impaired; however, if the carrying amount of the reporting unit exceeds its fair value, an additional procedure must be performed. That additional procedure compares the implied fair value of the reporting unit’s goodwill as defined in SFAS No. 142, Goodwill and Other Intangible Assets, with the carrying amount of that goodwill. An impairment loss is recorded to the extent that the carrying amount of goodwill exceeds its implied fair value. The excess cost over fair value of net assets acquired consists mainly of goodwill and core deposit premiums. Core deposit intangibles are amortized on a straight-line basis over 8 years. Intangibles are evaluated periodically, and at least annually, for impairment.

Goodwill and intangible assets consisted of the following at December 31, 2008, and 2007:

	GROSS CARRYING AMOUNT
Intangible assets carrying amount	2008	2007
Goodwill	$24,585	$24,585
Core deposit intangible, net	493	634
Total	$25,078	$25,219

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Carrying amount of the core deposit intangible asset at December 31, 2008 and 2007 was as follows:

	YEARS ENDED DECEMBER 31
Core deposit intangible asset	2008	2007
Gross carrying amount	$1,127	$1,127
Accumulated amortization	(634)	(493)
Net carrying amount	$493	$634

Amortization expense for each of the years ended December 31, 2008, 2007, and 2006 was $141. Estimated existing intangible asset amortization for the next five years is as follows:

Estimated amortization expense
For year ended 12/31/09	$141
For year ended 12/31/10	141
For year ended 12/31/11	141
For year ended 12/31/12	70
For year ended 12/31/13	—

(k) Loans
Almost all of the Corporation's loans are located in Washington State, primarily in the Puget Sound Region. At December 31, 2008, the Corporation's loans were classified as one-to-four-family residences (10%), multifamily residences (7%), real estate construction (32%), business (39%), consumer (2%), and commercial real estate (10%). Accordingly, the ultimate collectability of the Corporation's loan portfolio is susceptible to changes in the economic and real estate market conditions in the Puget Sound Region.
Business banking loans comprise 39% of the total loan portfolio. Most of the business banking loans are secured with collateral such as commercial property, business inventories, accounts receivable, equipment and personal property of the borrowers and/or guarantors. At December 31, 2008, $29.8 million in commercial and industrial loans were unsecured. Home equity loans and lines of credit account for the majority of the consumer loan portfolio.
Real estate loans originated by the Corporation are generally secured by 80% of the lesser of the appraised value or purchase price of the underlying property. The Corporation currently requires first mortgage, residential customers to obtain private mortgage insurance on all loans above an 80% loan-to-value ratio.
Loans that management has the intent and ability to hold for the foreseeable future or until maturity or pay-off generally are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Approximately 84% of Cascade’s loan portfolio is secured by real estate and a significant decline in real estate market values may require an increase in the provision for loan losses.  Over the last two years, there has been deterioration in the residential development market which has led to an increase in nonperforming loans and the allowance for loan losses.  A continued deterioration in this market, or deterioration in other segments of the loan portfolio, may lead to additional charges to the allowance for loan losses.

Interest Income
Interest is accrued only if deemed collectible. Accrual of interest income is generally discontinued when a loan becomes 90 days past due and accrued interest amounts are reversed. Once interest has been paid to date or management considers the loan to be fully collectible, it is returned to accrual status.
Loan origination fees and certain direct origination costs are deferred and amortized as an adjustment of the loan’s yield over the contractual life of the loan using the interest or straight-line method. In the event loans are sold, the remaining net deferred loan origination fees or costs are recognized as a component of the gains or losses on the sale of loans. When portfolio loans pay off before their contractual maturity, the remaining deferred fees or costs are recognized as interest income or expense.

Impairment of Loans and Allowance for Loan Losses
The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectability of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.
The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectability of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrowers’ ability to repay, estimated value of any underlying collateral and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

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
Large groups of smaller balance, homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures, unless such loans are the subject of a restructuring agreement.
The allowance for losses on loans is management’s best estimate of potential losses. While management uses available information to recognize losses on these assets, future additions to the allowances will be necessary based on changes in economic conditions, particularly in the Western Washington Region. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Corporation’s allowances for losses on loans. Such agencies may require the Corporation to recognize additions to the allowances, or change valuations, based on their judgments about information available to them at the time of their examinations.

(l) Loans Held for Sale
Loans held for sale includes mortgage loans and are reported at the lower of cost or market value.  Cost generally approximates market value, given the short duration of these assets. Gains or losses on the sale of loans that are held for sale are recognized at the time of the sale and determined by the difference between net sale proceeds and the net book value of the loans less the estimated fair value of any retained mortgage servicing rights. The Bank held $1.2 million in loans held for sale at December 31, 2008, and $129 in loans held for sale at December 31, 2007. Loans are sold without recourse on a best effort, servicing released basis.

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

(n) Real Estate Owned
Real estate owned includes real estate acquired in settlement of loans. Real estate owned is recorded at the lower of cost or fair value, based upon the most recent appraisal, less estimated costs to sell. Development, improvement and direct holding costs related to the property are capitalized. Any loss recorded at the time a foreclosure occurs is classified as a

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

charge-offagainst the allowance for loan losses. Losses that result from the ongoing periodic valuation of these properties are charged to operations in the period in which they are identified. There was $1.4 million of real estate owned at December 31, 2008, and no real estate owned at December 31, 2007.

(o) Premises and Equipment
Land is carried at cost. Buildings and equipment are stated at cost less accumulated depreciation. Straight-line depreciation is provided over the estimated useful lives of the respective assets. Leasehold improvements are amortized over the estimated useful lives of the improvements, or terms of the related leases, whichever is shorter.

(p) Income Taxes
The Corporation accounts for income taxes in accordance with SFAS No. 109 Accounting for Income Taxes (“SFAS No. 109”), under the liability method which requires recognition of deferred tax assets and liabilities for the expected future income tax consequences of transactions that have been included in the Consolidated Financial Statements. Under this method, deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. When circumstances warrant, we assess the likelihood that our net deferred tax assets will more-likely-than-not be recovered from future projected taxable income.

(q) Stock-Based Compensation
The Corporation previously accounted for its stock option plan in accordance with the provisions of APB Opinion No. 25, Accounting for Stock Issued to Employees. Effective January 1, 2006, the Corporation adopted SFAS No. 123 (revised 2004), Share-Based Payment, (“SFAS No. 123(R)”) using the modified prospective method. SFAS No. 123(R) requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values. See Note 14 to the Consolidated Financial Statements for a further discussion on stock-based compensation.

(r) Interest Rate Swap Agreements
For asset/liability management purposes, the Corporation has used interest rate swap agreements to hedge various exposures or to modify interest rate characteristics of various instruments. Interest rate swaps are contracts in which a series of interest rate flows are exchanged over a prescribed period. The notional amount on which the interest payments are based is not exchanged. Such derivatives are linked to specific assets or liabilities, and have a high correlation between the contract and the underlying item being hedged, both at inception and throughout the hedge period.  The Corporation had no interest rate swap agreements at December 31, 2008 or December 31, 2007.
Interest rate swap agreements are utilized to convert a portion of variable-rate debt to a fixed rate (cash flow hedge), or to convert a portion of fixed-rate assets to a variable-rate (fair value hedge).
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

(u) Reclassifications
Certain balances have been reclassified to conform to the 2008 presentation.

(v) Recent Accounting Pronouncements
In November 2007, the SEC issued Staff Accounting Bulletin No. 109, Written Loan Commitments Recorded at Fair Value through Earnings (“SAB 109”). SAB 109 provides guidance on the accounting for written loan commitments recorded at fair value under GAAP. Specifically, the SAB revises the Staff’s views on incorporating expected net future cash flows related to loan servicing activities in the fair value measurement of a written loan commitment.  SAB 109, which supersedes SAB 105, Application of Accounting Principles to Loan Commitments, requires the expected net future cash flows related to the associated servicing of the loan be included in the measurement of all written loan commitments that are accounted for at fair value through earnings. SAB 109 is effective on January 1, 2008, for the Corporation. Adoption of SAB 109 is not expected to have a material impact on the Corporation’s financial statements.
In December 2007, FASB issued SFAS No. 141 (revised), Business Combinations. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R) also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. This statement applies prospectively to business combinations for which the acquisition date is on or after January 1, 2009. Accordingly, the Corporation will apply SFAS 141(R) to business combinations occurring on or after January 1, 2009.
In December 2007, the FASB issued SFAS No. 160, Noncontrolling Interests in Consolidated Financial Statements, an amendment of ARB No. 51.  SFAS 160 establishes accounting and reporting standards that require that the ownership interests in subsidiaries held by parties other than the parent be clearly identified, labeled, and presented in the consolidated statement of financial position within equity, but separate from the parent’s equity; the amount of consolidated net income attributable to the parent and to the noncontrolling interest be clearly identified and presented on the face of the consolidated statement of income; and changes in a parent’s ownership interest while the parent retains its controlling financial interest in its subsidiary be accounted for consistently. SFAS 160 also requires that any retained noncontrolling equity investment in the former subsidiary be initially measured at fair value when a subsidiary is deconsolidated. SFAS 160 also sets forth the disclosure requirements to identify and distinguish between the interests of the parent and the interests of the noncontrolling owners. SFAS 160 applies to all entities that prepare consolidated financial statements, except not-for-profit organizations, but will affect only those entities that have an outstanding noncontrolling interest in one or more subsidiaries or that deconsolidate a subsidiary. SFAS 160 is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. Earlier adoption is prohibited. SFAS 160 must be applied prospectively as of the beginning of the fiscal year in which SFAS 160 is initially applied, except for the presentation and disclosure requirements. The presentation and disclosure requirements are applied retrospectively for all periods presented.  The Corporation does not have a noncontrolling interest in one or more subsidiaries. Accordingly, the Corporation does not anticipate that the initial application of SFAS 160 will have an impact on our financial statements.
In October 2008, the FASB issued FASB Staff Position (“FSP”) FAS No. 157-3, Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active. The FSP clarifies the application of FAS No. 157, Fair Value Measurements, when the market for a financial asset is not active. The FSP was effective upon issuance, including reporting for prior periods for which financial statements have not been issued. The adoption of the FSP for reporting as of December 31, 2008, did not have a material impact on the Corporation’s consolidated financial statements.
  On January 12, 2009, FASB issued FSP Emerging Issues Task Force (“EITF”) 99-20-1, Amendments to the Impairment Guidance of EITF Issue No. 99-20. FSP EITF 99-20-1 addresses certain practice issues in EITF No. 99-20, Recognition of Interest Income and Impairment on Purchased Beneficial Interests and Beneficial Interests That Continue to Be Held by a Transferor in Securitized Financial Assets, by making its other-than-temporary impairment assessment guidance consistent with SFAS No. 115, Accounting for Certain Investments in Debt and Equity Securities. FSP EITF 99-20-1 removes the reference to the consideration of a market participant's estimates of cash flows in EITF 99-20, and instead requires an assessment of whether it is probable, based on current information and events, that the holder of the security will be unable to collect all amounts due according to the contractual terms.  If it is probable that there has been an adverse change in estimated cash flows, an other-than-temporary impairment is deemed to exist, and a corresponding loss shall be

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

recognized in earnings equal to the entire difference between the investment’s carrying value and its fair value at the balance sheet date of the reporting period for which the assessment is made.  This FSP is effective for interim and annual reporting periods ending after December 15, 2008, and shall be applied prospectively. The impact of adoption did not have a material impact on the Corporation’s consolidated financial statements.

(2) Restricted Assets
Federal Reserve Board regulations require that the Bank maintain certain minimum reserve balances as either cash on hand, in the vault or on deposit with the Federal Reserve Bank. No deposit was required to be held at the Federal Reserve as of December 31, 2008, and December 31, 2007, due to a reclassification of deposits.

(3) Securities
A summary of securities at December 31, 2008 and December 31, 2007, follows:

	DECEMBER 31, 2008
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$42,250	$288	$-	$(281)	$(405)	$41,852
Agency notes	81,149	368	-	(145)	-	81,372
Corporate/other	1,294	-	-	(840)	-	454
Total	$124,693	$656	$-	$(1,266)	$(405)	$123,678

	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$20,484	$195	$14	$(139)	$(9)	$20,545
Agency notes	99,335	442	-	(396)	-	99,381
Corporate/other	775	-	-	-	-	775
Total	$120,594	$637	$14	$(535)	$(9)	$120,701

	DECEMBER 31, 2007
	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities available-for-sale
MBS	$26,286	$2	$5	$(71)	$(795)	$25,427
Agency notes	57,366	67	-	-	-	57,433
Total	$83,652	$69	$5	$(71)	$(795)	$82,860

	AMORTIZED COST	GROSS UNREALIZED GAINS LESS THAN 1 YEAR	GROSS UNREALIZED GAINS MORE THAN 1 YEAR	GROSS UNREALIZED LOSSES LESS THAN 1 YEAR	GROSS UNREALIZED LOSSES MORE THAN 1 YEAR	FAIR VALUE
Securities held-to-maturity
MBS	$22,556	$28	$-	$-	$(643)	$21,941
Agency notes	113,907	67	-	(246)	(149)	113,579
Corporate/other	775	-	-	-	-	775
Total	$137,238	$95	$-	$(246)	$(792)	$136,295

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

At December 31, 2008, the Bank had five securities with a gross unrealized loss totaling $405 in our available-for-sale portfolio with a fair value of $10.0 million that had an unrealized loss for greater than one year and two held-to-maturity securities with a gross unrealized loss totaling $9 with a fair value of $2.0 million that have had an unrealized loss for more than one year. The only impairment on available-for-sale securities was in the MBS category, which accounted for 100% of the total impairment. As of December 31, 2008, the Bank had sixteen available-for-sale and eight held-to-maturity securities included in the temporarily impaired report, compared to fourteen available-for-sale and twenty held-to-maturity with unrealized gains. The temporary impairment was less than 3% of the total book value of investments. Temporarily impaired securities are a result of an increase in credit spreads and are expected to regain their value as the securities near maturity and/or market rates decline; other-than-temporarily impaired securities are a result of contractual failure by the issuer and are not expected to rebound and are considered not collectable.
Certain investment securities shown above currently have fair values less than amortized cost and therefore contain unrealized losses. The Corporation has evaluated these securities and has determined that the decline in value is temporary and is related to the change in market interest rates since purchase. All are rated AAA for credit quality by at least one major rating agency. The decline in value is not related to any company or industry specific event. The Corporation anticipates full recovery of par value with respect to these securities at maturity or sooner in the event of a more favorable market interest rate environment.
On September 7, 2008, the U.S. Treasury, the Federal Reserve and the Federal Housing Finance Agency (“FHFA”) announced that FHFA was placing Fannie Mae and Freddie Mac under conservatorship and would eliminate dividends on FNMA and FHLMC common and preferred stock. On September 9, 2008, Cascade reported that as of June 30, 2008, the Bank owned preferred shares issued by FNMA ($10.2 million book value) and FHLMC ($8.4 million book value) with a combined adjusted book value of approximately $18.6 million.  As of September 30, 2008, the fair market value of these securities was $1.3 million.  With an amortized cost basis for the securities of $18.6 million, Cascade recorded a pre-tax OTTI charge of $17.3 million, resulting in a charge net of taxes of $11.3 million to third quarter 2008 earnings.  As of September 30, 2008, the adjusted book value of these securities was $1.3 million. The fair value as of December 31, 2008, was $454.
As of December 31, 2008, and 2007, the Corporation was required to maintain 89,350 and 81,050 shares, respectively, of $100 par value FHLB stock.
Accrued interest receivable on securities and interest-bearing deposits was $2.7 million and $2.2 million at
December 31, 2008, and 2007, respectively.

Proceeds from the sales of securities available-for-sale and gross realized gains and losses are summarized as follows for the year ended December 31, 2008, 2007, and 2006:

	PROCEEDS	GAINS	LOSSES
Year ended December 31, 2008	$88,184	$374	$(89)
Year ended December 31, 2007	66,220	55	(490)
Year ended December 31, 2006	—	—	—

The following table shows the contractual or expected maturities of the Corporation’s securities available-for-sale at December 31, 2008:

	WITHIN ONE YEAR	ONE TO FIVE YEARS	OVER FIVE TO TEN YEARS	OVER TEN YEARS	TOTAL
Amortized Cost
MBS	$22,517	$19,733	$-	$-	$42,250
Agency notes	-	-	71,100	10,049	81,149
Corporate/other	-	-	-	1,294	1,294
Total amortized cost	$22,517	$19,733	$71,100	$11,343	$124,693
Fair Value
MBS	$22,345	$19,507	$-	$-	$41,852
Agency notes	-	-	71,458	9,914	81,372
Corporate/other	-	-	-	454	454
Total fair value	$22,345	$19,507	$71,458	$10,368	$123,678

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The following table shows the contractual or expected maturities of the Corporation’s securities held-to-maturity at December 31, 2008:

	WITHIN ONE YEAR	ONE TO FIVE YEARS	OVER FIVE TO TEN YEARS	OVER TEN YEARS	TOTAL
Amortized Cost
MBS	$-	$-	$8,660	$11,824	$20,484
Agency notes	-	5,000	46,958	47,377	99,335
Corporate/other	-	-	-	775	775
Total amortized cost	$-	$5,000	$55,618	$59,976	$120,594
Fair Value
MBS	$-	$-	$8,552	$11,993	$20,545
Agency notes	-	5,059	46,944	47,378	99,381
Corporate/other	-	-	-	775	775
Total fair value	$-	$5,059	$55,496	$60,146	$120,701

Securities are classified based upon contractual maturity dates. Actual maturities may differ from contractual maturities because the borrowers have the right to prepay their obligations. The fair value of securities pledged as collateral to secure public deposits was $23.8 million at December 31, 2008, and $36.0 million at December 31, 2007. The fair value of securities pledged to the FHLB at December 31, 2008, was $23.5 million and $29.1 million at December 31, 2007. The fair value of securities pledged to fund repurchase agreements was $193.8 million at December 31, 2008, and $139.7 million at December 31, 2007.  The fair value of securities pledged at the Federal Reserve Bank for treasury tax and loan was $1.5 million at December 31, 2008 and $1.2 million at December 31, 2007. The Bank also had securities pledged with a fair value of $442 at the Federal Reserve Bank at December 31, 2008.

(4) Loans and Allowance for Loan Losses
A summary of loans at December 31, 2008, and 2007, follows:

	DECEMBER 31,	DECEMBER 31,
	2008	2007
Residential	$126,089	$98,384
Multifamily	86,864	11,397
Commercial real estate	122,951	120,421
Construction (1)	406,505	381,810
Business banking	485,060	468,453
Consumer	30,772	27,688
Total loans	1,258,241	1,108,153
Deferred loan fees, net	(3,069)	(3,724)
Allowance for loan losses	(16,439)	(11,653)
Net loans	$1,238,733	$1,092,776
Loans serviced for others	$23,131	$31,965

(1) Construction loans are net of loans in process.

Accrued interest on loans was $4.9 million and $5.9 million at December 31, 2008, and December 31, 2007, respectively. Loans to officers and directors totaled $1.4 million at December 31, 2008, $301 at December 31, 2007, and $311 at December 31, 2006. Repayments totaling $6, $10, and $6 were received and additional advances of $1.1 million, $0, and $17 were made for the years ended December 31, 2008, 2007, and 2006, respectively.
At December 31, 2008, the composition of the loan portfolio was as follows:

	FIXED	VARIABLE	ADJUSTABLE
Term to maturity	RATE	RATE (1)	RATE
Less than one year	$43,907	$319,832	$5,088
1-3 years	80,915	104,257	4,179
3-5 years	96,231	22,438	100,509
5-10 years	71,095	11,676	241,152
10-20 years	4,954	4,571	28,227
Over 20 years	6,660	13,881	98,669
Total	$303,762	$476,655	$477,824

(1)	Variable includes all Prime, LIBOR, or Treasury indexed loans with a repricing frequency of three months or less.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Nonaccrual loans totaled $40.3 million, $1.5 million, and $851, respectively, at December 31, 2008, December 31, 2007, and December 31, 2006. If interest on these loans had been recognized, such income would have been $871, $111, and $27, respectively, for the periods ended December 31, 2008, 2007, and 2006. The Corporation has no commitments to extend additional credit on loans that are nonaccrual. At December 31, 2008, 2007, and 2006, loans totaling $87.3 million, $29.1 million, and $9.4 million, were adversely classified loans. Of the adversely classified loans, $3.5 million, $451, and $223 were in foreclosure at December 31, 2008, 2007, and 2006, respectively. The average balances of adversely classified loans for the years ended December 31, 2008, and December 31, 2007, respectively, were $54.5 million and $9.2 million and the Corporation recognized $2.2 million and $561 of related interest income on such loans during the time they were adversely classified.
At December 31, 2008, 2007, and 2006, impaired loans totaled $83.4 million, $26.2 million, and $7.0 million, respectively. The Corporation conducts an impairment analysis on any loan exceeding $1.0 million when their ability to make all contractual payments in a timely basis is in question. At December 31, 2008, $83.4 million were subjected to impairment analysis. No impairment charges were taken and/or reserves established for $48.5 million of the analyzed loans. However, according to FAS114, the Bank is still required to report these loans as impaired since an impairment analysis was performed. The average balances during the years ended December 31, 2008, 2007, and 2006, were $47.8 million, $6.5 million and $10.0 million, respectively. The allowance for loan losses related to these loans was approximately $2.9 million, $1.2 million, and $932, at December 31, 2008, 2007, and 2006, respectively. Interest collected on impaired loans in cash and included in income was $4.5 million for 2008, $1.8 million for 2007, and $545 for 2006. If interest on these loans had been accrued, the additional amount of such income would have been $871, $111, and $23 at December 31, 2008, 2007, and 2006, respectively.
The Bank had no loans that were 90 days or more past due and still accruing at December 31, 2008. The Bank had three loans that were 90 days or more past due and still accruing totaling $11.6 million at December 31, 2007. These loans were secured by real estate and supported by then current appraised values.
At December 31, 2008, and 2007, respectively, loans of $171.3 million and $29.2 million represent real estate secured loans that have loan-to-value ratios above supervisory guidelines.
At December 31, 2008, the Corporation had outstanding commitments to grant loans of $3.9 million with fixed interest rates and $2.4 million with adjustable rates.
The Corporation had non-mandatory forward commitments totaling $127 and $0 to sell loans into the secondary market at December 31, 2008, and December 31, 2007, respectively.
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
Standby letters of credit and financial guarantees written are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support public and private borrowing arrangements, bond financing, and similar transactions. The Bank underwrites its standby letters of credit using its policies and procedures applicable to loans in general. Standby letters of credit are made on an unsecured and secured basis. The Bank has not been required to perform on any financial guarantees during the past two years. The Bank did not incur any losses on its commitments in 2008 or 2007.

At December 31, 2008, and 2007, the following financial instruments with off-balance sheet risk were outstanding:

	2008	2007
Commitments to grant loans	$6,327	$45,118
Unfunded commitments under lines of credit/loans in process	167,353	265,118
Standby letters of credit and financial guarantees written	5,116	5,171
Unused commitments on bankcards	13,868	12,840
Total	$192,664	$328,247

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

A summary of the allowance for losses on loans follows:

	YEARS ENDED DECEMBER 31,
	2008	2007	2006
Balances at beginning of year	$11,653	$10,988	$10,254
Off-balance sheet commitments	49	(142)	—
Provision for loss	7,240	1,350	1,000
Recoveries	1,282	135	148
Charge-offs	(3,785)	(678)	(414)
Balances at end of year	$16,439	$11,653	$10,988

(5) Premises and Equipment
A summary of premises and equipment follows:

	ESTIMATED	DECEMBER 31,	DECEMBER 31,
	USEFUL LIVES	2008	2007
Land	40 years Lease term 2-10 years	$4,291	$4,277
Buildings		13,106	11,394
Leasehold improvements		2,420	2,498
Furniture and equipment		13,293	14,066
		33,110	32,235
Accumulated depreciation and amortization		(17,647)	(18,075)
Total		$15,463	$14,160

Total depreciation and amortization expense was $2.1 million for the year ended December 31, 2008, and $1.9 million for each of the years ended December 31, 2007, and 2006, respectively.
The Bank leases space for various branches. These leases run for a period ranging from 20 months to 10 years and allow for established rent increases each year. Generally these leases require the Bank to pay all taxes, maintenance and utility costs, as well as maintain certain types of insurance. The annual lease commitments at December 31, 2008, are as follows:

Years ending December 31,	2009	$821
	2010	786
	2011	771
	2012	757
	2013	757
	Thereafter	8,315
	Total	$12,207

Rental expenses charged to operations were approximately $825, $763, and $693 for the years ended December 31, 2008, 2007, and 2006, respectively.

(6) Deposits
Deposits at December 31, 2008, and 2007, are summarized as follows:

	DECEMBER 31,	DECEMBER 31,
	2008	2007
Noninterest-bearing checking accounts	$84,033	$87,350
Interest-bearing checking accounts	102,810	50,840
Money market deposit accounts	193,448	315,967
Savings accounts	10,587	11,297
Certificates of deposit	615,904	439,442
Total	1,006,782	904,896

Time deposit accounts in amounts of $100 thousand or more totaled $462.3 million and $271.5 million at December 31, 2008, and December 31, 2007, respectively. Deposits held by executive officers and directors totaled $3.8 million at December 31, 2008, and $4.2 million at December 31, 2007. Included in these totals were $1.6 million and $2.6 million held in business accounts on which six directors have signing authority, at December 31, 2008, and December 31 2007, respectively.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

	WEIGHTED AVERAGE INTEREST RATE ON DEPOSITS	DEPOSIT ACCOUNTS WITH BALANCES IN EXCESS OF $100 THOUSAND	ACCRUED INTEREST PAYABLE ON DEPOSITS
December 31, 2008	2.24%	$710,863	$2,925
December 31, 2007	3.78	606,579	4,285

A summary of interest expense on deposits follows:

	YEARS ENDED DECEMBER 31,
	2008	2007	2006
Checking and money market accounts	$8,514	$13,061	$9,160
Savings accounts and time deposits	18,701	22,159	19,416
Total	$27,215	$35,220	$28,576

Maturities of time deposits at December 31, 2008, are as follows:

Years ending December 31,	2009	$587,094
	2010	10,332
	2011	3,239
	2012	2,153
	2013	2,915
	Thereafter	10,171
	Total	615,904

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
The junior subordinated debentures payable will mature on March 1, 2030, unless redeemed prior to such date if certain conditions are met.
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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(8) FHLB Advances
FHLB advances are summarized as follows:

		DECEMBER 31,		DECEMBER 31,
		2008		2007
			WEIGHTED		WEIGHTED
			AVERAGE		AVERAGE
			INTEREST		INTEREST
MATURITY DATE		AMOUNT	RATE	AMOUNT	RATE
At December 31,	2008	$—	—%	$2,000	3.51%
	2009	10,000	3.62	10,000	3.62
	2010	-	-	-	-
	2011	10,000	3.88	10,000	3.88
	2012	40,000	4.33	40,000	4.33
	2013	30,000	3.61	10,000	5.30
	Thereafter (1)	159,000	4.44	159,000	4.26
		$249,000	4.27%	$231,000	4.27%
(1)	December 31, 2007 includes $30,000 tied to the three-month Libor.

	YEARS ENDED DECEMBER 31,
	2008	2007
Maximum amount of outstanding FHLB advances at any month-end	$287,500	$264,790
Average amount of outstanding FHLB advances during the year	256,898	226,124

The Bank had $249.0 million in fixed-rate advances as of December 31, 2008, and the FHLB has the option to convert these advances to variable-rate advances after a specified period.
At December 31, 2008, the Bank had an unused line of credit from the FHLB-Seattle of $323.9 million subject to the availability of eligible collateral. The Bank’s credit line with the FHLB-Seattle is 35% of total assets, or up to approximately $572.9 million, and is subject to certain collateral requirements.
FHLB advances are collateralized by otherwise unencumbered permanent residential mortgages, investment grade securities, and other eligible real estate mortgages. Federal statute requires all members of the FHLB to maintain collateral on FHLB borrowings and advances equivalent to the amount borrowed on a daily basis.

(9) Securities Sold Under Agreements to Repurchase and Lines of Credit
The Corporation enters into sales of securities under agreements to repurchase (reverse repurchase agreements) that are treated as financing arrangements. Accordingly, the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheets, and the securities and cash underlying the agreements remain in the asset accounts. The securities underlying the agreements are under the Corporation’s control and are held by nationally known government security dealers who are recognized as primary dealers by the Federal Reserve Board, or other investment banking firms approved by the Corporation’s Board of Directors. At December 31, 2008, $10.5 million in cash was held as collateral as securities were called at the end of the year and not yet replaced.
Securities sold under agreements to repurchase the same securities consist of agency notes and/or mortgage-backed securities summarized as follows:

			UNDERLYING SECURITIES/CASH
		WEIGHTED	BOOK VALUE,
		AVERAGE	INCLUDING
	BALANCE	INTEREST	ACCRUED	MARKET
	OUTSTANDING	RATE	INTEREST	VALUE
December 31, 2008	$146,390	5.19%	$193,832	$193,846
December 31, 2007	120,625	3.23	140,523	139,722

Financial data pertaining to repurchase agreements follows:

	YEARS ENDED DECEMBER 31,
	2008	2007
Maximum amount of outstanding agreements at any month-end	$147,740	$120,625
Average amount of outstanding agreements during the year	124,211	107,516

The Corporation had $75.0 million of repurchase agreements that adjust to a spread based on a calculation using the three-month LIBOR every three months to maturity and $70 million that are fixed for the remainder of the agreement unless the lender terminates the agreement.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The Bank has Fed funds borrowing lines with three of its correspondent banks. One line is for $15.0 million and the other two facilities are for $10.0 million each. All three have no maturity dates. Interest rates for these lines are quoted at the time of borrowing and are subject to certain collateral requirements. The Bank used each of these lines during the year. The Bank also has the ability to borrow from the Federal Reserve Bank of San Francisco based on the amount of collateral pledged.
The Bank had an outstanding balance of $40.0 million in TAF borrowings at the Federal Reserve Bank at December 31, 2008, as detailed in the following table:

AMOUNT	INTEREST RATE	ORIGINATION DATE	MATURITY DATE
$10,000	1.39%	10/09/08	1/02/09
20,000	0.60	11/06/08	1/29/09
10,000	0.28	12/18/08	1/15/09
$40,000

(10) Income Taxes
Income tax expense (benefits) includes the following components:

	YEARS ENDED
	DECEMBER 31,
	2008	2007	2006
Current	$7,737	$9,365	$6,297
Deferred	(8,176)	(1,982)	178
Total	$(439)	$7,383	$6,475

As required by SFAS No. 109, the Corporation continually reviews the likelihood that deferred tax assets will be realized in future tax periods under the “more-likely-than-not” criteria. In making this judgment, SFAS No. 109 requires that all available evidence, both positive and negative, should be considered to determine whether, based on the weight of that evidence, a valuation allowance is required. As of December 31, 2008, the Corporation had $13.1 million of deferred tax assets and net deferred tax assets (after deferred tax liabilities) of $9.8 million related to the U.S. tax jurisdictions whose recoverability is dependent upon future profitability.
In the future, the Corporation’s effective tax rate could be adversely affected by several factors, many of which are outside of the Corporation’s control. The effective tax rate is affected by the proportion of revenues and income before taxes in the various domestic and international jurisdictions in which the Corporation operates. Further, the Corporation is subject to changing tax laws, regulations and interpretations in multiple jurisdictions in which the Corporation operates, as well as the requirements, pronouncements and rulings of certain tax, regulatory and accounting organizations. The Corporation estimates its annual effective tax rate each quarter based on a combination of actual and forecasted results of subsequent quarters. Consequently, significant changes in its actual quarterly or forecasted results may impact the effective tax rate for the current or future periods.
For the year ended December 31, 2008, the Corporation's effective tax rate was -26.6% compared to 32.2% and 32.7% for the years ended December 31, 2007 and 2006. A decrease in earnings, combined with decreased tax benefits related to interest on tax exempt loans and increases in cash surrender value of bank owned life insurance comprised the significant portion of the differences in the effective tax rates between 2008 and 2007.
Income tax expense differs from that computed by applying the U.S. federal income tax rate of 35% to pretax income for the years ended December 31, 2008, 2007 and 2006, as a result of the following:

	2008	2007	2006
Computed “expected” tax expense	$578	$8,025	$6,941
Bank owned life insurance (BOLI)	(343)	(239)	(231)
Tax exempt interest	(111)	(218)	(341)
Nondeductible stock-based compensation cost	65	68	101
Dividend on preferred stock	(223)	-	-
Other, net	(405)	(253)	5
Total	$(439)	$7,383	$6,475

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

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The following table presents major components of the net deferred tax asset (liability) resulting from differences between financial reporting and tax bases at December 31, 2008, and December 31, 2007:

	DECEMBER 31,	DECEMBER 31,
	2008	2007
Deferred tax assets:
Securities available-for-sale	$355	$277
Junior subordinated debentures	279	607
Premises and equipment	788	274
Loans	5,603	3,640
OTTI	6,068	-
Gross deferred tax assets	13,093	4,798
Deferred tax liabilities:
Deferred loan fees	(1,305)	(1,184)
Core deposit intangible	(173)	(222)
Premises and equipment	—	—
FHLB stock	(1,732)	(1,732)
Other	(55)	(86)
Gross deferred tax liabilities	(3,265)	(3,224)
Net deferred tax asset	$9,828	$1,574

A valuation allowance for deferred tax assets was not considered necessary at December 31, 2008, or 2007. Management believes the Corporation will fully realize its total deferred income tax assets as of December 31, 2008, and 2007, based upon its total deferred income tax liabilities, previous taxes paid and its current and expected future levels of taxable income.
The Corporation adopted the provisions of FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes, on January 1, 2007. The Corporation had no unrecognized tax benefits which would require an adjustment to the January 1, 2007 beginning balance of retained earnings. The Corporation had no unrecognized tax benefits at December 31, 2007, or December 31, 2008.
The Corporation recognizes interest accrued and penalties related to unrecognized tax benefits in tax expense. During the years ended December 31, 2008, and 2007, the Corporation recognized no interest and penalties.
The Corporation and its subsidiaries file income tax returns in the U.S. Federal jurisdiction. With few exceptions, the Corporation is no longer subject to U.S. federal or state/local income tax examinations by tax authorities for years before 2005.

(11) Earnings per Common Share
The following table presents EPS information:
	YEARS ENDED DECEMBER 31,
	2008	2007	2006
Net income	$2,090	$15,546	$13,355
Dividends on preferred stock	216	-	-
Net income available for common stockholders	1,874	15,546	13,355
Weighted average number of common shares outstanding, basic	12,053,084	12,047,792	12,060,191
Effect of dilutive stock options	106,090	237,062	303,007
Weighted average number of common shares outstanding, diluted	12,159,174	12,284,854	12,363,198

EPS, basic	$0.16	$1.29	$1.11
EPS, diluted	0.15	1.27	1.08

For purposes of calculating basic and diluted earnings per common share, the numerator of net income available for common stockholders is the same. There were outstanding options to purchase 399,385; 174,810; and 196,554 shares of common stock at December 31, 2008, December 31, 2007, and December 31, 2006, respectively that are considered non-dilutive and have been excluded from the above calculation. Non-dilutive options have an exercise price that is greater than the current market price of the stock. Also as of December 31, 2008, the warrant issued to the U.S. Treasury to purchase up to 863,442 shares of common stock in the fourth quarter of 2008 was not included in the computation of diluted EPS because the warrant’s exercise price was greater than the average market price of common shares.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(12) Stockholders’ Equity
(a) Restrictions on Dividends
Current regulations allow the Bank to pay dividends on its stock if its regulatory capital would not thereby be reduced below the amount required for the statutory capital requirements set by the Federal Deposit Insurance Corporation (FDIC). In November 2008, the Corporation issued preferred stock to the U.S. Treasury. As a provision of that issuance, the Corporation cannot increase its current cash dividend, currently 0.045 per quarter, without prior approval of the U.S. Treasury for three years or until November 2011.

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
Quantitative measures established by regulation to ensure capital adequacy require the Corporation and the Bank to maintain minimum amounts and ratios (set forth in the following table) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined) and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2008, and 2007, that the Corporation and the Bank met all capital adequacy requirements to which they are subject. To be categorized as well-capitalized, an institution must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the following tables.
At December 31, 2008, banking regulations required institutions to have a minimum total risk-based capital to risk-weighted assets ratio of 8% and a Tier 1 (core) capital to adjusted total assets ratio of 4%.
At December 31, 2008, the Bank was in compliance with the regulatory requirements for well-capitalized institutions.
As of December 31, 2008, the most recent notification from the FDIC categorized the Bank as well-capitalized under the regulatory framework for prompt corrective action. There are no conditions or events since the notification that management believes have changed the Bank's category.

	ACTUAL		MINIMUM REQUIREMENTS FOR CAPITAL ADEQUACY		WELL-CAPITALIZED REQUIREMENTS
CASCADE BANK	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2008:
Total risk-based capital to risk-weighted assets (1)	$177,318	13.32%	$106,493	8.00%	$133,116	10.00%
Tier I (core) capital to risk-weighted assets	160,786	12.08	53,247	4.00	79,870	6.00
Tier I (core) capital to average total assets	160,786	10.34	62,215	4.00	77,769	5.00
December 31, 2007:
Total risk-based capital to risk-weighted assets (1)	$135,345	10.91%	$99,248	8.00%	$124,059	10.00%
Tier I (core) capital to risk-weighted assets	123,550	9.96	49,624	4.00	74,436	6.00
Tier I (core) capital to average total assets	123,550	9.00	54,901	4.00	68,626	5.00

The Corporation, as a bank holding company regulated by the Federal Reserve, is also subject to capital requirements that are similar to those for Cascade Bank.
	ACTUAL		MINIMUM REQUIREMENTS FOR CAPITAL ADEQUACY		WELL-CAPITALIZED REQUIREMENTS
CASCADE FINANCIAL CORP	AMOUNT	RATIO	AMOUNT	RATIO	AMOUNT	RATIO
December 31, 2008:
Total risk-based capital to risk-weighted assets (1)	$176,681	13.26%	$106,579	8.00%	$133,224	10.00%
Tier I (core) capital to risk-weighted assets	160,149	12.02	53,290	4.00	79,934	6.00
Tier I (core) capital to average total assets	160,149	10.30	62,208	4.00	77,760	5.00
December 31, 2007:
Total risk-based capital to risk-weighted assets (1)	134,174	10.80%	$99,361	8.00%	$124,201	10.00%
Tier I (core) capital to risk-weighted assets	122,379	9.85	49,681	4.00	74,521	6.00
Tier I (core) capital to average total assets	122,379	8.90	55,032	4.00	68,790	5.00

(1)  The FDIC and the Federal Reserve require institutions to maintain Tier I capital of not less than one-half of total capital.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(13) Mortgage Servicing Rights
A summary of capitalized mortgage servicing rights, included in other assets at December 31, 2008, and December 31, 2007, follows:

	DECEMBER 31,
	2008	2007
Balance at beginning of year	130	$174
Additions	—	—
Amortization	(39)	(44)
Balance at end of year	$91	$130

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
The Corporation contributed $382, $336, and $313 to the plan for the years ended December 31, 2008, 2007, and 2006, respectively.

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
Options are granted to certain employees and directors at prices equal to the market value of the stock on the dates the options were granted. The options granted have a term of 10 years from the grant date. Incentive stock options granted to employees vest over a five-year period. Non-qualified options granted to directors vest over a four-year period. Compensation expense is recorded as if each vesting portion of the award is a separate award. The maximum number of options that may be issued under the plan is 937,500 (as adjusted for stock splits and dividends). The Corporation had 504,559 and 597,566 shares available for grant at December 31, 2008, and 2007, respectively.

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
Net compensation cost charged against income for stock-based compensation expense was $196 for 2008, and $213 for 2007. The total income tax benefit recognized in the income statement for stock based compensation arrangements was $30 for 2008, and $231 for 2007.
The fair values of the options granted to the Corporation’s employees were estimated on the date of grant using the Black-Scholes valuation model. The application of this valuation model involves assumptions that are judgmental and sensitive in the determination of compensation expense.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

The following table provides the range of assumptions used for stock options granted:

	YEARS ENDED DECEMBER 31,
	2008	2007	2006
Risk-free interest rate	2.50%	4.75%	4.50%
Expected life in years	6	5	5
Expected volatility	24%	24%	24%
Dividend yield	2.90%	2.00%	2.03%

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
A summary of option activity as of, and for the year ended, December 31, 2008 is as follows:
	OPTIONS	WEIGHTED- AVERAGE EXERCISE PRICE PER SHARE	WEIGHTED- AVERAGE REMAINING CONTRACTUAL TERM (IN YEARS)	AGGREGATE INTRINSIC VALUE
Outstanding as of December 31, 2007	595,567	$9.87	5.13	$2,580,240
Granted	97,382	12.61
Exercised	(25,677)	6.13
Forfeited/Cancelled	(10,389)	10.37
Outstanding as of December 31, 2008	656,883	$10.41	5.07	$153,385

Exercisable as of December 31, 2008	441,658	$8.70	3.72	$153,385

All amounts have been adjusted retroactively to reflect the 5-for-4 stock split paid in May 2006.
All options granted have limited rights that enable a holder upon a change in control of the Corporation to elect to receive cash equal to the difference between the exercise price of the option and the fair market value of the common stock on the date of exercise. At December 31, 2008, and December 31, 2007, 441,658 and 384,696 shares, respectively, were fully exercisable.
The weighted average fair values of options granted under the Corporation's stock option plan were $2.59, $4.04, and $3.77, respectively for the years ended December 31, 2008, December 31, 2007, and December 31, 2006. The total intrinsic value of options exercised were $133, $1.1 million and $1.3 million, respectively, during the years ended December 31, 2008, 2007, and 2006. Total unrecognized compensation cost related to stock options was $233 as of December 31, 2008, $210 as of December 31, 2007, and $466 as of December 31, 2006. That cost is expected to be recognized over a weighted average period of 1.8 years. Cash received from options exercised under all share-based payment arrangements were $157, $576, and $670 for the years ended December 31, 2008, 2007 and 2006, respectively.

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
On January 16, 2008, the Cascade Bank Non-Qualified Deferred Compensation Plan was adopted. During 2007, one of the major projects of the Compensation Committee was to develop and recommend a plan to the Board of Directors that would provide specified benefits to a select group of management and highly compensated employees. Participants may contribute up to 50 percent of salary and 100 percent of their incentive to the Plan. In addition, the Compensation Committee has the authority to authorize an employer contribution to the Plan for these same employees. There were no employer contributions made for the year ended December 31, 2008. The contribution will be based upon the performance of the Bank as well as the individual performance of each employee. The Non-Qualified Deferred Compensation Plan will also be available to Directors. Each Director may contribute up to 100 percent of their director compensation to the Plan. No Corporation contributions will be made for Directors.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Employment Agreement
The Bank entered into an employment agreement with Carol K. Nelson dated November 27, 2007, which replaced a previous agreement dated July 12, 2005. This agreement replaced a prior agreement dated March 26, 2002, and extended on January 27, 2004. The current agreement may be terminated upon 90 days written notice.

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
The following table presents a summary of the fair value of the Corporation’s financial instruments:

	DECEMBER 31,		DECEMBER 31,
	2008		2007
	CARRYING	ESTIMATED	CARRYING	ESTIMATED
	VALUE	FAIR VALUE	VALUE	FAIR VALUE
Financial assets:
Cash and cash equivalents	$53,466	$53,466	$14,530	$14,530
Securities available-for-sale	123,678	123,678	82,860	82,860
Securities held-to-maturity	120,594	120,701	137,238	136,295
FHLB stock	11,920	11,920	11,920	11,920
Loans, net	1,238,733	1,260,455	1,092,776	1,110,897
Financial liabilities:
Deposit accounts	$1,006,782	$997,826	$904,896	$895,449
Borrowings	435,390	458,911	351,625	364,499
Junior subordinated debentures payable	15,465	11,569	15,465	14,649
Junior subordinated debentures payable, at fair value	10,510	10,510	11,422	11,422

Cash and Cash Equivalents
The carrying amount represents fair value.

Securities including mortgage backed securities and FHLB stock
Fair values are based on quoted market prices or dealer quotations when available or through the use of alternate approaches, such as matrix or model pricing, when market quotes are not readily available.

Loans
Fair values are estimated using current market interest rates to discount future cash flows for each of the different loan types. Interest rates used to discount the cash flows are based on U.S. Treasury yields or other market interest rates with appropriate spreads for each segment. The spread over the Treasury yields or other market rates is used to account for liquidity, credit quality and higher servicing costs. Prepayment rates are based on expected future prepayment rates, or, where appropriate and available, market prepayment rates.

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

Swaps
The fair value is calculated based on the discounted cash flow method, adjusted for changes in swap spreads to the underlying treasury securities. There were no swaps as of December 31, 2008 or 2007.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

Off-balance-sheet financial instruments
Commitments to extend credit, standby letters of credit and financial guarantees represent the principal categories of off-balance instruments (Note 4). The fair value of these commitments is not considered material because they are for a short period of time and subject to customary credit terms.

Fair Value Accounting
SFAS No. 159 generally permits the measurement of selected eligible financial instruments at fair value at specified election dates. Upon adoption of SFAS No. 159, the Corporation selected fair value measurement for certain available-for-sale and held-to-maturity investment securities, FHLB advances and Cascade Capital Trust I (junior subordinated debentures payable), which had fair values of approximately $68.1 million, $46.7 million and $12.1 million, respectively, on January 1, 2007. The Corporation also selected fair value measurement for an interest rate swap on a certificate of deposit with a notional value of $10.0 million and a fair value loss of $312 on January 1, 2007. SFAS No. 157 defines fair value, establishes a framework for measuring fair value under GAAP, and expands disclosures about fair value measurement.
Upon adoption of SFAS No. 157, there was no cumulative effect adjustment to beginning retained earnings and no impact on the financial statements, other than in conjunction with the adoption of SFAS No. 159, in the year ended December 31, 2007.

Initial Fair Value Adjustment on Adoption of SFAS 159
	JANUARY 1, 2007
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

Fair Value Gains (Losses)
PAR VALUE		TOTAL NET INCOME
$10,000	Interest rate swap	$57
45,000	FHLB advances	(70)
70,000	Investment securities HFT	518
10,000	Junior subordinated debentures	576
	Total	$1,081
	Adjusted for taxes	$703

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
Available-for-sale securities are priced using quoted prices (unadjusted) for identical assets in active markets
(Level 1) or through matrix pricing based on securities’ relationship to other benchmark quoted prices (Level 2).
Junior subordinated debentures payable are priced using discounted cash flows to the next available redemption date on the date of valuation based on recent issuances or quotations for comparable bank holding companies and are considered a Level 3 input method. At December 31, 2008, the Corporation had $10.5 million in junior subordinated debentures measured at fair value on a recurring basis.
Fair value adjustments to impaired collateral dependent loans are sometimes recorded to reflect partial write-downs based on the current appraised value of the collateral or internally developed models which contain management’s assumptions.
Fair value adjustments to real estate owned (REO) and other repossessed assets are recorded at the lower of carrying amount of the loan or fair value less selling costs.  Any write-downs based on the asset’s fair value at the date of acquisition are charged to the allowance for loan losses.  After foreclosure, management periodically performs valuations such that the real estate is carried at the lower of its new cost basis or fair value, net of estimated costs to sell.
The following table presents the balances of assets and liabilities measured at fair value on a recurring basis at December 31, 2008, and the total gains from these fair value adjustments for the year ended December 31, 2008.
	Fair Value at December 31, 2008				Year Ended December 31, 2008
Assets	Level 1	Level 2	Level 3	Total	Total Gains
Available-for-sale securities	$454	$123,224	$-	$123,678	$285
Total	$454	$123,224	$-	$123,678	$285
Liabilities
Junior subordinated debentures payable	$-	$-	$10,510	$10,510	$912
Total	$-	$-	$10,510	$10,510	$912

The change in fair market value of the junior subordinated debentures payable is recorded as a component of non-operating income.

The following table presents the balance of assets measured at fair value on a nonrecurring basis at December 31, 2008, and the total impairment resulting from these fair value adjustments for the year ended December 31, 2008.
	Fair Value at December 31, 2008				Year Ended December 31, 2008
Description	Level 1	Level 2	Level 3	Total	Total Impairment
Impaired loans	$-	$-	$83,368	$83,368	$2,874
REO and other repossessed assets	-	-	1,446	1,446	-
Total	$-	$-	$84,814	$84,814	$2,874

(16) On-Balance Sheet Derivative Instruments and Hedging Activities
Derivative Financial Instruments

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
The Corporation had non-mandatory forward commitments totaling $127 and $0 to sell loans into the secondary market at December 31, 2008, and December 31, 2007, respectively.

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

(18) Subsequent Event
In January 2009, Cascade was informed by the Washington Public Deposit Protection Commission (WPDPC) that the failure of a bank in Washington State had resulted in a $15.1 million shortfall in deposits held by Washington State municipalities. To prevent losses to public entities, Washington State requires that all financial institutions that receive public deposits must pledge collateral to the WPDPC and participate in a collateral pool established to protect public deposits that are not covered by FDIC insurance or the assets of the failed bank.  In February, Cascade was informed by the WPDPC that its share of the shortfall would be $368.
Subsequent to year end the FDIC voted to amend the restoration plan for the Deposit Insurance Fund (DIF).  The FDIC took action to ensure the continued strength of the insurance fund by imposing a special assessment on insured institutions of 20 basis points, implementing changes to the risk-based assessment system and setting rates beginning the second quarter of 2009.  The Company has not completed a full evaluation of the impact but believes its deposit insurance premium assessments will increase substantially from current levels.

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(19) Condensed Financial Information of Cascade Financial Corporation
Following are the condensed financial statements of Cascade Financial Corporation (parent only) for the period indicated:

BALANCE SHEET	DECEMBER 31, 2008	DECEMBER 31, 2007
Assets:
Cash	$287	$267
Investment in subsidiary	185,759	148,267
Other assets	1,292	2,011
	$187,338	$150,545
Liabilities and stockholders’ equity:
Other liabilities	$1,241	$1,562
Junior subordinated debentures payable	25,975	26,887
Preferred stock	36,616	—
Common stockholders’ equity	123,506	122,096
	$187,338	$150,545

INCOME STATEMENT	FOR THE YEARS ENDED DECEMBER 31,
	2008	2007	2006
Equity in undistributed net income of the subsidiary	$3,071	$16,745	$14,836
Interest income – junior subordinated debentures payable	64	64	58
Net gain on fair value of junior subordinated debentures payable	912	576	—
Operating expenses	(366)	(364)	(460)
Interest expense – junior subordinated debentures payable	(2,120)	(2,120)	(1,880)
Income before benefit from income taxes	1,561	14,901	12,554
Benefit from income taxes	529	645	801
Net income	$2,090	$15,546	$13,355

STATEMENT OF CASH FLOWS	FOR THE YEARS ENDED DECEMBER 31,
	2008	2007	2006
Cash flows from operating activities:
Net income	$2,090	$15,546	$13,355
Adjustments to reconcile net income to net cash used in operating activities:
Equity in net income of subsidiaries	(3,071)	(16,745)	(14,836)
Increase (decrease) in other assets	719	(31)	936
Decrease in other liabilities	(911)	(629)	(287)
Net cash used in operating activities	(1,173)	(1,859)	(832)
Cash flows from investing activities:
Dividends received from subsidiaries	4,600	7,300	4,250
Investment in subsidiary	(38,970)	—	(10,000)
Net cash (used in) provided by investing activities	(34,370)	7,300	(5,750)
Cash flows from financing activities:
Repurchase of common stock	—	(2,838)	(673)
Proceeds from exercise of stock options	387	813	1,050
Dividends paid	(3,794)	(3,978)	(3,603)
Proceeds from preferred stock/warrants	38,970	—	—
Proceeds from junior subordinated debentures payable	—	—	10,000
Net cash provided by (used in) financing activities	35,563	(6,003)	6,774
Net increase (decrease) in cash and cash equivalents	20	(562)	192
Cash and cash equivalents:
Beginning of year	267	829	637
End of year	$287	$267	$829

CASCADE FINANCIAL CORPORATION AND SUBSIDIARIES
Notes to Consolidated Financial Statements
(Dollars in thousands, except share amounts)

(20) Lines of Business
The Corporation and the Bank are managed by a legal entity and not by lines of business. The Bank’s operations include commercial banking services, such as lending activities, deposit products and other cash management services. The performance of the Bank as a whole is reviewed by the Board of Directors and Management Committee.
The Management Committee, which is the senior decision making group of the Bank, is comprised of six members including the President/CEO. Segment information is not necessary to be presented in the notes to the consolidated financial statements because operating decisions are made based on the performance of the Corporation as a whole.

(21) Selected Quarterly Financial Data (Unaudited)

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2008	2008	2008	2008
Interest income	$23,014	$22,793	$24,345	$22,419
Interest expense	12,539	11,348	11,508	11,291
Net interest income	10,475	11,445	12,837	11,128
Provision for loan losses	2,390	1,200	1,250	2,400
Other income	2,454	2,217	2,323	1,890
Other expense	6,935	7,251	24,500	7,193
Income (loss) before provision for income taxes	3,604	5,211	(10,590)	3,425
Provision (benefit) for income taxes	990	1,577	(3,971)	964
Net income (loss)	$2,614	$3,634	$(6,619)	$2,461
Dividends on preferred stock	-	-	-	216
Income available for common stock holders	$2,614	$3,634	$(6,619)	$2,245
Earnings (loss) per common share, basic	$0.22	$0.30	$(0.55)	$0.19
Earnings (loss) per common share, diluted	0.21	0.30	(0.55)	0.19

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2007	2007	2007	2007
Interest income	$22,631	$23,789	$23,378	$24,137
Interest expense	12,354	12,798	12,568	12,820
Net interest income	10,277	10,991	10,810	11,317
Provision for loan losses	250	250	350	500
Other income	2,051	1,834	1,942	1,739
Other expense	6,423	6,548	6,724	6,987
Income before provision for income taxes	5,655	6,027	5,678	5,569
Provision for income taxes	1,890	2,044	1,892	1,557
Net income	$3,765	$3,983	$3,786	$4,012
Earnings per share, basic	$0.31	$0.33	$0.32	$0.33
Earnings per share, diluted	0.30	0.32	0.31	0.33

	QUARTER ENDED
	MAR 31,	JUNE 30,	SEPT 30,	DEC 31,
	2006	2006	2006	2006
Interest income	$18,787	$20,249	$21,396	$22,226
Interest expense	9,267	10,561	11,440	12,000
Net interest income	9,520	9,688	9,956	10,226
Provision for loan losses	250	300	300	150
Other income	1,325	1,573	1,616	1,512
Other expense	5,875	6,036	6,349	6,326
Income before provision for income taxes	4,720	4,925	4,923	5,262
Provision for income taxes	1,548	1,598	1,609	1,720
Net income	$3,172	$3,327	$3,314	$3,542
Earnings per share, basic	$0.26	$0.28	$0.27	$0.29
Earnings per share, diluted	0.26	0.27	0.27	0.29

ANNUAL SHAREHOLDERS’ MEETING
The Annual Shareholders’ Meeting will be held at the Everett Golf & Country Club, 1500 52nd Street SE, Everett, Washington, on Tuesday, April 28, 2009, at 6:30 p.m. Pacific Time.

Cascade Financial
CORPORATION

BOARD OF DIRECTORS

Dennis R. Murphy, Ph.D. (1)
Chair of the Board, Cascade Financial Corporation
Provost, Western Washington University

David W. Duce, J.D. (1, 3, 5)
Vice Chair of the Board, Cascade Financial Corporation
Attorney, Duce Bastian Peterson

Carol K. Nelson (1, 4)
President and CEO, Cascade Financial Corporation

Richard L. Anderson, CPA (1, 2, 4)
Principal, Hascal, Sjoholm and Company, PLLC

Jim Gaffney (3, 4)
Owner and President, Gaffney Construction, Inc.

Janice Halladay (1, 3, 4)
Retired Bank Executive

Dwayne Lane (3, 5)
President, Dwayne Lane Auto Centers

Katherine M. Lombardo (3, 5)
Program Officer, Global Development Program, Bill & Melinda Gates Foundation

David R. O'Connor (1, 4, 5)
Co-Owner, Mobile Country Club

Craig Skotdal (2, 5)
President, Skotdal Real Estate

Ronald E. Thompson (2, 4)
President, Windermere Commercial NW and Windermere Property Management NW

G. Brandt Westover (2, 5)
Senior Vice President, UBS Financial Services, Inc.

1. Executive Committee
2. Audit and Finance Committee
3. Compensation Committee
4. Loan Committee
5. Corporate Governance and Nominating Committee

stock and 10-K information

The common stock of Cascade Financial Corporation is traded on the NASDAQ Global Select Market under the symbol CASB. As of December 31, 2008, there were approximately 2,600 shareholders of record.

All shareholders are encouraged to read Cascade's Form 10-K for the year ended December 31, 2008, as filed with the Securities and Exchange Commission (SEC). The Form 10-K includes the significant risk factors that could affect Cascade's projections and future operating performance. This annual report is qualified in its entirety by the information contained in the Form 10-K.

The Form 10-K, together with all other information filed by Cascade with the SEC, is available on the SEC's website at http://www.sec.gov. The Form 10-K will be furnished by Cascade, upon receipt of written request addressed to Cascade Financial Corporation, 2828 Colby Avenue, Everett, WA 98201.

STOCK TRANSFER AGENT
Mellon Investor Services, LLC
P.O. Box 3315, South Hackensack, NJ 07606
(800) 839-2983 (201) 329-8660 Foreign Shareholders
www.melloninvestor.com

AUDITORS
Moss Adams, LLP
2707 Colby Avenue, Suite 801, Everett, WA 98201

LEGAL COUNSEL
Keller Rohrback, LLP
1201 Third Avenue, Suite 3200, Seattle, WA 98101

SPECIAL COUNSEL
Anderson Hunter, PS
2707 Colby Avenue, Suite 1001, Everett, WA 98201

Cascade Bank management committee

Carol K. Nelson
President and Chief Executive Officer

Rob Disotell
EVP, Chief Credit Officer

Steve Erickson
EVP, Commercial Banking

LeAnne Harrington
EVP, Chief Administrative Officer

Lars Johnson
EVP, Chief Financial Officer

Debbie McLeod
EVP, Retail Banking

FSC logo

CASCADE BANK BRANCHES

CASCADE SERVICE CENTER
(800) 326-8787

COMMERCIAL SERVICE CENTER
(866) 570-6572

www.cascadebank.com

BELLEVUE
200 108th Ave. NE
(425) 455-2300

BURLINGTON
822 S Burlington Blvd.
360-707-2087

CLEARVIEW
17512 SR 9 SE, Snohomish
(360) 668-1243

CROSSROADS
15751 NE 15th St., Bellevue
(425) 643-6200

EVERETT/BROADWAY
2602 Broadway
(425) 259-1243

EVERETT/EVERGREEN WAY
6920 Evergreen Way
(425) 353-1243

EVERETT/MAIN OFFICE
2828 Colby Ave.
(425) 257-1745

EVERETT/SILVER LAKE
10524 19th Ave. SE
(425) 316-6700

HARBOUR POINTE
11700 Mukilteo Speedway, Mukilteo
(425) 290-7767

ISSAQUAH
1055 NW Maple Street
(425) 392-8000

ISSAQUAH/FRONT STREET
305 Front St. N
(425) 391-5500

LAKE STEVENS
8915 Market Place
(425) 334-8880

LYNNWOOD
19419 Highway 99
(425) 775-6666

MARYSVILLE
815 State Ave.
(360) 659-7614

NORTH MARYSVILLE
3711 88th St. NE
(360) 651-9200

NORTH BEND
139 Bendigo Blvd. N
(425) 831-1761

PINE LAKE
2902 228th Ave. SE, Sammamish
(425) 369-8322

SHORELINE
15225 Aurora Ave. N
(206) 365-7300

SMOKEY POINT
3532 172nd St. NE, Arlington
(360) 653-1900

SNOHOMISH
1101 Avenue D
(360) 862-9800

WOODINVILLE
17641 Garden Way NE
(425) 481-0820

Equal Opportunity Employer

Real people. Real attention.

SIGN UP FOR EMAILED REPORTS

Help Cascade Financial Corporation decrease costs, increase profits, and save paper. Sign up to receive future quarterly and annual reports via email at reports@cascadebank.com.